As filed with the Securities and Exchange Commission on November 15, 2022
Registration No. 333-267125

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MODEL PERFORMANCE MINI CORP.
(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
The Suns Group Center
200 Gloucester Road, 29th Floor
Wan Chai
Hong Kong
Telephone: +852 9258 9728
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Giovanni Caruso, Esq. Jane Tam, Esq. Loeb & Loeb, LLP 345 Park Avenue New York, NY 10154 (212) 407-4000 (212) 407-4990 — Facsimile	Jia Yan, Esq. Paul Hastings LLP 43/F Jing An Kerry Center Tower II, 1359 Nanjing West Road Shanghai 200040, PRC 86-21-6170 6269 — Facsimile

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: ☐
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2022
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
OF MODEL PERFORMANCE ACQUISITION CORP.
Proxy Statement dated November [•], 2022
and first mailed to shareholders on or about November [•], 2022.
Dear Shareholders:
You are cordially invited to attend the special meeting of the shareholders (the “Meeting”) of Model Performance Acquisition Corp. (“MPAC”, “we”, “our”, or “us”), which will be held at 10:00 a.m., Eastern Time, on December [•], 2022 at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at https://www.cstproxy.com/modelperformanceacquisition/sm2022. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our shareholders, we encourage shareholders to attend the Meeting virtually. Shareholders attending the Meeting virtually will be able to attend the Meeting and vote and submit questions during the Meeting via the live webcast. This proxy statement/prospectus includes additional instructions on how to access the Meeting via live webcast and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.
MPAC was incorporated as a British Virgin Islands business company in January 2021. It is a blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” The business combination will be completed through a two-step process consisting of the Reincorporation Merger (as defined below) and the Acquisition Merger (as defined below). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”
MPAC has entered into a merger agreement, dated as of August 6, 2021 (as amended on January 6 and September 29, 2022, and as may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between MPAC and MultiMetaVerse Inc., a Cayman Islands exempted company (“MMV” or the “Company”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of MPAC, MPAC will reincorporate to British Virgin Islands by merging with and into Model Performance Mini Corp., a British Virgin Islands business company (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); and (ii) Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into MMV resulting in MMV being a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among MPAC, PubCo, Merger Sub, MMV and certain shareholders of MMV (“Principal Shareholders”). The aggregate consideration for the Acquisition Merger is $300,000,000, payable in the form of 30,000,000 newly issued PubCo Ordinary Shares (as defined below) valued at $10.00 per share. Holders of MPAC ordinary shares will be asked to approve, among other things, the Merger Agreement and the other related Proposals. The combined company after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”
Pursuant to the terms of the Merger Agreement, upon the closing of the Business Combination, the former MPAC shareholders will receive the consideration specified below and currently outstanding shares of PubCo will be cancelled. At the Meeting, MPAC shareholders will be asked to consider and vote upon the following proposals:
1.   approval of the Reincorporation Merger and the Plan of Merger related thereto (the “Reincorporation Plan of Merger”), which we refer to as the “Reincorporation Merger Proposal” or “Proposal No. 1;”
2.   approval of the Acquisition Merger, which we refer to as the “Acquisition Merger Proposal” or “Proposal No. 2;”
3.   approval of the issuance of more than 20% of the issued and outstanding Class A ordinary shares pursuant to the terms of the Merger Agreement and the PIPE Investment (as defined below), and as required by and in accordance with NASDAQ Listing Rule 5635(a), (b) and (d), which we refer to as the “Nasdaq Proposal” or “Proposal No. 3;”

4.   approval to modify Regulation 24.5(c) (the “NTA Requirement”) in MPAC’s Existing Charter (defined below) by deleting the existing Regulation 24.5(c) and replacing it with the following: “24.5(c) The Company will not consummate any Business Combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.” in order to expand the methods that MPAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. This Proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 4.”
5.   approval to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above, which we refer to as the “Adjournment Proposal” or “Proposal No. 5” and, together with the Reincorporation Merger proposal, the Acquisition Merger Proposal and the Nasdaq Proposal, the “Proposals.”
If the MPAC shareholders approve the Reincorporation Merger Proposal and the Acquisition Merger Proposal, immediately prior to the consummation of the Business Combination, all outstanding units (“Units”) of MPAC (each of which consisting of (i) one MPAC Class A ordinary share, with no par value per share (“MPAC Class A ordinary share”), (ii) one-half of one warrant with one whole warrant entitling its holder to purchase one MPAC Class A ordinary share at a price of $11.50 per whole share (“MPAC Warrant”), and (iii) one right (“Right”) to receive one-tenth of one MPAC Class A ordinary share upon the consummation of an initial business combination) will separate into their individual components of MPAC Class A ordinary shares, MPAC Warrants and Rights will cease separate existence and trading. Upon the consummation of the Business Combination, MPAC Class B ordinary shares will automatically convert into MPAC Class A ordinary shares, and the current equity holdings of the MPAC shareholders shall be exchanged as follows:
•
Each MPAC Class A ordinary share issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each MPAC Class A ordinary share, PubCo shall issue to each MPAC shareholder (other than MPAC shareholders who exercise their redemption rights in connection with the Business Combination or the Charter Amendment Proposal) one validly issued PubCo Class A ordinary share, which, unless explicitly stated herein, shall be fully paid;

•
Each whole MPAC Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a warrant to purchase one PubCo Class A ordinary share (each, a “PubCo Warrant”) (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the MPAC Warrants; and

•
The holders of Rights issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Class A ordinary share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a PubCo Class A ordinary share shall receive, in lieu of such fractional share, one PubCo Class A ordinary share rounding up to the nearest whole PubCo Class A ordinary share.

It is anticipated that, upon consummation of the Business Combination, MPAC’s public shareholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 7.6% of the Combined Company, the investors in the PIPE Investment would own approximately 6.0% of the Combined Company (such that public shareholders, including investors in the PIPE Investment, would own approximately 13.6% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 5.0% in the Combined Company and the MMV shareholders would own approximately 81.4% of the outstanding Class A ordinary shares of the Combined Company. These relative percentages assume that (i) none of MPAC’s existing public shareholders exercise their redemption rights, as discussed herein; and (ii) there is no exercise of PubCo Warrants. If any of MPAC’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of MPAC’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination,” “Summary of the Proxy Statement/Prospectus — The Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
MPAC’s Units, Class A ordinary shares, warrants and rights are listed on the Nasdaq Capital Market under the symbols “MPACU”, “MPAC”, “MPACW” and “MPACR”, respectively. PubCo has applied to list the PubCo Class A ordinary shares and PubCo Warrants on the Nasdaq Capital Market under the symbols, “MMV” and “MMVW,” respectively, in connection with the Business Combination. MPAC cannot assure that PubCo Class A ordinary shares and PubCo Warrants will be approved for listing on the Nasdaq Capital Market.
Investing in PubCo securities involves a high degree of risk. We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 46.
After the Business Combination, the Combined Company will be a holding company primarily operating in China through its subsidiaries and contractual arrangements (the “VIE Agreements”) with variable interest entities (the “VIEs”), namely Shanghai Jupiter Creative Design Co., Ltd., a limited liability company established under PRC law (“Shanghai Jupiter”), and its subsidiaries. PRC laws, regulations, and rules restrict and impose conditions on direct foreign investment in certain types of business, and the Combined Company will therefore operate these businesses in China through VIEs. For a summary of the VIE Agreements, please see “Information about MMV — Corporate History of MMV.” After the Business Combination, the Combined Company will be the primary beneficiary of the VIEs, for accounting purposes, based upon the VIE Agreements. Accordingly, under U.S. GAAP, the results of the VIEs will be consolidated in the Combined Company’s financial statements. However, neither the investors in the Combined Company nor the Combined Company itself will have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIEs. As used in this prospectus, “we”, “us”, or “our” refers to Model Performance Acquisition Corp., and its subsidiaries, “PubCo” refers to Model Performance Mini Corp., the “Combined Company” refers to the combined company after the Business Combination, “MMV” refers to MultiMetaVerse Inc. and its subsidiaries and, in the context of describing MMV’s operations and consolidated financial information, the VIEs.
Cash is transferred among MMV, Shanghai Mi Ting Culture and Creative Co., Ltd., or the WFOE, and the VIEs, in the following manners: (i) funds are transferred to the WFOE, from MMV as needed through MultiMetaVerse HK Limited, or the Hong Kong Subsidiary in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by Shanghai Jupiter, to the WFOE, as service fees according to the VIE Agreements; (iii) dividends or other distributions may be paid by the WFOE, to MMV through the Hong Kong Subsidiary; and (iv) the WFOE and Shanghai Jupiter, lend to and borrow from each other from time to time for business operation purpose. As a holding company, MMV may rely on dividends and other distributions on equity paid by its subsidiaries, including the WFOE and other subsidiaries based in the PRC for its cash and financing requirements. If the WFOE or any other subsidiaries in PRC incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to MMV. Current PRC regulations permit WFOE to pay dividends to MMV through the Hong Kong Subsidiary only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. MMV is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in mainland China and Hong Kong Special Administrative Region of China (“Hong Kong” or “Hong Kong SAR”) through loans or capital contributions without restrictions on the amount of the funds. Hong Kong Subsidiary is also permitted under the laws of Hong Kong SAR to provide funding to MMV through dividend distributions without restrictions on the amount of the funds. As of the date of this proxy statement/prospectus, MMV has not transferred funds to the WFOE. In the future, however, cash proceeds raised from overseas financing activities, including the Business Combination, may be transferred by MMV to the WFOE via capital contribution or shareholder loans. As of the date of this proxy statement/ prospectus, there have not been any such dividends or other distributions from WFOE to the Hong Kong Subsidiary. In addition, none of MMV’s subsidiaries have ever issued any dividends or distributions to MMV or their respective shareholders outside of China. As of the date of this prospectus, Shanghai Jupiter has not remitted any services fees to the WFOE. MMV currently has not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between MMV, the WFOE, the VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. For more details, see “Summary of the Proxy Statement/Prospectus — Assets Transfer between MMV and the VIEs” and “Summary of the Proxy Statement/Prospectus — Dividends or Distributions Made to MMV and U.S. Investors by MMV’s Subsidiaries and the VIEs and Tax Consequences.”
After the Business Combination, the corporate structure of the Combined Company will be subject to risks relating to its contractual arrangements with Shanghai Jupiter and its shareholders. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future, the Combined Company could be subject to severe penalties or be forced to relinquish its interests in the VIEs or forfeit its rights under the contractual arrangements. After the Business

Combination, the Combined Company and investors in PubCo Ordinary Shares and PubCo Warrants will face uncertainty about potential future actions by the PRC government, which could affect the enforceability of the Combined Company’s contractual arrangements with Shanghai Jupiter and, consequently, significantly affect the Combined Company’s financial condition and results of operations. If the Combined Company is unable to claim its right to control the assets of the VIEs, PubCo Ordinary Shares and PubCo Warrants may decline in value or become worthless. See “Risk Factors — Risks Related to MMV’s Corporate Structure.”
After the Business Combination, the Combined Company will face various legal and operational risks and uncertainties relating to doing business in China. The Combined Company will operate its business primarily in China, and is subject to complex and evolving PRC laws and regulations. For example, the Combined Company will face risks relating to regulatory approvals on overseas listings, anti-monopoly regulatory actions, oversight on cybersecurity, data security and data privacy, and the lack of adequate inspection on its auditors by the Public Company Accounting Oversight Board (United States), or the PCAOB. Further, the PRC government has significant oversight and discretion over the conduct of the Combined Company’s business and may intervene with or influence its operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the Combined Company’s industry that could adversely affect its business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like the Combined Company. Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to the Combined Company and investors in PubCo Ordinary Shares and PubCo Warrants, hinder the Combined Company’s ability to offer or continue to offer PubCo Ordinary Shares and PubCo Warrants, result in a material adverse effect on its business operations, and damage its reputation, which might further cause PubCo Ordinary Shares and PubCo Warrants to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China.”
On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the Holding Foreign Companies Accountable Act (the “HFCAA”). Under such rules, an issuer that has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction will be identified by the SEC as a “Commission-Identified Issuer.” The SEC will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If MMV is identified as a Commission-Identified Issuer and has a “non-inspection” year, there is no assurance that it will be able to take remedial measures in a timely manner. Besides, pursuant to the HFCAA, on December 16, 2021, the PCAOB issued its determinations (the “PCAOB Determination”) that they are unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong. The Determination includes lists of public accounting firms headquartered in mainland China and Hong Kong that the Board is unable to inspect or investigate completely. MMV’s auditor, Marcum Asia CPAs LLP (formerly known as Marcum Bernstein & Pinchuk LLP), an independent registered public accounting firm headquartered in Manhattan, New York, was not included in the PCAOB Determination. MMV’s auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis with the last inspection in 2020. Although MMV believes that the HFCAA and the related regulations do not currently affect MMV, MMV cannot assure you that there will not be any further implementations and interpretations of the HFCAA or the related regulations, which might pose regulatory risks to and impose restrictions on us because of MMV’s operations in mainland China. Recent developments with respect to audits of China-based companies, such as MMV, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, Pubco’s investors may be deprived of the benefits of PCAOB’s oversight of the auditor of MMV through such inspections. For more details, see “Risk Factors — Risks Related to Doing Business in China — MMV’s independent registered public accounting firm’s audit documentation related to their audit reports included in this joint proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S.

national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.”
On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance (“MOF”) of the People’s Republic of China, which governs inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol released by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. It is possible when the PCAOB reassesses its determinations by the end of 2022, it could determine that it is still unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong.
We expect that Mr. Yiran Xu will hold a majority of the voting power of the PubCo following the Business Combination. Accordingly, the Combined Company will be a controlled company under Nasdaq Listing Rule 5615 (c). For so long as the Combined Company remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, the investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. The Combined Company’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price. Please see “Risk Factors — As a “controlled company” under the rules of the NASDAQ Listing Rule, the PubCo may choose to exempt from certain corporate governance requirements that could have an adverse effect on the public shareholders.”
As of September 30, 2022, there was approximately $23.4 million in MPAC’s trust account (the “Trust Account”). On November 14, 2022, the last sale price of MPAC Class A ordinary shares was $10.42 per share.
Pursuant to MPAC’s Memorandum and Articles of Association, as amended and restated on September 28, 2022 (the “Existing Charter”), MPAC is providing its public shareholders with the opportunity to redeem all or a portion of their MPAC Class A ordinary shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in MPAC’s Trust Account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding MPAC Class A ordinary shares that were sold as part of the MPAC Units in MPAC’s initial public offering (“IPO”), subject to the limitations described therein. MPAC estimates that the per-share price at which public shares may be redeemed from cash held in the Trust Account will be approximately $10.46 at the time of the Meeting. MPAC’s public shareholders may elect to redeem their shares even if they vote for the Reincorporation Merger or do not vote at all. MPAC has no specified maximum redemption threshold under MPAC’s Existing Charter. Holders of outstanding MPAC Warrants and Rights do not have redemption rights in connection with the Business Combination or the Charter Amendment Proposal.
MPAC is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Meeting and at any adjournments or postponements of the Meeting. The Initial Shareholders, who as of the Record Date owned 292,500 Units and 1,437,500 MPAC Class B ordinary shares, or approximately 42.9% of the outstanding MPAC ordinary shares, agreed to vote all their shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, which transactions comprise the Business Combination, and intends to vote for the Nasdaq Proposal and the Adjournment Proposal, although there is no agreement in place with respect to voting on those proposals.
Each shareholder’s vote is very important. Whether or not you plan to participate in the Meeting, please submit your proxy card without delay. Shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting at the Meeting if such shareholder subsequently chooses to participate in the Meeting.
MPAC’s board of directors unanimously recommends that MPAC shareholders vote “FOR” approval of each of the Proposals. When you consider MPAC’s board of directors’ recommendation of these Proposals,

you should keep in mind that MPAC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See the section titled “The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination.”
/s/ Claudius Tsang

Chairman and Chief Executive Officer
Model Performance Acquisition Corp.
November [•], 2022
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

HOW TO OBTAIN ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about MPAC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by MPAC with the SEC, such information is available without charge upon written or oral request. Please contact our proxy solicitor:
ADVANTAGE PROXY
P.O. Box 13581 Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Meeting, or no later than            , 2022. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about MPAC and MMV. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither MPAC nor MMV has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

MODEL PERFORMANCE ACQUISITION CORP.
The Suns Group Center
200 Gloucester Road, 29th Floor
Wan Chai, Hong Kong
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
MODEL PERFORMANCE ACQUISITION CORP.
To Be Held on December [•], 2022
To Model Performance Acquisition Corp. Shareholders:
NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the shareholders of Model Performance Acquisition Corp. (“MPAC,” “we”, “our”, or “us”), which will be held at 10:00 a.m., Eastern Time, on December [•], 2022 (the “Meeting”) at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at
https://www.cstproxy.com/modelperformanceacquisition/sm2022. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our shareholders, we encourage shareholders to attend the Meeting virtually.
During the Meeting, MPAC’s shareholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:
•
To approve the merger of MPAC with and into Model Performance Mini Corp., a British Virgin Islands business company (“PubCo”), with PubCo remaining as the surviving publicly traded entity, and the Reincorporation Plan of Merger. This Proposal is referred to as the “Reincorporation Merger Proposal” or “Proposal No. 1.”

•
To approve the transactions contemplated under the Merger Agreement, dated as of August 6, 2021 (as amended on January 6 and September 29, 2022, and as may be amended from time to time, the “Merger Agreement”), by and among MPAC, PubCo, Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”) and MultiMetaVerse, Inc., a Cayman Islands exempted company (“MMV” or the “Company”), (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A. This Proposal is referred to as the “Acquisition Merger Proposal” or “Proposal No. 2.”

•
To approve: (i) for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding MPAC Class A ordinary shares and the resulting change in control in connection with the Business Combination, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Class A ordinary shares in connection with the PIPE Investment (as defined herein) upon the consummation of the Business Combination. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal No. 3.”

•
To approve modifying Regulation 24.5(c) (the “NTA Requirement”) in MPAC’s Existing Charter by deleting the existing Regulation 24.5(c) and replacing it with the following: “24.5(c) The Company will not consummate any Business Combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.” in order to expand the methods that MPAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. This Proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 4.”

•
To approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event MPAC does not receive the requisite shareholder vote to approve the Proposals. This Proposal is referred to as the “Adjournment Proposal” or “Proposal No. 5.”

The Acquisition Merger Proposal is conditioned upon the approval of Proposal No. 1. Proposals No. 1, 3 and 4 are dependent upon approval of the Acquisition Merger Proposal. It is important for you to note that in the event that the Acquisition Merger Proposal is not approved, MPAC will not consummate the

Business Combination. If MPAC does not consummate the Business Combination and fails to complete an initial business combination by January 12, 2023, MPAC will be required to dissolve and liquidate, unless the date by which the Business Combination may be consummated is extended to April 12, 2023 as allowed under our Memorandum and Articles of Association, as amended and restated on September 28, 2022 (the “Existing Charter”).
Approval of the Acquisition Merger Proposal, the Nasdaq Proposal, the Charter Amendment Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof.
As of November 14, 2022, there were 2,591,006 MPAC Class A ordinary shares and 1,437,500 Class B ordinary shares issued and outstanding and entitled to vote. Only holders of MPAC ordinary shares of record as of the close of business on November 15, 2022 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to MPAC shareholders on or about November [•], 2022.
Investing in the Combined Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 46 of this proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in the Combined Company’s securities.
After the Business Combination, the Combined Company will be a holding company primarily operating in China through its subsidiaries and contractual arrangements (the “VIE Agreements”) with variable interest entities (the “VIEs”), namely Shanghai Jupiter Creative Design Co., Ltd., a limited liability company established under PRC law (“Shanghai Jupiter”), and its subsidiaries. PRC laws, regulations, and rules restrict and impose conditions on direct foreign investment in certain types of business, and the Combined Company will therefore operate these businesses in China through VIEs. For a summary of the VIE Agreements, please see “Information about MMV — Corporate History of MMV.” After the Business Combination, the Combined Company will be the primary beneficiary of the VIEs, for accounting purposes, based upon the VIE Agreements. Accordingly, under U.S. GAAP, the results of the VIEs will be consolidated in the Combined Company’s financial statements. However, neither the investors in the Combined Company nor the Combined Company itself will have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIEs. As used in this prospectus, “we”, “us”, or “our” refers to Model Performance Acquisition Corp., and its subsidiaries, “PubCo” refers to Model Performance Mini Corp., the “Combined Company” refers to the combined company after the Business Combination, “MMV” refers to MultiMetaVerse Inc. and its subsidiaries and, in the context of describing MMV’s operations and consolidated financial information, the VIEs.
Cash is transferred among MMV, Shanghai Mi Ting Culture and Creative Co., Ltd., or the WFOE, and the VIEs, in the following manners: (i) funds are transferred to the WFOE, from MMV as needed through MultiMetaVerse HK Limited, or the Hong Kong Subsidiary in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by Shanghai Jupiter, to the WFOE, as service fees according to the VIE Agreements; (iii) dividends or other distributions may be paid by the WFOE, to MMV through the Hong Kong Subsidiary; and (iv) the WFOE and Shanghai Jupiter, lend to and borrow from each other from time to time for business operation purpose. As a holding company, MMV may rely on dividends and other distributions on equity paid by WFOE for its cash and financing requirements. If WFOE incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to MMV. To date, MMV has not raised any capital, and thus, have not transferred funds to WFOE. In the future, however, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to WFOE via capital contribution or shareholder loans. As of the date of this proxy statement/prospectus, MMV has not transferred funds to the WFOE. In the future, however, cash proceeds raised from overseas financing activities may be transferred by MMV to the WFOE via capital contribution or shareholder loans. As of the date of this proxy stamen/ prospectus, there have not been any such dividends or other distributions from WFOE to the Hong Kong Subsidiary. In addition, none of MMV’s subsidiaries have ever issued any dividends or distributions to MMV or their respective shareholders outside of China. As of the date of this prospectus, Shanghai Jupiter has not remitted any services fees to the WFOE. For more details, see “Summary of the Proxy Statement/Prospectus — Assets Transfer between

MMV and the VIEs” and “Summary of the Proxy Statement/Prospectus — Dividends or Distributions Made to MMV and U.S. Investors by MMV’s Subsidiaries and the VIEs and Tax Consequences.”
After the Business Combination, the corporate structure of the Combined Company will be subject to risks relating to its contractual arrangements with Shanghai Jupiter and its shareholders. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations, and rules or the interpretation there of change in the future, the Combined Company could be subject to severe penalties or be forced to relinquish its interests in the VIEs or forfeit its rights under the contractual arrangements. After the Business Combination, the Combined Company and investors in PubCo Ordinary Shares and PubCo Warrants will face uncertainty about potential future actions by the PRC government, which could affect the enforceability of Combined Company’s contractual arrangements with Shanghai Jupiter and, consequently, significantly affect the Combined Company’s financial condition and results of operations. If the Combined Company is unable to claim its right to control the assets of the VIEs, PubCo Ordinary Shares and PubCo Warrants may decline in value or become worthless. See “Risk Factors — Risks Related to MMV’s Corporate Structure.”
After the Business Combination, the Combined Company will face various legal and operational risks and uncertainties relating to doing business in China. The Combined Company will operate its business primarily in China, and is subject to complex and evolving PRC laws and regulations. For example, the Combined Company will face risks relating to regulatory approvals on overseas listings, anti-monopoly regulatory actions, oversight on cybersecurity, data security and data privacy, and the lack of adequate PCAOB inspection on its auditors. Further, the PRC government has significant oversight and discretion over the conduct of the Combined Company’s business and may intervene with or influence its operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the Combined Company’s industry that could adversely affect its business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like the Combined Company. Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to the Combined Company and investors in PubCo Ordinary Shares and PubCo Warrants, hinder the Combined Company’s ability to offer or continue to offer PubCo Ordinary Shares and PubCo Warrants, result in a material adverse effect on its business operations, and damage its reputation, which might further cause PubCo Ordinary Shares and PubCo Warrants to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China.”
On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCA Act. Under such rules, an issuer that has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction will be identified by the SEC as a “Commission-Identified Issuer.” The SEC will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If MMV is identified as a Commission-Identified Issuer and has a “non-inspection” year, there is no assurance that it will be able to take remedial measures in a timely manner. MMV’s auditor, Marcum Asia CPAs LLP, an independent registered public accounting firm headquartered in Manhattan, New York, was not included in the determinations made by the Public Company Accounting Oversight Board (United States), or the PCAOB, on December 16, 2021. MMV’s auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis with the last inspection in 2020. Although MMV believes that the Holding Foreign Companies Accountable Act and the related regulations do not currently affect MMV, MMV cannot assure you that there will not be any further implementations and interpretations of the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of MMV’s operations in mainland China. Recent developments with respect to audits of China-based companies, such as MMV, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, Pubco’s investors may be deprived of the benefits of PCAOB’s oversight of the auditor of MMV through such inspections. For more details, see “Risk Factors — Risks Related to

Doing Business in China — MMV’s independent registered public accounting firm’s audit documentation related to their audit reports included in this joint proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.”
On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the CSRC and the MOF of the People’s Republic of China, which governs inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol released by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. It is possible when the PCAOB reassesses its determinations by the end of 2022, it could determine that it is still unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong.
We expect that Mr. Yiran Xu will hold a majority of the voting power of the PubCo following the Business Combination. Accordingly, the Combined Company will be a controlled company under Nasdaq Listing Rule 5615 (c). For so long as the Combined Company remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, the investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. The Combined Company’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price. Please see “Risk Factors — As a “controlled company” under the rules of the NASDAQ Listing Rule, the PubCo may choose to exempt from certain corporate governance requirements that could have an adverse effect on the public shareholders.”
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.
Whether or not you plan to participate in the Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the Internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your MPAC ordinary shares online if you subsequently choose to participate in the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only shareholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.
You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Advantage Proxy, P.O. Box 13581, Des Moines, WA 98198 Attention: Karen Smith, Telephone: 877-870-8565, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.
MPAC’s board of directors unanimously recommends that MPAC shareholders vote “FOR” approval of each of the Proposals. When you consider MPAC’s board of directors’ recommendation of these Proposals, you should keep in mind that MPAC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See the section titled “The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination.”
On behalf of MPAC’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.
By Order of the Board of Directors,
/s/ Claudius Tsang Claudius Tsang Chairman and Chief Executive Officer Model Performance Acquisition Corp. November [•], 2022

i

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “MPAC” refer to Model Performance Acquisition Corp., a British Virgin Islands business company. Further, in this document:
•
“ACGN” means animation, comic, game and novel.

•
“Board” means the board of directors of MPAC.

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“Business Combination” means the merger contemplated by the Merger Agreement.

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“CIC” means China Insights Consultancy.

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“Closing Date” means the date of the consummation of the Business Combination.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“Combination Period” means the period of time by which an initial business combination must be completed by MPAC.

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“Combined Company” means MPAC after the consummation of the Business Combination, renamed MultiMetaVerse Holdings Limited.

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“Continental” means Continental Stock Transfer & Trust Company, MPAC’s transfer agent.

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“Effective Time” means the time at which the Business Combination becomes effective.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Existing Charter” means MPAC’s Memorandum and Articles of Association, as amended and restated on September 28, 2022.

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“founder shares” means the outstanding Class B ordinary shares of MPAC issued to the Sponsor for an aggregate purchase price of $25,001 in January 2021.

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“GAAP” means accounting principles generally accepted in the United States of America.

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“Initial Shareholders” means the Sponsor and other initial holders of MPAC Class B ordinary shares.

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“IPO” refers to the initial public offering of 5,000,000 units of MPAC consummated on April 12, 2021.

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“IRS” means the United States Internal Revenue Service.

•
“Merger Agreement” means that certain Merger Agreement, dated as of August 6, 2021, as amended on January 6 and September 29, 2022, and as may be amended from time to time, by and among MPAC, PubCo, Merger Sub, MMV, and certain shareholders of MMV.

•
“Merger Sub” means Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of PubCo.

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“MMV” means MultiMetaVerse Inc., a Cayman Islands exempted company, prior to the consummation of the Business Combination.

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“MPAC Class A ordinary shares” means the Class A ordinary shares, no par value per share, of Model Performance Acquisition Corp.

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“MPAC Class B ordinary shares” means the Class B ordinary shares, no par value per share, of Model Performance Acquisition Corp.

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“MPAC ordinary shares” means MPAC Class A ordinary shares and MPAC Class B ordinary shares, collectively.

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“MPAC preferred shares” means the preferred shares, with no par value per share, of Model Performance Acquisition Corp.

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“ODI Filings” means the formalities and filings of overseas direct investment of Chinese enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the development and reform authorities, the competent commercial authorities, and foreign exchange administration authorities and competent banks authorized by such authorities.

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“Original Animation Brand” means animations that were first published and solely owned by the animation production company, whereas other animation brands may be adapted from comic books, games and other forms of ACGN brands.

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“PIPE Investment” means the issuance of 2,200,000 PubCo Ordinary Shares to certain investors for an aggregate of $22,000,000 in a private placement immediately prior to the closing of the Business Combination.

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“Plans of Merger” means (i) the Plan of Merger in connection with the Reincorporation Merger and (ii) the Plan of Merger in connection with the Acquisition Merger, collectively.

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“Private Placement Units” mean the units issued to our Sponsor in a private placement simultaneously with the closing of our IPO.

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“PubCo Class A ordinary shares” means the Class A ordinary shares, no par value per share, of Model Performance Mini Corp.

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“PubCo Class B ordinary shares” means the Class B ordinary shares, no par value per share, of Model Performance Mini Corp.

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“PubCo Ordinary Shares” means the PubCo Class A ordinary shares and PubCo Class B ordinary shares, collectively.

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“public shares” means the MPAC Class A ordinary shares sold in the IPO, whether they were purchased in the IPO or thereafter in the open market.

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“public shareholders” means holders of public MPAC Class A ordinary shares.

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“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

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“Share Incentive Award” means the PubCo’s Share Incentive Award scheme.

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“Sponsor” means First Euro Investments Limited, a British Virgin Islands business company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of MPAC and/or MMV and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMV” and “Information about MMV.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward- looking.
The forward-looking statements are based on the current expectations of the management of MPAC and MMV as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by MPAC and the following:
•
expectations regarding MMV’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, backlog conversion, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and ability to invest in growth initiatives and pursue acquisition opportunities;

•
risks related to MMV’s technology, intellectual property and data privacy practices;

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risks related to MMV’s reliance on third parties;

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risks related to the general economic and financial market conditions; political, legal and regulatory environment; and the industries in which MMV operates;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

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the outcome of any legal proceedings that may be instituted against MPAC or MMV following announcement of the Merger Agreement and the transactions contemplated therein;

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the inability to complete the Business Combination due to, among other things, the failure to obtain MPAC or MMV shareholder approval;

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the risk that the announcement and consummation of the proposed Business Combination disrupts MMV’s current plans;

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the ability to recognize the anticipated benefits of the Business Combination;

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unexpected costs related to the proposed Business Combination;

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the amount of any redemptions by existing holders of MPAC Class A ordinary shares being greater than expected;

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limited liquidity and trading of MPAC’s securities;

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geopolitical risk and changes in applicable laws or regulations;

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the possibility that MPAC and/or MMV may be adversely affected by other economic, business, and/or competitive factors;

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operational risks;

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the risks that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic, may have an adverse effect on our business operations, as well as our financial condition and results of operations;

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litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on MMV’s resources; and

•
the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of MPAC and MMV prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to MPAC, MMV or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, MPAC and MMV undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following are answers to some questions that you, as a shareholder of MPAC, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/ prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
Q:
What is the purpose of this document?

A:
MPAC, PubCo, Merger Sub and MMV have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The board of directors of MPAC (the “Board”) is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned MPAC Class A ordinary shares at the close of business on November 15, 2022, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:
What is being voted on?

A:
Below are the Proposals that the MPAC shareholders are being asked to vote on:

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Proposal No. 1 —  The Reincorporation Merger Proposal to approve the Reincorporation Merger and the Reincorporation Plan of Merger.

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Proposal No. 2 — The Acquisition Merger Proposal to approve the Merger Agreement and the Business Combination.

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Proposal No. 3 —  The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding Class A ordinary shares in connection with (i) the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b), and (ii) the terms of the PIPE Investment, as required by Nasdaq Listing Rule 5635(d).

•
Proposal No. 4 —  The Charter Amendment Proposal to approve modifying Regulation 24.5(c) (the “NTA Requirement”) in MPAC’s Existing Charter by deleting the existing Regulation 24.5(c) and replacing it with the following: “24.5(c) The Company will not consummate any Business Combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.” in order to expand the methods that MPAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission.

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Proposal No. 5 —  The Adjournment Proposal to approve the adjournment of the Meeting.

Q:
What vote is required to approve the Proposals?

A:
Proposal No. 1 — The Reincorporation Merger Proposal requires the affirmative vote of the majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting. An abstention and broker non-votes will have no effect on the vote for Proposal No. 1.

Proposal No. 2  — The Acquisition Merger Proposal requires the affirmative vote of the majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting. An abstention and broker non-votes will have no effect on the vote for Proposal No. 2.
Proposal No. 3  —  The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting. Abstentions and broker non- votes will have no effect on the vote for Proposal No. 3.

Proposal No. 4  —  The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting. An abstention and broker non-votes will have no effect on the vote for Proposal No. 4.
Proposal No. 5  — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting. Abstentions and broker-non votes have no effect on the vote for Proposal No. 5.
Q:
Are any of the Proposals conditioned on one another?

A:
The Acquisition Merger Proposal is conditioned upon the approval of Proposal No. 1 and Proposal No. 3. Proposals No. 1, 3 and 4 are dependent upon approval of the Acquisition Merger Proposal. It is important for you to note that in the event that the Acquisition Merger Proposal is not approved, MPAC will not consummate the Business Combination. If MPAC does not consummate the Business Combination and fails to complete an initial business combination by January 12, 2023, MPAC will be required to dissolve and liquidate, unless the date by which the Business Combination may be consummated is extended to April 12, 2023 as allowed under its Existing Charter.

Q:
What will happen in the Business Combination?

A:
At the closing of the Reincorporation Merger, MPAC will reincorporate to British Virgin Islands by merging with and into PubCo, with PubCo as the surviving publicly traded entity. At the closing of the Acquisition Merger, Merger Sub, a wholly-owned subsidiary of PubCo will be merged with and into MMV, with MMV surviving such merger as the surviving entity. Upon consummation of the Business Combination, MMV will become a wholly-owned subsidiary of PubCo. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by MPAC’s public shareholders and the proceeds from the PIPE Investment will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:
What is the consideration being paid to MMV security holders?

A:
The aggregate consideration for the Business Combination is $300,000,000, payable in the form of 30,000,000 newly issued PubCo Ordinary Shares valued at $10.00 per share to MMV’s shareholders. 3,683,276 PubCo Ordinary Shares (representing 10% of the number of shares of PubCo Ordinary Shares outstanding immediately after the closing, assuming no redemption) will be reserved and authorized for issuance under the Share Incentive Award upon closing. After the Closing, the number of PubCo Ordinary Shares reserved and authorized for issuance under the Share Incentive Award may be adjusted to reflect increase or decrease of the number of outstanding Ordinary Shares of PubCo. At the closing of the Business Combination, each MMV ordinary shares then issued and outstanding shall be cancelled and automatically converted into the right to receive PubCo Ordinary Shares on a one-for-one basis.

Q:
What equity stake will current shareholders of MPAC and MMV shareholders hold in the Combined Company after the closing?

A:
It is anticipated that upon completion of the Business Combination, MPAC’s public shareholders (other than the PIPE Investment investor(s)) would retain an ownership interest of approximately 7.6% in the Combined Company, the PIPE Investment investors will own approximately 6.0% of the Combined Company (such that the public shareholders, including the PIPE Investment investors, would own approximately 13.6% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 5.0% of the Combined Company and the MMV shareholders will own approximately 81.4% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account the redemption of any shares by the MPAC public shareholders. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the MPAC shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
Are there any arrangements to help ensure that MPAC will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:
Yes. MPAC and PubCo entered into certain subscription agreements, dated as of August 6, 2021 and November 3, 2022, with two PIPE Investment investors pursuant to which, among other things, MPAC and PubCo have agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 2,200,000 PubCo Class A ordinary shares for $10.00 per share for a total of $22,000,000. MPAC and PubCo may enter into additional subscription agreements in relation to the purchase of up to an additional 1,800,000 PubCo Class A ordinary shares for a total purchase price of up to an additional $18,000,000. The initial public offering price of MPAC’s units was $10.00 per unit, and the price per share of the PIPE Investment is $10.00 per share. None of MPAC’s Sponsor, directors officers or their affiliates plan to participate in the PIPE Investment. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. MPAC will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.

Q:
Do any of MPAC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:
In considering the recommendation of the Board to approve the Merger Agreement, MPAC shareholders should be aware that certain MPAC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of MPAC shareholders generally.

If an initial business combination is not completed by January 12, 2023 (unless extended to April 12, 2023), MPAC will be required to liquidate. In such event:

•
1,437,500 MPAC Class B ordinary shares held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,001, will be worthless. Such Class B ordinary shares will automatically convert into MPAC Class A ordinary shares at the consummation of the Business Combination and had an aggregate market value of approximately $15.0 million based on the closing price of the Class A ordinary shares of $10.42 per share on The Nasdaq Capital Market as of November 14, 2022. The Sponsor, officers and directors of MPAC waived their redemption rights and liquidation rights in connection with the purchase of the founder shares and no other consideration was paid for such agreement.

•
292,500 units purchased by the Sponsor for $2,925,000, will be worthless. At the consummation of the Business Combination, such units would have an aggregate market value of approximately $3.1 million based on the closing price of $10.55 per Unit on The Nasdaq Capital Market as of November 14, 2022.

If a business combination is not completed by January 12, 2023 (unless extended to April 12, 2023), MPAC’s Initial Shareholders will lose a combined aggregate amount of approximately $18.1 million based on the closing price of the Class A ordinary shares at $10.42 per share and $10.55 per Unit on November 14, 2022. Because of these interests, MPAC’s Initial Shareholders could benefit from the completion of a business combination that is not favorable to its public shareholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. For example, if the share price of the Class A ordinary shares declined to $5.00 per share after the close of the business combination, MPAC’s public shareholders who purchased shares in the IPO, would have a loss of $5.00 per share, while MPAC’s Sponsor would have a gain of $4.98 per share because it acquired the founder shares for a nominal amount. In other words, MPAC’s Initial Shareholders can earn a positive rate of return on their investment even if public shareholders experience a negative rate of return in the Post-Combination Company.
Q:
When and where is the Meeting?

A:
The Meeting will take place on December [•], 2022, at 10:00 a.m. Eastern time at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at https://www.cstproxy.com/modelperformanceacquisition/sm2022. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our shareholders, we encourage shareholders to attend the Meeting virtually.

Q:
Who may vote at the Meeting?

A:
Only holders of record of MPAC ordinary shares as of the close of business on November 15, 2022 may vote at the Meeting. As of November 14, 2022, there were 2,591,006 MPAC Class A ordinary shares and 1,437,500 MPAC Class B ordinary shares outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Meeting?

A:
Shareholders representing not less than 50% of MPAC ordinary shares issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person, by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. MPAC Class A ordinary shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, shareholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:
How will the Initial Shareholders vote?

A:
Pursuant to a letter agreement, the Initial Shareholders, who as of Record Date owned 292,500 Units and 1,437,500 MPAC Class B ordinary shares, or approximately 42.9% of the outstanding MPAC ordinary shares, agreed to vote their respective ordinary shares acquired by them prior to the IPO and any ordinary shares purchased by them in the open market in or after the IPO in favor of the Acquisition Merger Proposal and related Proposals (“Letter Agreement”). As a result, only 284,254 MPAC ordinary shares held by the public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Acquisition Merger Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of ordinary shares to constitute a quorum is present, no ordinary shares held by the public shareholders will be required to vote in favor of the Acquisition Merger Proposal for it to be approved.

Q:
How many votes do I and others have?

A:
You are entitled to one vote for each MPAC’s ordinary share that you held as of the Record Date. As of the close of business on the Record Date, there were 2,591,006 outstanding MPAC Class A ordinary shares and 1,437,500 Class B ordinary shares.

Q:
Am I required to vote against the Acquisition Merger Proposal or the Charter Amendment Proposal in order to have my public shares redeemed?

A:
No. You are not required to vote against the Acquisition Merger Proposal or the Charter Amendment Proposal in order to have the right to demand that MPAC redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their MPAC ordinary shares will be returned to them.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and you seek to have your public shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on December [•], 2022 (at least two business days before the Meeting), that MPAC redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.
MPAC shareholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of MPAC ordinary shares as of the Record Date. Any public shareholder who holds ordinary shares on or before December [•], 2022 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of currently issued and outstanding Class A ordinary shares sold in the IPO. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Class A ordinary shares for cash.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a U.S. Holder elects to redeem its MPAC ordinary shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the MPAC ordinary shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code and whether MPAC would be characterized as a passive foreign investment company (“PFIC”). If the redemption qualifies as a sale or exchange of the MPAC ordinary shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the MPAC ordinary shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the MPAC ordinary shares redeemed exceeds one year.

Subject to the PFIC rules, long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the MPAC ordinary shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights” and “Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Status” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its MPAC ordinary shares for cash, including with respect to MPAC’s potential PFIC status and certain tax implications thereof.
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/ prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q:
How can I vote?

A:
If you are a shareholder of record, you may vote in person (physically or virtually) at the Meeting, or by submitting a proxy using the enclosed proxy card, via the Internet or over the telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the Meeting (physically and virtually) and vote online, if you choose.

To vote online at the Meeting via the Internet, follow the instructions below under “How may I participate in the Meeting virtually?”
To vote in person at the meeting, you will be given a ballot when you arrive.
To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.
To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.
To vote via the Internet, please go to https://www.cstproxy.com/modelperformanceacquisition/sm2022 and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on December [•], 2022. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the Meeting to vote your shares online.
If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self- addressed, postage-paid envelope provided.
If you plan to vote at the via the Internet, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of Class A ordinary shares you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.
After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on December [•], 2022.
You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

Q:
How may I participate in the Meeting virtually?

A.
If you are a shareholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the Meeting virtually starting on November [•], 2022. Go to https://www.cstproxy.com/modelperformanceacquisition/sm2022, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Meeting you will need to re-log into https://www.cstproxy.com/modelperformanceacquisition/sm2022 using your control number.
If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.
Q:
Who can help answer any other questions I might have about the participating in the Meeting virtually?

A.
If you have any questions concerning participating the Meeting virtually (including accessing the meeting by virtual means) or need help voting your MPAC ordinary shares, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

The Notice of Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: https://www.cstproxy.com/modelperformanceacquisition/sm2022.
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary Proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have no effect on the vote for any Proposal.
Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
MPAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on any Proposals will have no effect on the vote for the Proposal.

Q:
If I am not going to attend the Meeting, should I return my proxy card instead?

A.
Yes. Whether you plan to attend the Meeting virtually or not, please read the enclosed proxy statement/ prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
How can I submit a proxy?

A.
You may submit a proxy by (a) visiting https://www.cstproxy.com/modelperformanceacquisition/sm2022 and following the on screen instructions (have your proxy card available when you access the webpage),

or (b) calling toll-free 1-800-450-7155 in the U.S. and Canada or 1-857-999-9155 from foreign countries from any touch-tone phone, Conference ID: 4608729# and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.
Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting in person or via the Internet, and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your Class A ordinary shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
Unless revoked, a proxy will be voted at the Meeting in accordance with the shareholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular Proposal, the Class A ordinary shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:
Should I send in my share certificates now to have my Class A ordinary shares redeemed?

A:
MPAC shareholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:
MPAC will pay the cost of soliciting proxies for the Meeting. MPAC has engaged Advantage Proxy to assist in the solicitation of proxies for the Meeting. MPAC has agreed to pay Advantage Proxy a fee of $10,000, plus disbursements, and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. MPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of the Class A ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What happens if I sell my shares before the Meeting?

A:
The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your MPAC ordinary shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in MPAC after the Business Combination is consummated.

Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite regulatory and shareholder approvals are received, MPAC expects that the Business Combination will occur as soon as possible following the Meeting.

Q:
Are MMV’s shareholders required to approve the Business Combination?

A:
Yes. The Business Combination requires the affirmative approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by a special resolution of the shareholders of MMV passed by the affirmative vote of holders of MMV ordinary shares representing at least two-thirds of the votes of the MMV ordinary shares present and voting in person or by proxy at a meeting of the shareholders of MMV or approved in writing by all the holders of MMV ordinary shares entitled to vote at a general meeting of MMV.

Q:
Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 46 of this proxy statement/prospectus.

Q:
May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:
MPAC shareholders have appraisal rights in connection with the Reincorporation Merger but do not have appraisal rights in connection with the Acquisition Merger. There are no appraisal rights with respect to MPAC warrants. See the section entitled “The Meeting — Appraisal Rights” for more information.

Q:
What happens if the Business Combination is not consummated?

A:
If MPAC does not consummate the Business Combination by January 12, 2023 (unless extended to April 12, 2023), then MPAC’s officers must take all actions necessary in accordance with the laws of the British Virgin Islands to dissolve and liquidate MPAC as promptly as reasonably possible. Following dissolution, MPAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro rata to holders of Class A ordinary shares who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each Class A ordinary share would be paid at liquidation would be approximately $10.46 per share based on amounts on deposit in the Trust Account as of September 30, 2022. The closing price of our Class A ordinary shares on the Nasdaq Stock Market as of November 14, 2022 was $10.42. The Initial Shareholders waived the right to any liquidation distribution with respect to any Class A ordinary shares held by them.

Q:
What happens to the funds deposited in the Trust Account following the Business Combination?

A:
Following the closing of the Business Combination, holders of public shares of MPAC exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to MMV to fund working capital needs of the Combined Company. As of September 30, 2022, there was approximately $23.4 million in the Trust Account. MPAC estimates that approximately $10.46 per outstanding public MPAC Class A ordinary share will be paid to the investors exercising their redemption rights.

Q:
Who will manage the Combined Company after the Business Combination?

A:
As a condition to the closing of the Business Combination, all of the officers and directors of MPAC will resign. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement/prospectus.

Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact MPAC’s proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
You may also obtain additional information about MPAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, MPAC encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.
Unless otherwise specified, all share calculations assume no exercise of the redemption rights by MPAC’s shareholders.
MMV’s VIEs and China Operations
MMV is a Cayman Islands holding company with no business operations of its own. MMV conducts its operation primarily in China through (i) its PRC subsidiaries, including Shanghai Mi Ting Culture and Creative Co., Ltd. (the “WFOE”) and its subsidiaries, Shanghai Ling Xu Technology Co., Ltd. and Beijing Mi Ting Technology Co., Ltd. (collectively, the “PRC Subsidiaries”), in which MMV holds equity ownership interests, and (ii) the variable interest entities, namely Shanghai Jupiter Creative Design Co., Ltd. (“Shanghai Jupiter”) and its subsidiaries (collectively, the “VIEs”). In May 2021, the WFOE entered into a series of contractual arrangements with Shanghai Jupiter and its shareholders (“VIE Agreements”). These agreements or their forms are filed as exhibits to the registration statement on Form F-4 of which this proxy statement/prospectus is a part and include: (i) a Technical Consultation and Service Agreement between the WFOE and Shanghai Jupiter Creative Design Co., Ltd., which enables MMV to receive substantially all of the economic benefits of Shanghai Jupiter, (ii) four Proxy Agreements entered by the WFOE with each of Shanghai Jupiter’s shareholders, respectively and four equity pledge agreements entered by the WFOE and Shanghai Jupiter with each of Shanghai Jupiter’s shareholders, respectively, which provide MMV with effective control over Shanghai Jupiter, and (iii) four Exclusive Call Option Agreements entered by the WFOE and Shanghai Jupiter with each of Shanghai Jupiter’s shareholders, respectively, which provide MMV with the option to purchase all of the equity interests in Shanghai Jupiter. MMV exercises control over the VIEs and become the primary beneficiary of the VIEs for accounting purposes through the VIE Agreements, which are less effective than direct ownership. MMV’s control over the VIEs and MMV’s position of being the primary beneficiary of the VIEs for the accounting purposes are limited to the conditions that MMV met for consolidation of the VIEs under U.S. GAAP. Such conditions include that (i) MMV controls Shanghai Jupiter through power to govern the activities which most significantly impact the Shanghai Jupiter’s economic performance, (ii) MMV is contractually obligated to absorb losses of Shanghai Jupiter that could potentially be significant to Shanghai Jupiter, and (iii) MMV is entitled to receive benefits from Shanghai Jupiter that could potentially be significant to Shanghai Jupiter. Only if MMV meets the aforementioned conditions for consolidation of the VIEs under U.S. GAAP, MMV will be deemed as the primary beneficiary of the VIEs, and the VIEs will be treated as MMV’s consolidated affiliated entities for accounting purposes. MMV could face heightened risks and substantial costs in enforcing these contractual arrangements, because, although contractual arrangements similar to the VIE Agreements have been widely adopted by PRC companies seeking for listing aboard, such arrangements have not been tested in any of the PRC courts. In addition, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. If the PRC government finds the VIE Agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, MMV could be subject to severe penalties or be forced to relinquish its interests in Shanghai Jupiter or forfeit its rights under the contractual arrangements. See “Risk Factors — Risks Related to MMV’s Corporate Structure.”
The following chart shows MMV’s corporate structure as of the date of this proxy statement/ prospectus, including its principal subsidiaries and its VIEs.

Avatar Group Holdings Limited
Lucky Cookie Holdings Limited
F.L.M Holdings Limited
DA LIN YING FENG Holdings Limited
HighTech Signs Holdings Limited
Other minority shareholders*
57.04%
23.98%
3.01%
0.74%
3.81%
11.42%
MultiMetaVerse Inc.
100%
MultiMetaVerse HK Limited
Offshore
Onshore
Ke Xing Shi Dai (Beijing) Technology Co., Ltd.
Horgos Gaea Network Technology Co., Ltd.
Shanghai Zi Tang Culture Communication Limited Partnership
Xiaodan Qu
56.95%
32.53%
4.08%
6.44%
100%
Shanghai Jupiter Creative Design Co., Ltd.
Shanghai Mi Ting Culture Creativity Co., Ltd.
100%
60%
50.9995%
100%
100%
Shanghai Cai Huan Network Technology Co., Ltd.
Shanghai Hui Zhi Ren Culture & Creativity Co., Ltd.
Shanghai Mobius Information Technology Co., Ltd.
Beijing Mi Ting Technology Co., Ltd.
Shanghai Ling Xu Technology Co., Ltd.

Note:

——— Equity interest

– – – Contractual arrangements, including the technical consultation and service agreement, the equity interest pledge agreement, the exclusive call option agreement, and the proxy agreement. See "- Contractual Arrangements with MMV's VIE and Their Respective Shareholders."

*
Other minority shareholders are independent third parties, and each of them holds less than 3% of MMV’s shares as of the date of this proxy statement/ prospectus. The minority shareholders are:

•
Wealthy View Investment Holdings Limited, holding 2,796,584 ordinary shares, representing 2.28% of MMV as of the date of this proxy statement/ prospectus;

•
Boardway Investment Holdings Limited, holding 2,796,584 ordinary shares, representing 2.28% of MMV as of the date of this proxy statement/ prospectus;

•
Grace Bless Limited, holding 2,796,584 ordinary shares, representing 2.28% of MMV as of the date of this proxy statement/ prospectus;

•
Su Lijun, holding 1,165,243 ordinary shares, representing 0.95% of MMV as of the date of this proxy statement/ prospectus;

•
Lan Xiandong, holding 2,097,438 ordinary shares, representing 1.72% of MMV as of the date of this proxy statement/ prospectus;

•
Yeh Ting-Ting, holding 2,330,486 ordinary shares, representing 1.91% of MMV as of the date of this proxy statement/ prospectus.

MMV entered into certain shares subscription agreements dated March 18, 2021 (the “Match-up Shares Subscription Agreement”) with each of Avatar Group Holdings Limited, and DA LIN YING FENG Holdings Limited, respectively. MMV entered into certain shares subscription agreements dated July 15, 2021 (the “ODI Shares Subscription Agreement”) with each of Shenzhen Huaqi Huirui Investment Management Limited Partnership, Jupiter_Lilith Limited and F.L.M Holdings Limited (collectively, the “ODI Shareholders”), respectively. Promptly after the completion of the formalities and filings of overseas direct investment of Chinese enterprises by the ODI Shareholders, MMV shall issue (i) 5,173,680 Ordinary

Shares to Shenzhen Huaqi Huirui Investment Management Limited Partnership pursuant to the ODI Shares Subscription Agreement; (ii) 2,279,216 Ordinary Shares to Jupiter_Lilith Limited pursuant to the ODI Shares Subscription Agreement; (iii) 5,705,031 Ordinary Shares to F.L.M Holdings Limited pursuant to the ODI Shares Subscription Agreement; (iv) 3,006,328 Ordinary Shares to Avatar Group Holdings limited pursuant to the Match-up Shares Subscription Agreement; and (v) 1,201,421 Ordinary Shares to DA LIN YING FENG Holdings Limited pursuant to the Match-up Shares Subscription Agreement (collectively, the “Further Issuance of Shares”).
The following chart shows MMV’s corporate structure immediately after the Further Issuance of Shares, including its principal subsidiaries and its VIEs.

Avatar Group Holdings Limited
Lucky Cookies Holdings Limited
F.L.M Holdings Limited
Jupiter Lilith Limited
Shenzhen Huaqi Huirui Investment Management Limited Partnership
DA LIN YING FENG Holdings Limited
HighTech Signs Holdings Limited
Other minority shareholders*
52.11%
21.00%
6.72%
1.63%
3.70%
1.51%
3.33%
10.00%
MultiMetaVerse Inc.
100%
MultiMetaVerse HK Limited
Offshore
Onshore
Ke Xing Shi Dai (Beijing) Technology Co., Ltd.
Horgos Gaea Network Technology Co., Ltd.
Shanghai Zi Tang Culture Communication Limited Partnership
Xiaodan Qu
56.95%
32.53%
4.08%
6.44%
100%
Shanghai Jupiter Creative Design Co., Ltd.
Shanghai Mi Ting Culture Creativity Co., Ltd.
100%
100%
60%
50.9995%
100%
Shanghai Cai Huan Network Technology Co., Ltd.
Shanghai Hui Zhi Ren Culture & Creativity Co., Ltd.
Shanghai Mobius Information Technology Co., Ltd.
Bejing Mi Ting Technology Co., Ltd.
Shanghai Ling Xu Technology Co., Ltd.

Note:

——— Equity interest

- - - - Contractual arrangements, including the technical consultation and service agreement, the equity interest pledge agreement, the exclusive call option agreement, and the proxy agreement. See "- Contractual Arrangements with MMV's VIE and Their Respective Shareholders."

* The number of shares held by other minority shareholders remains unchanged.

As of the date of this proxy statement/prospectus, the WFOE, the PRC Subsidiaries and the VIEs have obtained the requisite licenses and permits from the PRC government authorities that are material for its business operations in the PRC, including the value-added telecommunications business operating license, license for production and operation of radio and television programs and operating license of publication. For a list of licenses and approvals that the WFOE, the PRC Subsidiaries and the VIEs are required to obtain for MMV’s and the VIE’s operations in China as of the date of this proxy statement/prospectus, see “Information about MMV — Licenses and Approvals.” For risks relating to licenses and approvals required for MMV’s and the VIEs’ operations in China, see “Risk Factors — Risks Related to MMV’s Business and Industry — Any lack of requisite approvals, licenses, or permits applicable to MMV’s business may have a material and adverse impact on MMV’s business, financial condition, and results of operations.” If the WFOE, the PRC Subsidiaries and the VIEs fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for operating their business in China, financial condition and results of operations may be materially and adversely affected.
We have been closely monitoring regulatory developments in China regarding (i) greater oversight by the Cyberspace Administration of China (the “CAC”) over cyber security, data security and data privacy, and (ii) any necessary approvals from the China Securities Regulatory Commission (the “CSRC”), the CAC, or other PRC regulatory authorities required for overseas listings, including the Business Combination. As of the date of this proxy statement/prospectus, (1) Shanghai Jupiter received a notification (No. 2022072101) from the Cyber Security Review Office, the department of the CAC in charge of cybersecurity review, advising that the Business Combination and the planned listing on Nasdaq is not subject to cybersecurity review, and (2) the draft regulation on record-filings requirement for overseas listing issued by CSRC has not been adopted. Therefore, no PRC laws and regulations are in force requiring that MMV or PubCo obtain permission from PRC authorities to consummate the Business Combination. However, the aforesaid laws, regulatory requirement and interpretations thereof are evolving. There remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities. For further details and for risks related to regulatory approvals on overseas listings, see “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with the Business Combination under PRC law.”
The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer's securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The enactment of the HFCAA and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including MMV, and the market price of MMV’s securities could be adversely affected, and MMV could be delisted if it is unable to cure the situation to meet the PCAOB inspection requirement in time. The auditor of MMV is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2020. However, recent developments with respect to audits of China-based companies, such as MMV, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, PubCo’s investors may be deprived of the benefits of PCAOB’s oversight of the auditor of MMV through such inspections. Please refer to “Risk Factors — Risks Related to Doing Business in China — Company’s independent registered public accounting firm’s audit documentation supporting their audit reports.”
On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the CSRC and the MOF of the People’s Republic of China, which governs inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol released by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. It is possible when the PCAOB reassesses its determinations by the end of 2022, it could determine that it is still unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong.
Assets Transfer between MMV and the VIEs
To date, the VIEs have not distributed any earnings or settled any amounts owed under the VIE agreements to MMV or the WFOE. MMV does not have any plan to direct the VIEs to distribute earnings or settle amounts owed under the VIE agreements in the foreseeable future. To date, there has been no transfer of cash or other assets between MMV and the VIEs.
Dividends or Distributions Made to MMV and U.S. Investors by MMV’s Subsidiaries and the VIEs and Tax Consequences
To date, MMV’s subsidiaries and the VIEs have not made any dividends or distributions to MMV and MMV has not made any dividends or distributions to its shareholders either. In addition, subject to the passive foreign investment company rules, the gross amount of any distribution that MMV makes to investor with respect to its shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of MMV’s current or accumulated earnings and profits, as determined under United States federal income tax principles. If MMV is considered a PRC tax resident enterprise for tax purposes, any dividends MMV pay to its overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors — Risks Related to Doing Business in China — If MMV is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.”
Restrictions on Foreign Exchange and the Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors
MMV currently has not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between MMV, the WFOE, the VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations.
The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of MMV’s income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange of the PRC, or the SAFE, as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, MMV may not be able to pay dividends in foreign currencies to its shareholders.
If MMV is considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors — Risks Related to Doing Business in China — If MMV is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.”
Cash is transferred among MMV, the WFOE, and the VIEs, in the following manners: (i) funds are transferred to the WFOE, from MMV as needed through MultiMetaVerse HK Limited, or the Hong Kong Subsidiary in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by Shanghai Jupiter, to the WFOE, as service fees according to the VIE Agreements; (iii) dividends or other distributions may be paid by the WFOE, to MMV through the Hong Kong Subsidiary; and (iv) the WFOE and Shanghai Jupiter, lend to and borrow from each other from time to time for business operation purpose. As a holding company, MMV may rely on dividends and other distributions on equity paid by WFOE for its cash and financing requirements. If WFOE incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to MMV.
The following diagram illustrates the typical fund flow among MMV, the WFOE, and Shanghai Jupiter.

MultiMetaVerse Inc.
Capital Contribution/ Loan
Dividends/ Distribution
MultiMetaVerse HK Limited
Offshore
Onshore
Capital Contribution/ Loan
Dividends/ Distribution
Shanghai Jupiter Creative Design Co., Ltd.
Shanghai Mi Ting Culture Creativity Co., Ltd.
Service Fees
Equity interest
Contractual arrangements
Fund flow

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the PRC Subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC Subsidiaries and the VIEs are restricted to transfer a portion of their net assets to MMV either in the form of dividends, loans or advances. Even though MMV currently does not require any such dividends, loans or advances from the PRC Subsidiaries and the VIEs for working capital and other funding purposes, MMV may in the future require additional cash resources from the PRC Subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to its shareholders. MMV is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in Hong Kong and mainland China through loans or capital contributions without restrictions on the amount of the funds. Hong Kong Subsidiary is also permitted under the laws of Hong Kong SAR to provide funding to MMV through dividend distributions without restrictions on the amount of the funds.
For a condensed consolidation schedule depicting the results of operations, financial position, and cash flows for MMV and the VIEs, see “Selected Historical Combined and Consolidated Financial and Operating Data of MMV.”
The Parties to the Business Combination
Model Performance Acquisition Corp.
MPAC was incorporated as a British Virgin Islands business company on January 8, 2021. It is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.
On April 12, 2021, MPAC consummated its IPO of 5,000,000 units (“Units”) at $10.00 per Unit, generating gross proceeds of $50,000,000. Each Unit consists of one MPAC Class A ordinary share, one-half of one warrant (“Public Warrant”) with each whole warrant entitling its holder to purchase one MPAC Class A ordinary share at a price of $11.50 per whole share and one right (“Right”) to receive one-tenth of one MPAC Class A ordinary share upon the consummation of an initial business combination. Simultaneously with the IPO, MPAC also consummated the sale to First Euro Investments Limited, its

Sponsor, of 270,000 units (the “Private Placement Units”) in a private placement generating total proceeds of $2,700,000. MPAC granted the underwriters a 45-day option to purchase up to an additional 750,000 units at $10.00 per unit to cover over-allotments (the “Over-Allotment Option”) which was exercised on April 12, 2021. On April 15, 2021, MPAC closed the Over-Allotment Option resulting in additional gross proceeds of $7,500,000. Simultaneously with the closing of the Over-Allotment Option, MPAC consummated the sale of an additional 22,500 Private Placement Units generating gross proceeds of $225,000.
As of April 15, 2021, a total of $58,075,000 of proceeds from the IPO (including the Over-Allotment Option) and the private placement consummated simultaneously with the closing of the IPO was placed in the Trust Account. MPAC incurred $4,120,737 in transaction costs, including $1,150,000 of underwriting fees, $2,012,500 of deferred underwriting fees, $496,269 of other offering costs, and $461,968 of fair value of 57,500 representative’s ordinary shares. The deferred underwriting fees remain constant and are not reduced based on redemptions. Because of this, the effective underwriting fee would be as follows based on the indicated redemption amount:
Effective Underwriting Fee
Assuming no redemptions	8.9%
Assuming 50% redemptions	17.8%
Assuming Proposal 4 not approved and Maximum redemptions	39.4%
Assuming Maximum redemptions	100.0%
As of September 30, 2022, MPAC had cash of $442,450 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. At September 30, 2022, there was $23,446,019 held in the Trust Account (including $139,557 of accrued interest which MPAC can withdraw to pay taxes). On March 29, 2022, MPAC deposited into the trust account $575,000, from a non-interest bearing loan that will be payable to MMV only at the closing of the Business Combination, in order to extend Combination Period for an additional three (3) months period, from April 12, 2022 to July 12, 2022. On June 29, 2022, MPAC deposited into the trust account $575,000, from a non-interest bearing loan that will be payable to MMV only at the closing of the Business Combination, in order to extend the Combination Period for an additional three (3) months period, from July 12, 2022 to October 12, 2022.
At MPAC’s extraordinary general meeting of shareholders on September 28, 2022, MPAC’s shareholders approved its Existing Charter, giving MPAC the right extend the Combination Period up to two more (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023. In connection with the Meeting, 3,508,994 Class A ordinary shares were tendered for redemption. On September 29, 2022, MPAC made a deposit of $224,100.60 to the trust account and extended the Combination Period from October 12, 2022 to January 12, 2023. Following such redemptions and the deposit, the amount of funds remaining in the trust account is approximately $23.4 million. On September 30, 2022, MPAC received from MMV an additional non-interest bearing loan of $225,000.
The amounts held in the Trust Account may only be used by MPAC upon the consummation of a business combination, except that there can be released to MPAC, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination or MPAC’s liquidation. MPAC executed the Merger Agreement on August 6, 2021 which was amended on January 6, 2022 and September 29, 2022, and it must liquidate unless a business combination is consummated by January 12, 2023 (unless extended to April 12, 2023).
MPAC’s Units, Class A ordinary shares, warrants and rights are listed on the Nasdaq Stock Market under the symbol “MPACU”, “MPAC”, “MPACW” and “MPACR”, respectively. The Units commenced trading on or about April 8, 2021 and the Class A ordinary shares, warrants and rights commenced separate trading on the Nasdaq Stock Market on or about June 8, 2021.
MPAC’s principal executive offices are located at The Suns Group Center, 200 Gloucester Road, 29th Floor, Wan Chai, Hong Kong and its telephone number is (852) 9258-9728.

Model Performance Mini Corp.
Model Performance Mini Corp. (“PubCo”) was incorporated in British Virgin Islands on July 13, 2021 for the sole purpose of the Reincorporation Merger. Following the consummation of the Reincorporation Merger, MPAC will have merged with and into PubCo, with PubCo as the surviving publicly traded entity.
MultiMetaVerse Inc.
MMV is an animation and entertainment company devoted to establishing an open community for its global users and to providing high-quality and immersive entertainment experience by way of original contents, user-generated contents and professional user-generated contents. MMV primarily develops and publishes animations, mobile games, and other contents offerings such as anime merchandise, and also provides animation production services to other animation and gaming companies.
MMV commenced animation production in 2015 under its signature Aotu World brand. This animation series has an inspirating story, unique graphic style and has gained a following, particularly among the younger audience in China. By leveraging its established user base as a foundation for further development and genre diversification, MMV has produced additional animated contents based on the Aotu World brand and added to its portfolio with new brands, stories and characters, such as Neko Album. MMV also expanded its content offerings in the forms of comic books, short videos, collectibles, stationery, consumer products, mobile games and other genres. MMV creates content and capitalizes on its brands to provide its users with intriguing, multifaceted, and interactive virtual entertainment services and products. From 2020 to 2021, MMV’s revenue decreased by 16.1% primarily due to the fluctuation in revenue from its mobile game business driven by product life cycle. However, the other lines of business, particularly the merchandise business and animation production business, experienced growth in revenue, which partially offset the decrease caused by fluctuation in mobile game revenue. The revenue growth trend continued in the six months ended June 30, 2022, during which total revenue increased by 88.5% compared to total revenue for the six months ended June 30, 2021. Further capitalization of proprietary brands with additional content, diversification of derivative products, as well as development of new brands, could provide better and multi-faceted entertainment experience for users, and in turn enhance user engagement, user base and user loyalty, which can contribute to strengthening MMV’s monetization capabilities.
MultiMetaVerse Inc. was incorporated under the laws of the Cayman Islands in March 2021, and conducts its business through its subsidiaries and affiliates in the PRC. MMV’s principal place of business is located at Building D3, No. 718, Lingshi Road, Jingan District, Shanghai, PRC, and its phone number is 86-21-6185 3907. MMV’s registered office in the Cayman Islands is located at Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, Ky1-1104, Cayman Islands.
For more information on MMV, please see the sections titled “Information about MMV” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMV.”
Model Performance Mini Sub Corp.
Model Performance Mini Sub Corp. (“Merger Sub”) was incorporated in the Cayman Islands on July 19, 2021 and is a wholly-owned subsidiary of PubCo formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into MMV, with MMV surviving the merger as a wholly-owned subsidiary of PubCo.
The Merger Agreement
On August 6, 2021, MPAC entered into the Merger Agreement by and among MPAC, PubCo, Merger Sub, MMV and the Principal Shareholders. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of MPAC, MPAC will reincorporate to British Virgin Islands by merging with and into PubCo as a result of the Reincorporation Merger; (ii) Merger Sub will merge with and into MMV resulting in MMV being a wholly-owned subsidiary of PubCo. The board of directors of MPAC (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the

other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the shareholders of MPAC.
On January 6, 2022, each of the parties to the Merger Agreement and Avatar Group Holdings Limited, a British Virgin Islands business company controlled by certain Principal Shareholder (“Avatar”), entered into a first amendment of the Merger Agreement (the “First Amendment”) providing that among other things, the Outside Closing Date (as defined in the Merger Agreement) of the proposed Business Combination has been extended to September 30, 2022 from December 31, 2021.
On September 29, 2022, parties to the First Amendment entered into a second amendment to the Merger Agreement (the “Second Amendment”) providing that among other things, the Outside Closing Date (as defined in the Merger Agreement) of the proposed Business Combination has been extended to February 25, 2023 from September 30, 2022.
General Description of the Acquisition Merger
Business Combination Consideration
Merger Sub will be merged with and into MMV, resulting in MMV being a wholly owned subsidiary of PubCo.
The aggregate consideration for the Business Combination is $300,000,000, payable in the form of 30,000,000 newly issued PubCo Ordinary Shares valued at $10.00 per share to MMV’s shareholders. 3,683,276 PubCo Ordinary Shares (representing 10% of the number of shares of PubCo Ordinary Shares outstanding immediately after the closing, assuming no redemption) will be reserved and authorized for issuance under the Share Incentive Award upon closing. After the Closing, the number of PubCo Ordinary Shares reserved and authorized for issuance under the Share Incentive Award may be adjusted to reflect increase or decrease of the number of outstanding Ordinary Shares of PubCo. At the closing of the Business Combination, each MMV ordinary shares then issued and outstanding shall be cancelled and automatically converted into the right to receive PubCo Ordinary Shares on a one-for-one basis.
Upon the closing of the Business Combination, PubCo board of directors will consist of seven (7) directors, four (4) of whom will be designated by MMV, one (1) of whom will be designated by the Sponsor, and two (2) of whom will be designated by MMV to serve as independent directors in accordance with the Nasdaq’s listing standards and shall be reasonably acceptable to the Sponsor. See section titled “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.
After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the U.S. securities laws and the rules of Nasdaq. For more information about the foreign private issuer, please see the sections titled “Director and Executive Officers of the Combined Company after the Business Combination — Foreign Private Issuer Status.”
After the Business Combination, assuming (i) there are no redemptions of our shares, and (ii) there is no exercise of the PubCo Warrants, MPAC’s current public shareholders (other than the investors in the PIPE Investment) will own approximately 7.6% of the issued share capital of PubCo, the investors in the PIPE Investment will own approximately 6.0% of the issued shares capital of PubCo (such that public shareholders, including investors in the PIPE Investment, will own approximately 13.6% of the Combined Company), MPAC’s Sponsor, current directors, officers and affiliates will own approximately 5.0% of the issued share capital of PubCo, and MMV shareholders will own approximately 81.4% of the issued share capital of PubCo.
Assuming Proposal 4 not approved and the maximum redemption by holders of 1,735,819 MPAC’s outstanding ordinary shares which is derived so that there is a minimum net tangible asset of $5,000,001, after giving effect to the payments to redeeming shareholders, MPAC’s current public shareholders (other than the investors in the PIPE Investment) will own approximately 3.0% of the issued share capital of PubCo, the investors in the PIPE Investment will own approximately 6.3% of the issued shares capital of PubCo (such that public shareholders, including investors in the PIPE Investment, will own approximately 9.3% of the Combined Company), MPAC’s Sponsor, current directors, officers and affiliates will own approximately 5.2% of the issued share capital of PubCo, and MMV shareholders will own approximately 85.5% of the issued share capital of PubCo.
Assuming the maximum redemption by holders of 2,241,006 MPAC’s outstanding ordinary shares, after giving effect to the payments to redeeming shareholders, MPAC’s current public shareholders (other than the investors in the PIPE Investment) will own approximately 1.6% of the issued share capital of PubCo, the investors in the PIPE Investment will own approximately 6.4% of the issued shares capital of PubCo (such that public shareholders, including investors in the PIPE Investment, will own approximately 8.0% of the Combined Company), MPAC’s Sponsor, current directors, officers and affiliates will own approximately 5.3% of the issued share capital of PubCo, and MMV shareholders will own approximately 86.7% of the issued share capital of PubCo.
Assuming the Reincorporation Merger Proposal and the Business Combination Proposal are approved, MPAC expects to close the Business Combination by December 31, 2022.
Representations and Warranties
In the Merger Agreement, MMV together with its subsidiaries are referred to as the “Company Group.” MMV and its Principal Shareholders, jointly and severally, make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate existence and power of MMV and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the agreement and additional agreements thereto, except ODI Filings; (d) absence of conflicts; (e) capital structure; (f) completeness, authenticity and accuracy of charter documents and corporate records; (g) completeness and accuracy of the list of all assumed or “doing business as” names used by the Company Group; (h) completeness and accuracy of the list of each subsidiary of MMV; (i) required consents and approvals; (j) financial information; (k) completeness, authenticity and accuracy of books and records; (l) absence of certain changes or events; (m) title to assets and properties; (n) material litigations; (o) material contracts; (p) licenses and permits; (q) compliance with laws; (r) ownership of intellectual property; (s) customers and suppliers; (t) accounts receivable and payable and loans; (u) no undisclosed pre-payments received; (v) employees and employment matters; (w) withholding of obligations of the Company Group applicable to its employees; (x) real property; (y) taxes matters; (z) compliance with environmental laws; (aa) finders fees; (bb) powers of attorney and suretyships; (cc) directors and officers; (dd) no unlawful business practices; (ee) compliance with anti-money laundering laws; (ff) that MMV is not an investment company; and (gg) other customary representations and warranties.
MPAC, PubCo and Merger Sub (collectively “Purchaser Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate existence and power; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the agreement and additional agreements thereto; (d) absence of conflicts; (e) finders fees; (f) issuance of closing payment shares; (g) capital structure; (h) information supplied; (i) minimum trust fund amount; (j) validity of Nasdaq Stock Market listing; (k) that MPAC is a publicly-held company subject to reporting obligations; (l) no market manipulation; (m) board approval; (n) SEC filing requirements and financial statements; (o) litigation; (p) compliance with laws, including those relating to money laundering; (q) OFAC-related representations and warranties; (r) that MPAC is not an investment company; (s) tax matters; and (t) material contracts.
Conduct Prior to Closing; Covenants Pending Closing
Each of MMV and MPAC has agreed to, and cause its subsidiaries to, operate the business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions or material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties.
The Merger Agreement also contains covenants providing for:
•
Each party providing access to their offices, properties, and books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

•
Each party promptly notifying the other party of certain events;

•
Cooperation in making certain filings with the SEC;

•
MMV delivering its financial statements;

•
Disbursement of funds in the trust account; and

•
Directors’ and officers’ indemnification and insurance.

Covenants
The Company Group makes covenants relating to, among other things: (a) reporting of taxes and compliance with laws; (b) reasonable best efforts to obtain each third party consent; (c) reasonable best efforts to assist the ODI shareholders to complete the ODI filings; (d) certain issuance of MMV ordinary shares after completion of the ODI Filings; (e) annual and interim financial statements; (f) continued employment of certain employees and managers of MMV; and (g) procuring additional investors to provide equity financing in the aggregate amount of $10,000,000 to MPAC on substantially the same terms and conditions in the Bilibili Agreement (as defined below).
Each party further makes covenants relating to, among other things: (a) reasonable best efforts to consummate and implement each of the transactions contemplated by the Merger Agreement; (b) tax matters; (c) settlement, payment and reimbursement of liabilities and expenses; (d) compliance with SPAC agreements; (e) that Purchaser shall prepare with the assistance, cooperation of the Company Group, and file with the SEC a registration statement; and (f) confidentiality.
Pursuant to the First Amendment to the Merger Agreement among each of the parties to the Merger Agreement and Avatar Group Holdings Limited, a British Virgin Islands business company controlled by Mr. Yanzhi Wang, dated January 6, 2022 (the “First Amendment”):
•
MMV agreed to make to MPAC, and MPAC agreed to borrow from MMV three tranches of non-interest bearing loans in the aggregate principal amount of $2,750,000 (the “Company Loans”), all of which shall be repayable only upon closing of the Business Combination, or if the Purchaser Parties shall have materially breached the Merger Agreement or the Amendment and such breach shall not be cured within fifteen (15) days;

•
MPAC shall use the proceeds of the Company Loans for, among other things, working capital and to fund amounts required to extend the period of time for MPAC to consummate a Business Combination for up to two (2) times up to 18 months from the closing of its initial public offering;

•
prior to the expiration of the Business Combination Period, MPAC shall hold a general meeting of shareholders to further extend the Business Combination Period (the “Further Extension Period”), and MMV shall bear and prepay MPAC in the form of additional loans to fund for any and all costs and expenses incurred (including costs from an increased redemption amount or additional premium paid or to be paid to the shareholders of MPAC);

•
in the event that the closing of the Business Combination fails to occur within the Business Combination Period (inclusive of applicable Further Extension Period) due to reasons not directly attributable to the Purchaser Parties, Avatar shall pay MPAC a lump sum payment of $3,250,000 (the “No-Deal Payment”); and

•
in the event that the closing of the Business Combination fails to occur on or prior to August 25, 2022, within five (5) business days after MMV’s receipt of relevant account details, MMV and Avatar shall deposit US$2,900,000 of the No-Deal Payment into an escrow account designated by MPAC, the amount of which shall be released to MPAC, for satisfaction of the obligation of Avatar under the Amendment.

Pursuant to the Second Amendment to the Merger Agreement dated September 29, 2022 (the “Second Amendment”):
•
parties agreed to extend the Outside Closing Date from September 30, 2022 to February 25, 2023;

•
in order to facilitate the extension of MPAC’s Combination Period for up to two (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023, MMV agreed to loan to MPAC an aggregate principal amount of $525,000 in two tranches, all of which shall become repayable upon closing of the Business Combination, or if the Purchaser Parties materially breach the Merger Agreement or its amendments and such breach has not been cured within fifteen (15) days following receipt of a notice of such breach; and

•
each of Avatar, Lucky Cookie and F.L.M Holdings (the “Restricted Shareholders”) agreed that (i) an aggregate of 5,000,000 ordinary shares of their Closing Payment Shares (“Restricted Closing Payment Shares”) will be non-transferable and subject to forfeiture by PubCo if the Release Event (defined below) does not occur within 12 months following the Closing, (ii) such Restricted Closing Payment Shares shall vest and become transferable and non-forfeitable upon the successful creation of a new gameplay coupled with a public announcement regarding release of the new gameplay, whether through the introduction of a new mobile game or updates to an existing mobile game to revamp its gameplay and commercial appeal (the “Release Event”), with the determination of whether an event is deemed a Release Event to be determined by a majority vote of the independent directors of the board of PubCo in their sole discretion; and (iii) until the vesting of the Restricted Closing Payment Shares, such Restricted Closing Payment Shares shall be held in escrow in accordance with certain Share Restriction Agreements to be entered between the Purchaser and each of the Restricted Shareholders prior to the closing of the Business Combination.

Conditions to Closing
General Conditions
Consummation of the Merger Agreement and the transactions therein is conditioned on, among other things, (i) no provisions of any applicable law, and no order shall prohibit or prevent the consummation of the closing; (ii) there shall not be any action brought by a third party that is not an affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the closing; (iii) the Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions; (iv) the SEC shall have declared the registration statement effective, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued; (v) MPAC shall have received the requisite shareholder approval in accordance with MPAC’s organizational documents, applicable law and this Proxy Statement; (vi) the Merger Agreement, each of the additional agreement as described in the Merger Agreement and the transactions contemplated hereby and thereby, shall have been duly authorized and approved respectively by the shareholders of MMV and MPAC; (vii) immediately after the closing of the Business Combination, MPAC shall have in excess of $5,000,000 in net tangible assets.
MMV’s Conditions to Closing
The obligations of MMV to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:
•
Purchaser Parties complying with all of their obligations under the Merger Agreement in all material respects;

•
subject to applicable materiality qualifiers, the representations and warranties of Purchaser Parties being true on and as of the date of the Merger Agreement and closing date of the transactions;

•
Purchaser Parties complying with the reporting requirements under the applicable Securities Act and Exchange Act; and

•
there having been no material adverse effect to Purchaser Parties.

Purchaser Parties’ Conditions to Closing
The obligations of Purchaser Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•
the Company Group complying with all of the obligations under the Merger Agreement in all material respects;

•
subject to applicable materiality qualifiers, the representations and warranties of the Company Group being true on and as of the date of the Merger Agreement and closing date of the transactions;

•
there having been no material adverse effect to the Company Group regardless of whether it involved a known risk;

•
the Purchaser Parties having received copies of documents from the Company Group including but not limited to all governmental approvals, certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, memorandum and articles of association of the Company as in effect as of the Closing Date, certificate of incorporation, resolutions duly adopted by the board of directors and requisite company vote authorizing the Merger Agreement and the transactions, and recent certificate of good standing no later than thirty (30) days prior to the Closing Date.

•
certain key personnel of the Company Group having executed certain Labor Agreements, Nondisclosure and Non-solicitation Agreements and Non-Compete Agreements and the same shall be in full force and effect.

•
the Purchasing Parties receiving legal opinions from the Company’s counsels in the PRC and Cayman Islands;

•
Certain shareholders of the Company shall have completed the ODI filings; and

•
An equity financing in aggregate amount of no less than $20,000,000 shall have been consummated or consummate substantially concurrently with the closing of the transactions.

Termination
The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to MPAC shareholders, by:
•
the Purchaser Parties, if the audited financial statements for the years ended December 31, 2020, 2019 and the unaudited management accounts of the Company as of and for the six (6) month period ended June 30, 2021 have not been delivered by August 13, 2021;

•
either the Company or the Purchaser Parties, if the closing has not occurred by February 25, 2023, provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred or have been made;

•
the Purchaser Parties, if the Company has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement, the Plan of Merger, any additional agreements or the transactions fail to be authorized or approved by the Shareholders of the Company and such breach has not been cured within fifteen (15) days following the receipt by the Company Group of a notice describing in reasonable details the nature of such breach; or

•
the Company, if any Purchaser Party has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement and such breach has not been cured within fifteen (15) days following the receipt by any Purchaser Party of a notice describing such breach.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, MPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of MMV expecting to have a majority of the voting power of the post-combination company, MMV senior management comprising all of the senior management of the post-combination company, the relative size of MMV compared to MPAC, and MMV operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MMV issuing share for the net assets of MPAC, accompanied by a recapitalization. The net assets of MPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MMV.

Regulatory Approvals
The Reincorporation Merger, the Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands and the Registrar of Corporate Affairs in the British Virgin Islands of the Plans of Merger.
We have been monitoring regulatory developments in China regarding (i) greater oversight by the CAC over cyber security, data security and data privacy, and (ii) any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings, including the Business Combination. As of the date of this proxy statement/prospectus, (1) Shanghai Jupiter received a notification (No. 2022072101) from the Cyber Security Review Office, the department of the CAC in charge of cybersecurity review, advising that the Business Combination and the planned listing on Nasdaq is not subject to cybersecurity review, and (2) MMV’s PRC legal advisors have advised MMV that the draft regulation on record-filings requirement for overseas listing issued by CSRC has not been adopted. Therefore, no PRC laws and regulations are in force requiring that MMV or PubCo obtain permission from PRC authorities to consummate the Business Combination. However, the aforesaid laws, regulatory requirement and interpretations are evolving. There remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities. For further details and for risks related to regulatory approvals on overseas listings, see “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with the Business Combination under PRC law.”
Certain Related Agreements
Subscription Agreements/PIPE Investment
In connection with the execution of the Merger Agreement, MPAC and PubCo entered into a subscription agreement (the “Bilibili Agreement”) with Bilibili Inc. (“Bilibili”) pursuant to which MPAC and PubCo have agreed to issue and sell to Bilibili an aggregate of 1,000,000 PubCo Class A ordinary shares, for an aggregate purchase price of $10,000,000 at $10.00 per share. On November 3, 2022, MPAC and PubCo entered into a subscription agreement (the “Prominence Agreement”, together with Bilibili Agreement, the “Subscription Agreements”) with Prominence Investment Management Ltd. (“Prominence”, together with Bilibili, the “Subscribers”), pursuant to which MPAC and PubCo have agreed to issue and sell to Prominence an aggregate of 1,200,000 PubCo Class A ordinary shares, for an aggregate purchase price of $12,000,000 at $10.00 per share. MPAC and PubCo may enter into additional subscription agreements in relation to the purchase of up to an additional 1,800,000 PubCo Class A ordinary shares for a total purchase price of up to an additional $18,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
Business Cooperation Agreement
In connection with the execution of the Merger Agreement, PubCo, MMV, Shanghai Jupiter, Shanghai Lingxu Technology Co., Ltd., Mr. Yiran Xu and Mr. Yanzhi Wang and Shanghai Hode Information Technology Co., Ltd., or Shanghai Hode, a PRC company controlled by Bilibili Inc., entered into a business cooperation agreement, or BCA.
Pursuant to the BCA, PubCo, MMV and their respective subsidiaries and VIEs (collectively, the “Companies”) agree to cooperate with Shanghai Hode in various areas, including animation, literature works, games, and derivative products. The following is a summary of the material terms of the BCA. The following summary does not purport to be complete and is qualified in its entirety by reference to the BCA, a copy of which is attached as Exhibit 10.12 to this proxy statement/prospectus.
Priority to Be Informed for Animation Literary Works
Shanghai Hode shall have the priority to be informed of all animation literary works over which the Companies have obtained all or part of the copyright through original creation or by entering into agreements

(the “Cooperation Animation Literary Works”). Animation literary works include both animation works such as animation and comics and literary works such as novels and poems.
Priority for Investment in Animation Literary Works
Under the same terms and conditions, Shanghai Hode shall enjoy the priority to invest in the development of Cooperation Animation Literary Works on a global scale, provided that such priority shall not apply to the works that the Companies have expressly notified Shanghai Hode to be independently produced, independently developed and solely invested by the Companies without involving external joint investors (the “Independently Developed Works”). New animation works to be independently developed by the Company without involving outside investors shall not exceed two for each year. If Shanghai Hode enters into agreements with the Companies to invest in Cooperation Animation Literary Works, Shanghai Hode shall have priority over third parties under the same terms and condition to be granted the rights of copyright operation and commercial promotion and the right to sublicense such Cooperation Animation Literary Works.
Cooperation Priority for Animation Literary Works
If Shanghai Hode waives its priority for investment in certain Cooperation Animation Literary Works, under the same terms and conditions, Shanghai Hode shall enjoy the priority to cooperate with the Companies with regard to the business operation of and the investment in adaptation or derivative development of such Cooperation Animation Literary Works and other Cooperation Animation Literary Works. Such cooperation priority shall not apply to Cooperation Animation Literary Works that the Companies intend to operate independently, and shall not result in breach of any existing agreement between the Companies and a third party with regard to such Cooperation Animation Literary Works.
Priority for Exclusive Right to Communicate Works to the Public over Information Networks and Right to Broadcast through Network Channel
Subject to the terms of any existing project agreement and agreement entered between the Companies and any third party, the Companies shall, under the same terms and conditions, give priority to Shanghai Hode in granting the exclusive right to communicate works to the public over information networks and the exclusive right to broadcast through network channel (including primary broadcast right in priority to any third party) for music, comics, film, animation, literature and other works over which the Companies currently have or in the future acquire right to communicate works to the public over information networks, the right to broadcast through network channel and the right of distribution, the right of agency and/or the right of sublicense, unless Shanghai Hode waives such priority.
Non-exclusive Primary Broadcast Right of Aotu World Series
The Companies shall grant Shanghai Hode non-exclusive primary broadcasting right for audio-visual works in the Aotu World Series published or created after the execution of the BCA for royalties to be determined by the parties. The Companies covenant to Shanghai Hode that neither the Companies nor any third party may broadcast any audio-visual works in the Aotu World Series (in whole or in parts) earlier than Shanghai Hode, the violation of which shall constitute material breach of the BCA.
Right to Publish/Broadcast for works wholly invested by the Companies and Cooperation Animation Literary Works Invested by Shanghai Hode
For works wholly invested by the Companies, Shanghai Hode shall have non-exclusive right to communicate works to the public over information networks and non-exclusive right to broadcast through network channel, and such works shall not be published/broadcasted (in whole or in parts) through other channel/media (including but not limited to on TV) earlier than Shanghai Hode. For Cooperation Animation Literary Works in which Shanghai Hode’s investment accounts for at least 50% of the overall investment, Shanghai Hode shall have exclusive right to communicate works to the public over information networks and exclusive right to broadcast through network channel, and such works shall not be published/broadcasted (in whole or in parts) through other channel/media (including but not limited to on TV) earlier than Shanghai Hode. For Cooperation Animation Literary Works in which Shanghai Hode’s investment accounts for less than 50% of the overall investment, Shanghai Hode shall have non-exclusive to communicate works to the public over information networks and non-exclusive right to broadcast through network channel, and such works shall not be published/broadcasted (in whole or in parts) through other channel/media (including but not limited to on TV) earlier than Shanghai Hode.
Priority to Cooperate for Game Products
Shanghai Hode shall have (i) the priority right to know any game products, including existing ones and newly-developed ones, that the Companies have all or part of the copyright of through originally creating or contracting (the “Companies’ Game Products”), (ii) the exclusive right within the exclusive period to negotiate for the exclusive operation right of the Companies’ Game Products on a global scale, which includes but is not limited to the right to publish, reproduce, distribute, operate and promote the Companies’ Game Products (the “Exclusive Operation Rights”) and the priority right to be granted the Exclusive Operation Rights under the same terms and conditions after the expiration of the exclusive period, and (iii) the right to jointly operate the Companies’ Game Products approved by authorities to launch in China under terms and conditions not less favorable than other joint operators.
Shanghai Hode shall, under the same terms and conditions, have the priority right to participate in the investment of derivative works adapted based on the Companies’ Game Products and no matter whether Shanghai Hode invests in the derivative works, Shanghai Hode is entitled to have the cooperation priority for the exploitation of adapted audio-visual works and development and other business rights for merchandise and service, derived from Companies’ Game Products under the same terms and conditions. Derivative works include merchandise, adapted audio-visual works and services.
Effectiveness and Termination
The BCA shall become effective upon consummation of the Business Combination, and shall terminate when Bilibili Inc. beneficially owns less than 1.5% of the outstanding shares of the PubCo on a fully diluted and as converted basis.
Amended and Restated Registration Rights Agreement
In connection with the closing of the Business Combination, MMV, MPAC and certain shareholders of MPAC and certain shareholders of MMV who will receive MPAC Class A ordinary shares pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”), which will become effective upon the consummation of the Business Combination.
Lock-up Agreement and Arrangements
In connection with the closing of the Business Combination, certain shareholders of MMV will enter into a lock-up agreement (the “Shareholder Lock-Up Agreement”) with PubCo, pursuant to which each will agree, subject to certain customary exceptions, not to:
(i)   offer, sell contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of PubCo ordinary share or securities convertible into or exercisable or exchangeable for PubCo ordinary shares held by it immediately after the Effective Time, or enter into a transaction that would have the same effect;
(ii)   enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or
(iii)   publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, edge or other arrangement, or engage in any “Short Sales” (as defined in the Shareholder Lock-up Agreement) with respect to any security of PubCo;
until the date that is 180 calendar days after the consummation of the Business Combination; provided, however, that the restrictions set forth in the Lock-up Agreement shall not apply to (1) transfers or distributions to such shareholders current or former general or limited partners, managers or members, shareholders, other equity holders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the shareholder’s immediate family or to a trust, the beneficiary of which is the shareholder or a member of the shareholder’s immediate family for estate planning purposes; (3) by virtue of will, intestate succession or the laws of descent and distribution upon death of the shareholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of Shareholder Lock-up Agreement. Notwithstanding the foregoing, if after consummation of the Business Combination, there is a “Change of Control” of PubCo (as defined in the Lock-up Agreement), all of the shares shall be released from the restrictions set forth therein.
Indemnification Agreements
At the Effective Time, MPAC has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to MMV, with the directors and executive officers of the Combined Company.
Management
Effective as of the closing of the Business Combination, the Post-Combination Board will have at least seven directors, four (4) of whom will be designated by MMV, one (1) of whom will be designated by the Sponsor, and two (2) of whom will be designated by MMV to serve as independent directors in accordance with the Nasdaq’s listing standards and shall be reasonably acceptable to the Sponsor. Effective as of the closing of the Business Combination, all of the executive officers of MPAC immediately prior to the closing of the Business Combination shall resign and the individuals serving as executive officers of the Combined Company immediately after the closing of the Business Combination will be the same individuals (in the same offices) as those of MMV immediately prior to the closing of the Business Combination. See “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.
Recent Development
Extension of Date to Consummate a Business Combination
On March 29, 2022, MPAC deposited into the trust account $575,000, from a non-interest bearing loan that will be payable to MMV only at the closing of the Business Combination, in order to extend the Combination Period for an additional three (3) months, from April 12, 2022 to July 12, 2022. On June 29, 2022, MPAC deposited into the trust account $575,000, from a non-interest bearing loan that will be payable to MMV only at the closing of the Business Combination, in order to extend Combination Period for an additional three (3) months, from July 12, 2022 to October 12, 2022.
At MPAC’s extraordinary general meeting of shareholders on September 28, 2022, MPAC’s shareholders approved its Existing Charter, giving MPAC the right extend the Combination Period up to two more (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023. In connection with the Meeting, 3,508,994 Class A ordinary shares were tendered for redemption. On September 29, 2022, MPAC made a deposit of $224,100.60 to the trust account and extended the Combination Period from October 12, 2022 to January 12, 2023. Following such redemptions and the deposit, the amount of funds remaining in the trust account is approximately $23.4 million. On September 30, 2022, MPAC received from MMV an additional non-interest bearing loan of $225,000.
Voting Securities
As of the Record Date, there were 2,591,006 MPAC Class A ordinary shares and 1,437,500 MPAC Class B ordinary shares issued and outstanding. Only MPAC shareholders who hold MPAC Class A ordinary shares or Class B ordinary shares of record as of the close of business on November 15, 2022 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Reincorporation Merger Proposal, Acquisition Merger Proposal, the Nasdaq Proposal, the Charter Amendment Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding MPAC ordinary shares, present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof.

Attending the Meeting either in person, by virtual attendance or by submitting your proxy and abstaining from voting will have no effect on the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Proposals.
As of November 15, 2022, a total of 292,500 Units and 1,437,500 MPAC Class B ordinary shares, or approximately 42.9% of the outstanding MPAC ordinary shares, were subject to the Letter Agreement pursuant to which holders have agreed to vote their ordinary shares in favor of the Acquisition Merger Proposal. As a result, only 284,254 Class A ordinary shares held by the public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Acquisition Merger Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of Class A ordinary shares to constitute a quorum is present, no Class A ordinary shares held by the public shareholders will be required to vote in favor of the Acquisition Merger Proposal for it to be approved.
Appraisal Rights
MPAC shareholders have appraisal rights in connection with the Reincorporation Merger. There are no appraisal rights with respect to MPAC warrants. See the section entitled “The Meeting — Appraisal Rights” for more information.
Redemption Rights
Pursuant to MPAC’s Existing Charter, holders of public MPAC Class A ordinary shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public MPAC Class A ordinary shares. As of September 30, 2022, this would have amounted to approximately $10.46 per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on December [•], 2022, (a) submit a written request to Continental that MPAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder of MPAC Class A ordinary shares exercises his or her redemption rights, then such holder will be exchanging his or her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described therein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Ownership of the Post-Business Combination Company After the Closing
It is anticipated that, upon the closing of the Business Combination, under the “no redemptions” scenario, MPAC’s public shareholders (other than the investor(s) in the PIPE Investment) would retain an ownership interest of approximately 7.7% in the Combined Company. The following chart illustrates the ownership structure of PubCo immediately following the Business Combination. The equity interests shown in the diagram below were calculated based on the assumptions that (i) no MPAC’s public shareholders exercises its redemption, (ii) none of the parties in the chart below purchase PubCo Ordinary Shares in the open market, (iii) there are no other issuances of equity by MPAC prior to or in connection with the consummation of the Business Combination. The ownership percentages set forth below do not take into account (a) the issuance of any additional shares under the Share Incentive Award and (b) the exercise of any PubCo Warrants.

(1)
76.12% of the share ownership of Avatar Group Holdings Limited, or Avatar, is held by Yann HighTech Holdings Limited, which is in turn wholly owned by Mr. Yanzhi Wang. In addition, Mr. Yanzhi Wang is the sole director of Avatar and therefore may be deemed to control Avatar.

(2)
On March 22, 2021, Mr. Yiran Xu, Mr. Yanzhi Wang, Lucky Cookie Holdings Limited, or Lucky Cookie, a company incorporated in British Virgin Islands that is controlled by Mr. Yiran Xu, and Avatar Group Holdings Limited, or Avatar, a Company incorporated in British Virgin Islands that is controlled by Mr. Yanzhi Wang entered into an Acting-in-Concert Agreement, pursuant to which Mr. Yanzhi Wang and Avatar undertakes that following the completion of the Business Combination, Mr. Yanzhi Wang and Avatar shall take actions in accordance with the instructions of Mr. Yiran Xu and Lucky Cookie with regard to any matter submitted to vote by the shareholders of the PubCo. As a result of the Acting-in-Concert agreement, we expect that Mr. Yiran Xu will control 59.54% of the voting power of the PubCo following the completion of the Business Combination.

Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Board in favor of adoption of the Acquisition Merger Proposal and other Proposals, you should keep in mind that MPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:
If an initial business combination is not completed by January 12, 2023 (unless extended to April 12, 2023), MPAC will be required to liquidate. In such event:

•
1,437,500 MPAC Class B ordinary shares held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,001, will be worthless. Such Class B ordinary shares will automatically convert into MPAC Class A ordinary shares at the consummation of the Business Combination and had an aggregate market value of approximately $15.0 million based on the closing price of the Class A ordinary shares of $10.42 per share on The Nasdaq Capital Market as of November 14, 2022. The Sponsor, MPAC’s officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the founder’s shares and no other consideration was paid for such agreement.

•
292,500 units purchased by the Sponsor for $2,925,000, will be worthless. At the consummation of the Business Combination, such units would have an aggregate market value of approximately $3.1 million based on the closing price of the Units of $10.55 per Unit on The Nasdaq Capital Market as of November 14, 2022.

If a business combination is not completed by January 12, 2023 (unless extended to April 12, 2023), MPAC’s Initial Shareholders will lose a combined aggregate amount of approximately $18.1 million based on the closing price of the Class A ordinary shares at $10.42 per share and $10.55 per Unit on November 14, 2022. Because of these interests, MPAC’s Initial Shareholders could benefit from the completion of a business combination that is not favorable to its public shareholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. For example, if the share price of the Class A ordinary shares declined to $5.00 per share after the close of the business combination, MPAC’s public shareholder that purchased shares in the initial public offering, would have a loss of $5.00 per share, while MPAC’s Sponsor would have a gain of $4.98 per share because it acquired the founder shares for a nominal amount. In other words, MPAC’s Initial Shareholders can earn a positive rate of return on their investment even if public shareholders experience a negative rate of return in the Post-Combination Company.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, MPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of MMV expecting to have a majority of the voting power of the post-combination company, MMV senior management comprising all of the senior management of the post-combination company, the relative size of MMV compared to MPAC, and MMV operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MMV issuing share for the net assets of MPAC, accompanied by a recapitalization. The net assets of MPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MMV.
Recommendations of the Board and Reasons for the Business Combination
After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, MPAC and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by MMV. The Board obtained from Royson Valuation Advisory Limited, a Hong Kong valuation services firm (“Royson”), a valuation opinion on which to base its assessment (see Annex C). The Board recommends that MPAC shareholders vote:
•
FOR the Reincorporation Merger Proposal;

•
FOR the Acquisition Merger Proposal;

•
FOR the Nasdaq Proposal;

•
FOR the Charter Amendment Proposal; and

•
FOR the Adjournment Proposal.

Summary Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the special meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 46 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “MMV” generally refer to MMV in the present tense or to the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing MPAC’s, MMV’s and/or the Combined Company’s business.
Risks Related to MMV’s Business and Industry
•
MMV’s limited operating history makes it difficult to predict its future prospects, business and financial performance;

•
MMV’s failure to offer high-quality contents that meets user preferences and demands may adversely affect its business operation and financial results;

•
MMV’s monetization scheme and lack of product diversification may not be able to sustain its business operation, monetization plan and future growth;

•
MMV may not be able to protect its proprietary brand and intellectual property, and as a result, its business, financial condition, and results of operations may be adversely impacted.

•
MMV operates in a highly competitive market, and may not be able to compete effectively.

Risks Related to MMV’s Corporate Structure
•
MMV is a Cayman Islands holding company primarily operating in China through the WFOE, the PRC Subsidiaries and contractual arrangements with Shanghai Jupiter. MMV’s control over the VIEs and MMV’s position of being the primary beneficiary of the VIEs for the accounting purposes are limited to the conditions that MMV met for consolidation of the VIEs under U.S. GAAP. Such conditions include that (i) MMV controls Shanghai Jupiter through power to govern the activities which most significantly impact the Shanghai Jupiter’s economic performance, (ii) MMV is contractually obligated to absorb losses of Shanghai Jupiter that could potentially be significant to Shanghai Jupiter, and (iii) MMV is entitled to receive benefits from Shanghai Jupiter that could potentially be significant to Shanghai Jupiter. Only if MMV meets the aforementioned conditions for consolidation of the VIEs under U.S. GAAP, MMV will be deemed as the primary beneficiary of the VIEs, and the VIEs will be treated as MMV’s consolidated affiliated entities for accounting purposes. After the Business Combination, neither the investors in the Combined Company nor the Combined Company itself will have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIEs. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the VIE Agreements that establish the VIE structure for the majority of our operations in China, including potential future actions by the PRC government, which could affect the enforceability of the contractual arrangements with Shanghai Jupiter and, consequently, significantly affect the financial condition and results of operations of the MMV. If the PRC government finds the VIE Agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Shanghai Jupiter or forfeit our rights under the contractual arrangements, see “Risk Factors — Risks Related to MMV’s Corporate Structure” for details;

•
MMV relies on its contractual arrangements with Shanghai Jupiter and its shareholders to operate its business operation, which may not be as effective as direct ownership in providing operational control, and Shanghai Jupiter’s shareholders may fail to perform their obligations under the contractual arrangements. The shareholders of Shanghai Jupiter may have conflicts of interest with MMV, which may materially and adversely affect MMV’s business, see “Risk Factors — Risks Related to MMV’s Corporate Structure — The shareholders of MMV’s VIEs may have actual or potential conflicts of interest with MMV, which may materially and adversely affect MMV’s business and financial condition” for details.

•
Pursuant to the ODI Shares Subscription Agreement, Shenzhen Huaqi Huirui Investment Management Limited Partnership, Jupiter_Lilith Limited and F.L.M Holdings Limited (collectively, the “ODI Shareholders”) shall complete the formalities and filings of overseas direct investment of Chinese enterprises (“ODI Filings”) before the ODI Shareholders subscribe for and hold PubCo

Ordinary Shares. As of the date of this proxy statement/prospectus, ODI Shareholders have not completed the ODI Filings and may not complete the ODI Filings in a timely manner, which may delay the Further Issuance of Shares and, consequently, the closing of the Reincorporation Merger, see “Risk Factors — Further Issuance of Shares might be delayed if ODI Shareholders fail to complete filings of overseas direct investment of Chinese enterprises, which could result in a postponement of closing of the Reincorporation Merger” for details.
Risks Related to Doing Business in China
•
Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations with little advance notice in China could adversely affect us and limit the legal protections available to you and us. PRC regulatory agencies may intervene or influence our operations at any time as the government deems appropriate to further regulatory, political and societal goals, or may exert more control over offerings conducted overseas or foreign investments in China-based issuers, which could result in a material change in MMV’s operations and the value of PubCo Ordinary Shares and PubCo Warrants or significantly limit or completely hinder the PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless, see “Risk Factors — Risks Related to Doing Business in China — The uncertainties and quick change of the legal system in China with little advance notice could limit the legal protections available or impose additional requirements and obligations on MMV’s business operation, which may materially and adversely affect MMV’s business, financial condition, and results of operations, and may adversely affect the timetable and closing certainty of the Business Combination” and “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with the Business Combination under PRC law” for details;

•
The PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like MMV and the PubCo. Such action to exert more oversight and control over securities offerings and other capital markets activities, once taken by the PRC government, could adversely affect the value of the PubCo Ordinary Shares and PubCo Warrants, or significantly limit or completely hinder the PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless, see “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with the Business Combination under PRC law” for details;

•
On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCA Act. Under such rules, an issuer that has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction will be identified by the SEC as a “Commission-Identified Issuer.” The SEC will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If MMV is identified as a Commission-Identified Issuer and has a “non-inspection” year, there is no assurance that it will be able to take remedial measures in a timely manner. MMV’s auditor, Marcum Asia CPAs LLP, an independent registered public accounting firm headquartered in Manhattan, New York, was not included in the determinations made by the Public Company Accounting Oversight Board (United States), or the PCAOB, on December 16, 2021. MMV’s auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis with the last inspection in 2020. Although MMV believes that the Holding Foreign Companies Accountable Act and the related regulations do not currently affect MMV, MMV cannot assure you that there will not be any further implementations and interpretations of the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of MMV’s operations in mainland China. Recent developments with respect to audits of China-based companies, such as MMV, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, Pubco’s investors may be deprived of the benefits of PCAOB’s oversight of the auditor of MMV through such inspections. For more details, see “Risk Factors — Risks Related to Doing Business in China — MMV’s independent registered public accounting firm’s audit documentation related to their audit reports included in this joint proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.”
Risks Related to MPAC’s Business and the Business Combination
•
If MPAC is deemed to be an investment company for purposes of the Investment Company Act, MPAC would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, MPAC would likely abandon its efforts to consummate an initial business combination and liquidate and dissolve;

•
MPAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about MPAC’s ability to continue as a “going concern;”

•
You must tender your MPAC Class A ordinary shares in order to validly seek redemption at the Meeting;

•
If third parties bring claims against MPAC, the proceeds held in trust could be reduced and the per- share liquidation price received by MPAC’s shareholders may be less than $10.46;

•
Any distributions received by MPAC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, the value of MPAC's assets did not exceed its liabilities or MPAC was unable to pay its debts as and when they fell due;

•
MPAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by January 12, 2023 (unless extended to April 12, 2023 as allowed under its Existing Charter). In the event of a liquidation, MPAC’s public shareholders will receive approximately $10.46 per share.

Risks Related to PubCo’s Securities Following the Business Combination and PubCo Operating as a Public Company
•
PubCo may not qualify as, or continue to satisfy the requirement for, a foreign private issuer, which may require PubCo to fully comply with more stringent reporting requirements of the Exchange Act for domestic issuers;

•
PubCo is incorporated under British Virgin Islands law, and investors may face difficulties protecting its rights in the U.S. and under U.S. Law;

•
There are, and continue to be, uncertainties involving the PubCo’s status under U.S. tax law which may adversely affect PubCo’s financial operation.

SELECTED HISTORICAL FINANCIAL DATA OF MPAC
The balance sheet data of MPAC as of September 30, 2022 (unaudited) and December 31, 2021 (audited) and the statement of operations data of MPAC for the nine months ended September 30, 2022 (unaudited), for the period from January 8, 2021 (inception) through September 30, 2021 (unaudited), and for the period from January 8, 2021 (inception) through December 31, 2021 (audited) are derived from MPAC’s financial statements included elsewhere in this registration statement.
The historical results of MPAC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of MPAC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MPAC” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
	For the Nine Months ended September 30, 2022	For the Period from January 8, 2021 (Inception) to September 30, 2021	For the period from January 8, 2021 (inception) through December 31 , 2021
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Loss from operations	(1,350,364)	(332,852)	$(960,518)
Change in fair value of warrant liability	42,967	66,450	84,820
Trust interest income	336,532	2,132	3,580
Net loss	(970,865)	(264,270)	$(872,118)
Weighted average shares outstanding – Class A ordinary shares subject to possible redemption	5,750,000	3,927,396	4,487,283
Basic and diluted net income per ordinary share – Class A ordinary shares subject to possible redemption	$(0.13)	$(0.05)	$(0.15)
Weighted average shares outstanding – Class B ordinary shares and Class A ordinary shares not subject to possible redemption	1,787,500	1,410,377	1,417,367
Basic and diluted net income per ordinary share – Class B ordinary shares and Class A ordinary shares not subject to possible redemption	$(0.13)	(0.05)	$(0.15)
	As of September 30, 2022	As of December 31, 2021
	(Unaudited)
Balance Sheet Data:
Total cash	$442,450	$336,852
Total assets	$24,070,752	$58,464,685
Total liabilities	$5,602,668	$2,682,542
Class A ordinary share subject to possible redemption	$23,446,019	$58,078,580
Total shareholders’ deficit	$(4,977,935)	$(2,296,437)

SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL AND OPERATING DATA OF MMV
The following selected combined and consolidated statements of operations data for the years ended December 31, 2020 and 2021, and for the six months ended June 30, 2021 and 2022, selected combined and consolidated balance sheet data as of December 31, 2020 and 2021, and June 30, 2022, and selected combined and consolidated cash flow data for the years ended December 31, 2020 and 2021, and for the six months ended June 30, 2021 and 2022, have been derived from MMV’s audited and unaudited combined and consolidated financial statements included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of MMV. You should read this “Selected Combined and Consolidated Financial and Operating Data of MMV” section together with our combined and consolidated financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMV” contained elsewhere herein.
The following table presents MMV’s selected combined and consolidated statements of operations data for the years ended December 31, 2020 and 2021 and the six months ended June 30, 2021 and 2022.
	For the Year Ended December 31,				For the Six Months Ended June 30,
	2020		2021		2021 unaudited		2022 unaudited
	US$	%	US$	%	US$	%	US$	%
Selected Combined and Consolidated Statements of Operation:
Revenue
Game publishing	7,775,748	62.3	2,949,735	28.1	1,239,122	29.4	1,488,731	18.7
Merchandise sales	1,885,763	15.1	3,520,713	33.6	1,291,035	30.6	2,322,014	29.2
Animation production services	1,902,592	15.2	2,945,662	28.1	934,393	22.2	2,559,070	32.2
License	589,793	2.7	608,591	4.4	191,630	4.5	1,379,468	17.4
Other services	334,452	4.7	457,036	5.8	561,517	13.3	200,350	2.5
Total revenue	12,488,348	100.0	10,481,737	100.0	4,217,697	100.0	7,949,633	100.0
Cost of revenue
Revenue shares/service fees to a game operator	(4,552,175)	(36.5)	(386,086)	(3.7)	(717,500)	(17.0)	(192,200)	(2.4)
Commission fees	(1,143,360)	(9.2)	(295,797)	(2.8)	(107,087)	(2.5)	(150,919)	(1.9)
Cost of inventory	(735,149)	(5.9)	(1,662,591)	(15.9)	(576,443)	(13.7)	(1,277,005)	(16.1)
Production and service costs	(2,765,541)	(22.1)	(3,775,307)	(35.9)	(1,891,765)	(44.9)	(2,430,040)	(30.5)
Other game related costs	(816,030)	(6.5)	(277,774)	(2.7)	(81,345)	(1.9)	(204,416)	(2.6)
Total cost of revenue (excluding Impairment loss)	(10,012,255)	(80.2)	(6,397,555)	(61.0)	(3,374,140)	(80.0)	(4,254,580)	(53.5)
Impairment loss	(2,991,196)	(24.0)	(30,454)	(0.3)	—	—	—	—
Selling expenses	(656,763)	(5.3)	(1,297,599)	(12.4)	(394,364)	(9.4)	(470,275)	(5.9)
General and administrative expenses	(2,057,492)	(16.5)	(29,955,168)	(285.8)	(24,672,375)	(585.0)	(4,458,951)	(56.1)
Research and development expenses	(2,708,239)	(21.7)	(5,705,328)	(54.4)	(2,110,914)	(50.0)	(3,396,193)	(42.7)
Loss from operations	(5,937,597)	(47.5)	(32,904,367)	(313.9)	(26,334,096)	(624.4)	(4,630,366)	(58.2)
Interest income	4,199	—	1,920	—	1,305	—	702	—
Interest expenses	(387,043)	(3.1)	(94,956)	(0.9)	(9,429)	(0.2)	(262,246)	(3.3)
Exchange gains/(losses), net	—	—	(1,846)	—	—	—	2,536	—
Other income and expense	14,597	0.1	308,149	2.9	44,701	1.1	42,011	0.5
Loss before income tax expense .	(6,305,844)	(50.5)	(32,691,100)	(311.9)	(26,297,519)	(623.5)	(4,847,363)	(61.0)
Income tax	—	—	—	(35,517)	(0.8)	—	—	—
Net loss	(6,305,844)	(50.5)	(32,691,100)	(311.9)	(26,333,036)	(624.3)	(4,847,363)	(61.0)

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2020		2021		2021 unaudited		2022 unaudited
	US$	%	US$	%	US$	%	US$	%
Net loss attributable to non-controlling interest	(224,015)		(697,588)		(213,567)		(88,652)
Net loss attributable to MMV shareholders	(6,081,829)		(31,993,512)		(26,119,469)		(4,758,711)
Loss per ordinary share attributable to MMV shareholders
– Basic and diluted	(0.05)		(0.26)		(0.21)		(0.04)
Weighted average number of ordinary shares outstanding
– Basic and diluted	122,463,517		122,463,517		122,463,517		122,463,517
The following table presents MMV’s selected combined and consolidated balance sheet data as of December 31, 2020 and 2021 and June 30, 2022.
	As of December 31,		As of June 30,
	2020	2021	2022 unaudited
	US$	US$	US$
Selected Combined and Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	737,001	374,929	1,102,406
Accounts receivable, net	591,196	875,141	3,086,263
Amounts due from related parties	434,934	153,736	653,304
Inventories, net	380,578	591,087	783,914
Prepaid expenses and other current assets	1,270,221	1,162,344	2,816,584
Total current assets	3,413,930	3,157,237	8,442,471
Non-current assets
Property and equipment, net	57,052	282,849	228,959
Intangible assets, net	368,717	224,108	140,231
Long-term investment	—	460,000	460,000
Right-of-use assets	—	—	1,162,463
Other non-current assets	—	49,738	47,321
Total non-current assets	425,769	1,016,695	2,038,974
Total assets	3,839,699	4,173,932	10,481,445
Current liabilities	33,231,834	4,464,988	6,783,072
Non-current liabilities	5,094,875	9,731,795	15,787,426
Total liabilities	38,326,709	14,196,783	22,570,498
Total shareholders’ deficit	(34,487,010)	(10,022,851)	(12,089,053)
Total liabilities and shareholders’ deficit	3,839,699	4,173,932	10,481,445

The following table presents MMV’s selected combined and consolidated cash flow data for the years ended December 31, 2020 and 2021 and the six months ended June 30, 2021 and 2022.
	For the Years Ended December 31,		For the Six Months Ended June 30,
	2020	2021	2021 unaudited	2022 unaudited
	US$	US$	US$	US$
Net cash used in operating activities	(943,167)	(5,514,643)	(880,136)	(2,582,162)
Net cash used in investing activities	(23,932)	(615,765)	(114,826)	(61,234)
Net cash provided by financing activities	1,510,910	6,390,234	1,916,479	3,431,945
Effects of exchange rate changes	41,742	(621,898)	(863,892)	(61,072)
Net increase/(decrease) in cash and cash equivalents	585,553	(362,072)	57,625	727,477
Cash and cash equivalents – beginning of the year/period	151,448	737,001	737,001	374,929
Cash and cash equivalents – end of the year/period	737,001	374,929	794,626	1,102,406
Non-GAAP Financial Measures
MMV uses adjusted net loss and adjusted EBITDA, which are non-GAAP financial measures, in evaluating its financial results and for financial and operational decision-making purposes. Adjusted net loss represents net income excluding share-based compensation expenses, impairment loss and transaction costs, and such adjustment has no impacts on income tax expense.
MMV believes that adjusted net loss and adjusted EBITDA help identify the underlying trends of its business that could otherwise be distorted by the effect of certain expenses that MMV includes in the net loss. MMV believes that adjusted net loss and adjusted EBITDA provide useful information about its financial results, enhance the overall understanding of its past performance and future prospects and allow for greater visibility with respect to key metrics used by its management in its financial and operational decision- making.
Adjusted net loss and adjusted EBITDA should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of MMV’s operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net loss and adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to MMV’s data. MMV encourages investors and others to review its financial information in its entirety and not rely on a single financial measure. The table below sets forth a reconciliation of MMV’s adjusted net loss to net loss for the periods indicated.

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2020	2021	2021 unaudited	2022 unaudited
	US$	US$	US$	US$
Non-GAAP Financial Measures
Net loss	(6,305,844)	(32,691,100)	(26,333,036)	(4,847,363)
Adjustments:
Share-based compensation	—	25,663,139	23,398,745	2,264,394
Impairment loss of intangible assets	2,964,684	—	—	—
Transaction costs	—	1,080,366	440,657	352,590
Adjusted net loss	(3,341,160)	(5,947,595)	(2,493,634)	(2,230,379)
Adjustments:
Interest expense	387,043	94,956	9,429	262,246
Income tax	—	—	35,517	—
Depreciation and amortization	828,213	210,236	97,394	642,859
Adjusted EBITDA	(2,125,904)	(5,642,403)	(2,351,294)	(1,325,274)
VIE Consolidation Schedule
The following table sets forth the summary consolidating balance sheets data as of December 31, 2020 and 2021, and June 30, 2022 of the VIEs and MMV and its subsidiaries (other than the VIEs), and the summary of the consolidating statement of income and cash flows for the years ended December 31, 2020 and 2021, and for the six months ended June 30, 2022. MMV’s consolidating financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. MMV’s historical results are not necessarily indicative of results expected for future periods. You should read this information together with MMV’s consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMV” included elsewhere in this prospectus.
	As of June 30, 2022
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Current assets:
Cash and cash equivalents	1,160	1,051,647	49,599	—	1,102,406
Amounts due from related parties	—	3,327,794	112,125	(2,786,615)	653,304
Other assets, current	2,460,000	4,192,160	34,601	—	6,686,761
Total current assets	2,461,160	8,571,601	196,325	(2,786,615)	8,442,471
Investment in subsidiaries, VIE and VIE’s subsidiaries	(10,209,807)	—	—	10,209,807	—
Other non-current assets	460,000	1,545,576	33,398	—	2,038,974
Total assets	(7,288,647)	10,117,177	229,723	7,423,192	10,481,445
Current liabilities:
Amounts due to related parties, current portion	592,428	729,451	4,106,364	(2,786,615)	2,641,628
Other current liabilities	—	3,770,242	371,202	—	4,141,444
Total current liabilities	592,428	4,499,693	4,477,566	(2,786,615)	6,783,072
Amounts due to related parties, non-current portion	2,491,782	11,996,491	592,391	—	15,080,664
Other non-current liabilities	—	706,762	—	—	706,762
Total liabilities	3,084,210	17,202,946	5,069,957	(2,786,615)	22,570,498
Total shareholders’ deficit	(10,372,857)	(7,085,769)	(4,840,234)	10,209,807	(12,089,053)
Total liabilities and shareholders’ equity/(deficit)	(7,288,647)	10,117,177	229,723	7,423,192	10,481,445

	For the six months ended June 30, 2022
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Net revenue	—	7,919,633	30,000	—	7,949,633
Cost of revenue	—	(4,254,580)	—	—	(4,254,580)
Operating expenses	(2,301,968)	(3,591,900)	(2,431,551)	—	(8,325,419)
Loss from operations	(2,301,968)	73,153	(2,401,551)	—	(4,630,366)
Other items	(42,047)	(115,615)	(59,335)	—	(216,997)
Loss of subsidiaries, VIE and VIE’s subsidiaries	(2,503,348)	—	—	2,503,348	—
Net loss	(4,847,363)	(42,462)	(2,460,886)	2,503,348	(4,847,363)
	For the six months ended June 30, 2022
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Net cash used in operating activities	(67,575)	380,500	(2,895,087)	—	(2,582,162)
Net cash used in investing activities	—	(2,399,885)	(74,022)	2,412,673	(61,234)
Net cash provided by financing activities	68,725	2,846,945	2,928,948	(2,412,673)	3,431,945
	As of December 31, 2021
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Current assets:
Cash and cash equivalents	9	363,900	11,020	—	374,929
Amounts due from related parties	—	1,054,467	43,400	(944,131)	153,736
Other assets, current	—	2,621,331	7,241	—	2,628,572
Total current assets	9	4,039,698	61,661	(944,131)	3,157,237
Investment in subsidiaries, VIE and VIE’s subsidiaries	(7,674,944)			7,674,944	—
Other Non-current assets	460,000	520,231	36,464	—	1,016,695
Total assets	(7,214,935)	4,559,929	98,125	6,730,813	4,173,932
Current liabilities:
Amounts due to related parties, current portion	513,438	1,482,125	1,529,341	(944,131)	2,580,773
Other current liabilities	30,000	750,534	1,103,681	—	1,884,215
Total current liabilities	543,438	2,232,659	2,633,022	(944,131)	4,464,988
Amounts due to related parties, non-current portion	—	9,731,795	—	—	9,731,795
Total liabilities	543,438	11,964,454	2,633,022	(944,131)	14,196,783
Total shareholders’ deficit	(7,758,373)	(7,404,525)	(2,534,897)	7,674,944	(10,022,851)
Total liabilities and shareholders’ equity/(deficit)	(7,214,935)	4,559,929	98,125	6,730,813	4,173,932

	For the year ended December 31, 2021
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Net revenue	—	10,481,737	—	—	10,481,737
Cost of revenue	—	(6,306,217)	(91,338)	—	(6,397,555)
Impairment loss	—	(30,454)	—	—	(30,454)
Operating expenses	(25,736,244)	(8,816,332)	(2,405,519)	—	(36,958,095)
Loss from operations	(25,736,244)	(4,671,266)	(2,496,857)	—	(32,904,367)
Other items	(10,324)	238,929	(15,338)	—	213,267
Loss of subsidiaries, VIE and VIE’s subsidiaries	(6,246,944)	—	—	6,246,944	—
Net loss	(31,993,512)	(4,432,337)	(2,512,195)	6,246,944	(32,691,100)
	For the year ended December 31, 2021
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Net cash used in operating activities	(43,391)	(3,279,062)	(2,192,190)	—	(5,514,643)
Net cash used in investing activities	(460,000)	(1,018,101)	(74,735)	937,071	(615,765)
Net cash provided by financing activities	503,400	4,525,625	2,307,380	(946,171)	6,390,234
	As of December 31, 2020
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Current assets:
Cash and cash equivalents	—	737,001	—	—	737,001
Amounts due from related parties	—	434,934	—	—	434,934
Other assets, current	—	2,241,995	—	—	2,241,995
Total current assets	—	3,413,930	—	—	3,413,930
Investment in subsidiaries, VIE and VIE’s subsidiaries	(32,994,719)		32,994,719	—
Other Non-current assets	—	—	—	—	425,769
Total assets	(32,994,719)	3,413,930	—	32,994,719	3,839,699
Current liabilities:
Amounts due to related parties, current portion	—	32,044,778	—	—	32,044,778
Other current liabilities	—	1,187,056	—	—	1,187,056
Total current liabilities	—	33,231,834	—	—	33,231,834
Amounts due to related parties, non-current portion	—	5,094,875	—	—	5,094,875
Total liabilities	—	38,326,709	—	—	38,326,709
Total shareholders’ deficit	(32,994,719)	(34,487,010)	—	32,994,719	(34,487,010)
Total liabilities and shareholders’ deficit	(32,994,719)	3,839,699	—	32,994,719	3,839,699

	For the year ended December 31, 2020
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Net revenue	—	12,488,348	—	—	12,488,348
Cost of revenue	—	(10,012,255)	—	—	(10,012,255)
Impairment loss	—	(2,991,196)	—	—	(2,991,196)
Operating expenses	—	(5,422,494)	—	—	(5,422,494)
Loss from operations	—	(5,937,597)	—	—	(5,937,597)
Other items	—	(368,247)	—	—	(368,247)
Loss of subsidiaries, VIE and VIE’s subsidiaries	(6,081,829)	—	—	6,081,829	—
Net loss	(6,081,829)	(6,305,844)	—	6,081,829	(6,305,844)
	For the year ended December 31, 2020
	Parent	VIEs	Subsidiaries	Eliminating Entries	Total
	US	US	US	US	US
Net cash used in operating activities	—	(943,167)	—	—	(943,167)
Net cash used in investing activities	—	(23,932)	—	—	(23,932)
Net cash provided by financing activities	—	1,510,910	—	—	1,510,910
MMV is a holding company with no business operations of its own. MMV conducts a substantial majority of its operations through the WFOE, the PRC Subsidiaries and the VIEs, and a substantial majority portion of MMV’s assets are located in China. To date, the VIEs have not distributed any earnings or settled any amounts owed under the VIE agreements to MMV or the WFOE. MMV does not have any plan to direct the VIEs to distribute earnings or settle amounts owed under the VIE agreements in the foreseeable future. To date, there has been no transfer of cash or other assets between MMV and the VIEs.

RISK FACTORS
You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. These risks could have a material adverse effect on the business, financial conditioning and results of operations of the Combined Company, and could adversely affect the trading price of the Combined Company’s securities following the business combination.
Risks Related to MMV’s Business and Industry
MMV’s limited operating history makes it difficult to predict its future prospects, business and financial performance.
MMV, a Cayman Islands holding company, was established in 2021, and Shanghai Jupiter controlled by MMV through contractual arrangements, which holds the proprietary brand Aotu World, was established in 2015. MMV’s short operating history may not serve as an adequate basis for evaluating its prospects and future operating results, including MMV’s key operating data, net revenue, cash flows and operating margins. In addition, the animation and gaming industry in China and in the global market is volatile and will continue to evolve. As a result, you may not be able to discern the market dynamics that MMV is subject to and assess MMV’s business prospects.
MMV has encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to MMV’s ability to adapt to the industry, to maintain and monetize MMV’s user base and to introduce new content including animation, games and other entertainment genres under various proprietary brands. If MMV is unable to successfully address these risks and uncertainties, its business, financial condition, and results of operations could be materially and adversely affected.
Furthermore, MMV’s primary business operation is limited to the PRC market. While expanding business operation into the global markets by way of product publication or M&A is a key part of its business development strategy, MMV has no actual business experience operating in the global markets. MMV’s limited operating experience in the PRC may not be compatible or translate well to the global markets, and it may encounter commercial, cultural and regulatory risks, uncertainties it had never encountered before. These risks and uncertainties due to MMV’s limited operation history may adversely affect its business operation and financial performance.
MMV operates in a highly competitive market, and may not be able to compete effectively which could have a material adverse effect on MMV’s business, financial condition and results of operations.
MMV faces significant competition from other animation and gaming companies and other players in the online entertainment market. Some of MMV’s competitors, including both global and PRC market participants, have a longer operating history, a lager user base, or greater financial resources than MMV does. MMV’s competitors may compete with MMV in a variety of ways, including attracting the same target users and UGC creators, produce similar styled animations and games, conducting brand promotions and other marketing activities, and making investments in and acquisitions of MMV’s business partners. In addition, MMV faces competition for leisure time, attention and discretionary spending of its players. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports and the internet, together represent much larger or more well-established markets and may be perceived by MMV’s players to offer greater variety, affordability, interactivity and enjoyment. Consumer tastes and preferences for leisure time activities are also subject to sudden or unpredictable change on account of new innovations, developments or product launches. If any of MMV’s competitors achieves greater market acceptance than MMV does or is able to offer more attractive content, or that MMV’s consumers do not find MMV’s games to be compelling or if other existing or new leisure time activities are perceived by MMV’s players to offer greater variety, affordability, interactivity and overall enjoyment, MMV’s user base and MMV’s market share may decrease, which may materially and adversely affect MMV’s business, financial condition, and results of operations.

MMV operates in a new and rapidly changing industry, which presents significant uncertainty and business risks and makes it difficult to evaluate MMV’s business and prospects. MMV’s ability to generate revenue could suffer if the PRC gaming market does not develop as anticipated.
The online gaming and interactive entertainment industries are relatively new and continue to evolve. Whether these industries grow and whether MMV’s online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming and related activities), taxation of gaming activities, data and information privacy and payment processing laws and regulations, and other actors that MMV is unable to predict and which are beyond MMV’s control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, including as it relates to product launches in new or existing jurisdictions that may be delayed or denied, and it is possible that competitors will be more successful than MMV is at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation in new and existing jurisdictions, MMV may become subject to additional compliance-related costs, including as it relates to licensing and taxes. Consequently, MMV cannot provide assurance that MMV’s online and interactive offerings will grow at the rates expected, or be successful in the long term. If MMV’s products do not obtain popularity or maintain popularity, or if they fail to grow in a manner that meets its expectations, or if MMV cannot offer MMV’s product offerings in particular jurisdictions that may be material to MMV’s business, results of operations and financial condition could be harmed.
In addition, the growth of the online gaming industry in China and the level of demand and market acceptance of MMV’s games are subject to a high degree of uncertainty. MMV’s ability to formulate and execute publishing, distribution and marketing strategies will be significantly affected by MMV’s ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of MMV’s current and potential users. New and different types of entertainment may increase in popularity at the expense of online games.
As China’s market for online games has evolved rapidly in recent years, it is extremely difficult to accurately predict user acceptance and demand for MMV’s existing and potential new games, and the future size, composition and growth of this market. Given the limited history and rapidly evolving nature of the market for online games, MMV cannot predict how much its users will be willing to spend on in-game purchases or whether users will have concerns over security, reliability, cost and quality of service associated with online games. If acceptance of MMV’s games is different than anticipated, MMV’s ability to maintain or increase MMV’s revenues and profits could be materially and adversely affected.
MMV’s business depends on its ability to offer high-quality content that meets user preferences and demands.
MMV’s success depends on its ability to offer high-quality content focused on amination and games. The breadth, depth, and quality of its content are fundamental in maintaining the attractiveness and value to its users. MMV relies on its experience from past and current operations to offer, manage, and refine its high-quality content, which may not be effective as user preferences and market trends change. If MMV is unable to expand into new high quality content by diversifying its products under its Aotu World brand as well as developing new proprietary brand to diversify its animation or gaming product pipeline, its ability to keep content offerings comprehensive and up-to-date may be adversely affected. The quality of its content may be compromised if MMV is not able to continue to maintain in-depth and meaningful engagement of its user group. If MMV is unable to keep up with evolving user preferences, it may experience a decline in the attractiveness of its products to its user base.
User generated content, or UGCs, and professional generated user content, or PUGCs, are critical to MMV’s content offering. MMV encourages and supports UGC and PUGC creators in providing content to sustain its popularity among users and as an effective for product development inspiration. MMV also provides continuous support to UGC creators to encourage ongoing and future creation. Any failure in encouraging, supporting, and incentivizing UGC creators may materially and adversely affect the breadth, depth, and quality of its content offerings.
MMV, in part, relies on the engagement of PUGC creators for brand and product development. If MMV determines that the PUGC creators and their concepts or developing products have commercial potential, MMV may formally engage these PUGC creators to establish the contractual basis for their commercial cooperation. However, MMV cannot assure you that it may reach an agreement with the PUGC creators to develop the product candidate. If MMV is unable to reach an agreement with the PUGC creators, its content offerings, product development and pipeline may be adversely affected. Furthermore, even if MMV is able to reach an agreement with the PUGC creators, MMV cannot assure you that the commercial terms of the agreement will be favorable to MMV or that the product under the cooperation agreement will ultimately be developed or achieve favorable financial results for MMV.
If MMV is unable to continue to offer high-quality content and enhance its content offerings, the reputation and attractiveness of its brand could be compromised, and it may experience a decline in its user base, which could materially and adversely affect its business and results of operations.
MMV may not be able to duplicate the success of Aotu World brand by successfully creating new original animations and proprietary brands.
MMV’s current pipeline of products, including animation series and mobile games, still mostly relies on the Aotu World brand. For a game to remain popular and to retain players, MMV must constantly enhance, expand and upgrade the game with new features, offers, and content that players find attractive. As a result, each of MMV’s games require significant product development, marketing and other resources to develop, launch and sustain popularity through regular upgrades, expansions and new content. While MMV strives to diversify its product portfolio by developing additional proprietary animation and gaming brands, it cannot assure you that it will be successful in developing such brands or that the new brands developed will be popular among the consumers and users or achieve commercial success. If MMV is unable to develop any additional brands or enjoy commercial success for the new brands, or if MMV is unable to develop commercially viable mobile games under these brands, which MMV consider as its primary method of revenue generation, its business, financial condition, and results of operations may be materially and adversely affected.
The success of MMV’s business depends on the quality of MMV’s strategy and MMV’s ability to execute on it.
MMV’s business strategy makes a number of assumptions about the current and future state of the industry that MMV operates in, including but not limited to environmental factors such as the current and future state of the markets and economies that MMV operates in, the current and expected future actions of governments in China and around the world, the current and future capacity and effectiveness of MMV’s competitors, and the current and future desires and wants and means of MMV’s users. MMV’s strategy also makes assumptions about the current and future state of MMV’s own business, including its capacity and effectiveness and its ability to respond to all of the aforementioned environmental factors, amongst others. All of these assumptions are informed by data and information that is publicly available and which MMV gathers for itself and by its ability to process and understand such data and information. Any or all of MMV’s assumptions may prove to be faulty and/or our data and/or information may be inaccurate or incomplete, in which case our strategy may prove to be incorrect or inadequate for the demands of our industry. Even if MMV’s strategy is a good one, MMV cannot be certain that its business is equipped to execute the plans and actions that might be necessary to achieve success. If any of MMV’s assumptions are incorrect and/or its strategy is poor and/or MMV is unable to execute on its strategy then its business, financial condition, results of operations, prospects and cash flows might be negatively impacted.
Damage to MMV’s brand and reputation could materially and adversely affect MMV’s business, financial condition and results of operations.
The growth of MMV’s business partially depends on the recognition of MMV’s brand and reputation.
MMV believes that the recognition and success of MMV’s brand rely on the devotion and sentiment of MMV’s followers, users and business partners, which has contributed to managing MMV’s user acquisition costs and contributed to the growth of MMV’s business.
Maintaining, protecting and enhancing MMV’s brand and reputation, in particular its proprietary Aotu World brand, depends largely on several factors including, but not limited to, MMV’s ability to:
•
strengthen its proprietary brand, Aotu World and develop new animation and games under the brand;

•
develop additional attractive proprietary brands for animation and game development;

•
maintain relationships with business partners;

•
comply with relevant laws and regulations;

•
compete effectively against existing and future competitors;

•
preserve MMV’s reputation and goodwill generally;

•
develop and maintain positive perception and brand recognition,

•
provide high-quality and entertaining content;

•
maintain brand recognition, provide satisfactory services

•
Maintain trust and credibility that MMV has established

•
and attract users and UGC creators to maintain MMV’s UGC-enabled approach.

It is possible also that MMV’s brand and reputation may also be adversely affected by the UGC created by its UGC creators which may be perceived as inappropriate, hostile, or illegal, or by information that is perceived as misleading. MMV may fail to identify and respond to such objectionable content or user activity, or otherwise address user concerns in a timely manner, which could erode the trust in MMV’s brand and damage its reputation. Any governmental or regulatory inquiry, investigation, or action based on the objectionable content or user activity in MMV’s user base, MMV’s business practices, or failure to comply with laws and regulations, could damage MMV’s brand and reputation, regardless of the outcome.
To maintain a balance between user experience and realizing the commercial potential of its operation is very important. Current users may find MMV’s commercial efforts counter-productive to their overall content experience. If MMV fails to balance user experience as MMV further enhances the monetization of its brand and products, MMV’s brand and reputation may be adversely affected.
MMV has experienced, and may continue to experience, governmental, regulatory, investor, media, and other third-party scrutiny of MMV’s community, content, copyright, data privacy, or other business practices. Actions of MMV’s employees, users, or business partners, or other issues, may also harm MMV’s brand and reputation.
There is no assurance that MMV can maintain its brand name, reputation, and ability to produce high-quality content. If MMV fails to promote and maintain its brand or preserve MMV’s reputation, or if MMV incurs excessive expenses in this effort, MMV’s business, financial condition, and results of operations could be materially and adversely affected.
Any failure by MMV to attract and sustain its target audience and maintain an engaged user base could materially and adversely affect MMV’s long term growth and future financial performance.
MMV’s success and continued growth is driven by its highly engaged user base. MMV, and in particular the products under its Aotu World brand, has experienced support from its users since its market introduction. MMV’s users and fans support and also participate and contribute to the development of the Aotu World brand by generating a large volume of UGC. MMV retains users and attracts new users with its high-quality and entertaining content, and any failure by MMV to attract, maintain and engage its user base may affect the quality and quantity of UGC. MMV cannot assure you that it will sustain or continue to attract users in this age group as this generation of users matures and the consumer demand preference changes over time.
MMV also deploys specific strategies to encourage and promote UGC in order to elevate user participation to strengthen the user base. If MMV experiences a decline in the depth, breadth, quantity or quality of MMV’s content, or MMV’s strategies and user growth efforts turn out to be ineffective, MMV may not be able to attract more users effectively or may experience a decline in MMV’s user base. Currently, MMV primarily relies on and benefits from the user base it has accumulated. If MMV fails to attract, sustain and engage its user base, it could result in a reduction of purchase of MMV’s merchandise and in-game items, result in high customer acquisition cost, and other results which could materially and adversely affect MMV’s business, financial condition and results of operations.

MMV utilizes a free-to-play business model, which depends on players making optional in-game purchases for virtual items, and failure to monetize effectively through such revenue model may adversely affect MMV’s business.
MMV’s games are available to players free of charge, and MMV generates almost all of its gaming related revenues from voluntary in-game purchases made by players. Free-to-play model helps to attract wider range of audience and increase the potential paying users by lowering the initial cost to zero. Paying users usually spend money in MMV’s games because of the perceived value of the virtual items that MMV offers for purchase. The perceived value of these virtual items can be impacted by various actions that MMV takes in the games, such as offering discounts, giving away virtual items in promotions or providing easier non-paid means to secure such virtual items.
Furthermore, MMV has established game policies against unauthorized and inappropriate user behavior. For example, MMV does not allow gamers to sell or transfer virtual items or to exchange virtual items for any real-world asset. Virtual items offered in MMV’s games have no monetary value outside of its games. Nonetheless, some of MMV’s users or third parties sell or purchase MMV’s virtual items through unauthorized third parties in exchange for real money or other real-world assets. MMV generates no revenue from these unauthorized transactions and does not permit, or facilitate, these unauthorized transactions. Notwithstanding MMV’s measures and efforts to deter such behavior, MMV does not have effective controls over these unauthorized transactions. Any such unauthorized purchase and sale could impede MMV’s revenue and profit growth by reducing revenue from authorized transactions, creating downward pressure on the prices MMV charges for its virtual items, and increasing MMV’s costs associated with developing technological measures to curtail unauthorized transactions and responding to dissatisfied gamers.
If MMV fails to manage its game economies properly, players may be less likely to spend money in the games, which could have a material adverse effect on MMV’s business, financial condition and results of operations.
MMV’s new games may attract players away from MMV’s existing games, which may have a material adverse effect on our business, financial conditions, results of operations and prospects.
MMV’s new games may attract players away from MMV’s existing games and shrink the player base of MMV’s existing games, which could in turn make those existing games less attractive to other players, resulting in decreased revenue from MMV’s existing games. Players of MMV’s existing games may also spend less money purchasing virtual items in MMV’s existing games than they would have spent if they had continued playing MMV’s existing games without the introduction of new games. The occurrence of any of the above may have a material adverse effect on MMV’s business, financial condition, results of operations and prospects.
MMV may not be successful in developing new games, and if we are unable to effectively control our research and development costs, our results of operations may be materially and adversely affected.
MMV is currently operating and updating a live mobile game named Aotu World the Game, which was originally developed by a related party, and also developing new pipeline games internally. MMV cannot assure you that the live game it operates and updates will maintain its commercial value, nor the new games it develops will be commercially successful. MMV operates in a market characterized by rapidly developing technologies, evolving industry standards, frequent new game launches and updates and changing player preferences and demands. MMV’s ability to effectively monetize primarily depends on its ability to provide its users with game products with the art style, genre and gameplay that they love. Any failure on MMV’s part to act effectively in any of these areas may materially and adversely affect our business, financial condition and results of operations.
The seasonality of MMV’s business could exacerbate negative impacts on MMV’s operations.
MMV’s business is normally subject to seasonal variations based on the timings of animated series and mobile games releases. Release dates can be determined by several factors, including timing of vacation and holiday periods and competition in the market. Due to the construct of the user group of MMV’s brands and products, the growth of active users for mobile games tends to occur during school holidays, especially during the extended summer school breaks and lunar New Year holiday period. Similarly, spending by MMV’s active users for mobile games tends to increase during the same periods due to users’ extended gameplay time. These seasonal fluctuations tend to be consistent from year to year, but it affects MMV’s quarterly performance.
Also, revenues in MMV’s merchandise products business are influenced by both seasonal consumers purchasing behavior and the timing of animated series releases. Accordingly, if a short-term negative impact on MMV’s business occurs during a time of high seasonal demand, the effect could have a disproportionate effect on MMV’s results for the year.
MMV’s monetization scheme and lack of product diversification may not be able to sustain its business operation, monetization plan and future growth.
MMV generates a substantial portion of its revenue from its mobile game and merchandise sales. In 2020 and 2021 and the six months ended June 30, 2022, revenue from online mobile game and merchandise sales in total accounted for 77.4%, 61.7% and 47.9% of MMV’s revenue, respectively. At the current time, the games and merchandises marketed by MMV as well as the animation series and UGC are under its proprietary Aotu World brand. The monetization of this proprietary brand through mobile games and merchandise sales is only at the early stages. While the Aotu World brand is popular among its target audience and user group, the brand users may not respond to MMV’s further monetization of the brand with the same level of support, and may not increase their spending for expenditures related to gameplay or purchase additional brand merchandises. Therefore, MMV cannot assure you that the revenue generated under this single brand is sufficient to sustain its business operation, monetization, and future growth.
MMV relies on certain third-party service providers to provide services that are critical to MMV’s business, which exposes MMV to various risks that may materially and adversely affect MMV’s reputation, business, financial condition and results of operations.
MMV currently uses numerous third-party suppliers and service providers to provide services that are critical to MMV’s businesses. MMV have engaged third-party or related service providers to provide online payment for gameplay and merchandise purchase, content distribution, data support, cybersecurity and maintenance services and other services. MMV has limited control over the operations of such third-parties and any significant interruption in their operations may have an adverse impact on MMV’s operations.
For example, MMV relies on certain third parties to broadcast its animation series and distribute its mobile games, any interruption or deterioration of business relationship with these distributors may materially affect MMV’s business operation and financial results. This is significant as MMV relies on its animation series to promote its brand. In addition to television broadcastings, MMV broadcasts its animation series on various video platforms, and MMV continues to rely on these video platforms to promote its brand. In January and November 2019, and January 2022, MMV signed online broadcasting agreements with an affiliate of Bilibili Inc. for Bilibili’s exclusive online broadcasting of MMV’s Aotu World the Animation in the PRC. While MMV believes this exclusive strategic cooperation with Bilibili Inc. will enhance its brand reputation, MMV cannot assure you that this exclusive right will benefit its brand and sufficient to promote its brand in the long term. If this arrangement with Bilibili Inc. is unable to maintain or achieve greater viewership results, MMV’s brand may be affected. In addition, the damages in reputation or otherwise of MMV’s animation series may also affect the commercial appeal and financial results for other entertainment genres, such as its mobile game, under the same brand.
Furthermore, MMV generates a substantial portion of its revenue from the operation of its mobile game, and relies on certain application stores and other gaming platforms to promote and market its mobile games to its users. If MMV’s relationship with these application stores or gaming platforms deteriorates or is interrupted for any reason, these platforms may suspend or terminate their services to MMV. If such event occurs, MMV’s users may not have access or find an alternative method to access MMV’s mobile games, which may adversely affect MMV’s operation and financial results. In addition to providing hosting service to MMV’s mobile games, some of these application stores and gaming platforms may collect payments from users for certain in-game purchases. These application stores and gaming platforms revert the scheduled payments to MMV periodically. However, these application stores and gaming platforms, for any reason, may fail to provide payment to MMV or fail to do so in a timely manner. If such event occurs, MMV’s business operation, financial results, and in particular, its cash flow may be adversely affected.
If any third-party service provider breaches its obligations under the contractual arrangements to provide relevant service to MMV, or revert payment to MMV for products provided and services rendered, or refuses to renew these service agreements on terms acceptable to MMV, MMV may not be able to find a suitable alternative service provider. Similarly, any failure of or significant quality deterioration in such service provider’s service platform or system could materially and adversely affect MMV’s reputation, business, financial condition and results of operations.
MMV relies on third-party platforms to distribute MMV’s games and collect revenues generated on such platforms, any interruption of these platforms may cause adverse effect on MMV’s business.
MMV distributes its mobile games through the Apple App Store and various channels, including Android-based app stores and platforms, and its gross revenue generated from players is subject to revenue sharing to distribution channels and service fees to payment providers. Consequently, MMV’s prospects and expansion depend on MMV’s continued relationships with these providers, and any other emerging platform providers that are widely adopted by our target players. MMV and MMV’s distributors are subject to the standard terms and conditions of these platform providers for application developers, which govern the content, promotion, distribution, operation of games and other applications on their platforms, as well as the terms of the payment processing services provided by the platforms, and which the platform providers can change unilaterally with little or no notice. MMV’s business would be harmed if:
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the platform providers discontinue or limit MMV or MMV’s distributors’ access to their platforms;

•
governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;

•
the platforms increase the fees they charge MMV or MMV’s distributors;

•
the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies;

•
the platforms decline in popularity;

•
the platforms adopt changes or updates to their technology that impede integration with other software systems or otherwise require MMV to modify MMV’s technology or update MMV’s games in order to ensure players can continue to access MMV’s games and content with ease;

•
the platforms elect or are required to change how they label free-to-play games or take payment for in-game purchases;

•
the platforms block or limit access to the genres of games that MMV or MMV’s distributors provide in any jurisdiction;

•
the platforms impose restrictions or spending caps or make it more difficult for players to make in- game purchases of virtual items;

•
the platforms change how the personal information of players is made available to developers or develop or expand their own competitive offerings; or

•
MMV or MMV’s distributors are unable to comply with the platform providers’ terms of service.

If MMV’s platform providers do not perform their obligations in accordance with MMV platform agreements, MMV could be adversely impacted.
In addition, if MMV does not adhere to the terms and conditions of its platform providers, the platform providers may take actions to limit the operations of, suspend or remove MMV’s games from the platform, and/or MMV may be exposed to liability or litigation.
If any events described above or similar to those described above were to occur on short-term or long-term basis, or if these third-party platforms experience issues that impact the ability of players to download or access MMV’s games, access social features, or make in-game purchases, they could have a material adverse effect on MMV’s brands and reputation, as well as MMV’s business, financial condition and results of operations.
MMV relies on third-party manufacturers for the production of its Aotu World brand merchandises, any interruption of the manufacturing process or distribution channel may materially hinder MMV’s merchandise sales.
MMV generates a substantial portion of its revenue primarily through merchandise sales. However, MMV does not possess the capacity to manufacture its line of products and does not intend to expand its operation to include such capability. Therefore, MMV relies on business partners to manufacture its products. If MMV’s manufacturers are unable to manufacture the Aotu World brand products to meet the quality standard demanded by its consumers or mandated by law, MMV’s reputation and brand recognition may suffer as a result. In addition, if MMV’s manufacturers are unable to delivers the goods in a timely manner, MMV’s revenue for merchandise sales may be adversely affected.
Furthermore, MMV currently conducts its merchandise sales through online vendor platforms and offline distribution channels. MMV cannot assure you that any increase in distribution channels will ultimately increase the sales of its merchandise. Any interruption of MMV’s current distribution channel or the failure to expand its distribution capacity at a profitable level may have a material and adverse effect on MMV’s merchandise sales and revenue generation.
In addition, online vendors and offline distributors often collect and hold payments for merchandise sales on behalf of MMV. MMV cannot assure you that these vendors and distributors will perform its obligation under the commercial agreements or provide payment to MMV in a timely manner or at all. If the vendors or distributors breach their obligations to make payment, the financial shortfall may adversely affect MMV’s financial operation.
MMV may not be able to protect its proprietary brand and intellectual property, and as a result, its business, financial condition, and results of operations may be adversely impacted.
MMV relies on a combination of copyright, patent, trademark, technical knowhow, domain name, and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect MMV’s intellectual properties and brand. MMV also prides itself to be an open-source company that encourages UGC development and has made its proprietary brand, related supporting technical knowhow, and other IP supports available to its users for the creation of UGC content. However, the use of its proprietary brand by the UGC creators are limited to non-commercial use only, and any commercial development using MMV’s proprietary brand and IP requires further commercial negotiation with MMV in order to protect MMV’s commercial interests. While MMV actively monitors the UGC, it cannot assure you that MMV will sufficiently protect its proprietary brand due to the large volume of UGC created and the breadth of the internet and virtual world.
Furthermore, MMV has observed incidences of counterfeited Aotu World brand merchandises or the unauthorized manufacturing and online sales of Aotu World products. While MMV actively monitors the unauthorized sales of its merchandise online, it does not have the capacity to monitor unauthorized sales by offline merchants, and cannot assure you that its online monitoring will sufficiently protect its merchandise sales from infringement. If MMV is unable to protect its brand merchandise sales, its business, financial condition, and results of operations may be adversely impacted.
MMV also strives to broaden its content offering and growth through developing additional proprietary brands and investing in technology. However, there can be no assurance that (i) MMV’s pending applications for intellectual property rights will be approved, (ii) all of MMV’s intellectual property rights will be adequately protected, or (iii) MMV’s intellectual property rights will not be challenged by third-parties or found by a judicial authority to be invalid or unenforceable. Third-parties may also take the position that MMV is infringing their rights, and MMV may not be successful in defending these claims. Additionally, MMV may not be able to enforce and defend its proprietary rights or prevent infringement or misappropriation, without substantial expense to MMV and a significant diversion of management time and attention from business strategy.

Protection of intellectual property rights in China may not be as effective as in other jurisdictions, and, as a result, MMV may not be able to adequately protect its intellectual property rights, which could adversely affect its business and competitive position. These violations of intellectual property rights, whether or not successfully defended, may also discourage content creation. In addition, any unauthorized use of MMV’s intellectual properties by third-parties may adversely affect MMV’s business and reputation. MMV’s content, in particular its animation series, may be potentially subject to unauthorized copying and illegal digital dissemination without an economic return. MMV adopts a variety of measures to mitigate such risks, including by litigation and through technology measures. However, MMV cannot assure you that such measures will be effective in protecting its right against unfair competition, defamation or other rights associated with the use of MMV’s intellectual property.
In addition, while MMV typically requires its employees, consultants, contractors and UGC creators who may be involved in the development of intellectual properties to execute agreements assigning such intellectual properties, MMV may be unsuccessful in executing such an agreement with each party who in fact develops intellectual properties that MMV views as its own. In addition, such agreements may not be self- executing such that the intellectual properties subject to such agreements may not be assigned to MMV without additional assignments being executed, and MMV may fail to obtain such assignments. In addition, such agreements may be breached. Accordingly, MMV may be forced to bring claims against third-parties, or defend claims that they may bring against MMV related to the ownership of such intellectual properties.
Furthermore, managing or preventing unauthorized use of intellectual properties is difficult and expensive, and MMV may need to resort to legal proceedings to enforce or defend intellectual properties or to determine the enforceability, scope and validity of MMV’s proprietary rights or those of others. Such litigation or proceedings and an adverse determination in any such litigation could result in substantial costs and diversion of resources and management attention.
Shanghai Jupiter and Gaea Mobile Limited (“Gaea Mobile”), a related party of MMV in Hong Kong, signed an “Aotu World License Agreement” ( ) on 1 January 2020 and a supplementary agreement on 1 July 2021 to grant Gaea Mobile exclusive rights to publish and operate Aotu World the Game in regions outside of Mainland China (excluding Hong Kong, Macau and Taiwan) which may involve possible intellectual property risks from Gaea Mobile’s commercialization rights, potential disputes arising from Gaea Mobile’s free use of trademark in relation to mobile game LOGO and ICON, and other unpredictable effects due to uncertainties arising from long time authorization of the Aotu World License Agreement.
MMV has been, and may continue to be, subject to claims and allegations relating to intellectual property and other causes.
MMV’s success depends largely on MMV’s ability to utilize its technology to create and develop proprietary brands as the source for animation and gaming entertainment. Companies in the internet, technology, and media industries own, and are seeking to obtain, a large number of patents, copyrights, trademarks, know-how, and trade secrets, and they are frequently involved in litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights, such as trademark and copyrights. There may be patents issued or pending that are held by others that cover significant aspects of MMV’s technologies, products, or services, and such third-parties may attempt to enforce such rights against MMV. Although MMV has set up screening processes to try to filter out content that is subject to claims of copyright or other intellectual property protection, MMV may not be able to identify, remove, or disable all potentially infringing content that may exist. As a result, third-parties may take action and file claims against MMV if they believe that certain content available in MMV’s community violates their copyrights or other intellectual property rights.
MMV may from time to time receive claims that MMV infringes the intellectual property rights of others. Moreover, MMV may be subject to claims by third-parties who maintain that MMV’s service providers’ technology infringes third-party’s intellectual property rights. If MMV fails to successfully defend against such claim or does not prevail in such litigation, it could be required to modify, redesign or cease operating the games, pay monetary amounts as damages or enter into royalty or licensing arrangements with the valid intellectual property holders. Any royalty or licensing arrangements that MMV may seek in such circumstances may not be available to it on commercially reasonable terms or at all. Also, if MMV acquires technology licenses from third parties, MMV’s exposure to infringement actions may increase because MMV must rely upon these third parties to verify the origin and ownership of such technology. This exposure to liability could result in disruptions in MMV’s business that could materially and adversely affect MMV’s results of operations.
Some of MMV’s employees were previously employed at other companies, including MMV’s competitors. MMV may hire additional personnel to expand its development team and technical support team as its business grows. To the extent these employees were involved in the development of content or technology similar to MMV’s at their former employers, MMV may become subject to claims that these employees or MMV has appropriated these employees’ former employers’ proprietary information or intellectual properties. If MMV fails to successfully defend such claims against itself, MMV may be exposed to liabilities which could have a material adverse effect on the Group’s business.
MMV is currently not a party to any material legal or administrative proceedings but is subject to legal or administrative actions for defamation, negligence, copyright and trademark infringement, unfair competition, breach of service terms, or other purported injuries resulting from the content MMV provides or the nature of MMV’s services. Such legal and administrative actions, with or without merits, may be expensive and time-consuming and may result in significant diversion of resources and management attention from MMV’s business operations. Furthermore, such legal or administrative actions may adversely affect MMV’s brand image and reputation.
MMV’s business generates and processes a large amount of data, and the improper use or disclosure of such data may harm MMV’s reputation and business.
MMV’s business generates and processes a large quantity of personal, transaction, demographic and behavioral data. MMV faces risks inherent in handling large volumes of data and in protecting the security of such data, including those relating to:
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protecting the data in and hosted on MMV’s system, including against attacks on MMV’s system by outside parties or fraudulent behavior by MMV’s employees;

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addressing concerns related to privacy and sharing, safety, security and other factors; and

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complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

MMV is subject to the laws and regulations of the PRC and other countries and regions relating to the collection, use, retention, security and transfer of personally identifiable information with respect to MMV’s customers and employees. These laws continue to develop and may vary from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause MMV to incur substantial costs or require MMV to change its business practices. Any failure, or perceived failure, by MMV to comply with any privacy policies or regulatory requirements or privacy-protection-related laws, rules and regulations could result in proceedings or actions against MMV by government authorities or others. These proceedings or actions may subject MMV to significant penalties and result in negative publicity, require MMV to change its business practices, increase its costs and severely disrupt its business.
In addition, the secure transmission of confidential information, such as users’ debit and credit card numbers and expiration dates, billing addresses and other personal information, over public networks, including MMV’s websites and games, is essential for maintaining user confidence. MMV does not have control over the security measures of its third-party payment channel partners, and their security measures may not be adequate. MMV could be exposed to litigation and possible liability if MMV fails to safeguard confidential user information, which could harm MMV’s reputation and its ability to attract or retain users, and may materially and adversely affect MMV’s business.
If content in MMV’s online UGC community is found to be objectionable or in violation of any PRC laws or regulations, MMV may be subject to administrative actions or negative publicity.
Content in MMV’s UGC community may draw social attention, which may cause controversies. Moreover, the PRC government and regulatory authorities have adopted regulations governing content and information over the internet. Under these regulations, internet content providers are prohibited from posting, reproducing, transmitting, or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent, violent, or defamatory. Internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as “socially destabilizing” or leaking “state secrets” of China. The PRC government and regulatory authorities strengthen the regulation on internet content from time to time. For example, the PRC Cybersecurity Law, which took effect on June 1, 2017, provides that, among other things, a network operator must keep record of and report any instances of public dissemination of prohibited content and failure to do so may result in revocation of its Value-Added Telecommunications Business Operating License and termination of business. With respect to audio-visual and live streaming content, the Circular on Issues Concerning Strengthening the Administration of Online Live Streaming of Audio-Visual Programs requires online audio-visual live streaming service providers to monitor the living streaming content, and to have an established emergency reaction plan to replace content that violates PRC laws and regulations. The Administrative Regulations on Online Live Streaming Services requires online live streaming service providers to establish review platforms for live streaming content. In addition, the Administrative Provisions on Online Audio-Visual Information Services provides that online audio-visual information service providers are the principals responsible for managing the security of information content, and should establish and improve their internal policies on user registration, scrutiny of information publication, and information security management, and that they must report users’ production, publication, and dissemination of prohibited content. Moreover, the Regulations on Administration of Network Short Video Platforms requires that all short videos to be reviewed before being broadcasted. Any failure to comply with the aforementioned regulations may cause negative publicity and subject MMV to fines or other penalties, which could materially and adversely affect MMV’s business, reputation, and results of operations.
MMV cannot assure you that MMV can identify all objectionable or illicit content due to the large amount of content uploaded by MMV’s users every day. Failure to identify and prevent illegal or inappropriate content from being uploaded to MMV’s community may subject MMV to negative publicity or liability, such as limiting the dissemination of content, and suspension or removal of its contents from various distribution channels.
Laws and rules, governmental or judicial interpretations, and implementations may change in a manner that could render MMV’s current efforts insufficient. If government actions or sanctions are brought or pending against MMV, or if there is publicity that government actions or sanctions have been brought or otherwise are pending against MMV, its reputation and brand image could be harmed, MMV may lose users and business partners, and MMV’s revenue and results of operation may be materially and adversely affected.
Many of MMV’s products and services utilize open source software, which may pose particular risks to MMV’s proprietary software, products, and services in a manner that negatively affects MMV’s business.
MMV uses open source software in its products and services and will continue to use open source software in the future. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on MMV’s ability to provide or distribute MMV’s products or services. Additionally, MMV may face claims from third-parties claiming ownership of, or demanding release of, the open source software or derivative works that MMV developed using such software.
These claims could result in litigation and could require MMV to make MMV’s software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until MMV can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and MMV may not be able to complete it successfully.
Certain data and information in this proxy statement/prospectus relied on MMV were obtained from third-party data and polls. These metrics were not independently verified by MMV and may not be accurate.
Certain numbers and information in this proxy statement/prospectus were obtained and provided from numerous sources including management data, third-party data or numbers generally estimated by calculating the number of followers, times viewed, and search results hits for Aotu World to generally assess its popularity and user base support. These metrics were not independently verified. Such databases, third party information, and calculations may not accurately reflect actual statistics or numbers and MMV does not have access to specific rating numbers and has not been afforded the ability to systematically monitor viewership numbers on online platforms. Similarly, any statistical data in any third-party publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.
Furthermore, MMV monitors the number of registered users of Aotu World the Game, it has not implemented any criteria to measure and distinguish active users among the aggregate registered players. MMV has not independently verified the databases and information contained in such third-party publications and reports which may not accurately reflect actual statistics or numbers. Such data may differ from estimates or similarly titled metrics published by other third parties due to differences in methodology and assumptions, technical errors and other inherent challenges in measuring such data and information. For example, certain users may register multiple user accounts, or there could be dummy device accounts or simulator accounts, which may skew the accuracy of the number of users on MMV’s platform. Furthermore, the top-up amounts recorded by MMV may not accurately reflect the actual top-up statistics due to the use of coupons, refunds, bad debts and different statistical periods. Therefore, MMV cannot guarantee that the user base or top-up amounts related statistics reported in this proxy statement/prospectus fully and accurately present MMV’s actual user base or top-up amounts statistics.
MMV believes that the data and information, and reports contained therein is generally believed to be reliable, but MMV does not guarantee the accuracy and completeness of such information.
MMV relies on third-party online payment channels for payment collection. Any interruption of their services or unintended leakage of confidential information may materially and adversely affect our reputation and business.
MMV relies on major third-party payment channels, such as Alipay and WeChat Pay, to facilitate and collect game players’ payment for in-game virtual items and end customers’ payment for merchandise. MMV is subject to various risks and uncertainties associated with these third-party online payment channels. Any interruption in their payment services could adversely affect MMV’s payment collection, and in turn, its revenue.
In all online payment transactions through third-party payment channels, secured transmission of consumers’ confidential information, including credit card and bank account numbers, personal information and billing addresses, over public networks, is essential for maintaining consumer confidence. MMV does not have control over the security measures of the third-party payment channels, and their security measures may not be adequate at present or may not be adequate with the expected increased usage of online payment systems. MMV could be exposed to litigation and potential liabilities if MMV fails to safeguard consumers’ confidential information, which could harm MMV’s reputation and its ability to attract or retain consumers and may have a material adverse effect on its business.
Furthermore, MMV’s payment channels are subject to various laws and regulations regulating electronic funds transfers and virtual currencies, which could change or be reinterpreted in a way that will adversely affect their compliance. If MMV’s payment channels experience any non-compliance incidents, they may be subject to fines and higher transaction fees and even lose their ability to accept online payments from MMV’s consumers, which in turn would materially and adversely affect MMV’s ability to monetize our game player base.
MMV has incurred significant losses historically, and it may continue to experience significant losses in the future.
MMV, its subsidiaries and VIEs have incurred net losses since its inception. For the years ended December 31, 2020 and 2021 and the six months ended June 30, 2022 MMV incurred net loss of US$6.3 million, US$32.7 million and US$4.8 million, respectively. MMV cannot assure you that MMV will be able to generate profits or positive operating cash flow in the future. MMV’s ability to achieve profitability and positive operating cash flow principally depends on its ability to further expand MMV’s user base and increase its revenue, but MMV cannot assure you that MMV’s user base will continue to maintain the growth momentum. MMV also needs to continue enhancing its monetization to increase MMV’s revenue. MMV may experience losses and negative operating cash flow in the future due to its continued spending in product development, M&A and investments in technology. In addition, MMV’s ability to achieve and sustain profitability is affected by various factors, some of which are beyond MMV’s control, such as changes in macroeconomic conditions or competitive dynamics in the industry. If MMV cannot effectively maintain or achieve revenue growth at scale, or is unable to maintain and enhance MMV’s profitability and liquidity, MMV’s business, financial condition, and results of operations may be materially and adversely affected.
MMV has a substantial amount of indebtedness and other liabilities and is exposed to liquidity constraints, which could make it difficult to obtain additional financing on favorable terms or at all and could adversely affect its financial condition, results of operations, and ability to repay its debts.
MMV has incurred a substantial amount of debts to finance its brand and product development, infrastructure investment, and other operational expenses. MMV had working capital (defined as total current assets deducted by total current liabilities) deficits of US$29.8 million, US$1.3 million and surplus of US$1.7 million, as of December 31, 2020 and 2021, and June 30, 2022, respectively. MMV had total shareholders’ deficit of US$34.5 million, US$10.0 million and US$12.1 million, as of December 31, 2020 and 2021 and June 30, 2022, respectively. Historically, MMV has not been profitable nor generated positive net operating cash flows. As of June 30, 2022, MMV had US$11.7 million interest-bearing loans from its related parties and a financial institution, and US$6.2 million trading and other amounts due to its related parties. MMV may resort to additional financing such as obtaining additional loans from financial institutions. If MMV is unable to obtain financing on favorable terms, it could hamper MMV’s ability to obtain financing and meets its principal and interest payment obligations to its creditors. As a result, MMV may be exposed to liquidity constraints. In order to provide additional liquidity to its operations, MMV could be forced to reduce its planned capital expenditures, implement austerity measures, and/or sell additional non-strategic assets in order to raise funds. A reduction in its capital expenditure program could adversely affect its financial condition and results of operations, in particular, MMV’s ability to achieve its anticipated growth or even maintain the operations of its current spaces.
In addition, as a holding company, MMV may rely on dividends and other distributions on equity paid by its subsidiaries, including WFOE and other subsidiaries based in the PRC for its cash and financing requirements. If WFOE or any other subsidiaries in PRC incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to MMV. Current PRC regulations permit WFOE to pay dividends to MMV through the Hong Kong Subsidiary only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. MMV is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in Hong Kong and mainland China through loans or capital contributions without restrictions on the amount of the funds. Hong Kong Subsidiary is also permitted under the laws of Hong Kong SAR to provide funding to MMV through dividend distributions without restrictions on the amount of the funds. As of the date of this proxy statement/prospectus, MMV has not transferred funds to the WFOE. In the future, however, cash proceeds raised from overseas financing activities, including the Business Combination, may be transferred by MMV to the WFOE via capital contribution or shareholder loans. As of the date of this proxy stamen/ prospectus, there have not been any such dividends or other distributions from WFOE to the Hong Kong Subsidiary. In addition, none of MMV’s subsidiaries have ever issued any dividends or distributions to MMV or their respective shareholders outside of China. As of the date of this prospectus, Shanghai Jupiter has not remitted any services fees to the WFOE.
Failure to comply with the terms of MMV’s indebtedness could result in default, which could have an adverse effect on MMV’s cash flow and liquidity.
MMV may from time to time enter into credit facilities and debt financing arrangements containing financial and other covenants that could, among other things, restrict MMV’s business and operations. If MMV breaches any of these covenants, including the failure to maintain certain financial ratios, MMV’s lenders may be entitled to accelerate MMV’s debt obligations. Any default under the credit facility could result in the repayment of these loans prior to maturity as well as the inability to obtain additional financing, which in turn may have a material adverse effect on MMV’s cash flow and liquidity.
MMV has recorded negative cash flows from operating activities historically and may experience significant cash outflows or has net current liabilities in the future.
MMV has experienced significant cash outflow from operating activities historically. MMV had net cash used in operating activities of US$943,167, US$5.5 million and US$2.6 million for the years of 2020 and 2021 and the six months ended June 30, 2022, respectively. The cost of continuing operations could further reduce MMV’s cash position, and an increase in MMV’s net cash outflow from operating activities could adversely affect MMV’s operations by reducing the amount of cash available for its operations and business expansion.
Failure to generate positive cash flows from operations may adversely affect MMV’s ability to raise capital for its business expansion. It may also diminish the willingness of business partners to enter into transactions with MMV, and have other adverse effects that harm MMV’s long-term viability.
MMV had net current liabilities for years ended December 31, 2020 and 2021, respectively. Net current liabilities expose MMV to liquidity risk. MMV has satisfied its liquidity requirements primarily through equity financing activities and loans from its shareholders. Such financing might not be available to MMV in a timely manner or on terms that are acceptable, or at all.
MMV’s business will require significant amount of working capital to support its growth. MMV’s future liquidity and ability to make additional capital investments will depend primarily on its ability to maintain sufficient cash generated from operating activities and to obtain adequate external financing. There can be no assurance that MMV will be able to renew existing bank facilities or obtain equity or other sources of financing.
MMV may not be able to manage its growth effectively, which may compromise the success of its business.
MMV has experienced rapid growth since its inception. The success of MMV’s business largely depends on its ability to effectively maintain MMV’s user and revenue growth. MMV attracts and retains users with quality entertainment content. As MMV further expands its business, it may face challenges related to the expansion of its brand, products, services, employees and other resources. To address these challenges, MMV needs to expand company infrastructure, technological capabilities, and employee support to scale. MMV cannot assure you that its existent infrastructure and resources will be adequate to support MMV’s expanding business operations, or its continuous expansion of company infrastructure will generate the same level of efficiency to sustain its business expansion. If MMV fails to manage its expansion effectively, MMV’s business, financial condition, results of operations, and prospects may be materially and adversely affected.
MMV requires a significant amount of capital to fund its operations and growth. If MMV cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.
MMV requires a significant amount of capital and resources for its operations and continued growth. MMV expects to make significant investments to funds its brand development and M&A activities to broaden its content offerings, which may significantly increase MMV’s net cash used in operating activities. In addition, MMV will continue to invest in its Core Platform and supporting technology, which are fundamental to MMV’s business operation and future growth. However, MMV cannot assure you that these investments will generate the optimal returns, if at all. To date, MMV has historically funded its cash requirements primarily through capital contributions from its shareholders and short-term or long-term borrowings. If these resources are insufficient to satisfy MMV’s cash requirements, MMV may seek to raise funds through additional equity offering or debt financing or additional bank facilities. MMV’s ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to its future business development, financial condition, and results of operations, general market conditions for financing activities by companies in its industry, and macro-economic and other conditions in China and globally. If MMV cannot obtain sufficient capital on acceptable terms to meet its capital needs, MMV may not be able to execute its growth strategies, and MMV’s business, financial condition, and prospects may be materially and adversely affected.
A severe or prolonged economic slowdown in the Chinese or global economy could materially and adversely affect MMV’s business, financial condition and results of operations.
The global macroeconomic environment is facing challenges. The growth rate of the Chinese economy has gradually slowed in recent years and the trend may continue. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns on the relationship among China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations, and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect MMV’s business, results of operations, and financial condition.
The rise in political tensions, particularly between the United States and China, may adversely impact MMV’s business, financial condition, and results of operations.
Recently there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what the U.S. characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.
In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by the U.S. government in August 2020 that prohibit certain transactions with certain selected leading Chinese internet companies as well as their products. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities between the two major economies. Such tensions between the United States and China, and any escalation thereof, may have a negative impact on the general, economic, political, and social conditions in China and, in turn, adversely impacting MMV’s business operation and M&A activities, financial condition, and results of operations.
Legal or regulatory restriction could adversely impact MMV’s business and limit the growth of MMV’s operations.
There is significant opposition in some jurisdictions, including in China, to interactive social gaming. In September 2018, the World Health Organization added “gaming disorder” to the International Classification of Diseases, defining the disorder as a pattern of behavior characterized by impaired control over gaming and an increase in the priority of gaming over other interests and daily activities. Additionally, the public has become increasingly concerned with the amount of time spent using phones, tablets and computers per day, and these concerns have increased as people spend more time at home and on their devices over the course of the stay-at-home orders caused by the COVID-19 pandemic. Such opposition could lead these jurisdictions, including China, to adopt legislation or impose a regulatory framework to govern interactive social gaming specifically. These could result in a prohibition on interactive social gaming altogether, restrict MMV’s ability to advertise its games, or substantially increase its costs to comply with these regulations, all of which could have an adverse effect on MMV’s results of operations, cash flows and financial condition. MMV cannot predict the likelihood, timing, scope or terms of any such legislation or regulation or the extent to which they may affect MMV’s business.
Consumer protection concerns regarding games have been raised in the past and may again be raised in the future. These concerns include but are not limited to: (i) methods to limit the ability of children to make in- game purchases, and (ii) a concern that mobile game companies are using big data and advanced technology to predict and target “vulnerable” users who may spend significant time and money on mobile games in lieu of other activities. Such concerns could lead to increased scrutiny over the manner in which MMV’s games are designed, developed, distributed and presented. MMV cannot predict the likelihood, timing or scope of any concern reaching a level that will impact our business, or whether MMV would suffer any adverse impacts to its results of operations, cash flows and financial condition.
Furthermore, China has established numerous laws and regulations with respect to the anti-addiction aspect in the gaming industry. Please refer to “Risk Factors — Risks Related to Doing Business in China — The PRC laws regulating the playing time of online games and the age of users playing them may adversely affect the Group’s business and operations.” for more details. The scope and interpretation of these PRC laws that are or may be applicable to the gaming industry are uncertain and may be conflicting. There is a risk that existing or future laws may be interpreted in a manner that is not consistent with the gaming industry’s current practices and could have an adverse effect on MMV’s business, financial condition, results of operations and growth prospects.
MMV has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on its business and results of operations.
MMV has entered into a number of transactions with related parties. MMV or PubCo may in the future enter into additional transactions with its related parties. Interests of these related parties may not necessarily be aligned with MMV’s or PubCo’s interests and the interests of its other shareholders. For example, conflicts of interest may arise in connection with decisions regarding the transaction arrangements which may be less favorable to MMV or PubCo than similar arrangements negotiated with unaffiliated third- parties. Conflicts of interest may also arise in connection with the exercise of contractual remedies, such as the treatment of events of default. As a result, those related party transactions, individually or in the aggregate, may have an adverse effect on MMV’s business and results of operations.
MMV faces risks related to natural disasters, extreme weather conditions, health epidemics, and other catastrophic incidents, which could significantly disrupt its operations.
MMV’s business could be adversely affected by the effects of epidemics. The COVID-19 pandemic has caused, and may continue to cause, MMV and its business partners to implement adjustment of work arrangements enabling employees to work from home and collaborate remotely. MMV have taken measures in accordance with regulatory policies to reduce the negative impact of the COVID-19 pandemic. However, MMV might still be subject to related impact, such as travel restrictions and delay or cancelation in MMV’s events. As a result, MMV’s business, financial condition, and results of operations have been adversely affected. The extent to which the COVID-19 pandemic affects MMV’s operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the coronavirus, such as the availability of effective vaccines or cure, among others.
In recent years, there have been other breakouts of epidemics in China and globally. MMV’s operations could be disrupted if one of MMV’s employees is suspected of having H1N1 flu, avian flu, or another epidemic, since it could require MMV’s employees to be quarantined and/or MMV’s offices to be disinfected. In addition, MMV’s results of operations could be adversely affected to the extent that the outbreak harms the PRC economy and the global industry in general.
MMV is also vulnerable to natural disasters and other calamities. Although MMV have servers that are hosted in an offsite location, MMV’s backup system does not capture data on a real-time basis and MMV may be unable to recover certain data in the event of a server failure. MMV cannot assure you that any backup systems will be adequate to protect MMV from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect MMV’s ability to provide services.
Any future outbreak of contagious diseases, extreme unexpected bad weather or natural disasters would adversely affect MMV’s offline events. If there is a recurrence of an outbreak of certain contagious diseases or natural disasters, the offline events operated by us may be canceled or delayed. Government advice regarding, or restrictions on, holding offline events, in the event of an outbreak of any contagious disease or occurrence of natural disasters may have a material adverse effect on MMV’s business and operating results.
MMV may not effectively identify, pursue and consummate strategic alliances, investments or acquisitions.
Broadening of content offering by way of M&A and other investment channels may be one of MMV’s business strategy. MMV may from time to time engage in evaluations of, and discussions with, possible domestic and international acquisitions, investments or alliance candidates. These transactions could be material to MMV’s financial condition and results of operations if consummated. MMV cannot guarantee that it may be able to identify suitable strategic alliances, investment or acquisition opportunities. Even when MMV identifies an appropriate acquisition or investment target, it may not be able to negotiate the terms of the acquisition or investment successfully, obtain financing for the proposed transaction, or integrate the relevant businesses into its existing business and operations. Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:
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difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

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inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

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difficulties in retaining, training, motivating and integrating key personnel;

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diversion of management’s time and resources from MMV’s normal daily operations;

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difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

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difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

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risks of entering markets in which MMV have limited or no prior experience;

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regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

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assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase MMV’s risk for liability;

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failure to successfully further develop the acquired technology;

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liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

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potential disruptions to MMV’s ongoing businesses; and

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unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

There may also be particular complexities, regulatory, commercial or otherwise, associated with MMV’s expansion into new markets imposed by regulatory agencies in PRC and in the target jurisdiction. Acquisitions by operating entities in the PRC are subject to review by PRC regulatory agencies such as the National Development and Reform Commission, or NDRC, and the Ministry of Commerce, or

MOFCOM. The PRC regulatory agencies may not approve MMV’s investments or acquisition even if MMV is able to reach an agreement with respect to the commercial terms. The PRC regulatory agencies may not provide a reason regarding their decision to prohibit MMV’s investment proposal or afford MMV the opportunity to take curative measures to seek subsequent approval from these agencies. In addition to restrictions imposed by the PRC regulatory agencies, regulatory agencies in the target territories may also impose restrictions that may prohibit MMV’s investment or acquisition in these territories.
Even if the transaction is consummated, MMV may only have limited control over the companies in which it only has minority stake, it cannot ensure that these companies will always comply with applicable laws and regulations in their business operations. Non-compliance of regulatory requirements by MMV’s investees may cause substantial harm to MMV’s reputations and the value of MMV’s investment. If MMV is unable to effectively address these challenges, its ability to execute acquisitions as a component of its long-term strategy will be impaired, which could have an adverse effect on its growth. As a result of the above, MMV’s strategies may not be successfully implemented beyond the current markets.
Investments and acquisitions present financial, managerial and operational challenges, including difficulty in integrating MMV’s operations with businesses MMV acquires or in which MMV invests, potential disruption of MMV’s ongoing business and distraction of management attention and risks associated with offering new products and services or entering additional markets. MMV has limited experience in making acquisitions and investments, and may fail to generate sufficient revenue or other value to justify MMV’s investments in potential targets. MMV’s users may not respond favorably to its new products and services obtained through acquisition and partnership, which could damage its brand reputation and adversely affect its business.
MMV may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit MMV’s business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. Any investment might not achieve the synergies, operational or financial benefits it expects and may adversely impact MMV’s operating results. In addition, MMV cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance, or prove to be profitable.
MMV’s business is subject to complex and evolving laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to MMV’s business practices, increased cost of operations, or declines in user growth or engagement, or otherwise harm MMV’s business.
MMV collects personal data from MMV’s users in order to better understand MMV’s users and their needs. Concerns about the collection, use, disclosure, processing, or security of personal information or other privacy-related matters, even for those without merit, could damage MMV’s reputation, cause MMV to lose users, and adversely affect MMV’s business and results of operations. MMV is required by privacy and data protection laws in China and other jurisdictions, including, without limitation, the PRC Cybersecurity Law, to ensure the confidentiality, integrity, and availability of the information of MMV’s users, advertising customers, and third-party content providers, which is also essential to maintaining their confidence in MMV’s services. However, the interpretation and implementation of such laws in China and elsewhere are often uncertain and in flux.
In November 2016, the Standing Committee of the PRC National People’s Congress promulgated the PRC Cybersecurity Law, which provides that network operators must meets their cybersecurity obligations and must take technical measures and other necessary measures to protect the safety and stability of their networks. The PRC Cybersecurity Law is relatively new and subject to interpretation by the regulator. MMV collects certain user information which mainly includes some registered consumers’ name, address, mobile phone number, birthday date, in the course of its business operation for the purpose of member registration and mailing of merchandises. Although MMV only gains access to minimal user information that is necessary for, and relevant to, the services provided to meet the obligations mandated by law, the data MMV obtains and uses may be deemed as “personal information” under the PRC Cybersecurity Law and related data privacy and protection laws and regulations.

While MMV takes measures to comply with all applicable data privacy and protection laws and regulations, MMV cannot guarantee the effectiveness of the measures undertaken by MMV and its business partners. The activities of third-parties, such as MMV’s users, merchants, brands, third-party data processor, and other business partners are beyond MMV’s control. If any of these parties violate the PRC Cybersecurity Law and related laws and regulations, or fail to fully comply with the service agreements with MMV, or if any of MMV’s employees fails to comply with MMV’s internal control measures and misuses the information, MMV may be subject to regulatory actions. Any failure or perceived failure to comply with all applicable data privacy and protection laws and regulations, or any failure or perceived failure of MMV’s business partners to do so, or any failure or perceived failure of MMV’s employees to comply with MMV’s internal control measures, may result in negative publicity and legal proceedings or regulatory actions against MMV, and could damage MMV’s reputation, discourage current and potential users and business partners from using MMV’s services, and subject MMV to claims, fines, suspension of relevant operations, revocation of licenses, or other damages, which could have a material adverse effect on MMV’s business and results of operations.
New laws or regulations concerning data protection, or the interpretation and implementation of existing consumer and data protection laws or regulations, which is often uncertain and in flux, may be inconsistent with MMV’s practices. The introduction of new products or other actions that MMV may take may subject MMV to additional laws, regulations, or other government scrutiny. Complying with new laws and regulations could cause MMV to incur substantial costs or require MMV to change its business practices in a manner materially adverse to MMV’s business. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering MMV’s services. MMV conducts all of its business through the operation of its subsidiaries in the PRC and VIEs. If the VIE structure and the series of agreements executed under the VIE arrangement are terminated or become invalid or illegal as a result of the new rules, MMV and PubCo cannot exercise any contractual control over MMV’s subsidiaries in the PRC.
Any compromise of the cybersecurity of MMV’s online community could materially and adversely affect MMV’s business, operations, and reputation.
MMV’s products and services involve the storage and transmission of users’ and other customers’ information, and security breaches or vulnerabilities affecting MMV’s or MMV’s vendors’ technology, products, and systems could expose MMV to a risk of loss of this information, litigation, and potential liability. MMV experiences cyber-attacks of varying degrees from time to time, and MMV has been able to rectify attacks without significant impact to MMV’s operations in the past. MMV uses third-party technology and systems for a variety of reasons, such as data storage and transmission, cloud services, and other functions. Some of such systems have experienced past security breaches, and, although they did not have a material adverse effect on MMV’s operating results, MMV cannot assure you a similar result in the future. MMV’s security measures may also be breached due to employee error, malfeasance, or otherwise. Additionally, outside parties may attempt to fraudulently induce employees, users, or other customers to disclose sensitive information in order to gain access to MMV’s data or MMV’s users’ or other customers’ data or accounts, or may otherwise obtain access to such data or accounts. Because the techniques used to obtain unauthorized access, disable, or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, MMV may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of MMV’s security occurs, the market perception of the effectiveness of MMV’s security measures could be harmed, MMV could lose users and other customers, and may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could materially and adversely affect MMV’s business, reputation, and results of operations.
Any significant disruption to MMV’s technology infrastructure or MMV’s failure to maintain the satisfactory performance, security, and integrity of MMV’s technology infrastructure would adversely affect user experience and harm MMV’s reputation.
MMV’s ability to provide users with high-quality experience depends on the continuous and reliable operation of its technology infrastructure, the failure of which may significantly impair MMV’s user experience. Disruptions, failures, or unscheduled service interruptions could hurt MMV’s reputation, ability to operate its business, retain existing users and attract new users. MMV’s technology infrastructure are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunications failures, undetected errors in software, computer viruses, hacking, and other attempts to harm MMV’s systems. These interruptions may be due to unforeseen events that are beyond MMV’s control or the control of MMV’s third-party service providers. MMV has experienced general intermittent interruptions in the past, and may continue to experience similar interruptions in the future despite MMV’s continuous efforts to improve MMV’s technology infrastructure. Since MMV hosts MMV’s servers at third-party internet data centers, any natural disaster or unexpected closure of internet data centers operated by third-party providers may result in lengthy service interruptions. The proper functioning of MMV’s technology is essential to MMV’s business. If MMV experiences frequent or persistent service disruptions, whether caused by failures of MMV’s own systems or those of third-party service providers, its users’ experience may be negatively affected, which in turn, may materially and adversely affect MMV’s reputation. MMV cannot assure you that MMV will be successful in minimizing the frequency or duration of service interruptions.
Undetected programming or system errors or defects in MMV’s games could harm MMV’s reputation and materially and adversely affect MMV’s business.
MMV’s mobile games are subject to frequent improvement and updates and may contain bugs or flaws that may become apparent only after the updated apps are accessed by gamers. From time to time, gamers may inform MMV of programming bugs or flaws affecting their experience, which MMV may not be able to resolve in a timely manner. As a result, MMV may lose gamers, and MMV’s reputation and market acceptance of MMV’s games may also suffer, therefore adversely affecting MMV’s business.
MMV’s mobile app and internal systems rely on software, including software developed or maintained internally and/or by third parties. In addition, MMV’s mobile app and internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which MMV relies in the past has contained, and may now or in the future contain, undetected programming errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors, vulnerabilities, or other design defects within the software on which MMV relies may result in a negative experience for users using MMV’s mobile app, delay introductions of new features or enhancements, result in errors or compromise MMV’s ability to protect the data of its users and/or its intellectual property or lead to reductions in its ability to provide some or all of its services. In addition, any errors, bugs, vulnerabilities, or defects discovered in the software on which MMV relies, and any associated degradations or interruptions of service, could result in harm to MMV’s reputation and loss of users, which could adversely affect MMV’s business, financial condition and operation results.
Restrictions on virtual currency and virtual items may adversely affect our current business model.
MMV’s mobile game revenue is mainly derived from sales of in-game virtual items, which are regulated pursuant to the PRC laws and regulations on virtual currency of online games. The Notice on Strengthening Administration of Virtual Currency of Online Games ( ), which was jointly issued by the Ministry of Culture, or MOC, and the MOFCOM in 2009, have imposed various restrictions on virtual currency, and requirements and obligations on online game operators with respect to the virtual currency used in their games, including (i) virtual currency may only be provided to users in exchange for payment in legal currency and may be only used to pay for virtual items and services of the issuer of the currency, and online game operators are required to keep transaction data records for no less than 180 days; (ii) online game operators are prohibited from providing lucky draws or lotteries that are conducted on the condition that participants contribute cash or virtual currency in exchange for game props or virtual currencies; and (iii) companies involved with virtual currency in China must be issuers or trading platforms, and may not operate simultaneously as both issuers and trading platforms. MMV is required to tailor its business model carefully, in order to comply with the PRC laws and regulations, including the foregoing notice. Failure to do so may result in an adverse impact on our business and results of operations.
Uncertainties in the law or regulation that govern virtual asset property rights and the liabilities that may be imposed on online game operators for virtual assets could have a material and adverse effect on MMV’s business and operations.
MMV believes that virtual assets are valued by MMV’s users, particularly long-term users. However, on occasion, such assets can be lost if, for example, a user’s identity is stolen by another user or MMV experiences a system error or crash. Other than the Civil Code of the PRC ( ), which was passed by the PRC National People’s Congress on May 28, 2020 and took effect on January 1, 2021, and prescribes that network virtual property will be protected according to the laws and regulations stipulating the protection of such property, the Chinese government has not yet enacted any specific laws regarding virtual property rights. Accordingly, MMV has no basis to determine what the legal rights are, if any, associated with virtual assets and what liabilities MMV could be exposed to for the loss or destruction of virtual assets. In case of a loss of virtual assets, MMV may be sued by MMV’s users and held liable for damages, which may negatively affect MMV’s reputation and business, financial condition and results of operations. MMV has not been involved in any virtual assets related law suits. However, MMV cannot assure you that such law suits will not be brought against us in the future.
Based on several judgments by PRC courts regarding the liabilities of game operators for loss of virtual assets by users, the courts have generally required the game operators to provide well-developed securities systems to protect such virtual assets owned by users and have required some game operators to return the virtual items or be liable for the loss and damage incurred therefrom if the online game operators have been determined to be in default or held liable for infringement of users’ rights.
MMV relies on highly skilled personnel. If MMV is unable to retain or motivate them or hire additional qualified personnel, MMV may not be able to grow effectively.
MMV’s performance and future success depend on the talents and efforts of highly skilled individuals, especially its senior management team, other key employees, as well as art design, research and development and operation maintenance personnel, many of whom are difficult to replace. For example, MMV relies on Mr. Yiran Xu, its Chairman of the Board and CEO for the company’s strategic development, and Mr. Xu’s industry experience and familiarity with the company’s business operation may not be easily replaced by others. The loss of the services of any of MMV’s executive officers or other key employees could harm MMV’s business.
MMV will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of MMV’s organization. Competition in the online games industry for qualified employees is intense. MMV’s continued ability to compete effectively depends on MMV’s ability to attract new employees and to retain and motivate MMV’s existing employees. Since the demand and competition for talent is intense in MMV’s industry, particularly for online game development personnel, engineers and related technical personnel, MMV may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future, which could increase MMV’s compensation expenses, including stock-based compensation. If MMV does not succeed in attracting additional highly skilled personnel or retaining or motivating MMV’s existing personnel, MMV may be unable to grow effectively. MMV will grant, and may continue to grant, options and other types of awards, which may result in increased share-based compensation expenses.
MMV, through the PubCo, will adopt a Share Incentive Award upon the completion of the Business Combination, which will allow MMV to enhance its ability to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the company’s growth and performance. Competition for highly skilled personnel is often intense and MMV may incur significant costs or may not be successful in attracting, integrating, or retaining qualified personnel to fulfill MMV’s current or future needs. MMV believes the granting of share-based awards is of significant importance to MMV’s ability to attract and retain key personnel and employees, and MMV will continue to grant share-based awards in the future. As a result, MMV’s expenses associated with share-based compensation may increase, which may have an adverse effect on MMV’s results of operations.
If MMV or PubCo fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, PubCo may be unable to accurately report its results of operations, meets its reporting obligations or prevent fraud, and investor confidence and the market price of PubCo’s ordinary shares may be materially and adversely affected.
Prior to the Business Combination, MMV has been a private company with limited accounting personnel and other resources with which to address MMV’s internal controls and procedures. In the course of auditing MMV’s consolidated financial statements as of and for the years ended December 31, 2020 and 2021, MMV and its independent registered public accounting firm identified one material weakness in MMV’s internal control over financial reporting and other control deficiencies. The material weakness identified relates to MMV’s lack of sufficient financial reporting and accounting personnel with appropriate understanding and knowledge of U.S. GAAP to handle complex accounting issues and to establish and implement key controls over period end closing and financial reporting to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements. Neither MMV nor its independent registered public accounting firm undertook a comprehensive assessment of MMV’s internal control under the Sarbanes-Oxley Act of 2002 for purposes of identifying and reporting any material weakness in MMV’s internal control over financial reporting. Had MMV performed a formal assessment of MMV’s internal control over financial reporting or had MMV’s independent registered public accounting firm performed an audit of MMV’s internal control over financial reporting, additional material weakness or control deficiencies may have been identified.
Upon completion of the Business Combination, PubCo will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that PubCo include a report from management on the effectiveness of PubCo’s internal control over financial reporting in PubCo’s annual report on Form 20-F beginning with PubCo’s annual report in PubCo’s second annual report on Form 20-F after becoming a public company. In addition, once PubCo ceases to be an “emerging growth company” as such term is defined in the JOBS Act, PubCo’s independent registered public accounting firm must attest to and report on the effectiveness of PubCo’s internal control over financial reporting. Moreover, even if PubCo’s management concludes that PubCo’s internal control over financial reporting is effective, PubCo’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with PubCo’s internal controls or the level at which PubCo’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from PubCo. In addition, after PubCo becomes a public company, PubCo’s reporting obligations may place a significant strain on PubCo’s management, operational and financial resources and systems for the foreseeable future. PubCo may be unable to timely complete its evaluation testing and any required remediation.
During the course of documenting and testing PubCo’s internal control procedures, in order to satisfy the requirements of Section 404, PubCo may identify other weaknesses and deficiencies in PubCo’s internal control over financial reporting. If PubCo fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, PubCo may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if PubCo fails to achieve and maintain an effective internal control environment, it could result in material misstatements in PubCo’s financial statements and could also impair PubCo’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, PubCo’s businesses, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose PubCo to increased risk of fraud or misuse of corporate assets and subject PubCo to potential delisting from the stock exchange on which PubCo lists, regulatory investigations and civil or criminal sanctions. PubCo may also be required to restate its financial statements from prior periods. PubCo will incur increased costs as a result of being a public company.
Upon completion of the Business Combination, PubCo will become a public company and expect to incur significant legal, accounting, and other expenses. For example, as a result of becoming a public company, PubCo will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for it to obtain director and officer liability insurance, and PubCo may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, PubCo will incur additional costs associated with its public company reporting requirements. It may also be more difficult for PubCo to find qualified persons to serve on its Board of Directors or as executive officers.
After PubCo is no longer an “emerging growth company,” PubCo may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

Non-compliance on the part of MMV’s employees, business partners, or other third-parties involved in MMV’s business could adversely affect MMV’s business.
MMV’s compliance controls, policies, and procedures may not protect it from acts of MMV’s employees, business partners, or other third-parties that violate the laws or regulations of the jurisdictions in which MMV operates, which may adversely affect MMV’s business. In addition, MMV’s business partners may be subject to regulatory penalties or punishments because of their regulatory compliance failures, which may, directly or indirectly, disrupt MMV’s business. MMV identifies irregularities or non-compliance in the business practices of any parties with whom MMV pursues existing or future cooperation and MMV cannot assure you that any of these irregularities will be corrected in a prompt and proper manner. The legal liabilities and regulatory actions on MMV’s business partners or other third-parties involved in MMV’s business may affect MMV’s business activities and reputation and in turn, MMV’s results of operations.
It may be difficult for overseas regulators to conduct investigations or collect evidence within China.
Shareholder claims or regulatory investigation that are common in jurisdictions outside China are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States or other jurisdictions may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the PRC territory, and without the consent by the Chinese securities regulatory authorities and the other competent governmental agencies, no entity or individual may provide documents or materials related to securities business to any foreign party. While detailed interpretation of or implementation rules under the article have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China and the potential obstacles for information provision may further increase difficulties faced by you in protecting your interests.
Pending or future litigation could have a material and adverse impact on MMV’s business, financial condition, and results of operations.
MMV may be subject to regulatory actions, litigation, disputes, or claims of various types brought by relevant regulatory authorities or MMV’s competitors, users, content creators, employees, or other third- parties against MMV in the ordinary course of its business. Such regulatory actions, disputes, allegations, complaints, or legal proceedings may damage MMV’s reputation, evolve into litigations, or otherwise have a material adverse impact on MMV’s reputation and business. Litigation is expensive, may subject MMV to the risk of significant damages, requires significant managerial resources and attention, and could materially and adversely affect MMV’s business, financial condition, and results of operations. The outcomes of actions MMV institutes may not be successful or favorable to MMV. Lawsuits against MMV may also generate negative publicity that significantly harms MMV’s reputation, which may adversely affect MMV’s user base. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management’s attention from operating MMV’s business. MMV may also need to pay damages or settle lawsuits with a substantial amount of cash.
Upon the consummation of the Business Combination, PubCo, as the holding company of MMV, may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from MMV’s business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, PubCo may elect or be forced to pay substantial damages if it is unsuccessful in its efforts to defend against these claims, which could harm its business, financial condition, and results of operations.
Any claims of the VIEs’ gaming, animation or other content to be, among others, obscene, superstitious, defamatory or impairing public interest, may result in negative publicity or a governmental response that could have a material and adverse impact on MMV’s business.
The media in China have previously reported incidents of violent crimes allegedly inspired by online games and theft of virtual items between users in online games. While MMV believes that such events were not related to its intellectual property, it is possible that MMV’s reputation could be adversely affected by such behavior. In response to the media reports, in August 2005 the Chinese government enacted regulations to prohibit all minors under the age of 18 from playing online games in which players are allowed to kill other players, an activity that has been termed player kills. The Chinese government has also taken steps to limit online game playing time for all minors under the age of 18. These and any other new restrictions on online games and/or animations may materially and adversely impact the VIEs’ business and results of operations. If the Chinese government determines that online games and/or animations have a negative impact on society, it may impose certain additional restrictions on the online game and/or animations industry, which could in turn have a material and adverse effect on the VIEs’ business and results of operations.
In addition, the Chinese government and regulatory authorities prohibit any internet content that, among other things, violates PRC laws and regulations, endangers the national security of China, or is obscene, superstitious, violent or defamatory. When internet content providers and internet publishers, including online game operators, find that information falling within the above-mentioned scope is transmitted on their websites or is stored in their electronic bulletin service systems, they are required to terminate the transmission of such information or delete such information immediately, keep records, and report to relevant authorities. Failure to comply with these requirements could result in the revocation of required licenses to operate the VIEs’ business. Internet content providers may also be held liable for prohibited information displayed on, retrieved from or linked to their websites. In addition, any claim of the VIEs failing to comply with these prohibitions may result in negative publicity and government actions, which in turn could have a material and adverse impact on the VIEs’ business.
The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect MMV’s business, financial condition, results of operations, and prospects.
MMV leases premises in China in various locations. With respect to certain leased premises, the lessors did not have or provide MMV with property ownership certificates or other documents evidencing their rights to lease such premises to MMV. Therefore, MMV cannot assure that it will not be subject to any challenges, lawsuits, or other actions taken against MMV with respect to its leased premises for which the relevant lessors do not have valid title or right to lease. If MMV’s lessors’ right to lease premises is successfully challenged by any third-party, MMV’s lease agreements may not be enforceable and MMV may be forced to vacate the premise and relocate to a different premise. MMV has not registered any of MMV’s lease agreements with the relevant government authorities. Under the relevant PRC laws and regulations, all lease agreements are required to be registered and filed with the relevant government authority. The failure to register the lease agreements for MMV’s leased properties will not affect the validity of these lease agreements, but the relevant government authorities may order MMV to register the lease agreements in a prescribed period of time and impose a fine ranging from RMB1,000 to RMB10,000 for each non-registered lease if MMV fails to complete the registration within the prescribed timeframe.
MMV has limited insurance coverage for its operations.
The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. MMV maintains minimal insurance to meet the standard mandated by PRC law. These insurance and minimal coverage might not be able to cover all risks related to MMV’s operation. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect its results of operations and financial condition.
The loss of or a substantial reduction in activity by MMV’s largest customers and/or vendors could materially and adversely affect MMV’s business, financial condition and results of operations.
Shanghai Huijie Culture Communication Co., Ltd., or Shanghai Huijie, a related-party of MMV contributed a substantial portion of MMV’s animation production service revenue. Shanghai Huijie is a 40.0% non-controlling shareholder of Shanghai Hui Zhi Ren Cultural & Creative Co., Ltd., or Shanghai Hui Zhi Ren. Shanghai Jupiter Creative Design Co., Ltd., or Shanghai Jupiter, owns the remaining 60.0% of Shanghai Hui Zhi Ren. Both Shanghai Jupiter and Shanghai Hui Zhi Ren are MMV’s VIEs in the PRC.
MMV has a long-established business relationship with Shanghai Huijie. MMV, through its VIEs, has been providing animation production services to Shanghai Huijie for various animation projects since its inception in 2019. MMV’s VIE and Shanghai Huijie has entered into a series of service arrangement agreements. The service arrangement agreement currently in effect between MMV’s VIE and Shanghai Huijie was signed in August 2021. This service arrangement agreement is filed as Exhibit 10.31 to the registration statement on Form F-4 of which this proxy statement/prospectus is a part. In accordance with the terms of this service arrangement agreement, (i) MMV’s VIE shall provide animation production services to Shanghai Huijie during the three-year cooperation period commencing on August 20, 2021 and expiring on August 19, 2024; (ii) during this period, Shanghai Huijie and its affiliates may submit animation production specifications and orders to MMV for production service; (iii) the service price for the animation production service shall be set out in the service orders and MMV may elect to proceed with the service or negotiate an increasing rate by specifying its cost structure under the fee arrangement structure agreed upon by both parties under the service arrangement agreement; (iv) MMV and its VIEs shall deliver the animation works in accordance with the requirements stated in the production order, subject to Shanghai Huijie’s review and confirmation; (v) Shanghai Huijie has the option to designate specific MMV staff based on its previous business interaction with MMV to participate in the provision of the animation production service.
For the year ended December 31, 2020, 2021 and the six months ended June 30, 2022, revenue contributed by Shanghai Huijie as a percentage of MMV’s total revenue were 11.2%, 16.4% and 29.0%, respectively. The loss of or a substantial reduction in activity by Shanghai Huijie or other customers may adversely affect MMV’s animation production revenue as well as its overall business, financial condition, and results of operations. For details of the MMV’s financial operation and related party transactions between MMV and Shanghai Huijie, see “Management Discussion and Analysis of Financial Condition and Results of Operations of MMV” and “Certain Related Party Transactions of MMV — Transaction with Shanghai Huijie Culture Communication Co., Ltd.”
As of June 16, 2021, there were 16 high spending users on MMV’s Aotu World mobile game, who had accumulated a total top-up amount over RMB100,000, accounting for 2.6% of the total top-up amount. MMV believes that these high accumulated spending users are likely to be loyal game players who spent a lot of money to achieve high combat effectiveness or to collect game characters and game props. In addition, 1% of total top-up accounts had less than 31 total active days while having a top-up amount over RMB1,000. This may be due to various player preferences, such as collecting various characters in the game rather than playing the game frequently. These unpredictable player preferences pose uncertainty in the continuous contribution in MMV’s highest top-up statistics, and MMV does not have control over player behaviors. The loss of or a substantial reduction in activity by these largest customers may adversely affect MMV’s business, financial condition, and results of operations.
Risks Related to MMV’s Corporate Structure
MMV is a Cayman holding company without any business operation, and relies on contractual arrangements with VIEs and their shareholders for its business operations. These arrangements may not be as effective as direct ownership in providing operational control. The investors are purchasing shares of the Combined Company, a BVI holding company after the Business Combination, rather than shares of the VIEs. Any failure by VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on MMV’s business.
MMV is an exempted company incorporated under the laws of the Cayman Islands without any business operations. To comply with PRC laws and regulations, MMV conducts its business in China through the VIEs incorporated in China. The VIEs are owned by PRC citizens or entities who are MMV’s founder, co-founders, or beneficially owned, controlled by or under common control with MMV’s shareholders, with whom MMV has contractual arrangements. MMV exercises control over the VIEs and become the primary beneficiary of the VIEs for accounting purposes through the VIE Agreements, which are less effective than direct ownership. MMV’s control over the VIEs and MMV’s position of being the primary beneficiary of the VIEs for the accounting purposes are limited to the conditions that MMV met for consolidation of the VIEs under U.S. GAAP. Such conditions include that (i) MMV controls Shanghai Jupiter through power to govern the activities which most significantly impact the Shanghai Jupiter’s economic performance, (ii) MMV is contractually obligated to absorb losses of Shanghai Jupiter that could potentially be significant to Shanghai Jupiter, and (iii) MMV is entitled to receive benefits from Shanghai Jupiter that could potentially be significant to Shanghai Jupiter. Only if MMV meets the aforementioned conditions for consolidation of the VIEs under U.S. GAAP, MMV will be deemed as the primary beneficiary of the VIEs, and the VIEs will be treated as MMV’s consolidated affiliated entities for accounting purposes. After the Business Combination, neither the investors in the Combined Company nor the Combined Company itself will have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIEs. Although the VIE structure MMV has adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, such arrangements have not been tested in any of the PRC courts and the PRC government may not agree that these arrangements comply with PRC licensing, registration, or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.
The investors are purchasing shares of the Combined Company, the BVI holding company, rather than shares of the VIEs which conduct all of MMV’s business operations and hold all of MMV’s assets. MMV has relied and expects to continue relying on contractual arrangements with the VIEs and their shareholders to operate its business in China. The revenues contributed by the VIEs and their subsidiaries constituted substantially all of MMV’s net revenue for the year of 2020 and 2021. These contractual arrangements may not be as effective as direct ownership in providing MMV with operational control over the VIEs. For example, the VIEs and their shareholders could breach their contractual arrangements with MMV by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to MMV’s interests. If MMV had direct ownership of the VIEs, MMV would be able to exercise its rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, MMV relies on the performance by the VIEs and their shareholders of their obligations under the contracts to exercise control over the VIEs.
The shareholders of the VIEs may not act in the best interests of MMV or may not perform their obligations under these contracts. Such risks exist throughout the period in which MMV intends to operate certain portions of its business through the contractual arrangements with the VIEs.
If the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, MMV may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of the VIEs refuse to transfer their equity interest in the VIEs to MMV or MMV’s designee if MMV exercises the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward MMV, then MMV may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third-parties claim any interest in such shareholders’ equity interests in the VIEs, MMV’s ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIEs and third-parties were to impair MMV’s control over the VIEs, MMV’s ability to consolidate the financial results of the VIEs would be affected, which would in turn result in a material adverse effect on its business, operations, and financial condition.
There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the VIE Agreements that establish the VIE structure for the majority of MMV’s operations in China, including potential future actions by the PRC government, which could affect the enforceability of MMV’s contractual arrangements with Shanghai Jupiter and, consequently, significantly affect the financial condition and results of operations of MMV. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, MMV could be subject to severe penalties or be forced to relinquish its interests in Shanghai Jupiter, which may materially and adversely affect its operations and the value of your investment.
Foreign ownership of internet-based businesses, such as provision of commercial internet information services, commercial internet culture activities, and internet audio-visual program is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications enterprise (except for e-commerce, domestic multi-party communications, storage-forwarding, and call centers) and the main foreign investor of such enterprise must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Special Administrative Measures (Negative List) for Foreign

Investment Access (2021 Edition) issued on December 27, 2021 and effective on January 1, 2022, by the NDRC, and the MOFCOM, and other applicable laws and regulations. In addition, foreign investors are prohibited from investing in enterprises engaging in internet culture activities except for music or providing internet audio-visual program services.
MMV is an exempted company incorporated under the laws of the Cayman Islands. To comply with PRC laws and regulations, MMV conducts MMV’s internet-related business in China through Shanghai Jupiter and its subsidiaries incorporated in China. Shanghai Jupiter and its subsidiaries hold the licenses, approvals, and key assets that are essential for the operations of certain of MMV’s businesses. Shanghai Jupiter is owned by PRC citizens or entities who are MMV’s founder, co-founders, or beneficially owned or controlled by MMV’s shareholders, with whom MMV has contractual arrangements. MMV’s control over the VIEs and MMV’s position of being the primary beneficiary of the VIEs for the accounting purposes are limited to the conditions that MMV met for consolidation of the VIEs under U.S. GAAP. Such conditions include that (i) MMV controls Shanghai Jupiter through power to govern the activities which most significantly impact the Shanghai Jupiter’s economic performance, (ii) MMV is contractually obligated to absorb losses of Shanghai Jupiter that could potentially be significant to Shanghai Jupiter, and (iii) MMV is entitled to receive benefits from Shanghai Jupiter that could potentially be significant to Shanghai Jupiter. Only if MMV meets the aforementioned conditions for consolidation of the VIEs under U.S. GAAP, MMV will be deemed as the primary beneficiary of the VIEs, and the VIEs will be treated as MMV’s consolidated affiliated entities for accounting purposes. Although the structure MMV has adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, such arrangements have not been tested in any of the PRC courts and the PRC government may not agree that these arrangements comply with PRC licensing, registration, or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.
The VIE arrangements enable MMV to (i) direct the activities that most significantly affect the economic performance of the VIEs; (ii) receive substantially all of the economic benefits from the VIEs; and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs or to all or part of the assets of the VIEs, when and to the extent permitted by PRC law, or request any existing shareholder of the VIEs to transfer all or part of the equity interest in the VIEs to another PRC person or entity designated by the Company at any time in MMV’s discretion, therefore the VIE arrangements can provide sufficient protection to MMV’s shareholders. In the opinion of Global Law Office, MMV’s PRC legal counsel, the VIE arrangements are valid, binding, enforceable, and do not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. The relevant PRC regulatory authorities have broad discretion in determining whether a particular contractual structure violates PRC laws and regulations. According to the Opinions on Strictly Cracking Down on Illegal Securities Activities promulgated on July 6, 2021 and the Administrative Measures on the Filing of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) made public on December 24, 2021, the PRC government will strengthen the administration over illegal securities activities, enhancing supervision over overseas listings of Chinese companies (including but not limited to the Chinese companies controlled by overseas parent company through VIE structure). Thus, MMV cannot assure you that the PRC government will not ultimately take a view contrary to MMV’s current corporate structure. If MMV is found in violation of any PRC laws or regulations or if the contractual arrangements under MMV are determined as illegal or invalid by any PRC court, arbitral tribunal, or regulatory authorities, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:
1.
revoke the agreements constituting the contractual arrangements;

2.
revoke the VIEs’ business and operating licenses;

3.
require the VIEs to discontinue or restrict operations;

4.
restrict MMV’s right to collect revenue;

5.
restrict or prohibit MMV’s use of the proceeds from MMV’s public offering to fund its business and operations in China;

6.
shut down all or part of the VIEs’ websites, apps, or services;

7.
levy fines on the VIEs or confiscate the proceeds that they deem to have been obtained through non-compliant operations;

8.
require MMV to register, file or apply for approval with respect to its adoption of VIE structure which MMV may not be able to complete;

9.
require the VIEs to restructure the operations in such a way as to compel it to establish a new enterprise, re-apply for the necessary licenses, or relocate the VIEs’ businesses, staff, and assets;

10.
impose additional conditions or requirements with which the VIEs may not be able to comply;

11.
record the VIEs’ illegitimate acts in the corporate credit information system; and/or

12.
take other regulatory or enforcement actions that could be harmful to the VIEs’ business.

Furthermore, any of the equity interest in Shanghai Jupiter under the name of any record equity holder of Shanghai Jupiter may be put the court’s custody in connection with litigation, arbitration, or other judicial or dispute resolution proceedings against that record holder. MMV cannot be certain that the equity interest will be disposed of in accordance with the contractual arrangements. In addition, new PRC laws, rules, and regulations may be introduced to impose additional requirements that may impose additional challenges to MMV’s corporate structure and contractual arrangements. The occurrence of any of these events or the imposition of any of these penalties may materially and adversely affect MMV’s ability to conduct internet-related businesses. In addition, if the imposition of any of these penalties causes MMV to be unable to direct the activities of MMV’s VIEs or the right to receive their economic benefits, MMV would no longer be able to consolidate Shanghai Jupiter into MMV’s financial statements, which could materially and adversely affect MMV’s financial condition and results of operations. If MMV is unable to claim its contractual right to control the assets of the VIEs that carry out substantially all of MMV’s operations in China, the PubCo Ordinary Shares and PubCo Warrants may decline in value or become worthless.
The shareholders of MMV’s VIEs may have actual or potential conflicts of interest with MMV, which may materially and adversely affect MMV’s business and financial condition.
As of the date of this proxy statement/prospectus, MMV is not aware of any conflicts between the shareholders of MMV’s VIEs and MMV. However, the shareholders of MMV’s VIEs may have actual or potential conflicts of interest with MMV in the future. These shareholders may refuse to sign or breach, or cause MMV’s VIEs to breach, or refuse to renew, the existing contractual arrangements MMV has with them and MMV’s VIEs, which would have a material and adverse effect on MMV’s control over the VIEs and MMV’s position of being the primary beneficiary of the VIEs for the accounting purposes. For example, the shareholders may be able to cause MMV’s agreements with its VIEs to be performed in a manner adverse to MMV by, among other things, failing to remit payments due under the contractual arrangements to MMV on a timely basis. MMV cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of MMV or such conflicts will be resolved in MMV’s favor. Currently, MMV does not have any arrangements to address potential conflicts of interest between these shareholders and MMV. If MMV cannot resolve any conflict of interest or dispute between us and these shareholders, MMV would have to rely on legal proceedings, which could result in disruption of MMV’s business and subject MMV to substantial uncertainty as to the outcome of any such legal proceedings.
MMV’s contractual arrangements are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.
The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit MMV’s ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts except that parties may apply for a cancellation of such rulings before an intermediate people’s court at the place where the arbitration commission is located under certain circumstances, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts, which would require additional expenses and delay.
In the event MMV is unable to enforce these contractual arrangements, or if MMV suffers significant delays or other obstacles in the process of enforcing these contractual arrangements, MMV may not be able to exert effective control over its VIEs, and MMV’s ability to conduct its business may be negatively affected.
Substantial uncertainties existing with the PRC foreign investment legal regime may have a significant impact on MMV’s corporate structure and business operations.
On March 15, 2019, the PRC National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Rules of Foreign Investment Law promulgated by the PRC State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the PRC Supreme People’s Courts became effective on January 1, 2020. Since the Foreign Investment Law and its current implementation and interpretation rules are relatively new, uncertainties still exist in relation to their further application and improvement. The Foreign Investment Law stipulates three forms of foreign investment.
However, the Foreign Investment Law does not explicitly stipulate the variable interest entities and contractual arrangements as a form of foreign investment.
Notwithstanding the above, the Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council”. Therefore, it is possible that future laws, administrative regulations, or provisions prescribed by the PRC State Council may regard contractual arrangements as a form of foreign investment, and then whether MMV’s contractual arrangement will be recognized as foreign investment, whether MMV’s contractual arrangement will be deemed to be in violation of the foreign investment access requirements under PRC laws and how the above-mentioned contractual arrangement will be treated are uncertain.
Therefore, there is no guarantee that MMV’s contractual arrangement and its business will not be materially and adversely affected in the future.
In the extreme case-scenario, MMV may be required to unwind the contractual arrangement and/or dispose of the VIEs or their subsidiaries, which could have a material and adverse effect on MMV’s business, financial conditions and result of operations.
MMV may lose the ability to use, or otherwise benefit from, the licenses, approvals, and assets held by MMV’s VIEs, which could, render it unable to conduct some or all of MMV’s business operations and constrain MMV’s growth.
MMV’s VIEs hold licenses, approvals, and assets that are necessary for its business operation. MMV relies on contractual arrangements with its VIEs to use, or otherwise benefit from, certain foreign restricted licenses and permits that it needs or may need in the future as its business continues to expand, such as Value-Added Telecommunications Business Operating License, or the ICP license, Internet Cultural Business License, or ICB License, and Radio and TV Programs Production and Operation License held by one of its VIEs.
The contractual arrangements contain terms that specifically obligate the equity holders of Shanghai Jupiter to ensure the valid existence of MMV’s VIE arrangement and restrict the disposition of material assets or any equity interest of Shanghai Jupiter. However, in the event the equity holders of Shanghai Jupiter breach the terms of these contractual arrangements and voluntarily liquidate Shanghai Jupiter, or Shanghai Jupiter declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without MMV’s consent, MMV may be unable to operate some or all of MMV’s businesses or otherwise benefit from the assets held by Shanghai Jupiter, which could have a material adverse effect on MMV’s business, financial condition, and results of operations. Furthermore, if

Shanghai Jupiter undergoes a voluntary or involuntary liquidation proceeding, its equity holders or unrelated third-party creditors may claim rights to some or all of the assets of Shanghai Jupiter, thereby hindering MMV’s ability to operate MMV’s business as well as constrain MMV’s growth.
Contractual arrangements in relation to MMV’s VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that MMV or MMV’s VIEs owe additional taxes, which could negatively affect MMV’s financial condition and the value of your investment.
The tax regime in China is rapidly evolving, and there is significant uncertainty for taxpayers in China as PRC tax laws may be interpreted in significantly different ways. The PRC tax authorities may assert that MMV or MMV’s subsidiaries or MMV’s VIEs owe and/or are required to pay additional taxes on previous or future revenue or income. In particular, under applicable PRC laws, rules, and regulations, arrangements and transactions among related parties, such as the contractual arrangements with MMV’s VIEs, may be subject to audit or challenge by the PRC tax authorities. If the PRC tax authorities determine that any contractual arrangements MMV not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the PRC tax liabilities of the relevant subsidiaries and/or MMV’s VIEs could be increased, which could increase MMV’s overall tax liabilities. In addition, the PRC tax authorities may impose late payment interest. MMV’s profit may be materially reduced if MMV’s tax liabilities increase.
The equity holders, directors, and executive officers of Shanghai Jupiter, as well as MMV’s employees who execute other strategic initiatives may have potential conflicts of interest with MMV.
The PRC laws provide that a director and an executive officer owe a fiduciary duty to the company he or she directs or manages. The directors and executive officers of Shanghai Jupiter must act in good faith and in the best interests of Shanghai Jupiter and must not use their respective positions for personal gain. On the other hand, directors of MMV owe a fiduciary duty to MMV and to MMV’s shareholders as a whole under Cayman Islands law. MMV’s control over the VIEs and MMV’s position of being the primary beneficiary of the VIEs for the accounting purposes are limited to the conditions that MMV met for consolidation of the VIEs under U.S. GAAP. Such conditions include that (i) MMV controls Shanghai Jupiter through power to govern the activities which most significantly impact the Shanghai Jupiter’s economic performance, (ii) MMV is contractually obligated to absorb losses of Shanghai Jupiter that could potentially be significant to Shanghai Jupiter, and (iii) MMV is entitled to receive benefits from Shanghai Jupiter that could potentially be significant to Shanghai Jupiter. Only if MMV meets the aforementioned conditions for consolidation of the VIEs under U.S. GAAP, MMV will be deemed as the primary beneficiary of the VIEs, and the VIEs will be treated as MMV’s consolidated affiliated entities for accounting purposes. The business and operations of Shanghai Jupiter are closely integrated with the business and operations of MMV’s subsidiaries. Nonetheless, conflicts of interests for these persons may arise due to dual roles both as directors and executive officers of Shanghai Jupiter and as directors or employees of MMV, and may also arise due to dual roles both as equity holders of Shanghai Jupiter and as directors or employees of MMV.
MMV cannot assure you that these persons will always act in the best interests of MMV should any conflicts of interest arise, or that any conflicts of interest will always be resolved in MMV’s favor. MMV also cannot assure you that these persons will ensure that Shanghai Jupiter will not breach the existing contractual arrangements. If MMV cannot resolve any such conflicts of interest or any related disputes, MMV would have to rely on legal proceedings to resolve these disputes and/or take enforcement action under the contractual arrangements. There is substantial uncertainty as to the outcome of any such legal proceedings. See “— MMV may lose the ability to use, or otherwise benefit from, the licenses, approvals, and assets held by MMV’s VIEs, which could, render it unable to conduct some or all of MMV’s business operations and constrain MMV’s growth” above.
If MMV exercises the option to acquire equity ownership of Shanghai Jupiter, the ownership transfer may subject it to certain limitations and substantial costs.
Pursuant to the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Edition), foreign investors are not allowed to hold more than 50% of the equity interests of any company providing value-added telecommunications services, including internet content provider services, or ICP services, with the exception of e-commerce, domestic multi-party communications, storage-forwarding, and call centers businesses. Pursuant to the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council, the main foreign investor who invests in a value-added telecommunications business in China must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas, or the Qualification Requirements. Currently none of the applicable PRC laws, regulations, or rules provides clear guidance or interpretation on the Qualification Requirements. MMV faces the risk of not satisfying the requirement promptly. In addition, the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Edition) prohibits foreign investors from investing in internet audio-visual program services and internet culture activities with the exception of music. If the PRC laws were revised to allow foreign investors to invest in enterprises with internet audio-visual program or internet culture activities businesses in China, or to hold more than 50% of the equity interests of value-added telecommunications enterprises, due to the necessity of ICP services for internet audio-visual program services and internet cultural activities, MMV might be unable to unwind the contractual arrangements before MMV is able to comply with the Qualification Requirements, or if MMV attempts to unwind the contractual arrangements before it is able to comply with the Qualification Requirements, MMV may be ineligible to operate its value-added telecommunication, internet audio-visual program, and internet culture activities businesses and may be forced to suspend its operations, which could materially and adversely affect MMV’s business, financial condition, and results of operations.
Pursuant to the contractual arrangements, MMV has the exclusive right to purchase all or any part of the equity interests in Shanghai Jupiter from the respective equity holders for a nominal price, unless the relevant government authorities or PRC laws request that the equity interests be evaluated upon purchase and in which case the purchase price shall be adjusted based on the evaluation result. Subject to relevant laws and regulations, the respective equity holders shall return any amount of purchase price they have received to WFOE. If such a return of purchase price takes place, the competent tax authority may require the WFOE to pay enterprise income tax for ownership transfer income, in which case the amount of tax could be substantial.
Further Issuance of Shares might be delayed if ODI Shareholders fail to complete filings of overseas direct investment of Chinese enterprises, which could result in a postponement of closing of the Reincorporation Merger.
MMV entered into certain shares subscription agreements dated March 18, 2021 (the “Match-up Shares Subscription Agreement”) with each of Avatar Group Holdings Limited, and DA LIN YING FENG Holdings Limited, respectively. MMV entered into certain shares subscription agreements dated July 15, 2021 (the “ODI Shares Subscription Agreement”) with each of Shenzhen Huaqi Huirui Investment Management Limited Partnership, Jupiter_Lilith Limited and F.L.M Holdings Limited (collectively, the “ODI Shareholders”), respectively. According to the Match-up Shares Subscription Agreement and ODI Shares Subscription Agreement, MMV shall issue (i) 5,173,680 Ordinary Shares to Shenzhen Huaqi Huirui Investment Management Limited Partnership pursuant to the ODI Shares Subscription Agreement; (ii) 2,279,216 Ordinary Shares to Jupiter_Lilith Limited pursuant to the ODI Shares Subscription Agreement; (iii) 5,705,031 Ordinary Shares to F.L.M Holdings Limited pursuant to the ODI Shares Subscription Agreement; (iv) 3,006,328 Ordinary Shares to Avatar Group Holdings limited pursuant to the Match-up Shares Subscription Agreement; and (v) 1,201,421 Ordinary Shares to DA LIN YING FENG Holdings Limited pursuant to the Match-up Shares Subscription Agreement (collectively, the “Further Issuance of Shares”).
According to the Administrative Measures for Overseas Investment issued by the MOFCOM on September 6, 2014 and effective on October 6, 2014, and the Administrative Measures for Overseas Investment by Enterprises issued by the NDRC on December 26, 2017 and effective on March 1, 2018, the ODI Shareholders shall complete the formalities and filings of overseas direct investment of Chinese enterprises (“ODI Filings”) before they subscribe for and hold Ordinary Shares of MMV according to the ODI Shares Subscription Agreement. As of the date of this proxy statement/ prospectus, the ODI Shareholders have not completed the ODI Filings. MMV cannot assure you that the ODI Shareholders will complete the ODI Filings in a timely manner, especially taking into consideration the adverse effect on the authorities’ work efficiency caused by Covid-19 pandemic. If any of the ODI Shareholders fails to complete the ODI Filings in a timely manner, Further Issuance of Shares by MMV will be delayed and, consequently, the closing of the Reincorporation Merger might be delayed.
Risks Related to Doing Business in China
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on MMV’s business and operations.
Substantially all of MMV’s assets and operations are located in China. Accordingly, MMV’s business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect MMV’s business and operating results, leading to a reduction in demand for MMV’s services and adversely affect MMV’s competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on MMV’s operation. For example, MMV’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect MMV’s business and operating results.
The uncertainties and quick change of the legal system in China with little advance notice could limit the legal protections available or impose additional requirements and obligations on MMV’s business operation, which may materially and adversely affect MMV’s business, financial condition, and results of operations, and may adversely affect the timetable and closing certainty of the Business Combination.
The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.
The legal system in China evolves rapidly and new laws, regulations and rules may be adopted from time to time with or without advance notice. These laws, regulations, and legal requirements are constantly changing and their interpretation and enforcement involve inconsistency and uncertainties. In addition, the enforcement of laws and that rules and regulations in China can change quickly with little advance notice. These uncertainties could limit the legal protections available to us. Further, the PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries, including the mobile and online games industry. On August 30, 2021, the PRC’s National Press and Publication Administration, or the NPPA released Notice on Further Strict Management and Practically Preventing Minors from Indulging in Online Games (the “Notice”), requiring that, among other things, companies that engage in the online games business may only offer people under the age of 18 access to online games from

8 pm to 9 pm on Fridays, weekends and official holidays, with no access permitted at other times. The Notice became effective on September 1, 2021. The enforcement of the Notice imposes significant restrictions over the provision of online gaming services to minors.
Although MMV’s gaming content offering emphasizes more on gameplay longevity rather than concentrated gameplay, such restriction on the operation of online game could adversely affect the operation results and financial performance of MMV’s games. On August 20, 2021, the Standing Committee of the PRC National People’s Congress promulgated Personal Data Protection Law, which requires, among other things, the data operator to obtain the consent of the minor’s parents or other guardians process the personal data of minors under the age of 14 (“−14 minors”). The Personal Data Protection Law became effective on November 1, 2021, which essentially demand the online game service provider, who are mandatory obliged to collect and process users’ identification information, to obtain the consent of −14 minors’ guardians when such −14 minors register for online games. MMV cannot rule out the possibility that certain −14 minors’ guardians would refuse or fail to give such consent under Personal Data Protection Law which would result in adverse effect on MMV user growth. MMV cannot predict the effect of future developments in the PRC legal system, particularly with regard to internet-related industries, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. Such unpredictability towards its contractual, property (including intellectual property) and procedural rights could adversely affect its business and impede its ability to continue its operations. Furthermore, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any such intervention in or influence on MMV’s business operations or action to exert more oversight and control over securities offerings and other capital markets activities, once taken by the PRC government, could adversely affect MMV’s business, financial condition and results of operations and the value of the PubCo Ordinary Shares and PubCo Warrants.
In addition, new laws and regulations may be enacted from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to its businesses. In particular, the PRC government authorities may continue to promulgate new laws, regulations, rules, and guidelines governing internet companies with respect to a wide range of issues, such as intellectual property, competition and antitrust, privacy and data protection, cybersecurity and other matters, which may result in additional obligations imposed on MMV’s business operation.
Compliance with these laws, regulations, rules, guidelines, and implementations may be costly, and any incompliance or associated inquiries, investigations, and other governmental actions may divert significant management time and attention and financial resources, bring negative publicity, subject MMV to liabilities or administrative penalties, or materially and adversely affect its business, financial condition, and results of operations.
On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the PRC State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which, among other things, require the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China- based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 24, 2021, the CSRC promulgated Administrative Provisions of the PRC State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises and the Administrative Measures for Record-Filings of the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Draft Measures”), according to which any domestic enterprise seeks for overseas securities offering and listing shall complete filing procedures with the CSRC, the “overseas securities offering and listing overseas offering and listing by the domestic enterprise” as stated in the Draft measures includes (i) issuance and listing of securities by a company incorporated in PRC directly, and (ii) overseas offering and listing made by an oversea company whose majority executive officers and primary operations are in the PRC or more than 50% of operation revenue, profit, underlying assets (total assets or net assets) are originated from PRC companies. The Draft Measures has not been adopted, uncertainties remain regarding the interpretation and implementation of these opinions. If, for example, new rules require China-based companies to seek approval before becoming, acquiring or remaining as an overseas-listed public company outside of China, including in the United States, it is uncertain whether it would be possible for MMV to obtain the approval in a timely manner, or at all, which could adversely affect the timetable and closing certainty of the Business Combination. Any failure to obtain or delay in obtaining such approval for the Business Combination may subject MMV or PubCo to sanctions imposed by PRC regulatory agencies. Any failure to obtain or delay in obtaining such approval for the Business Combination, or a rescission of such approval obtained by MMV, would subject MMV to sanctions imposed by the CSRC or other PRC government authorities. See “The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with the Business Combination under PRC law” below.
Regulation and censorship of information disseminated over the internet in China may adversely affect MMV’s business and reputation, and subject MMV to liability for information displayed on MMV’s website.
The PRC government has adopted regulations governing internet access and the distribution of content and information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting, reproducing, transmitting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent, or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites or other internet platforms. The website or platform operator may also be held liable for such censored information displayed on or linked to the websites or platforms. If MMV’s content offerings, website or internet platform is found to be in violation of any such requirements, MMV may be penalized by relevant authorities, and MMV’s operations or reputation could be adversely affected.
The gaming industry is subject to a variety of PRC laws and regulations, many of which are unsettled and still developing, and which could subject MMV to claims or otherwise harm MMV’s business, financial condition, results of operations and growth prospects.
The gaming industry is subject to a variety of laws in China, including but not limited to those regarding gaming, consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving and developing. The scope and interpretation of the laws are or may be applicable to the gaming industry are often uncertain and may be conflicting. There is a risk that existing or future laws may be interpreted in a manner that is not consistent with the gaming industry’s current practices and could have an adverse effect on MMV’s business, financial condition, results of operations and growth prospects.
Pursuant to the Notice on Interpretation of the State Commission Office for Public Sector Reform on Several Provisions relating to Animation, Online Game and Comprehensive Law Enforcement in Culture Market in the “Three Provisions” jointly promulgated by the MOC, the State Administration of Radio Film and Television (the “SARFT”) and the General Administration of Press and Publication (the “GAPP”)
( ), issued by the State Commission Office for Public Sector Reform (a division of the State Council) and effective on September 7, 2009, the State Administration of Press, Publications, Radio, Film and Television (the “SAPPRFT”), the successor of the SARFT and the GAPP, will be responsible for the examination and approval of online games to be uploaded on the internet and that, after the online games are uploaded on the Internet, online games will be administered by the MOC.
Pursuant to the Circular on Implementation of the Newly Revised Interim Measures on the Administration of Internet Culture ( ) issued by the MOC on March 18, 2011, the authorities shall temporarily not accept applications by foreign invested internet information services providers for operation of internet culture businesses (other than music).
Pursuant to the revised Interim Measures on the Administration of Internet Culture
( ) (the “Internet Culture Measures”) issued by the MOC on December 15, 2017, “internet culture products” are defined as including the online games specially produced for internet and games disseminated or distributed through internet, and provision of internet culture products and related services for commercial purpose is subject to the approval of the provincial counterparts of the MOC.

In May 2019, the General Office of the Ministry of Culture and Tourism released the Notice on Adjusting the Scope of Examination and Approval regarding the “Internet Culture Operation License” to Further Regulate the Approval Work ( ) (the “Notice of Adjusting Examination Scope”), which quotes the Regulations on the Function Configuration, Internal Institutions and Staffing of the Ministry of Culture and Tourism ( )  and further specifies that the Ministry of Culture and Tourism, or the MOCT no longer assumes the responsibility for administering the industry of online games and no longer approves and issues the Internet Culture Operation Licenses within the business scope of “operating online games via the internet,” “operating online games via the internet (including the issuance of virtual currencies used for online games)” and “conducting trade of virtual currencies used for online games via the internet.” On July 10, 2019, the MOCT issued the Decision on the Abolition of the Interim Measures on Administration of Online Games and the Administrative Measures for Tourism Development Plan
( ) (the “Abolition Decision”). The Abolition Decision also cites the Regulations on the Function Configuration, Internal Institutions and Staffing of the Ministry of Culture and Tourism and further abolishes the Interim Measures on Administration of Online Games, which means that the MOCT will no longer regulate the industry of the online games. However, as of the date of this proxy statement/prospectus, it is still unclear as to whether the supervision responsibility of the MOCT will be transferred to another governmental department or whether such governmental department will raise similar or new supervision requirements for the operation of online games. Both the internet publishing services (including the online game publishing) and internet culture operation (including the online game operation) fall within the prohibited categories in the Negative List. The Notice of the GAPP, the State Copyright Administration and National Anti-Pornography and Anti- Illegal Publications Working Group Office on Implementing the “Regulation on Three Provisions” of the State Council and the Interpretations Edited by the SCOPSR to Further Strengthen the Pre-Approval of Online Games and the Approval and Management of Imported Online Games
(
) (the “GAPP Notice”), promulgated by the GAPP, together with the National Copyright Administration and the Office of the National Working Group for Crackdown on Pornographic and Illegal Publications, on September 28, 2009, provides, among other things, that foreign investors are not permitted to invest or engage in online game operations in China through wholly-owned subsidiaries, equity joint ventures or cooperative joint ventures, and expressly prohibits foreign investors from gaining control over or participating in domestic online game operations indirectly by establishing other joint venture companies, establishing contractual agreements or providing technical support. Serious violation of the GAPP Notice will result in suspension or revocation of relevant licenses and registrations.
In August 2018, the Ministry of Education, National Health Commission, General Administration of Sport, the Ministry of Finance of the PRC, or MOF, Ministry of Human Resources and Social Security, SAMR, NPPA, SARFT issued the Implementation Program on Comprehensive Prevention and Control of Juveniles Myopia
(), proposing to control the number of new online games, explore the age-appropriate prompting system in line with the national conditions and take measures to restrict the amount of time children spend on playing online games. On October 25, 2019, the NPPA issued the Notice on Preventing Minors from Indulging in Online Games () which took effect on November 1, 2019. The Notice stipulates several requirements on the online game operation, including but not limited to: (i) all online game users shall register their game accounts with valid identity information; (ii) the time slot and duration for playing online games by minors shall be strictly controlled; (iii) the provision of paid services to minors shall be regulated; (iv) the regulation of the industry shall be enhanced and the requirements above shall be requisite for launching, publishing and operating online games; and (v) the development and implementation of an age-appropriate reminding system shall be explored. Online game companies shall analyze the cause of minors’ addiction to games, and alter the content and features of games or game rules resulting in such addiction.
On March 30, 2021, the Ministry of Education of the PRC issued the Notice on Further Strengthening Sleep Management of Primary and Secondary School Students ( ), which further stipulates the time slot for playing online games by minors, and moreover, requires local education authorities, jointly with the competent local authorities, to effectively strengthen the administration of online games, and conduct supervision by technical means to ensure no game service is provided for minors during a specified timeframe.
On August 30, 2021, the NPPA issued the Notice on Further Strengthening the strict Administration and Practical Prevention of Minors’ Addiction to Online Games
( ). On October 20, 2021, six PRC government authorities at national government level, including the Ministry of Education, the CAC, the Ministry of Industry and Information Technology of the PRC, or MIIT, issued the Notice on Further Strengthening Administration of Prevention of Primary and Secondary School Students’ Addiction to Online Games ( ). Both of these new regulations further mandated that minors may only permitted to play online games from 20:00 to 21:00 on Fridays, Saturdays, Sundays, and legal holidays.
These developments and other developments or regulations, whether existing or to be implemented, may have an adverse effect on MMV’s users, business, financial condition, results of operations and growth prospects. Furthermore, as uncertainties remain regarding the development, interpretation and implementation of notices, laws and regulations, MMV may become subject to additional compliance costs and liabilities under such laws and regulations and MMV may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. MMV may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.
The PRC laws regulating the playing time of online games and the age of users playing them may adversely affect the Group’s business and operations.
In 2007, eight PRC government authorities, including the GAPP, the Ministry of Education and the MIIT, jointly issued a notice requiring all Chinese online game operators to adopt an “anti-addiction compliance system” in an effort to curb addiction to online games by minors (“Anti-addiction Notice”)
( ). Under the anti-addiction compliance system, three hours or less of continuous play is defined to be “healthy”, three to five hours is defined to be “fatigue” and five hours or more is defined to be “unhealthy”. Game operators are required to reduce the value of game benefits for minor players by half when those players reach the “fatigue” level, and to zero when they reach the “unhealthy” level. In July 2011, these government authorities further issued the Notice Regarding Commencement of Authentication of Real Names for Anti-addiction System on Online Games ( ), which provides, among other things, that the relevant authorities should strengthen how they implement their authentication process in relation to gamers’ names in online games (but excluding mobile games), a process that allows game operators to identify which gamers are minors. In addition to the provisions of the foregoing notices, the NPPA did not require mobile games to be equipped with an anti-addiction compliance system in order to be approved in practice before the implementation of the New Anti-addiction Notice (as defined below).
On 30 August 2018, eight PRC government authorities at national government level, including the NPPA and the Ministry of Education, released the Implementation Program. As a part of the plan to prevent myopia among children, the Implementation Program plans to regulate the number of new online games and restrict the amount of time juveniles spend playing on electronic devices. As at the date of this registration statement, no implementation rule has been issued to regulate the number of new online games, and it is impracticable to forecast the expected quota on the number of online games approved for publication annually in the future. Although it is unclear when and how the Implementation Program on regulating the number of new online games will be enforced, the risk exists that its enforcement could impact MMV’s ability to launch and publish new games going forward, and require MMV to spend more time and costs in preparing and receiving the approvals necessary to launch its games.
On 25 October 2019, the NPPA issued the Notice on Further Strengthening Administration of Prevention of Primary and Secondary School Students’ Addiction to Online Games
( ) (“New Anti-addiction Notice”) which mainly stipulates that: (i) the real-name registration system shall be implemented; (ii) the time slot and duration for playing online games by minors shall be subject to strict control; (iii) the provision of paid services to minors shall be regulated; (iv) the regulation of the industry shall be enhanced; and (v) the development and implementation of appropriate age-reminding system shall be explored. Although MMV has implemented real-name registration systems in all of its games, not all of MMV’s mobile game users from China have registered in its account system using their own Chinese identification information. MMV’s IT system keeps a record of those users who registered with MMV using their Chinese identification information, who are under 18 years of age and who have made top-up payments. Furthermore, the implementation of the New Anti- addiction Notice may lead to a decrease in the number of minors in MMV’s user base and the play time of minor users, thereby leading to a decrease in the minor users’ revenue contribution to MMV’s online game business, and therefore may materially and adversely affect MMV’s results of operations and prospects.
According to the Law of the PRC on the Protection of Minors (2020 Revision) ), which became effective on June 1, 2021, information processors must follow the principles of legality, legitimacy and necessity when processing personal information of minors via internet, and must obtain consent from minors’ parents or other guardians when processing personal information of minors under age of 14 and adopts new section regarding network protection, requiring online game service providers to further implement authentication of minors gamers’ names and to classify game products, give reminders for age appropriateness, and take technical measures to prevent minors from contacting inappropriate games or game functions. The new Minors Protection Law also provides that online game service providers shall not provide online game services to minors from 22:00 to 8:00 the next day. In addition, internet service providers must promptly alert upon the discovery of publishing private information by minors via the internet and take necessary protective measures. Failure to comply with the requirements under the new Minors Protection Law may subject MMV to penalties, including but not limited to penalties up to 10 times illegal gains, penalties to the person directly in charge, suspension of its operation of online games, revocation of the business license and other licenses and approvals for its online game operations.
On August 30, 2021, the NPPA issued the Notice on Further Strengthening the strict Administration and Practical Prevention of Minors’ Addiction to Online Games
( ). On October 20, 2021, six PRC government authorities at national government level, including the Ministry of Education, the CAC, the MIIT, issued the Notice on Further Strengthening Administration of Prevention of Primary and Secondary School Students’ Addiction to Online Games ( ). Both of these new regulations reiterates the identification verification requirement for all online game players and further mandated that minors may only permitted to play online games from 20:00 to 21:00 on Fridays, Saturdays, Sundays, and legal holidays. Upon receiving notice of these regulatory changes, MMV immediately implemented the change in its online games operations. These new regulations’ impact on MMV’s results of operation is uncertain, but this regulation is expected to impact MMV’s revenue generated from gaming operations due to the decrease in the play time of minor users.
Such regulations and developments may have a material adverse effect on MMV’s active users and their in- game spending, which may in turn lead to materially and adversely affect MMV’s business, revenue and growth.
If the PRC government determines that MMV’s ownership structure does not comply with the restrictions contained in the GAPP Notice, MMV could be subject to severe penalties.
MMV is subject to relevant PRC regulations on operators of online games. On 28 September 2009, the GAPP, together with the National Copyright Administration, and the National Working Group for Crackdown on Pornography and Illegal Publications, jointly issued a Circular on Implementation of the Regulation on the Three Provisions of the State Council and the Relevant Interpretations and Further Strengthening of the Administration of Pre-examination and Approval of Online Games and the Examination and Approval of Imported Online Games
( ,
), or the GAPP Notice. The GAPP Notice provides, among other things, that foreign investors are not permitted to invest in online game operating businesses in the PRC via wholly-owned, equity joint venture or cooperative joint venture investments, and expressly prohibits foreign investors from gaining control over or participating in PRC entities’ online game operations through indirect routes, such as establishing other joint venture companies, entering into contractual arrangements with or providing technical support for such operating companies, or through a disguised form, such as incorporating user registration, user account management or payment through game cards into online gaming platforms that are ultimately controlled or owned by foreign investors. Due to the ambiguity of various regulations on online games and a lack of interpretative materials from the relevant PRC authorities governing online game operations, there are uncertainties regarding whether PRC authorities would consider MMV’s corporate structure and contractual arrangements to be foreign investment in online game business. While MMV is not aware of any online game companies which use the same or similar contractual arrangements as MMV having been penalized or ordered to terminate operations by PRC authorities claiming that the contractual arrangements constitute control over, or participation in the operation of, online game operating businesses through indirect means, it is unclear whether and how the various regulations of the PRC authorities might be interpreted or implemented in the future. If MMV’s contractual arrangements were deemed to be such an “indirect means” or “disguised form” under the GAPP Notice, MMV’s contractual arrangements may be challenged by the competent press and publication authority. If MMV and its VIEs are found to be in violation of the GAPP Notice in operating MMV’s mobile games, the competent press and publication authority, in conjunction with relevant regulatory authorities, would have the power to investigate and deal with such violations, including, in the most serious cases, by suspending or revoking relevant licenses and registrations.
MMV’s failure to timely obtain preapproval for publication of online games from the NPPA before game launch may adversely affect MMV’s game pipelines.
MMV’s failure to timely obtain preapproval for publication of online games from the NPPA before game launch may adversely affect MMV’s game pipelines. Publishing and monetizing mobile games in China are subject to preapproval by the NPPA. Accordingly, online games, including approved games’ updated version and expansion pack with names different from the original version, are subject to preapproval by the NPPA. If MMV fails to obtain for any online games it develops, or neglect to obtain for any updated version and expansion pack of its approved games, the ISBN from the NPPA, none of them can be successfully launched in China as scheduled, which may adversely affect MMV’s game pipeline. In addition, the ISBN may become more difficult to be obtained in the future and the NPPA may delay or suspend the issuance of ISBN from time to time, and more restrictions on the issuance of the ISBN may be imposed in the future, which may disrupt MMV’s business plan and lead to a loss of business opportunities. NPPA at the national level had suspended the approval of game registration and issuance of ISBN for online games starting from March 2018, and later resumed game registration and issued ISBN for the first batch of games with an effective date of December 19, 2018. From August 2021, no new game registration or ISBN for online games were approved or issued from the NPPA at the national level until recently resumed in April 2022, which caused delays to the publication of MMV’s pipeline of games and other products. The unanticipated delays have adversely impacted MMV’s overall publication schedule and thus impacted MMV’s projected revenue. The processing time of games registration and issuance of the ISBN may vary greatly and is within the NPPA’s discretion. Any future delay in game registration with NPPA or obtaining the ISBN could negatively affect the operation results of MMV’s games and businesses. Going forward, if any online games published or to be published by MMV fails to obtain the ISBN in time, or at all, these games may not be allowed to be released or may be ordered to be suspended or cease operation, and, as a result, MMV’s business and results of operations may be materially and adversely affected.
Any lack of requisite approvals, licenses, or permits applicable to MMV’s business may have a material and adverse impact on MMV’s business, financial condition, and results of operations.
In accordance with the relevant laws and regulations in jurisdictions in which MMV operates, MMV is required to maintain various approvals, licenses, and permits to operate MMV’s business, including but not limited to business license, license related to content offerings, radio and TV programs Production and operation license, and value-added telecommunications license. These approvals, licenses, and permits are obtained upon satisfactory compliance with, among other things, the applicable laws and regulations.
In particular, the internet and mobile internet industries in China are highly regulated. MMV’s VIEs are required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide their current services. Under the current PRC regulatory regime, a number of regulatory authorities, including, but not limited to, the NPPA, the MOCT, the MIIT, the PRC State Council Information Office, and the CAC, jointly regulate all major aspects of the internet industry, including the mobile internet and online content communities. Operators must obtain various government approvals and licenses for relevant business.
MMV has obtained Value-Added Telecommunications Business Operating License, or ICP License, for the provision of commercial internet information services, the ICB Licenses, for commercial internet culture activities, Radio and TV Programs Production and Operation License, a license for production and operation of TV programs (including animation), and a license for publication operation through MMV’s VIEs. These licenses are essential to the operation of MMV’s business and are generally subject to regular government review or renewal. MMV cannot assure you that it will be able to maintain MMV’s existing licenses or permits necessary for MMV’s business operations, update information (such as websites, apps, or legal representative) on file, or renew any of them when their current term expires.
In particular, MMV must file and obtain an ISBN from the NPPA, for every game, including its updated version and expansion pack with names different from the original version, it develops before these games can be marketed to the public. While MMV’s management has significant experience in obtaining ISBN from NPPA, it cannot guarantee MMV will be able to achieve the same results in the future. If MMV is unable to obtain the ISBN from NPPA or do so in a timely manner, it could significantly impact its business plan and negative affect its financial condition and results of operation.
Furthermore, MMV may experience compliance issues due to numerous factors including, but not limited to not having received and verified the relevant animation distribution license for “Aotu World Season 3” and “Aotu Academy” held by animation distributors.
If MMV fails to obtain the necessary licenses, permits and approvals, MMV may be subject to fines, confiscation of revenues generated from incompliance operations, or the suspension of relevant operations. MMV may also experience adverse publicity arising from such non-compliance with government regulations that negatively impacts its brand. MMV may experience difficulties or failures in obtaining the necessary approvals, licenses, and permits for new spaces or new service offerings. If MMV fails to obtain the material licenses, MMV’s content offerings and business activities could be severely delayed. In addition, there can be no assurance that MMV will be able to obtain, renew, and/or convert all of the approvals, licenses, and permits required for its existing business operations upon their expiration in a timely manner or at all, which could adversely affect MMV’s business operations.
In addition, considerable uncertainties exist in relation to the interpretation and implementation of existing and future laws and regulations governing MMV’s business activities. MMV could be found not in compliance with any future laws and regulations or of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations. If MMV fails to complete, obtain, or maintain any of the required licenses or approvals or make the necessary filings, MMV may be subject to various penalties, such as confiscation of unlawful gains, the imposition of fines, revocation of licenses, and the discontinuation or restriction of MMV’s operations. Any such penalties or changes in policies, regulations, or enforcement by government authorities may disrupt MMV’s operations and materially and adversely affect MMV’s business, financial condition, and results of operations.
MMV may be liable for improper use or appropriation of personal information, which could have an adverse effect on MMV’s business and results of operations.
MMV’s business involves collecting and retaining user data, including certain users’ personal information as MMV’s various information technology systems enter, process, summarize and report such data. MMV also maintains information about various aspects of MMV’s operations as well as regarding its employees. The integrity and protection of MMV’s users, employees and company data is critical to MMV’s business. MMV’s users and employees expect that MMV will adequately protect their personal information. MMV is required by applicable laws to keep strictly confidential the personal information that MMV collects, and to take adequate security measures to safeguard such information.
The PRC Criminal Law (   ), as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies,

and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC ( ), or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, the owners and administrators of networks and network service providers have various personal information security protection obligations, including restrictions on the collection and use of personal information of users, and they are required to take steps to prevent personal data from being divulged, stolen, or tampered with. The Civil Code of the PRC
( ) (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. Furthermore, on August 20, 2021, the Standing Committee of the PRC National People’s Congress promulgated the Law of Personal Information Protection of PRC, or the Personal Information Protection Law (  ), which became effective on November 1, 2021, setting forth detailed rules for handling personal information. PRC regulators, including the CAC, MIIT, and the Ministry of Public Security of the PRC, or the MPC, have been increasingly focused on regulation in the areas of data security and data protection.
On January 23, 2019, the CAC, the MIIT and the MPS, and the SAMR jointly issued the Notice on Special Governance of Illegal Collection and Use of Personal Information via Apps
( ), which restates the requirement of legal collection and use of personal information, encourages app operators to conduct security certifications and encourages search engines and app stores to clearly mark and recommend those certified apps. On August 22, 2019, the CAC issued the Regulation on Cyber Protection of Children’s Personal Information
( ), effective on October 1, 2019, according to which: (i) no organization or individual is allowed to produce, release or disseminate information that infringes upon the personal information security of children under 14; (ii) network operators are required to establish special policies and user agreements to protect children’s personal information, and to appoint special personnel in charge of protecting children’s personal information. Network operators who collect, use, transfer or disclose personal information of children are required to, in a noticeable and clear way, notify and obtain consent from children’s guardians. On November 28, 2019, the CAC, MIIT, the MPS and SAMR jointly issued the Measures to Identify Illegal Collection and Usage of Personal Information by Apps
( ), which lists six types of illegal collection and usage of personal information, including “failure to publish rules on the collection and usage of personal information,” “failure to expressly state the purpose, manner and scope of the collection and usage of personal information,” “collecting and using personal information without obtaining consents from users,” “collecting personal information irrelevant to the services provided,” “providing personal information to other parties without obtaining consent” and “failure to provide the function of deleting or correcting personal information as required by law or failure to publish the methods for complaints and reports or other information.”
Regulatory requirements regarding the protection of personal information are constantly evolving and can be subject to differing interpretations or significant change, making the extent of MMV’s responsibilities in that regard uncertain. Complying with new laws and regulations could cause MMV to incur substantial costs or require MMV to change its business practices in a manner materially adverse to MMV’s business. For instance, various regulatory bodies in China, including the CAC, the MPC and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. MMV could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of MMV’s app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on MMV’s business, financial condition or results of operations.
Any system failure or compromise of MMV’s security that results in the unauthorized access to or release of the data of MMV’s users could significantly limit the adoption of MMV’s services, as well as harm MMV’s brand reputation, result in litigation against MMV, liquidated and other damages, regulatory investigations and penalties, and MMV could be subject to material liability. MMV expect to continue expending significant resources to protect against security breaches. The risk that these types of events could seriously harm MMV’s business is likely to increase as MMV expands the scope of services it offers and as it increases the size of its user base.
In addition, the interpretation and application of the aforementioned laws and regulations are often uncertain and in flux. MMV’s practice may become inconsistent with these laws and regulations. If so, in addition to the possibility of fines, this could result in an order requiring that MMV changes its practices, which could have an adverse effect on MMV’s business and results of operations.
Concerns about the use of personal data in compliance with PRC law could damage MMV’s reputation and deter current and potential users from using MMV’s services.
Pursuant to the applicable PRC laws and regulations concerning the use and sharing of personal data, MMV’s PRC subsidiaries and consolidated affiliated entities are required to keep MMV’s users’ personal information confidential and are prohibited from disclosing such information to any third parties without the users’ consent. New laws and regulations, such as The Decision of the Standing Committee of the PRC National People’s Congress on Strengthening Network Information Protection, which was issued by the Standing Committee of the PRC National People’s Congress on December 28, 2012, and the Provisions on Protection of Personal Information of Telecommunication and Internet Users, which was promulgated by the MIIT on July 16, 2013 and took effect on September 1, 2013 further enhanced the legal protection of information security and privacy on the Internet. The laws and regulations also require Internet operators to take measures to ensure confidentiality of information of users. On December 29, 2017, the National Information Security Standardization Technical Committee, or the NISSTC, issued the Information Security Technology- Personal Information Security Specification, which implemented on May 1, 2018. Although this is a recommended specification and not a mandatory one, it is used as a basis for carrying out regulatory work on privacy policies by the MIIT and the MPC. While MMV strives to comply with MMV’s privacy guidelines as well as all applicable data protection laws and regulations, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, and could damage MMV’s reputation. User and regulatory attitudes towards privacy are evolving, and future regulatory or user concerns about the extent to which personal information is shared with merchants or others may adversely affect MMV’s ability to share certain data with merchants, which may limit certain methods of targeted marketing. Concerns about the security of personal data could also lead to a decline in general internet usage, which could lead to lower user traffic on MMV’s website. A significant reduction in user traffic could lead to lower revenues from paying users, which could have a material adverse effect on MMV’s business, financial condition and results of operations.
MMV’s operations depend on the performance of the mobile-based systems, telecommunications networks, and digital infrastructure in China.
MMV’s operations rely heavily on mobile based systems, telecommunications networks, and digital infrastructure. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. Moreover, MMV primarily relies on a limited number of telecommunication service providers to provide MMV with data communications capacity through local telecommunications lines and internet data centers to host MMV’s servers. MMV has limited access to alternative networks or services in the event of disruptions, failures, or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of MMV’s business, MMV may be required to upgrade MMV’s technology and infrastructure to keep up with the increasing traffic on MMV’s internet and mobile gaming applications.
MMV cannot assure you that the digital infrastructure and the telecommunications networks in China will be able to support the demands associated with the continued growth in digital usage.
In addition, MMV has no control over the costs of the services provided by telecommunication service providers. If the prices MMV pays for telecommunications and digital services rise significantly, MMV’s results of operations may be materially and adversely affected. Furthermore, if data access fees or other charges to mobile users increase, MMV’s user traffic may decline and MMV’s business may be harmed.
MMV may rely on dividends and other distributions on equity paid by MMV’s PRC subsidiaries to fund any cash and financing requirements MMV may have, and any limitation on the ability of MMV’s PRC subsidiaries to make payments to MMV could have a material and adverse effect on MMV’s ability to conduct its business.
MMV is a Cayman Islands holding company and MMV relies principally on dividends and other distributions on equity from its PRC subsidiaries for its cash requirements, including for services of any debt MMV may incur.
MMV’s PRC subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit MMV’s PRC subsidiaries to pay dividends to its respective shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, MMV’s PRC subsidiaries and MMV’s VIEs are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. MMV’s PRC subsidiaries as a Foreign Invested Enterprise, or FIE, are also entitled to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If MMV’s PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to MMV. Any limitation on the ability of MMV’s PRC subsidiaries to distribute dividends or other payments to its respective shareholders could materially and adversely affect MMV’s business operations and MMV’s ability to make distributions to you.
Increases in labor costs in the PRC may adversely affect MMV’s business and results of operations.
The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, MMV are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of MMV’s employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. MMV expects that MMV’s labor costs, including wages and employee benefits, will continue to increase. Unless MMV is able to control MMV’s labor costs or pass on these increased labor costs to MMV’s users by increasing the fees of MMV’s services, MMV’s financial condition and results of operations may be adversely affected.
Any failure by Shanghai Jupiter or its shareholders to perform their obligations under MMV’s contractual arrangements with them would have a material adverse effect on MMV’s business.
If Shanghai Jupiter or its shareholders fail to perform their respective obligations under the contractual arrangements, MMV may have to incur substantial costs and expend additional resources to enforce such arrangements.
MMV may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which MMV cannot assure you will be effective under PRC laws. For example, if the shareholders of Shanghai Jupiter were to refuse to transfer their equity interest in Shanghai Jupiter to us or MMV’s designee if MMV exercises the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then MMV may have to take legal actions to compel them to perform their contractual obligations.
All the agreements under MMV’s contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit MMV’s ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that MMV is unable to enforce these contractual arrangements, or if MMV suffers significant delay or other obstacles in the process of enforcing these contractual arrangements, MMV may not be able to exert effective control over MMV’s consolidated variable interest entity, and MMV’s ability to conduct MMV’s business may be negatively affected.
It may be difficult for a shareholder to pursue claims against us in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. As a result, MMV’s shareholders may have more difficulty in protecting their interests through actions against us or MMV’s officers, directors or major shareholders than would shareholders of corporations domiciled in the United States. Obtaining recognition of, and attaching assets in aid of execution of a Chinese arbitral award in the United States can be a complex process involving multiple sets of statutes and procedural rules. However, the arbitration provisions in the contractual agreements do not preclude you from pursuing shareholders’ claims arising under the United States federal securities laws. Any limitation on the ability of MMV’s PRC Subsidiaries and VIEs to transfer funds to MMV in the form of dividends or other distributions could materially and adversely limit MMV’s ability to grow, make investments or acquisitions that could be beneficial to MMV’s business, pay dividends, or otherwise fund and conduct MMV’s business.
In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.
MMV’s independent registered public accounting firm’s audit documentation related to their audit reports included in this joint proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.
The independent registered public accounting firm of MMV issued an audit opinion on the financial statements included in this joint proxy/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, the auditor of MMV, is required by the laws of the United States to undergo regular inspections by the PCAOB.
The auditor of MMV is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2020. However, recent developments with respect to audits of China-based companies, such as MMV, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, Pubco’s investors may be deprived of the benefits of PCAOB’s oversight of the auditor of MMV through such inspections.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in China and Hong Kong, and it has issued its report notifying the SEC of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. The audit work papers for the Chinese operations of MMV are located in China.
If the auditor of MMV is not permitted to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections.
In addition, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as Nasdaq of issuers included for three consecutive years on the SEC’s list. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the HFCAA. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the former U.S. president signed into law the HFCAA. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCAA and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including PubCo, and the market price of Pubco’s securities could be adversely affected, and PubCo could be delisted if it is unable to cure the situation to meet the PCAOB inspection requirement in time. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. MMV and PubCo will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate. The final amendments require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in the public accounting firm’s foreign jurisdiction, and also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrants. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our securities being delisted.
Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCA Act.
Under such rules, an issuer that has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction will be identified by the SEC as a “Commission-Identified Issuer.” The SEC will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If MMV is identified as a Commission-

Identified Issuer and has a “non-inspection” year, there is no assurance that it will be able to take remedial measures in a timely manner. On December 16, 2021, the PCAOB issued the PCAOB Determination which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) mainland China, and (ii) Hong Kong, and listed all of the auditor firms that the PCAOB is not able to inspect. As of the date of this proxy statement/prospectus, the auditor of MMV, Marcum Asia CPAs LLP, is not among the auditor firms listed on the PCAOB Determination.
On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. If PubCo fails to meet the new listing standards before the deadline specified thereunder, PubCo could face possible de-listing from Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, securities of PubCo trading in the United States.
On April 2, 2022, the CSRC promulgated the draft of Provisions on Strengthening Confidentiality and Archives Administration Relating to Domestic Enterprises’ Overseas Issuance and Listing of Securities, or Draft Provisions. Under the Draft Provisions, foreign regulatory authorities may conduct inspection on PRC enterprises issuing securities overboard and their underwriters and/or securities service agency through cross-border supervision mechanism. The CSRC will provide requisite assistance to foreign regulatory authorities in accordance with multilateral cooperation mechanism, and the PRC enterprises issuing securities overboard and their underwriters and/or securities service agency shall report to the CSRC or other competent PRC authorities before providing documents or information to foreign regulatory authorities for the purpose of such investigations or inspections. If the Draft Provisions are adopted and enter into force, MMV will cooperate with PCAOB’s inspections and investigations according to the then effective provisions. However, should the PCAOB be unable to fully conduct inspections of the work papers of the auditor of MMV in China due to the restrictions of PRC laws and regulations in force, it will make it more difficult to evaluate the effectiveness of the auditor’s audit procedures or quality control procedures. Investors may consequently lose confidence in the reported financial information and procedures of MMV and the quality of their financial statements, which would adversely affect Pubco.
On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the CSRC and the MOF of the People’s Republic of China, which governs inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol released by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. It is possible when the PCAOB reassesses its determinations by the end of 2022, it could determine that it is still unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong.
PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay PubCo from using the proceeds of the Business Combination to make loans or additional capital contributions to MMV’s PRC subsidiaries, which could materially and adversely affect MMV’s liquidity and MMV’s ability to fund and expand MMV’s business.
Any funds MMV transfers to its PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China.

According to the relevant PRC regulations on FIEs in China, capital contributions to MMV’s PRC subsidiaries are subject to the approval of or report investment information to the MOFCOM or their respective local branches and registration with a local bank authorized by the SAFE. In addition, any foreign loan procured by MMV’s PRC subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches. Any medium or long-term loan to be provided by MMV to its VIEs must be registered with the NDRC, and the SAFE or its local branches. MMV may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by MMV to its PRC subsidiaries. If MMV fails to complete such registrations, its ability to use the proceeds to be received from the Business Combination and to capitalize its PRC operations may be negatively affected, which could adversely affect its liquidity and its ability to fund and expand business.
On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective on June 9, 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this Circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit MMV’s ability to use Renminbi converted from the proceeds to be received from the Business Combination, to fund the establishment of new entities in China by MMV’s VIEs, to invest in or acquire any other PRC companies through MMV’s PRC subsidiaries, or to establish new consolidated VIEs in China, which may adversely affect MMV’s business, financial condition, and results of operations.
Fluctuations in exchange rates could have a material and adverse effect on MMV’s results of operations and the value of your investment.
The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. In 2017, the RMB appreciated approximately 6.3% against the U.S. dollar. In 2018, however, the RMB depreciated approximately 5.7% against the U.S. dollar, and the trend continued in 2019. In 2020 and 2021, the RMB appreciated approximately 8.7% against the U.S. Dollar, but the RMB has sharply depreciated against the U.S. Dollar (by 7.3%) in 2022 as of the date of the prospectus/proxy statement. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and MMV cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces, international relations especially the trade tensions between U.S. and China, or government policies of PRC or U.S. may impact the exchange rate between the Renminbi and the U.S. dollar in the future.
Substantially all of MMV’s net revenue and costs are denominated in Renminbi. MMV is a holding company and MMV relies on dividends paid by its subsidiaries in China for its cash needs. Any significant revaluation of Renminbi may materially and adversely affect MMV’s results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable in U.S. dollars. To the extent that MMV needs to convert U.S. dollars it receives from the Business Combination, into Renminbi for MMV’s operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount MMV would receive. Conversely, if MMV decides to convert MMV’s Renminbi into U.S. dollars for the purpose of making payments for dividends on MMV’s ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.
Governmental control of currency conversion may limit MMV’s ability to utilize MMV’s net revenue effectively and affect the value of your investment.
The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. MMV receives substantially all of MMV’s net revenue in Renminbi. Under MMV’s current corporate structure, MMV, as a Cayman Islands holding company, primarily relies on dividend payments from MMV’s PRC subsidiaries to fund any cash and financing requirements MMV may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of MMV’s PRC subsidiaries in China may be used to pay dividends. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, MMV needs to obtain SAFE approval to use cash generated from the operations of MMV’s PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents MMV from obtaining sufficient foreign currencies to satisfy its foreign currency demands, MMV may not be able to pay dividends in foreign currencies to its shareholders.
Furthermore, these restrictions may severely limit MMV’s funding to make investment and acquisitions overseas, and if occurs, the lack of funding could significantly impair MMV’s key business strategy to expand its business operations globally and make strategic acquisition overseas.
PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject MMV’s PRC resident beneficial owners or MMV’s PRC subsidiaries to liability or penalties, limit MMV’s ability to inject capital into MMV’s PRC subsidiaries, limit MMV’s PRC subsidiaries’ ability to increase its registered capital or distribute profits to PubCo, or may otherwise adversely affect PubCo.
In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to MMV’s shareholders who are PRC residents and may be applicable to any offshore acquisitions that MMV makes in the future.
Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. If MMV’s shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, MMV’s PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer, or liquidation to us, and MMV may be restricted in its ability to contribute additional capital to its PRC subsidiaries. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.
MMV has requested PRC residents who MMV knows hold direct or indirect interest through an SPV in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37, and MMV is aware that most of these shareholders have completed the initial foreign exchange registrations with relevant banks. MMV cannot assure you, however, that all of these individuals may continue to make required filings or updates in a timely manner, or at all. MMV cannot provide any assurance that MMV is or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest through an SPV in MMV. Any failure or inability by such individuals to comply with SAFE regulations may subject MMV to fines or legal sanctions, restrict MMV’s cross-border investment activities, and limit MMV’s PRC subsidiaries’ ability to distribute dividends to us. As a result, MMV’s business operations and MMV’s ability to make distributions to you could be materially and adversely affected.
Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended, and implemented by the relevant government authorities. For example, MMV may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign- currency- denominated borrowings, which may adversely affect MMV’s financial condition and results of operations. In addition, if MMV decides to acquire a PRC domestic company, MMV cannot assure you that MMV or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict MMV’s ability to implement its acquisition strategy and could adversely affect its business and prospects.
MMV faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.
On February 3, 2015, the State Administration of Taxation, or SAT, issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.
On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.
Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.
MMV faces uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in MMV’s offshore subsidiaries and investments. MMV may be subject to filing obligations or taxed if MMV is transferor in such transactions, and may be subject to withholding obligations if MMV is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in MMV by investors who are non-PRC resident enterprises, MMV’s PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, MMV may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom MMV purchases taxable assets to comply with these circulars, or to establish that MMV should not be taxed under these circulars, which may have a material adverse effect on MMV’s financial condition and results of operations.
Certain PRC regulations may make it more difficult for MMV to pursue growth through acquisitions.
The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex.
Moreover, the Anti- Monopoly Law of the PRC requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered.
In addition, the Circular of the General Office of the State Council on the Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors that became effective in March 2011, and the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.
MMV may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts, may delay or inhibit MMV’s ability to complete such transactions, which could affect MMV’s ability to expand its business or maintain its market share.
The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with the Business Combination under PRC law.
On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the PRC State Council jointly promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law, pursuant to which PRC regulators are required to accelerate rulemaking related to overseas issuance and listing of securities, and improvement to the laws and regulations related to data security, cross-border data flow, and management of confidential information.
On December 24, 2021, the CSRC promulgated Administrative Provisions of the PRC State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises and the Administrative Measures for Record-Filings of the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Draft Measures”), according to which any domestic enterprise seeks for overseas securities offering and listing shall complete filing procedures with the CSRC, the “overseas securities offering and listing overseas offering and listing by the domestic enterprise” as stated in the Draft measures includes (i) issuance and listing of securities by a company incorporated in PRC directly, and (ii) overseas offering and listing made by an oversea company whose majority executive officers and primary operations are in the PRC or more than 50% of operation revenue, profit, underlying assets (total assets or net assets) are originated from PRC companies. MMV conducts its operation primarily in China through Shanghai Jupiter and other VIEs, therefore, Shanghai Jupiter may be subjected to the record-filing requirement under the Draft Measures and shall complete such record-filing procedures before the Business Combination. If the Draft Measures were to be adopted, MMV cannot assure you that it would complete such record-filing process in a reasonable period of time, or at all. The failure to do so could adversely affect the timetable and closing certainty of the Business Combination and may subject Shanghai Jupiter to a huge sum monetary fine, suspension of business operation, and MMV may be forced to delist from the Nasdaq. If any of these sanctions occur, MMV’s business operation and financial results could be adversely affect.
Numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law, including but not limited to the draft Measures for the Security Assessment for Cross-border Transfer of Personal Information published by the CAC, in 2019, which may, upon enactment, require security review before transferring personal information out of China. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that the MMV or the PubCo will be able to comply with new regulatory requirements and the MMV and the PubCo may become subject to more stringent requirements with respect to matters including data privacy, and cross-border investigation and enforcement of legal claims.
Notwithstanding the foregoing, as of the date of this proxy statement/prospectus, (1) MMV’s PRC legal advisors have advised MMV that there are no PRC laws and regulations in force explicitly requiring that MMV or the PubCo obtain any permission from PRC authorities to consummate the Business Combination, (2) Shanghai Jupiter has obtained a notification (No. 2022072101) from the Cyber Security Review Office, advising that the Business Combination and the planned listing on Nasdaq is not subject to cybersecurity review, and (3) neither MMV nor the PubCo have received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CSRC, the CAC or any other PRC authorities that have jurisdiction over our operations. However, the aforesaid laws, regulatory requirements and interpretations are evolving. There remains substantial uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities. If it is determined in the future that the approval of the CSRC or other PRC regulatory agencies were required for the Business Combination, MMV may face sanctions by the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on MMV’s operations in China, limit MMV’s ability to pay dividends outside of China, limit MMV’s operations in China, delay or restrict the repatriation of the proceeds from the Business Combination into China or take other actions that could have a material adverse effect on MMV’s business, financial condition, results of operations and prospects, as well as the trading price of the PubCo Ordinary Shares and the PubCo Warrants. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt the Business Combination.
In addition, the CSRC or other regulatory agencies may later promulgate new rules requiring MMV or the PubCo to obtain their approvals for the Business Combination. MMV and the PubCo may be unable to obtain such approvals or a waiver of such approval requirements within a reasonable length of time or at all, which could adversely affect the consummation of the Business Combination, significantly limit or completely hinder the PubCo’s ability to offer or continue to offer the PubCo Ordinary Shares and PubCo Warrants to the investors, and cause the PubCo Ordinary Shares and PubCo Warrants to significantly decline in value or become worthless.
Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or MMV to fines and other legal or administrative sanctions.
In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. MMV and its executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when MMV becomes an overseas-listed company upon completion of the Business Combination. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from the sale of their share into the PRC. MMV also faces regulatory uncertainties that could restrict its ability to adopt incentive plans for its directors, executive officers and employees under PRC law.
MMV may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.
PRC laws and regulations prohibit advertising companies from producing, distributing, or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of the PRC, involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. MMV cannot assure you that all the content contained in its advertisements is true and accurate as required by, and complies in all aspects with, the advertising laws and regulations, including but not limited to the Advertising Law of the People’s Republic of China and the Interim Measures for the Administration of Internet Advertising, especially given the uncertainty in the interpretation of these PRC laws and regulations. If MMV is found to be in violation of applicable PRC advertising laws and regulations, MMV may be subject to penalties and MMV’s reputation may be harmed, which may negatively affect MMV’s business, financial condition, results of operations, and prospects.
Under PRC advertising laws and regulations, MMV is obligated to monitor the advertising content shown on MMV’s platform to ensure that such content is true, accurate and in full compliance with applicable laws and regulations. and in accordance with the Interim Measures for the Administration of Internet Advertising, promulgated by SAIC (now SAMR) on July 4, 2016 and taking effect on September 1, 2016, to establish an internal monitoring and management system over records, review and archives management of online advertising activities before it may publish any online advertisement. In addition, where a special government review is required for specific types of advertisements prior to posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals, and veterinary pharmaceuticals, MMV is obligated to confirm that such review has been performed and approval has been obtained from competent governmental authority. Violation of the aforementioned laws and regulations may subject MMV to penalties, including fines, confiscation of MMV’s advertising income, orders to cease dissemination of the advertisements, and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations, PRC governmental authorities may force MMV to terminate its advertising operation or revoke its licenses.
MMV’s employment practices may be adversely impacted under the labor contract law of the PRC.
The PRC National People’s Congress promulgated the Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012, and the PRC State Council promulgated implementing rules for the labor contract law on September 18, 2008. The labor contract law and the implementing rules impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts. The interpretation and implementation of these regulations are still evolving, MMV’s employment practices may violate the labor contract law and related regulations and MMV could be subject to penalties, fines, or legal fees as a result. If MMV violates relevant laws and regulations, MMV may be subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, MMV’s business, financial condition, and results of operations may be adversely affected.

MMV may be subject to additional contributions of social insurance and housing fund and late payments and fines imposed by relevant governmental authorities.
MMV is required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of MMV’s employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines, and/or other penalties.
Under the Social Insurance Law and the Regulations on the Administration of Housing Fund, PRC subsidiaries shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank.
As of the date of this proxy statement/prospectus, MMV has not made adequate contributions to the above employee benefits for some of MMV’s employees. MMV cannot assure you that the relevant government authorities will not require it to pay the outstanding amount and impose late fees or fines on us. If MMV fails to make the outstanding social insurance and housing fund contributions within the prescribed time frame, MMV may be subject to fines and late payment fees, and its financial conditions may be adversely affected.
If MMV is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise.
In 2009, SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.
MMV believes it is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that MMV is a PRC resident enterprise for enterprise income tax purposes, MMV would be subject to PRC enterprise income tax on its worldwide income at the rate of 25%. Furthermore, MMV would be required to withhold a 10% tax from dividends it pays to its shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if MMV is deemed a PRC resident enterprise, dividends paid to its non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of MMV would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that MMV is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.
MMV’s revenue growth rate and financial performance in recent periods may not be indicative of future performance, and MMV’s revenue growth rate may decline in the future compared to prior periods.
MMV has experienced revenue growth in certain business lines in recent periods, in particular, including 86.7% year-over-year growth for its merchandise sales, and 54.8% year-over-year growth for its animation production service revenue in 2021. As MMV continues to grow its business, MMV’s revenue growth rates may decline compared to prior fiscal years due to a number of reasons, which may include more challenging comparisons to prior periods, a decrease in the growth of its overall market or market saturation, slowing demand for its games, its inability to continue to acquire games or game studios, and its inability to capitalize on growth opportunities. In addition, MMV’s growth rates may experience increased volatility due to international relations between countries, global societal and economic disruption, such as those related to the COVID-19 pandemic and related government responses thereto.
MMV’s quarterly and annual results may fluctuate significantly and may not fully reflect the underlying performance of MMV’s business.
MMV’s quarterly and annual results of operations, including the levels of MMV’s net revenues, expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of MMV’s control, and period-to-period comparisons of MMV’s operating results may not be meaningful, especially given MMV’s limited operating history. Accordingly, the results for any one quarter or any one year are not necessarily an indication of future performance. Fluctuations in quarterly and/or annual results may adversely affect the price of MMV’s ordinary shares. Factors that may cause fluctuations in MMV’s quarterly and annual financial results include:
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timing and release of new games and merchandise;

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MMV’s ability to attract new customers and maintain relationships with existing customers;

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changes in MMV’s products and services offered and introduction of new services and products;

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the amount and timing of operating expenses related to marketing and the maintenance and expansion of MMV’s business, operations and infrastructure;

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general economic, industry and market conditions; and

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the timing of expenses related to the development or acquisition of technologies or businesses.

In addition, MMV experiences seasonality in MMV’s business, reflecting traditional personal consumption patterns. MMV’s results of operations could be affected by such seasonality in the future.
Risks Related to MPAC’s Business
If MPAC is deemed to be an investment company for purposes of the Investment Company Act, MPAC would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, MPAC would likely abandon its efforts to consummate an initial business combination and liquidate and dissolve.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to special purpose acquisition companies (“SPACs”). The SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as the Company could potentially be subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like MPAC, in the event that MPAC fails to complete its initial business combination within 24 months after the effective date of the IPO Registration Statement. As a result, it is possible that a claim could be made that after April 12, 2023, we will be operating as an unregistered investment company.
If MPAC is deemed to be an investment company under the Investment Company Act, MPAC’s activities would be severely restricted and MPAC would be subject to burdensome compliance requirements. If MPAC is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, MPAC would be subject to additional regulatory burdens and expenses for which it has not allotted funds and for which it would not have sufficient time to comply with prior to the expiration of its time to complete a business combination. As a result, if MPAC were deemed to be an investment company, MPAC would expect to abandon its efforts to complete an initial business combination and instead to liquidate and dissolve. If MPAC is required to liquidate and dissolve, its investors would not be able to realize the benefits of owning shares in the post-business combination company, including the potential appreciation in the value of MPAC’s shares, rights and warrants following such a transaction. In addition, in the event of MPAC’s liquidation and dissolution, MPAC’s warrants and rights would expire worthless.
MPAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about MPAC’s ability to continue as a “going concern.”
As of June 30, 2022, MPAC had $552,084 in cash outside of the Trust Account, available for working capital needs. MPAC has incurred and expects to continue to incur significant costs in pursuit of its initial business combination. MPAC cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about MPAC’s ability to continue as a going concern. MPAC’s financial statements contained in this proxy statement/prospectus do not include any adjustments that might be necessary should MPAC be unable to continue as a going concern.
Additional risk factors not presently known to MPAC or that it currently deems immaterial may also impair MPAC’s business or results of operations. MPAC may disclose changes to such risk factors or disclose additional risk factors from time to time in MPAC’s future filings with the SEC.
MPAC will be forced to liquidate the Trust Account if it cannot consummate the Business Combination or an initial business combination by January 12, 2023, unless extended to April 12, 2023 as allowed under its Existing Charter. In the event of a liquidation, MPAC’s public shareholders are expected to receive $10.46 per ordinary share and the MPAC Warrants will expire worthless.
On September 29, 2022, MPAC has extended the Combination Period for an additional three (3) months period, from October 12, 2022 to January 12, 2023. If MPAC does not complete the Business Combination or a business combination by January 12, 2023, unless extended to April 12, 2023 as allowed under its Existing Charter, it will be forced to liquidate and the per share liquidation distribution is expected to be $10.46. MPAC Warrants and Rights will expire worthless as a result of MPAC’s failure to consummate the Business Combination or an initial business combination during the Combination Period.
There is no guarantee that a shareholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the consummation of the Business Combination or any alternative business combination.
Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price of the Combined Company and may result in a lower value realized upon redemption than a shareholder of MPAC might realize in the future had the shareholder not redeemed its public shares. Similarly, if a shareholder does not redeem its public shares, the shareholder will bear the risk of ownership of the Combined Company’s ordinary shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its ordinary shares of the Combined in the future for a greater amount than the redemption price paid in connection with the redemption of the public shares in connection with the consummation of the Business Combination. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
You must tender your shares of MPAC Class A ordinary shares in order to validly seek redemption at the Meeting of shareholders.
In connection with tendering your public shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your MPAC Class A ordinary shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination or the Charter Amendment Proposal.
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.
Even if the Merger Agreement is approved by MMV and MMV’s shareholders, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “Proposal No. 2 — The Acquisition Merger Proposal — Conditions to the Closing of the Business Combination.” MPAC and MMV may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause MPAC and MMV to each lose some or all of the intended benefits of the Business Combination.
We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.
Our sponsor, First Euro Investments Limited, a BVI company, is 100% owned by Yuet Bun Wu, a non-U.S. person. We are therefore likely considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as our sponsor has the ability to exercise control over us for purposes of CFIUS’s regulations. As such, an initial business combination with a U.S. business may be subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If our potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues. MMV, a BVI company, is controlled by Yanzhi Wang and Yiran Xu, both of whom are non-U.S. persons.
Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by January 12, 2023, unless extended to April 12, 2023, because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, our public shareholders may only receive $10.46 per share, and our warrants and rights will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.
If third parties bring claims against MPAC, the proceeds held in trust could be reduced and the per-share liquidation price received by MPAC’s shareholders may be less than $10.46.
MPAC’s placing of funds in trust may not protect those funds from third party claims against MPAC. Although MPAC has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MPAC’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of MPAC’s public shareholders. If MPAC liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, MPAC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our shareholders may be less than $10.46 due to such claims.
Additionally, if MPAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MPAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, MPAC may not be able to return $10.46 to our public shareholders.
Any distributions received by MPAC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, the value of MPAC’s assets did not exceed its liability or MPAC was unable to pay its debts as and when they fell due.
MPAC’s amended and restated memorandum and articles of association provides that it will continue in existence only until the date that is 18 months from the closing of the IPO, (or up to 24 months from the closing of the IPO, as extended). If MPAC is unable to consummate a transaction within the required time periods, upon notice from MPAC, the trustee of the Trust Account will distribute the amount in its Trust Account to its public shareholders. Concurrently, MPAC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although MPAC cannot assure you that there will be sufficient funds for such purpose.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $0.4 million of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes. However, we may not properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our shareholders amounts owed to them by us.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.
The announcement of the Business Combination could disrupt the Combined Company’s relationships with its customers, members, providers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on the Combined Company’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect the Combined Company’s ability to retain and hire key personnel and other employees;

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customers, business partners and other parties with which the Combined Company maintains business relationships may experience uncertainty about its future and seek alternative relationships;

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with third parties, seek to alter their business relationships with the Combined Company or fail to extend an existing relationship or subscription with the Combined Company; and

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the Combined Company has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the Combined Company’s results of operations and cash available to fund its business.
Shareholder litigation and regulatory inquiries and investigations are expensive and could harm MPAC’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any shareholder litigation and/or regulatory investigations against MPAC, whether or not resolved in MPAC’s favor, could result in substantial costs and divert MPAC’s management’s attention from other business concerns, which could adversely affect MPAC’s business and cash resources and the ultimate value MPAC’s shareholders receive as a result of the Business Combination.
The Initial Shareholders who own shares of MPAC Class B ordinary shares and Private Placement Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.
As of the Record Date, the Initial Shareholders owned an aggregate of 1,437,500 MPAC Class B ordinary shares and 292,500 Class A ordinary shares underlying Private Placement Units. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if MPAC is unable to consummate a business combination. Based on a market price of $10.42 per share of Class A ordinary shares and $10.55 per Unit on November 14, 2022, the value of these shares was approximately $18.1 million. The MPAC Class B ordinary shares acquired prior to the IPO will be worthless if MPAC does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting MMV as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in MPAC’s public shareholders’ best interest.
MPAC is requiring shareholders who wish to redeem their public shares in connection with a proposed business combination or Charter Amendment Proposal to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
MPAC is requiring shareholders who wish to redeem their Class A ordinary shares to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is MPAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than MPAC anticipates for shareholders to deliver their MPAC Class A ordinary shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their MPAC Class A ordinary shares.
MPAC will require its public shareholders who wish to redeem their public shares in connection with the Business Combination or the Charter Amendment Proposal to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their public shares when they wish to in the event that the Business Combination is not consummated.
If MPAC requires public shareholders who wish to redeem their public shares in connection with either the proposed Business Combination or the Charter Amendment Proposal to comply with specific requirements for redemption as described above and the Business Combination is not consummated, MPAC will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until MPAC has returned their securities to them. The market price for shares of our MPAC Class A ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.
If MPAC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of PubCo’s securities.
MPAC’s Initial Shareholders are entitled to make a demand that it registers the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our Initial Shareholders, including Sponsor are entitled to demand that we register the resale of the shares underlying the Private Placement Units and Rights and any securities our Initial Shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time upon or after we consummate a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,759,250 shares of PubCo Ordinary Shares eligible for trading in the public market. The presence of these additional shares of PubCo Ordinary Shares trading in the public market may have an adverse effect on the market price of PubCo Ordinary Shares after the consummation of the Business Combination.
Further, all outstanding public warrants will continue to be outstanding notwithstanding the actual redemptions. The value of our outstanding warrants was approximately $0.1 million based on the closing price of the warrants of $0.08 on The Nasdaq Capital Market as of November 14, 2022. The potential for the issuance of a substantial number of additional Class A ordinary shares upon exercise of these warrants could make the Combined Company less attractive to investors. Any such issuance will increase the number of issued and outstanding Class A ordinary shares and reduce the value of the outstanding Class A ordinary shares. Therefore, the outstanding warrants could have the effect of depressing MPAC’s share price.
If MPAC’s due diligence investigation of MMV was inadequate, then MPAC shareholders following the Business Combination could lose some or all of their investment.
Even though MPAC conducted a due diligence investigation of MMV, it cannot be sure that this diligence uncovered all material issues that may be present inside MMV or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of MMV and its business and outside of its control will not later arise. Even if MPAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with MMV’s preliminary risk analysis.

Our sponsor controls a substantial interest in MPAC and thus may influence certain actions requiring a shareholder vote.
As of the Record Date, MPAC’s Sponsor owns approximately 42.9% of its issued and outstanding shares of MPAC Class A ordinary shares. However, if a significant number of MPAC shareholders vote, or indicate an intention to vote, against the Business Combination, MPAC’s Initial Shareholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. MPAC’s Sponsor and Initial Shareholders or the affiliates have agreed to vote any shares they own in favor of the Business Combination.
Risks Related to the Business Combination
We entered into the Merger Agreement on August 6, 2021, and consideration for MMV was set as of that date. Given the amount of time that has passed since we entered into the Merger Agreement, the changes in the macro-economic environment, regulations, and other factors that may be beyond the parties’ control, MMV’s value today could be materially different than when the Merger Agreement was signed.
We entered into the Merger Agreement on August 6, 2021, and consideration for MMV was set as of that date. Royson Valuation Advisory Limited (“Royson”) provided MPAC’s Board with an opinion regarding the valuation of MMV on August 5, 2021. See “MPAC’s Board’s Reasons for the Approval of the Business Combination — Engagement of Financial Advisors.” The valuation was done partly based on MMV’s internally prepared forecasts and projections as of June 30, 2021 which do not take into account any circumstances or events after June 30, 2021. See “Risk Factors — Risks Related to Doing Business in China” and “MPAC’s Board’s Reasons for the Approval of the Business Combination — Projected Financial Information.”
Because of the significant amount of time that has passed between the signing of the Merger Agreement and the date that the transaction will close, changes in the macro-economic environment, regulations, and other factors that may be beyond the parties’ control during this time, MMV’s value today could be materially different than when the Merger Agreement was signed. Furthermore, there can be no assurance that a valuation firm would come to the same conclusion as to MMV’s value today as it did on the date that the Merger Agreement was signed.
MMV’s management has indicated that it may not be able to meet its original projections for 2022.
The commercial launch of MMV’s first pipeline game has been delayed beyond the originally contemplated July 2022 date. In addition, the closing of the Business Combination has extended beyond the timeline originally contemplated. Therefore, even though MMV has met all projections as of April 30, 2022, MMV’s management has indicated that it is not able to meet its original projections for 2022 and beyond. MMV has not updated its projections at this time due to these delays and uncertainties. Due to these uncertainties, it is possible that MMV’s actual results over the time periods and under the scenarios covered by the projections would be materially different. “Risk Factors — Risks Related to Doing Business in China.”
MPAC’s search for a business combination, and any target business with which we ultimately consummate a business combination, may be materially adversely affected by the recent coronavirus (“COVID-19”) outbreak.
On March 11, 2020, the World Health Organization officially declared the outbreak of the COVID-19 a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts MPAC’s search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.
MPAC and MMV have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by MPAC if the Business Combination is completed or by MPAC if the Business Combination is not completed.
MPAC and MMV expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, MPAC expects to incur approximately $2.5 million in expenses excluding deferred underwriting fees. These expenses will reduce the amount of cash available to be used for other corporate purposes by MPAC if the Business Combination is completed or by MPAC if the Business Combination is not completed. If the Business Combination is not consummated, MPAC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.
Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Combined Company may be required to take write- downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on the Combined Company’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
Going public through a merger rather than an underwritten offering, as MMV is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although MPAC has conducted due diligence on MMV’s business, MPAC cannot assure you that this due diligence has identified all material issues that may be present in MMV’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of MMV’s business and outside of MPAC’s and MMV’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write- down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if MPAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with MPAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of MPAC’s shareholders who choose to remain shareholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares and these shareholders are unlikely to have a remedy for the reduction in value.
In the event that a significant number of public shares are redeemed, PubCo Ordinary Shares may become less liquid following the Business Combination.
If a significant number of public shares are redeemed, PubCo may be left with a significantly smaller number of shareholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The PubCo has applied to list its shares and warrants on Nasdaq, and Nasdaq may not list the its ordinary shares and warrants on its exchange, which could limit investors’ ability to make transactions in PubCo’s securities and subject PubCo to additional trading restrictions.
MPAC may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.
MPAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, MPAC has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to MPAC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting MMV’s conduct of its business, however, if the Board determines that any such order or injunction is not material to the business of MMV, then the Board may elect to waive that condition without shareholder approval and close the Business Combination.
MPAC’s shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of MPAC Class A ordinary shares as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that MPAC’s current shareholders have on the management of PubCo.
It is anticipated that upon completion of the Business Combination, MPAC’s public shareholders (other than the PIPE Investment investor(s)) would retain an ownership interest of approximately 7.6% in the Combined Company, the PIPE Investment investors will own approximately 6.0% of the Combined Company (such that the public shareholders, including the PIPE Investment investors, would own approximately 13.6% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 5.0% of the Combined Company and the MMV shareholders will own approximately 81.4% of the Combined Company.
The ownership percentages above with respect to the Combined Company does not take into account (i) the redemption of any shares by the MPAC public shareholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the Share Incentive Award. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the last shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the special meeting to a later date in order to solicit additional votes, and, therefore, the Business Combination will not be completed.
The Board is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, MPAC is unable to consummate the Business Combination due to insufficient number of votes for the Acquisition Merger Proposal. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Meeting to a later date in order to solicit additional votes and, therefore, the Business Combination will not be completed.
Our officers and directors have pre-existing fiduciary and contractual obligations and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
Our officers and directors have pre-existing fiduciary and contractual obligations to other companies, including other companies that are engaged in business activities similar to those intended to be conducted by us. Accordingly, they may participate in transactions and have obligations that may be in conflict or competition with our consummation of our initial business combination. As a result, a potential target business may be presented by our management team to another entity prior to its presentation to us and MPAC may not be afforded the opportunity to engage in a transaction with such target business.
MMV’s operating and financial results forecast and certain estimates of market opportunity included in this proxy statement/ prospectus rely in large upon assumptions and analyses. If these assumptions or analyses prove to be incorrect, MMV’s actual operating and financial results may be materially different from its forecasted results.
The projected financial and operating information and market opportunity estimates appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance, or as of the date stipulated. Whether actual operating and financial results and business developments will be consistent with MMV’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are subject to significant uncertainties and contingencies that are difficult to predict and are beyond MMV and MPAC’s control, including, but not limited to:
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the general addressable market for MMV’s products and services, as well as the animations, gaming and other relevant market in general;

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success and timing of MMV’s business strategy;

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engagement of PUGC creators for MMV’s brand and product development;

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competition, including from established and future competitors;

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whether MMV can obtain sufficient capital to build its manufacturing facilities and sustain and grow its business;

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MMV’s ability to manage its growth;

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whether MMV can manage relationships with certain third-party service providers;

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MMV’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

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the overall strength and stability of domestic and international economies.

The financial forecasts of MMV are based on assumptions made by the management of MMV in preparing their respective financial forecasts, and are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the control of MMV. Furthermore, market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimated addressable market may not materialize for many years, if ever, and even if the markets meets the size estimates and growth forecasted in this proxy statement/prospectus, MMV’s business could fail to grow at similar rates. Any unfavorable changes in any of those factors listed above could materially and adversely affect its financial conditions, business, results of operations and prospects of the Combined Company.
A decline in financial forecast or the failure of actual financial results of MMV to meet the forecasted results as disclosed elsewhere in this proxy statement/prospectus may adversely affect the future financial conditions, results of operations and prospects of the Combined Company.
Although the financial forecasts of MMV are included in this proxy statement/prospectus, such forecasts are based on assumptions made by the management of MMV in preparing their financial forecasts, and are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the control of MMV. The financial forecasts may decline or the actual financial results of MMV may fail to meet the forecasted results, which may have an adverse impact on the stock price and prospects of the Combined Company.
Risks Related to PubCo’s Securities Following the Business Combination
Currently, there is no public market for the ordinary shares of PubCo. MPAC shareholders cannot be sure that an active trading market will develop for or of the market price of the ordinary shares of PubCo they will receive or that PubCo will successfully obtain authorization for listing on the Nasdaq.
Upon the consummation of the Business Combination, each ordinary share of MPAC will be converted into the right to receive one ordinary share of PubCo. PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. MPAC, MMV, and PubCo have agreed to use their best efforts to cause the ordinary shares of PubCo to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the Effective Time of the Business Combination. However, the listing of shares on the Nasdaq does not ensure that a market for the ordinary shares of PubCo will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the ordinary shares of PubCo following the closing of the Business Combination and the ordinary shares of PubCo may trade at a price less than the current market price of MPAC Class A ordinary shares.
Even if PubCo is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for the PubCo’s ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for the ordinary shares of PubCo following completion of the Business Combination and the development and continued existence of a market and favorable price for the ordinary shares of PubCo will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results, and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings, and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the ordinary shares of PubCo to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the ordinary shares of PubCo. Many of these factors and conditions are beyond the control of PubCo or PubCo shareholders.
Certain judgments obtained against PubCo by PubCo’s shareholders may not be enforceable.
PubCo is a business company incorporated under the laws of the British Virgin Islands. MMV conducts most of its operations in China and substantially all of its operations outside of the United States. Most of MMV’s assets are located in China, and substantially all of MMV’s assets are located outside of the United States. In addition, after the Business Combination, most of PubCo’s senior executive officers reside within China for a significant portion of the time and most are PRC nationals. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against PubCo or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands and of China may render you unable to enforce a judgment against PubCo’s assets or the assets of MMV’s directors and officers.
PubCo’s share price may be volatile and could decline substantially.
The market price of PubCo’s ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors discussed in this section, the following:
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actual or anticipated variations in the financial results and prospects of the company or other companies in the same industry;

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changes in financial estimates by research analysts;

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changes in the market valuations of other entertainment companies;

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announcements by PubCo or its competitors of new products and services, expansions, investments, acquisitions, strategic partnerships, or joint ventures;

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mergers or other business combinations involving PubCo;

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additions and departures of key personnel and senior management;

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changes in accounting principles;

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the passage of legislation or other developments affecting PubCo or its industry;

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the trading volume of PubCo’s ordinary shares in the public market;

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the release of lockup, escrow, or other transfer restrictions on PubCo’s outstanding equity securities or sales of additional equity securities;

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potential litigation or regulatory investigations;

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changes in economic conditions, including fluctuations in global and Chinese economies;

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financial market conditions;

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natural disasters, terrorist acts, acts of war, or periods of civil unrest; and

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the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities have been volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of PubCo’s ordinary shares.
The sale or availability for sale of substantial amounts of ordinary shares could adversely affect their market price.
Sales of substantial amounts of the ordinary shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the ordinary shares and could materially impair PubCo’s ability to raise capital through equity offerings in the future. The ordinary shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Business Combination, MMV and its directors, executive officers, and existing shareholders will exchange the ordinary shares of MMV held by them for PubCo Ordinary Shares upon the consummation of the Business Combination and have agreed, subject to certain exceptions, not to sell any PubCo Ordinary Shares for 180 days after the date of this prospectus without the prior written consent of PubCo. Ordinary Shares of PubCo to be held by MMV’s certain existing shareholders after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about PubCo or its business, its ordinary shares price and trading volume could decline.
The trading market for Combined Company’s ordinary shares will depend in part on the research and reports that securities or industry analysts publish about the Combined Company or its business. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Combined Company downgrade its securities or publish inaccurate or unfavorable research about its business, its share price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on the Combined Company, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.
PubCo’s amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Business Combination contains anti-takeover provisions that could have a material adverse effect on the rights of holders of the ordinary shares of PubCo.
In connection with the Business Combination, PubCo will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Business Combination. PubCo’s post-closing memorandum and articles of association will contain provisions to limit the ability of others to acquire control of PubCo or cause PubCo to engage in change-of- control transactions. These provisions could have the effect of depriving PubCo shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third-parties from seeking to obtain control of PubCo in a tender offer or similar transaction. For example, PubCo’s board of directors will have the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights associated with PubCo’s ordinary shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of PubCo or make removal of management more difficult. If PubCo’s board of directors decides to issue preference shares, the price of the ordinary shares of PubCo may fall and the voting and other rights of the holders of the ordinary shares of PubCo may be materially and adversely affected.
If the benefits of the Business Combination do not meets the expectations of financial or industry analysts, the market price of the Combined Company’s securities may decline after the Business Combination.
The market price of the Combined Company’s securities may decline as a result of the Business Combination if:
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the Combined Company does not achieve the perceived benefits of the business combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

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the effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of declining share prices.
The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.
If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, the Combined Company could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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a limited amount of news and analyst coverage for the company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to PubCo Operating as a Public Company
If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.
As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.
Because PubCo is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.
PubCo’s status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a British Virgin Islands exempted company. The statutory requirements of PubCo’s home country of British Virgin Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management the company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. PubCo, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that PubCo’s home country’s rules do not. Following British Virgin Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.
Although as a Foreign Private Issuer, PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.
PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.
In addition, following the Business Combination, in order to maintain its listing on Nasdaq, PubCo will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if PubCo initially meets the listing requirements and other applicable rules of Nasdaq, PubCo may not be able to continue to satisfy these requirements and applicable rules. If PubCo is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.
If Nasdaq does not list PubCo’s securities, or subsequently delists its securities from trading, PubCo could face significant consequences, including:
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a limited availability for market quotations for its securities;

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reduced liquidity with respect to our securities;

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a determination that its ordinary shares is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

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limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

As a “controlled company” under the NASDAQ Listing Rules, the PubCo may choose to exempt from certain corporate governance requirements that could have an adverse effect on the public shareholders.
On March 22, 2021, Mr. Yiran Xu, Mr. Yanzhi Wang, Lucky Cookie Holdings Limited, or Lucky Cookie, a company incorporated in British Virgin Islands that is controlled by Mr. Yiran Xu, and Avatar Group Holdings Limited, or Avatar, a Company incorporated in British Virgin Islands that is controlled by Mr. Yanzhi Wang entered into an Acting-in-Concert Agreement, pursuant to which Mr. Yanzhi Wang and Avatar undertakes that following the completion of the Business Combination, Mr. Yanzhi Wang and Avatar shall take actions in accordance with the instructions of Mr. Yiran Xu and Lucky Cookie with regard to any matter submitted to vote by the shareholders of the PubCo. As a result of the Acting-in-Concert agreement, We expect that Mr. Yiran Xu will hold a majority of the voting power of the PubCo following the completion of the Business Combination. Accordingly, the PubCo will be a controlled company under Nasdaq Listing Rule 5615 (c) following the completion of the Business Combination. For so long as the PubCo remains a controlled company under Nasdaq Listing Rules, it is permitted to elect to rely on certain exemptions from corporate governance rules. The PubCo’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under British Virgin Islands law.
PubCo is a BVI business company incorporated under the laws of the British Virgin Islands. PubCo’s corporate affairs are governed by its memorandum and articles of association and the laws of the British Virgin Islands. The rights of shareholders to take action against PubCo’s directors, actions by PubCo’s minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the British Virgin Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the British Virgin Islands. In addition, British Virgin Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of British Virgin Islands business companies like PubCo have no general rights under British Virgin Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. PubCo’s directors have discretion under its articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
As a result of all of the above, PubCo’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, users of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the United States.
You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against PubCo or its management named in the prospectus based on foreign laws after the Business Combination.
MMV is a BVI business company incorporated under the laws of the British Virgin Islands. MMV conducts substantially all of its operations in China, and substantially all of MMV’s assets are located in China. In addition, all MMV’s senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, after the Business Combination, it may be difficult for PubCo’s shareholders to effect service of process upon PubCo or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the British Virgin Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.
Shareholder claims that are common in the United States, including securities law actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism.
According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators, and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— Risks Related to PubCo Operating as a Public Company — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under British Virgin Islands law.”
Future changes to U.S. and non-U.S. tax laws could adversely affect PubCo.
The U.S. Congress and other government agencies in jurisdictions where PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which PubCo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect PubCo and its affiliates.
The Reincorporation Merger may be a taxable event for U.S. Holders of MPAC Class A Ordinary Shares, MPAC Warrants, and Rights.
Subject to the limitations and qualifications described in “— Material U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders,” the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of MPAC Class A ordinary shares, the Rights, or MPAC Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Business Combination. The discussion in “— Material U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders” reflects the opinion of Loeb as to the material U.S. federal income tax consequences of the Reincorporation Merger to U.S. Holders of MPAC Class A ordinary shares, the Rights, and MPAC Warrants, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described therein and otherwise therein (including uncertainty as to whether the Reincorporation Merger will be taxable for such U.S. Holders).
The rules under Section 367(a) and Section 368 of the Code and the rules applicable to passive foreign investment companies (“PFICs”), however, are complex and there is limited guidance as to their application, particularly with regard to indirect share transfers in cross-border reorganizations. If the Reincorporation Merger does not qualify as a reorganization, a U.S. Holder that exchanges its MPAC Class A ordinary shares, Rights, or MPAC Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the MPAC Class A ordinary shares, MPAC Warrants, and Rights exchanged. For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger and the Business Combination, see the section titled “— Material U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Reincorporation Merger.
PubCo may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.
If PubCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of the PubCo Ordinary Shares or PubCo Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that PubCo or its subsidiaries are not currently PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2021 or going forward.

THE MEETING
General
MPAC is furnishing this proxy statement/prospectus to the MPAC shareholders as part of the solicitation of proxies by the Board for use at the Meeting of MPAC shareholders to be held on December [•], 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about November [•], 2022 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.
Date, Time and Place
The Meeting will be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at https://www.cstproxy.com/modelperformanceacquisition/sm2022. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our shareholders, we encourage shareholders to attend the special meeting virtually. We are pleased to utilize the virtual shareholder meeting technology to provide ready access and cost savings for our shareholders and MPAC. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of shareholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at https://www.cstproxy.com/modelperformanceacquisition/sm2022.
Virtual Meeting Registration
To register for the meeting so you can participate virtually, please follow these instructions as applicable to the nature of your ownership of MPAC Class A ordinary shares.
If your shares are registered in your name with Continental and you wish to attend the Meeting virtually, go to https://www.cstproxy.com/modelperformanceacquisition/sm2022, enter the control number you received on your proxy card and click on the “Click here” to pre-register for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the Meeting virtually.
Beneficial shareholders who wish to participate in the Meeting virtually must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to ksmith@advantageproxy.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the Meeting virtually. Beneficial shareholders should contact Continental at least five business days prior to the meeting date.
Accessing the Virtual Meeting Audio Cast
You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-262-2373 or email proxy@continentalstock.com.
Record Date; Who is Entitled to Vote
MPAC has fixed the close of business on November 15, 2022, as the record date for determining those MPAC shareholders entitled to notice of and to vote at the Meeting. As of the close of business on November 14, 2022, there were 2,591,006 Class A ordinary shares and 1,437,500 Class B ordinary shares that are founder shares held by the Initial Shareholders, issued and outstanding and entitled to vote. Each holder of shares of Class A ordinary shares is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.
In connection with the IPO, we entered into certain letter agreements pursuant to which the Initial Shareholders agreed to vote any shares owned by them in favor of our initial business combination. As of the date of this proxy statement/prospectus, the Initial Shareholders hold approximately 42.9% of the outstanding ordinary shares.
Quorum and Required Vote for Shareholder Proposals
A quorum of MPAC shareholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if not less than 50 percent of the ordinary shares issued and outstanding is present in person, by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.
Approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Charter Amendment Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof.
Along with the approval of the Reincorporation Merger Proposal, the approval of the Nasdaq Proposal and the approval of the Acquisition Merger Proposal are conditions to the consummation of the Business Combination. If the Acquisition Merger Proposal is not approved, the Business Combination will not take place. Approval of the Acquisition Merger Proposal is also a condition to Proposal 1 and Proposal 3. If the Nasdaq Proposal is not approved, the Acquisition Merger Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.
Voting Your Shares
Each MPAC ordinary shares that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of MPAC ordinary shares that you own.
There are two ways to ensure that your MPAC ordinary shares are voted at the Meeting:
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You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your Class A ordinary shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

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You can participate in the Meeting virtually and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way MPAC can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE ACQUISITION MERGER PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, in writing before the Meeting that you have revoked your proxy; or

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you may participate in the Meeting virtually, revoke your proxy, and vote during the Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your MPAC Class A ordinary shares, you may contact Advantage Proxy, our proxy solicitor as follows:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
No Additional Matters May Be Presented at the Meeting
This Meeting has been called only to consider the approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Charter Amendment Proposal and the Adjournment Proposal.
Approval of the Acquisition Merger Proposal, the Nasdaq Proposal, the Charter Amendment Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof.
Redemption Rights
Pursuant to our Existing Charter, a holder of public shares may demand that MPAC redeem such shares for cash in connection with a business combination and an amendment to the Company’s amended and restated memorandum and articles of association. You may not elect to redeem your shares prior to the completion of a business combination.
If you are a public shareholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than 5:00 p.m., Eastern Time on December [•], 2022 (at least two business days before the Meeting). The request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:
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Delivering certificates representing MPAC Class A ordinary shares to Continental, or

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Delivering MPAC Class A ordinary shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.
Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Class A ordinary shares as of the Record Date. Any public shareholder who holds MPAC Class A ordinary shares on or before December [•], 2022 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.
If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is MPAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. MPAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their Class A ordinary shares before exercising their redemption rights and thus will be unable to redeem their shares.
In the event that a shareholder tenders its Class A ordinary shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the shareholder may withdraw the tender. In the event that a shareholder tenders Class A ordinary shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. MPAC anticipates that a shareholder who tenders Class A ordinary shares for redemption in connection with the vote to approve the Business Combination or Charter Amendment Proposal would receive payment of the redemption price for such Class A ordinary shares soon after the completion of the Business Combination.
If properly demanded by MPAC’s public shareholders, MPAC will redeem each MPAC Class A ordinary share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of September 30, 2022, this would amount to approximately $10.46 per share. If you exercise your redemption rights, you will be exchanging your Class A ordinary shares for cash and will no longer own MPAC Class A ordinary shares. The following table demonstrates the book value of shares owned by non-redeeming shareholders at each of the following redemption levels:

	Book Value per share owned by Non- redeeming shareholders	Book Value per share assuming no warrants were issued to founder in connection with MPAC’s initial public offering	Book Value per share assuming no rights were issued to founders in connection with MPAC’s initial public offering	Book value per share assuming that no founders shares were issued to MPAC’s sponsor	Book value per share assuming no rights or warrants were issued to MPAC’s founders, and that no founders shares were issued
Assuming No redemptions	$0.67	$0.67	$0.67	$0.70	$0.70
Assuming 50% of maximum redemptions	$0.33	$0.33	$0.33	$0.34	$0.35
Assuming Proposal 4 not approved and Maximum redemptions	$0.14	$0.14	$0.14	$0.15	$0.15
Assuming Maximum redemptions	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)
All outstanding public warrants will continue to be outstanding notwithstanding the actual redemptions. The value of our outstanding warrants was approximately $0.1 million based on the closing price of the warrants of $0.08 on The Nasdaq Capital Market as of November 14, 2022. The potential for the issuance of a substantial number of additional Class A ordinary shares upon exercise of these warrants could make the combined company less attractive to investors. Any such issuance will increase the number of issued and outstanding Class A ordinary shares and reduce the value of the outstanding Class A ordinary shares. Therefore, the outstanding warrants could have the effect of depressing MPAC’s share price.
Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of MPAC Class A ordinary shares. If too many public shareholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.
Appraisal Rights
Under section 179 of the BVI Business Companies Act, 2004 (as amended), holders of MPAC ordinary shares will have the right to dissent from the Reincorporation Merger. Should a holder of MPAC ordinary shares wish to exercise this right, they must give written notice of their objection to the Reincorporation Merger to MPAC prior to the special meeting, or at the meeting but before the vote on the Reincorporation Merger. This notice must include a statement that the MPAC shareholder proposes to demand payment for their shares if the Reincorporation Merger is undertaken.
Assuming that the Reincorporation Merger is approved, MPAC must give notice to any MPAC shareholder who gave written notice of their objection to the Reincorporation Merger within 20 days of the date of the special meeting at which the Business Combination is approved. Within 20 days following the date of receipt of that notice, the dissenting shareholder must give notice to MPAC (or Pubco, if the Reincorporation Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder’s name and address; (b) the number and class of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in MPAC); and (c) a demand for payment of the fair value of the shares. Once such notice has been given to MPAC, the dissenting shareholder ceases to have any rights as a shareholder of MPAC except for the right to be paid the fair value of their shares.
Within seven days of the expiration of the 20-day period in which a MPAC shareholder may serve notice of dissent (or seven days following the Reincorporation Merger, whichever is the later), MPAC or Pubco shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that MPAC or Pubco determine to be their fair value. If, within 30 days of the date on which that offer is made, MPAC or Pubco and the dissenting shareholder agree upon the price to be paid for the shares, MPAC or Pubco shall pay that amount to the shareholder upon the surrender of the certificates representing their shares.

If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above the following procedure shall be followed:
(a)   MPAC or Pubco and the dissenting shareholder shall each designate an appraiser;
(b)   the two designated appraisers together shall designate an appraiser;
(c)   the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder as of the close of business on the day prior to the date on which the Reincorporation Merger was approved, excluding any appreciation or depreciation directly or indirectly induced by the Reincorporation Merger or its proposal, and that value is binding on MPAC or Pubco and the dissenting shareholder for all purposes; and
(d)   MPAC or Pubco shall pay to the dissenting shareholder that amount in money, upon the surrender of the certificates representing their shares.
Holders of MPAC ordinary shares do not have appraisal rights in connection with the Acquisition Merger. There are no appraisal rights with respect to MPAC warrants.
Proxies and Proxy Solicitation Costs
MPAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. MPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. MPAC will bear the cost of solicitation. Advantage Proxy, a proxy solicitation firm that MPAC has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $10,000 and be reimbursed out-of-pocket expenses.
MPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MPAC will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE REINCORPORATION MERGER PROPOSAL
The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Plan of Merger for the Business Combination is attached hereto as Annex A, which is incorporated by reference herein.
Purpose of the Reincorporation Merger Proposal
The purpose of the Reincorporation Merger is to establish a British Virgin Islands business company as the parent entity of MMV that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Reincorporation Merger, the MPAC shareholders will no longer be shareholders of MPAC and (other than the MPAC shareholders who exercise their redemption rights) will become shareholders of PubCo, a foreign private issuer.
As a foreign private issuer, PubCo will be exempt from certain rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with British Virgin Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.
Summary of the Reincorporation Merger
The Merger Agreement was entered into by and among MPAC, PubCo, Merger Sub, MMV and Principal Shareholders on August 6, 2021. Upon the approval of the Merger Agreement and the Plans of Merger by the MPAC shareholders, PubCo and MPAC will execute the Plans of Merger, which shall be filed with the Registrar of Corporate Affairs in the British Virgin Islands with certain other documents on or prior to the Closing Date. On the Closing Date and MPAC will reincorporate to British Virgin Islands by merging with and into the PubCo, a British Virgin Islands business company. The separate corporate existence of MPAC will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding MPAC Units will separate into their individual components of MPAC Class A ordinary shares, MPAC Warrants and Rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the MPAC shareholders shall be exchanged as follows:
(i)   Each MPAC Class A ordinary share issued and outstanding immediately prior to the Effective Time of the Reincorporation Merger (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each MPAC Class A ordinary share, PubCo shall issue to each MPAC shareholder (other than MPAC shareholders who exercise their redemption rights in connection with the Business Combination or the Charter Amendment Proposal) one validly issued PubCo Class A Ordinary Share, which, unless explicitly stated herein, shall be fully paid;
(ii)   Each MPAC Warrant issued and outstanding immediately prior to Effective Time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one PubCo Class A Ordinary Share (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the MPAC Warrants; and
(iii)   The holders of Rights issued and outstanding immediately prior to the Effective Time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Class A Ordinary Share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a PubCo Class A ordinary share shall receive, in lieu of such fractional share, one PubCo Class A ordinary share rounding up to the nearest whole PubCo Class A ordinary share.

Differences between PubCo’s Memorandum and Articles of Association and MPAC’s Existing Charter
There is no substantive differences between PubCo’s Memorandum and Articles of Association and MPAC’s Existing Charter.
Vote Required for Approval
Along with the approval of the Acquisition Merger Proposal and the approval of Nasdaq Proposal, approval of the Reincorporation Merger is a condition to the consummation of the Business Combination. If the Reincorporation Merger Proposal is not approved, the Business Combination will not take place. Approval of the Reincorporation Merger Proposal is also a condition to Proposal No. 2 and Proposal No. 3. If the Nasdaq Proposal is not approved, the Reincorporation Merger Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.
The Reincorporation Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding MPAC ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Reincorporation Merger Proposal.
Pursuant to the Letter Agreement, the Initial Shareholders holding an aggregate of 292,500 Units and 1,437,500 MPAC Class B ordinary shares (or approximately 42.9% of the outstanding MPAC ordinary shares) have agreed to vote their ordinary shares in favor of the Business Combination. As a result, only 284,254 Class A ordinary shares held by the public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Reincorporation Merger Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of Class A ordinary shares to constitute a quorum is present, no Class A ordinary shares held by the public shareholders will be required to vote in favor of the Reincorporation Merger Proposal for it to be approved.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE REINCORPORATION MERGER UNDER PROPOSAL NO. 1.

PROPOSAL NO. 2 — THE ACQUISITION MERGER PROPOSAL
We are asking our shareholders to adopt the Merger Agreement and approve the Acquisition Merger and the other transactions contemplated thereby. Our shareholders should read carefully this proxy statement/ prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our shareholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
General
On August 6, 2021, MPAC entered into the Merger Agreement by and among MPAC, PubCo, Merger Sub, MMV and the Principal Shareholders. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of MPAC, MPAC will reincorporate to British Virgin Islands by merging with and into PubCo as a result of the Reincorporation Merger; (ii) Merger Sub will merge with and into MMV resulting in MMV being a wholly-owned subsidiary of PubCo. The board of directors of MPAC (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the shareholders of MPAC. On January 6, 2022, each of the parties to the Merger Agreement and Avatar entered into the First Amendment, providing that among other things, the Outside Closing Date (as defined in the Merger Agreement) of the proposed Business Combination has been extended to September 30, 2022 from December 31, 2021. On September 29, 2022, parties to the First Amendment entered into the Second Amendment providing that among other things, the Outside Closing Date of the proposed Business Combination has been extended to February 25, 2023 from September 30, 2022.
The Merger Agreement
The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.
The Merger Agreement contains representations and warranties that MPAC and Merger Sub, on the one hand, and MMV, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties to the Merger Agreement. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about MPAC or MMV, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between MPAC and Merger Sub, and MMV and are modified by the disclosure schedules.
The Share Incentive Award
As part of the Merger Agreement and in connection with the Business Combination, MPAC and MMV have agreed that PubCo shall adopt the Share Incentive Award. The Share Incentive Award provides for the issuance of 10% of the then outstanding Ordinary Shares of PubCo (on a fully diluted basis) to the management if the average market capitalization of PubCo exceeds $1 billion for any consecutive 20 trading days on or before the second anniversary of the closing of the Business Combination.
General Description of the Acquisition Merger
Business Combination Consideration
Merger Sub will be merged with and into MMV, resulting in MMV being a wholly owned subsidiary of PubCo.

The aggregate consideration for the Business Combination is $300,000,000, payable in the form of 30,000,000 newly issued PubCo Ordinary Shares valued at $10.00 per share to MMV’s shareholders. 3,683,276 PubCo Ordinary Shares (representing 10% of the number of shares of PubCo Ordinary Shares outstanding immediately after the closing, assuming no redemption) will be reserved and authorized for issuance under the Share Incentive Award upon closing. After the Closing, the number of PubCo Ordinary Shares reserved and authorized for issuance under the Share Incentive Award may be adjusted to reflect increase or decrease of the number of outstanding Ordinary Shares of PubCo. At the closing of the Business Combination, each MMV ordinary shares then issued and outstanding shall be cancelled and automatically converted into the right to receive PubCo Ordinary Shares on a one-for-one basis.
Upon the closing of the Business Combination, PubCo board of directors will consist of seven (7) directors, four (4) of whom will be designated by MMV, one (1) of whom will be designated by the Sponsor, and two of whom will be designated by MMV to serve as independent directors in accordance with the Nasdaq’s listing standards and shall be reasonably acceptable to the Sponsor. See section titled “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.
After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the U.S. securities laws and the rules of Nasdaq. For more information about the foreign private issuer, please see the sections titled “Director and Executive Officers of the Combined Company after the Business Combination — Foreign Private Issuer Status.”
After the Business Combination, assuming (i) there are no redemptions of MPAC shares, and (ii) there is no exercise of the PubCo Warrants, MPAC’s current public shareholders (other than the investors in the PIPE Investment) will own approximately 7.6% of the issued share capital of PubCo, the investors in the PIPE Investment will own approximately 6.0% of the issued share capital of PubCo (such that public shareholders, including investors in the PIPE Investment, will own approximately 13.6% of the Combined Company), MPAC’s Sponsor, current directors, officers and affiliates will own approximately 5.0% of the issued share capital of PubCo, and MMV shareholders will own approximately 81.4% of the issued share capital of PubCo.
Assuming Proposal 4 not approved and the maximum redemption by holders of 1,735,819 MPAC’s outstanding ordinary shares which is derived so that there is a minimum net tangible asset of $5,000,001, after giving effect to the payments to redeeming shareholders, MPAC’s current public shareholders (other than the investors in the PIPE Investment) will own approximately 3.0% of the issued share capital of PubCo, the investors in the PIPE Investment will own approximately 6.3% of the issued shares capital of PubCo (such that public shareholders, including investors in the PIPE Investment, will own approximately 9.3% of the Combined Company), MPAC’s Sponsor, current directors, officers and affiliates will own approximately 5.2% of the issued share capital of PubCo, and MMV shareholders will own approximately 85.5% of the issued share capital of PubCo.
Assuming the maximum redemption by holders of 2,241,006 MPAC’s outstanding ordinary shares after giving effect to the payments to redeeming shareholders, MPAC’s Sponsor, current public shareholders (other than the investors in the PIPE Investment) will own approximately 1.6% of the issued share capital of PubCo, the investors in the PIPE Investment will own approximately 6.4% of the issued share capital of PubCo (such that public shareholders, including investors in the PIPE Investment, will own approximately 8.0% of the Combined Company), MPAC’s current directors, officers and affiliates will own approximately 5.3% of the issued share capital of PubCo, and MMV shareholders will own approximately 86.7% of the issued share capital of PubCo.
Assuming the Reincorporation Merger Proposal and the Business Combination Proposal are approved, MPAC expects to close the Business Combination by December 31, 2022.
Representations and Warranties
In the Merger Agreement, MMV together with its subsidiaries are referred to as the “Company Group.” MMV and its Principal Shareholders make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate existence and power of MMV and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the agreement and additional agreements thereto, except ODI Filings; (d) absence of conflicts; (e) capital structure; (f) completeness, authenticity and accuracy of charter documents and corporate records; (g) completeness and accuracy of the list of all assumed or “doing business as” names used by the Company Group; (h) completeness and accuracy of the list of each subsidiary of MMV; (i) required consents and approvals; (j) financial information; (k) completeness, authentic and accuracy of books and records, (l) absence of certain changes or events; (m) title to assets and properties; (n) material litigations; (o) material contracts; (p) licenses and permits; (q) compliance with laws; (r) ownership of intellectual property; (s) customers and suppliers; (t) accounts receivable and payable and loans; (u) no undisclosed pre-payments received; (v) employees and employment matters; (w) withholding of obligations of the Company Group applicable to its employees; (x) real property; (y) taxes matters; (z) compliance with environmental laws; (aa) finders fees; (bb) powers of attorney and suretyships; (cc) directors and officers; (dd) no unlawful business practices; (ee) compliance with anti-money laundering laws; (ff) that MMV is not an investment company; and (gg) other customary representations and warranties.
MPAC, PubCo and Merger Sub (collectively “Purchaser Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate existence and power; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the agreement and additional agreements thereto; (d) absence of conflicts; (e) finders fees; (f) issuance of closing payment shares; (g) capital structure; (h) information supplied; (i) minimum trust fund amount; (j) validity of Nasdaq Stock Market listing; (k) that MPAC is a publicly-held company subject to reporting obligations; (l) no market manipulation; (m) board approval; (n) SEC filing requirements and financial statements; (o) litigation; (p) compliance with laws, including those relating to money laundering; (q) OFAC-related representations and warranties; (r) that MPAC is not an investment company; (s) tax matters; and (t) material contracts.
Conduct Prior to Closing; Covenants Pending Closing
Each of MMV and MPAC has agreed to, and cause its subsidiaries to, operate the business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions or materials transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties.
The Merger Agreement also contains covenants providing for:
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Each party providing access to their offices, properties and books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

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Each party promptly notifying the other party of certain events;

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Cooperation in making certain filings with the SEC;

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MMV delivering its financial statements;

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Disbursement of funds in the trust account; and

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Directors’ and officers’ indemnification and insurance.

Covenants
The Company Group makes covenants relating to, among other things: (a) reporting of taxes and compliance with laws; (b) reasonable best efforts to obtain each third party consent; (c) reasonable best efforts to assist the ODI shareholders to complete the ODI filings; (d) certain issuance of MMV ordinary shares after the completion of ODI Filings; (e) annual and interim financial statements; (f) continued employment of certain employees and managers of MMV; and (g) procuring additional investors to provide equity financing in the aggregate amount of $10,000,000 to MPAC on substantially the same terms and conditions in the Bilibili Agreement.

Each party further makes covenants relating to, among other things: (a) reasonable best efforts to consummate and implement each of the transactions contemplated by the Merger Agreement; (b) tax matters; (c) settlement, payment and reimbursement of liabilities and expenses; (d) compliance with SPAC agreements; (e) that Purchaser shall prepare with the assistance, cooperation of the Company Group, and file with the SEC a registration statement; and (f) confidentiality.
Pursuant to the First Amendment to the Merger Agreement among each of the parties to the Merger Agreement and Avatar Group Holdings Limited, a British Virgin Islands business company controlled by Avatar, dated January 6, 2022 (the “First Amendment”):
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MMV agrees to make to MPAC, and MPAC agrees to borrow from MMV three tranches of non-interest bearing loans in the aggregate principal amount of $2,750,000 (the “Company Loans”), all of which shall be repayable only upon closing of the Business Combination, or if the Purchaser Parties shall have materially breached the Merger Agreement or the Amendment and such breach shall not be cured within fifteen (15) days;

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MPAC shall use the proceeds of the Company Loans for, among other things, working capital and to fund amounts required to extend the period of time for MPAC to consummate a Business Combination for up to two (2) times up to 18 months from the closing of its initial public offering;

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prior to the expiration of the Business Combination Period, MPAC shall hold a general meeting of shareholders to further extend the Business Combination Period (the “Further Extension Period”), and MMV shall bear and prepay MPAC in the form of additional loans to fund for any and all costs and expenses incurred (including costs from an increased redemption amount or additional premium paid or to be paid to the shareholders of MPAC);

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in the event that the closing of the Business Combination fails to occur within the Business Combination Period (inclusive of applicable Further Extension Period) due to reasons not directly attributable to the Purchaser Parties, Avatar shall pay MPAC a lump sum payment of $3,250,000 (the “No-Deal Payment”); and

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in the event that the closing of the Business Combination fails to occur on or prior to August 25, 2022, within five (5) business days after MMV’s receipt of relevant account details, MMV and Avatar shall deposit US$2,900,000 of the No-Deal Payment into an escrow account designated by MPAC, the amount of which shall be released to MPAC, for satisfaction of the obligation of Avatar under the Amendment.

Pursuant to the Second Amendment to the Merger Agreement dated September 29, 2022 (the “Second Amendment”):
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parties agreed to extend the Outside Closing Date from September 30, 2022 to February 25, 2023;

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in order to facilitate the extension of MPAC’s Combination Period for up to two (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023, MMV agreed to loan to MPAC an aggregate principal amount of $525,000 in two tranches, all of which shall become repayable upon closing of the Business Combination, or if the Purchaser Parties materially breach the Merger Agreement or its amendments and such breach has not been cured within fifteen (15) days following receipt of a notice of such breach; and

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each of Avatar, Lucky Cookie and F.L.M Holdings (collectively, the “Restricted Shareholders”) agreed that (i) an aggregate of 5,000,000 ordinary shares of their Closing Payment Shares (“Restricted Closing Payment Shares”) will be non-transferable and subject to forfeiture by PubCo if the Release Event (defined below) does not occur within 12 months following the Closing, (ii) such Restricted Closing Payment Shares shall vest and become transferable and non-forfeitable upon the successful creation of a new gameplay coupled with a public announcement regarding release of the new gameplay, whether through the introduction of a new mobile game or updates to an existing mobile game to revamp its gameplay and commercial appeal (the “Release Event”), with the determination of whether an event is deemed a Release Event to be determined by a majority vote of the independent directors of the board of PubCo in their sole discretion; and (iii) until the vesting of the Restricted Closing Payment Shares, such Restricted Closing Payment Shares shall be held in escrow in accordance with certain Share Restriction Agreements to be entered between the Purchaser and each of the Restricted Shareholders prior to the closing of the Business Combination.
Conditions to Closing
General Conditions
Consummation of the Merger Agreement and the transactions therein is conditioned on, among other things, (i) no provisions of any applicable law, and no order shall prohibit or prevent the consummation of the closing; (ii) there shall not be any action brought by a third party that is not an affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the closing; (iii) the Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions; (iv) the SEC shall have declared the registration statement effective, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued; (v) MPAC shall have received the requisite shareholders approval in accordance with MPAC organizational documents, applicable law and the Proxy Statement (vi) the Merger Agreement, each of the additional agreement as described in the Merger Agreement and the transactions contemplated hereby and thereby, shall have been duly authorized and approved respectively by the shareholders of MMV and MPAC; (vii) immediately after the closing of the Business Combination, MPAC shall have in excess of $5,000,000 in net tangible assets.
MMV’s Conditions to Closing
The obligations of MMV to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:
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Purchaser Parties complying with all of their obligations under the Merger Agreement in all material respects;

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subject to applicable materiality qualifiers, the representations and warranties of Purchaser Parties being true on and as of the date of the Merger Agreement and closing date of the transactions, and Purchaser Parties complying with all required covenants in the Merger Agreement;

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Purchaser Parties complying with the reporting requirements under the applicable Securities Act and Exchange Act; and

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there having been no material adverse effect to Purchaser Parties.

Purchaser Parties’ Conditions to Closing
The obligations of Purchaser Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:
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the Company Group complying with all of the obligations under the Merger Agreement in all material respects;

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subject to applicable materiality qualifiers, the representations and warranties of the Company Group being true on and as of the date of the Merger Agreement and closing date of the transactions, and the Company Group complying with all required covenants in the Merger Agreement;

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there having been no material adverse effect to the Company Group regardless of whether it involved a known risk;

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the Purchaser Parties having received copies of documents from the Company Group including but not limited to all Governmental Approvals, certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, memorandum and articles of association of the Company as in effect as of the Closing Date, certificate of incorporation, resolutions duly adopted by the board of directors and requisite company vote authorizing the Merger Agreement and the transactions, and recent certificate of good standing no later than thirty (30) days prior to the Closing Date.

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certain key personnel of the Company Group having executed certain Labor Agreements, Nondisclosure and Non-solicitation Agreements and Non-Compete Agreements and the same shall be in full force and effect.

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the Purchaser Parties receiving legal opinions from the Company’s counsels in the PRC and Cayman Islands;

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Certain shareholders of the Company shall have completed the ODI filings; and

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An equity financing in aggregate amount of no less than $20,000,000 shall have been consummated or consummate substantially concurrently with the closing of the transactions.

Termination
The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to MPAC shareholders, by:
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the Purchaser Parties, if the audited financial statements for the years ended December 31, 2020, 2019 and the unaudited management accounts of the Company as of and for the six (6) month period ended June 30, 2021 have not been delivered by August 13, 2021;

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the Purchaser Parties, if the Company fails to procure reputable investor(s) to provide equity financing in the aggregate amount of $10,000,000 to MPAC on substantially the same terms and conditions as in the Bilibili Agreement;

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either the Company or the Purchaser Parties, if the closing has not occurred by February 25, 2023, provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred or have been made;

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the Purchaser Parties, if the Company has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement, the Plan of Merger, any additional agreements or the transactions fail to be authorized or approved by the Shareholders of the Company and such breach has not been cured within fifteen (15) days following the receipt by the Company Group of a notice describing in reasonable details the nature of such breach; or

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the Company, if any Purchaser Party has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement and such breach has not been cured within fifteen (15) days following the receipt by any Purchaser Party of a notice describing such breach.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, MPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of MMV expecting to have a majority of the voting power of the post-combination company, MMV senior management comprising all of the senior management of the post-combination company, the relative size of MMV compared to MPAC, and MMV operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MMV issuing share for the net assets of MPAC, accompanied by a recapitalization. The net assets of MPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MMV.
Regulatory Approvals
The Reincorporation Merger, the Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands and the Registrar of Corporate Affairs in the British Virgin Islands of the Plans of Merger.
We have been monitoring regulatory developments in China regarding (i) greater oversight by the CAC over cyber security, data security and data privacy, and (ii) any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings, including the Business Combination. As of the date of this proxy statement/prospectus, (1) Shanghai Jupiter received a notification (No. 2022072101)

from the Cyber Security Review Office, the department of the CAC in charge of cybersecurity review, advising that the Business Combination and the planned listing on Nasdaq is not subject to cybersecurity review, and (2) MMV’s PRC legal advisors have advised MMV that the draft regulation on record-filings requirement for overseas listing issued by CSRC has not been adopted. Therefore, no PRC laws and regulations are in force requiring that MMV or PubCo obtain permission from PRC authorities to consummate the Business Combination. However, the aforesaid laws, regulatory requirement and interpretations are evolving. There remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities. For further details and for risks related to regulatory approvals on overseas listings, see “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission or other PRC regulatory agencies may be required in connection with the Business Combination under PRC law.”
Certain Related Agreements
Subscription Agreements/PIPE Investment
In connection with the execution of the Merger Agreement, MPAC and PubCo entered into a subscription agreement (the “Bilibili Agreement”) with Bilibili Inc. (“Bilibili”) pursuant to which MPAC and PubCo have agreed to issue and sell to Bilibili an aggregate of 1,000,000 PubCo Class A ordinary shares, for an aggregate purchase price of $10,000,000 at $10.00 per share. On November 3, 2022, MPAC and PubCo entered into a subscription agreement (the “Prominence Agreement”, together with Bilibili Agreement, the “Subscription Agreements”) with Prominence Investment Management Ltd. (“Prominence”, together with Bilibili, the “Subscribers”), pursuant to which MPAC and PubCo have agreed to issue and sell to Prominence an aggregate of 1,200,000 PubCo Class A ordinary shares, for an aggregate purchase price of $12,000,000 at $10.00 per share. MPAC and PubCo may enter into additional subscription agreements in relation to the purchase of up to an additional 1,800,000 PubCo Class A ordinary shares for a total purchase price of up to an additional $18,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
Business Cooperation Agreement
In connection with the execution of the Merger Agreement, PubCo, MMV, Shanghai Jupiter, Shanghai Ling Xu Technology Co., Ltd., Mr. Yiran Xu and Mr. Yanzhi Wang and Shanghai Hode Information Technology Co., Ltd., or Shanghai Hode, a PRC company controlled by Bilibili Inc., entered into a business cooperation agreement, or BCA.
Pursuant to the BCA, PubCo, MMV and their respective subsidiaries and VIEs (collectively, the “Companies”) agree to cooperate with Shanghai Hode in various areas, including animation, literature works, games, and derivative products. The following is a summary of the material terms of the BCA. The following summary does not purport to be complete and is qualified in its entirety by reference to the BCA, a copy of which is attached as Exhibit 10.12 to this proxy statement/prospectus.
Priority to Be Informed for Animation Literary Works
Shanghai Hode shall have the priority to be informed of all animation literary works over which the Companies have obtained all or part of the copyright through original creation or by entering into agreements (the “Cooperation Animation Literary Works”). Animation literary works include both animation works such as animation and comics and literary works such as novels and poems.
Priority for Investment in Animation Literary Works
Under the same terms and conditions, Shanghai Hode shall enjoy the priority to invest in the development of Cooperation Animation Literary Works on a global scale, provided that such priority shall not apply to the works that the Companies have expressly notified Shanghai Hode to be independently produced, independently developed and solely invested by the Companies without involving external joint investors (the “Independently Developed Works”). New animation works to be independently developed by the Company without involving outside investors shall not exceed two for each year. If Shanghai Hode enters into agreements with the Companies to invest in Cooperation Animation Literary Works, Shanghai Hode shall have priority over third parties under the same terms and condition to be granted the rights of copyright operation and commercial promotion and the right to sublicense such Cooperation Animation Literary Works.
Cooperation Priority for Animation Literary Works
If Shanghai Hode waives its priority for investment in certain Cooperation Animation Literary Works, under the same terms and conditions, Shanghai Hode shall enjoy the priority to cooperate with the Companies with regard to the business operation of and the investment in adaptation or derivative development of such Cooperation Animation Literary Works and other Cooperation Animation Literary Works. Such cooperation priority shall not apply to Cooperation Animation Literary Works that the Companies intend to operate independently, and shall not result in breach of any existing agreement between the Companies and a third party with regard to such Cooperation Animation Literary Works.
Priority for Exclusive Right to Communicate Works to the Public over Information Networks and Right to Broadcast through Network Channel
Subject to the terms of any existing project agreement and agreement entered between the Companies and any third party, the Companies shall, under the same terms and conditions, give priority to Shanghai Hode in granting the exclusive right to communicate works to the public over information networks and the exclusive right to broadcast through network channel (including primary broadcast right in priority to any third party) for music, comics, film, animation, literature and other works over which the Companies currently have or in the future acquire right to communicate works to the public over information networks, the right to broadcast through network channel and the right of distribution, the right of agency and/or the right of sublicense, unless Shanghai Hode waives such priority.
Non-exclusive Primary Broadcast Right of Aotu World Series
The Companies shall grant Shanghai Hode non-exclusive primary broadcasting right for audio-visual works in the Aotu World Series published or created after the execution of the BCA for royalties to be determined by the parties. The Companies covenant to Shanghai Hode that neither the Companies nor any third party may broadcast any audio-visual works in the Aotu World Series (in whole or in parts) earlier than Shanghai Hode, the violation of which shall constitute material breach of the BCA.
Right to Publish/Broadcast for works wholly invested by the Companies and Cooperation Animation Literary Works Invested by Shanghai Hode
For works wholly invested by the Companies, Shanghai Hode shall have non-exclusive right to communicate works to the public over information networks and non-exclusive right to broadcast through network channel, and such works shall not be published/broadcasted (in whole or in parts) through other channel/media (including but not limited to on TV) earlier than Shanghai Hode. For Cooperation Animation Literary Works in which Shanghai Hode’s investment accounts for at least 50% of the overall investment, Shanghai Hode shall have exclusive right to communicate works to the public over information networks and exclusive right to broadcast through network channel, and such works shall not be published/broadcasted (in whole or in parts) through other channel/media (including but not limited to on TV) earlier than Shanghai Hode. For Cooperation Animation Literary Works in which Shanghai Hode’s investment accounts for less than 50% of the overall investment, Shanghai Hode shall have non-exclusive to communicate works to the public over information networks and non-exclusive right to broadcast through network channel, and such works shall not be published/broadcasted (in whole or in parts) through other channel/media (including but not limited to on TV) earlier than Shanghai Hode.
Priority to Cooperate for Game Products
Shanghai Hode shall have (i) the priority right to know any game products, including existing ones and newly-developed ones, that the Companies have all or part of the copyright of through originally creating or contracting (the “Companies’ Game Products”), (ii) the exclusive right within the exclusive period to negotiate for the exclusive operation right of the Companies’ Game Products on a global scale, which includes but is not limited to the right to publish, reproduce, distribute, operate and promote the Companies’ Game

Products (the “Exclusive Operation Rights”) and the priority right to be granted the Exclusive Operation Rights under the same terms and conditions after the expiration of the exclusive period, and (iii) the right to jointly operate the Companies’ Game Products approved by authorities to launch in China under terms and conditions not less favorable than other joint operators.
Shanghai Hode shall, under the same terms and conditions, have the priority right to participate in the investment of derivative works adapted based on the Companies’ Game Products and no matter whether Shanghai Hode invests in the derivative works, Shanghai Hode is entitled to have the cooperation priority for the exploitation of adapted audio-visual works and development and other business rights for merchandise and service, derived from Companies’ Game Products under the same terms and conditions. Derivative works include merchandise, adapted audio-visual works and services.
Effectiveness and Termination
The BCA shall become effective upon consummation of the Business Combination, and shall terminate when Bilibili Inc. beneficially owns less than 1.5% of the outstanding shares of the PubCo on a fully diluted and as converted basis.
Amended and Restated Registration Rights Agreement
In connection with the closing of the Business Combination, MMV, PubCo, MPAC and certain shareholders of MPAC and certain shareholders of MMV who will receive MPAC Class A ordinary shares pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”), which will become effective upon the consummation of the Business Combination.
Lock-up Agreement and Arrangements
In connection with the closing of the Business Combination, certain shareholders of MMV will enter into the Shareholder Lock-Up Agreement with PubCo, pursuant to which each will agree, subject to certain customary exceptions, not to:
(i)   offer, sell contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of PubCo ordinary share or securities convertible into or exercisable or exchangeable for PubCo ordinary shares held by it immediately after the Effective Time, or enter into a transaction that would have the same effect;
(ii)   enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or
(iii)   publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, edge or other arrangement, or engage in any “Short Sales” (as defined in the Shareholder Lock-up Agreement) with respect to any security of PubCo;
until the date that is 180 calendar days after the consummation of the Business Combination; provided, however, that the restrictions set forth in the Lock-up Agreement shall not apply to (1) transfers or distributions to such shareholders current or former general or limited partners, managers or members, shareholders, other equity holders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the shareholder’s immediate family or to a trust, the beneficiary of which is the shareholder or a member of the shareholder’s immediate family for estate planning purposes; (3) by virtue of will, intestate succession or the laws of descent and distribution upon death of the shareholder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of Shareholder Lock-up Agreement. Notwithstanding the foregoing, if after consummation of the Business Combination, there is a “Change of Control” of PubCo (as defined in the Lock-up Agreement), all of the shares shall be released from the restrictions set forth therein.

Indemnification Agreements
At the Effective Time, MPAC has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to MMV, with the directors and executive officers of the Combined Company.
Background of the Business Combination
Model Performance Acquisition Corp. (“MPAC”) is a blank check company incorporated as a British Virgin Islands business company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses. The proposed Business Combination was the result of an extensive search for potential transactions utilizing the network of MPAC’s management team and the Board and MPAC’s advisors.
On April 12, 2021, MPAC consummated its IPO of 5,000,000 Units at $10.00 per unit, generating gross proceeds of $50,000,000. Simultaneously with the IPO, MPAC also consummated the sale of 270,000 Private Placement Units to its Sponsor generating total proceeds of $2,700,000. On April 15, 2021, MPAC closed the Over-Allotment Option resulting in additional gross proceeds of $7,500,000. Simultaneously with the closing of the Over-Allotment Option, MPAC consummated the sale of an additional 22,500 Private Placement Units generating gross proceeds of $225,000.
Prior to the consummation of the IPO, neither MPAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target regarding a business combination with MPAC.
After the completion of the IPO, MPAC assessed and analyzed multiple prospective business combination targets and opportunities, based on strength of business model, management team and growth prospects, among other factors. Representatives of MPAC contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities. MPAC also engaged Polaris Idea Ventures Limited, a strategic advisory firm focused on the TMT industry in the PRC, to introduce suitable business combination targets to MPAC. Polaris Idea Ventures Limited introduced a total of 5 potential business combination targets to MPAC, including MMV. MPAC evaluated, conducted preliminary due diligence based on publicly available information and other market research regarding, and engaged in various levels of discussions with, a number of different potential business combination targets. In connection with such evaluation, preliminary due diligence and discussions, MPAC entered into discussions or negotiations with representatives of more than 25 potential business combination targets. After reviewing and considering these opportunities, MPAC management determined that MMV offered the most compelling business combination opportunity, and MPAC entered into the letter of intent with MMV on May 26, 2021.
Alongside the outreach and pre-letter of intent discussions with MMV, MPAC also met and conducted discussion with representatives of, and commenced preliminary due diligence on, several other potential target opportunities, major targets among which include: (i) a company focusing on biotechnology and artificial intelligence with application of its products in laboratory quality control system; (ii) a fintech company dedicating to digitization of the financial industry with a focus on the Southeast Asian region; (iii) a fintech company dedicating to digitization of the wealth management industry; (iv) a company providing a single source solution for professional crypto currency traders to execute trades across multiple exchanges globally; (v) a company providing SaaS solutions covering queuing, ordering, payment, and various modules to merchants in restaurant and retail industries in the PRC; (vi) a battery producer specializing in the electric vehicle industry; (vii) a crypto currency mining platform providing crypto currency exposure to non- professional investors; and (viii) an online tutoring platform focusing on one-to-one online learning. MPAC did not enter into exclusivity, nor did MPAC agree to terms, with any of the potential targets other than MMV. MPAC ultimately determined to abandon each of such other potential target opportunities because (a) applicable governmental agencies could have prevented a successful business combination; (b) disagreement over the potential target’s valuation; (c) MPAC concluded that the target business would not be a suitable acquisition target for MPAC at that time; or (d) the target company deciding to pursue an initial public offering or complete a business combination with a different special purpose acquisition company instead of completing a business combination with MPAC.

On April 17, 2021, a representative of MPAC submitted a non-binding indication of interest to a representative of MMV for a potential business combination with MMV, expressing MPAC’s interest and intention to engage into a discussion with MMV with respect to a potential business combination transaction without specifying any proposed terms for such transaction.
On April 20, 2021, a representative of MMV sent a countered-signed non-binding indication of interest to a representative of MPAC, and confirmed MMV’s interest in exploring a potential business combination transaction with MPAC. On the same day, representatives of MPAC provided representatives of MMV a form of non-binding letter of intent, which was provided as a framework for preliminary discussions regarding specific terms of a potential business combination transaction.
On May 11, 2021, MPAC and MMV entered into a confidentiality agreement and MMV subsequently provided representatives of MPAC and its outside counsels with access to an online data room and certain other information for purposes of MPAC conducting a business, legal and financial due diligence review of MMV. Over the next several weeks, representatives of MPAC and its outside counsels and advisors performed diligence on a potential business combination with MMV, and held a number of phone calls and working sessions with representatives of MMV concerning diligence and other commercial and legal matters.
On May 14, 2021 and May 17, 2021, representatives of MMV hosted meetings with representatives of MPAC to discuss MMV’s business and operations, including MMV’s businesses in animation, IP, comics and gaming, the competitive environment in which MMV operates and growth opportunities. During the same period, MPAC and MMV negotiated the pre-money enterprise value of MMV. MPAC proposed the pre- money enterprise value of MMV to be $250 million and MMV indicated that based on its own valuation model, the pre-money enterprise value of MMV was $350 million.
On May 21, 2021, representatives of MMV provided representatives of MPAC with a revised draft of a non-binding letter of intent with respect to a potential business combination transaction. The revised draft of the non-binding letter of intent modified terms of the previous draft by proposing, among other things, a pre-money enterprise value for MMV of $350 million, reduced the amount of the PIPE from a range of $40 to $60 million to a range of $20 to $40 million, reduced board seats to be appointed by MPAC after the Business Combination from two to one.
On May 25, 2021, representatives of MPAC provided representatives of MMV with a further revised draft of a non-binding letter of intent with respect to a potential business combination transaction. The revised draft of the non-binding letter of intent provided a pre-money enterprise value for MMV in a range of $250 million to $350 million, subject to further due diligence review, and accepted certain revisions made by MMV in the previous draft.
On May 26, 2021, MPAC and MMV agreed on, and executed, a non-binding letter of intent, which provided for, among other things, a binding exclusivity period through July 31, 2021, which can be extended for an additional 30 days subject to fulfillment of certain conditions. Such executed non-binding letter of intent indicated, among other things, (i) a pre-money enterprise value for MMV in the range of $250 million to $350 million, subject to due diligence review, (ii) the transaction consideration to be paid in the form of shares of MPAC issued at the price of $10, (iii) a structure of the board of directors of the combined company comprising of seven directors and, as of the closing of the potential business combination, four directors would be designated by MMV, one director would be designated by sponsor of the SPAC and at least two additional independent directors nominated by MMV acceptable to MPAC and (iv) certain closing conditions for the consummation of the business combination transaction.
On May 28, 2021, on behalf of MPAC, representatives of Loeb & Loeb LLP (“Loeb & Loeb”), MPAC’s outside counsel, delivered to representatives of Paul Hastings, LLP (“Paul Hastings”), MMV’s outside counsel, an initial draft of Merger Agreement with respect to the potential business combination transaction. Until August 4, 2021, Loeb & Loeb, Ogier LLP and Haiwen & Partners, MPAC’s outside counsels, and Paul Hastings, Walkers (Hong Kong) and Global Law Office, MMV’s outside counsels, on behalf of MPAC and MMV, respectively, exchanged revised drafts of the Merger Agreement and the related ancillary agreements, and engaged in negotiations of such documents and agreements. Over the same period, representatives of MPAC and MMV, together with, as applicable, their respective outside counsels, discussed through on-site meetings and conference calls and came to agreement on various outstanding terms with respect to the potential business combination, including, among others, (i) closing conditions; (ii) transaction structure; (iii) valuation, (iv) financial reporting periods; (v) corporate governance matters; (vi) break-up fee arrangements; and (vii) representations, warranties and covenants to be provided by the parties under the Merger Agreement.
Beginning in mid-May 2021, MPAC and MMV held discussions with respect to a potential PIPE investment. MPAC, MMV and their respective outside counsels subsequently exchanged drafts of the form of subscription agreement to be used in the PIPE investment. In late May 2021, MMV made a draft subscription agreement available to certain prospective investors with respect to the PIPE investment. From the date such agreement was made available to the prospective investors until July August 4, 2021, representatives of MMV, MPAC and their respective outside counsels negotiated the terms of the subscription agreement with such prospective investors. On August 6, 2021, certain prospective investor that had chosen to participate in the PIPE investment indicated their final subscription amount.
On July 20, 2021, a special meeting of the Board was held. At the invitation of the Board, representatives of MPAC’s management were in attendance. The Board discussed, among other things, (i) the target’s business and market, (ii) the target’s management team (iii) due diligence results, (iv) the form, terms and conditions of the Merger Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination); (v) the details regarding the PIPE investment and (vi) the target’s valuation.
From July 20, 2021 to August 6, 2021, MMV and prospective PIPE investors held various discussions regarding the requisite regulatory approvals in completing the business combination and certainty of completing the business combination.
On August 6, 2021, the Board unanimously determined that the form, terms and conditions of the Merger Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination), are in the best interests of
MPAC, adopted and approved the Merger Agreement and the transactions contemplated therein, determined to recommend to MPAC’s shareholders that they approve and adopt the Merger Agreement and approve the Business Combination and the other proposals contemplated by the Board resolutions and determined that the foregoing be submitted for consideration by MPAC’s shareholders at the meeting. On the same day, the parties entered into the Merger Agreement and certain ancillary agreements, and MMV and certain investor entered into definitive documentation with respect to the PIPE investment, which provides for binding subscription to purchase an aggregate of 1,000,000 MPAC’s ordinary shares at $10 per share.
On August 9, 2021, MPAC filed a Current Report on Form 8-K with a summary of certain key terms of the Business Combination and other ancillary agreements.
On January 6, 2022, each of the parties to the Merger Agreement and Avatar entered into the First Amendment, providing that among other things, the Outside Closing Date (as defined in the Merger Agreement) of the proposed Business Combination has been extended to September 30, 2022 from December 31, 2021. On January 6, 2022, MPAC filed a Current Report on Form 8-K with a summary of certain key terms of the First Amendment.
In August 2022, MPAC considered the progress of the proposed transaction and filed a preliminary proxy statement for an extraordinary general meeting to seek shareholders’ approval to amend its memorandum and articles of associations giving MPAC the right to further extend its Combination Period. Between August and September, MPAC’s President and Chief Financial Officer and MMV’s Chief Financial Officer had multiple discussions on, among other things, market developments, status of MMV’s game update and release, and the likely timeline of the closing of the Business Combination. In light of the regulatory and market developments and in order to incentivize MMV to perform after the closing of the Business Combination, MPAC proposed that 5,000,000 Closing Payment Shares be held in escrow at Closing and be released only upon satisfaction of certain operational milestone within 12 months from Closing pursuant to terms of certain Share Restriction Agreement to be entered between PubCo and certain shareholders of MMV prior to Closing. On September 29, 2022, parties to the First Amendment entered into the Second Amendment providing that among other things, (i) the Outside Closing Date of the proposed

Business Combination will be extended to February 25, 2023 from September 30, 2022; (ii) certain shareholders of MMV shall enter into a Share Restriction Agreement with PubCo; and (iii) MMV will loan to MPAC an aggregate of $525,000 in two tranches, in order to facilitate any further extension of MPAC’s Combination Period. On September 30, 2022, MPAC filed a Current Report on Form 8-K with a summary of certain key terms of the Second Amendment.
Beginning in October 2022, MPAC and MMV held discussions with respect to additional PIPE investments to procure additional investors for equity financing in order to meet the covenants and closing conditions set forth in the Merger Agreement and the Bilibili Agreement. MPAC, MMV and their respective outside counsels subsequently exchanged drafts of the form of subscription agreement to be used in the PIPE investment. In late October 2022, MMV made a draft subscription agreement available to certain prospective investors with respect to the PIPE investment. From the date such agreement was made available to the prospective investors until November 3, 2022, representatives of MMV, MPAC and their respective outside counsels negotiated the terms of the subscription agreement with such prospective investors. On November 3, 2022, Prominence signed the subscription agreement participating in the PIPE investment.
MPAC Board’s Reasons for the Approval of the Business Combination
MPAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region MPAC’s target operates in, MPAC has pursued prospective targets that are in Asia, and has primarily sought to acquire one or more growth businesses with a total enterprise value of between $200,000,000 and $600,000,000. MMV’s primary business operation is in the Mainland China market although it has plans to expand to global markets by way of product publication and M&A. The pre-money enterprise value for MMV was initially determined to be in the range of $250 million to $350 million, within the range of what MPAC was seeking.
Engagement of Financial Advisors
MPAC retained Royson Valuation Advisory Limited (“Royson”) to provide to the Board with an opinion regarding the valuation of MMV. MPAC also retained an international accounting firm (“Audit Firm”) to further review Royson’s work product regarding the reasonableness of the method as well as the results. Royson provided MMV with their opinion dated August 5, 2021, which was reviewed by the Audit Firm on the same day.
In selecting Royson, MPAC considered, among other things, the fact that Royson had experience advising on valuation for companies with gaming experience in the PRC. For example, Royson’s team previously advised on the valuation of Leyou Technologies Holdings, where Mr. Yiran Xu, Chairman of the board of MMV, previously acted as CEO. Furthermore, Royson, as part of its services, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Other than as disclosed, neither MMV nor MPAC had previously engaged Royson for any matters. Royson received a non-contingent fixed fee of $25,000 as compensation for the delivery of the opinion.
In selecting the Audit Firm, MPAC considered, among other things, that the Audit Firm has a renown, international presence with substantial experience advising companies. The Audit Firm, as part of its business, is frequently and continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. Neither MPAC nor MMV had previously engaged the Audit Firm for any matters and had no prior relationship with the Audit Firm. MPAC paid the Audit Firm a non-contingent fixed fee of $60,000 as compensation for the review of Royson’s opinion.
Projected Financial Information
As part of MPAC’s due diligence process, MPAC requested that MMV provide its internally prepared forecasts and projections to Royson and the Audit Firm. No financial projections and assumptions were separately prepared by MPAC management, but MPAC’s management and advisors reviewed the projections and underlying assumptions provided by MMV. In the view of MMV’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of MMV at the time. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to rely on the prospective financial information.
The financial projections reflect numerous estimates and material assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to MMV’s business, all of which are difficult to predict and many of which are beyond MMV’s and MPAC’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond MMV’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMV” and “Cautionary Note Regarding Forward- Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that the actual results will not be significantly higher or lower than the projected results. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. The inclusion of financial projections should not be regarded as an indication that MPAC or MMV, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. Furthermore, the financial projections do not purport to be a complete description of the financial analyses performed or factors considered. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. The combined entity will not refer back to the financial projections in future periodic reports filed under the Exchange Act.
Digital entertainment industry is highly competitive and unpredictable, and MMV’s business and operating results heavily rely on “hit” products. MMV is subject to product development risks which could result in delays and additional costs. MMV depends on its internal studios and third-party studios to produce new animation and develop new interactive entertainment software within anticipated release schedules and cost projections. If internal or external studios experience unanticipated development delays, financial difficulties, or additional costs, MMV may not be able to release titles according to their schedule and at budgeted costs. MMV may not be able to achieve significant market acceptance, which may have a material adverse effect on MMV’s business, financial condition and operating results. Users’ appetite and preference changes frequently and is hard to predict. Whether a digital entertainment product is a “hit” product and commercially successful relies on various factors such as the storyline, art style, gameplay, operation activities, and whether all MMV’s products are well accepted by the market will be highly uncertain.
MMV’s business is subject to complex and evolving laws, regulations and governmental policies in China and other countries and regions where MMV has business, which have significant impact on MMV’s actual financial results and performance and are beyond MMV’s control. New laws, regulations and governmental policies may be adopted from time to time by the PRC government to address issues that come to the authorities’ attention, which may require MMV to obtain new license and permits, or take certain actions that may adversely affect the industry that it operates in and its business operations. Complying with new laws and regulations could cause MMV to incur substantial costs or require MMV to change its business practices in a manner materially adverse to its actual financial performance and results, which could be materially different from those results under the scenarios covered by the financial projections. For example, the PRC government has taken steps to limit online game playing time for all minors and to otherwise control the content and operation of online games. On August 30, 2021, the PRC’s National Press and Publication Administration, or NPPA, released Notice on Further Strict Management and Practically Preventing Minors from Indulging in Online Games, which imposed restrictions over the provision of online gaming services to minors, aiming at curbing excessive indulgence in online game and protecting minors’ mental and physical health. These restrictions were imposed after the projections prepared by MMV were provided to MPAC and the Merger Agreement was entered into. The projections have not been updated to reflect the potential effect of such restrictions, if any. In addition, as MMV must file and obtain an ISBN from NPPA for every game, including approved games’ updated version and expansion pack with names different from the original version, it develops before these games can be marketed to the public, the ISBN may become more difficult to be obtained in the future and NPPA may delay or suspend the issuance of ISBN from time to time, and more restrictions on the issuance of the ISBN may be imposed in the future, which could negatively affect MMV’s future operation and financial results. Such restrictions and uncertainties on the laws and regulations of games in the PRC could negatively affect MMV’s business operations and financial performance, and therefore there can be no assurance that MMV’s actual financial results would conform to the results shown in the financial projections and there is a significant likelihood that MMV’s actual results over the time periods and under the scenarios covered by the projections would be materially different. For instance, no new game registration or ISBN for online games were approved or issued from NPPA at the national level between August 2021 and April 2022, and that has caused delays to the publication of MMV’s pipeline of games and other products. At this time, MMV’s management estimates that the commercial launch of its first pipeline project will be delayed beyond the original contemplated July 2022 timeline and therefore, MMV may not be able to meet its original projections for 2022. MMV did not update its projections at this time due to these delays and uncertainties. For more details, please refer to the Risks Related to Doing Business in China of the Risk Factor included in this proxy statement/prospectus.
Neither MMV’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections were prepared by MMV as of June 30, 2021 and do not take into account any circumstances or events occurring after June 30, 2021 the date they were prepared. Information provided by MMV does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, MMV’s management.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR MMV, MPAC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Certain of the measures included in the prospective financial information may be considered non- GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by MMV may not be comparable to similarly titled amounts used by other companies.
MMV does not provide a reconciliation of the forward looking non-GAAP financial measures to the comparable GAAP financial measures, including non-recurring and infrequent items that not indicative of MMV’s on-going operations. These items are uncertain, depend on various factors and could have a material impact on MMV’s GAAP results for the applicable period.
	2022	2023	2024	2025	2026
Revenue(1)	64,759	82,184	97,601	164,896	237,050
Cost of Revenue(1)	(27,910)	(33,874)	(36809)	(60,184)	(83,699)
Gross Profit	36,849	48,310	60,792	104,712	153,351
Operating Expenses(2)
Selling & Marketing	(4,767)	(6,322)	(6,728)	(11,818)	(16,594)
General & Administrative	(3,304)	(4,190)	(5,268)	(5,633)	(5,966)
Research & Development	(8,369)	(15,947)	(25,032)	(33,678)	(44,437)
Total Operating Expenses	(16,440)	(26,459)	(37,029)	(50,819)	(66,997)

	2022	2023	2024	2025	2026
Operating Income	20,409	21,851	23,763	53,894	86,355
EBITDA(3)	20,538	22,034	24,044	54,249	86,754
Capital Expenditures	122	200	564	346	404
Free Cash Flow(4)	15,490	18,749	18,321	37,859	63,423

(1)
The projected revenue and cost of revenue have not been split into self-operated games and jointly operated games as MMV did in the historical financial statements, due to the difficulty in estimating the revenue mix to be generated from different distribution channels and via different payment providers. In the financial projection, all game revenue, whether generated from self-operated games or jointly operated games, is recognized as Revenue and all commission fees paid to payment providers and various distribution channels are recognized as Cost of Revenue. The amount of gross profit calculated under this approach and the approach that MMV uses for its historical financial statements remains the same.

(2)
The projected financial information does not include stock-based compensation expenses.

(3)
MMV defines EBITDA as profit before income tax provision and depreciation expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for the net income (loss) prepared in accordance with GAAP.

(4)
MMV defines Free Cash Flow as cash provided by operating activities less payments for capital expenditures. Free cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations prepared in accordance with GAAP.

Projection Assumptions and Estimates:
MMV has made numerous estimates and material assumptions with respect to, among other things, timing of revenue streams and release of new games, pace of new client acquisition, timing of receipt of regulatory approvals that may be needed, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of MMV, MPAC, or any other parties to the Business Combination.
None of MMV or MPAC, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values. In addition, analyses relating to the value of MMV do not purport to be appraisals or reflect the prices at which MMV shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. The projections and valuations are based on information as of June 30, 2021, and is not necessarily indicative of current or future market conditions.
MMV’s projected revenue is generated from the following four business lines:
•
Video gaming: Video gaming revenue is mainly derived from two live mobile games and three pipeline games. MMV’s management, based on its business plan as of June 30, 2022, estimates that the three pipeline projects will be commercially launched in 2022, 2023 and 2025, respectively. The revenue of live games is projected based on historical monthly revenue with a decreasing trend applied. The revenue of pipeline games is projected based on multiple component indicators such as number of new registrations, retention rate, conversion rate, average revenue per paying user, which are based on management experience and historical figures. MMV’s actual business plan is subject to change from year to year based on macro-factors and factors specific to MMV, and that, there can be no assurances that MMV will be able to launch the games by the timelines projected.

•
Merchandise sale and license: Merchandise sale and license revenue is mainly comprised of direct-to- retailer sale, sale to distributors and merchandise license. With further expansion of the product and brand portfolio planned by MMV’s management, merchandise sale and license revenue is estimated to achieve a double digit growth rate per annum. The rate of growth is based on MMV’s historical performance and taking future projections into consideration.

•
Animation broadcasting: Animation broadcasting revenue mainly comprise of license fee from online video platform. Based on historical license revenue and planned more frequent content release, license revenue is estimated to achieve a double digit growth rate year over year.

•
Animation production: Animation production revenue projection is based on contracts that MMV has on hand and in negotiation, and long-term sustainable customer needs for high end animation production services, with the ability to charge a reasonably increasing markup year over year.

Cost of revenue mainly is comprised of the commission fees and server costs related to video gaming business, inventory cost for sold merchandise and animation production costs for animation product contract revenue. Commission fees of video games are estimated based on the gross revenue and a commission fee ratio, which MMV’s management determines with the distribution channels and payment providers of each specific game taken into consideration. Server costs related to video games are estimated on the basis of a cost ratio to gross revenue based on management experience. Cost of inventory is calculated considering the different gross margins and sales mix to end customers and to distributors, respectively, with overall margin for merchandise sale and license business stabilizes at approximately 50%. The cost of animation production is estimated based on its gross revenue and an estimated increasing markup.
Selling and marketing expenses are primarily the marketing and operating costs video gaming and merchandise sales, including personnel costs, advertising and freight etc. MMV’s management estimates the personnel resources needed for the merchandise salesforce and game marketing and operating team, plus other selling and marketing expenses generally on a percentage of the revenue.
General and administrative expenses are primarily personnel costs for management team and support functions such as human resource, finance, legal and office management, rental, welfare, travel and entertainment, and other sundry costs. MMV’s management estimates general and administrative expenses based on their history experience of cost per head count and the total headcount.
Research and development expenses mainly represent both internal and external costs incurred for game development and proprietary animation content production. The costs for the development and production of each project is based on the estimates of management and lead producers, based on the development cycle, team size, average human month cost and external support needed.
Opinion of Royson as an Independent Professional Valuer to MMV
Royson was retained by MPAC to provide it with independent professional valuation service and opinion on the fair market value of a 100% equity interest of MMV as at the June 30, 2021. In selecting Royson, MPAC considered, among other things, the fact that Royson had experience advising on valuation for companies with gaming experience in the PRC. For example, Royson’s team previously advised on the valuation of Leyou Technologies Holdings, where Mr. Xu Yiran, Chairman of MMV, previously acted as CEO. Furthermore, Royson, as part of its services, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.
The full text of Royson’s written opinion dated August 5, 2021, is attached to this proxy statement/prospectus as Annex C. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Royson in rendering the opinion. Royson’s opinion is directed to MPAC and addresses only their opinion on the fair market value of 100% equity interest in MMV as of June 30, 2021. It does not address any other aspects of the Merger and does not constitute a recommendation to any holders of MPAC ordinary shares as to how to vote in connection with the shareholders’ meeting to be held in connection with the Merger or otherwise act with respect to the Merger, or any matter related thereto.
In arriving at its opinion, Royson, among other things:
•
Collected and analyzed the relevant historical financial statements and other financial and operational information of MMV from MMV’s management (the “Management”);

•
Conducted interviews with Management in relation to MMV’s history, operations, and prospects of its business;

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Researched the general economic outlook and the outlook for the specific industry affecting the business of MMV, its industry and its markets;

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Examined the reasonableness of the information as well as other records and documents provided by the Management, in light of our research and analysis on the industry and economic data;

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Determined the most appropriate valuation method for the valuation;

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Identified the comparable companies of MMV;

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Developed the appropriate discount rate that reflects the return of entities engaged in a similar line of business and returns from other similar types of projects of MMV;

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Reviewed the underlying assumptions of the financial projections of MMV furnished to us by the Management (the “Projection”);

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Evaluated the business enterprise value of MMV based on the assumptions and valuation methods stated in the report;

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Consulted, reviewed and relied on the financial database empowered by Bloomberg;

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Consulted, reviewed and relied on the relevant industry report and economic data;

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Consulted, reviewed and relied on the unaudited and/or audited historical financial and operational information of MMV;

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Consulted, reviewed and relied on the projection; and

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Consulted, reviewed and relied on the discussions with the management of MMV.

In arriving at its opinion, Royson assumed and relied on the following contingent and limiting conditions: (i) Public, industry, statistical, and other information furnished by others, upon which all or portions of this analysis is based, is believed to be reliable; and (ii) relied on the assurance of the management of MMV that the information they supplied was complete and accurate to the best of their knowledge and that the financial statement information reflected the results of operations and financial and business condition of MMV in accordance with generally accepted accounting principles, unless otherwise noted. In arriving at their opinion, Royson relied to a considerable extent on the above assumptions. Any variation to the assumptions could materially affect their opinion of value. Furthermore, the financial statements and other related information supplied by management was accepted as correct without further verification. Royson has not audited, reviewed, or compiled the financial information provided to them and, accordingly, Royson expresses no audit opinion or any other form of assurance on this information. Royson further relied upon the assurances of the managements of MMV that they were not aware of any facts or circumstances that would make such information inaccurate or misleading; and Royson has not assumed any responsibility or liability therefor.
Royson has further assumed, with MMV and MPAC’s consent, that:
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There will be no major changes in the existing political, legal, fiscal and economic conditions in which MMV carries on its business;

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There will be no major changes in the current taxation law in the country where MMV operates, that the rates of tax payable will remain unchanged and that all applicable laws and regulations will be complied with;

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There will be no material changes in the industry in which MMV involves that would materially affect the revenues, profits, cash flows attributable to MMV;

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MMV and/or its partners will obtain the necessary licenses and approvals to provide its services;

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Exchange rates and interest rates will not differ materially from those presently prevailing;

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The availability of finance will not be a constraint on the forecasted growth of operations of MMV;

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MMV will successfully maintain its competitiveness and market share through optimizing the utilization of its resources and expanding its marketing network;

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MMV can keep abreast of the latest development of the industry such that its competitiveness and profitability can be sustained;

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MMV will utilize and maintain its current operational, administrative and technical facilities to expand and increase its sales;

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MMV will be able to secure funds to repay its debts when they fall due;

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MMV will retain and have competent management, key personnel, and technical staff to support its ongoing operations;

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Industry trends and market conditions for related industries will not deviate materially from economic forecasts;

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MMV has no material unrecorded and/or contingent asset/liability as at the Appraisal Date;

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The Projection has been prepared on a reasonable basis, reflecting estimates which have been arrived at after due and careful consideration by the Management;

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The effective tax rate of MMV is 20.00%; and

•
The perpetual growth rate adopted in the valuation is 3.00%.

Analyses
The preparation of the Opinion was a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.
Based upon the investigation, analysis and assumptions described, Royson’s opinion is that the fair market value of 100% equity interest in MMV as of June 30, 2021 is reasonably stated as three hundred million and four hundred thousand dollars (USD300,400,000).
Valuation Method Adopted
The valuation approach is determined based on professional judgment and technical expertise after detailed analysis on facts and circumstances. Key factors that Royson has considered include, among other criteria, business nature and stage of development of the subject entity, the quantity and quality of the information provided, access to available data, supply of relevant market transactions, type and nature of the subject asset, purpose and objective of the valuation. The three generally recognized valuation approaches, namely cost approach, income approach, and market approach.
Under the cost approach, the fair market value of equity interest is determined based on the replacement costs or reproduction costs of assets rather than the ability to generate streams of benefits in the future. The value of a service company like MMV is more driven by the future earnings to be generated than the value of its assets. It has developed valuable intellectual properties (“IP”), such as copyrights, domain names and trademarks, and established its own brand, user community, user loyalty and business networks. These are the intangible assets that exist in the business but not capitalized. Thus, the relationship between the fair value and the book costs is weak for MMV. Therefore, the cost approach has been disclaimed.
After the Aotu World brand, MMV launched another proprietary brand, namely Neko Album. MMV has developed an animation series and a mobile game under this new brand. According to Management, there is at least one new mobile game under the Aotu World brand in the pipeline for launch in 2022 and 2023. Management based their projections on the historical financial and operating data and the latest business plan of MMV and their knowledge and experience. Therefore, MMV’s business enterprise values can be estimated based on forecasts of fundamental conditions in the future rather than current data using the discounted cash flow analysis under the income approach.
According to Royson’s research, there was no publicly available transaction that was comparable is in terms of the uniqueness of MMV’s business model, its user base and core assets as well as its stage of development; thus, the Comparable Transactions Method under the market approach was not selected.

In applying the Guideline Publicly-traded Comparable method under the market approach, different value measures or market multiples of the comparable companies are calculated and analysed to induce a series of multiples that are considered representative of the industry average. Three commonly used price multiples are (i) Price-to-earnings (“P/E”) ratio; (ii) Price-to-revenue (“P/S”) ratio; and (iii) Price-to-book value (“P/B”) ratio.
The pre-requisite for the P/E ratio is being profit-making. However, MMV’s business is in its investment period with high growth potential but it is not yet profitable. Moreover, it is a service company and the relationship between its fair value and its book value is weak. Thus, both P/E ratio and P/B ratio were not used in Royson’s valuation analysis.
P/S ratio is meaningful only if the nature of revenue, product mix and revenue model are similar and highly comparable. However, revenue and profit margins vary widely among different roles along the value chain in gaming industry, for example from game developer to publisher and from self-owned IP to third-party IP. Market players also integrate either vertically or horizontally. Thus, Royson considered that no closely comparable publicly traded entity with financial and operating characteristics similar to those of MMV could be identified. Therefore, the market approach was also considered to be inappropriate. It was not used as a secondary approach to cross-check the valuation results.
Therefore, Royson relied primarily on the discounted cash flow analysis under the income approach to value the business value of MMV in their report.
Review by Audit Firm for reasonableness
The Audit Firm was retained by MPAC to perform a review on the valuation performed by Royson for its opinion. The Audit Firm, among other things:
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Obtained and read MMV’s audited financial statement for the years ended December 31, 2019 and 2020;

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Obtained and read MMV’s unaudited management accounts for the period from January 1, 2021 to December 31, 2026;

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Discussed with Management and Royson the business operations and the significant matters which would impact the equity value of MMV;

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Conducted research on public companies and transactions in the market to obtain relevant market information and comparable companies and valuation multiples; and

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Estimated cash flows, discount rate and valuation adjustments of MMV.

The review focused on the reasonableness of the valuation methodology, assumptions and valuation parameters adopted by Royson. the Audit Firm determined the adoption of the Income Approach to be appropriate and aligned with generally accepted valuation practice. The Audit Firm also considered the comparable companies used to determine the discount rate, each component of the discount rate, and the discount rate for lack of marketability, to be reasonable. The Audit Firm concluded that the valuation methodology, comparable company selection, adopted key parameters and calculations were generally accepted valuation procedures and concluded the business valuation performed by Royson to be reasonable.
MPAC Board’s Approval of the Business Combination
On August 6, 2021, the Board unanimously determined that the form, terms and conditions of the Merger Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination), are in the best interests of MPAC, adopted and approved the Merger Agreement and the transactions contemplated therein, determined to recommend to MPAC’s shareholders that they approve and adopt the Merger Agreement and approve the Business Combination and the other proposals contemplated by the Board resolutions and determined that the foregoing be submitted for consideration by MPAC’s shareholders at the meeting. When you consider the Board’s recommendation, you should be aware that MPAC’s directors may have interests in the Business Combination that may be different from, or in addition to, the interests of MPAC’s shareholders generally. See “Proposal No. 2 — The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination” for additional information.”
The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to, the following:
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the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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the risk that MMV may not be able to realize its projected business trajectory;

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the risks and costs to MPAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in MPAC being unable to effect a business combination and force MPAC to liquidate.

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the risk that MPAC will not have any surviving remedies against MMV’s existing shareholders after the closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of MMV’s representations, warranties or covenants set forth in the merger agreement.

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the risk that MPAC’s shareholders may fail to provide the votes necessary to effect the Business Combination.

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the fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within MPAC’s control.

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the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the Business Combination, but includes the material positive factors and material negative factors considered by the Board in that regard.
In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to reach the determinations described above in light of the foregoing factors and other factors that the members of the Board felt were appropriate. Portions of this explanation of the Board’s reasons for the Business Combination and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled under “Cautionary Note Regarding Forward-Looking Statements.”
In evaluating the Business Combination, the Board consulted with MPAC’s management and discussed with MPAC’s management various industry and other financial information. In addition, MPAC’s management, with the assistance of MPAC’s outside counsels and advisors, conducted an extensive financial, operational, market research and legal due diligence review of MMV, including the following:
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participated in multiple meetings with MMV’s management;

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reviewed MMV’s business model and historical audited and unaudited financial statements, among other financial information;

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reviewed financial projections provided by MMV’s management and the assumptions underlying those projections;

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reviewed MMV’s readiness to operate as a publicly-traded company; and

•
reviewed other financial and operational aspects of MMV and the Business Combination.

In reaching its unanimous resolution as described above, the Board considered a variety of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the related agreements and the transactions contemplated thereby, including but not limited to, the following:
•
the business, history, prospects, credibility and valuation of MMV and its affiliates;

•
the likelihood that the Business Combination will be completed;

•
the management of MMV and its ability to realize the business plan and forecasts;

•
the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

•
the view of MPAC’s management as to the financial condition, results of operations and businesses of MMV before and after giving effect to the Business Combination based on due diligence.

The Board considered that MMV has its primary business operation in Mainland China and is a growth business with a total enterprise value of between $250 million and $350 million, within the range of what MPAC was seeking. The Board considered MMV’s business model of leveraging its PUGC and Core Platform to promote user loyalty and fan engagement while lowering its costs. The Board also considered the quality and value of MMV’s intellectual property, level of fan engagement, potential for monetization of future projects in the pipeline through games and merchandise, and synergy to be created from the operation of MMV’s various business segments that can enhance potential profitability and cash flow. See “Information about MMV — Strengths” and “Information about MMV — Strategies.” The Board also placed emphasis on MMV’s leadership, especially the successful track record of its Chairman and CEO, Mr. Yiran Xu with over 28 years of experience in the online gaming and entertainment industry. See “Information about MMV — A Visionary and Experienced Management Team.” The management and the Board also considered that the PIPE Investment, including the agreement of the Subscriber to invest $10 million in the combined company concurrently with the consummation of Business Combination at the same valuation, to be a validation of MMV’s business, valuation and future prospects. As it relates to the PIPE Investment, the Board also considered the reputation and track record of the Subscriber in the industry, the strategic value of the Subscriber and potential for further partnership and growth between MMV and the Subscriber. Lastly, the Board considered that the brand awareness, liquidity of listed securities and access to capital in the U.S. capital market may substantially boost MMV’s global expansion plan and add value to MMV as a result of the Business Combination.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Board in favor of adoption of the Acquisition Merger Proposal and other Proposals, you should keep in mind that MPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:
•
If an initial business combination is not completed by January 12, 2023 (unless extended to April 12, 2023), MPAC will be required to liquidate. In such event:

•
1,437,500 MPAC Class B ordinary shares held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,001, will be worthless. Such Class B ordinary shares will automatically convert into MPAC Class A ordinary shares at the consummation of the Business Combination and had an aggregate market value of approximately $15.0 million based on the closing price of the Class A ordinary shares of $10.42 per share on The Nasdaq Capital Market as of November 14, 2022. The Sponsor and MPAC’s officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the founder shares and no other consideration was paid for such agreement.

•
292,500 units purchased by the Sponsor for $2,925,000, will be worthless. At the consummation of the Business Combination, such units would have an aggregate market value of approximately $3.1 million based on the closing price of $10.55 per Unit on The Nasdaq Capital Market as of November 14, 2022.

If a business combination is not completed by January 12, 2023 (unless extended to April 12, 2023), MPAC’s Initial Shareholders will lose a combined aggregate amount of approximately $18.1 million based on the closing price of the Class A ordinary shares at $10.42 per share and $10.55 per Unit on November 14, 2022. Because of these interests, MPAC’s Initial Shareholders could benefit from the completion of a business combination that is not favorable to its public shareholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. For example, if the share price of the Class A ordinary shares declined to $5.00 per share after the close of the business combination, MPAC’s public shareholder that purchased shares in the initial public offering, would have a loss of $5.00 per share, while MPAC’s sponsor would have a gain of $4.98 per share because it acquired the founder shares for a nominal amount. In other words, MPAC’s Initial Shareholders can earn a positive rate of return on their investment even if public shareholders experience a negative rate of return in the Post-Combination Company.
Appraisal Rights
MPAC shareholders have appraisal rights in connection with the Reincorporation Merger but do not have appraisal rights in connection with the Acquisition Merger. There are no appraisal rights with respect to MPAC warrants. See the section entitled “The Meeting — Appraisal Rights” for more information.
Total Class A Ordinary Shares Outstanding Upon Consummation of the Business Combination
It is anticipated that, upon the closing of the Business Combination, under the “no redemptions” scenario, MPAC’s public shareholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 7.6% in the Combined Company, the investors in the PIPE Investment would own approximately 6.0% of the Combined Company (such that public shareholders, including investors in the PIPE Investment, would own approximately 13.6% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 5.0% in the Combined Company and the MMV shareholders would own approximately 81.4% of the outstanding Class A ordinary shares of the Combined Company.
Under the “Proposal 4 not approved and maximum redemptions” scenario, MPAC’s public shareholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 3.0% in the Combined Company, the investors in the PIPE Investment would own approximately 6.3% of the Combined Company (such that public shareholders, including investors in the PIPE Investment, would own approximately 9.3% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 5.2% in the Combined Company and the MMV shareholders would own approximately 85.5% of the outstanding Class A ordinary shares of the Combined Company.
Under the “maximum redemptions” scenario, MPAC’s public shareholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 1.6% in the Combined Company, the investors in the PIPE Investment would own approximately 6.4% of the Combined Company (such that public shareholders, including investors in the PIPE Investment, would own approximately 8.0% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 5.3% in the Combined Company and the MMV shareholders would own approximately 86.7% of the outstanding Class A ordinary shares of the Combined Company.

The following summarizes the pro forma ownership of Class A ordinary shares following the Business Combination and the PIPE Investment under both the “no redemptions”, “Proposal 4 not approved and maximum redemptions”, and “maximum redemptions” scenarios:
Equity Capitalization Summary	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Proposal 4 not Approved and Maximum Redemptions		Scenario 3 Assuming Maximum Redemptions
Initial Shareholders	1,759,250	4.8%	1,759,250	5.0%	1,759,250	5.1%
Public Shareholders	2,816,006	7.6%	1,080,187	3.0%	575,000	1.6%
MMV Shareholders	30,000,000	81.4%	30,000,000	85.5%	30,000,000	86.7%
PIPE Investors	2,200,000	6.0%	2,200,000	6.3%	2,200,000	6.4%
Representative Shareholders	57,500	0.2%	57,500	0.2%	57,500	0.2%
Total Ordinary Shares	36,832,756	100.0%	35,096,937	100.0%	34,591,750	100.0%
Redemption Rights
Pursuant to our Existing Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public MPAC Class A ordinary shares. As of September 30, 2022, this would amount to approximately $10.46 per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)   hold public shares; and
(ii)   prior to 5:00 p.m., Eastern Time, on December [•], 2022, (a) submit a written request to Continental that MPAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.
If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Vote Required for Approval
Along with the approval of the Reincorporation Merger Proposal and the approval of the Nasdaq Proposal, approval of the Acquisition Merger Proposal is a condition to the consummation of the Business Combination. If the Acquisition Merger Proposal is not approved, the Business Combination will not take place. Approval of the Acquisition Merger Proposal is also a condition to Proposal No. 1 and Proposal No. 3. If the Nasdaq Proposal is not approved, the Acquisition Merger Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.
The Acquisition Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Acquisition Merger Proposal.
Pursuant to the Letter Agreement, the Initial Shareholders holding an aggregate of 292,500 Units and 1,437,500 MPAC Class B ordinary shares (or approximately 42.9% of the outstanding MPAC ordinary shares) have agreed to vote their ordinary shares in favor of the Business Combination. As a result, only

284,254 Class A ordinary shares held by the public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Acquisition Merger Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of Class A ordinary shares to constitute a quorum is present, no Class A ordinary shares held by the public shareholders will be required to vote in favor of the Acquisition Merger Proposal for it to be approved.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ACQUISITION MERGER UNDER PROPOSAL NO. 2.

PROPOSAL NO. 3 — THE NASDAQ PROPOSAL
Overview
We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of Class A ordinary shares (or securities convertible into or exercisable for Class A ordinary shares); or (B) the number of Class A ordinary shares to be issued is or will be equal to or in excess of 20% of the number of Class A ordinary shares outstanding before the issuance of the share or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Class A ordinary shares (or securities convertible into or exercisable for Class A ordinary shares) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Class A ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of Class A ordinary shares (or securities convertible into or exercisable for Class A ordinary shares) to be issued equals to 20% or more of the Class A ordinary shares, or 20% or more of the voting power, outstanding before the issuance.
Pursuant to the Merger Agreement, we will issue to the MMV shareholders as consideration in the Business Combination 30,000,000 Class A ordinary shares. See the section entitled “Proposal No. 2 — The Acquisition Merger Proposal — Treatment of MMV Securities; Merger Consideration.” Because the number of Class A ordinary shares we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of our outstanding Class A ordinary shares and more than 20% of outstanding voting power prior to such issuance, and (2) will result in a change of control of MPAC, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).
In connection with the Business Combination, there will be a PIPE Investment of $22,000,000. On August 6, 2021, MPAC, PubCo and Bilibili entered into a subscription agreement pursuant to which MPAC and PubCo have agreed to issue and sell to Bilibili, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 1,000,000 PubCo Ordinary Shares for $10.00 per share for a total of $10,000,000. On November 3, 2022, MPAC, PubCo, and Prominence entered into a subscription agreement, pursuant to which MPAC and PubCo have agreed to issue and sell to Prominence an aggregate of 1,200,000 PubCo Class A ordinary shares, for an aggregate purchase price of $12,000,000 at $10.00 per share. MPAC and PubCo may enter into additional subscription agreements in relation to the purchase of up to 1,800,000 PubCo Ordinary Shares for a total purchase price of up to an additional $18,000,000. Because the Class A ordinary shares to be issued in connection with the PIPE Investment (1) was at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the Class A ordinary shares for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of our outstanding Class A ordinary shares and more than 20% of outstanding voting power prior to such issuance, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).
Effect of Proposal on Current Shareholders
If the Nasdaq Proposal is adopted, MPAC would issue shares representing more than 20% of our outstanding Class A ordinary shares in connection with the Business Combination and the PIPE Investment. The issuance of such shares would result in significant dilution to the MPAC shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of MPAC. If the Nasdaq Proposal is adopted, assuming that 30,000,000 Class A ordinary shares are issued to the shareholders of MMV as consideration in the Business Combination, we anticipate that the shareholders of MMV will hold 81.4% of our outstanding ordinary shares, the PIPE investors will hold 6.0% of our outstanding ordinary shares, and the current MPAC shareholders will hold 12.6% of our outstanding ordinary shares immediately following completion of the Business Combination. This percentage assumes that no Class A ordinary shares are redeemed in connection with the Business Combination, does not take into account any warrants or options to purchase our Class A ordinary shares that will be outstanding following the Business Combination or any equity awards that may be issued under our proposed Share Incentive Award following the Business Combination.
If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, MPAC would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

•
reduced liquidity with respect to our securities;

•
a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage for the post-transaction company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of MPAC and MMV to close the Business Combination that our Class A ordinary shares remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.
Vote Required for Approval
This Proposal No. 3 will be approved and adopted only if holders of at least a majority of the issued and outstanding shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Nasdaq Proposal.
This Proposal is conditioned on the approval of the Acquisition Merger Proposal. If the Acquisition Merger Proposal is not approved, Proposal No. 3 will have no effect even if approved by our shareholders. Because shareholder approval of this Proposal No. 3 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal No. 3 is not approved by our shareholders, the Business Combination will not occur unless we and MMV waive the applicable closing condition.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL NO. 3.

PROPOSAL NO. 4 — THE CHARTER AMENDMENT PROPOSAL
Overview
In this proposal, we are asking our shareholders to approve a proposal (the “Charter Amendment Proposal”) to the Existing Charter to modify Regulation 24.5(c) (the “NTA Requirement”) by deleting the existing Regulation 24.5(c) and replacing it with the following: “24.5(c) The Company will not consummate any Business Combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.” If the Charter Amendment Proposal is not approved by our shareholders, it will not become effective. The Charter Amendment Proposal is described in more detail below.
The NTA Requirement
Regulation 24.5(c) of MPAC’s Existing Charter currently provides, “In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under Regulation 24.5(a) or 24.5(b) or an Amendment Redemption Event under Regulation 24.11 if such redemptions would cause the Company to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a Business Combination.” The purpose of this Regulation 24.5(c) was to ensure that, in connection with its initial business combination, MPAC would continue, as it has since its IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). MPAC is proposing to amend its Existing Charter to modify the NTA Requirement by deleting the existing Regulation 24.5(c) and replace it with the following: “24.5(c) The Company will not consummate any Business Combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.” The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and MPAC believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Capital Market (Rule 3a51‑1(a)(2)) (the “Exchange Rule”). Therefore, MPAC intends to rely on the Exchange Rule to not be deemed a penny stock issuer.
Rule 419 blank check companies and “penny stock” issuers
As disclosed in the IPO prospectus, because the net proceeds of MPAC’s IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, MPAC may be deemed to be a “blank check company”. Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, MPAC included Regulation 24.5(c) in its Existing Charter, in order to ensure that through the consummation of its initial business combination, MPAC would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.
Reliance on Rule 3a51-1(a)(2)
The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. MPAC’s securities are listed on the Nasdaq Capital Market and have been so listed since the consummation of the its IPO. MPAC believes that the Nasdaq Capital Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange

Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as MPAC meets the requirements of the Exchange Rule.
Reasons for the Amendment
MPAC is proposing the Charter Amendment Proposal in order to modify the NTA Requirement contained in the Existing Charter because MPAC does not believe that it will be able to satisfy the NTA Requirement at the closing of the Business Combination. MPAC further believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on MPAC’s or the Combined Company’s net tangible assets. While MPAC does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in its Existing Charter, if the Charter Amendment Proposal is not approved, MPAC may not be able to consummate the Business Combination.
Required Vote
This Charter Amendment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Charter Amendment Proposal. This Charter Amendment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. However, if this Charter Amendment Proposal is not approved, MPAC may not be able to consummate the Business Combination.
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER AMENDMENT PROPOSAL UNDER PROPOSAL NO. 4.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our shareholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Reincorporation Merger Proposal, the Acquisition Merger Proposal, or the Nasdaq Proposal.
Required Vote
This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding ordinary shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL NO. 5.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences (i) of the Reincorporation Merger to U.S. Holders (defined below) of MPAC ordinary shares (excluding any redeemed shares), Rights, and MPAC Warrants (collectively, the “MPAC securities”), (ii) of the subsequent ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination and (iii) exercise of redemption rights by MPAC shareholders that are U.S. Holders.
This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to U.S. Holders that hold MPAC securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
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banks or other financial institutions, underwriters, or insurance companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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expatriates or former long-term residents of the United States;

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subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

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dealers or traders in securities, commodities or currencies;

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grantor trusts;

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persons subject to the alternative minimum tax;

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U.S. persons whose “functional currency” is not the U.S. dollar;

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persons who received MPAC ordinary shares through the issuance of restricted share under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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U.S. shareholders of controlled foreign corporations, as those terms are defined in Sections 951(b) and 957(a), respectively;

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persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding MPAC ordinary shares, or, after the Business Combination, the issued PubCo Ordinary Shares (excluding treasury shares); or

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holders holding MPAC securities, or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of MPAC securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds MPAC securities, and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.
Because MPAC Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a MPAC Unit should be treated as the owner of the underlying component MPAC securities for U.S. federal income tax purposes. The discussion below with respect to MPAC securities should also apply to holders of MPAC Units (as the deemed owner of the underlying component MPAC securities).
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. MPAC SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders
The following discussion, “— U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders,” constitutes the opinion of Loeb, counsel to MPAC, as to the material U.S. federal income tax consequences of the Reincorporation Merger to the U.S. Holders of MPAC securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.
Qualification of the Reincorporation Merger as a Reorganization
The Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. However, U.S. Holders should be aware that PubCo has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Reincorporation Merger. There can be no assurance that the IRS will not take a contrary position to the views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Reincorporation Merger Qualifies as a Reorganization
Although U.S. shareholders generally do not recognize gain or loss on the receipt of share pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. shareholders to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Reincorporation Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of MPAC securities for PubCo securities is considered to be an indirect share transfer under the applicable Treasury Regulations. For this purpose, an indirect share transfer may occur if PubCo transfers the assets it acquires from MPAC pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Business Combination. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect share transfers in cross-border reorganizations. In addition, U.S. Holders may be subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status.” Accordingly, no assurance can be given as to whether U.S. Holders will recognize gain, if any, as a result of the exchange of MPAC securities for PubCo securities.
Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” because the Reincorporation Merger should qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code and should not be treated as an indirect share transfer, a U.S. Holder that exchanges its MPAC securities pursuant to the Business Combination should not recognize gain or loss on the exchange of MPAC securities for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Ordinary Shares received as a result of the Business Combination should equal the aggregate adjusted tax basis of the MPAC ordinary shares and the Rights surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the MPAC Warrants surrendered in the exchange. A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the MPAC securities surrendered in the exchange.
U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of MPAC securities for PubCo securities pursuant to the Business Combination and the qualification of the Reincorporation Merger as a reorganization.
If the Reincorporation Merger Does Not Qualify as a Reorganization
If the Reincorporation Merger fails to qualify as a Reorganization, and subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its MPAC securities for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the PubCo securities received and (b) the fair market value of any other consideration received pursuant to the Business Combination and (ii) the U.S. Holder’s adjusted tax basis in the MPAC securities exchanged. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Business Combination will begin on the day after the date the U.S. Holder receives such PubCo securities.
Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the MPAC securities exceeds one year at the time of the Business Combination. Subject to the PFIC rules, long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. However, it is unclear whether the redemption rights with respect to the MPAC ordinary shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.
U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities
The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo securities to U.S. Holders who receive such PubCo securities pursuant to the Business Combination.

Distribution on PubCo Ordinary Shares
Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on PubCo Ordinary Shares that is made out of PubCo’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.
Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ (on which PubCo has applied to list the PubCo Ordinary Shares and warrants) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Ordinary Shares are listed on NASDAQ, there can be no assurance that the PubCo Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meets a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “—Passive Foreign Investment Company Status.”
The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by PubCo, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.
To the extent that the amount of any distribution made by PubCo on the PubCo Ordinary Shares exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s PubCo Ordinary Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.”
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities
Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo Ordinary Shares and PubCo Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Ordinary Shares or PubCo Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Ordinary Shares or PubCo Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Ordinary Shares or PubCo Warrants will generally be treated as U.S. source gain or loss.
Exercise or Lapse of a PubCo Warrant
Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo ordinary share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a PubCo ordinary share received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo ordinary share received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the PubCo Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo ordinary share would include the holding period of the PubCo Warrant.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights
In the event that a U.S. Holder elects to redeem its MPAC ordinary shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the MPAC ordinary shares under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the MPAC ordinary shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the MPAC ordinary shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the MPAC ordinary shares redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the MPAC ordinary shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of MPAC ordinary shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from MPAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the MPAC ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the MPAC ordinary shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of MPAC ordinary shares treated as held by the U.S. Holder (including any MPAC ordinary shares constructively owned by the U.S. Holder as a result of owning MPAC Warrants or Rights) relative to all of the MPAC ordinary shares outstanding both before and after the redemption. The redemption of MPAC ordinary shares generally will be treated as a sale or exchange of the MPAC ordinary shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in MPAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only MPAC ordinary shares actually owned by the U.S. Holder, but also MPAC ordinary shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to share owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any share the U.S. Holder has a right to acquire by exercise of an option, which would generally include MPAC ordinary shares which could be acquired pursuant to the exercise of the MPAC Warrants or Rights. In order to meet the substantially disproportionate test, the percentage of MPAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the MPAC ordinary shares must, among other requirements, be less than 80% of the percentage of MPAC’s outstanding voting share actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the MPAC ordinary shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the MPAC ordinary shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of share owned by certain family members and the U.S. Holder does not constructively own any other MPAC ordinary shares. The redemption of the MPAC ordinary shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MPAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MPAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining MPAC ordinary shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its MPAC Warrants or possibly in other MPAC ordinary shares constructively owned by it.

Passive Foreign Investment Company Status
A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75 percent of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50 percent of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25 percent of the interest, by value).
Because the classification of a non-U.S. corporation as a PFIC is a factual determination made annually after the close of each taxable year, MPAC has not provided assurance that it was not a PFIC for its 2021 taxable year. If (a) MPAC has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of MPAC securities has not made certain elections with respect to its MPAC securities), and (b) PubCo is not a PFIC in the taxable year of the Business Combination and the Reincorporation Merger does not qualify as a reorganization under Section 368(a)(1)(F) of the Code, such U.S. Holder would likely recognize gain (but not loss if the Reincorporation Merger qualifies as a reorganization) upon the exchange of MPAC securities for PubCo securities pursuant to the Reincorporation Merger. The gain (or loss) would be computed as described above under “— Consequences if the Reincorporation Merger Does Not Qualify as a Reorganization.” Any such gain recognized by such U.S. Holder on the exchange of MPAC securities for PubCo securities would be allocated ratably over the U.S. Holder’s holding period for the MPAC securities. Such amounts allocated for the current taxable year and any taxable year prior to the first taxable year in which MPAC was a PFIC would be treated as ordinary income, and not as capital gain, in the U.S. Holder’s taxable year, and such amounts allocated to each other taxable year beginning with the year that MPAC became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.
Because the classification of a non-U.S. corporation as a PFIC is a factual determination made annually after the close of each taxable year, PubCo has not provided assurance that it was not a PFIC for its 2021 taxable year or for any prior year. If PubCo were characterized as a PFIC for any taxable year, U.S. Holders of PubCo securities would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of PubCo securities treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the PubCo securities. U.S. Holders would also be subject to annual information reporting requirements. In addition, if PubCo were a PFIC in a taxable year in which PubCo paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above).
U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to the exchange of MPAC securities for the consideration pursuant to the Business Combination and, after the Business Combination, their ownership of the PubCo securities.
Information Reporting and Backup Withholding
In general, information reporting requirements will apply to dividends received by U.S. Holders of PubCo Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of PubCo Ordinary Shares and PubCo Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of MPAC ordinary shares. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.
Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to PubCo securities, subject to certain exceptions (including an exception for PubCo securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial

Assets, with their tax return, for each year in which they hold PubCo securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of PubCo securities.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

MPAC’S BUSINESS
Overview
MPAC was incorporated as a British Virgin Islands business company on January 8, 2021. It is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses.
Under MPAC’s Existing Charter, it has until January 12, 2023 (after three extensions for nine months since April 12, 2022, the initial expiration date) to consummate the proposed Business Combination. If MPAC is unable to complete its initial business combination by January 12, 2023 (unless extended to April 12, 2023 as allowed under MPAC’s Existing Charter, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of MPAC, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.
Offering Proceeds Held in Trust
The registration statement for MPAC’s IPO was declared effective on April 7, 2021. On April 12, 2021, we consummated the IPO of 5,000,000 Units at $10.00 per unit, generating gross proceeds of $50,000,000. Each unit consists of one Class A ordinary share, one-half of one MPAC Warrant, with a whole warrant entitling its holder to purchase one Class A ordinary share at a price of $11.50 per whole share and one right (“Right”) to receive one-tenth of one Class A ordinary share upon the consummation of an initial business combination. Simultaneously with the IPO, we also consummated the sale to First Euro Investments Limited, our Sponsor, of 270,000 Units in a private placement generating total proceeds of $2,700,000. We granted the underwriters a 45-day option to purchase up to an additional 750,000 units at $10.00 per unit to cover over-allotments (the “Over-Allotment Option”) which was exercised on April 12, 2021. On April 15, 2021, we closed the Over-Allotment Option resulting in additional gross proceeds of $7,500,000. Simultaneously with the closing of the Over-Allotment Option, we consummated the sale of an additional 22,500 Private Placement Units generating gross proceeds of $225,000.
As of April 15, 2021, a total of $58,075,000 of proceeds from the IPO (including the Over-Allotment Option) and the private placement consummated simultaneously with the closing of the IPO was placed in the Trust Account. On March 29, 2022, MPAC deposited into the trust account $575,000, from a non-interest bearing loan which will be payable to MMV only at the closing of the Business Combination, in order to extend the available time to complete a business combination for an additional three (3) months period, from April 12, 2022 to July 12, 2022. On June 29, 2022, MPAC deposited into the trust account $575,000, from a non-interest bearing loan which will be payable to MMV only at the closing of the Business Combination, in order to extend the available time to complete a business combination for an additional three (3) months period, from July 12, 2022 to October 12, 2022.
At MPAC’s extraordinary general meeting of shareholders on September 28, 2022, MPAC’s shareholders approved its Existing Charter, giving MPAC the right extend the Combination Period up to two more (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023. In connection with the Meeting, 3,508,994 Class A ordinary shares were tendered for redemption. On September 29, 2022, MPAC deposited into the trust account $224,100.60 and extended the Combination Period from October 12, 2022 to January 12, 2023. Following such redemptions and the deposit, the amount of funds remaining in the trust account is approximately $23.4 million. On September 30, 2022, MPAC received from MMV an additional non-interest bearing loan of $225,000.

Business Combination Activities
On August 6, 2021, we entered into the Merger Agreement (as amended on January 6 and September 29, 2022). As a result of the transactions contemplated in the Merger Agreement, MMV will become wholly-owned subsidiary of PubCo, and PubCo will change its name to “MultiMetaVerse Holdings Limited.” In the event that the Business Combination is not consummated by January 12, 2023 (unless extended to April 12, 2023), our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public shareholders.
Redemption Rights
Pursuant to our Existing Charter, our shareholders (except the Initial Shareholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.46 per share of Class A ordinary shares for shareholders) net of taxes payable. The Initial Shareholders do not have redemption rights with respect to any Class A ordinary shares owned by them, directly or indirectly.
Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination
If MPAC does not complete a business combination before January 12, 2023 (unless extended to April 12, 2023), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our amended and restated memorandum and articles of association. Accordingly, no vote would be required from MPAC’s shareholders to commence such a voluntary winding up, dissolution and liquidation. If MPAC is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of MPAC’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. In the event of its dissolution and liquidation, the Public Warrants and Rights will expire and will be worthless.
The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public shareholders. Although MPAC will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MPAC will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
There is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.46 per Class A ordinary share and (ii) the actual amount per Class A ordinary share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.46 per share due to reductions in the value of the Trust Assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of MPAC. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.46 per Class A ordinary share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.46 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While MPAC currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to MPAC, it is possible that MPAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, MPAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.46 per Class A ordinary share.
If MPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of our public shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you that we will be able to return $10.46 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public shareholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and MPAC to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Each of the Initial Shareholders and the Sponsor has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Placement Units they held.
Facilities
We maintain our principal executive offices at The Suns Group Center, 200 Gloucester Road, 29th Floor, Wan Chai, Hong Kong. We consider our current office space adequate for our current operations.
Employees
MPAC has two executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. MPAC presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while MPAC is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). MPAC does not intend to have any full-time employees prior to the consummation of a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MPAC
The following discussion and analysis of the MPAC’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”
Overview
MPAC is a blank check company incorporated in the British Virgin Islands as a business company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MPAC intends to effectuate its initial business combination using cash from the proceeds of this offering and the private placement of the private placement units, the proceeds of the sale of our securities in connection with its initial business combination, its shares, debt or a combination of cash, stock and debt.
MPAC expects to continue to incur significant costs in the pursuit of its acquisition plans. MPAC cannot assure you that its plans to complete a Business Combination (as defined below) will be successful.
Business Combination Agreement
On August 6, 2021, MultiMetaVerse Inc., a Cayman Islands exempted company (“MMV”), MPAC, certain shareholders of MMV (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), Model Performance Mini Corp., a British Virgin Islands business company (“Purchaser”) and Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”), entered into a Merger Agreement (the “Merger Agreement”).
On January 6, 2022, each of the parties to the Merger Agreement and Avatar Group Holdings Limited, a British Virgin Islands business company controlled by certain Principal Shareholder (“Avatar”), entered into a First Amendment to Merger Agreement (the “First Amendment”).
The First Amendment includes an amended covenant for MMV to procure from additional reputable investors equity financing in the aggregate amount of $10,000,000 to MPAC no later than 15 days prior to the closing date of the Business Combination (the “Closing Date”).
The First Amendment also includes the following new covenants:

•
MMV agrees to make to MPAC, and MPAC agrees to borrow from MMV three tranches of non-interest bearing loans in the aggregate principal amount of $2,750,000 (the “Company Loans”), all of which shall become repayable upon closing of the Business Combination, or if the Purchaser Parties (defined below) materially breach the Merger Agreement or the First Amendment and such breach has not been cured within fifteen (15) days after the Company’s receipt of such notice containing the details of breach;

•
MPAC shall use the proceeds of MMV Loans for, among other things, working capital and to fund amounts required to extend the period of time for MPAC to consummate a Business Combination for up to two (2) times up to 18 months from the closing of its initial public offering (“MPAC’s Duration Period”);

•
prior to the expiration of the MPAC’s Duration Period, the MPAC shall hold a general meeting of shareholders to further extend the MPAC’s Duration Period (the “Further Extension Period”), and MMV shall bear and prepay MPAC in the form of additional loans to fund for any and all costs and expenses incurred (including costs from an increased redemption amount or additional premium paid or to be paid to the shareholders of MPAC);

•
in the event that the closing of the Business Combination fails to occur within the MPAC’s Duration Period (inclusive of applicable Further Extension Period) due to reasons not directly attributable to MPAC, Purchaser and Merger Sub (collectively, the “Purchaser Parties”), Avatar shall pay MPAC a lump sum payment of $3,250,000 (the “No-Deal Payment”); and

•
in the event that the closing of the Business Combination fails to occur on or prior to August 25, 2022, within five (5) business days after MMV’s receipt of relevant account details, MMV and Avatar shall (on a joint and several basis) deposit $2,900,000 of the No-Deal Payment into an escrow account designated by MPAC, the amount of which shall be released to MPAC, for satisfaction of the obligation of Avatar under the First Amendment.

On September 29, 2022, each of the parties to the First Amendment entered into a Second Amendment to Merger Agreement (the “Second Amendment”) pursuant to which the parties agreed to, among other things, the following:

•
extend the Outside Closing Date (as defined in the Merger Agreement) from September 30, 2022 to February 25, 2023;

•
in order to facilitate the extension of the date by which MPAC has to consummate a Business Combination for up to two (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023, MMV agreed to loan to MPAC an aggregate principal amount of $525,000 in two tranches, all of which shall become repayable upon closing of the Business Combination, or if the Purchaser Parties materially breach the Merger Agreement or its amendments and such breach has not been cured within fifteen (15) days following receipt of a notice of such breach; and

•
certain Principal Shareholders (the “Restricted Shareholders”) agreed that (i) an aggregate of 5,000,000 ordinary shares of their Closing Payment Shares (“Restricted Closing Payment Shares”) will be non-transferable and subject to forfeiture by the Reincorporation Surviving Corporation if the Release Event does not occur within 12 months following the Closing, (ii) such Restricted Closing Payment Shares shall vest and become transferable and non-forfeitable upon the successful creation of a new gameplay coupled with a public announcement regarding release of the new gameplay, whether through the introduction of a new mobile game or updates to an existing mobile game to revamp its gameplay and commercial appeal (the “Release Event”), with the determination of whether an event is deemed a Release Event to be determined by a majority vote of the independent directors of the board of the Reincorporation Surviving Corporation in their sole discretion; and (iii) until the vesting of the Restricted Closing Payment Shares, such Restricted Closing Payment Shares shall be held in escrow in accordance with certain Share Restriction Agreements to be entered between the Purchaser and each of the Restricted Shareholders prior to the closing of the Business Combination.

The foregoing descriptions of the Merger Agreement, the First Amendment and the Second Amendment are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, the First Amendment and the Second Amendment, respectively.
On September 28, 2022, MPAC’s shareholders voted in favor of the proposal to amend its memorandum and articles of association. In connection with the meeting, 3,508,994 Class A ordinary shares were tendered for redemption. On September 29, 2022, $36,343,194 was paid from the Trust Account to public shareholders for redemption of 3,508,994 Class A ordinary shares, and $224,101 was deposited into the trust account by MPAC, to extend the Combination Period from October 12, 2022 to January 12, 2023. Following such redemptions and the deposit, the amount of funds remaining in the trust account is approximately $23.4 million.
On September 29, 2022, MPAC, MMV and other named parties entered into the Second Amendment to the Merger Agreement pursuant to which, MMV agreed to make an interest-free loan to MPAC for an aggregate principal amount of $525,000 in two tranches, all of which shall become repayable only at the closing of a business combination by MPAC or as otherwise stipulated. On September 30, 2022, MPAC received loan for an aggregate of $225,000 from MMV.
On September 29, 2022, after the redemption as described above, MPAC deposited into its Trust Account an additional $224,101 (representing $0.10 per Class A ordinary share) to extend the Combination Period from October 12, 2022 to January 12, 2023.

On November 3, 2022, MPAC, PubCo, and Prominence Investment Management Ltd. (“Prominence”) entered into a subscription agreement pursuant to which Prominence has committed to purchase an aggregate of 1,200,000 Class A Ordinary Shares of MPAC at a price per share of $10,00, for gross proceeds to MPAC of $12,000,000. The closing of the PIPE Investment is conditioned upon, among other things, the completed or concurrent consummation of the transactions set forth in the Merger Agreement.
Results of Operations
MPAC has neither engaged in any operations nor generated any revenues to date. MPAC’s only activities since inception through September 30, 2022 have been organizational activities, those necessary to prepare for its IPO, and subsequent to its IPO, and identifying a target for its initial business combination. MPAC does not expect to generate any operating revenues until after completion of its initial business combination. MPAC generates non-operating income in the form of interest income on investments held in the Trust Account. MPAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses in connection with searching for, and completing a business combination.
For the nine months ended September 30, 2022, we had a net loss of $970,865 which consisted of formation and operating expenses $1,350,364, offset by interest earned on marketable securities held in Trust Account of $336,532, change in fair value of warrant liability of $42,967.
For the period from January 8, 2021 (inception) to September 30, 2021, we had a net loss of $264,270, which consists of formation and operation costs of $332,852, offset by the change in fair value of private warrants of $66,450 and trust interest income of $2,132.
For the period from January 8, 2021 (inception) to December 31, 2021, MPAC had a net loss of $872,118, which consisted of formation and operation costs of $960,518, offset by interest earned on marketable securities held in Trust Account of $3,580, change in fair value of warrant liability of $84,820.
Liquidity and Capital Resources
On April 12, 2021, MPAC consummated the IPO of 5,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share, one-half of one redeemable warrant with each whole warrant entitling its holder to purchase one Ordinary Share at a price of $11.50, and one right to receive one-tenth of one Ordinary Share upon the consummation of an initial business combination. MPAC granted the underwriters of the IPO a 45-day option to purchase up to an additional 750,000 units at the IPO price to cover over-allotments, which was subsequently exercised on April 12, 2021 (the “Over-Allotment Option”). The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $50,000,000. On April 15, 2021, the Over-Allotment Option closed. The total aggregate issuance by MPAC of the Over- Allotment Option Units at a price of $10.00 per unit resulted in total gross proceeds of $7,500,000. On April 15, 2021, simultaneously with the sale of the Over-Allotment Option Units, MPAC consummated the private sale of an additional 22,500 private Units, generating gross proceeds of $225,000. The Private Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.
Following the IPO, the sale of the Private Placement Warrants and the exercise of over-allotment option, a total of $58,075,000 was placed in the Trust Account. As of September 30, 2022, MPAC had $442,450 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. MPAC incurred $4,120,737 in transaction costs, including $1,150,000 of underwriting fees, $2,012,500 of deferred underwriting fees and $496,269 of other offering costs and $461,968 of fair value of 57,500 representative’s ordinary shares. The deferred underwriting fees remain constant and are not reduced based on redemptions. Because of this, the effective underwriting fee would be as follows based on the indicated redemption amount:

Effective Underwriting Fee
Assuming no redemptions	8.9%
Assuming 50% redemptions	17.8%
Assuming Proposal 4 not approved and Maximum redemptions	39.4%
Assuming Maximum redemptions	100.0%
For the nine months ended September 30, 2022, cash used in operating activities was $1,205,276. Net loss of $970,865 was affected by noncash charges related to interest earned on marketable securities held in Trust Account of $336,532, change in fair value of warrant liability of $42,967 and cash used in operating activities of $145,088.
For the period from January 8, 2021 (inception) to June 30, 2021, cash used in operating activities was $67,390. Net loss of $69,046 was affected by noncash charges related to formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares of $3,725, interest earned on marketable securities held in Trust Account of $668, change in fair value of warrant liability of 61,263 and cash used in operating activities of $59,862.
For the period from January 8, 2021 (inception) to December 31, 2021, cash used in operating activities was $235,155. Net loss of $872,118 was affected by noncash charges related to formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares of $3,725, interest earned on marketable securities held in Trust Account of $3,580, change in fair value of warrant liability of $84,820 and offset by the decrease in prepaid assets of $103,747, the increase in due to related parties of $58,413 and the increase in accrued expenses of $559,478.
MPAC’s liquidity needs have been satisfied to date through receipt of $25,000 from the sale of the insider shares, advances from its Sponsor and an affiliate of its Sponsor in an aggregate amount of $200,000, which was cancelled in connection with the Private Placement and not outstanding as of December 31, 2021, and, following the IPO, the remaining net proceeds from its IPO and Private Placements.
On January 10, 2022, March 21, 2022, June 21, 2022, June 29, 2022 and September 30, 2022, MPAC received loans for an aggregate of $2,684,975, from MMV.
MPAC has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, MPAC may have insufficient funds available to operate its business prior to its Business Combination. Moreover, MPAC may need to obtain additional financing or draw on the Working Capital Loans either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of its Business Combination, in which case MPAC may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, MPAC would only complete such financing simultaneously with the completion of its Business Combination. If MPAC is unable to complete the Business Combination because it does not have sufficient funds available, MPAC will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, MPAC may need to obtain additional financing in order to meet its obligations.
In addition, in connection with MPAC’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” MPAC have until April 12, 2023 (after three extensions and one potential extension for a quarter each since April 12, 2022, the initial expiration date) to consummate the proposed Business Combination. It is uncertain that MPAC will be able to consummate the proposed Business Combination by this time. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about MPAC’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should MPAC be required to liquidate after April 12, 2023. On August 6, 2021, MPAC entered into a Merger Agreement, which provides for a business combination between MPAC and MMV. MPAC intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that MPAC will be able to consummate any business combination by April 12, 2023.
These conditions raise substantial doubt about MPAC’s ability to continue as a going concern. The financial statements contained in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Financing Arrangements
MPAC has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022. MPAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. MPAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non- financial assets.
Contractual Obligations
MPAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. MPAC began incurring these fees on April 12, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and its liquidation.
The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,012,500. The deferred fee will be payable in cash to the underwriters solely in the event that we complete a business combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.
The deferred underwriting fees remain constant and are not reduced based on redemptions. Because of this, the effective underwriting fee would be as follows based on the indicated redemption amount:
Effective Underwriting Fee
Assuming no redemptions	8.9%
Assuming 50% redemptions	17.8%
Assuming Proposal 4 not approved and Maximum redemptions	39.4%
Assuming Maximum redemptions	100.0%
Pursuant to the Amendments, MMV will provide certain interest-free loans with an aggregate principal amount of $3,275,000 to MPAC to fund any amount that may be required in order to extend the period of time available for MPAC to consummate a business combination and for its working capital. Such loans will only become repayable upon the Closing of the Business Combination. As of September 30, 2022, MPAC received $2,684,975 under such loan.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. MPAC has identified the following critical accounting policies:
Warrant Liability
MPAC evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”.

Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Financial Accounting Standards Board (“FASB”) ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. MPAC applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.
MPAC accounts for the private placement warrants as warrant liabilities due to certain features contained in the warrant agreements that give rise to liability treatment. The Public units warrants are treated as equity as they do not meets the definition of a warrant liability.
Net Loss Per Share
MPAC has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 3,021,250 and 0 potential common shares for outstanding warrants to purchase MPAC’s shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2022, the three months ended September 30, 2021 and for the period from January 8, 2021 (inception) through September 30, 2021 respectively, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. MPAC is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on MPAC’s condensed financial statements.

INFORMATION ABOUT MMV
MMV’s Mission
MMV is committed to building an open, immersive, and multi-experienced entertainment world with high-quality original contents and a wide range of professional user generated content.
Overview
MMV is an animation and entertainment company devoted to establishing an open community for its global users (a collective reference to its animation viewers, game players, and content creators) and to providing high-quality and immersive entertainment experience by way of original contents, user-generated contents (“UGC”), and professional user-generated contents (“PUGC”).
MMV commenced animation production in 2015 under its signature Aotu World brand. This animation series has an inspiring story, unique graphic style and has gained a following, particularly among the younger audience in China. By leveraging its established user base as a foundation for further development and genre diversification, MMV has produced additional animated content based on the Aotu World brand and added to its portfolio with new brands, stories and characters, such as Neko Album. MMV also expanded its content offerings in the forms of comic books, short videos, collectibles, stationery, consumer products, mobile games and other genres. MMV creates content and capitalizes on its brands to provide its users with intriguing, multi-faceted, and interactive virtual entertainment services and products.
MMV’s Business
MMV has developed a business model that centers around its proprietary brands leveraging its brand appeal to MMV’s users. MMV’s proprietary brands are established by developing original and compelling animated content. To provide multi-faceted entertainment experiences for its fans, MMV designs, develops and operates mobile games, and designs, manufactures and sells merchandise based on these brands. MMV has also devoted resources to laying a foundation for the development of new brands as well as providing animation production and other technical support services to third party customers. In summary, MMV’s business is primarily comprised of the following four pillars:
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Creation and operation of proprietary animations:   MMV’s in-house creative content team and animation production team lead the creation of its own proprietary brand and animation series. Each season of MMV’s animation series is typically released on a weekly basis on popular online video platforms such as Bilibili. MMV generates licensing revenue from granting these platforms licenses to broadcast its animated contents. In addition, these series are broadcast on television domestically and overseas, which further expands MMV’s brand presence and promotes its global development. MMV is developing and has launched a number of proprietary brands and animation series, including Aotu World, Aotu Academy, Neko Album and Blade of Vengers. Aotu World the Animation, MMV’s signature animation franchise, released its fourth season exclusively on Bilibili in April 2022.

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Development and operation of games and apps:   MMV develops mobile games and apps based on its proprietary brands and contents. MMV creates games that integrate with the animation series’ storyline, which provides an additional layer of interaction and immersive experience for its fans. MMV has launched multiple games under its Aotu World brand and Neko Album brand, and operates these games primarily on a free-to-play model. Players can download the games free of charge but are charged for the purchase of in-game virtual items to enhance game-playing experience. MMV distributes its mobile games through its proprietary channel, App Store and various Android-based app stores and platforms. The gross revenue generated from players is subject to revenue share with distribution channels and service fees to payment providers. MMV continues to expand and strengthen its mobile game development team and development capacity to serve as a foundation for the introduction of additional games to the market. By leveraging the valuable experience accumulated during the development and operation of its current live games, MMV endeavors to create greater commercial value from the launch and operation of its pipeline of games and apps.

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Merchandise sales and licensing:   MMV sells merchandises that are developed based on its proprietary brands to distributors and end customers. MMV’s merchandises currently include animation collectibles, books, stationery, apparel, plush toys and other commercial appealing products. MMV has an internal design, supply chain management and e-commerce team to manage its merchandise sales business with the production outsourced to third-party manufacturers. MMV conducts its merchandise sales to end customers primarily through its proprietary storefront on online vendor platforms, such as Tmall.com and Taobao.com, as well as through distributors. In addition to its own merchandise sale business, MMV also grants third party license rights to develop and market merchandise for which MMV receives a portion of its sales revenue as licensing fees.

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Animation production services:   MMV provides animation production services to third party clients. These clients include animation companies, gaming companies and other entertainment companies. The provision of these services contributes to expanding MMV’s animation production capacity and enables MMV to gain additional experience, expertise and market insight.

MMV believes that it is an industry innovator and pioneer, not just for the original contents it creates but also for the business model under which it produces and promotes these contents. In addition to creating content in-house, MMV utilizes a user-oriented approach and encourages fan participation in the creative process via its “Core Platform”. The Core Platform provides users with creative inspiration and guidance, license of art assets, tools and technologies, and other support for the development and promotion of UGC. This has helped diversify MMV’s content offerings and nurtured a culture within its user community that creates and shares UGC. The user-oriented approach adds to MMV’s identification of high-quality UGC, which it refers to as PUGC. Under the structural guidance of its Core Platform, MMV believes that its UGC and PUGC materials contribute to the growth and popularity of its proprietary brands, broaden the spectrum of its entertainment content and inspire the development of new storylines and ideas.
MMV’s Achievements
Aotu World started as an animation series, which MMV refers to as Aotu World the Animation. Season one of Aotu World the Animation was first broadcasted in 2015. Since its initial introduction, over 110 television channels in Mainland China have broadcast the series, and it has also expanded its influence globally. MMV has continued to develop the animation series with the fourth season currently airing. The animation series had an accumulated total view of approximately 0.9 billion as of September 2022 on Bilibili alone, which ranked first among all Chinese Original Animation Brands based on views on Bilibili, according to CIC. Since its initial release, Aotu World has gradually developed into an independent universe with its own characters and storylines, as well as source material for diverse entertainment genres, including original comic books, short videos, merchandise and mobile games. In addition, MMV has marketed its contents and products via the internet with derivative artworks and animated contents, and these original contents have successfully attracted followers as well as contributed to the maintenance and promotion of the brand’s popularity on social media.
MMV has cultivated a UGC culture within its community. According to CIC, MMV has gained a large number of followers on various social media platforms that are popular among Generation Z in China. As of September 2022, MMV had approximately 1.87 million followers on Bilibili, 2.30 million followers on Douyin, 3.25 million followers on Kuaishou, 974,000 followers on Weibo and 441,000 followers on Ban Ci Yuan.
MMV’s relationship with its users goes beyond a unilateral relationship through which its users casually view MMV’s animation series. Instead, MMV’s users participate in the creation of UGC in the form of online discussions, cosplay, user-generated artworks and comics, stories, videos, music and even video games. According to CIC, as of September 2022, Aotu World the Animation received more than 500 UGC posts per day on Bilibili, which ranked first among Chinese animation brands in terms of daily UGC posts on Bilibili. This achievement was seven times higher than daily UGC posts received by its second highest peer. Aotu World is also a popular animation on other leading UGC focused fan communities in China. According to CIC, Aotu World ranked as the most popular brand on Lofter’s Popular Artistic Painting and Drawing Poll, surpassing all other domestic or foreign ACGN brands. As of September 2022, Aotu World the Animation ranked first in terms of fanbase and number of UGC posts among global ACGN brands on

Ban Ci Yuan, according to CIC. To promote this community growth around its brand, MMV shares Aotu World character model files for use by UGC creators. The UGC created in association with MMV’s animation content reflects its fan’s engagement with its storyline and characters. In addition to contributing to the promotion of the Aotu World brand, UGC supply creative concepts and ideas that enable MMV to further develop and diversify its entertainment genre.
MMV has also developed a business model that monetizes its original animated content and brand through derivative products. MMV’s derivative products mainly include mobile games and brand merchandise. Aotu World the Game was MMV’s venture into building an interactive entertainment platform and has attracted approximately 12 million cumulative registered users as of September 2022. MMV has also developed and marketed over 2,150 merchandise items as of September 2022, which not only offers actual companionship to its users but also contributes to MMV’s cash flow. MMV intends to develop additional games and apps, and to further capitalize on its animated content and userbase as a launchpad to develop new proprietary brands, content offerings and multi-faceted online and offline entertainment experience.
Industry Barrier and Opportunity
Traditional gaming and entertainment companies rely on occupationally generated contents (“OGC”) to develop proprietary brands, animation, games, and other entertainment genres. This reliance on OGC requires significant upfront investment due to high development costs. To ensure the economic return from the content developed, these companies are inclined to use similar and repetitive game designs and mechanisms, which have been proven by the market. We believe a general reluctance among developers to take on risks may have left a large volume of creative concepts underdeveloped or undeveloped, resulting in a lack of product diversification among the contents developed and more limited interactions between the content and its fanbase. MMV believes that this circumstance has become an important barrier to the overall development of the industry, and endeavors to overcome this barrier through its Core Platform, business model, and development strategy.
MMV’s Solution
MMV’s Core Platform supports, incubates, and guides the development of its proprietary brands created in-house and UGC and PUGC created by its users. It is designed to encompass a range of support for content creators, including investment, incentives, tools, development support, IP support, creator community, crowdsourcing platform, publishing support, and cross-promotion. MMV’s Core Platform aims to foster creative concepts and nurture the development of its UGC and PUGC into successful commercially viable intellectual property that may be developed into animation, games and merchandise.
MMV believes that the functionalities under its Core Platform can lower industry barriers for content creators. For example, creative talents who are deeply connected and inspired by MMV’s content may be motivated to independently develop additional concepts. However, successful animation or game development may be a daunting task for those with financial, technological, and commercial limitations. MMV provides support to PUGC creators with a burgeoning concept by assisting in the incorporation, materialization, and commercialization of their concept through MMV’s Core Platform.
As part of its effort to create an open community to promote its proprietary brand, MMV has made various Aotu World art assets available to the public free of charge through its Core Platform, and will continue this initiative by providing additional art and technical resources to its fanbase. This provides UGC creators with a foundation to develop content under the Aotu World brand. This provides UGC and PUGC creators with a foundation to develop high-quality animations, games, and other content offerings under the Aotu World Brand. MMV believes that this helps strengthen engagement with its Aotu World users, and helps to identify talented PUGC creators with more sophisticated content and technical expertise within the UGC community. MMV views these PUGC creators as potential business partners that MMV can engage for the development of content and support the “creator to customer” concept valued by MMV. Furthermore, MMV’s Core Platform allows PUGC creators to directly benefit from the potential commercial success of their content. MMV believes this “money to the creator” concept incentivizes PUGC creators to participate in the brand’s long-term development.

According to CIC, MMV has gained a large number of followers on various social media platforms that are popular among Generation Z in China. As of September 2022, MMV had approximately 1.87 million followers on Bilibili, 2.30 million followers on Douyin, 3.25 million followers on Kuaishou, 974,000 followers on Weibo, and 441,000 followers on Ban Ci Yuan, and has become a popular and active source for UGC creation in terms of the volume of UGC created, according to CIC. The use of and engagement with UGC/PUGC creators not only increases the talent pool for content development which supplements MMV’s internal creative team but may also reduce the costs related to the development and marketing of the Aotu World brand.
In short, MMV aims to diversify content for online entertainment by lowering industry barriers, and reducing friction between users and creators by promoting the “creator to customer” model. MMV believes its business model addresses challenges faced by traditional gaming and entertainment companies by modifying the creative process in a way that can broaden the range of creative concepts developed while lowering development costs.
Strengths
Business Synergy Creating Value Chain Capabilities
MMV’s business centers around its proprietary brands and covers the animation series, gaming and merchandise segments of the industry value chain. The synergy established among these segments forms the foundation for MMV’s business operation. MMV has developed original animation series that has gained a following among the younger audience in China. Based on these animation series, MMV develops various mobile games that integrate the original animation’s storyline to create an immersive experience for its users. In addition, MMV designs, develops and distributes merchandise based on its proprietary animation series and games. MMV leverages its existing animation fanbase, which allows MMV to efficiently promote its games, merchandise, content, or other products and services to a readily available audience pool. The mobile games and merchandise generate revenue and profits for MMV, while further engaging its fanbase. At the same time, MMV can acquire a deeper understanding of users’ preferences from market feedback to create animations and games that better serve users’ demands. The synergy established between MMV’s businesses contributes to its content’s popularity, staying power and earning potential.
MMV’s flagship brand Aotu World exemplifies the synergy created under its business model. MMV launched the first season of Aotu World the Animation in 2015 and has subsequently released three more seasons. The animation series gained popularity among young fans with an accumulated total view of approximately 0.9 billion as of September 2022 on Bilibili alone, which ranked first among all Chinese Original Animation Brands on Bilibili, according to CIC. The traction of the animation series led to MMV’s development of multiple mobile games under the Aotu World brand. To further leverage the popularity of the Aotu World brand and to attract more fans, MMV also designs and sells Aotu World merchandise, including comic books, action figures, stuffed toys, and other collectibles and functional items. The synergy created from the operation of various business segments forms a foundation for the commercialization of MMV’s creative content. MMV plans to develop other proprietary brands and continue to capitalize on the synergies between its businesses to enhance its monetization ability.
Furthermore, MMV encourages users to create UGC, which can further bring vitality and inspiration to its animation and game development process. Moreover, MMV’s provision of animation production services to third parties helps strengthen its own production capabilities and allows MMV to gain additional insights and expertise which can be applied to MMV’s other business segments. MMV’s integration of different business lines generates synergies and facilitates a virtuous cycle for its operation. This synergy strengthens MMV’s ability to effectively retain users and capture greater commercial value.
A Thriving Proprietary Brand with Robust Monetization Potential
The established fanbase of MMV’s Aotu World brand provides a robust base for monetization. MMV engages its user base through its creative contents and strives to meet their demands for brand related entertainment genres and merchandise. MMV currently generates a substantial portion of its revenue through Aotu World the Game, sales of brand merchandise and licensing.

MMV recognized its brand monetization potential in early 2017. In response to popular demand for Aotu World related merchandise, MMV started an online campaign for its users to fund the design and manufacturing of Aotu World related merchandise. In return, participating users would be the first recipients of official Aotu World merchandise. At the conclusion of the event, MMV received approximately RMB3.1 million in crowd funding, which held the record for the largest amount raised through crowd funding for an animation series on modian.com as of September 30, 2022, according to CIC. This event marked the beginning of its merchandise sales, and MMV has developed over 2,150 Aotu World merchandise as of September 2022, including comic books, action figures, stuffed dolls, apparel, costumes, trading cards, and other collectibles and functional items. From 2017 to 2021, its total merchandise sales increased from RMB2.8 million to RMB23.0 million, representing a CAGR of 69.3%.
MMV commercially launched Aotu World the Game in June 2020 as its trial run to monetize its brand by way of a mobile game. In the first six months after its commercial release in the PRC, MMV had accumulated 7.4 million users and generated approximately RMB74 million top-up. By September 2022, Aotu World the Game had accumulated approximately 12 million registered users in total. The operation of Aotu World the Game has enhanced and improved MMV’s understanding of its users’ demands and expenditure needs in the gaming realm. MMV has assembled an experienced game development team to design and develop a major update, titled Project A, to an existing live game under the brand of Aotu World. With its established user base, accumulated experience as well as its continuous upgrades and development of game products, MMV believes it will be able to better monetize its proprietary brands through its mobile and video game business.
Furthermore, MMV’s proprietary animation series have been reproduced in foreign languages and were broadcast on television networks in Japan, Russia, Vietnam and other countries. MMV plans to enhance its brand by further expanding its international reach, and by introducing its proprietary brands, contents and merchandise to the international market.
In addition to business related to its proprietary brands, MMV also provides animation production services, which commenced in mid-2019 and have grown to become a key component of MMV’s revenue. For the year ended December 31, 2020 and 2021, and the six months ended June 30, 2022, the revenue from animation production services accounted for 15.2%, 28.1% and 32.2% of MMV’s consolidated revenue, respectively. The revenue from animation production services achieved a year-over-year growth of 54.8% and 173.9% in 2021 and the six months ended June 30, 2022, respectively.
A Growing Product Pipeline Fueled by MMV’s Engaged User Base
MMV’s product pipeline mainly consists of animations, games and other metaverse-oriented content offerings. MMV released the fourth season of Aotu World the Animation in April 2022 and plans to sustain its brands’ popularity by releasing additional animated series. MMV uses a cyclical creative content development process in which MMV offers intriguing subject matters for its users to produce creative contents. In turn, these UGC provides a source of inspiration for MMV’s product and content development. MMV’s Aotu World brand is an example of this cyclical development process. The in-house creative content team interacts and works with UGC and PUGC creators during both the creative origination and content production process. MMV also heeds its users’ contributions and contemplates suggestions for animation creation, gaming development, and merchandise design and sales.
MMV is developing or co-developing four gaming pipeline projects — Project A, Project AI, Code Name Aotu and Aotu Meta Planet. These new games are based on Aotu World the Animation’s main storyline and encourage user participation through different gameplays. Project A is a major update to an existing live game, offering a card game play and incorporating elements of Aotu World the Animation’s original storylines. The project is currently in the testing stage and is scheduled for release in the fourth quarter of 2022. Project AI is a video game to be co-developed with an AI technology partner, and is expected to be of AAA-quality and available for cross-platform use. It is designed to provide immersive experience to users in the metaverse of Aotu World, where users can interact with AI beings supported by Xiaoice Framework. Code Name Aotu is designed as a match-3 game with card collecting elements, capturing young female user base. Aotu Meta Planet is designed to be a role-playing simulation game that enables users to explore and develop in the open world and offers abundant freedom and opportunities for UGC creation.

In addition to games, MMV is also developing other metaverse-oriented contents to broaden its online content offerings. Code Name Rabbit Hole is intended to be an innovative social media platform for animation enthusiasts, which facilitates the creation and distribution of cartoon or animation-styled UGC. MMV is also actively exploring the potential application of various metaverse-related concepts, such as play-to-earn model and non-fungible tokens, or NFTs, of its characters and in its games.
MMV’s pipeline of entertainment products is inspired by and designed for its users, and MMV will continue to make available its animation and game development source files and tools to encourage user participation and drive PUGC creation. The UGC produced by its active user base provides important sources of creative inspiration for MMV as it expands its current content offering and develops new proprietary brands to broaden its appeal to a larger audience.
Creative UGC Powered by MMV’s Core Platform
Traditional gaming and entertainment companies typically rely on OGC for creative sources, which require significant investment. MMV, on the other hand, believes that some of the finest ideas and creative content come from its fans, which are well-positioned to test and provide feedback on the viability of new concepts. Therefore, while MMV devotes significant efforts to create original content, MMV also encourages its users to help develop their creative concepts through its integrated Core Platform and provides users with the resources to accomplish this goal. MMV’s Core Platform touches on many aspects of the virtual entertainment value chain, from creative concepts, animation, UGC discovery, and technology support, to merchandise and gaming, UGC and other content development. MMV’s Core Platform is designed to utilize the UGC at its disposal to further promote the development of the Aotu World brand as well as initiate the development of new proprietary brands using these UGCs. The Core Platform provides a range of support for content creators, such as investment, incentives, tools, development support, IP support, creator community, crowdsourcing platform, publishing support, and cross-promotion. The Core Platform’s capabilities support MMV’s brand development and guide the management of creative concept development, genre diversification, and monetization. For the development of UGC under the Core Platform, MMV provides support and guidance to the UGC creators in exchange for a percentage of product ownership and future preferential cooperation rights.
One distinguishing feature of MMV’s Core Platform is its ability to identify promising content from PUGC creators, promote relevant content and directly connect the creators to end-users in a cost-efficient manner. Once MMV identifies a creative concept with commercial potential for development, or foresees partnership potential with a certain group of devoted users, its Core Platform would offer the necessary tools to assist in materializing this concept. In addition, the Core Platform can help MMV identify potential investment and acquisition targets and opportunities for business collaboration, which facilitates MMV’s development of a UGC-enabled and highly interactive entertainment brand or genre.
A Visionary and Experienced Management Team
MMV’s Chairman and CEO, Mr. Yiran Xu, is an entrepreneur and industry pioneer with over 28 years of experience in the online gaming and entertainment industry. Mr. Xu is among China’s first generation of game developers and has founded and guided the development of numerous accomplished companies, such as Leyou Technology Holdings Limited, Perfect World Co., Ltd., and other prominent companies in the gaming industry. Mr. Xu led the successful investments in, among others, SNK (Japan), Cryptic Studios, and Runic Studios. Mr. Xu also led the acquisition of Digital Extremes, Splash Damage, set up new studios, and initiated a number of AAA game projects during his tenure at Leyou Technology Holdings Limited. Under Mr. Xu’s leadership, Leyou Technologies transformed into a global AAA video game group, and it was eventually fully acquired by Tencent for approximately US$1.4 billion, which has been recognized as the third-largest deal globally in the video gaming industry in 2020. In recognition of his accomplishments in the gaming and entertainment industry, Mr. Xu was recognized as one of the top ten most influential gaming industry leaders by the PRC National Radio and Television Administration in 2016. In addition to his executive experience in the gaming industry, Mr. Xu is also an experienced venture capitalist and has invested in multiple industries. Leveraging Mr. Xu’s knowledge of the industry and experience in international business development and M&A, MMV believes it has the leadership and management support to grow into a reputable international entertainment company with solid operating results.

Mr. Xu is supported by MMV’s team of experts in content development, technology, business management, and finance. In addition to its internal support team, MMV also actively engages outside industry experts to serve as external consultants and advisors. Consistent with MMV’s business model and culture, MMV’s core team has established an open-minded work culture. The engagement of external consultants provides further strategy and direction through close examination and vetting by visionary experts who are often at the forefront of the industry.
Strategies
Strengthen MMV’s Monetization Capabilities
MMV intends to enhance its monetization potential by further leveraging its recognized proprietary brands and established fan base. MMV generated 61.7% of its total revenue through its merchandise sales and mobile game operation in 2021, and it plans to strengthen its monetization capabilities for both businesses. MMV initially sold Aotu World merchandise through online retailers, such as TMall, which reached a limited segment of MMV’s users. Offline channels represent an additional channel with the potential to further increase MMV’s revenue. MMV currently sells its merchandise through multiple distributors and merchants and expects to continue increasing its distributor base to expand the reach of its merchandise to a broader range of customers in different geographic regions. In addition to Aotu World merchandise, MMV also actively explores and evaluates opportunities to collaborate with other brands to leverage its business model.
MMV’s mobile game operations and development is an important business segment in terms of revenue generated, and the continuing development of the Aotu World mobile games is one of MMV’s priorities. MMV believes that the iteration and updates of Aotu World the Game under Mr. Xu’s leadership has substantially improved the games’ active user number and revenue. The average monthly active user number of the game in the first half of 2022 was approximately 759,000, which represents an increase of 62.2% year-over-year. In addition, there are four games and major game updates currently in development under the Aotu World brand, and Aotu World may continue to provide the creative inspiration for a growing pipeline of games. With its established user base as well as user engagement and support for the brand, MMV believes that its mobile game business can further improve its revenue and profitability after the launch of pipeline games in the near future.
MMV’s revenue from licensing increased by US$1.2 million during the six months ended June 30, 2022 and contributed to MMV’s gross profit. As Aotu World’s brand awareness increases, more third-party partners seek to use the MMV’s Aotu World brand for their merchandise and product development, such as stationery and food and beverage package, and additional license opportunities arise from various other online and offline businesses, such as pop-up shops, escape room, and restaurant. MMV has also granted licenses to third party to develop video game and virtual reality entertainment products. The expansion of MMV’s licensing business is expected to further improve MMV’s monetization capabilities. Moreover, the increase in licensing opportunities brings a positive effect to MMV’s brand presence, publicity and popularity, which can further increase MMV’s revenue from other business streams.
In addition, MMV’s animation production business has continued to grow rapidly, achieving a year-over-year growth rate of 54.8% in 2021. MMV has gradually built up its reputation for its animation production services, which contributed to the expansion and growth of its client base and pipeline projects. MMV has invested, and will continue to invest, in streamlining production process, developing proprietary technology, and building high-quality production capacity. With these efforts, MMV expects to further increase the profitability of its animation production business.
Greater Investment in Metaverse-oriented Experience and Contents
MMV’s mission is to build an open, immersive, and multi-experienced entertainment world, which satisfies the desires of users across the globe for a parallel digital universe to complement their existence in the real world. In addition to traditional mobile games, MMV is co-developing a metaverse game product titled Project AI, with an AI technology partner, Xiaoice. Project AI is designed to provide immersive experience to users in the metaverse of Aotu World, where they can interact with AI beings supported by

Xiaoice Framework. MMV is also exploring other initiatives to integrate play-to-earn mechanisms into its existing game products, as early attempts for the building of a metaverse economic system.
In addition to mobile games, MMV is actively developing other content with metaverse-oriented features. For example, MMV is developing Code Name Rabbit Hole, which is designed to be an innovative social media platform. Users of this platform will be able to transform their verbal exchanges into comics or short anime videos in real-time, and share these contents with the community. Code Name Rabbit Hole is expected to enhance MMV users’ experience through UGC and AI technology and to open up another potential metaverse for animation enthusiasts. MMV intends to continue developing and upgrading product offerings to bring innovative metaverse experiences to its users.
Continue to Enhance MMV’s Core Platform and Encourage UGC Creation
MMV’s Core Platform is the engine that drives MMV’s content and product development process. While MMV believes its Core Platform represents an innovative approach for product development, it also recognizes that the Core Platform must constantly improve to meet the ever-changing industry and consumer demands. Therefore, MMV will continue to invest in and upgrade its Core Platform so that the Core Platform can adapt to the demands and challenges of the ever-changing market.
More specifically, MMV is focused on strengthening the technology support it offers to its UGC and PUGC creators to encourage development of creative concepts. MMV will continue to devote resources to establish an accessible platform for global UGC and PUGC creators to communicate, cooperate and spread their works, which is a key goal of MMV’s Core Platform. MMV intends to provide UGC and PUGC creators with resources and toolsets to reduce the workload of MMV’s content creators and to guide and accelerate the development of creative concepts.
Continue to Broaden MMV’s User Base
MMV’s earning potential depends on its user base, and MMV desires to maintain and expand its user base through providing high-quality and intriguing products and services that meet their entertainment needs. MMV intends to introduce its signature proprietary brand Aotu World to the global market. Aotu World’s grand universe, characters with unique back-stories, and the storyline in which ordinary people can become superheroes are elements that MMV leverages to cater to the global entertainment market. MMV expects this strategy to increase MMV’s popularity and user base, which could further enhance MMV’s revenue base, particularly in game publishing, merchandise and licensing. MMV also strives to expand its user group by developing new brands, such as Neko Album, that targets audiences in different age groups, and by developing new content offerings for each existing brand to retain the interests of audiences as they grow more mature.
MMV’s development and success hinge on the support of its users. Broadening MMV’s user group also has a significant implication for MMV’s Core Platform and business model. MMV intends to continue making its content creation channels accessible to allow users to participate in the creative process. Such support from its users could significantly lessen MMV’s spending on advertising and promotional campaigns. In addition, MMV believes that its users may contribute important creative concepts, and a broader user group increases its talent pool for UGC. MMV aims to provide greater technical and financial support and regulatory guidance to its UGC and PUGC creators through the Core Platform and provide them with the opportunity to develop and potentially commercialize their concepts. In turn, MMV expects to be able to attract a broader spectrum of users, and better understand and anticipate market demands with abundant UGC and PUGC created. MMV believes that this cycle is a pillar for MMV’s future success.
Expand MMV’s Content Offering Through Strategic Acquisitions
Mr. Yiran Xu and MMV’s management team have extensive experience in gaming company acquisitions, and subsequent business development experience in the PRC and the global market. MMV intends to utilize these experiences to diversify its content offering through potential strategic acquisitions. Strategic acquisitions could contribute and accelerate MMV’s growth and broaden MMV’s appeal to its user base. MMV actively explores for developed gaming products that can provide a more open playground for its users to express their creative ideas. In addition to the original content MMV develops, the acquisition of promising games and other entertainment genres can supplement MMV’s operation and enrich its content offering. MMV believes that the UGC at its disposal, the management of UGC communities and its mobile game development capabilities make MMV an appealing business partner.
MMV’s Core Platform
MMV’s mission to be an industry innovator built on creative content gives rise to its focus on establishing a system that nurtures the development of creative UGC and PUGC, rather than focusing on one particular brand. MMV believes that this approach can provide a consistent stream of high-quality gaming and entertainment products that are generated by its users for its users, and as a result, contribute to MMV’s long-term success. MMV’s Core Platform and the capabilities it encompasses provide a foundation for MMV to achieve this goal.
MMV’s Core Platform is a platform that drives the operation of MMV’s entire ecosystem. The Core Platform is designed to fully utilize the UGC at its disposal to further develop and monetize MMV’s proprietary brands. For example, to further enhance the commercial value of Aotu World brand, MMV provides relevant art assets and technical resources to Aotu World fans to encourage UGC creation. MMV believes UGC creators, especially PUGC creators, will bring new ideas and content that can be further explored and monetized. MMV plans to use the same approach to initiate the development of its other proprietary brands, and the integration of resources on the Core Platform is expected to bring synergies to MMV’s operations.

The Core Platform activities

Creative Products
Creative Products Commercialization
Screening & Incubating / Development Supporting
Multiple Platforms Porting / Mobile Games Monetization/ IP Managing
Core Platform
Matchmaking
Global Publishing
Creators
Channels
Motivating & Serving
Players

Tools
Investment / Incentives
Dev Support
IP Support
Publishing Support
Creators community
Cross Promotion
crowdsourcing platform
Core Platform Resources

MMV’s Core Platform is the engine that drives the cyclical process starting from UGC game conception and development, commercialization plan and implementation, to marketing and distribution. Upon completion of a development cycle, MMV gathers meaningful input from its users and market participants to restart the creative process of identifying content creators and creative concepts for new developments. The Core Platform’s functionalities are enabled by the following components:
Investment/Incentives
MMV maintains and implements incentive plans to encourage the development of PUGC under MMV’s proprietary brands. In a typical engagement of a PUGC creator, if MMV believes that the PUGC may have broad market appeal, but its creator lacks the necessary resources or comprehensive skillset to further develop this early concept, MMV will provide financial support to the PUGC creator to further develop his/her concept and secure its stakes in the invested projects through contractual arrangements.

The screening process also helps MMV identify acquisition opportunities for targets with commercial potential and mature products that have broad market appeal and large UGC potential. Once MMV identifies and acquires a target, it will utilize the tools and strategies under the Core Platform to further the target’s development by exploring the feasibility of enabling UGC compatibility, incentivizing the development and spread of UGC to further promote the popularity of the original content, and creating more value by monetizing its contents through diversified forms of entertainment, such as mobile and console video game development, animations production, merchandise, sales as well as distributing these content offerings to additional geographic market including the large Chinese consumer market.
Tools
One of MMV’s objectives is to establish an open-source technology hub that caters to the technical needs of its UGC creators. MMV has developed technology and toolsets to produce high-quality animations at lower costs and continues to invest in the development and acquisition of technology for content production. In addition, MMV has been searching and investing in engines, plugins, middlewares and other technology tools that are critical for the creation of metaverse-oriented content. MMV may license these tools, or cause them to be licensed, to PUGC creators to support their development through the Core Platform. To protect MMV’s proprietary know-hows, MMV’s users agree to an end-user agreement to acknowledge that any creations produced using MMV’s proprietary information are for non-commercial use only. Other rights are withheld by MMV and subject to further negotiation on a case-by-case basis.
Development Support
With MMV’s expertise and technical know-how in content production as well as its executive team’s abundant experience in the video gaming industry, MMV is able to offer various development support services to UGC and PUGC creators through the Core Platform, such as advising on concept development, product design, technical design and cross-play development.
MMV firmly believes that making its brands and products UGC-enabled would enhance their long-term monetization potential. In particular, games with UGC support may have a longer user life cycle compared to games with OGC only. Players of OGC do not have the opportunity to contribute to a game’s development, and the OGC’s revenue generation ability fades if players lose interest due to the limited contents. On the other hand, UGC-enabled games and genres actively promote user engagement and involvement in product development, which can unlock a variety of game designs and extend the product’s life cycle.
IP Support
A significant barrier that hinders the development process for an individual PUGC creator is the costs to obtain necessary copyright and trademark licenses. If MMV believes a PUGC creator has made meaningful progress towards realizing a creative concept, MMV may license its copyright and trademark to the PUGC creator to alleviate relevant intellectual property restrictions, including those relating to various art assets created and owned by MMV, such as pictures, animations and sound effects. MMV helps PUGCs and their creators garner user acquisition and retention, especially among existing users of MMV’s proprietary brands. In addition, MMV expects to work with other intellectual property owners and expand the scope of licensable intellectual properties.
Creators Community
MMV’s proprietary brand Aotu World maintains online community following on some of the most popular online forums and social media platforms in China, such as Bilibili, Weibo, QQ, WeChat, Douyin and Lofter. MMV’s content development team actively manages these social media groups and monitors UGC and its creators for ideas with commercial potential. Further, MMV expects to establish and operate its proprietary UGC community to cover creators with a wider range of preferences and skillsets, and to nurture a creative platform for new projects and teams.

Crowdsourcing Platform
MMV expects to establish a platform that connects production companies with freelance artists and other individual creators. This platform can support production company’s UGC efforts, and it can also provide individual creators with more opportunities to monetize their ideas and gain experience through contract work.
Publishing Support
With its experience in publishing various types of content, MMV is able to provide publishing support services to PUGC creators, including advice on publishing strategies and marketing plans and connecting creators with local publishers for greater monetary returns.
In particular, the publication of telecommunication contents in the PRC, including mobile and PC games, is regulated by the PRC National Radio and Television Administration. Any game operator must apply for and obtain an International Standard Book Number (“ISBN”) from the PRC National Press and Publication Administration prior to its commercial launch. The application process can be complicated and daunting for PUGC creators and international gaming companies. MMV is able to provide assistance or handle the publication process to help intriguing contents enter the China market.
Cross Promotion
MMV does not undertake any systematic advertising campaigns. Instead, it uses word-of-mouth marketing to promote its brand and products among its user base. This marketing strategy may extend to the promotion of MMV’s new brands and entertainment products. MMV also actively promotes its PUGC products created by its partnering PUGC creators. MMV believes that cross promotion would mutually benefit MMV and the creator community, which can help MMV’s Core Platform grow into a reputable content distribution platform.
Summary of MMV’s Core Platform
The original intention and ultimate goal of MMV’s Core Platform are to create synergies between PUGC creators and MMV’s resources, which allows MMV and creators to join forces and develop creative concepts with commercial potential. These concepts could in turn diversify content offerings available in the market. Under this approach, if any of MMV’s PUGC creators offer a commercially feasible creative concept, MMV would provide support to guide the development of such creative concept for commercial success. As a result, MMV builds a community in which PUGC creators from around the world can interact and work together to develop a product. In addition to connecting PUGC creators with a common interest, this strategy can also lower the cost of production for MMV. MMV believes this efficient approach, cooperative model, and broad appeal will contribute to its long-term development.
MMV’s Animation Series
Aotu World the Animation
Overview
Aotu World the Animation is a 3D animation series that MMV created based on its original proprietary contents. The story of Aotu World the Animation takes place in a fictitious universe called the “Aotu World.” Aotu World was created by an omnipotent god-like figure, the Creator, who controls the destinies of people living in his universe. The Creator also appoints The Seven, who are seven almighties, to carry out the Creator’s will. Ordinary people of the Aotu World only have one path to change their fate, which is to win in the Aotu Tournament and earn the same ruling power as The Seven. The main storyline follows the beloved characters on their journey to win the Aotu Tournament.

The launch of Aotu World the Animation in 2015 has garnered an active following among the young generation in China and has subsequently fueled the creative passion among MMV’s users. The animation series’ characters like King, Grey, Phantom Shitou, Kalie, Ray and Godrose became virtual idols and household names among MMV’s audience. Furthermore, MMV’s fanbase created various UGC based on Aotu World the Animation, including fan fictions, fan arts, and most notably, fan videos.
As of the date of this proxy statement/prospectus, MMV has produced and broadcasted four seasons of Aotu World the Animation. The series was broadcasted on over 110 television channels in Mainland China and it has also expanded its influence globally. The early seasons were broadcasted online on Chinese and overseas video platforms, including Bilibili, Tencent Video, and YouTube. In January 2019, November 2019 and January 2022, MMV entered into exclusive broadcasting license agreements with an affiliate of Bilibili. As a result of these agreements the online broadcasting of all four seasons of Aotu World the Animation in Mainland China have been granted exclusively to Bilibili since April 2022. According to CIC, this MMV original series quickly became one of the top-ranking animation brands produced domestically in China. Furthermore, Aotu World the Animation enjoyed a total of approximately 0.9 billion hits as of September 2022 and was the most popular original brands among Chinese animation series on Bilibili, according to CIC. MMV is also expanding the reach of Aotu World the Animation to the global market and the series has been broadcast in a number of other Asian countries and regions.
Awards and Recognitions
In the 2018 Portrait Report of the Generation Z Consumers, referring to people born in the 2000s, sponsored by the All-China Students’ Federation and jointly issued by the QQ Database and China Youth Daily news organization, Aotu World the Animation was recognized as the fourth most popular animation series among the Generation Z consumers in China, and the most popular animation among domestically produced animation series. The All-China Students’ Federation is the organization of China’s top secondary and collegial education institutions. Its recognition of Aotu World the Animation is an endorsement of MMV’s efforts to provide meaningful original contents to the young generation of consumers in China. The appreciation of Aotu World the Animation by the Generation Z consumers is further substantiated by the viewership data available on Bilibili. According to a public poll by Bilibili users, the third season of Aotu World the Animation is the most popular domestically produced animation series in 2020 among the Generation Z consumers. In addition, in the 2020 TAAF×Bilibili China-Japan Animation Awards, Aotu World the Animation was recognized as one of the most popular animations among PRC produced animations in 2020.

In addition to the above awards, Aotu World the Animation has received numerous prestigious awards from prominent industry organizations. In 2020, Aotu World the Animation received an award as one of the Top Ten Copyright Cooperation Holders from the PRC Copyright Protection Center as well as the Top Ten New Animation during the 2018 China IP Industry Annual Conference. MMV received the Bronze Medal of the 14th Annual China Comic Golden Dragon Award at the China International Comics Festival in 2017 for Aotu World the Animation being one of the most popular internet animation series. In recognition of its overall achievements, Aotu World the Animation was also selected as a partner by the 2017 China International Comics Festival.
The recognition of MMV’s Aotu World brand by industry players and its users motivates MMV to further enrich its contents. Since the initial introduction of Aotu World the Animation in 2015, MMV has also published one mobile game, marketed over 2,150 merchandises as of September 2022, and inspired the wave of UGC relating to the Aotu World brand. For more information, please see “— MMV’s Games” and “— MMV’s Merchandise” in this section.
Neko Album the Animation
Neko Album represents MMV’s effort to develop additional proprietary brands. MMV’s approach for Neko Album models after Aotu World, and MMV has developed an animation series and a mobile game under this brand. MMV launched Neko Album the Animation in August 2021.
Neko Album the Animation uses a first-person perspective to tell pleasant and warm everyday life stories between the young vibrant characters and their Neko-girls. The main storyline takes place on a fairy island where humans and egg-shaped kittens live together in harmony. Waken by the strong emotional connection with humans, the kittens grow into Neko-girls and adjust to human life on the island. Neko-girls have their own careers and dreams. They may operate a grocery store chain, train to become a social idol, study in the realm of magic or explore other aspirations. Each episode of the animation is about five minutes in duration and MMV releases one episode per week. The animation series adopts 2D rendering art style with 3D modeling, which is a cost-efficient rendering technique for dependable animation art quality within a controllable production budget.

MMV’s Games
Aotu World the Game
Leveraging the fanbase of the animation series, MMV expanded the Aotu World universe into mobile games. Aotu World the Game is MMV’s first generation mobile strategy role-playing game launched in June 2020 in China. The game retains the main storyline of Aotu World the Animation, and game users enter the virtual Aotu World as Trainee Angels. The users interact with original characters to complete game quests and missions for the ultimate goal of entering the Aotu Tournament as a finalist. The users may also join forces with other users for a quest or fight in a player-versus-player mode for combat experience.
Consistent with MMV’s approach of promoting UGC, Aotu World the Game includes a “mini-theater” function for users to create their own stories by engaging non-player characters, or NPCs, in form of videos within the game. User generated stories are shared in the game, which makes Aotu World the Game a platform for MMV users to gather.
Aotu World the Game attracted over 5.4 million registered users in the first month of operation in China, and has attracted approximately 12 million registered users as of September 2022. We believe that the Aotu World brand user base was an important contributing factor for achieving this user data.
Neko Album the Game
Neko Album the Game was launched in August 2021 along with Neko Album the Animation. Neko Album the Game is a casual simulation game aided by storyline narratives. Users adopt and raise kittens who may become Neko-girls, and the users may explore unique stories and adventures with different Neko-girls. The game features a dress-up model that allows the users to personalize the apparel and appearance for their Neko-girls. The users may also go on adventures and travel with their Neko-girls to different sites. Each Neko-girl has a unique personality, and the overall goal of the game is to engage different Neko-girls to unlock the full storyline with them.
Games and Apps under MMV’s Pipeline
MMV has been investing in its research and development activities to lay the foundation for future growth. As of the date of this proxy statement/prospectus, MMV’s pipeline is comprised of four games/major game update and one app, as follows.

Project A
Project A is MMV’s major game update to one of its existing live games based on the Aotu World brand. Project A is a card gameplay designed and developed by MMV’s experienced in-house game development team with a track record in card games. Project A combines new storylines with the main storyline of the animation series and incorporates animated content, which can help fans build a stronger bond with the animation. As of the date of this proxy statement/prospectus, the game update is under production and is planned for launch in the fourth quarter of 2022.
Project AI
MMV is co-developing a metaverse game product titled Project AI with an AI technology partner, Xiaoice. This game will be developed using Unreal Engine, and is expected to be of AAA-quality and available for cross-platform use, which will allow users to access the game from different hardware terminals such as mobile phones, PCs, consoles and VR devices. Project AI is designed to provide an immersive experience to users in the metaverse of Aotu World. Players can interact with non-playing characters in the game, who are actually AI beings supported by Xiaoice Framework. Xiaoice Framework can generate learning data based on user interactions with the AI beings, which can be used to further train these AI beings to provide better feedback to users’ action, and these trainings can make the interaction with these characters more real and natural. This feature will enable game users to be involved in the development of the metaverse, which can potentially bring the exploration of metaverse to a brand-new stage.
Code Name Aotu
MMV is developing Code Name Aotu under the Aotu World brand. It is designed as a match-3 game with card collecting elements, and a gameplay style that may capture young female user base. The main quests in Code Name Aotu follow the storyline of Aotu World the Animation. Aotu World the Animation’s original characters and new story lines will be the game’s main point of attraction. MMV believes the unique combination of gaming and comic book story-telling style will create an immersive experience for its users.
Aotu Meta Planet
MMV is also developing a role-playing simulation game titled Aotu Meta Planet. The game will allow each user to own a particular planet, and users can freely explore and engage in creative activities in the open world. By making their own planet to be a better place to inhabit, users will be able to attract friends and animated character to visit or reside on their planet with various interactions to be unlocked. This game will offer abundant freedom and opportunities for UGC creation, such as building, customization and even game level design, and MMV expects the UGC elements to bring unique social and creative experience for its users.
Code Name Rabbit Hole
Beyond mobile games and video games, MMV is currently developing an innovative social media platform catered to its target audience of animation enthusiasts. With Code Name Rabbit Hole, users will be able to transform their verbal exchanges into comics or short anime videos in real time, which can also be shared with the community and on various other social media platforms. MMV believes its creative users not only seek to express their diversified personalities through UGC short videos or paintings, but also enjoy the animated exchange in daily communication among friends. Code Name Rabbit Hole utilizes MMV’s know-how and experience in animation production to allows its users to present their dialogues beyond words and emoticons. Code Name Rabbit Hole maintains a database of animation characters, backgrounds and situational theatrical property, and employs AI-technology to generate virtual expressions based on the detection of users’ verbal exchange. This allows Code Name Rabbit Hole users to gain a sense of creative achievement through the simple task of verbal exchange. MMV hopes that Code Name Rabbit Hole will further strengthen its close-knit UGC community and open up another potential metaverse for the younger generation.

MMV’s Merchandise
Since the introduction of Aotu World branded merchandise in 2017, MMV has actively sought to promote and expand its merchandise sales and coverage as part of its monetization strategy. Since 2017, MMV has developed over 2,150 merchandise items as of September 2022 and will continue to develop new merchandise for its users. MMV marketed merchandise include items such as comic books, action figures, stuffed dolls, apparels, costumes, trading cards and other merchandise. MMV’s Aotu World branded merchandise business has enjoyed growth. From 2017 to 2021, MMV’s total merchandise sales increased from RMB2.8 million to RMB23.0 million, representing a CAGR of 69.3%.

MMV believes its Aotu World branded merchandise business will continue this upward trend as MMV continues to diversify its products, promote its brand, and establish additional distributional channels to market its merchandise. Furthermore, MMV continues to identify viable partners with original intellectual properties, from whom MMV can obtain licenses to expand MMV’s merchandise portfolio and enhance its revenue base.
MMV’s Animation Production Services
From June 2019, MMV started to provide animation production services, which mainly include animation series and computer graphic (“CG”) works, to third-party customers to utilize its extra capacity and generate additional revenue. The customers for MMV’s animation production services mainly include animation production studios, game developers and publishers. MMV provides services to customers under fixed-price contracts pursuant to which MMV agrees to perform the specified work for a pre-determined price. The provision of these services helps MMV strengthen its animation production capacity and gain additional experience, expertise and market insight that can bring value to MMV’s own animation and game development.
In the first half of 2022, three animation series produced by MMV, namely Qian Cong Shou, VG Cat and Face on Lie, were released. As of the date of this proxy statement/prospectus, the three animation series are rated 9.6, 9.3 and 8.9 out of 10, respectively, by Bilibili users. In terms of total views, Qian Cong Shou and Face on Lie were both among the top 15% Chinese animation series released on Bilibili as of September 2022, according to CIC.
MMV currently has two animation series in production in addition to other CG work orders. In addition, MMV has strengthened its production capability in both 2D and 3D animations and streamlined the animation production process with Unreal Engine, a real-time 3D creation tool, which enables MMV to produce animated content within a controllable budget and timeline. As MMV’s business continues to grow, MMV expects to further improve its animation production capacity and increase the profitability of such services.

MMV’s Users
MMV has accumulated a user base through, among others, its Aotu World the Animation series and Aotu World the Game. In addition to the ratings, viewership numbers and game player numbers, MMV’s active fans demonstrate their engagement with MMV’s proprietary brands by the UGC they create.
MMV’s Engaged User Base
MMV has accumulated a following across the major streaming platforms and social media platforms in the PRC, and its fan base is growing in the global market. Aotu World the Animation was first broadcasted on various major online video platforms in the PRC, including Bilibili, Tencent Videos, Sina Videos, Mango TV, iQiyi and Youku. In April 2022, the exclusive broadcast right of Aotu World the Animation was granted to Bilibili. According to CIC, on Bilibili alone, the Aotu World series has accumulated approximately 0.9 billion total views and approximately 3.63 million subscribers as of September 2022.
MMV has gained a following on mainstream Chinese social media platforms. On Douyin, MMV’s official account has 2.2 million fans and received approximately 94.7 million likes as of September 2022. On Kuaishou, MMV’s official account has 2.9 million followers and received approximately 78.5 million likes as of September 2022. MMV has additional fans and followers across various online platforms and social media platforms. In addition, according to CIC, MMV had the largest fanbase in several popular UGC communities in China as of September 2022. The fanbase and engagement on social media contributes to MMV and the Aotu World Brand’s reputation and brand awareness in China.
Moreover, MMV can leverage its user base accumulated through the broadcasting of its animation series and its fanbase on social media for new content and across business lines, which can enhance the commercial value for MMV. Aotu World the Game attracted over 5.4 million registered users in the first month of operation in China, and its total number of registered users in China reached approximately 12 million as of September 2022. For its merchandise business, MMV’s official stores on Tmall.com, Taobao.com and Pinduoduo had over 474,000 subscribed customers as of September 2022.
MMV is dedicated to providing its users with quality entertainment experience, which is rooted in its mission. MMV believes that an engaged user base may contribute to the promotion of MMV’s proprietary brands as well as in the creation and distribution of UGC and PUGC. Purchases of merchandise by its fanbase also form a substantial portion of MMV’s source of revenue. MMV’s user base and UGC can contribute to MMV’s long-term business growth through development of additional propriety brands, production of a variety of entertainment genres and further expand its user base.
MMV’s UGC and UGC Creators
MMV’s user base contributes to the voluminous UGC, which allows MMV to spend a relatively low amount of marketing expenses to promote its proprietary brands. Bilibili has become a prominent forum for the Aotu World community to gather, discuss everything that relates to Aotu World, and share UGC. According to CIC, as of September 2022, Aotu World the Animation received more than 500 UGC posts per day on Bilibili, which ranked first among Chinese animation brands in terms of daily UGC posts on Bilibili and was seven times higher than the daily UGC posts received by its second highest peer. In addition, Aotu World the Animation was the most popular Chinese animation on Douyin and Kuaishou as of September 2022, according to CIC, for receiving a total of approximately 14.8 billion and 13.6 billion hits, respectively, on Aotu World themed videos comprised mostly of UGC.

MaoGuYeZhi is an animation UGC creator with a presence on social media. Not only does she create commentary videos for Aotu World the Animation to discuss the plot and development of the show, but also produces derivative animated works based on Aotu universe and other original animated works. She has become an influencer in the community of Aotu World fans and animation enthusiasts. As of September 2022, MaoGuYeZhi had accumulated around 486,000 followers on Bilibili.

Lofter, an artistic UGC forum built for fans of every genre, has become another prominent gathering community for Aotu World users. According to CIC, MMV has accumulated over 715,000 users and 2.2 billion views on Lofter for Aotu World as of September 2022; Aotu World consistently ranked as the most popular brand on Lofter’s Popular Artistic Painting and Drawing Poll, surpassing all other domestic or foreign ACGN brands.

BBokyo is one of MMV’s active UGC creators on Lofter. BBokyo has contributed a number of Aotu World illustrations and cartoons on Lofter, and won first place in Aotu World’s first Lofter painting competition. She also creates fan fictions and fan arts based on Aotu World characters.
MMV actively engages UGC creators like BBokyo to participate in its artistic design, storyline, and character discussions.

MMV’s traction among its users is also reflected on other platforms, including Ban Ci Yuan, another popular community for animation enthusiast and UGC in China. Ban Ci Yuan, has also become a communication place for Aotu World users. As of September 2022, Aotu World the Animation ranked first in terms of fanbase and number of UGC posts among global ACGN brands on Ban Ci Yuan, according to CIC. Aotu World Group on Ban Ci Yuan had 3.2 million fans, and these fans created approximately 1.3 million pieces of Aotu World UGC posts, according to CIC.
MMV’s Content Development Teams
MMV has the following teams to support its business operation, product development, and maintenance.
Creative Content Team
MMV’s creative content team provides a source of inspiration for MMV’s animation and gaming development. The team primarily includes writers and comic artists. MMV’s writers and comic artists are the masterminds behind Aotu World the Animation storyline that has attracted millions of users for six ongoing years. MMV’s creative content team is dedicated to applying their knowledge of its userbase to create appealing content that resonates among MMV’s users. MMV’s energetic creative content team continues to develop new concepts for animation production, which MMV believes will deliver new proprietary brands for MMV.
Animation Production Team
MMV fulfills its animation production needs in-house with a team of animation directors, graphic designers, and graphic programmers. Its production team is structured for efficiency and scalability. MMV’s animation design and production are primarily realized with Unreal Engine. The animation designers and programmers utilize resources in Unreal Engine to develop MMV’s own graphic modules for cost-efficient animation production.
In addition to serving MMV’s internal production needs, the animation production team also provides animation production services to external clients. With its experience in animation production, developing pipeline and the reputation built from its animation series produced for its clients, MMV expects its animation production business to continue to grow and its animation production team to further expand.
Game Development and Operation Team
MMV has assembled a game development and operation team comprised of experienced industry experts. Prior to joining MMV, the game development and operation team had gained experience through successfully developing a number of mobile games operating in various markets and regions. Currently,

MMV’s game development and operation team is in charge of updating and operating Aotu World the Game, and also developing a number of pipeline products such as Project A. As MMV’s contents grow, MMV expects to devote additional resources to expand its game development and operation team to meet its business demands.
Merchandise Team
MMV primarily designs and develops its wide variety of Aotu World brand merchandise in-house and outsources the manufacture of these items to business partners. In addition to merchandise development, MMV’s merchandise team is also responsible for supply chain management, merchandise sales and marketing, operation of online official store, proprietary storefront and distributors, coordination with manufacturing partners, storage and logistics, product delivery supervision, advertising, marketing and customer services management. As MMV continues to build and broaden its offline distribution channel, its merchandise team is given the responsibility of exploring business opportunities with potential distributors and negotiating new deals.
Intellectual Property
Similar to other interactive entertainment and video game companies, MMV’s business depends heavily on the use, creation, licensing, and acquisition of proprietary information and intellectual property. MMV protects its intellectual property through a combination of copyrights, pending and issued trademarks, trade secret laws, restrictions on disclosure, confidentiality provisions and procedures, and other contractual provisions.
MMV intends to protect its technology and proprietary rights; however, no assurances can be given that its efforts will be successful. Even if MMV’s efforts are successful, it may incur significant costs in defending its rights. From time to time, third parties may initiate litigation against MMV, alleging infringement of their proprietary rights or claiming they have not infringed MMV’s intellectual property rights. See the section entitled “Risk Factors” for additional information regarding the risks MMV faces with respect to litigation related to intellectual property claims. As of the date hereof, MMV has over 440 registered copyrights, over 285 registered trademarks, seven registered domain names, and one patent. In addition, it has submitted 142 copyright registration applications and over five trademark applications. MMV intends to file additional applications for the grant of patents and registration of its trademarks in China and other jurisdictions as its business expands.
In order to encourage its fans to create UGC, MMV has released 3-D character models, animation files, engine related codes and projects for certain products to the user communities. To gain access to MMV’s published proprietary materials, users must agree to MMV’s statement of rights and disclaimers, which includes various provisions to protect MMV’s intellectual property. In addition, MMV has made efforts to suppress pirated toys and merchandise sold online. MMV has also contracted with third-party copyright protection professionals to monitor potential infringements and defend its proprietary rights.
Seasonality
MMV’s business operation results and its mobile game operation, in particular, are subject to certain seasonal fluctuations. Due to the composition of the user group of MMV’s brands and products, the growth of active users for mobile games tends to occur during school holidays, especially during the extended summer vacation and winter school holidays. Correspondingly, spending by MMV’s active users on mobile games tends to increase during the same periods due to users’ extended gameplay time. These seasonal fluctuations tend to be consistent from year to year but MMV’s quarterly performance has been and will be affected.
Branding and Marketing
MMV primarily relies on social media marketing, word-of-mouth referrals, recognition of its brand, and its user community to attract more users. MMV has created and operated official social media accounts for its animation studios and its animation franchises on mainstream social platforms in China, such as Bilibili, Weibo, Douyin and Kuaishou, and has accumulated following on each platform. For example, MMV has created and operated accounts for its 7DOC Studio on various popular social media platforms. The focus of MMV’s marketing efforts is to further strengthen MMV’s brands and to expand MMV’s ecosystem to connect more users, PUGC creators, and other participants.
In addition, MMV has initiated various marketing activities to further promote its brand awareness among existing and potential users and market participants. For example, MMV markets its products and services through direct marketing, such as anniversary celebration activities and studio tours for fans, collaboration with reputable video platforms and trade shows, such as taking part in anime expos, and other media events.
User Privacy and Safety
Data security is crucial to MMV’s business operations. MMV collects de-identified and non-confidential user data necessary for business operations based on users’ interactions for MMV’s services and products, which have removed plaintext user identity or other sensitive information. Users are required to acknowledge the terms and conditions of the user agreement and privacy policy before accessing MMV’s products and services, under which they consent to MMV’s collection, use and disclosure of their personal data in compliance with applicable laws and regulations. MMV provides users with prior notice as to what data are being collected and undertaken to manage and use the data collected in accordance with applicable laws.
From an internal policy perspective, MMV has established a cyber and data security team responsible for leading, managing and implementing its data security policies, and safeguarding the integrity and security of user data. MMV has also formulated internal rules and policies to govern how it may use and share personal data. It also has protocols, technologies, and programs in place to ensure that such information will not be used or disclosed improperly. MMV stores all user data in an encrypted format and conducts routine backup of these user data. Regarding the internal personnel control, MMV requires employees to agree in writing to protect the confidentiality of data, and strictly limits the number of personnel who can access personal data. For its external interfaces, MMV also utilizes firewalls to protect against potential attacks or unauthorized access. Since MMV’s inception, it has not experienced any material information breach or other system failures which could have led to the loss of confidential information.
Competition
MMV faces competition primarily from other interactive entertainment market players. In particular, its competitors mainly include animation companies, video game companies and, in a larger space, interactive entertainment producers. MMV competes to attract, engage, and retain users, to attract and retain content creators, and to improve and expand its product portfolio and user experience. MMV’s competitors may compete with MMV in a variety of ways, including by providing better content, fulfilling evolving user needs, making acquisitions, as well as conducting brand promotions and other marketing activities.
MMV will continue to compete with its competitors by focusing on (i) the target demographic composition and engagement of (ii) its user base, its ability to provide creative and quality PUGC, (iii) the strength and reputation of its current brands, and (iv) its ability to develop new products and services as well as by continuing to enhance its existing products, content variety, and services to keep pace with user preferences and demands.
As MMV introduces new products and services on its platform and its existing products continue to evolve as well as other companies introduce new products and services, MMV may become subject to additional competition.
Employees
As of the date of this proxy statement/prospectus, MMV has 210 full-time employees, all of whom are based in China, primarily at its headquarters in Shanghai, China.
The following table sets forth the number of its employees by function as of September 30, 2022.

Function:
Creative content and animation production	92
Game development and operation	64
Merchandise	20
Marketing & Community	7
Management and administration	27
Total	210
As required under PRC regulations, MMV participates in various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury, and unemployment benefit plans, under which MMV makes contributions at specified percentages of the salaries of its employees. MMV also purchases commercial health and accidental insurance for its employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of MMV’s business. MMV enters into standard confidentiality and employment agreements with its key employees. MMV believes that it maintains a good working relationship with its employees and it has not experienced any significant labor disputes or any difficulty in recruiting staff for its operations.
Properties
MMV’s principal place of business is located in Shanghai, China. Currently, MMV leases two properties in Shanghai with an aggregate gross floor area of approximately 4,626 square meters. These leases vary in duration from one to six years.
Insurance
MMV does not maintain insurance policies covering damages to its network infrastructures or information technology systems. It also does not maintain business interruption insurance or general third-party liability insurance, nor does MMV maintain product liability insurance or key-man insurance. MMV considers its insurance coverage to be in line with that of other companies in the same industry of similar size in China.
Legal Proceedings
MMV is currently not a party to any material legal or administrative proceedings. It may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of MMV’s resources, including its management’s time and attention.
Licenses and Approvals
The following table sets forth licenses and approvals that the WFOE, the PRC Subsidiaries and the VIEs are required to obtain for MMV’s operations in China as of the date of this proxy statement/ prospectus.
Name	Licenses and Approvals	Valid Period	PRC Regulatory Authority
Shanghai Jupiter	Internet Cultural Business License	2021.11.25 — 2024.11.25	Shanghai Municipal Administration of Culture and Tourism
Shanghai Jupiter	Value-added Telecommunications Business Operating License	2019.03.26 — 2024.03.26	Shanghai Communications Administration

Name	Licenses and Approvals	Valid Period	PRC Regulatory Authority
Shanghai Jupiter	Business License of Publication	2021.04.19 — 2023.03.31	Shanghai Jing’an District Administration of Culture and Tourism
Shanghai Jupiter	Business License of Production of Radio and Television Programs	2021.04.01 — 2023.03.31	Shanghai Municipal Administration of Radio and Television
Shanghai Jupiter	Business License	2015.02.06 — 2035.02.05	Shanghai Jing’an District Administration for Market Regulation
Shanghai Jupiter	Certificate of High-tech Enterprise	2021.11.18 — 2024.11.17	Science and Technology Commission of Shanghai Municipality, Shanghai Municipal Finance Bureau and Shanghai Municipal Taxation Bureau
Shanghai Caihuan Network Technology Co., Ltd.	Business License	2016.05.26 — 2036.05.25	Shanghai Minhang District Administration for Market Regulation
Shanghai Caihuan Network Technology Co., Ltd.	Business License of Food Operation	2021.05.19 — 2026.05.18	Shanghai Minhang District Administration for Market Regulation
Shanghai Caihuan Network Technology Co., Ltd.	Business License of Publication	2021.05.31 — 2023.03.31	Shanghai Minhang District Administration Office for Press Publishing and Movie
Shanghai Hui Zhi Ren Culture and Creativity Co., Ltd.	Business License of Production of Radio and Television Programs	2021.04.01 — 2023.03.31	Shanghai Municipal Administration of Radio and Television
Shanghai Hui Zhi Ren Culture and Creativity Co., Ltd.	Certificate of High-tech Enterprise	2021.12.23 — 2024.12.22	Science and Technology Commission of Shanghai Municipality, Shanghai Municipal Finance Bureau and Shanghai Municipal Taxation Bureau
Shanghai Hui Zhi Ren Culture and Creativity Co., Ltd.	Business License	Long term	Shanghai Jing’an District Administration for Market Regulation
Shanghai Mobius Information Technology Co., Ltd.	Business License	2016.05.09 — 2046.05.08	Shanghai Jiading District Administration for Market Regulation
WFOE	Business License	Long term	Shanghai Municipal Administration for Market Regulation

Name	Licenses and Approvals	Valid Period	PRC Regulatory Authority
Shanghai Ling Xu Technology Co., Ltd.	Business License	Long term	Shanghai Minhang District Administration for Market Regulation
Beijing Mi Ting Technology Co., Ltd	Business License	2021.11.23 — 2051.11.22	Beijing Chaoyang District Administration for Market Regulation
Corporate History of MMV
MMV is a Cayman holding company without any business operations, and conducts all of its operations and generates all of its revenue through its entities in the PRC under its VIE structure. MMV commenced its operations in 2015 through its operating entities in the PRC. MMV underwent a series of restructuring transactions, which primarily included:
•
In March 2021, MultiMetaVerse Inc., MMV’s current ultimate holding company, was incorporated under the laws of the Cayman Islands.

•
In March 2021, MultiMetaVerse HK Limited was incorporated under the laws of Hong Kong.

•
In April 2021, Shanghai Mi Ting Culture and Creative Co., Ltd., or Shanghai Mi Ting, was incorporated in the PRC as a wholly owned subsidiary of MultiMetaVerse HK Limited. In May 2021, Shanghai Mi Ting entered into a series of contractual arrangements, with Shanghai Jupiter Creative Design Co., Ltd., or Shanghai Jupiter, as well as its shareholders. As a result, MMV obtained control over Shanghai Jupiter and its respective subsidiaries through these contractual arrangements.

MMV is regarded as the primary beneficiary of each of Shanghai Jupiter and its subsidiaries. MMV treats them as its consolidated affiliated entities under U.S. GAAP, and has consolidated the financial results of these entities in its combined and consolidated financial statements in accordance with U.S. GAAP. MMV refers to Shanghai Mi Ting as its wholly foreign owned entity, or WFOE, and to Shanghai Jupiter and its subsidiaries as MMV’s variable interest entities, or VIEs, in this proxy statement/prospectus. For more details and risks related to MMV’s variable interest entity structure, please see “Information about MMV — Contractual Arrangements with MMV’s VIEs and Their Respective Shareholders” and “Risk Factors — Risks Related to MMV’s Corporate Structure.”
Corporate Structure of MMV
The following chart shows MMV’s corporate structure as of the date of this proxy statement/prospectus, including its principal subsidiaries and its VIEs.

MultiMetaVerse Inc.
100%
MultiMetaVerse HK Limited
Offshore
Onshore
Ke Xing Shi Dai (Beijing) Technology Co., Ltd.
Horgos Gaea Network Technology Co., Ltd.
Shanghai Zi Tang Culture Communication Limited Partnership
Xiaodan Qu
56.95%
32.53%
4.08%
6.44%
100%
Shanghai Jupiter Creative Design Co., Ltd.
Shanghai Mi Ting Culture Creativity Co., Ltd.
100%
60%
50.9995%
100%
100%
Shanghai Cai Huan Network Technology Co., Ltd.
Shanghai Hui Zhi Ren Culture & Creativity Co., Ltd.
Shanghai Mobius Information Technology Co., Ltd.
Beijing Mi Ting Technology Co., Ltd.
Shanghai Ling Xu Technology Co., Ltd.

Note:

Equity interest

Contractual arrangements, including the technical consultation and service agreement, the equity interest pledge agreement, the exclusive call option agreement, and the proxy agreement. See "- Contractual Arrangements with MMV's VIE and Their Respective Shareholders."

Contractual Arrangements with MMV’s VIEs and Their Respective Shareholders
Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, or VATS, and certain other businesses.
MMV is a company incorporated in the Cayman Islands. MMV currently conducts its operation in China primarily through Shanghai Jupiter, including value-added online services such as animation production and broadcast, and mobile games development, publication and operation. MMV also plans to engage in VATS businesses and other businesses which may subject to foreign investment restrictions through Shanghai Jupiter and its subsidiaries in the future. MMV operates its business mainly through its VIEs in the PRC, based on a series of contractual arrangements. As a result of these contractual arrangements, MMV exerts effective control over, and is considered the primary beneficiary of, its VIEs and consolidates their operating results in MMV’s financial statements under the U.S. GAAP. Under the contractual arrangements, MMV provides certain management, technical and financial services to Shanghai Jupiter, and Shanghai Jupiter, in turn, maintains operation control of MMV’s primary business operation in the PRC such as the production of MMV’s animation series and development of its mobile games.
The following is a summary of the contractual arrangements by and among Shanghai Mi Ting, Shanghai Jupiter and the shareholders of Shanghai Jupiter.
In the opinion of Global Law Office, MMV’s PRC legal counsel, the contractual arrangements described below are valid, binding and enforceable under current PRC law. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. MMV has been further advised by its PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating MMV’s value-added telecommunication services and related business do not comply with PRC government restrictions on foreign investment in such businesses, MMV could be subject to severe penalties, including being prohibited from continuing operating such business. For a description of the risks related to these contractual arrangements and MMV’s corporate structure, please see “Risk Factors — Risks Related to MMV’s Corporate Structure.”
Technical consultation and service agreement
Under the technical consultation and service agreement dated May 8, 2021 by and among Shanghai Mi Ting and Shanghai Jupiter, Shanghai Mi Ting has agreed to provide the following services (among others) to Shanghai Jupiter:
•
the provision of technical support and marketing services, including, but not limited to consultancy, animation design and production, and cultural exchange activities;

•
the provision of services related to the transfer, leasing and disposal of equipment or assets;

•
the development, maintenance and updates of computer system, hardware and database;

•
the licensing of software legally owned by Shanghai Mi Ting; and

•
the development of application software and related updates and operational support.

Shanghai Jupiter has agreed to pay fees up to its and its subsidiaries’ after-tax profit to Shanghai Mi Ting. This agreement was effective from May 8, 2021 and will continue to be effective unless it is terminated by written notice of Shanghai Mi Ting, or until all of the equity interests in or assets of Shanghai Jupiter have been acquired by Shanghai Mi Ting or its designee under the exclusive call option agreement.
Equity interest pledge agreements
Each shareholder of Shanghai Jupiter entered into an equity interest pledge agreement with Shanghai Mi Ting and Shanghai Jupiter on May 8, 2021. Under such equity interest pledge agreements, each of the shareholders of Shanghai Jupiter agreed to pledge their respective equity interest in Shanghai Jupiter to Shanghai Mi Ting to secure their obligations under the exclusive call option agreement, proxy agreement, and technical consultation and service agreement. Each of such shareholders further agreed to not transfer or pledge his or her respective equity interest in Shanghai Jupiter without the prior written consent of Shanghai Mi Ting. The equity interest pledge agreements will remain effective until the pledgers discharge all their obligations under such agreements.
MMV has completed the registration of equity pledge of Shanghai Jupiter with the relevant offices of State Administration for Market Regulation, or the SAMR, in accordance with PRC laws.
Exclusive call option agreements
Under the exclusive call option agreements entered into by Shanghai Mi Ting, Shanghai Jupiter and each of the shareholders of Shanghai Jupiter, dated May 8, 2021, shareholders of Shanghai Jupiter granted Shanghai Mi Ting or its designee an option to purchase all or a portion of their respective equity interest in Shanghai Jupiter for the minimum amount of consideration permitted by PRC law. In addition, under the exclusive call option agreements, Shanghai Jupiter has granted Shanghai Mi Ting or its designee an option to purchase all or a portion of the assets of Shanghai Jupiter or its subsidiaries for the minimum amount of consideration permitted by PRC law. Each of Shanghai Jupiter and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Shanghai Jupiter without the prior written consent of Shanghai Mi Ting. The exclusive call option agreements will remain in effect until all of the equity interests in or assets of Shanghai Jupiter have been acquired by Shanghai Mi Ting or its designee, or until all parties agree in writing to terminate these agreements, or until Shanghai Mi Ting unilaterally terminates these agreements by written notice.
Proxy agreements
Under the proxy agreements among Shanghai Mi Ting, Shanghai Jupiter and each of the shareholders of Shanghai Jupiter, dated May 8, 2021, each of the shareholders of Shanghai Jupiter, agreed to irrevocably entrust Shanghai Mi Ting or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Shanghai Jupiter. Each of the shareholders’ proxy agreement will remain effective until all of the equity interests in or assets of Shanghai Jupiter have been acquired by Shanghai Mi Ting or its designee under the exclusive call option agreements, or until Shanghai Mi Ting unilaterally terminates the agreement by written notice.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MMV
You should read the following discussion and analysis of MMV’s financial condition and results of operations in conjunction with the section entitled “Selected Combined and Consolidated Financial Data”, MMV’s combined and consolidated financial statements, and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. MMV’s actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.
Overview
MMV is an animation and entertainment company devoted to establishing an open community for its global users and to provide high-quality and immersive entertainment experience by way of original contents, user-generated contents and professional user-generated contents. MMV primarily develops and publishes animations, mobile games, and other contents offerings such as anime merchandise, and provides animation production services to other animation and gaming companies. From 2020 to 2021, MMV’s revenue decreased by 16.1% primarily due to the fluctuation in revenue from its mobile games business driven by its product life cycle. The decrease in mobile games revenue was primarily attributed to the decline in active users of Aotu World the Game compared to its peak in the first months after its launch in June 2020. This trend matches the typical user-cycle of mobile games, during which the number of active users reaches its peak within the first few months after game launch, and gradually decreases thereafter due to churned user-fluctuation, resulting in decline in revenue, followed by the gradual stabilization of the number of active users. The decrease in mobile games revenue in 2021 was partially offset by an increase of US$1.6 million or 86.7% in merchandise sales revenue, an increase of US$1.0 million or 54.8% in animation production service revenue and an increase of US$122,584 or 36.7% in license revenue. During the six months ended June 30, 2022, MMV’s revenue from mobile games increased by 20.1% compared to the revenue from mobile games for the six months ended June 30, 2021, mainly due to the continued popularity of MMV’s game products and live services empowered by its original proprietary brands. In addition, other revenue streams of MMV, including the merchandise sales, animation production services and licensing, also experienced rapid growth from the six months ended June 30, 2021 to the six months ended June 30, 2022. For the six months ended June 30, 2022, revenue from merchandise, animation production services and licensing increased by 79.9%, 173.9% and 619.9%, respectively, compared to the revenue in each stream for the six months ended June 30, 2021.
MMV delivered negative operating results due to its investment into proprietary branded content, the Core Platform and pipeline projects. Net loss attributable to MMV’s shareholders increased from US$6.1 million in 2020 to US$32.0 million in 2021, primarily due to the share-based compensation in the amount of US$25.7 million and the increase of research and development expenses by US$3.0 million for expanding MMV’s product portfolio, and partially offset by the increase in gross profit and decrease in impairment loss. The adjusted EBITDA, a non-GAAP financial measure used by MMV that excludes share-based compensation and transaction costs, also decreased from negative US$2.1 million in 2020 to negative US$5.6 million in 2021, primarily attributable to an increase of US$3.0 million in research and development expenses. Net loss attributable to MMV’s shareholders decreased from US$26.1 million for the six months ended June 30, 2021 to US$4.8 million for the six months ended June 30, 2022, primarily attributable to the decrease in share-based compensation expenses by US$21.1 million. The adjusted EBITDA also improved from negative US$2.4 million for the six months ended June 30, 2021 to negative US$1.3 million for the six months ended June 30, 2022, which was consistent with the overall improvement of MMV’s operating results. MMV is still in the early stage of materializing its long-term objective of building an open community for its users and providing entertainment contents based on MMV’s proprietary brands and user-generated contents. MMV aims to achieve its economy of scale and minimize its costs through the business strategy and model established under its Core Platform. MMV plans to provide improved and multi-faceted entertainment experience for its users by further developing its existing proprietary brands with additional content, diversifying derivative products, as well as creating new brands, which MMV believes will expand its user base and enhance user engagement and loyalty, and in turn strengthen MMV’s monetization capabilities.

Key Factors Affecting MMV’s Results of Operations
MMV’s results of operation are affected by the following factors:
MMV’s Proprietary Brands and Content Offerings
MMV’s long term business and financial operation depend on the commercial appeal of its proprietary brands, as well as the variety of entertainment content offerings developed under these brands. MMV continues to improve and develop its contents under its Aotu World brand. As of the date of this proxy statement/prospectus, MMV has produced four seasons of the animation series, published one mobile game under the Aotu World brand and has five additional pipeline projects currently under development and production. For more details related to MMV’s animations and mobile games, please see “MMV’s Business — The Aotu World Brand”. The pipeline game products, once published, may further enhance MMV’s revenue base. In addition, MMV strives to develop new brands in order to broaden and diversify its content offerings. MMV has also developed proprietary brands with different art styles that target audiences in different age groups, such as Neko Album and Blade of Vengers.
MMV relies on its content offerings under its existing brands for revenue generation and continues to develop its new brands and content offerings to broaden its monetization channels. MMV believes the framework established by its Core Platform may guide its long term operation and development. The components of the Core Platform are built to foster the discovery, development, and commercialization of PUGC for revenue generation. Therefore, MMV intends to continue investing in its Core Platform to ensure it adapts to the ever-changing industry and market demands. MMV plans to allocate a significant amount of resources to upgrade the technology under the Core Platform to maintain its competitive advantage. In addition, MMV seeks to maintain a strong talent base and recruit additional professionals to lead the operation of its Core Platform. With the Core Platform as the foundation, MMV believes that the right content offerings will be systematically developed to realize the commercial potential of these contents.
MMV’s User Engagement
MMV’s financial results depend on its ability to maintain and expand its user base and increase the level of user engagement. MMV believes an increase in the size of its user base leads to revenue growth as the overall consumer population for its brand increases. MMV has accumulated a user base for its proprietary brand, and aims to keep its user base engaged through developing new contents under its brand. MMV utilizes the UGC for reference when developing new content offerings as a way to increase likelihood that the product developed meets users’ demands, and that the new content offerings, once marketed, could resonate with the loyal brand users to materialize their commercial potential.
MMV recognizes that the continued engagement of its user base is important to its long term business operation. In addition to developing new brands to expand its user base, MMV will continue to motivate and encourage creators to develop new UGC by making technological resources and tools available to these UGC creators, and incentivize PUGC creators to produce high-quality content offerings with commercial potential. MMV believes the creation of UGC by users is an effective way to strengthen user engagement. MMV believes that, in addition to being a cost-efficient creative process, the production of UGC by creators can be an efficient way to promote MMV’s brand and expand user coverage. Therefore, UGC creators’ continued involvement in the production of derivative brand contents is an essential element of user engagement.
MMV’s Monetization of Its Contents
MMV’s revenue, financial results, and future financial performance depend on its ability to further enhance its monetization capability. MMV expects its mobile games, merchandise sales and licensing to be the key drivers for MMV’s further growth.
The first mobile game under the Aotu World brand was MMV’s first attempt to monetarize from the gaming genre under its flagship brand. Since then, MMV continues to diversify its gaming content under the Aotu World brand by developing games of different genres to cater to the broad appeal of the brand’s users. Successful game products can provide users with intriguing and immersive gaming experience, and they can also build up a scalable business for MMV. For MMV’s merchandise business, MMV has developed and marketed over 2,150 brand-related merchandises since the launch of this business. MMV primarily conducts merchandise sales through self-operated online stores via multiple e-commerce marketplace, and expanded its cooperation with offline third party distributors in 2021. Sales of merchandise to distributors has become the key driver for the robust growth of merchandise business in the six months ended June 30, 2022, which also contributed to MMV’s increased sales channels. For the licensing business, MMV believes that it has heightened its brand awareness and increased popularity among the general public, which contributes to better monetization of its contents by granting license for the broadcasting of its original contents to streaming platforms, granting license for its brand name, trademarks and character to other merchandise manufactures, and through various other means.
Furthermore, MMV will explore other market opportunities through the promotion of its brands, strategic acquisitions, and cooperation with other gaming companies around the world as a way to better monetarize its contents.
MMV’s Operating Efficiency
MMV’s ability to effectively manage its costs and expenses and increase the scale of its operation is critical to its long term operation. MMV believes that its cost control effort benefits from the systematic content development strategy under its Core Platform, and MMV will continue to rely on it to achieve greater operating efficiency. In addition to relying on its internal content creative team to develop its proprietary brands, MMV actively encourages the development of UGC and PUGC as a way to supplement its content offerings. MMV believes that the utilization of UGC and PUGC can directly lower the costs needed for content development. In addition, MMV intends to make strategic acquisitions to acquire developed contents with robust commercial upside. MMV will leverage its senior management team’s industry experience and deep understanding of the PRC market to make these strategic decisions and diversify its content offering.
MMV hopes to obtain greater operating efficiency and lower its costs and expenses in relation to net revenue, while continuing to expand its content offering and proprietary brands by achieving greater economies of scale and product diversification.
Non-GAAP Financial Measures
MMV uses adjusted net loss and adjusted EBITDA, which are non-GAAP financial measures, in evaluating its financial results and for financial and operational decision-making purposes. Adjusted net loss represents net income excluding share-based compensation expenses, impairment loss and transaction costs, and such adjustment has no impact on income tax expense.
MMV believes that adjusted net loss and adjusted EBITDA help identify the underlying trends of its business that could otherwise be distorted by the effect of certain expenses that MMV includes in the net loss. MMV believes that adjusted net loss and adjusted EBITDA provide useful information about its financial results, enhance the overall understanding of its past performance and future prospects and allow for greater visibility with respect to key metrics used by its management in its financial and operational decision-making.
Adjusted net loss and adjusted EBITDA should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of MMV’s operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net loss and adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to MMV’s data. MMV encourages investors and others to review its financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of MMV’s adjusted net loss to net loss for the periods indicated.
	For the Years Ended December 31,		For the Six Months Ended June 30,
	2020	2021	2021 unaudited	2022 unaudited
	US$	US$	US$	US$
Non-GAAP Financial Measures
Net loss	(6,305,844)	(32,691,100)	(26,333,036)	(4,847,363)
Adjustments:
Share-based compensation	—	25,663,139	23,398,745	2,264,394
Impairment loss of intangible assets	2,964,684	—	—	—
Transaction costs	—	1,080,366	440,657	352,590
Adjusted net loss	(3,341,160)	(5,947,595)	(2,493,634)	(2,230,379)
Adjustments:
Interest expense	387,043	94,956	9,429	262,246
Income tax	—	—	35,517	—
Depreciation and amortization	828,213	210,236	97,394	642,859
Adjusted EBITDA	(2,125,904)	(5,642,403)	(2,351,294)	(1,325,274)
The adjusted net loss increased by US$2.6 million from US$3.3 million in 2020 to US$5.9 million in 2021, and the adjusted negative EBITDA increased by US$3.5 million from US$2.1 million in 2020 to US$5.6 million in 2021. The increase in adjusted net loss and adjusted negative EBITDA was primarily due to (i) the increase in research and development expenses of US$3.0 million in 2021, driven by additional research and development activities for MMV’s proprietary animations and pipeline games and apps, and (ii) additional personnel costs due to expansion of the management team, both of which are intended to lay a solid foundation for MMV’s future growth.
The adjusted net loss decreased by US$263,255, from US$2.5 million for the six months ended June 30, 2021 to US$2.2 million for the six months ended June 30, 2022, and the adjusted negative EBITDA decreased by US$1.0 million, from US$2.4 million for the six months ended June 30, 2021 to US$1.3 million for the six months ended June 30, 2022. The decrease in adjusted net loss and adjusted negative EBITDA was primarily due to the increase in the gross profit of US$2.9 million, as a result of the overall improved performance of MMV, which was partially offset by the increase in (i) additional personnel costs due to expansion of the management team and (ii) research and development expenses by US$1.3 million for investments in MMV’s proprietary animations and pipeline games and apps.
Key Components of Results of Operations
MMV’s revenues were derived from five revenue streams including (i) mobile games, (ii) merchandise, (iii) animation production services, (iv) licensing, and (v) other services.
Revenue
The following table sets forth a breakdown of MMV’s revenue by type, in absolute amounts and as percentages of total revenue, for the periods indicated.
	For the Years Ended December 31,				For the Six Months Ended June 30,
	2021		2022		2020 unaudited		2021 unaudited
	US$	%	US$	%	US$	%	US$	%
Revenue
Services	10,602,585	84.9	6,961,024	66.4	2,926,662	69.4	5,627,619	70.8
Products	1,885,763	15.1	3,520,713	33.6	1,291,035	30.6	2,322,014	29.2
Total revenue	12,488,348	100.0	10,481,737	100.0	4,217,697	100.0	7,949,633	100.0

MMV generates revenue from various services such as publishing of mobile games, grant of license, and provision of animation production services and other services. MMV also generates revenue from sale of merchandise. The following table sets forth a breakdown of MMV’s revenue in accordance with this categorization, in absolute amounts and as percentages of total revenue, for the periods indicated.
	For the Years Ended December 31,				For the Six Months Ended June 30,
	2020		2021		2021 unaudited		2022 unaudited
	US$	%	US$	%	US$	%	US$	%
Revenue
Mobile games	7,775,748	62.3	2,949,735	28.1	1,239,122	29.4	1,488,731	18.7
Self-operated games	5,409,601	43.4	1,467,605	14.0	506,905	12.0	603,993	7.6
Jointly-operated games	2,366,147	18.9	1,482,130	14.1	732,217	17.4	884,738	11.1
Merchandise	1,885,763	15.1	3,520,713	33.6	1,291,035	30.6	2,322,014	29.2
Animation production services .	1,902,592	15.2	2,945,662	28.1	934,393	22.2	2,559,070	32.2
Licensing	589,793	2.7	608,591	4.4	191,630	4.5	1,379,468	17.4
Other services	334,452	4.7	457,036	5.8	561,517	13.3	200,350	2.5
Total revenue	12,488,348	100.0	10,481,737	100.0	4,217,697	100.0	7,949,633	100.0
Mobile Games.   MMV generates revenue from the publishing and operation of its proprietary mobile games. MMV develops and publishes mobile games based on its proprietary brands and operates these games with certain marketing and operating activities performed externally by a related party. Please see “— Cost of Revenue (excluding impairment loss)” for more details related to activities performed externally by a related party. MMV’s mobile games adopt a free-to-play monetization model, where users may download and play MMV’s games for free and make in-game purchases to enhance their gaming experience. These in-game purchases contribute to MMV’s mobile game revenue. MMV publishes and operates its mobile games through both official channels, or self-operation, and third party application stores and gaming platforms, or joint-operation.
Under the self-operation model, MMV is responsible for user engagement, payment collection and provision of customer services to its users directly, and MMV recognizes its revenue on a gross basis while commissions withheld by distributors and payment processors are recognized as cost of revenue. Under the joint-operation model, third party application stores and gaming platforms are responsible for user engagement, payment collection and provision of customer services to users, and MMV recognizes its revenue based on the net proceeds from third party application stores and gaming platforms after deducting commissions withheld by them. During the years ended December 31, 2020 and 2021, and the six months ended June 30, 2022, MMV’s mobile game revenue was primarily generated from the operation in the Mainland China market.
Merchandise.   MMV designs, markets, distributes and sells merchandises adapted from its proprietary brands, mainly Aotu World. MMV has an internal design, supply chain management and e-commerce team to manage its merchandise distribution and retail activities and outsource merchandise production to third-party manufacturers. The design and operation team has designed and marketed over 2,150 merchandises under the Aotu World brand. MMV conducts its merchandise sales to end customers primarily through its proprietary storefront on online vendor platforms, such as Tmall and PDD, as well as through distributors.
Animation Production Services.   MMV also generates revenue by providing animation production services to clients. MMV provides a spectrum of creative services primarily to animation production studios, game developers and publishers. MMV charges its clients for a predetermined fixed price based on specified deliverables. MMV started this service in mid-2019, and has expanded this operation steadily with increases in the number of customers, pipeline projects and team expertise.

Licensing.   MMV derives its licensing revenue mainly from (i) broadcast content license, in which MMV grants licenses to streaming platforms for the broadcasting of its proprietary animation series and other digital contents, (ii) merchandise licensing, in which MMV grants third party licensees the right to use MMV’s popular characters and trademarks to create branded products and (iii) license granted to other game developers and publishers to use MMV’s proprietary brands or other intellectual property.
Other Services.   MMV provides miscellaneous value-added services, such as administrative services, marketing services and technical services, at the request of its clients, and charges service fees upon delivery or over time based on the terms and conditions agreed with clients.
Cost of Revenue (excluding impairment loss)
The following table sets forth a breakdown of MMV’s cost of revenue (excluding impairment loss) by type, in absolute amounts and as percentages of total cost of revenue (excluding impairment loss), for the periods indicated.
	For the Years Ended December 31,				For the Six Months Ended June 30,
	2020		2021		2021 unaudited		2022 unaudited
	US$	%	US$	%	US$	%	US$	%
Cost of revenue (excluding Impairment loss)
Cost of services	9,277,106	92.7	4,734,964	74.0	2,797,697	82.9	2,977,575	70.0
Cost of products	735,149	7.3	1,662,591	26.0	576,443	17.1	1,277,005	30.0
Total cost of revenue (excluding Impairment loss)	10,012,255	100.0	6,397,555	100.0	3,374,140	100.0	4,254,580	100.0
MMV incurred cost of revenue, including revenue shares/service fees to a game operator, commission fees in relation to the revenue of self-operated games, other game related costs, and staff costs and service costs for the provision of animation production and other services. MMV also incurred inventory cost for merchandise sold. The following table set forth a breakdown of the cost of revenue (excluding impairment loss) by nature of the cost, in absolute amounts and as percentages of total cost of revenue (excluding impairment loss), for the periods indicated.
	For the Years Ended December 31,				For the Six Months Ended June 30,
	2020		2021		2021 unaudited		2022 unaudited
	US$	%	US$	%	US$	%	US$	%
Cost of revenue (excluding Impairment loss)
Revenue shares/service fees to a game operator	4,552,175	45.5	386,086	6.0	717,500	21.3	192,200	4.5
Commission fees	1,143,360	11.4	295,797	4.6	107,087	3.2	150,919	3.5
Cost of inventory	735,149	7.3	1,662,591	26.0	576,443	17.1	1,277,005	30.0
Production and service costs	2,765,541	27.6	3,775,307	59.1	1,891,765	56.0	2,430,040	57.2
Other game related costs	816,030	8.2	277,774	4.3	81,345	2.4	204,416	4.8
Total cost of revenue (excluding Impairment loss)	10,012,255	100.0	6,397,555	100.0	3,374,140	100.0	4,254,580	100.0
Revenue shares/service fees to a game operator.   Revenue shares/service fees to a game operator represent service fees due to Shenzhen Gaea Technology Corporation, or Shenzhen Gaea, a related party, for certain marketing and operating services provided for Aotu World the Game in Mainland China. MMV engaged Shenzhen Gaea to support the operation and marketing for Aotu World the Game, which was commercially launched in June 2020. Under the original arrangement, Shenzhen Gaea was entitled to receive service fees based on the gross revenue generated from the game. This arrangement was made when MMV had not established its game operation function within the Core Platform. Since 2021, MMV and Shenzhen Gaea agreed to shift the service payment to a fixed monthly service fees due to changes in service scope provided by Shenzhen Gaea.
Commissions Fees.   Commission fees are application stores’ revenue shares and payment processor fees deducted by them under the self-operation model.
Cost of inventory.   Cost of inventory represents cost of the merchandise sold during the period.
Production and service costs.   Production and service costs represent all internal labor costs and external service fees incurred directly for revenue generating activities such as animation production services and other services.
Other game related costs.   Other game related costs are non-staff costs incurred for the publishing and operation of MMV’s mobile games, mainly comprising of the amortization of Aotu World the Game related intangible assets and server costs.
Impairment loss on long-lived assets
MMV’s impairment loss is recognized for events or changes in circumstances indicating that the carrying amount of a long-lived asset may no longer be recoverable, and represented the impairment charge for Aotu World the Game related intangible asset as the long-term monetization and user retention were below expectation, and the revenue decreased after the first few months since its commercial launch.
Selling expenses
MMV’s selling expenses consist primarily of staff costs of MMV’s merchandise team, other incurred for MMV’s merchandise business, and marketing and promotion expenses incurred for its proprietary brands and mobile game products.
General and administrative expenses
MMV’s general and administrative expenses consist primarily of compensation for its management and administrative personnel, expenses in connection with its operation supporting functions such as legal and human resources, rent and other administrative expenses.
Research and development Expenses.
MMV’s research and development costs primarily consist of internal staff costs and external development fees for the development of animations and new mobile games, as well as the enhancement of MMV’s existing mobile games.
Interest Expenses
MMV’s interest expenses are incurred in relation to its interest-bearing loans.
Taxation
Cayman Islands
MMV is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, MMV is not subject to income, corporation, or capital gains tax in the Cayman Islands. In addition, MMV’s payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.
Hong Kong
MultiMetaVerse HK Limited, MMV’s subsidiary incorporated in Hong Kong, is subject to a two-tiered profit tax system for assessable profits earned in Hong Kong according to The Inland Revenue

(Amendment) (No. 3) Ordinance 2018 published by Hong Kong Inland Revenue effective as of April 1, 2018. Under this Ordinance, the first two million Hong Kong Dollars of assessable profits of corporations are taxed at 8.25%, while the remaining assessable profits will be taxed at 16.5%. MultiMetaVerse HK Limited was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented. MultiMetaVerse HK Limited is also permitted under the laws of Hong Kong SAR to provide funding to MMV through dividend distributions without restrictions on the amount of the funds.
PRC
Effective from January 1, 2008, a new Enterprise Income Tax Law, (or “the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25%, except for certain entities eligible for preferential tax rates.
In 2021, both Shanghai Jupiter and Shanghai Hui Zhi Ren Culture Creativity Co., Ltd. are qualified as “High and New Technology Enterprises”, or HNTEs, and are eligible for a 15% preferential tax rate effective for three years starting from 2021.
MMV’s other PRC subsidiaries and VIEs are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.
MMV is subject to value-added tax at a rate of 13% for goods sold and 6% on the services rendered, in each case less any deductible value-added tax that MMV has already paid or borne. MMV is also subject to surcharges on value-added tax payments in accordance with PRC law.
As a Cayman Islands holding company, MMV may receive dividends from its PRC subsidiaries through MultiMetaVerse HK Limited. The New EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply for the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, MultiMetaVerse HK Limited may be able to benefit from the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements MMV has been for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.
If MMV or any of its subsidiaries outside of China were deemed to be a “resident enterprise” under the New EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. Please see “Risk Factors — Risks Relating to Doing Business in China — If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.”

Results of Operations
The following table summarizes MMV’s consolidated results of operations and as percentages of our total revenues for the years presented.
	For the Years Ended December 31,				For the Six Months Ended June 30,
	2020		2021		2021 unaudited		2022 unaudited
	US$	%	US$	%	US$	%	US$	%
Selected Combined and Consolidated Statements of Operation:
Revenue
Mobile games	7,775,748	62.3	2,949,735	28.1	1,239,122	29.4	1,488,731	18.7
Merchandise	1,885,763	15.1	3,520,713	33.6	1,291,035	30.6	2,322,014	29.2
Animation production services	1,902,592	15.2	2,945,662	28.1	934,393	22.2	2,559,070	32.2
Licensing	589,793	2.7	608,591	4.4	191,630	4.5	1,379,468	17.4
Other services	334,452	4.7	457,036	5.8	561,517	13.3	200,350	2.5
Total revenue	12,488,348	100.0	10,481,737	100.0	4,217,697	100.0	7,949,633	100.0
Cost of revenue
Revenue shares/service fees to a game operator	(4,552,175)	(36.5)	(386,086)	(3.7)	(717,500)	(17.0)	(192,200)	(2.4)
Commission fees	(1,143,360)	(9.2)	(295,797)	(2.8)	(107,087)	(2.5)	(150,919)	(1.9)
Cost of inventory	(735,149)	(5.9)	(1,662,591)	(15.9)	(576,443)	(13.7)	(1,277,005)	(16.1)
Production and service costs	(2,765,541)	(22.1)	(3,775,307)	(35.9)	(1,891,765)	(44.9)	(2,430,040)	(30.5)
Other game related costs	(816,030)	(6.5)	(277,774)	(2.7)	(81,345)	(1.9)	(204,416)	(2.6)
Total cost of revenue (excluding Impairment loss)	(10,012,255)	(80.2)	(6,397,555)	(61.0)	(3,374,140)	(80.0)	(4,254,580)	(53.5)
Impairment loss	(2,991,196)	(24.0)	(30,454)	(0.3)	—	—	—	—
Selling expenses	(656,763)	(5.3)	(1,297,599)	(12.4)	(394,364)	(9.4)	(470,275)	(5.9)
General and administrative expenses	(2,057,492)	(16.5)	(29,955,168)	(285.8)	(24,672,375)	(585.0)	(4,458,951)	(56.1)
Research and development expenses	(2,708,239)	(21.7)	(5,705,328)	(54.4)	(2,110,914)	(50.0)	(3,396,193)	(42.7)
Loss from operations	(5,937,597)	(47.5)	(32,904,367)	(313.9)	(26,334,096)	(624.4)	(4,630,366)	(58.2)
Interest income	4,199	—	1,920	—	1,305	—	702	—
Interest expenses	(387,043)	(3.1)	(94,956)	(0.9)	(9,429)	(0.2)	(262,246)	(3.3)
Exchange gains/(losses), net	—	—	(1,846)	—	—	—	2,536	—
Other income and expense	14,597	0.1	308,149	2.9	44,701	1.1	42,011	0.5
Loss before income tax expense	(6,305,844)	(50.5)	(32,691,100)	(311.9)	(26,297,519)	(623.5)	(4,847,363)	(61.0)
Income tax	—	—	—	—	(35,517)	(0.8)	—	—
Net loss	(6,305,844)	(50.5)	(32,691,100)	(311.9)	(26,333,036)	(624.3)	(4,847,363)	(61.0)
Net loss attributable to non-controlling interest	(224,015)		(697,588)		(213,567)		(88,652)
Net loss attributable to MMV shareholders	(6,081,829)		(31,993,512)		(26,119,469)		(4,758,711)
Loss per ordinary share attributable to MMV shareholders
− Basic and diluted	(0.05)		(0.26)		(0.21)		(0.04)
Weighted average number of ordinary shares outstanding
− Basic and diluted	122,463,517		122,463,517		122,463,517		122,463,517

Six Months Ended June 30, 2022 Compared with Six Months Ended June 30, 2021
Revenue
MMV’s revenue increased from US$4.2 million for the six months ended June 30, 2021 to US$7.9 million for the six months ended June 30, 2022.
Mobile games
MMV’s mobile games revenue increased by 20.1% from US$1.2 million for the six months ended June 30, 2021 to US$1.5 million for the six months ended June 30, 2022. The increase in mobile game revenue was driven by the growth of the active users of Aotu World the Game as a result of contents and features development and improved operating activities. With an operating history of over two years and sustainable user growth and revenue, MMV believes that Aotu World the Game has become a long lifespan mobile game with live services.
Merchandise
MMV’s merchandise revenue increased by 79.9% from US$1.3 million for the six months ended June 30, 2021 to US$2.3 million for the six months ended June 30, 2022. The increase in merchandise revenue was primarily contributed by increased distributor activities. Sales to distributors increased almost fivefold, mainly attributable to the expansion of MMV’s distributor pool and the growing popularity of MMV’s merchandise products. Sales to end customers remained stable as the growth momentum was hindered by the logistical disruption in the second quarter of 2022 due to the regional outbreak of the COVID-19 pandemic in the PRC as well as the lockdown measures implemented in Shanghai, China, where MMV’s main warehouse is located.
Animation production services
MMV’s animation production service revenue increased by 173.9% from US$934,393 for the six months ended June 30, 2021 to US$2.6 million for the six months ended June 30, 2022, primarily attributable to the increase in work orders from MMV’s clients. During the six months ended June 30, 2022, MMV had two animation series in production concurrently compared to having one project of a similar size and budget during the six months ended June 30, 2021.
Licensing
MMV’s license revenue increased by US$1.2 million, or 619.9%, from US$191,630 for the six months ended June 30, 2021 to US$1.4 million for the six months ended June 30, 2021. The increase was primarily attributable to the increase in broadcast content licensing revenue in the amount of US$1.0 million, generated from the exclusive broadcasting license within Mainland China granted to a streaming platform.
Other services
MMV’s other services revenue decreased by 64.3% from US$561,517 for the six months ended June 30, 2021 to US$200,350 for the six months ended June 30, 2022, primarily due to the termination of a technical support service agreement in July 2021. As profit from other services generally represent a relatively small portion of our profit, the termination of this agreement did not materially affect MMV’s gross or net profit.
Cost of revenue (excluding impairment loss)
MMV’s cost of revenue (excluding impairment loss) increased by 26.1% from US$3.4 million for the six months ended June 30, 2021 to US$4.3 million for the six months ended June 30, 2022.
Revenue shares/service fees to a game operator
MMV’s revenue shares/service fees to a game operator decreased by 73.2% from US$717,500 for the six months ended June 30, 2021 to US$192,200 for the six months ended June 30, 2022, primarily attributable to the decrease of service fees due to Shenzhen Gaea as a result of changes of its service scope and payment structure. Starting from 2021, Shenzhen Gaea ceased to provide marketing services for Aotu World the Game. As a result, Shenzhen Gaea started to charge fixed monthly service fees for its operating services instead of service payments based on gross revenue generated by Aotu World the Game.
Commission fees
MMV’s commission fees increased from US$107,087 for the six months ended June 30, 2021 to US$150,919 for the six months ended June 30, 2022, which was in line with the increase in revenue generated from self-operated games.
Cost of inventory
MMV’s cost of inventory increased by 121.5% from US$576,443 for the six months ended June 30, 2021 to US$1.3 million for the six months ended June 30, 2022, which was in line with the increase of merchandise sold during the first half of 2022. The overall gross margin of merchandise business decreased from 55.4% for the six months ended June 30, 2021 to 45.0% for the six months ended June 30, 2022, primarily due to higher proportion of sales made to distributors, which generally had a lower gross margin compared to sales made directly to end customers through MMV’s storefront on online vendor platforms. The sales made to distributors as a percentage of total merchandise sales increased from 24.0% for the six months ended June 30, 2021 to 56.9% for the six months ended June 30, 2022.
Production and service costs
MMV’s production and service costs increased by 28.5% from US$1.9 million in the six months ended June 30, 2021 to US$2.4 million in the six months ended June 30, 2022, primarily attributable to the increase in external service costs for animation production services as a result of additional external services needed in relation to the increased work orders. The overall gross margin, by calculating production and service costs as a percentage of the total revenue from animation production services and other services, increased from a negative percentage for the six months ended June 30, 2021 to 11.9% for the six months ended June 30, 2022, which was mainly attributable to the scale effect of the animation production services.
Other game related costs
MMV’s cost of revenue of other game related costs increased by US$123,071 from US$81,345 for the six months ended June 30, 2021 to US$204,416 for the six months ended June 30, 2022. The increase was primarily attributable to the additional revenue share to an external developer in relation to the update and maintenance services for one of MMV’s live games, which may effectively reduce MMV’s internal research and development costs.
Selling expenses
MMV’s selling expenses increased by 19.2% from US$394,364 for the six months ended June 30, 2021 to US$470,275 for the six months ended June 30, 2022. The increase in selling expenses was primarily driven by the growing merchandise sales. The growth rate for selling expenses is lower than that of revenue from merchandise as sales made to distributors generally incurred less selling expenses compared to sales made directly to end customers.
General and administrative expenses
MMV’s general and administrative expenses decreased significantly by US$20.2 million, from US$24.7 million for the six months ended June 30, 2021 to US$4.5 million for the six months ended June 30, 2022, primarily attributable to the decrease in share-based compensation expenses by US$21.1 million, as the share-based compensation were awarded to new directors and executives joining MMV in May 2021, and this decrease was partially offset by the increase in salary and welfare expenses of US$0.8 million.
Research and development expenses
MMV’s research and development expenses increased by 60.9% from US$2.1 million for the six months ended June 30, 2021 to US$3.4 million for the six months ended June 30, 2022 primarily due to MMV’s investment in pipeline games and increased production costs for the fourth season of Aotu World the Animation, which was partially offset by cost savings from its live games as a result of more efficient cost control measures.
Interest income
MMV’s interest income were US$1,305 and US$702 for the six months ended June 30 in 2021 and 2022, respectively. The interest incomes were generated from short term bank deposits.
Interest expense
MMV’s interest expense increased from US$9,429 for the six months ended June 30, 2021 to US$262,246 for the six months ended June 30, 2022 as a result of the increase in the amount of interest-bearing loans. During the six months ended June 30, 2021, Shanghai Jupiter undertook a debt-to-equity conversion, and substantially reduced its interest-bearing loan balance. In order to maintain its working capital, MMV secured additional interest-bearing loans from its related parties and a bank after the debt-to-equity conversion. As of June 30, 2022, MMV had total interest-bearing loans of US$11.7 million.
Other income and expense
MMV’s other income and expense were US$44,701 and US$42,011 for the six months ended June 30 in 2021 and 2022, respectively, which consisted primarily of government subsidies received in these periods.
Net loss
As a result of the foregoing, MMV’s net loss decreased from US$26.3 million for the six months ended June 30, 2021 to US$4.8 million for the six months ended June 30, 2022.
Year Ended December 31, 2021 Compared with Year Ended December 31, 2020
Revenue
MMV’s revenue decreased from US$12.5 million in 2020 to US$10.5 million in 2021.
Mobile games
MMV’s mobile games revenue decreased from US$7.8 million in 2020 to US$2.9 million in 2021. The decrease in revenue generated from mobile game publishing and operation was the result of the decline in the active users of MMV’s mobile games primarily Aotu World the Game. While Aotu World the Game continued to attract new users and generates stable revenue in 2021, the number of active users in 2021 was significantly lower than its peak in the first few months after its launch in 2020.
Merchandise
MMV’s merchandise revenue increased by 86.7% from US$1.9 million in 2020 to US$3.5 million in 2021. The increase in merchandise revenue was primarily attributed to the expanded product portfolio and the increased popularity of products offered by MMV to its customers.
Animation production services
MMV’s animation production service revenue increased by 54.8% from US$1.9 million in 2020 to US$2.9 million in 2021. MMV started to provide animation production service in June 2019 and this operation expanded along with the expansion of MMV’s client pool and order pipeline. The increase was mainly attributable to the additional projects in 2021.
Licensing
MMV’s licensing revenue increased by 36.7% from US$334,452 in 2020 to US$457,036 in 2021, which primarily consisted of merchandise license revenue. In 2021, MMV engaged additional partners and granted licensing rights of MMV’s brands and characters to them, primarily under the Aotu World brand, to produce and distribute brand products. The increase in license revenue was partially offset by a decrease in broadcasting license revenue as MMV did not broadcast any new season of Aotu World the Animation in 2021.
Other services
MMV’s other service revenue was US$608,591 in 2021 and US$589,753 in 2020, which remained generally stable.
Cost of revenue (excluding impairment loss)
MMV’s cost of revenue (excluding impairment loss) decreased by 36.1% from US$10.0 million in 2020 to US$6.4 million in 2021.
Revenue shares/service fees to a game operator
MMV’s revenue shares/services fees to a game operator decreased by 91.5% from US$4.6 million in 2020 to US$386,086 in 2021, primarily attributable to decrease of service fees paid to Shenzhen Gaea due to change of its service scope and payment structure. Starting from 2021, Shenzhen Gaea ceased to provide marketing services for Aotu World the Game. As a result, Shenzhen Gaea started to charge fixed monthly service fees for its operating services instead of service payments based on gross revenue generated by Aotu World the Game.
Commission fees
MMV’s commission fees decreased by 74.1% from US$1.1 million in 2020 to US$295,797 in 2021, which was in line with the decrease in the revenue from self-operated games.
Cost of inventory
MMV’s cost of inventory increased by 126.2% from US$735,149 in 2020 to US$1.7 million in 2021, primarily attributable to the increase in merchandise sales. The overall gross margin of MMV’s merchandise business decreased from 61.0% in 2020 to 52.8% in 2021, due to the combined effects of increase of sales made to distributors and the diversification of product portfolio. Sales made to distributors, while generating relatively lower gross margin compared to sales made directly to end customers, helped MMV broaden its sales network and increase its brand exposure and influence. The percentage of total merchandise revenue attributable to sales made to distributors increased from 15.4% in 2020 to 38.0% in 2021. With a more diversified product portfolio, MMV offered additional categories and types of merchandise in 2021, which include more functional products in addition to collectible merchandise. A portion of the functional products yielded lower gross margin but generated higher overall revenue and helped MMV increased its market share.
Production and service costs
MMV’s production and service costs increased by 36.5% from US$2.8 million in 2020 to US$3.8 million in 2021, primarily attributable to the increase of MMV’s animation production capacity and production and other services provided to customers.
Other game related costs
MMV’s other game related costs decreased by 66.0% from US$816,030 in 2020 to US$277,774 in 2021, primarily attributable to the decreased amortization charge on intangible assets related to a game product after a significant portion of its value being written down by the end of 2020.
Impairment loss
MMV’s impairment loss significantly decreased by 99.0% from US$3.0 million in 2020 to US$30,454 in 2021. MMV incurred US$3.0 million impairment loss in relation to the capitalized intangible assets of

Aotu World the Game for the year ended December 31, 2020, due to the fact that long-term monetization and user retention of Aotu World the Game were below expectation and revenue generated by Aotu World the Game decreased after the first few months following its commercial launch in June 2020. The impairment loss incurred for the year ended December 31, 2021 was comprised of impairment of inventory amounted to US$ 29,351 and allowance for doubtful accounts amounted to US$1,103.
Selling expenses
MMV’s selling expenses increased by 97.6% from US$656,763 in 2020 to US$1.3 million in 2021. The increase in selling expenses was primarily attributed to a larger sales teams and increased advertising, storage, freight expenses to manage the increase in merchandise sales in the same period.
General and administrative expenses
MMV’s general and administrative expenses significantly increased from US$2.1 million in 2020 to US$30.0 million in 2021, primarily attributable to the combined effects of: (i) the share-based compensation expenses in the amount of US$25.7 million, (ii) transaction costs in the amount of US$1.1 million for restructuring of MMV and preparation of the merger transaction with MPAC, and (iii) additional personnel costs due to the expansion of MMV, including compensation for new directors and executives.
The share-based compensation expenses were related to Lucky Cookie’s purchase of 31,461,568 ordinary shares of MMV (the “Transferred Shares”), which accounted for 22.50% of MMV’s then total outstanding shares, from Avatar, the then major shareholder of MMV, in May 2021 for a consideration of US$5,409,194. The purchase of the Transferred Shares is subject to certain performance conditions (the “Performance Conditions”) by Mr. Yiran Xu, including serving as the chairman of the board of directors of MMV for no less than 5 years and securing certain external financing to MMV prior and after the Business Combination. If Mr. Yiran Xu fails to achieve part or all of the Performance Conditions, Avatar shall have a right to repurchase 50% of the Transferred Shares from Lucky Cookie at a discounted price or for free. This repurchase right will expire upon the completion of the Business Combination. The total share-based compensation was valued at US$45.3 million based on the excess part of the fair value of the Transferred Shares over the cash consideration paid by Lucky Cookie, subject to Avatar’s repurchase right. The grant date of the share-based compensation was determined as May 1, 2021 (the “Grant Date”) when Mr. Yiran Xu took office as CEO of MMV. Share-based compensation related to 50% of the Transferred Shares not subject to Avatar’s repurchase right were expensed off as general and administrative expenses as of the Grant Date. Share-based compensation related to the other 50% of the Transferred Shares subject to Avatar’s repurchase right are amortized on a straight-line basis over 5-year period from the Grant Date to the date that the Performance Conditions are met. If Avatar’s repurchase right expires or is waived, any unamortized share-based compensation will be recognized in MMV’s consolidated financial statements immediately.
Research and development expenses
MMV’s research and development expenses significantly increased by 110.7% from US$2.7 million in 2020 to US$5.7 million in 2021 primarily due to MMV’s increased investment in the mobile game business. In addition to the continued development of Aotu World the Game and Neko Album the Game, MMV also invested in multiple pipeline projects, such as Project A.
Interest expense
MMV’s interest expense decreased by 75.5% from US$387,043 in 2020 to US$94,956 in 2021 as a result of the decreases in the amount of interest-bearing loans. In May 2021, Shanghai Jupiter entered into an investment agreement with Ke Xing Shi Dai (Beijing) Technology Co., Ltd., or Ke Xing, in which Ke Xing converted all the loan and other receivables due from Shanghai Jupiter in the amount of US$32.1 million to equity in Shanghai Jupiter. Pursuant to the investment agreement, all the interest-bearing loans which totaled US$11.0 million as of December 31, 2020, ceased to bear any interest starting from January 1, 2021. The interest expense for the year ended December 31, 2021 was generated from the interest-bearing loans in the amount US$6.3 million which were newly obtained in May and December of 2021.

Other income and expense
MMV’s other income and expense were US$14,597 and US$308,149 in 2020 and 2021, respectively, which were primarily government subsidies.
Net loss
As a result of the foregoing, MMV’s net loss increased significantly from US$6.3 million in 2020 to US$32.7 million in 2021.
Liquidity and Capital Resources
Cash flows and working capital
MMV’s principal sources of liquidity have been cash provided from capital contributions and loans from its shareholders and related parties, and revenue generated from its business operation. As of December 31, 2020 and 2021 and June 30, 2022, MMV had US$737,001, US$374,929 and US$1.1 million, respectively, in cash and cash equivalents. MMV’s cash and cash equivalents consist primarily of cash at bank and on hand, which are primarily denominated in Renminbi. MMV had working capital (defined as total current assets deducted by total current liabilities) deficits of US$29.8 million, deficits of US$1.3 million and surplus of US$1.7 million, respectively, as of December 31, 2020 and 2021 and June 30, 2022. Historically, MMV has not been profitable nor generated positive net cash flows. As of December 31, 2021, MMV had US$6.3 million interest-bearing loans from its related parties, and US$5.9 million trading and other amounts due to its related parties. As of June 30, 2022, MMV had US$11.7 million interest-bearing loans from its related parties and a financial institution, and US$6.2 million trading and other amounts due to its related parties.
In addition, MMV continually seeks to monetize from its content offering in order to increase revenue from its operating activities. MMV regularly monitors its current and expected liquidity requirements to help ensure that it maintains sufficient cash balances to meet its existing and reasonably likely long-term liquidity needs. Based on its operation history and business operation forecast, MMV reasonably estimates that it will require US$8.3 million in funds to maintain its business operation for the next 12 months, representing the cash outflows for costs and expenses not directly associated with revenue. Such cash outflows are to be covered by net cash inflows generated from MMV’s business, mainly the net revenue from mobile games business, gross profit from sale of merchandise, gross profit from animation production services, and net revenue from various licensing contracts, and supplemented by the financial support from related parties. With a major update to one of MMV’s live games expected to be released in late 2022 or the first half of 2023 and steady increase in merchandise sales, MMV is estimated to generate healthy positive operating cash flow for the next 12 months as of the date of this proxy statement/prospectus. In addition, to ensure MMV maintains sufficient funding for its operation, MMV’s related parties have made the following undertakings to increase MMV’s working capital and liquidity: in May 2022, Avatar Group Holdings Limited, or Avatar, MMV’s controlling shareholder, executed a Letter of Support in which Avatar agreed to provide continuing financial support (including MMV’s working capital needs) to MMV for 24 months after issuance of 2021 financial statements of the Company, and in August 2022, Shenzhen Gaea entered into agreement with the Company for not demanding repayment of all of the amount due from the Company until May 2024. As of June 30, 2022, MMV had an aggregate amount of loans (including accrued interests) of US$15.1 million from certain related parties with term of maturity longer than one year. The maturity dates of such loans range from September 2023 to June 2024. Based on its current business plan, MMV believes that its current assets including cash and cash equivalents, anticipated cash flow from operations and commitment by its shareholders meet its anticipated funding needs, including its cash needs for working capital and capital expenditures, for at least the next 12 months. Therefore, MMV reasonably believes it will have reasonable capital resources to conduct its planned operations for a minimum of 12 months, and foresees no working capital shortfall beyond the 12 months period at the current time.
MMV intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities, in addition to funds raised from financing activities. MMV may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions it may decide to pursue. If its existing cash is insufficient to meet its requirements,

MMV may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts MMV needs or on terms acceptable to it, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute MMV’s earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict MMV’s operations and its ability to pay dividends to its shareholders. If MMV is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer. Please see “Risk Factors — Risks Relating to MMV’s Business and Industry — MMV requires a significant amount of capital to fund its operations and growth. If MMV cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may be materially and adversely affected.”
As a holding company, MMV may rely on dividends and other distributions on equity paid by its subsidiaries, including WFOE and other subsidiaries based in the PRC for its cash and financing requirements. If WFOE or any other subsidiaries in PRC incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to MMV. Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries and the VIEs are restricted to transfer a portion of their net assets to MMV either in the form of dividends, loans or advances. Even though MMV currently does not require any such dividends, loans or advances from the PRC subsidiaries and the VIEs for working capital and other funding purposes, MMV may in the future require additional cash resources from the PRC subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to its shareholders. Hong Kong Subsidiary is also permitted under the laws of Hong Kong SAR to provide funding to MMV through dividend distributions without restrictions on the amount of the funds. For more details, see “Summary of the Proxy Statement/Prospectus — Assets Transfer between MMV and the VIEs” and “Summary of the Proxy Statement/Prospectus — Dividends or Distributions Made to MMV and U.S. Investors by MMV’s Subsidiaries and the VIEs and Tax Consequences.”
As a holding company with no material operations of its own, MMV currently conducts a substantial majority of its operations through its PRC subsidiaries and its consolidated VIEs in China. MMV is permitted under PRC laws and regulations to provide funding to its PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, MMV’s subsidiaries in China may only provide Renminbi funding to its consolidated VIEs through entrusted loans. Please see “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to MMV’s PRC subsidiaries, which could materially and adversely affect MMV’s liquidity and MMV’s ability to fund and expand MMV’s business.” The ability of MMV’s subsidiaries in China to make dividends or other cash payments to MMV is subject to various restrictions under PRC laws and regulations. See “Risk Factors — Risks Relating to Doing Business in China — MMV may rely on dividends and other distributions on equity paid by MMV’s PRC subsidiaries to fund any cash and financing requirements MMV may have, and any limitation on the ability of MMV’s PRC subsidiaries to make payments to MMV could have a material and adverse effect on MMV’s ability to conduct its business.” and “Risk Factors — Risks Relating to Doing Business in China — If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.”

The following table presents MMV’s selected combined and consolidated cash flow data for the periods indicated.
	For the Years Ended December 31,		For the Six Months Ended June 30,
	2020	2021	2021 unaudited	2022 unaudited
	US$	US$	US$	US$
Net cash used in operating activities	(943,167)	(5,514,643)	(880,136)	(2,582,162)
Net cash used in investing activities	(23,932)	(615,765)	(114,826)	(61,234)
Net cash provided by financing activities	1,510,910	6,390,234	1,916,479	3,431,945
Effects of exchange rate changes	41,742	(621,898)	(863,892)	(61,072)
Net increase/(decrease) in cash and cash equivalents	585,553	(362,072)	57,625	727,477
Cash and cash equivalents – beginning of the year/period	151,448	737,001	737,001	374,929
Cash and cash equivalents – end of the year/period	737,001	374,929	794,626	1,102,406
Operating activities
Net cash used in operating activities for the six months ended June 30, 2022 was US$2.6 million primarily as a result of the net operating loss of US$4.8 million in the same period. The principal non-cash items affecting the difference between MMV’s net loss and net cash used in operating activities for the six months ended June 30, 2022 were US$2.3 million in share-based compensation expenses and US$642,859 in depreciation and amortization of property and equipment, intangible assets and right-of-use assets. The difference other than the non-cash items was primarily due to an increase of US$2.2 million in accounts receivable and an increase of US$499,568 in amounts due from related parties for goods sold and services rendered, the majority of which have been collected in July 2022; and offset by (i) a decrease in prepaid expenses and other current assets by US$711,021 as a result of refund of certain deductible VAT input, (ii) an increase of US$632,612 in accounts payable aligned to the increase of accounts receivable and (iii) an increase of US$832,951 in deferred revenue related to license revenue. The changes in working capital were mainly due to the overall expansion of MMV’s business.
Net cash used in operating activities in the six months ended June 30, 2021 was US$880,136 primarily as a result of the net operating loss of US$26.3 million in the same period. The principal non-cash items affecting the difference between MMV’s net loss and net cash used in operating activities in 2021 were US$23.4 million in share-based compensation expenses and US$97,394 in depreciation and amortization of property and equipment, and intangible assets. The difference other than the non-cash items was primarily due to an increase of US$1.1 million in amounts due to related parties, an increase of US$472,029 in accounts payable and accrued liabilities and other current liabilities, and supplemented by a decrease of US$391,616 in amount due from related parties. The changes in working capital were attributable to the changes in related party balances.
Net cash used in operating activities in 2021 was US$5.5 million primarily as a result of the net operating loss of US$32.7 million in the same period. The principal non-cash items affecting the difference between MMV’s net loss and net cash used in operating activities in 2021 were US$25.7 million in share-based compensation expenses and US$210,236 in depreciation and amortization of property and equipment, and intangible assets. The difference other than the non-cash items was primarily due to an increase of US$1.1 million in amounts due to related parties, and an increase of US$579,455 in accounts payable and accrued liabilities and other current liabilities, partially offset by an increase of US$524,909 in total in accounts receivable and inventories. The changes in working capital were attributable to the delay of payments to MMV’s related parties and increased personnel costs and payables to suppliers due to MMV’s expansion of its operations and business teams, and partially offset by the increased current assets in line with the growth of MMV’s merchandise business.
Net cash used in operating activities in 2020 was US$943,167 primarily as result of the net operating loss of US$6.3 million in the same period. The principal non-cash items affecting the difference between

MMV’s net loss and net cash used in operating activities in 2020 were US$3.0 million in impairment loss related to intangible assets and inventory and US$828,213 in depreciation and amortization of property and equipment, and intangible assets. The difference other than the non-cash items was primarily due to an increase of US$2.5 million in amounts due to related parties, partially offset by a total decrease of US$1.1 million in current assets. The changes in working capital were attributable to the delay of payments to MMV’s related parties, and an increase in current assets mainly driven by the commercial launch of its mobile game.
Investing activities
Net cash used in investing activities for the six months ended June 30, 2021 and 2022 were US$114,826 and US$61,234, respectively, both of which consisted primarily of expenditures for purchase of office equipment.
Net cash used in investing activities in 2021 was US$615,765, primarily representing MMV’s equity investment in a privately held company in the amount of US$460,000, and expenditures for purchase of office equipment in the amount of US$155,765 as a result of MMV’s expansion of its business and teams in 2021.
Net cash used in investing activities in 2020 was US$23,932, primarily representing expenditures for purchase of office equipment.
Financing activities
Net cash provided by financing activities for the six months ended June 30, 2022 was US$3.4 million, which was primarily comprised of loans obtained from related parties in the amount of US$5.7 million, and offset by the advance for deferred cost of Business Combination provided to MPAC in the amount of US$2.5 million. Net cash provided by financing activities for the six months ended June 30, 2021 was from loans obtained from related parties in the amount of US$1.9 million.
Net cash provided by financing activities increased from US$1.5 million for the year ended December 31, 2020 to US$6.3 million for the year ended December 31, 2021, primarily due to that MMV secured additional interest-bearing borrowings from its related parties to fund its operating activities in 2021.
Contractual Obligations
The following table sets forth MMV’s contractual obligations and commitments as of June 30, 2022.
	Less than 1 year	1 – 2 years	Total
	US$	US$	US$
Lease commitments	1,352,032	45,068	1,397,100
Off-Balance Sheet Commitments and Arrangements
MMV has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. MMV has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its combined and consolidated financial statements. Furthermore, MMV does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. MMV does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.
Holding Company Structure
MMV is a holding company with no material operations of its own. MMV conducts its operations primarily through its subsidiaries and its consolidated VIEs. As a result, MMV’s ability to pay dividends depends upon dividends paid by its subsidiaries. If MMV’s subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to MMV.
In addition, MMV’s subsidiaries in China are permitted to pay dividends to MMV only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, in addition, MMV’s PRC subsidiaries and MMV’s VIEs are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. MMV’s PRC subsidiaries as a Foreign Invested Enterprise, or FIE, are also entitled to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange. WFOE has not paid dividends and will not be able to pay dividends until it generates accumulated profits and meet the requirements for statutory reserve funds. If WFOE or any other subsidiaries in PRC incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to MMV. Hong Kong Subsidiary is also permitted under the laws of Hong Kong SAR to provide funding to MMV through dividend distributions without restrictions on the amount of the funds.
MMV is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in Hong Kong and mainland China through loans or capital contributions without restrictions on the amount of the funds. As an offshore holding company, MMV is permitted under PRC laws and regulations to provide funding from the proceeds of its offshore fund raising activities to its PRC subsidiaries only through loans or capital contributions, and to its consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. Please see “Risk Factors  —  Risks Relating to Doing Business in China  —  PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to MMV’s PRC subsidiaries, which could materially and adversely affect MMV’s liquidity and MMV’s ability to fund and expand MMV’s business.” As a result, there is uncertainty with respect to MMV’s ability to provide prompt financial support to its PRC subsidiaries and consolidated VIEs when needed. Notwithstanding the foregoing, its PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to its consolidated affiliated entity either through entrusted loans from its PRC subsidiaries to its consolidated VIEs or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in MMV’s combined and consolidated financial statements against the consolidated affiliated entity’s share capital.
Quantitative and Qualitative Disclosure about Market Risk
Foreign currency risk
The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
Inflation risk
Since its inception, inflation in China has not materially impacted MMV’s results of operations.
According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2020, 2021 and June 2022 were increases of 2.5%, 0.9% and 2.5%, respectively. Although MMV has not in the past been materially affected by inflation since its inception, it can provide no assurance that it will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a portion of MMV’s assets consist of cash, high inflation could significantly reduce the value and purchasing power of these assets. MMV is not able to hedge our exposure to higher inflation in China.
Interest Rate Risk
MMV’s exposure to interest rate risk primarily relates to interest expenses under its loan agreements, which may bear a floating interest rate, as well as interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest expenses and interest-earning instruments carry a degree of interest rate risk. MMV has not been exposed to material risks due to changes in interest rates, and it has not used any derivative financial instruments to manage its interest risk exposure. However, MMV’s future interest expenses may increase, or interest income may fall short of expectations, due to changes in market interest rates.
Critical Accounting Policies, Judgments and Estimates
MMV prepares our financial statements in conformity with U.S. GAAP, which requires MMV to make judgments, estimates and assumptions. MMV continually evaluates these estimates and assumptions based on the most recently available information, its historical experience and various other assumptions that MMV management believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in MMV’s estimates. Some of MMV’s accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.
The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing MMV’s financial statements. MMV’s management believes the following accounting policies involve the most significant judgments and estimates used in the preparation of their financial statements.
Basis of presentation
The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIEs. All inter-company transactions and balances have been eliminated upon consolidation.
Revenue recognition
MMV adopted ASC Topic 606 (“ASC 606”), Revenue from Contracts with Customers, with effect from January 1, 2018, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. The adoption of this ASC 606 did not have a material impact on MMV’s consolidated financial statements.
Revenues from contracts with customers are recognized when control of the promised goods or services is transferred to MMV’s customers, in an amount that reflects the consideration MMV expects to be entitled to in exchange for those goods or services, reduced by estimates for return allowances and Value Added Tax (“VAT”). The recognition of revenues involves certain management judgments, including estimated lives of virtual items purchased by game players and estimated breakage of game points. The amount and timing of MMV’s revenues could be different if management made different judgments or utilized different estimates.
MMV’s revenues are mainly generated from mobile games, animation production service, sale of merchandise and other services.
Mobile Games
MMV generates mobile games revenue from its own intellectual property games which are operated under a free-to-play model. Players can download the games free of charge and are charged for the purchase of in-game virtual items via payment channels to gain an enhanced game-playing experience. Depending on how the games are operated, the revenue was derived from self-operated games and jointly-operated games.

For the Company’s net revenue from mobile game services, control transfers over time as services are delivered. Payment for net revenue from services is collected within a short period following transfer of control or commencement of delivery of services, as applicable, which are agreed in the contracts between MMV and the payment channels or distribution platforms. Based on historical experience that payment channels and distribution platforms generally make payments on time, MMV considers collectability of the consideration is probably and accounts for a contract of mobile game services when players make purchases, with additional considerations made for contract liabilities.
(i) Self-operated games
For self-operated games, MMV has the pricing discretion, and is responsible for the launch of games, hosting and maintenance of game servers, selecting the distribution platforms, determination of when and how to operate the in-game promotions, and providing content updates and customer services to game players.
Players make purchases through payment channels and distribution platforms who then remit to MMV the gross proceeds less the commission fees paid to payment channels and distribution platforms.
MMV records revenue from self-operated games on a gross basis as MMV is a principal in the arrangement, commission fees paid to distribution channels and payment channels, and technical and promotional support charges paid to the related party are recorded as “Cost of Revenue” on the consolidated statements of operations and comprehensive loss. The performance obligation is to provide on-going game services to players who purchased virtual items to gain an enhanced game-playing experience. The in-game virtual items and on-going game services are highly interrelated and therefore deemed as one performance obligation. MMV recognizes revenue over the estimated average playing period of paying players on a game-by-game basis which coincides with the players receiving and consuming the benefits from the virtual items they purchased. MMV considers the average period that players typically play the games and other game player behavior factors, as well as various other factors to arrive at the best estimates for the estimated playing period of the paying players. While MMV believes its estimates to be reasonable based on available game player information, MMV may revise such estimates based on new information indicating a change in the game player behavior patterns and any adjustments are applied prospectively.
(ii) Jointly-operated games
For jointly-operated games, MMV provides the distribution platforms (Android-based APP stores or other platforms) with the game content, game updates and version updates, if and when available, and maintenance. The services are highly interdependent and are not distinct, therefore it was deemed as one performance obligation. The games are operated by the distribution platforms who have pricing discretion and are responsible for the sales and marketing of the games and customer service to the players.
MMV receives fees based on a predetermined revenue sharing percentage stated in each contract with the distribution platforms, which is calculated as gross proceeds received by the distribution platforms less channel costs and other costs paid by distribution platforms. Revenue is usually recognized on a monthly basis as the performance obligation is provided over time.
Animation production service
Animation production revenue is primarily generated from contracts with customers for production services related to the development of animated content. MMV provides services under fixed-price contracts under which MMV agrees to perform the specified work for a pre-determined price. The revenue of animation production service is recognized at a point in time when delivering specified animation content to customer.
Sale of merchandise
MMV sells merchandise, which are primarily adapted from popular anime characters of MMV’s anime franchise, to customers through online and offline channels. MMV is the principal as it controls the inventory before they are transferred to customers. MMV has the primary responsibility for fulfilling the contracts, bears the inventory risk, and has sole discretion in establishing the prices.

Merchandise revenues from animation products sales are recognized at a point in time when the promised goods are transferred to the customer, which generally occurs upon the receipt of goods by the customer. Revenue is measured at the transaction price which is based on the amount of consideration that MMV expects to receive in exchange for transferring the promised goods to the customer. Payment for sales of merchandise is generally collected before shipment, or within a short period following transfer of control, or a combination of both, which are agreed in the contracts between MMV and customers. Based on historical experience that customers generally make payments on time, MMV considers collectability of the consideration is probably and accounts for a contract of merchandise sale when the control is transferred.
Licensing revenue
MMV enters into contracts to license its intellectual property, which primarily consists of its brands and broadcast contents, in various channels.
The license of MMV’s brands provide access to the intellectual property over the term of the license, generally all of the utility of intellectual property is derived from its association with the entity’s past or ongoing activities, including its ordinary business activities, and therefore is considered a right-to-access license of symbolic intellectual property. MMV accounts for the licensing fee as a promise to provide a customer with a right to access MMV’s intellectual property as a performance obligation satisfied over time because the customer will simultaneously receive and consume the benefit from MMV’s performance of providing access to its intellectual property as the performance occurs. The licensees also pay MMV either a sales-based or usage-based royalty, or a combination of both, for use of the brands, in some cases subject to minimum guaranteed amounts. MMV records sales-based or usage-based royalty revenues for right-to-access licenses at the occurrence of the licensees’ subsequent sale or usage. When the arrangement includes a minimum guarantee, MMV records the minimum guarantee on a ratable basis over the term of the license period and does not record the sales-based or usage-based royalty revenues until they exceed the minimum guarantee.
MMV also licenses its contents for distribution to third party platforms. These are intellectual property licenses where the licensees pay either a fixed fee for the content license or a variable fee or a combination of both. The content that MMV delivers to its licensees typically has significant standalone functionality, and is considered a right-to-use license of functional intellectual property. MMV’s promise to provide a customer with the right to use its intellectual property is satisfied at a point in time. MMV records revenues for right-to-use licenses once the license period has commenced and the licensee has the ability to use the delivered content.
Other services
Other services comprise of various value-added services at the request of clients, such as technical services including product development and operation, administrative and marketing services. MMV charges service fees at the point in time of delivery, or over time based on the terms and conditions agreed with clients.
Contract Balances
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when MMV has satisfied its performance obligation and has unconditional right to the payment. Under Topic 606, MMV’s right to consideration in exchange for goods or services that MMV has transferred to a customer is recognized as a contract asset.
The contract liabilities consist of deferred revenue, which relates to unsatisfied performance obligations at the end of each reporting period and consists of cash payment received in advance from a licensee for a license right granted, and from game players in MMV’s self-operated games.
Share-based compensation
Share based compensation expenses arise from share-based awards, including share-based payments awarded to employees of MMV by a related party or other holder of an economic interest in MMV as compensation for services provided to MMV. MMV accounts for share-based awards granted to employees in accordance with ASC 718 Compensation — Stock Compensation.
For share-based payments awarded to employees of MMV with service conditions, by a related party or other holder of an economic interest in MMV, the related share-based compensation expenses are recognized in the consolidated financial statements based on the grant date fair values of the shares, less consideration to be paid (if any), over the period from the grant date to the date that service conditions are met, or waived.
Lease
On January 1, 2022, MMV adopted ASC 842, which supersedes the lease accounting guidance under ASC 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.
MMV elected to apply practical expedients permitted under the transition method that allow MMV to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. MMV used modified retrospective method and did not adjust the prior comparative periods. Under the new lease standard, MMV determines if an arrangement is or contains a lease at inception. Right-of-use assets and lease liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. MMV considers only payments that are fixed and determinable at the time of lease commencement. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. MMV’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the right-of-use assets and lease liability when it is reasonably certain that the Company will exercise that option.
For operating leases with a term of one year or less, MMV has elected not to recognize a lease liability or right-of-use assets on its consolidated balance sheet. Instead, it recognizes the lease payments as expense on a straight-line basis over the lease term.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
On August 6, 2021, MultiMetaVerse Inc. (“MMV”) entered into an agreement and plan of merger (“Merger Agreement”) with Model Performance Acquisition Corp., a British Virgin Islands business company ( ‘‘MPAC”) providing for a Business Combination between MPAC and MMV which will be effected in two steps: (i) MPAC will reincorporate to British Virgin Islands by merging with and into Model Performance Mini Corp., a British Virgin Islands business company (“MPAC BVI”), with MPAC BVI remaining as the surviving publicly traded entity (the “Reincorporation Merger”); and (ii) Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of MPAC BVI (“Merger Sub”), will be merged with and into MMV resulting in MMV being a wholly-owned subsidiary of MPAC BVI (the “Acquisition Merger”).
Model Performance Acquisition Corp. (“MPAC”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of MultiMetaVerse Inc. (“MMV”) becoming a wholly-owned subsidiary of MPAC. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). MPAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
MPAC is a blank check company that was incorporated in British Virgin Islands on January 8, 2021, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
On April 12, 2021, MPAC consummated its IPO of 5,000,000 MPAC Units at an offering price of $10.00 per unit, with each MPAC Unit consisting of one MPAC Class A Ordinary Share and one-half of one MPAC Warrant and one MPAC Right to receive one-tenth of one MPAC Class A Ordinary Share, resulting in gross proceeds of $50.0 million (before underwriting discounts and commissions and offering expenses).
Prior to the consummation of the IPO, the Sponsor subscribed for 1,437,500 Founder Shares for an aggregate purchase price of $25,001, or approximately $0.017 per share. Simultaneously with the consummation of the IPO, MPAC sold 270,000 Private Placement Units in a private placement transaction at a purchase price of $10.00 per unit to the Sponsor, generating gross proceeds of $2,700,000. As a result of this transaction and after giving effect to the exercise of the underwriters’ over-allotment option discussed below, MPAC sold a total of 292,500 Private Placement Units to the Sponsor, resulting in gross proceeds to MPAC of $2,925,000. Each Private Placement Unit sold in the private placement is identical to the MPAC Units sold in the IPO, except that there will be no redemption rights or liquidating distributions from the Trust Account with respect to the founder shares, private placement shares, private placement warrants or private placement rights.
On April 15, 2021, the underwriters fully exercised the over-allotment option to purchase 750,000 additional MPAC Units.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the period from January 8, 2021 (inception) through December 31, 2021 present pro forma effect to the Business Combination as if it had been completed on January 8, 2021.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of MPAC was derived from the unaudited financial statements of MPAC as of and for the six months ended June 30, 2022 and the audited financial statements of MPAC as of and for the period from January 8, 2021 (inception) through December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of MMV was derived from the unaudited financial statements of MMV as of and for the six months ended June 30, 2022 and the audited financial statements of MMV as of and for the year ended December 31, 2021, which are included elsewhere in this proxy statement/prospectus. This information should be read together with MPAC’s and MMV’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MPAC’s” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMV” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.
Description of the Business Combination
On August 6, 2021, MPAC entered into the Merger Agreement with MMV. MPAC will reincorporate to British Virgin Islands by merging with and into MPAC BVI (the “Reincorporation”). Merger Sub will merge with and into MMV resulting in MMV being a wholly-owned subsidiary of MPAC BVI. Pursuant to the Merger Agreement, MPAC Class A ordinary shares and MPAC Class B ordinary shares will automatically convert, on a one-for-one basis, into MPAC BVI Class A ordinary share and MMV will merge with and into Merger Sub with MMV as the surviving company, and a wholly-owned subsidiary of MPAC BVI.
The following table summarizes the pro forma number of shares of MPAC Cayman Class A and Class B ordinary share outstanding following the consummation of the Business Combination and the PIPE Investment under three separate scenarios, discussed further in the sections below, excluding the potential dilutive effect of the exercise or vesting of warrants:
	Assuming No Redemptions		Assuming Proposal 4 not Approved and Maximum Redemptions		Assuming Maximum Redemptions
	(Shares)%		(Shares)%		(Shares)%
Shares held by Sponsor	1,759,250	4.8%	1,759,250	5.0%	1,759,250	5.1%
MPAC Public Shares (including shares underlying the rights)	2,816,006	7.6%	1,080,187	3.0%	575,000	1.6%
Shares issued to the shareholders of MMV at closing	30,000,000	81.4%	30,000,000	85.5%	30,000,000	86.7%
PIPE Investment	2,200,000	6.0%	2,200,000	6.3%	2,200,000	6.4%
MPAC Representative shares	57,500	0.2%	57,500	0.2%	57,500	0.2%
Total Ordinary Shares	36,832,756	100.0%	35,096,937	100.0%	34,591,750	100.0%
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, MPAC will be treated as the “acquired” company and MMV will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of MMV issuing stock for the net assets of MPAC, accompanied by a recapitalization. The net assets of MPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MMV.

MMV has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:
•
MMV’s existing shareholders will have the greatest voting interest in the Post-Combination Company;

•
MMV’s existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•
MMV’s will comprise the ongoing operations of the Post-Combination Company;

•
MMV’s relevant measures, such as assets, revenues, cash flows and earnings, are higher than MPAC’s; and

•
MMV’s existing senior management will be the senior management of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of MPAC Class A ordinary shares:
•
Assuming No Redemptions:   This presentation assumes that no public shareholders of MPAC will exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Proposal 4 not Approved and Maximum Redemptions:   This presentation assumes that Proposal 4 not approved and shareholders holding 1,735,819 MPAC Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.46 per share) of the funds in the trust account. The maximum redemption amount is derived so that there is a minimum net tangible asset of $5,000,001, after giving effect to the payments to redeeming shareholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

•
Assuming Maximum Redemptions:   This presentation assumes that shareholders holding 2,241,006 MPAC Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.46 per share) of the funds in the trust account. Scenario 3 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the period from January 8, 2021 (inception) through December 31, 2021 are based on the audited historical financial statements of MPAC and MMV. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(In thousands)
	(1) MPAC				(2) MMV	Assuming No Redemptions			Assuming Proposal 4 not Approved and Maximum Redemptions			Assuming Maximum Redemptions
	(Historical)	Transaction Accounting Adjustments	Note	(Pro Forma)	(Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$552	$1	(c)	$553	$1,102	$22,000	(A)	$34,502	$22,000	(A)	$16,350	$22,000	(A)	$11,067
						23,435	(B)		23,435	(B)		23,435	(B)
						(2,013)	(C)		(2,013)	(C)		(2,013)	(C)
									(18,152)	(E)		(23,435)	(E)
						(7,300)	(H)		(7,300)	(H)		(7,300)	(H)
						(590)	(I)		(590)	(I)		(590)	(I)
						(2,685)	(J)		(2,685)	(J)		(2,685)	(J)
Accounts receivable, net	—	—		—	3,086	—		3,086	—		3,086	—		3,086
Amounts due from related parties	—	—		—	653	—		653	—		653	—		653
Inventories, net	—	—		—	784	—		784	—		784	—		784
Prepaid expenses and other current assets	270	—		270	2,817	—		3,087	—		3,087	—		3,087
Total current assets	822	1		823	8,442	32,847		42,112	14,695		23,960	9,412		18,677
Property and equipment, net	—	—		—	229	—		229	—		229	—		229
Intangible assets, net	—	—		—	140	—		140	—		140	—		140
Long-term investment	—	—		—	460	—		460	—		460	—		460
Right-of-use assets				—	1,163	—		1,163	—		1,163	—		1,163
Other non-current assets	—	—		—	47	—		47	—		47	—		47
Marketable securities held in Trust Account	59,309	245	(a)	23,435	—	(23,435)	(B)	—	(23,435)	(B)	—	(23,435)	(B)	—
		(36,343)	(b)
		224	(c)
TOTAL ASSETS	$60,131	$(35,873)		$24,258	$10,481	$9,412		$44,151	$(8,740)		$25,999	$(14,023)		$20,716
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$455	$—		$455	$1,437	$(300)	(H)	$1,562	$(300)	(H)	$1,562	$(300)	(H)	$1,562
				—		(30)	(I)		(30)	(I)		(30)	(I)
Short-term bank borrowings				—	120	—		120	—		120	—		120
Amounts due to related parties, current portion	5			5	2,642	—		2,647	—		2,647	—		2,647
Promissory note – MMV	2,460	225	(c)	2,685	—	(2,685)	(J)	—	(2,685)	(J)	—	(2,685)	(J)	—
Deferred revenue, current portion	—	—		—	230	—		230	—		230	—		230
Operating lease liabilities, current portion				—	1,306	—		1,306	—		1,306	—		1,306
Accrued liabilities and other current liabilities	—	—		—	1,048	—		1,048	—		1,048	—		1,048
Total current liabilities	2,920	225		3,145	6,783	(3,015)		6,913	(3,015)		6,913	(3,015)		6,913
Amounts due to related parties, non-current portion	—	—		—	15,080	—		15,080	—		15,080	—		15,080
Deferred revenue, non-current portion				—	662	—		662	—		662	—		662
Operating lease liabilities, non-current portion				—	45	—		45	—		45	—		45
Warrant liability	15	—		15	—	—		15	—		15	—		15
Deferred underwriting fee	2,013	—		2,013	—	(2,013)	(C)	—	(2,013)	(C)	—	(2,013)	(C)	—
TOTAL LIABILITIES	4,948	225		5,173	22,570	(5,028)		22,715	(5,028)		22,715	(5,028)		22,715
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption	59,309	245	(a)	23,435	—	(23,435)	(E)	—	(23,435)	(E)	—	(23,435)	(E)	—
		(36,343)	(b)
		224	(c)
Shareholders’ equity (deficit):
Class A ordinary shares	2,925	—		2,925	12,246	22,000	(A)	130,083	22,000	(A)	111,931	22,000	(A)	108,913
						(7,051)	(D)		(7,051)	(D)		(7,051)	(D)
						23,435	(E)		5,283	(E)
						59,728	(F)		59,728	(F)		59,728	(F)
						17,360	(G)		17,360	(G)		19,625	(G)
						(560)	(I)		(560)	(I)		(560)	(I)
Class B ordinary shares	25	—		25	—	(25)	(D)	—	(25)	(D)	—	(25)	(D)	—
Subscription receivable	—	—		—	(12,246)	12,246	(F)	—	12,246	(F)	—	12,246	(F)	—
Additional paid-in capital	—	—		—	71,974	(71,974)	(F)	—	(71,974)	(F)	—	(71,974)	(F)	—
Retained earnings (accumulated deficit)	(7,076)	(224)	(c)	(7,300)	(78,732)	7,076	(D)	(103,316)	7,076	(D)	(103,316)	7,076	(D)	(105,581)
						(17,360)	(G)		(17,360)	(G)		(19,625)	(G)
						(7,000)	(H)		(7,000)	(H)		(7,000)	(H)
Accumulated other comprehensive loss	—	—		—	(3,615)	—		(3,615)	—		(3,615)	—		(3,615)
Total shareholders’ equity (deficit)	(4,126)	(224)		(4,350)	(10,373)	37,875		23,152	19,723		5,000	14,440		(283)
Noncontrolling Interest	—	—		—	(1,716)	—		(1,716)	—		(1,716)	—		(1,716)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY	$60,131	$(35,873)		$24,258	$10,481	$9,412		$44,151	$(8,740)		$25,999	$(14,023)		$20,716

(1)
Derived from the balance sheet of MPAC as of June 30, 2022.

(2)
Derived from the consolidated statement of balance sheet of MMV as of June 30, 2022. See MMV’s financial statements and the related notes appearing elsewhere in this proxy statement.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(a)
Reflects the interest income earned from July 1, 2022 to September 29, 2022, which increased the redemption value of the MPAC Class A ordinary shares from $10.31 per share to $10.36 per share.

(b)
Reflects the redemption of 3,508,994 MPAC Class A ordinary shares at redemption value of $10.36 per share.

(c)
Reflects a $225,000 non-interest bearing loan from MMV and deposited $224,000 into the trust account in order to extend the available time to complete the merger, which increased the redemption value of the 2,241,006 MPAC Class A ordinary shares from $10.36 per share to $10.46 per share.

(A)
To record proceeds from the PIPE Investment with the corresponding 2,200,000 MPAC Class A ordinary shares with a no par value at a price of $10.00 per share.

(B)
Represents the transfer of marketable securities held in the MPAC Trust to cash.

(C)
Reflects the settlement of approximately $2.0 million deferred underwriting fee that become due and payable upon consummation of the merger.

(D)
Reflects the elimination of MPAC's historical accumulated deficit and reflects the automatically conversion of MPAC Class B ordinary shares into PubCo Class A ordinary shares at the consummation of the merger.

(E)
In Scenario 1, reflects the reclassification of 2,241,006 Class A ordinary shares subject to possible redemption to permanent equity at no par value with no redemptions. In Scenario 2, which assumes the same facts as described in Items A through D above, but also assumes Proposal 4 not approved and the maximum number of 1,735,819 shares are redeemed for cash by MPAC shareholders, at a redemption price of $10.46 per share, represents the maximum redemption amount to ensure a minimum net tangible assets of $5,000,001 allowed to close the Merger. In Scenario 3, which assumes the same facts as described in Items A through D above, but also assumes the maximum number of 2,241,006 shares are redeemed for cash by MPAC shareholders, at a redemption price of $10.46 per share.

(F)
Reflects the elimination of MMV's historical additional paid-in capital into PubCo Class A ordinary at the consummation of the merger.

(G)
Reflects the unrecognized compensation expenses of $17,360,362 as the vesting condition are satisfied at the time of the consummation of the merger.

(H)
Reflects the settlement of approximately $7.3 million of MPAC's transaction costs related to the merger, of which, 1) approximately $0.3 million of transaction costs accrued as of the date of unaudited pro forma condensed combined balance sheet and 2) approximately $7.0 million of transaction costs, including $4.5 million of 1.5% finder's fee, based on MMV's equity valuation of $300,000,000, as an adjustment to retained earnings.

(I)
Reflects the settlement of approximately $0.6 million of MMV's transaction costs related to the merger, of which, 1) approximately $30,000 of transaction costs accrued as of the balance sheet date and 2) approximately $560,000 subsequently reclassify to no par value capital upon the closing of the merger.

(J)
Reflects the repayments of the promissory note from MMV at the consummation of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In thousand, except share and per share data)
			Assuming No Redemptions			Assuming Proposal 4 not Approved and Maximum Redemptions			Assuming Maximum Redemptions
	(1) MPAC (Historical)	(2) MMV (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	$—	$7,950	$—		$7,950	$—		$7,950	$—		$7,950
Operating cost and expenses:
Cost of sales	—	(4,255)	—		(4,255)	—		(4,255)	—		(4,255)
Selling expenses	—	(470)			(470)			(470)			(470)
General and administrative expenses	(717)	(4,459)	(2,500)	(AA)	(29,536)	(2,500)	(AA)	(29,536)	(2,500)	(AA)	(29,536)
			(4,500)	(BB)		(4,500)	(BB)		(4,500)	(BB)
			(17,360)	(CC)		(17,360)	(CC)		(17,360)	(CC)
Research and development expenses	—	(3,396)	—		(3,396)	—		(3,396)	—		(3,396)
Total operating cost and expenses	(717)	(12,580)	(24,360)		(37,657)	(24,360)		(37,657)	(24,360)		(37,657)
Loss from operations	(717)	(4,630)	(24,360)		(29,707)	(24,360)		(29,707)	(24,360)		(29,707)
Other income (expense)
Interest income	80	1	(80)	(DD)	1	(80)	(DD)	1	(80)	(DD)	1
Interest expense, net	—	(262)	—		(262)	—		(262)	—		(262)
Other income and expenses	37	44	—		81	—		81	—		81
Total other income (expense)	117	(217)	(80)		(180)	(80)		(180)	(80)		(180)
Loss before income taxes	(600)	(4,847)	(24,440)		(29,887)	(24,440)		(29,887)	(24,440)		(29,887)
Income tax expense	—	—	—		—	—		—	—		—
Net loss	(600)	(4,847)	(24,440)		(29,887)	(24,440)		(29,887)	(24,440)		(29,887)
Less: Net loss attributable to non-controlling interest	—	(89)	—		(89)	—		(89)	—		(89)
Net loss attributable to common shareholders	$(600)	$(4,758)	$(24,440)		$(29,798)	$(24,440)		$(29,798)	$(24,440)		$(29,798)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	5,750,000
Basic and diluted net loss per Class A ordinary shares subject to possible redemption	$(0.08)
Basic and diluted weighted average shares outstanding, Class B ordinary shares and Class A ordinary shares not subject to possible redemption	1,787,500
Basic and diluted net loss per share, Class B ordinary shares and Class A ordinary shares not subject to possible redemption	$(0.08)
Basic and diluted weighted average of ordinary shares outstanding		122,463,517
Basic and diluted loss per share		$(0.04)
Basic and diluted pro forma weighted average shares outstanding					36,832,756			35,096,937			34,591,750
Basic and diluted pro forma net loss per share					$(0.81)			$(0.85)			$(0.86)

(1)
Derived from the statement of operations of MPAC for the six months ended June 30, 2022.

(2)
Derived from the statement of operations and comprehensive loss of MMV for the six months ended June 30, 2022. See MMV’s financial statements and the related notes appearing elsewhere in this proxy statement.

	MPAC (Historical)	MMV (Historical)	Assuming No Redemptions
Weighted average shares outstanding – Ordinary Shares	7,537,500	122,463,517	36,832,756
Net loss per share – basic and diluted	$(0.08)	$(0.04)	$(0.81)
			Assuming Proposal 4 not Approved and Maximum Redemptions
Weighted average shares outstanding – Ordinary Shares	7,537,500	122,463,517	35,096,937
Net loss per share – basic and diluted	$(0.08)	$(0.04)	$(0.85)
			Assuming Maximum Redemptions
Weighted average shares outstanding – Ordinary Shares	7,537,500	122,463,517	34,591,750
Net loss per share – basic and diluted	$(0.08)	$(0.04)	$(0.86)
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(AA)
Reflects the approximately $2.5 million of MPAC’s transaction costs to be incurred subsequent to June 30, 2022;

(BB)
Reflects 1.5% finder’s fee based on the MMV’s equity valuation of $300,000,000 to be incurred at the consummation of the merger. This adjustment is considered to be a one-time charge and is not expected to recur;

(CC)
Reflects the unrecognized compensation expenses of $17,360,362 as the vesting condition are satisfied at the time of the consummation of the merger. This vesting adjustment is considered to be a one-time charge and is not expected to recur; and

(DD)
Reflects an adjustment to eliminate interest income earned from marketable securities held in trust account as of the beginning of the period.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)
			Assuming No Redemptions			Assuming Proposal 4 not Approved and Maximum Redemptions			Assuming Maximum Redemptions
	(1) MPAC (Historical)	(2) MMV (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	$—	$10,482	$—		$10,482	$—		$10,482	$—		$10,482
Operating cost and expenses:
Cost of sales	—	(6,398)	—		(6,398)	—		(6,398)	—		(6,398)
Impairment loss	—	(30)	—		(30)			(30)	—		(30)
Selling expenses	—	(1,298)			(1,298)			(1,298)			(1,298)
General and administrative expenses	(961)	(29,955)	(3,000)	(AA)	(58,041)	(3,000)	(AA)	(58,041)	(3,000)	(AA)	(58,041)
			(4,500)	(BB)		(4,500)	(BB)		(4,500)	(BB)
			(19,625)	(CC)		(19,625)	(CC)		(19,625)	(CC)
Research and development expenses	—	(5,705)	—		(5,705)	—		(5,705)	—		(5,705)
Total operating cost and expenses	(961)	(43,386)	(27,125)		(71,472)	(27,125)		(71,472)	(27,125)		(71,472)
Loss from operations	(961)	(32,904)	(27,125)		(60,990)	(27,125)		(60,990)	(27,125)		(60,990)
Other income (expense)
Interest income	4	2	(4)	(DD)	2	(4)	(DD)	2	(4)	(DD)	2
Interest expense, net	—	(95)	—		(95)	—		(95)	—		(95)
Other income and expenses	85	306	—		391	—		391	—		391
Total other income (expense)	89	213	(4)		298	(4)		298	(4)		298
Loss before income taxes	(872)	(32,691)	(27,129)		(60,692)	(27,129)		(60,692)	(27,129)		(60,692)
Income tax expense	—	—	—		—	—		—	—		—
Net loss	(872)	(32,691)	(27,129)		(60,692)	(27,129)		(60,692)	(27,129)		(60,692)
Less: Net loss attributable to non-controlling interest	—	(698)	—		(698)	—		(698)	—		(698)
Net loss attributable to common shareholders	$(872)	$(31,993)	$(27,129)		$(59,994)	$(27,129)		$(59,994)	$(27,129)		$(59,994)
Basic and diluted weighted average Class A ordinary shares	4,487,283
Basic and diluted net loss per Class A ordinary shares	$(0.15)
Basic and diluted weighted average Class B ordinary shares	1,417,367
Basic and diluted net loss per Class B ordinary shares	$(0.15)
Basic and diluted weighted average of ordinary shares outstanding		122,463,517
Basic earnings per share per nonredeemable ordinary share		$(0.26)
Basic and diluted pro forma weighted average shares outstanding					36,832,756			35,096,937			34,591,750
Basic and diluted pro form net loss per share					$(1.63)			$(1.71)			$(1.73)

(1)
Derived from the statement of operations of MPAC for the period from January 8, 2021 (inception) through December 31, 2021. See MPAC’s financial statements and the related notes appearing elsewhere in this proxy statement.

(2)
Derived from the statement of operations of MMV for the year ended December 31, 2021. See MMV’s financial statements and the related notes appearing elsewhere in this proxy statement.

	MPAC (Historical)	MMV (Historical)	Assuming No Redemptions
Weighted average shares outstanding – Ordinary Shares	5,904,650	122,463,517	36,832,756
Net loss per share – basic and diluted	$(0.15)	$(0.26)	$(1.63)
			Assuming Proposal 4 not approved and Maximum Redemptions
Weighted average shares outstanding – Ordinary Shares	5,904,650	122,463,517	35,096,937
Net loss per share – basic and diluted	$(0.15)	$(0.26)	$(1.71)
			Assuming Maximum Redemptions
Weighted average shares outstanding – Ordinary Shares	5,904,650	122,463,517	34,591,750
Net loss per share – basic and diluted	$(0.15)	$(0.26)	$(1.73)
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(AA)
Reflects the approximately $3.0 million of MPAC’s transaction costs to be incurred subsequent to December 31, 2021;

(BB)
Reflects 1.5% finder’s fee based on the MMV’s equity valuation of $300,000,000 to be incurred at the consummation of the merger. This adjustment is considered to be a one-time charge and is not expected to recur;

(CC)
Reflects the unrecognized compensation expenses of $19,624,756 as the vesting condition are satisfied at the time of the consummation of the merger. This vesting adjustment is considered to be a one-time charge and is not expected to recur; and

(DD)
Reflects an adjustment to eliminate interest income earned from marketable securities held in trust account as of the beginning of the period.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as MMV has been determined to be the accounting acquirer, primarily due to the fact that MMV Shareholders will continue to control the Post-Combination Company. Under this method of accounting, although MPAC will acquire all of the outstanding equity interests of MMV in the Business Combination, MPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of MMV issuing stock for the net assets of MPAC, accompanied by a recapitalization. The net assets of MPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MMV.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination and the PIPE Offerings occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 presents pro forma effect to the Business Combination and PIPE financing as if it had been completed on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents pro forma effect to the Business Combination and PIPE financing as if it had been completed on January 8, 2021.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 have been prepared using, and should be read in conjunction with, the following:
•
MPAC’s balance sheet as of June 30, 2022, the unaudited pro forma statement of operations for the six months ended June 30, 2022 and for the period from January 8, 2021 (inception) through December 31, 2021 and the related notes, included elsewhere in this proxy statement/ prospectus; and

•
MMV’s balance sheet as of June 30, 2022, the unaudited pro forma statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of MPAC Class A ordinary shares:
•
Assuming No Redemptions:   This presentation assumes that no public shareholders of MPAC will exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Proposal 4 not Approved and Maximum Redemptions:   This presentation assumes that Proposal 4 not approved and shareholders holding 1,735,819 MPAC Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.46 per share) of the funds in the trust account. The maximum redemption amount is derived so that there is a minimum net tangible asset of $5,000,001, after giving effect to the payments to redeeming shareholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

•
Assuming Maximum Redemptions:   This presentation assumes that shareholders holding 2,241,006 MPAC Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.46 per share) of the funds in the trust account. Scenario 3 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that MPAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. MPAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of MPAC and MMV.
2. Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of the Post-Combination Company.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). MPAC has elected not to present Management’s Adjustments and is only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The unaudited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. MMV and MPAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of MPAC Class A ordinary shares for the six months ended June 30, 2022:
	For the six months ended June 30, 2022
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Proposal 4 not Approved and Maximum Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(29,798)	$(29,798)	$(29,798)
Weighted average shares outstanding of common stock	36,832,756	35,096,937	34,591,750
Net loss per share (basic and diluted)	$(0.81)	$(0.85)	$(0.86)
Shareholders’ equity (deficit) per share – basic and diluted	$0.63	$0.14	$(0.01)
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of MPAC Class A ordinary shares for the year ended December 31, 2021:
	For the year ended December 31, 2021
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Proposal 4 not Approved and Maximum Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(59,994)	$(59,994)	$(59,994)
Weighted average shares outstanding of common stock	36,832,756	35,096,937	34,591,750
Net loss per share (basic and diluted)	$(1.63)	$(1.71)	$(1.73)
Shareholders’ equity (deficit) per share – basic and diluted	$0.68	$0.14	$0.06

(1)
For the purposes of calculating diluted earnings per share, it was assumed that all outstanding Post-Combination Company Warrants and warrants sold in the IPO and the private placement are not exercised since this results in anti-dilution and the effect of such exercise was not included in calculation of diluted loss per share.

COMPARATIVE SHARE INFORMATION
Six Months Ended June 30, 2022	MPAC	MMV	Pro Forma Combined Assuming no redemption of shares	Pro Forma Combined Assuming Proposal 4 not Approved and maximum redemption of shares	Pro Forma Combined Assuming maximum redemption of shares
Net loss	$(600)	$(4,758)	$(29,798)	$(29,798)	$(29,798)
Stockholders’ equity (deficit)	$(4,126)	$(10,373)	$23,152	$5,000	$(283)
Weighted average shares outstanding – basic and diluted	7,537,500	122,463,517	36,832,756	35,096,937	34,591,750
Basic and diluted income/(loss) per share	$(0.08)	$(0.04)	$(0.81)	$(0.85)	$(0.86)
Book value per share as of June 30, 2022	$(0.55)	$(0.08)	$0.63	$0.14	$(0.01)
Year Ended December 31, 2021	MPAC	MMV	Pro Forma Combined Assuming no redemption of shares	Pro Forma Combined Assuming Proposal 4 not Approved and maximum redemption of shares	Pro Forma Combined Assuming maximum redemption of shares
Net loss	$(872)	$(31,993)	$(59,994)	$(59,994)	$(59,994)
Stockholders’ equity (deficit)	$(2,296)	$(7,758)	$24,882	$5,000	$1,996
Weighted average shares outstanding – basic and diluted	5,904,650	122,463,517	36,832,756	35,096,937	34,591,750
Basic and diluted income/(loss) per share	$(0.15)	$(0.26)	$(1.63)	$(1.71)	$(1.73)
Book value per share as of December 31, 2021	$(0.39)	$(0.06)	$0.68	$0.14	$0.06

DESCRIPTION OF MPAC’S SECURITIES
General
Pursuant to our Memorandum and Articles of Association, as amended and restated on September 28, 2022, we are authorized to issue a maximum of (i) 100,000,000 Class A ordinary shares with no par value (“MPAC Class A ordinary shares”), (ii) 10,000,000 Class B ordinary shares with no par value (“MPAC Class B ordinary shares”) and (iii) 1,000,000 preferred shares with no par value (“MPAC preferred shares”). As of Record Date, 2,591,006 MPAC Class A ordinary shares and 1,437,500 MPAC Class B ordinary shares are issued and outstanding. No MPAC preferred shares are issued or outstanding.
Ordinary Shares
Holders of record of MPAC Class A ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, our insiders, officers and directors, have agreed to vote their respective MPAC Class A ordinary shares owned by them in favor of the proposed business combination.
We will consummate an initial business combination only if public shareholders do not exercise conversion rights in an amount that would cause our net tangible assets to be less than $5,000,001 and a majority of the outstanding of ordinary shares voted are voted in favor of the business combination.
MPAC Class B ordinary shares will automatically convert into MPAC Class A ordinary shares at the time of the initial business combination on a one-for-one basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustments as provided in the Company’s Existing Charter.
Pursuant to our Existing Charter, if we do not consummate our initial business combination by January 12, 2023 (unless extended to April 12, 2023), we will (i) as promptly as reasonably practicable, but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (ii) as promptly as practicable, cease all operations except for the purpose of making such distribution and any subsequent winding up of MPAC’s affairs. Our insiders have agreed to waive their rights to share in any distribution with respect to their insider shares.
In the event of a liquidation, dissolution or winding up of MPAC after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that our shareholders have the right to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) upon the completion of our initial business combination.
Preferred Shares
There are no MPAC preferred shares outstanding. The Board is empowered, without shareholder approval, to issue MPAC preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement with the underwriters prohibits us, prior to a business combination, from issuing preferred shares which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the ordinary shares on our initial business combination. We may issue some or all of the preferred shares to effect our initial business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we reserve the right to do so in the future.

Warrants
Each warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per whole share, subject to adjustments. The warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
MPAC has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, MPAC will use best efforts to file, and within 60 business days following the initial business combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. MPAC will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless MPAC has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when MPAC shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, MPAC may call the warrants for redemption (excluding the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares equal or exceed $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends notice of redemption to the warrant holders.

MPAC has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and MPAC issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
If MPAC calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, MPAC’s cash position, the number of warrants that are outstanding and the dilutive effect on MPAC’s shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the warrants. If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. MPAC believes this feature is an attractive option to MPAC if it does not need the cash from the exercise of the warrants after the initial business combination. If MPAC calls the warrants for redemption and the management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.
If the number of issued and outstanding Class A ordinary shares is increased by a capitalization payable in Class A ordinary shares, or by a sub-division of Class A ordinary shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a capitalization of a number of Class A ordinary shares equal to the product of (x) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Rights
Each holder of a right will receive one-tenth (1/10) of one Class A ordinary share upon consummation of the initial business combination, even if the holder of such right redeemed all Class A ordinary shares held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. The Merger Agreement provides for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary share basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. More specifically, the rights holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to the Company.
If MPAC is unable to complete an initial business combination within the Combination Period and MPAC liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from MPAC’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless.
As soon as practicable upon the consummation of the initial business combination, MPAC will direct registered holders of the rights to return their rights to the rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full Class A ordinary shares to which it is entitled. MPAC will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their rights for Class A ordinary shares should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide MPAC with any means of avoiding MPAC’s obligation to issue the shares underlying the rights upon consummation of the initial business combination. Other than confirming that the rights delivered by a registered holder are valid, MPAC will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination.
The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company’s). MPAC will not issue fractional shares upon conversion of the rights. Fractional shares will either be rounded up to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Island’s law. As a result, you must hold rights in multiples of 10 in order to receive shares for all of the investors’ rights upon closing of a Business Combination. If MPAC is unable to complete an initial business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from MPAC’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Accordingly, the rights may expire worthless.

DESCRIPTION OF COMBINED COMPANY’S SECURITIES
PubCo is a British Virgin Islands business company and its affairs are governed by its memorandum and articles of association, as amended and restated from time to time, and BVI Business Companies Act, 2004 (as amended), which we refer to as the “Companies Act” below, and the common law of the BVI.
PubCo Ordinary Shares
The following includes a summary of the terms of PubCo Shares, based on its Memorandum and Articles of Association and BVI law. Immediately prior to the consummation of the Reincorporation Merger, PubCo shall amend its memorandum and articles of association, which amendment is referred to herein as the “Memorandum and Articles of Association.” According to the Memorandum and Articles of Association, the PubCo is authorized to issue a maximum of 111,000,000 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 Class A ordinary shares with no par value (“PubCo Class A ordinary shares”), (ii) 10,000,000 Class B ordinary shares with no par value (“PubCo Class B ordinary shares”), and (iii) 1,000,000 preferred shares with no par value (“PubCo preferred shares”).
General.   Immediately prior to the consummation of the Business Combination, PubCo is authorized to issue a maximum of 111,000,000 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 PubCo Class A ordinary shares with no par value, (ii) 10,000,000 PubCo Class B ordinary Shares with no par value, and (iii) 1,000,000 PubCo preferred shares with no par value. PubCo’s ordinary shares are divided into PubCo Class A ordinary shares and PubCo Class B ordinary shares. Holders of PubCo Class A ordinary shares and PubCo Class B ordinary shares have identical rights in all respects. All of PubCo’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. PubCo may not issue share to bearer. PubCo’s shareholders who are non-residents of the BVI may freely hold and transfer their ordinary shares.
Dividends.   The holders of PubCo’s ordinary shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and the Companies Act. No dividend may be declared and paid unless PubCo’s directors determine that, immediately after the payment, the value of PubCo’s assets will exceed its liabilities and PubCo will be able to pay its debts as and when they fall due. Holders of PubCo Class A ordinary shares and PubCo Class B ordinary shares will be entitled to the same amount of dividends, if declared.
Voting Rights.   In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote, and all ordinary shares vote together as one class. Voting at any shareholder meeting is by show of hands unless a poll is demanded by the chairman.
A quorum required for a meeting of shareholders consists of one or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote on resolutions of shareholders to be considered at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a BVI business company, PubCo is not obliged by the Companies Act to call shareholders’ annual general meetings. PubCo’s Memorandum and Articles of Association provide that PubCo may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case PubCo will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of PubCo’s shareholders may be convened by any director or, upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30 percent of the votes attaching to the issued and outstanding shares entitled to vote at general meetings in respect of the matter for which the meeting is requested, in which case the directors are obliged to convene such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, PubCo Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least ten (10) days is required for the convening of PubCo’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting.
Transfer of Ordinary Shares.   Subject to the restrictions in PubCo’s Memorandum and Articles of Association as set out below, any of PubCo’s shareholders may transfer all or any of his or her ordinary shares by a written instrument of transfer signed by the transferor and containing the name and address of the transferee.
Liquidation.   On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst PubCo’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst PubCo’s shareholders in proportion to the number of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to PubCo for unpaid calls or otherwise. If PubCo’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by PubCo’s shareholders in proportion to the number of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event. Any distribution of assets or capital to a holder of a PubCo Class A ordinary share and a holder of a PubCo Class B ordinary share will be the same in any liquidation event.
Redemption, Repurchase and Surrender of Ordinary Shares.   PubCo may issue shares on terms that such shares are subject to redemption, at PubCo’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by PubCo’s Board of Directors. PubCo may also repurchase any of its shares provided that PubCo may not purchase, redeem or otherwise acquire its own shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the PubCo is permitted or required by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.
Variations of Rights of Shares.   If at any time PubCo’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not PubCo is being wound-up, may be varied by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.
Inspection of Books and Records.   Holders of PubCo Ordinary Shares have no general right under BVI law to inspect or obtain copies of PubCo’s list of shareholders or its corporate records. However, PubCo will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Issuance of Additional Shares.   PubCo’s Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.
PubCo’s Memorandum and Articles of Association also authorize its Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

PubCo’s Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.   Some provisions of PubCo’s Memorandum and Articles of Association may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including (i) provisions that authorize PubCo’s Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders; and (ii) provisions providing that directors may not be removed by the shareholders except for cause.
PubCo Warrants
Set forth below is also a description of the PubCo Options and the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.
The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Memorandum and Articles of Association attached as Annex B to this proxy statement/prospectus.
The PubCo Warrants will have the same terms as the MPAC Warrants. Each PubCo Warrant entitles the holder thereof to purchase one PubCo Class A Ordinary Share at a price of $11.50 per full share. PubCo will not issue fractional shares. The PubCo Warrants will become exercisable on the later of 30 days after the competition of the Business Combination and 12 months from the date of the IPO, and will expire five years after the consummation of the Business Combination.
PubCo may redeem the outstanding PubCo Warrants (excluding the private warrants that are part of the Private Units), in whole and not in part, at a price of $0.01 per warrant:
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at any time while the PubCo Warrants are exercisable,

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upon a minimum of 30 days’ prior written notice of redemption,

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if, and only if, the last sales price of PubCo Class A Ordinary Shares equals or exceeds $18 per share for any 20 trading days within a 30 trading day period ending three trading days before PubCo sends the notice of redemption, and

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if, and only if, a registration statement under the Securities Act covering the PubCo Class A ordinary shares issuable upon exercise of the PubCo Warrants is effective and a current prospectus relating to those PubCo Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption, each warrant holder can exercise his, her or its PubCo Warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $18 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit PubCo’s ability to complete the redemption.
If PubCo calls the PubCo Warrants for redemption as described above, PubCo’s management will have the option to require all warrant holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole PubCo Warrant for that number of PubCo Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Class A Ordinary Shares underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether PubCo will exercise its option to require all warrant holders to exercise their PubCo Warrants on a “cashless basis” will depend on a variety of factors including the price of the PubCo Class A Ordinary Shares at the time the PubCo Warrants are called for redemption, PubCo’s cash needs at such time and concerns regarding dilutive share issuances.

COMPARISON OF SHAREHOLDERS’ RIGHTS
In connection with the Business Combination, holders of MPAC securities will become shareholders of PubCo and their rights will be governed by the laws of the British Virgin Islands and PubCo’s Memorandum and Articles of Association. Currently, the rights of MPAC shareholders are governed by the laws of the British Virgin Islands and its Memorandum and Articles of Association, as amended and restated on September 28, 2022 (the “Existing Charter”). There are no material differences between the rights of MPAC shareholders and the proposed rights of PubCo’s shareholders, except that there is no reference to a business combination in PubCo’s Memorandum and Articles of Association. For information on MPAC’s Existing Charter, see the section titled, “Where You Can Find More Information” in this proxy statement/prospectus. For a summary of PubCo’s Memorandum and Articles of Association, see the section titled “Description of PubCo’s Securities” in this proxy statement/prospectus, see the full text of PubCo’s Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex B.
TRADING MARKET AND DIVIDENDS
MPAC
MPAC’s Units, Class A ordinary shares, warrants and rights are listed on the Nasdaq Stock Market under the symbol “MPACU”, “MPAC”, “MPACW” and “MPACR”, respectively. The Units commenced trading on or about April 8, 2021 and the Class A ordinary shares, warrants and rights commenced separate trading on the Nasdaq Stock Market on or about June 8, 2021.
MPAC’s Dividend Policy
MPAC has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon MPAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.
MMV
Information regarding MMV is not provided because there is no public market for MMV’s ordinary shares.
Combined Company
Dividend Policy
Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

MPAC’s DIRECTORS AND EXECUTIVE OFFICERS
Current Directors and Executive Officers
MPAC’s directors and executive officers are as follows as of the Record Date:
Name	Age	Position
Claudius Tsang	46	Chief Executive Officer and Chairman
Serena Shie	33	President, Chief Financial Officer and Director
Tian Zhang	33	Director
Yeong Kang Joseph Patrick Chu	55	Director
Brian Keng	28	Director
Mr. Claudius Tsang has served as our Chief Executive Officer and Chairman since March and April 2021, respectively. Mr. Tsang has over 20 years of experience in capital markets, with a strong track record of success in private equity, M&A transactions and PIPE investments with a focus on China and other emerging markets. Mr. Tsang was Co-head of Private Equity, North Asia of Templeton Asset Management Ltd. and a Partner of Templeton Private Equity Partners, a leading global emerging markets private equity firm that is part of Franklin Templeton Investments. During his 15-year career at Templeton, Mr. Tsang served in various positions, including partner, senior executive director and vice president. Mr. Tsang was responsible for the overall investment, management and operation activities of Templeton Private Equity Partners in North Asia. His role encompassed overseeing the analysis and evaluation of opportunities for strategic equity investment in Asia, including mainland China, Hong Kong and Taiwan. During his tenure, Mr. Tsang managed $1 billion in private equity funds, with approximately 50 portfolio companies. He was involved in the management of a $3 billion fund, which was the largest Central Eastern European listed closed-end fund at the time of IPO in London. From July 2007 to June 2008, Mr. Tsang joined Lehman Brothers, where he managed private equity projects in Hong Kong, mainland China, Taiwan and the United States. At Lehman Brothers, Mr. Tsang managed $500 million proprietary funds. Mr. Tsang has served as a director of the CFA Society of Hong Kong from 2013 to 2021. Since April 2021, Mr. Tsang has served as the Chief Investment Officer of JVSPAC Acquisition Corp. and Chief Executive Officer of A SPAC I Acquisition Corp. (“A SPAC I”). In July 2021, Mr. Tsang also became the Chief Financial Officer and director of A SPAC I. Mr. Tsang has served as the Chief Financial Officer of A SPAC II Acquisition Corp since July 2021 and as an Executive Director and Chief Executive Officer of A SPAC (HK) Acquisition Corp. since February and March 2022, respectively. Mr. Tsang obtained his MBA from The University of Chicago Booth School of Business in 2017, the second bachelor’s degree in law from Tsinghua University in 2005 and a bachelor’s degree in engineering from the Chinese University of Hong Kong in 1998. He is a charterholder of Chartered Financial Analyst from the CFA Institute.
Ms. Serena Shie has served as our President, Chief Financial Officer and as a member of our board of directors since March 2021. Ms. Shie has almost a decade of experience in capital markets, property development and entrepreneurship. Since August 2022, Ms. Shie has been the Chief Executive Officer of A SPAC II Acquisition Corp. Ms. Shie has served as the Chief Executive Officer of Jumpstart Media since March of 2020, and is overseeing the growth of the office. Jumpstart Media is an English print publication in APAC covering tech startups. Ms. Shie has also served as Director of Lion Pride Properties Corp. since 2018, which invests into development of high rises in Manila, Philippines. From 2015 to 2017, Ms. Shie was an associate in the Hong Kong office of Latham & Watkins, LLP, where she worked on capital market transactions, with a focus on debt offerings, IPO and M&A. Prior to joining Latham & Watkins, Ms. Shie was the Chief Operating Officer of Silent Models LLC from 2011 to 2012. Since March 2022, she has served as the Executive Director and Chief Operations Officer of A SPAC (HK) Acquisition Corp. Ms. Shie holds a bachelor’s degree from New York University, and a J.D. degree from Harvard Law School.
Mr. Tian Zhang has served as a member of our board of directors since December 2021. Mr. Zhang is experienced in capital markets, investment management, and business management. Mr. Zhang has served as the Chief Executive Officer of Destone Capital, LLC, a private equity investment company in China, since June 2021. Since June 2021, Mr. Zhang serves as the Chief Financial Officer of Destone Acquisition Corp. and as Chief Executive Officer of Destone Holdings Co. Ltd. Mr. Zhang is also the Chief Financial Officer of

Destone Management Consulting Co., Ltd., where he is responsible for the company’s financing and investment matters. Prior to the joining Destone group, Mr. Zhang previously worked in the Investment Banking Division of Morgan Stanley Securities (China) Co., Ltd. from July 2015 to August 2017, where he was involved in a number of IPOs for large-scale enterprises, refinancing transactions, and mergers and acquisitions for public companies. Mr. Zhang obtained his dual bachelor’s degrees in economics and communication from Peking University in 2012 and his dual master’s degrees in finance from Chinese University of Hong Kong and economics from Peking University in 2015, respectively. Mr. Zhang is a Chartered Financial Analyst. We believe that Mr. Zhang is qualified to serve on our board of directors based on his expertise in finance and his business management expertise.
Mr. Yeong Kang Joseph Patrick Chu has served as member of our board of directors since MPAC went public in April 2021. Mr. Chu has around 30 years of experience in origination and execution of equity capital market and corporate finance transactions in Asia, including M&A, fund raising, asset injections, IPOs, and restructuring. Mr. Chu began his career at Morgan Stanley and has held positions in the investment banking division of a number of global banks, including Morgan Grenfell (presently Deutsche Bank), SBC Warburg (Presently UBS) and Rothschild, where he served as a member of the board of directors in Hong Kong and a board member of a direct investment fund sponsored by Rothschild and the CITIC Group which was one of the first China direct investment funds ever established. From 2007 to 2009, Mr. Chu was Managing Director and Head of Hong Kong Coverage of CLSA Limited, an institutional brokerage and investment group, where he was responsible for the bank’s investment banking activities in Hong Kong and mainland China. In 2009, Mr. Chu established a joint venture with Galaxy Asset Management, an alternative investment company, under which he raised and managed an event driven fund and also set up a special situation fund and a corporate finance advisory firm. He acted as managing director and portfolio manager of Galaxy Asset Management, one of the earliest hedge funds established in Hong Kong with asset under management in excess of $1 billion. In 2011, Mr. Chu bought out Galaxy’s shares in the joint venture and renamed it Odysseus Capital Asia Limited. Over the last decade, Mr. Chu has been the Chairman, Chief Executive Officer of Odysseus Capital Group from 2011. Under his leadership, Odysseus Capital Group has expanded to cover a broad range of capital markets transactions, including restructuring, pre-IPO, IPO and M&A transactions. Mr. Chu is a Fellow Member of Hong Kong Institute of Directors and is a former director of Yan Oi Tong, one of the six largest charitable organizations in HK, and a member of its investment committee. Mr. Chu obtained an MBA from Imperial College London and a BEng degree in Chemical Engineering from University College London. We believe that Mr. Chu is qualified to serve on our board of directors based on his expertise in finance and his transaction expertise.
Mr. Brian Keng has served as a member of our board of directors since MPAC went public in April 2021. Mr. Keng is experienced in management, advisory and business development in China and the Philippines. Since 2017 Mr. Keng has served as the COO of Century Peak Holdings Corporation and CEO of Century Peak Energy Corporation. Century Peak Holdings Corporation invests and operates in a range of projects including mining, cement, steel, construction, land reclamation, and property development. Mr. Keng’s experience with the energy sector led him to become CEO of Century Peak Energy Corporation. Century Peak Energy Corporation focuses on building, owning and operating renewable energy assets such as hydro power projects. Within Century Peak, Mr. Keng helped managed offices in Philippines, Hong Kong and Greater China. Since 2017, Mr. Keng has been the president of Shiji Dingfeng Investment Co, Ltd., Huanya International Co., Ltd., and Quanzhou Chiyuan Trade Co., Ltd., where he supervised an early investment round into Enovate Motors, an electric vehicle manufacturer in China. Due to this involvement, Mr. Keng became the CEO of Enovate Motors Philippines, which is the official distributor of Enovate vehicles, charging station, and app development in the Philippines. Mr. Keng graduated from the Shanghai University of Finance and Economics with a bachelor’s degree in finance. We believe that Mr. Keng is qualified to serve on our board of directors based on his management experience.
Audit Committee
MPAC’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs Chu, Keng and Zhang, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Mr. Chu serves as chairman of the Audit Committee. Our Board has determined that Mr. Chu qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transactions; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
MPAC’s Compensation Committee consists of Messrs. Chu, Keng and Zhang, each of whom is an independent director. Mr. Chu serves as chairman of the Compensation Committee. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

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reviewing and approving the compensation of all of our other executive officers;

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reviewing and approving the compensation of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual reports disclosure requirements;

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approving all special prerequisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating Committee
MPAC’s Nominating Committee consists of Messrs. Chu, Keng and Zhang, each of whom is an independent director under Nasdaq’s listing standards. Mr. Keng is the chair of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
The guidelines for selecting nominees, which are specified in MPAC’s Nominating Committee Charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Employment Agreements
MPAC has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.
Executive Officers and Director Compensation
None of MPAC’s officers has received any cash compensation for services rendered to MPAC. MPAC pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of an initial business combination or MPAC’s liquidation, MPAC will cease paying these monthly fees. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by MPAC to the Sponsor, officers and directors, or any affiliate of MPAC’s sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. MPAC’s audit committee will review on a quarterly basis all payments that were made to MPAC’s sponsor, officers or directors, or MPAC’s or their affiliates.
Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, MPAC’s does not expect to have any additional controls in place governing our reimbursement payments to MPAC’s directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

Conflicts of Interest
Under British Virgin Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different classes of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Each of our directors and officers presently has, and in the future any of our directors and our officers may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under British Virgin Islands law, if any of our officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to us if such entity rejects the opportunity. Our amended and restated memorandum and articles of association provides that, subject to his or her fiduciary duties under British Virgin Islands law, we renounce our interest in any corporate opportunity offered to any officer or director unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that any fiduciary duties or contractual obligations of our directors or officers would materially undermine our ability to complete our business combination.
Our sponsor, officers and directors may become officers or directors of other special purpose acquisition companies. Notwithstanding that, such officers and directors will continue to have a pre-existing fiduciary obligation to us and we will, therefore, have priority over any special purpose acquisition companies they subsequently join. Potential investors should also be aware of the following other potential conflicts of interest:
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None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our sponsor, officers and directors have agreed to waive their redemption rights with respect to our founder shares and public shares in connection with the consummation of our initial business combination. Additionally, our sponsor, officers and directors have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate our initial business combination within 12 months after the closing of our initial public offering (or up to 18 months from the closing of our initial public offering as extended). If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units held in the trust account will be used to fund the redemption of our public shares, and the warrants and rights will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our sponsor until the earlier of (1) six months after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, share exchange, reorganization, or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination, the founder shares will be released from the lock-up. With certain limited exceptions, the private placement units, private placement shares, private placement warrants, private placement rights and the Class A ordinary shares underlying such warrants and rights will not be transferable, assignable or salable by our sponsor until 30 days after the completion of our initial business combination. Since our sponsor and officers and directors may directly or indirectly own ordinary shares, warrants and rights of the PubCo, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

The conflicts described above may not be resolved in our favor.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. None of the officers and directors of the Sponsor or MPAC have any fiduciary or contractual obligations to, or any interest in, or affiliation with, MMV. Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity(1)	Entity’s Business	Affiliation
Claudius Tsang	JVSakk Asset Management Limited	Asset Management	Partner
	ACH	Financial Services	Investment Director
	Female Entrepreneurs Worldwide	Internet Community	Advisor
	Beijing ReeChain Technology Limited	Blockchain	Director
	A SPAC I Acquisition Corp.	SPAC	CEO and CFO
	A SPAC II Acquisition Corp	SPAC	CEO
	A SPAC (HK) Acquisition Corp.	SPAC	Executive Director and Chief Executive Officer
	JVSPAC Acquisition Corp.	SPAC	Chief Investment Officer

Individual	Entity(1)	Entity’s Business	Affiliation
Serena Shie	Jumpstart Media Limited	Management	Chief Executive Officer
	Shenzhen Women’s Association	Association	Director
	Shie Scholarship Committee at Yongning Zhentao Elementary School	Committee	Chair
		Investments	Chief Investment Officer
		Investments	Chief Investment Officer
		Investments	Chief Investment Officer
		Investments	Chief Investment Officer
		Investments	Chief Investment Officer
	Lion Pride Properties, Inc.	Property Development	President
Tian Zhang	Destone Capital LLC	Investments	Managing Director and Chief Executive Officer
	Destone Acquisition Corp	SPAC	Chief Financial Officer
	Deepdive Suzhou Co., Ltd.	Sports and Fitness	Director
	Deepdive Hongjian Xian Co., Ltd.	Sports and Fitness	Director
	Shenzhi Fitness Technology Co., Ltd.	Sports and Fitness	Director
Yeong Kang Joseph Patrick Chu	Odysseus Capital Asia Limited	Corporate Finance	Founder and Chief Executive Officer
	Odysseus Capital Management Limited	Investment Advisory and Management	Founder and Chief Executive Officer
	Odysseus Capital Holdings Limited	Investment Holding	Director
	Homer International Investment Limited	Investments	Director
	CTG (HK) Company Limited	Investment Holding	Director
	Interstate Global Investment Limited	Investment Holding	Director
	Hong Kong Institute of Directors	Fellow Association	Fellow Member
	Yan Oi Tong	Charitable Organization	Director and Investment Committee Member

Individual	Entity(1)	Entity’s Business	Affiliation
Brian Keng		Investments	President
		Investments	President
		Investments	President
		Investments	President
		Investments	President
	Enovate Motors Philippines	Electric Vehicles	Chief Executive Officer
	Century Peak Holdings Corporation	Investments	Chief Operating Officer
	Lion Pride Properties, Inc.	Property Development	Partner
Accordingly, if any of the above officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under British Virgin Islands law. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete our initial business combination, because the specific industry focuses of a majority of these entities differ from our focus on consumer/lifestyle businesses and the type or size of the transaction that such companies would most likely consider are of a size and nature substantially different than what we are targeting.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.
In the event that we submit our initial business combination to our public shareholders for a vote, our sponsor, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any founder shares held by them (and their permitted transferees will agree) and any public shares purchased during or after the offering in favor of our initial business combination.

MMV’S DIRECTORS AND EXECUTIVE OFFICERS PRIOR TO THE BUSINESS COMBINATION
MMV’s directors and executive officers prior to the Business Combination will be as follows:
Name	Age	Position
Yiran Xu	50	Chairman of the Board of Directors, Chief Executive Officer
Tao Li	44	Director
Xiaodan Qu	41	Director
Yao Chen	35	Chief Financial Officer
Xing Lyu	39	Chief Business Officer
Yiran Xu has served as MMV’s Director since April 2021 and Chief Executive Officer since May 2021. Mr. Xu has more than 28 years of experience in the video gaming and online entertainment industry. Prior to joining MMV in 2021, Mr. Xu served as the Chairman of the Board of Directors and Chief Executive Offer at Leyou Technologies Holdings Limited (HK.1089), or Leyou, since 2017, where he led the acquisitions of and investment in multiple world renowned game studios, including Canada-based Digital Extremes, UK-based Splash Damage and US-based Certain Affinity, and secured multiple license deals for development of new triple-A game titles such as Transformers. Before that, Mr. Xu served as the President of the Game Business Line at Qihoo 360 Technology Co., Ltd. (NYSE: QIHU) From 2015 to 2017. Prior to joining Qihoo 360 Technology Co., Ltd., Mr. Xu worked as Vice President of Corporate Strategy and then Chief Business Officer at Perfect World Co., Ltd., or Perfect World, from 2010 to 2015. Mr. Xu contributed to the establishment of Perfect World’s mobile game development and publishing team in China, and led a series of acquisitions of high quality independent game studios in overseas market, such as the US-based Cryptic Studio and Runic Studio, Art & Craft, and Unknown Worlds Entertainment, which laid the foundation of Perfect World’s North American business. Mr. Xu also assisted Perfect World in the spinoff of Ledo Interactive and its acquisition of SNK Corporation, which became a public company on KOSDAQ in 2019. From 2008 to 2010, Mr. Xu served as Strategic Investment Director at Giant Interactive Group Inc., where he was in charge of strategic investments and business development for various projects. Mr. Xu currently holds the chairman title at Beijing Animation and Game Industry Association. Mr. Xu received his MBA degree from the Chinese University of Hong Kong in 2007. He received his Master’s degree in Precision Instrument Design from Tsinghua University in 1999 and Bachelor’s degree in Automation from Tsinghua University in 1996.
Tao Li has served as MMV’s Director since April 2021. Mr. Li has served as Chief Financial Officer at Beijing Gaea Interactive Entertainment Co., Ltd., or Gaea, since October 2014, where he is responsible for financial and M&A affairs of Gaea. Prior to joining Gaea, Mr. Li served as the Financial Director at Ningbo Smartshirt Garment International Co., Ltd. (a wholly-owned subsidiary of Youngor Group) from March 2012 to May 2014, where he was in charge of the finance related activities of the garment division of the company. Before that, from July 2001 to January 2011, Mr. Li served as Senior Manager at KPMG Huazhen LLP, where he acted as the Global Audit Project Manager for Huawei Group. Mr. Li received his Bachelor’s degree in International Finance from Fudan University in 2001. Mr. Li is a member of the Chinese Institute of Certified Public Accountants.
Xiaodan Qu has served as MMV’s Director since April 2021. Mr. Qu has over 15 years of experience in art and animation design. Mr. Qu founded Shanghai Jupiter Creative Design Co., Ltd, or Jupiter, in 2015, and he has served as the General Manager at Jupiter since then. Mr. Qu also led the creation of all of Jupiter’s original animations such as Aotu World the Animation, which has become an iconic Chinese anime franchise. From April 2013 to February 2015, Mr. Qu worked as General Manager at Shanghai Shangdi Culture Communication Co., Ltd. Before that, Mr. Qu served as Deputy General Manager at Shanghai Coastline Animation Co., Ltd. from May 2011 to December 2012. In addition, Mr. Qu has served as Chairman of the Board at Shanghai Hui Zhi Ren Culture Creativity Co., Ltd. since June 2019, General Manager and Executive Director at Shanghai Caihuan Network Technology Co., Ltd. since May 2016, and Supervisor at Shanghai Zhixing Network Technology Co., Ltd. since September 2014. Mr. Qu earned his Bachelor’s degree in Computer Science and Technology from Shandong University of Technology in 2004.
Yao Chen has served as MMV’s Chief Financial Officer since May 2021. Prior to joining MMV, Ms. Chen served as Manager, and then Assistant Vice President of Merger & Acquisition at Leyou since

October 2015, where she was responsible for the coordinating and spearheading deal execution from all perspectives, including the acquisition of Digital Extremes and Splash Damage; she also led project management from financial, tax and legal perspectives, as well as assisted group-level financial planning and management. Before that, from January 2014 to October 2015, Ms. Chen served as Manager of Transaction Support at Ernst & Young (China) Advisory Limited, where she provided transaction related services from financial perspective, such as buy-side and sell-side financial due diligence. From October 2010 to January 2014, Ms. Chen served as Audit Assistant Manager at KPMG Advisory (China) Limited. Ms. Chen earned her Bachelor’s degree in Accounting from Zhongnan University of Economics and Law in 2010. Ms. Chen is a member of the Chinese Institute of Certified Public Accountants.
Xing Lyu has served as MMV’s Chief Business Officer since May 2021. Mr. Lyu has over eight years of experience in the video gaming and online entertainment industry. Prior to joining MMV, Mr. Lyu served as the head of game publishing and operation at Leyou, from October 2019 until May 2021, where he was responsible for the overall business development with channels and distributors, publishing and operating strategies of Leyou’s live game products as well as monitoring product evaluation and advising on product positioning. Mr. Lyu is the co-founder of Jolly Roger Studio, an independent game studio in China established in June 2018. In October 2017, Mr. Lyu co-founded Zodiac Interactive Limited, a publishing brand focusing on the publishing of Chinese independent video games in the global market, where he contributed from the business development, publishing and fundraising perspectives. Mr. Lyu also served as head of publishing and operation for PC and console games at Oasis Games Limited from December 2013 to October 2017, where he led the publishing of over 50 PC and console game titles, including the first Chinese video game on PlayStation 4, namely KOI, and the first Chinese video game to hit over one million downloads on Steam, namely Tiger Knight.
Employment Arrangements
MMV and its subsidiaries currently have employment agreements in place with each of Mr. Xu, Mr. Lyu, Mr. Qu and Ms. Chen. MMV entered into a director service agreement with Mr. Li on May 1, 2021. The material terms of their employment agreements and the director service agreement are described below.
Yiran Xu
MMV entered into an employment agreement with Mr. Xu on May 1, 2021, pursuant to which Mr. Xu serves as the Chief Executive Officer of MMV. The term of Mr. Xu’s employment agreement is five years, which expires on April 30, 2026. Pursuant to the employment agreement, Mr. Xu’s monthly salary is approximately US$52,000.
Tao Li
MMV entered into a director service agreement with Mr. Li on May 1, 2021, pursuant to which Mr. Li serves as the director of MMV. The term of Mr. Li’s service agreement is five years, which expires on April 30, 2026. Pursuant to the service agreement, Mr. Li’s annual compensation is approximately US$80,000 for his service as a director.
Xiaodan Qu
Jupiter entered into an employment agreement with Mr. Qu on May 7, 2018. Mr. Qu has served as the General Manager of Animation Production of Jupiter since May 7, 2018. The term of Mr. Qu’s employment agreement is five years, which expires on May 6, 2023. Pursuant to the employment agreement, Mr. Qu’s monthly salary is approximately US$6,500.
Yao Chen
MMV entered into an employment agreement with Ms. Chen on May 24, 2021, and Ms. Chen has served as the Chief Financial Officer of MMV since May 24, 2021. The term of Ms. Chen’s employment agreement is five years, which expires on May 23, 2026. Pursuant to the employment agreement, Ms. Chen’s monthly salary is approximately US$13,000.

Xing Lyu
MMV entered into an employment agreement with Mr. Lyu on May 25, 2021, and Mr. Lyu has served as the Chief Business Officer of MMV since May 25, 2021. The term of Mr. Lyu’s employment agreement is five years, which expires on May 24, 2026. Pursuant to the employment agreement, Mr. Lyu’s monthly salary is approximately US$13,000.
Employee Benefits
MMV’s executive officers participate in employee benefit programs available to its employees generally, including medical benefits and provident funds. MMV did not maintain any executive-specific benefit or perquisite programs.
Compensation of Directors and Executive Officers
For the fiscal year ended December 31, 2021, MMV paid an aggregate of US$740,968 in cash to its executive officers. MMV currently has no formal compensation arrangements with Mr. Xu, Mr. Lyu and Mr. Qu for their service on MMV’s Board, and they have not received additional compensation for their services as a director. Mr. Li’s annual compensation is approximately US $80,000 for his service on MMV's Board.
Post-Business Combination PubCo Executive Officer and Director Compensation
Prior to or following the closing of the Business Combination, MMV or PubCo intends to develop (i) an executive compensation program and (ii) a board of directors’ compensation program to align compensation with PubCo’s business objectives and the creation of shareholder value, while enabling PubCo to attract, motivate and retain individuals who contribute to the long-term success of PubCo. MMV or PubCo intends to enter into employment agreements with its executive officers that are consistent with that program. Following the closing, decisions on the executive compensation program will be made by the Compensation Committee of the Board of Directors.

DIRECTOS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION
PubCo’s directors and executive officers upon the consummation of the Business Combination will be as follows:
Name	Age	Position
Yiran Xu	50	Chairman of the Board of Directors, Chief Executive Officer
Tao Li	44	Director
Xiaodan Qu	41	Director
Xing Lyu	39	Director, Chief Business Officer
Mo Zhou	34	Independent Director
Xin Li	45	Independent Director
Scott Hartsman	50	Independent Director
Yao Chen	35	Chief Financial Officer
Please see “MMV’s Directors and Executive Officers Prior to the Business Combination” for the professional profile of Mr. Yiran Xu, Mr. Tao Li, Mr. Xiaodan Qu and Ms. Yao Chen.
Xin Li
Mr. Xin Li will serve as PubCo’s independent director upon the closing of the Business Combination. Mr. Li has extensive experience as senior management and investment professional. Mr. Li served as the Chief Financial Officer at ECMOHO Limited (Nasdaq: MOHO), or MOHO, from May 2021 to January 2022. Prior to joining MOHO, Mr. Li served as the Chief Financial Officer at AirNet Technology Inc. (Nasdaq: ANTE), or AirNet, from March 2019 to March 2021. Before joining AirNet, Mr. Li served as the assistant president and the Chief Financial Officer of Grass Green Group from July 2017 to February 2019, where he oversaw the Grass Green Group’s finance, merger and acquisition, legal affairs, information technology and business operation. Prior to joining Grass Green Group, Mr. Li served as managing director at CICFH Fund Management Co., Ltd., or CICFH, from March 2016 to July 2017 and concurrently served as the Chief Financial Officer of one of CICFH’s portfolio companies. Prior to joining CICFH, Mr. Li held senior professional positions in several large investment institutions. Mr. Li received a MBA degree from Duke University in 2006 and a Bachelor’s Degree in International Finance from Tsinghua University in 1999.
Mo Zhou
Mr. Mo Zhou will serve as PubCo’s independent director upon the closing of the Business Combination. Mr. Mo Zhou has rich experience in capital markets transactions. Mr. Zhou has served as the chief operating officer of Destone Acquisition Corp. since June 2021. He previously worked as an associate at Davis Polk & Wardwell LLP from 2014 to 2021 with a focus on mergers and acquisition transactions. Mr. Zhou obtained a Bachelor’s degree in Commerce from Queen’s University in May 2010 and a Juris Doctor degree from Harvard Law School in May 2014.
Scott Hartsman
Mr. Scott Hartsman will serve as PubCo’s independent director upon the closing of the Business Combination. Mr. Hartsman is a video games industry veteran with 35 years’ experience. Mr. Hartsman has served Wargaming Group Limited as Advisor to the CEO and heading a new product and publishing team since 2020. Prior to his role with Wargaming, Mr. Hartsman was the CEO of Trion Worlds, Inc, an American video game developer and publisher, from August 2013 to October 2018, launching a publishing business and multiple new titles. He additionally served as Trion Worlds’ CCO & Executive Producer from September 2009 to January 2013 as the head of its highly successful inaugural title RIFT, which earned him a BAFTA nomination and other awards. Before joining Trion Worlds, Mr. Hartsman co-founded Ohai. Inc. and served as VP Production from January 2008 to July 2009. Prior to co-founding Ohai, Inc., Mr. Hartsman served as Technical Director/Head of Engineering at Sony Online Entertainment LLC on

multiple titles in the EverQuest franchise, and Executive Producer for the flagship sequel to EverQuest, from September 2001 to January 2008. Prior to that, Mr. Hartsman held senior design, technical, and management roles in multiple online game companies who pioneered many concepts at the foundation of the games industry of today.
Board of Directors
PubCo’s Board of Directors will consist of seven directors, including three independent directors, namely Mo Zhou, Xin Li and Scott Hartsman, upon the closing of the Business Combination. A director is not required to hold any shares in PubCo to qualify as a director. Nasdaq Stock Market Listing Rules generally require that a majority of an issuer’s board of directors must consist of independent directors. However, as a foreign private issuer, we are exempt from this requirement.
A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with PubCo is required to declare the nature of his or her interest at a meeting of PubCo’s directors. A notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm or has a fiduciary relationship with respect to the company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. PubCo’s Board of Directors may by resolution of directors exercise all of the powers to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of PubCo or of any third party. None of PubCo’s directors has a service contract with PubCo that provides for benefits upon termination of service as a director.
Committees of PubCo’s Board of Directors
Upon the closing of the Business Combination, PubCo intends to establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee under its Board of Directors. PubCo also intends to adopt a charter for each of the three committees upon the closing of the Business Combination. Each committee’s members and functions are described below.
Audit Committee.   PubCo’s Audit Committee will consist of Mr. Mo Zhou, Mr. Xin Li and Mr. Scott Hartsman, chaired by Mr. Xin Li. PubCo has determined that each of Mr. Mo Zhou, Mr. Xin Li and Mr. Scott Hartsman satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act, as amended. PubCo has determined that Mr. Xin Li qualifies as an “Audit Committee financial expert.” The Audit Committee oversees PubCo’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is responsible for, among other things: establishing clear hiring policies for employees or former employees of the independent auditors;
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reviewing and recommending to PubCo’s Board of Directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

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approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by PubCo’s independent auditors at least annually;

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obtaining a written report from PubCo’s independent auditor describing matters relating to its independence and quality control procedures;

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reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

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discussing with PubCo’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, in addition to issues regarding accounting and auditing principles and practices;

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reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

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reviewing and recommending the financial statements for inclusion within PubCo’s quarterly earnings releases and to its Board of Directors for inclusion in its annual reports;

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discussing the annual audited financial statements with management and the independent registered public accounting firm;

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reviewing policies with respect to risk assessment and risk management;

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reviewing the adequacy and effectiveness of PubCo’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

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periodically reviewing and reassessing the adequacy of the committee charter;

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approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

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establishing and overseeing procedures for the handling of complaints and whistleblowing;

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meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

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monitoring compliance with PubCo’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

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reporting periodically to PubCo’s Board of Directors; and

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such other matters that are specifically delegated to PubCo’s Audit Committee by PubCo’s Board of Directors from time to time.

Compensation Committee.   PubCo’s Compensation Committee will consist of Mr. Mo Zhou, Mr. Xin Li and Mr. Scott Hartsman, chaired by Mr. Mo Zhou. PubCo has determined that each of Mr. Mo Zhou, Mr. Xin Li and Mr. Scott Hartsman satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Compensation Committee assists the Board of Directors in reviewing and approving the compensation structure, including all forms of compensation, relating to PubCo’s directors and executive officers. PubCo’s chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The Compensation Committee is responsible for, among other things:
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reviewing and evaluating PubCo’s executive compensation and benefits policies generally;

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reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

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periodically reviewing and reassessing the adequacy of the committee charter;

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selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

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reporting periodically to PubCo’s Board of Directors; and

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such other matters that are specifically delegated to the Compensation Committee by PubCo’s Board of Directors from time to time.

Nominating and Corporate Governance Committee.   PubCo’s Nominating and Corporate Governance Committee will consist of Mr. Mo Zhou, Mr. Xin Li and Mr. Scott Hartsman, chaired by Mr. Mo Zhou. PubCo has determined that each of Mr. Mo Zhou, Mr. Xin Li and Mr. Scott Hartsman satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Nominating and Corporate Governance Committee assists the Board of Directors in selecting individuals qualified to become PubCo’s directors and in determining the composition of the Board of Directors and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:
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recommending nominees to PubCo’s Board of Directors for election or re-election to PubCo’s Board of Directors, or for appointment to fill any vacancy or newly created directorships on PubCo’s Board of Directors;

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reviewing periodically with PubCo’s Board of Directors the current composition of PubCo’s Board of Directors with regards to characteristics such as judgment, experience, expertise, diversity and background;

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recommending to PubCo’s Board of Directors such criteria with respect to nomination or appointment of members of its Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq Stock Market Listing Rules, or otherwise considered desirable and appropriate;

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recommending to PubCo’s Board of Directors the names of directors to serve as members of the Audit Committee and the Compensation Committee, as well as of the Nominating and Corporate Governance Committee itself;

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periodically and reassessing the adequacy of the committee charter;

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overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

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overseeing and leading the self-evaluation of PubCo’s Board of Directors in its performance and effectiveness as a whole.

Duties and Functions of Directors
Under the laws of the British Virgin Islands, PubCo’s directors owe fiduciary duties to PubCo, including duty to act honestly and in good faith in what the directors believe to be in the best interests of the company, duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the BVI Companies Act or the Memorandum and Articles of Association, duty to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances, and duty to avoid conflicts of interest. In fulfilling their duty of care to PubCo, PubCo’s directors must ensure compliance with PubCo’s Memorandum and Articles of Association, as amended and restated from time to time. PubCo has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in PubCo’s name if a duty owed by PubCo’s directors is breached. The functions and powers of PubCo’s Board of Directors include, among others, (i) convening shareholder meetings at such times and in such manner and places as the director considers necessary or desirable, (ii) declaring dividends, (iii) appointing directors or officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of PubCo, including the registering of such shares in PubCo’s share register.
Terms of Directors and Officers
PubCo’s officers are elected by and serve at the discretion of the board. Each director holds office for the term fixed by the resolution of shareholders or the resolution of directors appointing him until such time as his successor takes office or until the earlier of his death, resignation or removal from office by resolution of directors with or without cause or by resolution of shareholders for cause. The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office. A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.
Interested Transactions
A director may, subject to any separate requirements for Audit Committee approval under applicable laws or applicable Nasdaq Stock Market Listing Rules, vote on a matter relating to the transaction in which he or she is interested, provided that the interest of any directors in such transaction is disclosed by him or her to all other directors.
Compensation of Directors and Executive Officers
Following the closing of the Business Combination, we expect PubCo’s executive compensation program to be consistent with MMV’s existing compensation policies and philosophies. Following the closing of the Business Combination, decisions with respect to the compensation of PubCo’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for PubCo’s executive officers will have the following components: base salary, cash bonus opportunities, share incentive award, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. PubCo will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.
Base Salary
We expect that PubCo’s named executive officers’ base salaries in effect prior to the Business Combination will continue subject to increases made in connection with MMV’s annual review of its named executive officers’ base salaries, and be reviewed annually by the Compensation Committee.
Annual Bonuses
We expect that PubCo will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Share Incentive Award
We expect PubCo to adopt the Share Incentive Award in connection with the Business Combination, under which the management will be entitled to receive 10% of the then outstanding ordinary shares of PubCo (on fully diluted basis) if the average market cap of the Public Entity exceeds $1 billion for any consecutive 20 trading days on or before the second anniversary of the closing of the Business Combination.
Other Compensation
We expect PubCo to continue to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination. We also expect PubCo to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by MMV.
Director Compensation
Following the Business Combination, non-employee directors of PubCo will receive varying levels of compensation for their services as directors and members of committees of the PubCo Board. PubCo anticipates that director compensation will be determined in accordance with industry practice and standards.
Foreign Private Issuer Status
As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with the law of BVI in lieu of most of the corporate governance rules set forth by Nasdaq. As a result PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange. PubCo’s Memorandum and Articles of Association do not require PubCo to have a majority of the board consisting of independent directors nor require PubCo to hold an annual shareholders’ meeting during each fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of our ordinary shares as of November 14, 2022 pre-Business Combination and immediately after the consummation of the Business Combination by:

•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by MPAC to be the beneficial owner of more than 5% of our ordinary shares as of November 14, 2022 (pre-Business Combination) or upon the closing of the Business Combination;

•
each of MPAC’s executive officers and directors;

•
each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•
all of our current executive officers and directors as a group; and

•
all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, MPAC had 2,591,006 Class A ordinary shares and 1,437,500 Class B ordinary shares issued and outstanding. The Class B ordinary shares will convert into Class A ordinary shares on a 1:1 basis upon closing of the Business Combination.
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, MPAC believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our ordinary shares that they beneficially own, subject to applicable community property laws. Any shares of our ordinary shares subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
Subject to the paragraph above, percentage ownership of outstanding shares is based on (i) 36,832,756 shares of our ordinary shares to be outstanding (assuming no redemption), and (ii) 34,591,750 shares of our ordinary shares to be outstanding (assuming 100% redemption) upon consummation of the Business Combination, inclusive of the PIPE Investment at the closing of the Business Combination, but does not take into account (a) any warrants, options or other convertible securities of MMV issued and outstanding as of the date hereof, and (b) any Net Debt Adjustments to the Merger Consideration. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by MPAC’s existing shareholders in MPAC will be different.
The expected beneficial ownership of ordinary shares post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the public shares having been redeemed.
The expected beneficial ownership of ordinary shares post-Business Combination under the header “Post-Business Combination — Assuming 100% Redemption” assumes 2,241,006 public shares having been redeemed.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemptions				Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares Assuming Exercise and Conversion of All Securities	% of Class	Number of Shares	% of Class	Number of Shares Assuming Exercise and Conversion of All Securities	% of Class
Five Percent Holders of MPAC and the Combined Company
First Euro Investments(1)	1,730,000(2)	42.9%	1,759,250	4.8%	1,905,500	4.8%	1,759,250	5.1%	1,905,500	5.1%
Avatar(3)	—	—	15,632,831	42.4%	15,632,831	39.2%	15,632,831	45.2%	15,632,831	41.6%
Lucky Cookie(4)	—	—	21,932,831	59.5%	21,932,831	55.0%	21,932,831	63.4%	21,932,831	58.3%
F.L.M Holdings(5)	—	—	2,016,000	5.5%	2,016,000	5.1%	2,016,000	5.8%	2,016,000	5.4%
Directors and Named Executive Officers of MPAC
Claudius Tsang	—	—	—	—	—	—	—	—	—	—
Serena Shie	—	—	—	—	—	—	—	—	—	—
Tian Zhang	—	—	—	—	—	—	—	—	—	—
Yeong Kang Joseph Patrick Chu	—	—	—	—	—	—	—	—	—	—
Brian Keng	—	—	—	—	—	—	—	—	—	—
All officers and directors as a group (5 individuals)	—	—	—	—	—	—	—	—	—	—
Directors and Named Executive Officers Post-Business Combination
Yiran Xu	—	—	21,932,831	59.5%	21,932,831	55.0%	21,932,831	63.4%	21,932,831	58.3%
Tao Li	—	—	312,657	*	312,657	*	312,657	*	312,657	*
Xiaodan Qu	—	—	2,016,000	5.5%	2,016,000	5.1%	2,016,000	5.8%	2,016,000	5.4%
Xing Lyu	—	—	—	—	—	—	—	—	—	—
Mo Zhou	—	—	—	—	—	—	—	—	—	—
Xin Li	—	—	—	—	—	—	—	—	—	—
Scott Hartsman	—	—	—	—	—	—	—	—	—	—
Yao Chen	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers post- Business Combination as a group (8 individuals)	—	—	24,261,488	65.9%	24,261,488	60.9%	24,261,488	70.1%	24,261,488	64.5%

*
Less than 1%.

(1)
First Euro Investments is controlled by its director, Ms. Yuet Bun Wu. The business address of First Euro Investments Limited is The Suns Group Center, 200 Gloucester Road, 29th Floor, Wan Chai, Hong Kong.
(2)
Shares held include (i) 292,500 Class A ordinary shares underlying the Units it holds, and (ii) 1,437,500 Class B ordinary shares which will convert into Class A ordinary shares on a 1:1 basis upon closing of the Business Combination.
(3)
Avatar is controlled by its director, Mr. Yanzhi Wang. The address of Avatar is Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.
(4)
Lucky Cookie is controlled by its director, Mr. Yiran Xu. The address of Lucky Cookie is Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.
(5)
F.L.M Holdings is controlled by its director, Mr. Xiaodan Qu. The address of F.L.M Holdings is Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MPAC Related Party Transactions
Founder Shares
In January 2021, the Sponsor paid $25,001, or approximately $0.017 per share, to cover certain offering costs in consideration for 1,437,500 Class B ordinary shares, with no par value. Up to 187,500 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ Over-Allotment Option was exercised. Since the Over-Allotment Option was exercised in full on April 15, 2021, no founder shares are subject to forfeiture any longer.
The Sponsor, officers and directors have entered into a letter agreement with MPAC, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if MPAC fails to complete the initial business combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if MPAC fails to complete the initial business combination within such time period and the founder shares will automatically convert into Class A ordinary shares at the time of the initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the amended and restated memorandum and articles of association. If MPAC submits the initial business combination to the public shareholders for a vote, the Sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote their founder shares and any public shares purchased during or after the IPO in favor of the initial business combination.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to MPAC’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) six months after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A ordinary shares equal or exceed $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, or (y) the date following the completion of the initial business combination on which the Company complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
PIPE Investment
In connection with the execution of the Merger Agreement, MPAC and PubCo entered into a subscription agreement (the “Bilibili Agreement”) with Bilibili Inc. (“Bilibili”) pursuant to which MPAC and PubCo have agreed to issue and sell to Bilibili an aggregate of 1,000,000 PubCo Class A ordinary shares, for an aggregate purchase price of $10,000,000 at $10.00 per share. On November 3, 2022, MPAC and PubCo entered into a subscription agreement (the “Prominence Agreement”, together with Bilibili Agreement, the “Subscription Agreements”) with Prominence Investment Management Ltd. (“Prominence”, together with Bilibili, the “Subscribers”), pursuant to which MPAC and PubCo have agreed to issue and sell to Prominence an aggregate of 1,200,000 PubCo Class A ordinary shares, for an aggregate purchase price of $12,000,000 at $10.00 per share. MPAC and PubCo may enter into additional subscription agreements in relation to the purchase of up to an additional 1,800,000 PubCo Class A ordinary shares for a total purchase price of up to an additional $18,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
Promissory Note — Related Party
On January 13, 2021, MPAC issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which MPAC could borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. The Company had borrowed $200,000 under the promissory note and fully repaid as of August 24, 2021. As of September 30, 2022 and December 31, 2021, the Promissory Note was terminated.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan MPAC funds from time to time or at any time, as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,150,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. As of September 30, 2022 and December 31, 2021 the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the date of the IPO, MPAC will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of MPAC’s management team. Upon completion of the initial Business Combination or MPAC’s liquidation, MPAC will cease paying these monthly fees. For the three and nine months ended September 30, 2022, MPAC incurred $30,000 and $90,000 in expenses in connection with such services.
For the period from April 7, 2021 (“Effective Date”) through September 30, 2021, the Company incurred $56,333 in expenses in connection with such services.
For the period from April 7, 2021 (“Effective Date”) through September 30, 2021, the Company incurred $86,333 in expenses in connection with such services.
General
As more fully discussed in the section of this proxy statement/prospectus entitled “Management — Conflicts of Interest,” if any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to his or her fiduciary duties under British Virgin Islands law. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
We have entered into a registration rights agreement with respect to founder shares, the Private Placement Units, and units that may be issued on conversion of Working Capital Loans.
Pursuant to a registration rights agreement entered into on April 7, 2021, the holders of the founder shares and the Private Placement Units are entitled to registration rights. In connection with the closing of the Business Combination, MMV, MPAC and certain shareholders of each of MMV and MPAC who will receive Class A ordinary shares pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement, which will become effective upon the consummation of the Business Combination.
Related Party Policy
Our Code of Ethics requires us to avoid conflicts of interest, wherever possible, except under guidelines approved by the board of directors (or the audit committee). Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:
•
any significant ownership interest in any supplier or customer;

•
any consulting or employment relationship with any supplier or customer;

•
the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•
selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

•
any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

•
any other circumstance, event, relationship or situation in which the personal interest of a person subject to the Code of Ethics interferes or even appears to interfere with the interests of the Company as a whole.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related- party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial shareholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view.
Furthermore, in no event will any of our existing officers, directors or initial shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Certain Related Party Transactions of MMV
MMV’s Related Parties
No.	Name of Related Parties	Relationship
1	Xiaodan Qu	A director of the Company
2	Yiran Xu	Chairman, Chief Executive Officer and a significant shareholder of the Company
3	Xiaoting Wang	An employee of Beijing Gaea (as defined below)
4	Yanzhi Wang	Beneficial owner of Avatar (as defined below)
5	Yang Gao	A director and General Manager of Shanghai Hui Zhi Ren Culture and Creativity Co., Ltd., a subsidiary of VIE
6	Horgos Gaea Network Co., Ltd. (“Horgos Gaea”)	An entity controlled by Mr. Yanzhi Wang
7	Ke Xing Shi Dai (Beijing) Technology Co., Ltd. (“Ke Xing”)	An entity controlled by Mr. Yanzhi Wang
8	Beijing Gaea Interactive Entertainment Co., Ltd. (“Beijing Gaea”)	An entity controlled by Mr. Yanzhi Wang
9	Gaea Mobile Limited	An entity controlled by Mr. Yanzhi Wang
10	Shenzhen Gaea Technology Corporation (“Shenzhen Gaea”)	An entity controlled by Mr. Yanzhi Wang
11	Shanghai Huijie Culture Communication Co., Ltd (“Shanghai Huijie”)	The non-controlling shareholder (40%) of Shanghai Hui Zhi Ren Cultural Creative Co., Ltd
12	Avatar Group Holdings Limited (“Avatar”)	Major Shareholder of the Company
Transaction with Mr. Xiaodan Qu
As of December 31, 2020, MMV owed Mr. Xiaodan Qu in the amount of US$14,917 for certain expenses that Mr. Xiaodan Qu made on behalf of MMV. The balance was waived by Mr. Xiaodan Qu in June 2021.
Transaction with Mr. Yiran Xu
In March 2021, MMV and Avatar entered into a share transfer agreement to transfer 31,461,568 ordinary shares, accounting for 22.50% of MMV’s total outstanding shares after the completion of the offshore restructure, to Lucky Cookie Holdings Limited, or Lucky Cookie for a consideration of US$5.4 million, which was lower than the fair value. Lucky Cookie is controlled by Mr. Yiran Xu. According to US GAAP, share based compensation expenses arise from share-based awards, which include share-based payments awarded to employees by a related party or other holder of an economic interest in a particular entity, are treated as compensation for services provided to such entity. This transaction denotes the accounting treatment of a related party transaction; MMV did not, and has not, granted any share-based compensation to Mr. Yiran Xu. The share-based compensation expenses that were deemed to be granted to Mr. Yiran Xu during the year ended December 31, 2021 and the six months ended June 30, 2022 were US$25.7 million and US$2.3 million, respectively.
In addition, Mr. Yiran Xu provided a loan, denominated in RMB, to MMV in the amount of US$775,098 for the development of a new mobile game in 2021. The annualized interest rate for this loan is 6.7%, with term to maturity of one year. Interest expenses accrued for the year ended December 31, 2021 and for the six months ended June 30, 2022 amounted to US$6,158 and US$38,268, respectively. As of June 30, 2022, total payables due to Mr. Yiran Xu were US$789,429 due to the depreciation of RMB against US$.

Transaction with Ms. Xiaoting Wang
During the year ended December 31, 2021, Ms. Xiaoting Wang provided certain loans, denominated in RMB, to MMV in the aggregate amount of US$2.1 million, which are repayable in 2024 and bear an interest rate of 4.5% per annum. Total interest expenses accrued for the year ended December 31, 2021 and the six months ended June 30, 2022 amounted to US$49,891 and US$46,875, respectively. During the six months ended June 30, 2022, MMV voluntarily made repayment to Ms. Xiaoting Wang in an amount of US$70,683 as MMV’s cash position improved. As of June 30, 2022, total payables due to Ms. Xiaoting Wang were US$2.0 million.
Transaction with Mr. Yanzhi Wang
During the year ended December 31, 2021, Mr. Yanzhi Wang provided certain loans, denominated in RMB, to MMV in the aggregate amount of US$2.0 million, which are repayable in two years and bear interest rates ranging from 4.5% to 4.75% per annum. Total interest expenses accrued for the year ended December 31, 2021 and the six months ended June 30, 2022 amounted to US$11,788 and US$46,080, respectively. As of June 30, 2022, total payables due to Mr. Yanzhi Wang were US$2.0 million due to the depreciation of RMB against US$.
Transaction with Mr. Yang Gao
Mr. Yang Gao provided an interest-free loan of US$77,510 in 2021, and an additional loan of US$70,998 in the six months ended June 30, 2022 to support Shanghai Hui Zhi Ren Cultural Creative Co., Ltd. As of June 30, 2022, total payables due to Mr. Yang Gao were US$143,324.
Transactions with Horgos Gaea Network Co., Ltd.
Since the establishment of MMV, Horgos Gaea has provided a series of related party loans at 4.35% interest rate to MMV. As of December 31, 2020, the total amount of principal and accrued interests due to Horgos Gaea was US$11.7 million, which was transferred to Ke Xing through a debt transfer agreement between Horgos Gaea and Ke Xing in May 2021.
In addition, MMV acquired 51% of equity interest in Shanghai Mobius Information Technology Co., Ltd (formerly known as Shanghai Gaea Midi Information Technology Co., Ltd.) from Horgos Gaea for RMB100 million in December 2018. The related consideration payable, totaling US$15.3 million, remains unpaid as of December 31, 2020, and was transferred to Ke Xing through a debt transfer agreement between Horgos Gaea and Ke Xing in 2021.
In April 2021, Horgos Gaea granted additional loans to MMV in the amount of US$256,561 at 4.5% interest rate per annum with a one-year maturity date, and subsequently extended for another one year. Total interest expenses accrued for the year ended December 31, 2021 and the six months ended June 30, 2022 amounted to US$8,471 and US$3,190, respectively. As of June 30, 2022, total payables due to Horgos Gaea were US$259,076 due to the depreciation of RMB against US$.
Transactions with Ke Xing Shi Dai (Beijing) Technology Co., Ltd.
In May 2021, through a debt transfer agreement with Horgos Gaea, Ke Xing received the right to collect the series of debts totaling RMB206 million (US$32.1 million) due from MMV. This outstanding balance was converted into MMV equity in May 2021.
Transactions with Beijing Gaea Interactive Entertainment Co., Ltd.
As of December 31, 2020, MMV has accumulated US$53,640 in accounts receivable from Beijing Gaea, for merchandise sold to Beijing Gaea. Beijing Gaea settled this balance in June 2021.
Beijing Gaea provided MMV certain administrative services from 2017 to 2019. The amount of the service fees due from MMV to Beijing Gaea totaled USD$327,051 as of June 30, 2022. MMV intends to make payment by or before December 31, 2022.

In addition, Beijing Gaea provided software development services to MMV for a total development fee of RMB30 million. The related accounts payable to Beijing Gaea, totaling US$4,597,702, remains unpaid as of December 31, 2020. The right to collect this amount was transferred to Horgos Gaea in 2020, and further transferred to Ke Xing in May 2021 through a series of debt transfer agreement.
Beijing Gaea provided a series of loans to MMV with maturity dates ranging from January 2024 to May 2024. The interest rates for these loan agreements were 7.46% per annum, and the principal and interest balance under these loans totaled US$2.6 million as of June 30, 2022. MMV will repay these amounts in accordance with the terms of the loan agreement.
Transaction with Gaea Mobile Limited
MMV entered into an agreement with Gaea Mobile, for Gaea Mobile to exclusively publish, distribute and operate one of MMV’s mobile games in the global market excluding mainland China, for a term of five years from the date of commercial release in each territory. Under the agreement, MMV is entitled to receive a revenue share for the gross revenue generated from the mobile game under Gaea Mobile’s operation as royalties. Gaea Mobile commercially launched the traditional Chinese version of game in October 2020 in Hong Kong, Taiwan and Macau, and the English version globally in July 2021. For the years ended December 31, 2020 and 2021, and the six months ended June 30, 2022, MMV recognized royalty income in the amount of US$36,433, US$126,852 and US$29,266, respectively. As of June 30, 2022, the amount due from Gaea Mobile to MMV for the accrued but unpaid royalties was US$130,768. This amount was expected to be settled in or before December 2022.
During the year ended December 31, 2021, Gaea Mobile provided loans to MMV in the amount of US$660,000, which are repayable in one year and bear an interest rate of 4.5% per annum. During the six months ended June 30, 2022, Gaea Mobile provided loans to MMV in the amount of US$585,000, which are repayable in two years and bear an interest rate of 4.5% per annum. Total interest expenses accrued for the year ended December 31, 2021 and the six months ended June 30, 2022 amounted to US$14,550 and US$22,119, respectively. As of June 30, 2022, total payables due to Gaea Mobile Limited were US$1.3 million, of which US$689,278 were current liabilities.
Transactions with Shenzhen Gaea Technology Corporation
Shenzhen Gaea assisted MMV to conduct an open beta test for one of MMV’s mobile games, and collected proceeds from users and distributors on behalf of MMV. As of December 31, 2020, the accounts receivable due from Shenzhen Gaea to MMV is US$143,869. Shenzhen Gaea settled the balance in June 2021 by offsetting the amount against MMV’s payables to Shenzhen Gaea for the operation and marketing services provided hereunder.
MMV engaged Shenzhen Gaea to support the operation and marketing for one of MMV’s mobile games, which was commercially launched in June 2020. Under the original arrangement, Shenzhen Gaea was entitled to receive a revenue share for the gross revenue generated from the mobile game under the Shenzhen Gaea’s operation as service fee, and total service fees to Shenzhen Gaea for the year ended December 31, 2020 was US$4,815,055. Starting from 2021, due to changes of its service scope, Shenzhen Gaea started to charge fixed monthly service fees. During the year ended December 31, 2021 and the six months ended June 30, 2022, total service fees accrued with regard to the services provided by Shenzhen Gaea were US$408,267 and US$192,200, respectively. As of June 30, 2022, the amount due from MMV to Shenzhen Gaea was US$5.4 million. In August 2022, MMV and Shenzhen Gaea executed a Letter of Not Demand Repayment, according to which Shenzhen Gaea agreed not to demand from MMV any repayment of current existing liabilities owed by MMV as well as any incremental portion until August 2024. MMV intends to make payment by or before December 31, 2024.
Transaction with Shanghai Huijie Culture Communication Co., Ltd.
MMV has entered into a framework service agreement with Shanghai Huijie in which MMV provided animation production services to Shanghai Huijie for multiple animation projects. For the years ended December 31, 2020 and 2021, and the six months ended June 30, 2022, revenue generated from the animation production services provided to Shanghai Huijie amounted to US$1,400,685, US$1,723,973 and US$2,308,802, respectively. As of June 30, 2022, the total amount due from Shanghai Huijie was US$522,536, which was settled in July 2022.
Transactions with Avatar Group Holdings Limited
In 2021, Avatar provided certain loans to MMV in the aggregate amount of US$420,000 to MMV at an interest rate of 4.5% per annum. The term of these loans is one year. During the six months ended June 30, 2022, Avatar provided loans in an aggregate amount of US$2,460,000 to fund MMV’s provision of loans to MPAC for business combination purpose. These loans have a term to maturity of two years and bear an interest rate of 4.5% per annum. Total interest expenses accrued for the year ended December 31, 2021 and the six months ended June 30, 2022 amounted to US$4,098 and US$41,154, respectively. As of June 30, 2022, total payables due to Avatar were US$2.9 million, of which US$433,470 were current liabilities.
Policy Concerning Related Party Transactions
On April 20, 2022, MMV’s board of directors approved the adoption of its related party transaction policy, or the “MMV Related Party Transaction Policy”, which stipulates that each related party transaction with an aggregate amount that exceeds or may be expected to exceed US$50,000 in any fiscal year needs to be approved or ratified by MMV’s board of directors. MMV’s board of directors shall consider, among other factors, whether such related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. Any director who has a conflict of interest with respect to a particular related party transaction may not participate in any vote by MMV’s board of directors with respect to such transaction.
In addition, according to the MMV Related Party Transaction Policy, for any particular related party transaction that has not been previously approved or ratified, MMV’s board of directors shall evaluate the transaction and consider all options, including ratification, amendment or termination of such related party transaction. The related party transactions described above have been reviewed and approved by MMV’s board of directors in accordance with the MMV Related Party Transaction Policy.

LEGAL MATTERS
The validity of the PubCo Ordinary Shares will be passed upon by Ogier, British Virgin Islands counsel to PubCo, and Loeb & Loeb LLP, PubCo’s U.S. counsel.
EXPERTS
The financial statements of Model Performance Acquisition Corp. as of December 31, 2021, and for the period from January 8, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of MMV, Inc. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this proxy statement/prospectus of Model Performance Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Marcum Asia CPAs LLP (formerly known as Marcum Bernstein & Pinchuk LLP), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
APPRAISAL RIGHTS
Under section 179 of the BVI Business Companies Act, 2004 (as amended), holders of MPAC ordinary shares will have the right to dissent from the Reincorporation Merger. Should a holder of MPAC ordinary shares wish to exercise this right, they must give written notice of their objection to the Reincorporation Merger to MPAC prior to the special meeting, or at the meeting but before the vote on the Reincorporation Merger. This notice must include a statement that the MPAC shareholder proposes to demand payment for their shares if the Reincorporation Merger is undertaken.
Assuming that the Reincorporation Merger is approved, MPAC must give notice to any MPAC shareholder who gave written notice of their objection to the Reincorporation Merger within 20 days of the date of the special meeting at which the Reincorporation Merger is approved. Within 20 days following the date of receipt of that notice, the dissenting shareholder must give notice to MPAC (or Pubco, if the Reincorporation Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder’s name and address; (b) the number and class of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in MPAC); and (c) a demand for payment of the fair value of the shares. Once such notice has been given to MPAC, the dissenting shareholder ceases to have any rights as a shareholder of MPAC except for the right to be paid the fair value of their shares.
Within seven days of the expiration of the 20-day period in which a MPAC shareholder may serve notice of dissent (or seven days following the Reincorporation Merger, whichever is the later), MPAC or Pubco shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that MPAC or Pubco determine to be their fair value. If, within 30 days of the date on which that offer is made, MPAC or Pubco and the dissenting shareholder agree upon the price to be paid for the shares, MPAC or Pubco shall pay that amount to the shareholder upon the surrender of the certificates representing their shares.
If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above the following procedure shall be followed:
(a)   MPAC or Pubco and the dissenting shareholder shall each designate an appraiser;
(b)   the two designated appraisers together shall designate an appraiser;
(c)   the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder as of the close of business on the day prior to the date on which the Reincorporation Merger was approved, excluding any appreciation or depreciation directly or indirectly induced by the

Reincorporation Merger or its proposal, and that value is binding on MPAC or Pubco and the dissenting shareholder for all purposes; and
(a)   MPAC or Pubco shall pay to the dissenting shareholder that amount in money, upon the surrender of the certificates representing their shares.
Holders of MPAC ordinary shares do not have appraisal rights in connection with the Acquisition Merger. There are no appraisal rights with respect to MPAC warrants.
SHAREHOLDER PROPOSALS AND OTHER MATTERS
Management of MPAC knows of no other matters which may be brought before the Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/ prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify us of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental.
WHERE YOU CAN FIND MORE INFORMATION
MPAC is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. You can read MPAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
None of MPAC, PubCo, Merger Sub or MMV has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to MPAC shareholders nor the consummation of the Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
MMV does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.
If you are a shareholder of MPAC and would like to request documents, please do so by December [•], 2022, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to MPAC has been supplied by MPAC, and all such information relating to MMV has been supplied by MMV. Information provided by either the MPAC or MMV does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of MPAC for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or MMV that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
MODEL PERFORMANCE ACQUISITION CORP.
Page
Interim Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended
September 30, 2022 and for the three months ended September 30, 2021 and for the Period from
January 8, 2021 (Inception) through September 30, 2021
F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2022 and for the three months ended September 30, 2021, and for the Period from January 8, 2021 (Inception) through September 30, 2021
F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2022 and for the Period from January 8, 2021 (Inception) through September 30, 2021	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-7
AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2021:
Report of Independent Registered Public Accounting Firm	F-23
Balance Sheet as of December 31, 2021	F-24
Statement of Operations for the Period from January 8, 2021 (inception) Through December 31, 2021	F-25
Statement of Changes in Shareholder’s Equity (Deficit) for the Period from January 8, 2021 (inception) Through December 31, 2021	F-26
Statement of Cash Flows for the Period January 8, 2021 (inception) Through December 31, 2021	F-27
Notes to Financial Statements	F-28
MULTIMETAVERSE INC.

MODEL PERFORMANCE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2022	December 31, 2021
Assets
Cash	$442,450	$336,852
Prepaid expenses and other current assets	182,283	49,253
Total current assets	624,733	386,105
Marketable securities held in Trust Account	23,446,019	58,078,580
Total Assets	$24,070,752	$58,464,685
Liabilities, Shares Subject to Possible Redemption and Shareholders’ Deficit
Accrued offering costs and expenses	$890,596	$559,478
Due to related parties	5,413	58,413
Promissory note – MMV	2,684,975	—
Total current liabilities	3,580,984	617,891
Warrant liability	9,184	52,151
Deferred underwriting fee	2,012,500	2,012,500
Total liabilities	5,602,668	2,682,542
Commitments and Contingencies (Note 8)
Class A ordinary shares subject to possible redemption, 2,241,006 and 5,750,000 shares at $10.46 and $10.10 redemption value as of September 30, 2022 and December 31, 2021 respectively	23,446,019	58,078,580
Shareholders’ Deficit:
Preference shares, no par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, no par value; 100,000,000 shares authorized; 350,000 issued and outstanding (excluding 2,241,006 and 5,750,000 subject to possible redemption as of September 30, 2022 and December 31, 201, respectively)	2,925,000	2,925,000
Class B ordinary shares, no par value; 10,000,000 shares authorized; 1,437,500 shares issued and outstanding	25,001	25,001
Accumulated deficit	(7,927,936)	(5,246,438)
Total shareholders’ deficit	(4,977,935)	(2,296,437)
Total Liabilities, Shares Subject to Possible Redemption and Shareholders’ Deficit	$24,070,752	$58,464,685
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the three months ended September 30,		For the nine months ended September 30,	For the period from January 8, 2021 (inception) through September 30,
	2022	2021	2022	2021
Formation and operating costs	$633,462	$201,875	$1,350,364	$332,852
Loss from operations	(633,462)	(201,875)	(1,350,364)	(332,852)
Other income
Change in fair value of warrant liability	6,259	5,187	42,967	66,450
Trust interest income	256,391	1,464	336,532	2,132
Total other income	262,650	6,651	379,499	68,582
Net loss	$(370,812)	$(195,224)	$(970,865)	$(264,270)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	5,750,000	6,100,000	5,750,000	3,927,396
Basic and diluted net loss per Class A ordinary shares subject to possible redemption	$(0.05)	$(0.03)	$(0.13)	$(0.05)
Basic and diluted weighted average shares outstanding, Class B ordinary shares and Class A ordinary shares not subject to possible redemption	1,787,500	1,437,500	1,787,500	1,410,377
Basic and diluted net loss per share, Class B ordinary shares and Class A ordinary shares not subject to possible redemption	$(0.05)	$(0.03)	$(0.13)	$(0.05)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	350,000	$2,925,000	1,437,500	$25,001	$(5,246,438)	$(2,296,437)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(1,433)	(1,433)
Additional amount deposited into trust ($0.10 per Class A ordinary share subject to possible redemption)	—	—	—	—	(575,000)	(575,000)
Net loss	—	—	—	—	(155,008)	(155,008)
Balance as of March 31, 2022	350,000	2,925,000	1,437,500	25,001	(5,977,879)	(3,027,878)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(78,708)	(78,708)
Additional amount deposited into trust ($0.10 per Class A ordinary share subject to possible redemption)	—	—	—	—	(575,000)	(575,000)
Net loss	—	—	—	—	(445,045)	(445,045)
Balance as of June 30, 2022	350,000	2,925,000	1,437,500	25,001	(7,076,632)	(4,126,631)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(256,391)	(256,391)
Additional amount deposited into trust ($0.10 per Class A ordinary share subject to possible redemption)	—	—	—	—	(224,101)	(224,101)
Net loss	—	—	—	—	(370,812)	(370,812)
Balance as of September 30, 2022	350,000	$2,925,000	1,437,500	$25,001	$(7,927,936)	$(4,977,935)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND FOR THE PERIOD FROM JANUARY 8, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 8, 2021 (Inception)	—	$—	—	$—	$—	$—
Issuance of Founder shares	—	—	1,437,500	25,001	—	25,001
Net loss	—	—	—	—	(3,725)	(3,725)
Balance as of March 31, 2021	—	—	1,437,500	25,001	(3,725)	21,276
Sale of 270,000 Private Placement Units on April 12, 2021	270,000	2,700,000	—	—	—	2,700,000
Sale of 22,500 Private Placement Units on April 23, 2021 through over- allotment	22,500	225,000	—	—	—	225,000
Issuance of representative shares	50,000	—	—	—	401,711	401,711
Issuance of representative shares through over-allotment	7,500	—	—	—	60,257	60,257
Accretion of carrying value to redemption value	—	—	—	—	(4,257,708)	(4,257,708)
Additional amount in deposited into trust ($10.10 per Unit-$10.00 per Unit)	—	—	—	—	(575,000)	(575,000)
Accretion of interest income	—	—	—	—	(668)	(668)
Net loss	—	—	—	—	(65,321)	(65,321)
Balance as of June 30, 2021	350,000	2,925,000	1,437,500	25,001	(4,440,454)	(1,490,453)
Accretion of carrying value to redemption value	—	—	—	—	(1,464)	(1,464)
Net loss	—	—	—	—	(195,224)	(195,224)
Balance as of September 30, 2021	350,000	$2,925,000	1,437,500	$25,001	$(4,637,142)	$(1,687,141)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the nine months ended September 30, 2022	For the period from January 8, 2021 (Inception) to September 30, 2021
Cash flows from operating activities:
Net loss	$(970,865)	$(264,270)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor	—	3,725
Interest earned on cash and marketable securities held in Trust Account	(336,532)	(2,132)
Change in fair value of warrant liability	(42,967)	(66,450)
Changes in current assets and liabilities:
Prepaid assets	(133,031)	69,013
Due to Related Party	(53,000)	26,333
Accrued expenses	331,119	28,248
Net cash used in operating activities	(1,205,276)	(205,533)
Cash flows from investing activities:
Amount deposited into trust	(1,374,101)	(58,075,000)
Disposal of investment held in Trust Account	36,343,194	—
Net cash provided by (used in) investing activities	34,969,093	(58,075,000)
Cash flows from financing activities:
Proceeds from loan from related party	2,684,975	—
Proceeds from initial public offering, net of costs	—	56,350,000
Proceeds from private placement	—	2,925,000
Payment of advance from related party	—	(110,243)
Payment of promissory note from related party	—	(200,000)
Payment of deferred offering costs	—	(317,750)
Redemption of class A ordinary shares	(36,343,194)	—
Net cash (used in) provided by financing activities	(33,658,219)	58,647,007
Net change in cash	105,598	366,474
Cash, beginning of the period	336,852	—
Cash, end of the period	$442,450	$366,474
Supplemental disclosure of non-cash investing and financing activities
Offering costs paid by Sponsor in exchange for issuance of ordinary shares	$—	$25,001
Offering costs paid by Sponsor under promissory note	$—	$153,518
Deferred underwriting discount	$—	$2,012,500
Initial classification of private warrants	$—	$136,971
Remeasurement of Class A ordinary shares subject to possible redemption, including additional amounts deposited into trust	$1,710,633	$1,464
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization, Business Operation, Liquidation and Going Concern
Model Performance Acquisition Corp. (the “Company”) was incorporated as a British Virgin Islands business company on January 8, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
As of September 30, 2022, the Company had not commenced any operations. All activity for the period from January 8, 2021 (inception) through September 30, 2022 relates to the Company’s formation and the initial public offering (“IPO”), which is described below, and subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is First Euro Investments Limited, a British Virgin Islands company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on April 7, 2021 (the “Effective Date”). On April 12, 2021, the Company consummated the IPO of 5,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “public share”), at $10.00 per Unit, generating gross proceeds of $50,000,000, which is discussed in Note 3. Simultaneously with the closing of the IPO, the Company consummated the sale of 270,000 units (the “Private Placement”), at a price of $10.00 per Private Unit, which is discussed in Note 4.
On April 15, 2021, the underwriters exercised the over-allotment option in full and purchased an additional 750,000 Units (the “Over-Allotment Units”), generating gross proceeds of $7,500,000. In connection with the closing of the purchase of the Over-Allotment Units, the Company sold an additional 22,500 Private Placement Units, generating gross proceeds of $225,000.
Transaction costs of the IPO and the exercise of over-allotment option, amounted to $4,120,737 consisting of $1,150,000 of underwriting fee, $2,012,500 of deferred underwriting fee, $496,269 of other offering costs, and $461,968 of fair value of 57,500 representative’s ordinary shares.
Following the closing of the IPO and the exercise of over-allotment option, $58,075,000 ($10.10 per Unit) from the net offering proceeds of the sale of the Units in the IPO, the sale of the Private Placement and the exercise of over-allotment option was placed in a trust account (the “Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account except for the withdrawal of interest to pay taxes, if any, the proceeds from the IPO and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination by the full amount of time) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity and (iii) the redemption of all of the public shares if the Company is unable to complete the initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination by the full amount of time), subject to applicable law.

On March 29, 2022, using the loan amount received to date, the Company deposited into the Company’s trust account an additional $575,000 (representing $0.10 per Class A ordinary share) to extend the Combination Period from April 12, 2022 to July 12, 2022.
On June 29, 2022, using the loan amount received to date, the Company deposited into the Company’s trust account an additional $575,000 (representing $0.10 per Class A ordinary share) to extend the Combination Period from July 12, 2022 to October 12, 2022.
On September 29, 2022, after the redemption as described below, the Company deposited into the Company’s trust account an additional $224,101 (representing $0.10 per Class A ordinary share) to extend the Combination Period from October 12, 2022 to January 12, 2023.
Merger
The Company has entered into a merger agreement, dated as of August 6, 2021 (the “Merger Agreement”), which provides for a business combination between the Company and MultiMetaVerse Inc., a Cayman Islands exempted company (“MMV”). Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of the Company, the Company will reincorporate to British Virgin Islands by merging with and into Model Performance Mini Corp., a British Virgin Islands business company (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); and (ii) Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into MMV resulting in MMV being a wholly-owned subsidiary of PubCo (the “Acquisition Merger”).
On January 6, 2022, each of the parties to the Merger Agreement and Avatar Group Holdings Limited entered into a First Amendment to the Merger Agreement (the “Amendment”). Under the Amendment, the proposed business combination (the “Business Combination”) will be extended to September 30, 2022 from December 31, 2021. The Amendment includes an amended covenant to procure equity financing in the aggregate amount of $10,000,000 no later than fifteen (15) days prior to the closing date of the Business Combination. The Amendment also contains additional covenants.
Simultaneously, MMV agrees to make to Company, and the Company agrees to borrow from MMV three tranches of non-interest bearing loans in the aggregate principal amount of $2,750,000, all of which shall become repayable upon closing of the Business Combination, or if the Company, Model Performance Mini Corp. and Model Performance Mini Sub Corp. materially breach the Merger Agreement or the Amendment and such breach has not been cured within fifteen (15) days after the Company’s receipt of such notice containing the details of breach.
On August 6, 2022, the Company has entered into certain subscription agreement (the “Subscription Agreement”) with certain investor, pursuant to which such investor has committed to provide equity financing to the Company immediately prior to the closing of the business combination in the aggregate amount of $10,000,000 (the “Committed PIPE Financing”). As soon as practicable after the signing, but in any event no later than 15 days prior to the closing of the business combination, the MMV shall procure additional reputable investors to provide equity financing in the aggregate amount of $10,000,000 to the Company on substantially the same terms and conditions in the Subscription Agreement (the “Additional PIPE Financing”, together with the Committed PIPE Financing, the “Equity Financing”).
On September 28, 2022, the Company’s shareholders voted in favor of the proposal to amend its memorandum and articles of association, giving the Company the right to extend the Combination Period up to two (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023. In connection with the meeting, 3,508,994 Class A ordinary shares were tendered for redemption. On September 29, 2022, $36,343,194 was paid from the Trust Account to public shareholders for redemption of 3,508,994 Class A ordinary shares, and $224,101 was deposited into the trust account by the Company, to extend the Combination Period from October 12, 2022 to January 12, 2023. Following such redemptions and the deposit, the amount of funds remaining in the trust account is approximately $23.4 million.

On September 29, 2022, the Company, MMV and other named parties entered into the Second Amendment to the Merger Agreement pursuant to which the parties agreed to, among other things, the following:

•
Extend the closing date of the Business Combination from September 30, 2022 to February 25, 2023;

•
MMV to make an interest-free loan to the Company an aggregate principal amount of $525,000 in two tranches, all of which shall become repayable only at the closing of a business combination by the Company or as otherwise stipulated;

•
Certain MMV shareholders agreed that an aggregate of 5,000,000 ordinary shares of their closing payment shares will be non-transferable and subject to forfeiture in the event that MMV fails to successfully create a new gameplay and make a public announcement regarding release of the new gameplay, whether through introduction of a new mobile game or updates to an existing mobile game within 12 months following the closing of the business combination with the Company.

On January 10, 2022, March 21, 2022, June 21, 2022, June 29, 2022 and September 30, 2022, the Company received loans for an aggregate of $2,684,975, from the target company, MMV.
Liquidity, Capital Resources and Going Concern
As of September 30, 2022, the Company had $442,450 in cash and working capital deficiency of $2,956,251.
The Company’s liquidity needs prior to the consummation of the IPO were satisfied through the proceeds of $200,000 under the Note (Note 6). Subsequent from the consummation of the IPO, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account.
On January 10, 2022, March 21, 2022, June 21, 2022, June 29, 2022 and September 30, the Company received loans for an aggregate of $2,684,975, from MMV.
The Company has incurred and expects to continue to incur significant costs in pursuit of the acquisition plans. If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of the Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet the obligations. This raises substantial doubt about the ability to continue as a going concern.
In addition, in connection with the assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until April 12, 2023 (after three extensions and one potential extension for a quarter each since April 12, 2022, the initial expiration date) to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 12, 2023. On August 6, 2021, the Company entered into a Merger Agreement, which provides for a business combination between the Company and MMV. The Company intends to complete the proposed

Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by April 12, 2023.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC (as defined below). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Form 10-K filed by the Company with the SEC on April 15, 2022.

Emerging Growth Company
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, ( the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
In addition, Section 102(b)(1) of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
As of September 30, 2022 and December 31, 2021, the Company had $442,450 and $336,852 in cash. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.
Marketable Securities Held in Trust Account
At September 30, 2022 and December 31, 2021, the assets held in the Trust Account were held in institutional money market mutual funds and cash. The Company’s investments held in the Trust Account are classified as trading securities.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit. As of September 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, on September 30, 2022 and December 31, 2021, 2,241,006 and 5,750,000 shares of Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
All of the 5,750,000 Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity.
The Class A ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in capital and accumulated deficit.
As of September 30, 2022 and December 31, 2021, the amount for Class A ordinary shares subject to possible redemption reflected on the balance sheet are reconciled in the following table:
	September 30, 2022	December 31, 2021
Gross proceeds from IPO	$57,500,000	$57,500,000
Less:
Proceeds allocated to Warrants	(136,971)	(136,971)
Ordinary share issuance costs	(4,120,737)	(4,120,737)
Plus:
Accretion of carrying value to redemption value	4,257,708	4,257,708
Additional amount deposited into trust	1,949,101	575,000
Remeasurement of Class A ordinary shares subject to possible redemption	340,112	3,580
Less:
Class A ordinary shares redeemed on September 29, 2022	(36,343,194)	—
Contingently redeemable ordinary shares	$23,446,019	$58,078,580
On March 29, 2022, using the loan amount received to date, the Company deposited into the Company’s trust account an additional $575,000 (representing $0.10 per Class A ordinary share) to extend the Combination Period from April 12, 2022 to July 12, 2022.
On June 29, 2022, using the loan amount received to date, the Company deposited into the Company’s trust account an additional $575,000 (representing $0.10 per Class A ordinary share) to extend the Combination Period from July 12, 2022 to October 12, 2022.
On September 29, 2022, $36,343,194 was paid from the Trust Account to public shareholders for redemption of 3,508,994 Class A ordinary shares, and $224,101 was deposited into the trust account by the Company, to extend the Combination Period from October 12, 2022 to January 12, 2023.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO, while the offering costs attributable to private placement warrants are immaterial and not recorded. Accordingly, as of September 30, 2022, offering costs in the aggregate of $4,120,737 have been charged to shareholders’ equity (consisting of $1,150,000 of underwriting fee, $2,012,500 of deferred underwriting fee, and $496,269 of other offering costs, and $461,968 of fair value of 57,500 representative’s ordinary shares).
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return.
For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Warrant Liability
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re- valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Financial Accounting Standards Board (“FASB”) ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.
The Company accounts for the private placement warrants as warrant liabilities due to certain features contained in the warrant agreements that give rise to liability treatment. The public warrants are treated as equity as they do not meet the definition of a warrant liability.
Net Loss Per Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 3,021,250 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three and nine months ended September 30, 2022, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:
	For the three months ended September 30,				For the nine months ended September 30, 2022		For the period from January 8, 2021 (Inception) to September 30, 2021
	2022		2021
	Redeemable Class A	Class B and Non-redeemable Class B	Redeemable Class A	Class B and Non-redeemable Class B	Redeemable Class A	Class B and Non-redeemable Class B	Redeemable Class A	Class B and Non-redeemable Class B
Numerator:
Allocation of net loss	(282,875)	(87,937)	(148,927)	(46,297)	(740,627)	(230,238)	(183,278)	(80,992)
Denominator:
Weighted-average shares outstanding	5,750,000	1,787,500	5,750,000	1,787,500	5,750,000	1,787,500	3,701,887	1,635,887
Basic and diluted net loss per share	(0.05)	(0.05)	(0.03)	(0.03)	(0.13)	(0.13)	(0.05)	(0.05)
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for the Company and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
Note 3 — Initial Public Offering
Pursuant to the IPO, the Company sold 5,000,000 Units, (at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Each right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of the initial Business Combination.
On April 15, 2021, the underwriter fully exercised their over-allotment option with respect to the 750,000 option units resulting in gross proceeds of $7,500,000.
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 270,000 Private Placement Units at a price of $10.00 per unit ($2,700,000 in the aggregate), Each Private Placement Unit are identical to the Units sold in the IPO, except as described below. There are no redemption rights or liquidating distributions from the Trust Account with respect to the founder shares, private placement shares, private placement warrants or private placement rights. The warrants and rights will expire worthless if the

Company does not consummate a Business Combination within the allotted 12-month period (or up to 18 months from the completion of the IPO if the Company extends the period of time to consummate a Business Combination by the full amount of time). A portion of the purchase price of the Private Placement Units was added to the proceeds from this offering to be held in the Trust Account.
Simultaneously with the full exercise of over-allotment option, the Sponsor purchased an aggregate of 22,500 Private Placement Units resulting in gross proceeds of $225,000.
Note 5 — Fair Value of Warrant Liabilities
Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
The following presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on non-recurring basis as of September 30, 2022:
	Level 1	Level 2	Level 3	Total
Asset:
Marketable securities held in Trust Account	$23,446,019	$—	$—	$23,446,019
Total Asset	$23,446,019	$—	$—	$23,446,019
Liability:
Warrant Liability	$—	$—	$9,184	$9,184
Total Liability	$—	$—	$9,184	$9,184
The following presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on non-recurring basis as of December 31, 2021:
	Level 1	Level 2	Level 3	Total
Asset:
Marketable securities held in Trust Account	$58,078,580	$—	$—	$58,078,580
Total Asset	$58,078,580	$—	$—	$58,078,580
Liability:
Warrant Liability	$—	$—	$52,151	$52,151
Total Liability	$—	$—	$52,151	$52,151
The estimated fair value of the warrants is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a Business Combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per Class A ordinary shares equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Inputs	April 12, 2021	December 31, 2021	September 30, 2022
Exercise price	$11.50	$11.50	$11.50
Stock price	$8.07	$9.99	$10.33
Volatility	24.4%	7.1%	1.7%
Expected term of the warrants	5.69	5.35	5.29
Risk-free rate	1.03	1.29%	4.05%
Dividend yield	—	—	—
The following table sets forth a summary of the changes in the fair value of the warrant liability for the nine months ended September 30, 2022:
Warrant Liability
Fair value as of December 31, 2021	$52,151
Change in fair value of warrant liability	(30,096)
Fair value as of March 31, 2022	$22,055
Change in fair value of warrant liability	(6,612)
Fair value as of June 30, 2022	$15,443
Change in fair value of warrant liability	(6,259)
Fair value as of September 30, 2022	$9,184
The following table sets forth a summary of the changes in the fair value of the warrant liability for the period from January 8, 2021 (inception) to September 30, 2021:
Warrant Liability
Fair value as of January 8, 2021 (inception)	$—
Initial fair value of warrant liability upon issuance at IPO	126,435
Initial fair value of warrant liability upon the exercise of over-allotment option	10,536
Change in fair value of warrant liability	(61,263)
Fair value as of June 30, 2021	$75,708
Change in fair value of warrant liability	(5,187)
Fair value as of September 30, 2021	$70,521
Note 6 — Related Party Transactions
Founder Shares
On January 13, 2021, the Company issued 1,437,500 founder shares for an aggregate purchase price of $25,001. Up to 187,500 founder shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On April 15, 2021, the underwriter exercised the full overallotment option and therefore the 187,500 founder shares are no longer subject to forfeiture (See Note 8).
The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within such time period and (iv) the founder shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the amended and restated memorandum and articles of association. If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote their founder shares and any public shares purchased during or after the IPO in favor of the initial Business Combination.
Promissory Note — Related Party
On January 13, 2021, the Sponsor agreed to loan the Company up to $200,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the closing of the IPO. The Company had borrowed $200,000 under the promissory note and fully repaid as of August 24, 2021. As of September 30, 2022 and December 31, 2021, the Promissory Note was terminated.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,150,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination company at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. As of September 30, 2022 and December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the date of the IPO, the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $90,000 in expenses in connection with such services.
For the period from April 7, 2021 (“Effective Date”) through September 30, 2021, the Company incurred $56,333 in expenses in connection with such services.
Note 7 — Promissory Note — MMV
On January 6, 2022, each of the parties to the Merger Agreement and Avatar Group Holdings Limited entered into a First Amendment to the Merger Agreement (the “Amendment”). Under the Amendment, MMV agrees to make to Company, and the Company agrees to borrow from MMV three tranches of non-interest bearing loans in the aggregate principal amount of $2,750,000, all of which shall become repayable upon closing of the Business Combination, or if the Company, Model Performance Mini Corp. and

Model Performance Mini Sub Corp. materially breach the Merger Agreement or the Amendment and such breach has not been cured within fifteen (15) days after the Company’s receipt of such notice containing the details of breach.
On September 29, 2022, the Company, MMV and other named parties entered into the Second Amendment to the Merger Agreement pursuant to which, MMV agreed to make an interest-free loan to the Company for an aggregate principal amount of $525,000 in two tranches, all of which shall become repayable only at the closing of a business combination by the Company or as otherwise stipulated.
On January 10, 2022, March 21, 2022, June 21, 2022, June 29, 2022 and September 30, 2022, the Company received loans for an aggregate of $2,684,975, from the target company, MMV.
Note 8 — Commitments & Contingencies
Registration Rights
The holders of founder shares, Private Placement Units, shares being issued to the underwriters of the IPO, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.
Underwriting Agreement
The Company granted the underwriter a 45-day option from April 12, 2021 to purchase up to 750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting fees and commissions. On April 15, 2021, the underwriter fully exercised the over-allotment option.
On April 12, 2021, the Company paid a fixed underwriting fee of $1,000,000. On April 15, an additional of $150,000 underwriting fee was paid as a result of the fully exercise of over-allotment option. Additionally, a deferred underwriting fee of $2,012,500, will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.
Representative’s Ordinary Shares
The Company has issued to Maxim Partners LLC and/or its designees, 57,500 ordinary shares upon the consummation of IPO and the exercise of the over-allotment option, the fair value of which is $461,968 using the Monte-Carlo simulation model. The fair value of the representative’s ordinary shares granted to Maxim was estimated as of the date of grant using the following assumptions: (1) expected volatility of 14%, (2) risk-free interest rate of 0.05% and (3) fair value per ordinary share of $8.69. The value of the Representative Shares had been recorded as deferred offering costs and additional paid-in capital upon Underwriter’s completion of the IPO services for which it received the Representative Shares as compensation. The deferred offering costs were included in the total offering costs that were allocated among public ordinary shares and warrants upon IPO. Maxim has agreed not to transfer, assign or sell any such shares until the completion of the initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.
The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales in the IPO, except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.
Right of First Refusal
For a period beginning on the closing of the IPO and ending 12 months from the closing of a Business Combination, the Company has granted Maxim a right of first refusal to act as lead-left book running manager and lead left placement agent for any and all future private or public equity, equity-linked, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales in the IPO.
Note 9 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with no par value and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022 and December 31, 2021, there were not preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue a total of 100,000,000 Class A ordinary shares at no par value. As of September 30, 2022 and December 31, 2021, there were 350,000 Class A ordinary shares issued and outstanding, excluding 2,241,006 and 5,750,000 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue a total of 10,000,000 Class B ordinary shares at no par value. As of September 30, 2022 and December 31, 2021, there were 1,437,500 and 1,437,500 Class B ordinary shares issued and outstanding.
Warrants — Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any founder shares held by such shareholders or their affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described in the section “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use best efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the public warrants become exercisable, the Company may redeem the public warrants:

•
in whole and not in part;

•
at a price of $0.01 per public warrant;

•
upon not less than 30 days ‘prior written notice of redemption to each warrant holder and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the warrants. If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if it does not need the cash from the exercise of the warrants after the initial Business Combination. If the Company calls the warrants for redemption and the management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.
If the number of issued and outstanding Class A ordinary shares is increased by a capitalization payable in Class A ordinary shares, or by a sub-division of Class A ordinary shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Rights
Each holder of a right will receive one-tenth (1/10) of one Class A ordinary share upon consummation of the initial Business Combination, even if the holder of such right redeemed all Class A ordinary shares held by the holder in connection with the initial Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary share basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to the Company.
If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless.
As soon as practicable upon the consummation of the initial Business Combination, the Company will direct registered holders of the rights to return their rights to the rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full Class A ordinary shares to which it is entitled. The Company will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such Business Combination and have been informed by the rights agent that the process of exchanging their rights for Class A ordinary shares should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide the Company with any means of avoiding the Company’s obligation to issue the shares underlying the rights upon consummation of the initial Business Combination. Other than confirming that the rights delivered by a registered holder are valid, the Company will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination.
The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company’s). The Company will not issue fractional shares upon conversion of the rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Island’s law. As a result, you must hold rights in multiples of 10 in order to receive shares for all of the investors’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Other than described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
On November 3, 2022, the Company, Model Performance Mini Corp., a British Virgin Islands business company (“Purchaser”), and Prominence Investment Management Ltd. (the “PIPE Investor”) entered into a subscription agreement (“Subscription Agreement”) pursuant to which the PIPE Investor has committed to purchase an aggregate of 1,200,000 Class A Ordinary Shares of the Company (the “PIPE Shares”) from the Company at a price per share of $10.00, for gross proceeds to the Company of $12,000,000 (the “PIPE Investment”). The closing of the PIPE Investment is conditioned upon, among other things, the completed or concurrent consummation of the transactions set forth in the Merger Agreement dated August 6, 2021, as amended on January 6, 2022 and September 29, 2022 by and among the Company, Purchaser, Model Performance Mini Sub Corp, MMV, and certain shareholders of MMV (the “Transactions”). The Company agreed to file a registration statement registering the resale of the PIPE Shares within five business days, or if not feasible as determined by the Purchaser’s counsel, as soon as practicable after consummation of the Transactions. A copy of the form of Subscription Agreement is filed as Exhibit 10.1 of Form 8-K filed with SEC on November 3, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Model Performance Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Model Performance Acquisition Corp. (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the period from January 8, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on April 7, 2022, then the Company will cease all operations except for the purpose of liquidating. The Company has limited capital resources and will need additional financing to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2021.
Houston, TX
April 15, 2022

MODEL PERFORMANCE ACQUISITION CORP.
BALANCE SHEET
December 31, 2021
Assets
Cash	$336,852
Prepaid assets	49,253
Total current assets	386,105
Marketable securities held in Trust Account	58,078,580
Total Assets	$58,464,685
Liabilities and Shareholders’ Equity (Deficit)
Accrued offering costs and expenses	$559,478
Due to related parties	58,413
Total current liabilities	617,891
Warrant liability	52,151
Deferred underwriting fee	2,012,500
Total liabilities	2,682,542
Commitments
Class A ordinary shares subject to possible redemption, 5,750,000 shares at redemption value	58,078,580
Shareholders’ Equity (Deficit):
Preference shares, no par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, no par value; 100,000,000 shares authorized; 350,000 issued and outstanding (excluding 5,750,000 subject to possible redemption)	2,925,000
Class B ordinary shares, no par value; 10,000,000 shares authorized; 1,437,500 shares issued and outstanding	25,001
Accumulated deficit	(5,246,438)
Total shareholders’ equity (deficit)	(2,296,437)
Total Liabilities and Shareholders’ Equity (Deficit)	$58,464,685
The accompanying notes are an integral part of these financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
STATEMENT OF OPERATIONS
For the period from January 8, 2021 (Inception) to December 31, 2021
Formation and operating costs	$960,518
Loss from operations	(960,518)
Other income
Change in fair value of warrant liability	84,820
Trust interest income	3,580
Total other income	88,400
Net loss	$(872,118)
Basic and diluted weighted average Class A ordinary shares	4,487,283
Basic and diluted net loss per Class A ordinary shares	$(0.15)
Basic and diluted weighted average Class B ordinary shares	1,417,367
Basic and diluted net loss per ordinary shares	$(0.15)
The accompanying notes are an integral part of these financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM JANUARY 8, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 8, 2021 (Inception)	—	$—	—	$—	$—	$—
Issuance of Founder shares	—	—	1,437,500	25,001	—	25,001
Sale of 270,000 Private Placement Units on April 12, 2021	270,000	2,700,000	—	—	—	2,700,000
Sale of 22,500 Private Placement Units on April 15, 2021 through over- allotment	22,500	225,000	—	—	—	225,000
Issuance of representative shares	50,000	—	—	—	401,711	401,711
Issuance of representative shares through over-allotment	7,500	—	—	—	60,257	60,257
Accretion of carrying value to redemption value	—	—	—	—	(4,257,708)	(4,257,708)
Additional amount in deposited into trust ($10.10 per Unit-$10.00 per Unit)	—	—	—	—	(575,000)	(575,000)
Net loss	—	—	—	—	(872,118)	(872,118)
Accretion of interest income	—	—	—	—	(3,580)	(3,580)
Balance as of December 31, 2021	350,000	$2,925,000	1,437,500	$25,001	$(5,246,438)	$(2,296,437)
The accompanying notes are an integral part of these financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
STATEMENT OF CASH FLOWS
For the period from January 8, 2021 (Inception) to December 31, 2021
Cash flows from operating activities:
Net loss	$(872,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor	3,725
Interest earned on cash and marketable securities held in Trust Account	(3,580)
Change in fair value of warrant liability	(84,820)
Changes in current assets and liabilities:
Prepaid assets	103,747
Due to related parties	58,413
Accrued expenses	559,478
Net cash used in operating activities	(235,155)
Cash flows from investing activities:
Investment held in Trust Account	(58,075,000)
Net cash used in investing activities	(58,075,000)
Cash flows from financing activities:
Proceeds from initial public offering, net of costs	56,350,000
Proceeds from private placement	2,925,000
Payment of advance from related party	(110,243)
Payment of promissory note from related party	(200,000)
Payment of deferred offering costs	(317,750)
Net cash provided by financing activities	58,647,007
Net change in cash	336,852
Cash, beginning of the period	—
Cash, end of the period	$336,852
Supplemental disclosure of non-cash investing and financing activities
Offering costs paid by Sponsor in exchange for issuance of ordinary shares	$25,001
Offering costs paid by Sponsor under promissory note	$153,518
Deferred underwriting fee	$2,012,500
Initial recognition of private warrants	$136,971
The accompanying notes are an integral part of these financial statements.

MODEL PERFORMANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization, Business Operation, Liquidation and Going Concern
Model Performance Acquisition Corp. (the “Company”) was incorporated as a British Virgin Islands exempted company on January 8, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from January 8, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“IPO”), which is described below, and subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is First Euro Investments Limited, a British Virgin Islands company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on April 7, 2021 (the “Effective Date”). On April 12, 2021, the Company consummated the IPO of 5,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “public share”), at $10.00 per Unit, generating gross proceeds of $50,000,000, which is discussed in Note 4. Simultaneously with the closing of the IPO, the Company consummated the sale of 270,000 units (the “Private Placement”), at a price of $10.00 per Private Unit, which is discussed in Note 5.
On April 15, 2021, the underwriters exercised the over-allotment option in full and purchased an additional 750,000 Units (the “Over-Allotment Units”), generating gross proceeds of $7,500,000. In connection with the closing of the purchase of the Over-Allotment Units, the Company sold an additional 22,500 Private Placement Units, generating gross proceeds of $225,000.
Transaction costs of the IPO and the exercise of over-allotment option, amounted to $4,120,737 consisting of $1,150,000 of underwriting fee, $2,012,500 of deferred underwriting fee, $496,269 of other offering costs, and $461,968 of fair value of 57,500 representative’s ordinary shares.
Following the closing of the IPO and the exercise of over-allotment option, $58,075,000 ($10.10 per Unit) from the net offering proceeds of the sale of the Units in the IPO, the sale of the Private Placement and the exercise of over-allotment option was placed in a trust account (the “Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account except for the withdrawal of interest to pay taxes, if any, the proceeds from the IPO and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination by the full amount of time) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity and (iii) the redemption of all of the public shares if the Company is unable to complete the initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination by the full amount of time), subject to applicable law.

Liquidity and Going Concern
As of December 31, 2021, the Company had $336,852 in cash, and working capital deficiency of $231,786.
The Company’s liquidity needs prior to the consummation of the IPO were satisfied through the proceeds of $200,000 under the Note (Note 6). Subsequent from the consummation of the IPO, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account.
On January 10, 2022 and March 21, 2022, the Company received two loans, for an aggregate of $1,699,975, from the target company, MMV(as define below).
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.
In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until July 12, 2022 (after one extension for a quarter since April 12, 2022, the initial expiration date) to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 12, 2022. On August 6, 2021, the Company entered into a merger agreement (the “Merger Agreement”), which provides for a business combination between the Company and MultiMetaVerse Inc., a Cayman Islands exempted company (“MMV”), which is discussed in Note 7. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by July 12, 2022.
Risks and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Business Startups Act of 2012, ( the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
In addition, Section 102(b)(1) of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.
Use of Estimates
The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
As of December 31, 2021, the Company had $336,852 in cash. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.
Marketable Securities Held in Trust Account
At December 31, 2021, the assets held in the Trust Account were held in institutional money market mutual funds.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Class A Ordinary Shares Subject to Possible Redemption
All of the 5,750,000 Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity.
The Class A ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in capital and accumulated deficit.
As of December 31, 2021, the ordinary share reflected on the balance sheet are reconciled in the following table:
Gross proceeds from IPO	$57,500,000
Less:
Proceeds allocated to Warrants	(136,971)
Ordinary share issuance costs	(4,120,737)
Plus:
Accretion of carrying value to redemption value	4,257,708
Additional amount in deposited into trust ($10.10 per Unit-$10.00 per Unit)	575,000
Accretion of interest income	3,580
Contingently redeemable ordinary shares	$58,078,580
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO, while the offering costs attributable to private warrants are immaterial and not recorded. Accordingly, as of December 31, 2021, offering costs in the aggregate of $4,120,737 have been charged to shareholders’ equity (consisting of $1,150,000 of underwriting fee, $2,012,500 of deferred underwriting fee, and $496,269 of other offering costs, and $461,968 of fair value of 57,500 representative’s ordinary shares).
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return.
For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Warrant Liability
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re- valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Financial Accounting Standards Board (“FASB”) ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.
The Company accounts for the private placement warrants as warrant liabilities due to certain features contained in the warrant agreements that give rise to liability treatment. The Public units warrants are treated as equity as they do not meet the definition of a warrant liability.
Net Loss Per Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 6,042,500 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the period from January 8, 2021 (inception) through December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:
	For the period from January 8, 2021 (Inception) to December 31, 2021
	Redeemable Class A	Non-Redeemable Class A	Class B
Numerator:
Allocation of net loss	$(624,726)	$(38,046)	$(209,345)
Denominator:
Weighted-average shares outstanding	4,229,692	257,591	1,417,367
Basic and diluted net loss per share	$(0.15)	$(0.15)	$(0.15)
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.
Note 3 — Initial Public Offering
Pursuant to the IPO, the Company sold 5,000,000 Units, (at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share one-half of one redeemable warrant and one right. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Each right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of the initial Business Combination.
On April 15, 2021, the underwriter fully exercised their over-allotment option with respect to the 750,000 option units resulting in gross proceeds of $7,500,000.
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 270,000 Private Placement Units at a price of $10.00 per unit ($2,700,000 in the aggregate), Each Private Placement Unit are identical to the Units sold in the IPO, except as described below. There are no redemption rights or liquidating distributions from the Trust Account with respect to the founder shares, private placement shares, private placement warrants or private placement rights. The warrants and rights will expire worthless if the Company does not consummate a Business Combination within the allotted 12-month period (or up to 18 months from the completion of the IPO if the Company extends the period of time to consummate a Business Combination by the full amount of time). A portion of the purchase price of the Private Placement Units was added to the proceeds from this offering to be held in the Trust Account.
Simultaneously with the fully exercise of over-allotment option, the Sponsor purchased an aggregate of 22,500 Private Placement Units resulting in gross proceeds of $225,000.
Note 5 — Fair Value of Warrant Liabilities
Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The following presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on non-recurring basis as of December 31, 2021:
	Level 1	Level 2	Level 3	Total
Asset:
Marketable securities held in Trust Account	$58,078,580	$—	$—	$58,078,580
Total Asset	$58,078,580	$—	$—	$58,078,580
Liability:
Warrant Liability	$—	$—	$52,151	$52,151
Total Liability	$—	$—	$52,151	$52,151
The estimated fair value of the warrants is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on managements understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a Business Combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per Class A ordinary shares equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Inputs	April 12, 2021	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$8.07	$9.99
Volatility	24.4%	7.1%
Expected term of the warrants	5.69	5.35
Risk-free rate	1.03	1.29%
Dividend yield	—	—
The following table sets forth a summary of the changes in the fair value of the warrant liability for the period from January 8, 2021 (inception) to December 31, 2021:
Warrant Liability
Fair value as of January 8, 2021 (inception)	$—
Initial fair value of warrant liability upon issuance at IPO	126,435
Initial fair value of warrant liability upon the exercise of over-allotment option	10,536
Change in fair value of warrant liability	(84,820)
Fair value as of December 31, 2021	$52,151
Note 6 — Related Party Transactions
Founder Shares
On January 13, 2021, the Company issued 1,437,500 Founder Shares for an aggregate purchase price of $25,001. Up to 187,500 founder shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On April 15, 2021, the underwriter exercised the full over allotment option and therefore the 187,500 founder shares are no longer subject to forfeiture (See Note 8).
The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within such time period and (iv) the founder shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the amended and restated memorandum and articles of association. If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote their founder shares and any public shares purchased during or after the IPO in favor of the initial Business Combination.
Promissory Note — Related Party
On January 13, 2021, the Sponsor agreed to loan the Company up to $200,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the closing of the IPO. The Company had borrowed $200,000 under the promissory note and fully repaid as of December 31, 2021.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,150,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination company at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Extension Loan
The Company has until April 12, 2022 (12 months from the closing of the IPO) to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate the initial Business Combination within 12 months, it may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination). Pursuant to the terms of the amended and restated memorandum and articles of association and the trust agreement to be entered into between the Company and Continental Stock Transfer & Trust Company on the date of the IPO, in order to extend the time available for the Company to consummate the initial Business Combination, the Sponsor or its affiliates or designees, upon ten days advance notice prior to the applicable deadline, must deposit into the Trust Account $500,000, or up to $575,000 if the underwriters over-allotment option is exercised in full ($0.10 per share in either case) on or prior to the date of the applicable deadline, for each three month extension (or up to an aggregate of $1,000,000 (or $1,150,000 if the underwriters over-allotment option is exercised in full), or $0.20 per share if the Company extends for the full six months). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of the initial Business Combination. If the Company completes the initial Business Combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Up to $1,150,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the initial shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete the initial Business Combination.
On March 29, 2022, the Company deposited $575,000 into the Trust Account, to extend the expiration date of the Company to July 12, 2022.
Administrative Support Agreement
Commencing on the date of the IPO, the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from April 7, 2021 (“Effective Date”) through December 31, 2021, the Company incurred $86,333 in expenses in connection with such services.
Note 7 — Commitments & Contingencies
Registration Rights
The holders of founder shares, Private Placement Units, shares being issued to the underwriters of the IPO, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.
Underwriting Agreement
The Company granted the underwriter a 45-day option from April 12, 2021 to purchase up to 750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting fees and commissions. On April 15, 2021, the underwriter fully exercised the over-allotment option.
On April 12, 2021, the Company paid a fixed underwriting fee of $1,000,000. On April 15, an additional of $150,000 underwriting fee was paid as a result of the fully exercise of over-allotment option. Additionally, a deferred underwriting fee of $2,012,500, will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.
Representative’s Ordinary Shares
The Company has issued to Maxim Partners LLC and/or its designees, 57,500 ordinary shares upon the consummation of IPO and the exercise of the over-allotment option, the fair value of which is $461,968 using the Monte-Carlo simulation model. The fair value of the representative’s ordinary shares granted to Maxim was estimated as of the date of grant using the following assumptions: (1) expected volatility of 14%, (2) risk-free interest rate of 0.05% and (3) fair value per ordinary share of $8.69. The value of the Representative Shares had been recorded as deferred offering costs and additional paid-in capital upon Underwriter’s completion of the IPO services for which it received the Representative Shares as compensation. The deferred offering costs were included in the total offering costs that were allocated among public ordinary shares and warrants upon IPO. Maxim has agreed not to transfer, assign or sell any such shares until the completion of the initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.
The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales in the IPO, except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.
Merger Agreement
The Company has entered into a merger agreement, dated as of August 6, 2021 (the “Merger Agreement”), which provides for a business combination between the Company and MultiMetaVerse Inc., a Cayman Islands exempted company (“MMV”). Pursuant to the Merger Agreement, the business combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of the Company, the Company will reincorporate to British Virgin Islands by merging with and into Model Performance Mini Corp., a British Virgin Islands business company (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); and (ii) Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly- owned subsidiary of PubCo (“Merger Sub”), will be merged with and into MMV resulting in MMV being a wholly-owned subsidiary of PubCo (the “Acquisition Merger”).
Note 8 — Shareholders’ Equity
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with no par value and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were not preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue a total of 100,000,000 Class A ordinary shares at no par value. As of December 31, 2021, there were 350,000 Class A ordinary shares outstanding, excluding 5,750,000 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue a total of 10,000,000 Class B ordinary shares at no par value. As of December 31, 2021, there were 1,437,500 Class B ordinary shares issued and outstanding.
Warrants — Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any founder shares held by such shareholders or their affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described in the section “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use best efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the warrants. If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if it does not need the cash from the exercise of the warrants after the initial Business Combination. If the Company calls the warrants for redemption and the management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.
If the number of issued and outstanding Class A ordinary shares is increased by a capitalization payable in Class A ordinary shares, or by a sub-division of Class A ordinary shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Rights
Each holder of a right will receive one-tenth (1/10) of one Class A ordinary share upon consummation of the initial Business Combination, even if the holder of such right redeemed all Class A ordinary shares held by the holder in connection with the initial Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary share basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to the Company.
If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless.
As soon as practicable upon the consummation of the initial Business Combination, the Company will direct registered holders of the rights to return their rights to the rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full Class A ordinary shares to which it is entitled. The Company will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such Business Combination and have been informed by the rights agent that the process of exchanging their rights for Class A ordinary shares should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide the Company with any means of avoiding the Company’s obligation to issue the shares underlying the rights upon consummation of the initial Business Combination. Other than confirming that the rights delivered by a registered holder are valid, the Company will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination.

The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company’s). The Company will not issue fractional shares upon conversion of the rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Island’s law. As a result, you must hold rights in multiples of 10 in order to receive shares for all of the investors’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On January 6, 2022, the Company and Avatar Group Holdings Limited entered into a First Amendment to the Merger Agreement (the “Amendment”). Under the Amendment, the proposed business combination (the “Business Combination”) will be extended to September 30, 2022 from December 31, 2021. The Amendment includes an amended covenant to procure equity financing in the aggregate amount of US $10,000,000 no later than fifteen (15) days prior to the closing date of the Business Combination. The Amendment also contains five (5) new covenants.
Simultaneously, the MultiMetaVerse Inc. agrees to make to Company, and the Company agrees to borrow from the MultiMetaVerse Inc. three tranches of non-interest bearing loans in the aggregate principal amount of $2,750,000, all of which shall become repayable upon closing of the Business Combination, or if the Company, Model Performance Mini Corp. and Model Performance Mini Sub Corp. materially breach the Merger Agreement or the Amendment and such breach has not been cured within fifteen (15) days.
On January 10, 2022 and March 21, 2022, the Company received two loans, for an aggregate of $1,699,975, from MultiMetaVerse Inc.
On March 29, 2022, the Company deposited $575,000 into the Trust Account, to extend the expiration date of the Company to July 12, 2022.

MULTIMETAVERSE INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for the number of shares, or otherwise noted)
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,102,406	$374,929
Accounts receivable, net	3,086,263	875,141
Amounts due from related parties	653,304	153,736
Inventories, net	783,914	591,087
Prepaid expenses and other current assets	2,816,584	1,162,344
Total current assets	$8,442,471	$3,157,237
Non-current assets:
Property and equipment, net	228,959	282,849
Intangible assets, net	140,231	224,108
Long-term investment	460,000	460,000
Right-of-use assets	1,162,463	—
Other non-current assets	47,321	49,738
Total non-current assets	2,038,974	1,016,695
TOTAL ASSETS	$10,481,445	$4,173,932
Liabilities
Current liabilities:
Accounts payable	$1,436,536	$803,924
Short-term bank borrowings	119,885	—
Amounts due to related parties, current portion	2,641,628	2,580,773
Deferred revenue, current portion	230,204	59,226
Operating lease liabilities, current portion	1,306,354	—
Accrued liabilities and other current liabilities	1,048,465	1,021,065
Total current liabilities	6,783,072	4,464,988
Non-current liabilities:
Amounts due to related parties, non-current portion	15,080,664	9,731,795
Deferred revenue, non-current portion	661,973	—
Operating lease liabilities, non-current portion	44,789	—
Total non-current liabilities	15,787,426	9,731,795
TOTAL LIABILITIES	$22,570,498	$14,196,783
Shareholders’ equity
Ordinary shares*(par value of $0.0001 per share; 500,000,000 shares authorized as of June 30, 2022 and December 31, 2021, respectively; 122,463,517 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	12,246	12,246
Subscription receivable	(12,246)	(12,246)
Additional paid-in capital	71,974,483	70,183,033
Accumulated deficit	(78,731,698)	(73,972,987)
Accumulated other comprehensive loss	(3,615,642)	(3,968,419)
MultiMetaVerse Inc. shareholders’ deficit	(10,372,857)	(7,758,373)
Non-controlling interests	(1,716,196)	(2,264,478)
Total shareholders’ deficit	(12,089,053)	(10,022,851)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$10,481,445	$4,173,932

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this financial statement.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MULTIMETAVERSE INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for the number of shares, or otherwise noted)
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Net revenue
Services	$5,627,619	$2,926,662
Products	2,322,014	1,291,035
Total net revenue	7,949,633	4,217,697
Operating cost and expenses:
Cost of revenue
Services	(2,977,575)	(2,797,697)
Products	(1,277,005)	(576,443)
Total cost of revenue	(4,254,580)	(3,374,140)
Selling expenses	(470,275)	(394,364)
General and administrative expenses	(4,458,951)	(24,672,375)
Research and development expenses	(3,396,193)	(2,110,914)
Total operating cost and expenses	(12,579,999)	(30,551,793)
Loss from operations	(4,630,366)	(26,334,096)
Other income/(loss):
Interest income	702	1,305
Interest expenses	(262,246)	(9,429)
Foreign currency exchange gain, net	2,536	—
Other income, net	42,011	44,701
Total other income/(loss)	(216,997)	36,577
Loss before income tax expense	(4,847,363)	(26,297,519)
Income tax expense	—	(35,517)
Net loss	$(4,847,363)	$(26,333,036)
Net loss attributable to non-controlling interest	(88,652)	(213,567)
Net loss attributable to MultiMetaVerse Inc. shareholders	(4,758,711)	(26,119,469)
Other comprehensive income/(loss)
Foreign currency translation gain/(loss), net of nil income taxes	516,767	(859,347)
Total comprehensive loss	$(4,330,596)	$(27,192,383)
Total comprehensive income/(loss) attributable to non-controlling interest	69,534	(260,233)
Total comprehensive loss attributable to MultiMetaVerse Inc.’s shareholders	(4,400,130)	(26,932,150)
Loss per ordinary share attributable to MultiMetaVerse Inc.’s shareholders
Basic and Diluted*	(0.04)	(0.21)
Weighted average number of ordinary shares outstanding
Basic and Diluted*	122,463,517	122,463,517

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this financial statement.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MULTIMETAVERSE INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In U.S. dollars, except for the number of shares, or otherwise noted)

	Ordinary shares*		Subscription receivable	Additional paid-in capital	Accumulated deficit	Total Accumulated other comprehensive income/(loss)	MultiMetaVerse Inc.’s shareholders’ deficit	Non-controlling interests	Total shareholders’ deficit
	Share	Amount
Balance as of December 31, 2020	122,463,517	$12,246	$(12,246)	$12,416,919	$(41,979,475)	$(3,432,163)	$(32,994,719)	$(1,492,291)	$(34,487,010)
Equity transferred from debt	—	—	—	32,102,975	—	—	32,102,975	—	32,102,975
Net loss	—	—	—	—	(26,119,469)	—	(26,119,469)	(213,567)	(26,333,036)
Share-based compensation	—	—	—	23,398,745	—	—	23,398,745	—	23,398,745
Foreign currency translation adjustment	—	—	—	—	—	(812,681)	(812,681)	(46,666)	(859,347)
Balance as of June 30, 2021	122,463,517	$12,246	$(12,246)	$67,918,639	$(68,098,944)	$(4,244,844)	$(4,425,149)	$(1,752,524)	$(6,177,673)
Balance as of December 31, 2021	122,463,517	$12,246	$(12,246)	$70,183,033	$(73,972,987)	$(3,968,419)	$(7,758,373)	$(2,264,478)	$(10,022,851)
Net loss	—	—	—	—	(4,758,711)	—	(4,758,711)	(88,652)	(4,847,363)
Share-based compensation	—	—	—	2,264,394	—	—	2,264,394	—	2,264,394
Acquisition of minority interest	—	—	—	(472,944)	—	(5,804)	(478,748)	478,748	—
Foreign currency translation adjustment	—	—	—	—	—	358,581	358,581	158,186	516,767
Balance as of June 30, 2022	122,463,517	$12,246	$(12,246)	$71,974,483	$(79,731,698)	$(3,615,642)	$(10,372,857)	$(1,716,196)	$(12,089,053)

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this financial statement.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MULTIMETAVERSE INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for the number of shares, or otherwise noted)
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,847,363)	$(26,333,036)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	2,264,394	23,398,745
Depreciation and amortization	642,859	97,394
Changes in operating assets and liabilities:
Accounts receivable	(2,211,122)	46,135
Inventories	(192,827)	(137,468)
Amount due from related parties	(499,568)	391,616
Prepaid expenses and other current assets	711,021	48,984
Accounts payable	632,612	142,237
Amount due to related parties	233,911	1,080,144
Accrued expenses and other payables	77,768	329,792
Lease liabilities	(226,799)	—
Deferred revenue	832,951	55,321
Net cash used in operating activities	(2,582,162)	(880,136)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(61,234)	(114,826)
Net cash used in investing activities	(61,234)	(114,826)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	119,885	—
Proceeds from borrowings from related parties	5,842,743	1,916,479
Repayment to related parties	(70,683)	—
Advance for deferred cost of Business Combination	(2,460,000)	—
Net cash provided by financing activities	3,431,945	1,916,479
Effect of exchange rate changes	(61,072)	(863,892)
Net increase in cash and cash equivalents	727,477	57,625
Cash and cash equivalents, at beginning of year	374,929	737,001
Cash and cash equivalents, at end of year	$1,102,406	$794,626
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax paid	$—	$—
Interest paid	80,924	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION:
Equity transferred from debt	$—	$32,102,975
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	1,650,746	—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
MultiMetaVerse Inc. (“MMV”, or the “Company”) was incorporated under the laws of the Cayman Islands on March 18, 2021. The Company through its wholly-owned and majority-owned subsidiaries, variable interest entity (“VIE”, being Shanghai Jupiter Creative Design Co., Ltd., or “Shanghai Jupiter”) and VIE’s subsidiaries (collectively, the “Group”) primarily engages in the development and publishing of animation and mobile games, and the sale of merchandise in the People’s Republic of China (“PRC” or “China”).
Reorganization
The Company is the ultimate holding company of MultiMetaVerse HK Ltd (“MMV HK”) and Shanghai Mi Ting Culture and Creativity Co., Ltd. (“WFOE”). Effective on May 8, 2021, shareholders of Shanghai Jupiter and WFOE entered into a series of contractual agreements (“VIE Agreements”) with which the Company became the beneficiary owner of VIE and its subsidiaries. Through the reorganization, the Group’s business continued to be carried out by Shanghai Jupiter without changes in control.
Due to the long process of the ODI filling, certain shareholders have not been allotted the MMV’s shares that they are entitled to as of the issuance date of this report, and the reorganization has not been fully completed yet.
Risks in relation to the COVID-19 Pandemic
Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. The Group’s business could be adversely affected by the effects of epidemics. The COVID-19 pandemic has caused, and may continue to cause, the Group and its business partners to implement adjustment of work arrangements enabling employees to work from home and collaborate remotely. The Group has taken measures in accordance with regulatory policies to reduce the negative impact of the COVID-19 pandemic. However, the Group might still be subject to related impact, such as delay or restriction in delivery of merchandise to customers, travel restrictions in business development and delay or cancelation in the Group’s events. As a result, the Group’s business, financial condition, and results of operations have been adversely affected. The extent to which the COVID-19 pandemic affects the Group’s operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the coronavirus, such as the availability of effective vaccines or cure, among others.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)
Basis of presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE and VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
regulations. Accordingly, these statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2021 and 2020.
In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2021, except for the adoption of ASU 2016-02, Leases (Topic 842), as amended (“ASC 842”). The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results for the full year.
(b)
Going concern

The Group has incurred losses since its inception. As of June 30, 2022, the Group had total shareholders’ deficit of $12,089,053. In addition, for the six months ended June 30, 2022, the Group recorded net loss of $4,847,363 and net cash used in operating activities of $2,582,162. Historically, the Group has relied principally on both operational sources of cash and borrowings from related parties to fund its operations and business development. On May 13, 2022, Avatar Group Holdings Limited (“Avatar”), the major shareholder, has agreed to provide continuing financial support for at least $2,700,000 to the Group for a period of at least 24 months from the issuance date of the Group’s financial statement for the year ended December31, 2021. As of the issuance date of the Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022, Avatar has signed loan contracts with the Group, pursuant to which Avatar provided to the Group a loan of$760,000 at an annual interest rate of 4.75% and a loan term of two years to support its continuing operation. The remaining balance of the financial support amounted to $1,940,000 remains effective and available. Furthermore, Shenzhen Gaea Technology Corporation (“Shenzhen Gaea”), a related party service provider to the Group, has agreed not to demand repayment of all the outstanding amount due from the Group for a period of at least 24 months from the issuance date of the Group’s financial statement for the year ended December 31, 2021. Therefore, amount due to Shenzhen Gaea was classified into noncurrent liabilities. Besides, the Group also obtained loans from Wang Xiaoting and Wang Yanzhi for the year ended December31, 2021. The maturity date of loans from Wang Xiaoting and Wang Yanzhi is ranging from September 2023 to June 2024.Therefore, the loans are also classified into non-current liabilities.
Management also plans to adjust the pace of its business expansion and control operating expenses when necessary. Therefore, the Group assesses that current working capital, together with the financial support from Avatar and the agreement to delay repayment of amounts due to Shenzhen Gaea, will be sufficient to alleviate any substantial doubt as to its ability to meet its obligations for the next 12 months from the issuance date of these financial statements. These financial statements are prepared on going concern basis.
(c)
Revenue recognition

The following revenue recognition policies represented the Group’s new business development during the six months ended June 30, 2022.
Licensing revenue
The Group enters into contracts to license its intellectual property, which primarily consists of its brands and broadcast contents, in various channels.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The license of the Group’s brands provide access to the intellectual property over the term of the license, generally all of the utility of intellectual property is derived from its association with the entity’s past or ongoing activities, including its ordinary business activities, and therefore is considered a right-to-access license of symbolic intellectual property. The Group accounts for the licensing fee as a promise to provide a customer with a right to access the Group’s intellectual property as a performance obligation satisfied over time because the customer will simultaneously receive and consume the benefit from the Group’s performance of providing access to its intellectual property as the performance occurs. The licensees also pay the Group either a sales-based or usage-based royalty, or a combination of both, for use of the brands, in some cases subject to minimum guaranteed amounts. The Group records sales-based or usage-based royalty revenues for right-to-access licenses at the occurrence of the licensees’ subsequent sale or usage. When the arrangement includes a minimum guarantee, the Group records the minimum guarantee on a ratable basis over the term of the license period and does not record the sales-based or usage-based royalty revenues until they exceed the minimum guarantee.
The Group also licenses its contents for distribution to third party platforms. These are intellectual property licenses where the licensees pay either a fixed fee for the content license or a variable fee or a combination of both. The content that the Group delivers to its licensees typically has significant standalone functionality, and is considered a right-to-use license of functional intellectual property. The Group’s promise to provide a customer with the right to use its intellectual property is satisfied at a point in time. The Group records revenues for right-to-use licenses once the license period has commenced and the licensee has the ability to use the delivered content.
The following table disaggregates the Group’s revenue by revenue type for the six months ended June 30, 2022 and 2021:
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
By revenue type
Revenue from services	$5,627,619	$2,926,662
Revenue from products	2,322,014	1,291,035
Total	$7,949,633	$4,217,697
The following table disaggregates the Group’s revenue by revenue stream for the six months ended June 30, 2022 and 2021:
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
By revenue stream
Mobile games	$1,488,731	$1,239,122
Self-operated games	603,993	506,905
Jointly-operated games	884,738	732,217
Merchandise	2,322,014	1,291,035
Animation production services	2,559,070	934,393
Licensing	1,379,468	191,630

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Other services	200,350	561,517
Total	$7,949,633	$4,217,697

Contract Balances
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Under Topic 606, the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer is recognized as a contract asset. The Group has no contract assets as of June 30, 2022 and December 31, 2021.
The contract liabilities consist of deferred revenue, which relates to unsatisfied performance obligations at the end of each reporting period and consists of cash payment received in advance from a licensee for a license right granted, and from game players in the Group’s self-operated games. The Group had deferred revenue from the licensee of US$830,988 and nil as of June 30, 2022 and December 31, 2021, respectively, which was to be amortized over the estimated term of license. Besides, as of June 30, 2022 and December 31, 2021, the Group’s deferred revenue from its self-operated games amounted to $61,190 and $59,226, respectively.
(d)
Lease

On January 1, 2022, the Group adopted ASC 842, which supersedes the lease accounting guidance under ASC 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.
The Group elected to apply practical expedients permitted under the transition method that allow the Group to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. The Group used modified retrospective method and did not adjust the prior comparative periods. Under the new lease standard, the Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and lease liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group considers only payments that are fixed and determinable at the time of lease commencement. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Group’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the right-of-use assets and lease liability when it is reasonably certain that the Group will exercise that option.
For operating leases with a term of one year or less, the Group has elected not to recognize a lease liability or right-of-use assets on its consolidated balance sheet. Instead, it recognizes the lease payments as expense on a straight-line basis over the lease term. As a result of the adoption, the Group recognized right-of-use assets of US$1,745,485, and total operating lease liabilities of US$1,650,746 (including current and non-current portion) in the consolidated balance sheet as of January 1, 2022. The adoption had no material

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
impact on the Group’s unaudited condensed consolidated financial statements for the period ended June 30, 2022, or the opening balance of accumulated deficit as of January 1, 2022.
(e)
Share-based compensation

Share based compensation expenses arise from share-based awards, including share-based payments awarded to employees of the Group by a related party or other holder of an economic interest in the Group as compensation for services provided to the Group. The Group accounts for share-based awards granted to employees in accordance with ASC 718 Compensation — Stock Compensation.
For share-based payments awarded to employees of the Group with service conditions, by a related party or other holder of an economic interest in the Group, the related share-based compensation expenses are recognized in the consolidated financial statements based on the grant date fair values of the shares, less consideration to be paid (if any), over the period from the grant date to the date that service conditions are met, or waived.
(f)
Foreign currency transactions and translations

The following table outlines the currency exchange rates that were used to translate RMB to U.S. Dollars (“$”) in creating the unaudited condensed consolidated financial statements:
	As of
	June 30, 2022	December 31, 2021
Balance sheet items, except for equity accounts	6.6981	6.3726
	For the six months ended June 30,
	2022	2021
Items in the statements of income and comprehensive income, and statements of cash flows	6.4791	6.4702
No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.
3.   PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepayments and other current assets consist of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Advance for deferred cost of Business Combination(a)	$2,460,000	$—
Deductible input VAT	112,175	775,111
Prepaid expenses	244,083	310,273
Others	326	76,960
Total	$2,816,584	$1,162,344

(a)
The advance for deferred cost of Business Combination represented the advance to Model Performance Acquisition Corp. (“MPAC”) in form of non-interest-bearing loans, pursuant to the First Amendment

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
3.   PREPAID EXPENSES AND OTHER CURRENT ASSETS (Continued)
to Merger Agreement (“Amendment”) dated January 6, 2022. Such advance is provided to MPAC to extend the period of time for MPAC to consummate the Business Combination, and shall become repayable upon closing of the Business Combination, or if MPAC and its related parties materially breach the Merger Agreement or the Amendment.
4.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Office equipment	$563,648	$581,390
Less: accumulated depreciation	(334,689)	(298,541)
Property and equipment, net	$228,959	$282,849
Depreciation expense was $52,368 and $21,838 for the six months ended June 30, 2022 and 2021, respectively.
5.   INTANGIBLE ASSETS, NET
Intangible assets, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Intellectual property	$1,169,457	$1,229,192
Software	20,289	21,325
Total	1,189,746	1,250,517
Less: accumulated amortization	(1,049,515)	(1,026,409)
Intangible asset, net	$140,231	$224,108
For the six months ended June 30, 2022 and 2021, amortization expense amounted to $75,453 and $75,556, respectively. Future estimated amortization expense of intangible assets is as follows:
As of June 30, 2022
July to December, 2022	$75,453
2023	59,640
2024	2,098
2025	2,098
2026	942
Total	$140,231
No impairment provision for intangible assets was provided during the six months ended June 30, 2022 and 2021, as no event occurs or circumstances exist indicate that the carrying amount of the intangible assets may not be recoverable.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
6.   LEASE
The Group leases office space under a non-cancelable operating lease agreement, which expires in August 2023.
A summary of supplemental information related to the operating lease as of June 30, 2022 is as follows:
As of June 30, 2022
Right-of-use assets	$1,162,463
Operating lease liabilities, current portion	$1,306,354
Operating lease liabilities, non-current portion	44,789
Total operating lease liabilities	$1,351,143
Remaining lease term	1.16 year
Weighted average discount rate	7.46%
A summary of lease cost recognized in the Group’s unaudited condensed consolidated statements of operations and comprehensive income/(loss) and supplemental cash flow information related to operating leases is as follows:
For the period ended June 30, 2022
Operating lease cost	$474,604
Short-term lease cost	25,858
Total	$593,644
Cash paid for operating leases	186,364
Prior to adoption of ASC 842, the Group incurred rental expenses in the amounts of approximately US$1.1 million for the years ended December 31, 2021.
Future lease payments under lease liabilities as of June 30, 2022 were as follows:
As of June 30, 2022
Within one year	$1,352,032
One to two years	45,068
Total operating lease payments	1,397,100
Less: Imputed interest	45,957
Present value of operating lease liabilities	$1,351,143
As of June 30, 2022, the Group has no significant lease contract that has been entered into but not yet commenced.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
7.   ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES
Accrued expenses and other liabilities consist of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Payroll payable	$699,644	$692,723
Reimbursement payables	94,240	34,508
Payables for property and equipment	74,248	142,638
Other tax payable	62,706	67,131
Others	117,627	84,065
Total	$1,048,465	$1,021,065
8.   SHARE-BASED COMPENSATION
The table below presents a summary of the Group’s share-based compensation expenses for the six months ended June 30, 2022 and 2021:
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
General and administrative expenses	$2,264,394	$23,398,745
As of June 30, 2022, total unrecognized compensation expenses were US$17,360,362 and expected to be recognized through the remaining period up to the completion of the merger with MPAC, or through the remaining requisite service period if the merger fails to happen.
9.   TAXATION
Cayman Islands
The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.
Hong Kong
According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, form April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations, and will be 16.5% for any assessable profits beyond the first HKD2 million. MMV HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.
PRC
On March 16, 2007, the National People’s Congress of the PRC enacted the Enterprise Income Tax (“EIT”) Law, under which domestic enterprises and foreign enterprises would be subject to EIT at a uniform rate of 25%. Preferential tax treatments will continue to be granted to domestic enterprises and foreign

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
9.   TAXATION (Continued)
enterprises which conduct businesses in certain encouraged sectors and to entities otherwise classified as “Software Enterprises”, “Key Software Enterprises”, “Encouraged Enterprises” and/or “High and New Technology Enterprises” (“HNTEs”). The EIT Law became effective on January 1, 2008.
The aforementioned preferential tax rates are subject to annual review by the relevant tax authorities in China. VIE and certain VIE’s subsidiaries were qualified as HNTEs and enjoyed a preferential income tax rate at 15% for the corresponding years from the year they are qualified, respectively, provided that they continue to qualify as HNTEs during such periods.
The income tax provision consists of the following components:
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Current income tax expenses	$—	$35,517
Deferred income tax	—	—
Total income tax expenses	$—	$35,517
10.   ORDINARY SHARES
The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of US$0.0001 each. In March 2021, the Company issued an aggregate of 122,463,517 ordinary shares at a price of $0.0001 per share. In accordance with SEC SAB Topic 4, the nominal share issuance was accounted for as a stock split and that all share and per share information has been retrospectively restated to reflect such stock split for all periods presented.
As of June 30, 2022, the restructuring of the Group had not been completed due to the long process of the filing of Overseas Direct Investment of Chinese enterprises (“ODI Fillings”), and certain shareholders have not been allotted the Group’s shares that they are entitled to. Upon the completion of the Group’s restructuring, the total number of ordinary shares will be 139,829,193.
11.   SUBSCRIPTION RECEIVABLE
As of June 30, 2022,subscription receivable on the unaudited condensed consolidated balance sheets represented the unrecovered consideration of the 122,463,517 ordinary shares issued by the Company, which was presented on a retroactive basis before the incorporation of the Company.
12.   RESTRICTED NET ASSETS
A significant portion of the Group’s operations are conducted through its VIE and VIE’s subsidiaries in the PRC (excluding Hong Kong), the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its VIE and VIE’s subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its VIE and VIE’s subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the VIE and VIE’s subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.
In accordance with the PRC Foreign Investment Law, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
12.   RESTRICTED NET ASSETS (Continued)
allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. WFOE is subject to the above mandated restrictions on distributable profits.
Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC consolidated VIE and VIE’s subsidiaries are subject to the above mandated restrictions on distributable profits.
As a result of these PRC laws and regulations, the Group’s VIE and VIE’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of June 30, 2022, no appropriation to the statutory reserve has been made by the Group. As of June 30, 2022, net assets restricted in the aggregate, which are included in the Company’s consolidated net assets were approximately $47,591,828 (December 31, 2021: $47,591,828). The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company. Please refer to Note 16 for details.
13.   RELATED PARTY TRANSACTIONS
The following is a list of related parties which the Group has transactions with:
No.	Name of Related Parties	Relationship
1	Qu Xiaodan	A director of the Company
2	Xu Yiran	Chairman, Chief Executive Officer and a significant shareholder of the Company
3	Wang Xiaoting	An employee of Beijing Gaea (as defined below)
4	Wang Yanzhi	Beneficial owner of Avatar (as defined below)
5	Gao Yang	A director and General Manager of Shanghai Hui Zhi Ren Culture and Creativity Co., Ltd., a subsidiary of VIE
6	Horgos Gaea Network Co., Ltd. (“Horgos Gaea”)	An entity controlled by Mr. Wang Yanzhi
7	Ke Xing Shi Dai (Beijing) Technology Co., Ltd. (“Ke Xing”)	An entity controlled by Mr. Wang Yanzhi
8	Beijing Gaea Interactive Entertainment Co., Ltd. (“Beijing Gaea”)	An entity controlled by Mr. Wang Yanzhi
9	Gaea Mobile Limited	An entity controlled by Mr. Wang Yanzhi
10	Shenzhen Gaea Technology Corporation (“Shenzhen Gaea”)	An entity controlled by Mr. Wang Yanzhi
11	Shanghai Huijie Culture Communication Co., Ltd (“Shanghai Huijie”)	The non-controlling shareholder (40%) of Shanghai Hui Zhi Ren Cultural Creative Co., Ltd
12	Avatar Group Holdings Limited (“Avatar”)	Major Shareholder of the Company

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
13.   RELATED PARTY TRANSACTIONS (Continued)
Amounts due from related parties
Amounts due from related parties consisted of the following for the periods indicated:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Accounts receivable
Gaea Mobile Limited	$130,768	$132,288
Shanghai Huijie	522,536	21,448
Subtotal	$653,304	$153,736
Amounts due to related parties
Amount due to related parties consisted of the following for the periods indicated:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Amount due to related parties, current portion
Horgos Gaea(a)	$259,076	$269,065
Beijing Gaea(b)	327,051	343,756
Xu Yiran(a)	789,429	790,843
Gao Yang	143,324	78,461
Gaea Mobile Limited(a)	689,278	674,550
Avatar Group Holdings Limited(a)	433,470	424,098
Subtotal	$2,641,628	$2,580,773
Amount due to related parties, non-current portion
Shenzhen Gaea(c)	5,413,320	5,482,685
Wang Xiaoting(d)	1,995,424	2,206,609
Wang Yanzhi(d)	1,987,817	2,042,501
Beijing Gaea(d)	2,599,930	—
Gaea Mobile Limited(d)	592,391	—
Avatar Group Holdings Limited(d)	2,491,782	—
Subtotal	$15,080,664	$9,731,795
Total	$17,722,292	$12,312,568

(a)
The balances as of June 30, 2022 represent the working capital loans from related parties with annualized interest rate ranging from 4.5% to 7.46% and the accrued interest.

(b)
The balance mainly represents the service fees, incurred prior to 2020, for the administrative services provided by Beijing Gaea to the Group.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
13.   RELATED PARTY TRANSACTIONS (Continued)
(c)
The Group has engaged Shenzhen Gaea to support the operation and marketing of one of its mobile games since 2020, and the balances represented the unpaid amounts accrued under such arrangement. In August 2022, Shenzhen Gaea entered into agreement with the Group for not demanding repayment of all of the amount due from the Group till August 2024. Therefore, amount due to Shenzhen Gaea was classified into non-current liabilities.

(d)
The balances payable as of June 30, 2022 were the principle and interest accrued for long-term loans with interest rate ranging from 4.5% to 7.46% per annum. The loans were to be matured ranging from September 2023 to June 2024.

Related party transactions
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Revenue from related parties
Shanghai Huijie(e)	$2,308,802	$435,815
Gaea Mobile Limited	29,266	4,104
Beijing Gaea	1,660	—
Total	$2,339,728	$439,919
Loans from related parties
Wang Xiaoting	$—	$1,659,918
Horgos Gaea	—	256,561
Gao Yang	70,998	—
Beijing Gaea	2,623,821	—
Gaea Mobile Limited	585,000	—
Avatar Group Holdings Limited	2,460,000	—
Total	$5,739,819	$1,916,479
Repayment of loan from related party
Wang Xiaoting	$70,683	$—
Interest expenses for loans from related parties
Wang Xiaoting	$46,875	$5,462
Horgos Gaea	3,190	2,416
Wang Yanzhi	46,080	—
Xu Yiran	38,268	—
Beijing Gaea	63,989	—
Gaea Mobile Limited	22,119	—
Avatar Group Holdings Limited	41,154	—
Total	$261,675	$7,878
Payables, loans and interests from related party converted to equity Ke Xing	$—	$32,102,975
Payables due to a related party waived by Qu Xiaodan	$—	$15,043
Technical and promotional support cost with a related party Shenzhen Gaea	$192,200	$717,500
Share-based compensation granted to Xu Yiran	$2,264,394	$23,398,745

(e)
The revenue from Shanghai Huijie was mainly generated from the Group’s animation production services.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
14.   CONCENTRATION AND RISKS
(a)
Major suppliers

The following suppliers represented 10% or more of the Group’s cost of sale for the six months ended June 31, 2022 and 2021 as follows:
	For the six months ended June 30,
	2022	%	2021	%
	(Unaudited)		(Unaudited)
Supplier A	$583,052	14	$133,571	4
Supplier B (a related party)	$192,200	5	$760,549	23

(b)
Credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection history and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.
The following customers had receivable balance exceeding 10% of the total accounts receivable as of June 30, 2022 and December 31, 2021 as follows:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Customer A	27%	—
Customer B	24%	—
Customer C	14%	2%
Customer D (a distribution channel)	2%	11%
Allowance for doubtful accounts	Not applicable	Not applicable

(c)
Major customers

The customers represented 10% or more of the Group’s total net revenues for the six months ended June 30, 2022 and 2021 as follows:
	For the six months ended June 30,
	2022	%	2021	%
	(Unaudited)		(Unaudited)
Customer A (a related party)	$2,308,802	29	$473,235	11
Customer B	1,018,522	13	171,873	4

(d)
Foreign exchange risk

The Renminbi (“RMB”) is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
14.   CONCENTRATION AND RISKS (Continued)
System market. The Groups’ cash and cash equivalents denominated in RMB amounted to US$1,102,406 (RMB7,384,026) and $374,929 (RMB2,389,273) as of June 30, 2022 and December 31, 2021, respectively.
15.   COMMITMENTS AND CONTINGENCIES
a)
Commitment

The Group had no material commitments as of June 30, 2022 and December 31, 2021, respectively.
b)
Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2022 and through the issuance date of these unaudited condensed consolidated financial statements.
16.   ACQUISITIONS
Acquisition of non-controlling interests in Shanghai Lingxu Technology Co., Ltd. (“Shanghai Lingxu”)
On January 27, 2022, the Group acquired 40% equity interest in Shanghai Lingxu from a non-controlling shareholder at a nominal consideration of RMB1 (equivalent to $0.15). Immediately after the acquisition, the Group increased its effective beneficial interests in Shanghai Lingxu from 60% to 100%. The Group derecognized negative non-controlling interests of $478,748 attributable to Shanghai Lingxu, and recorded corresponding decrease of additional paid-in capital of $472,944 and accumulated other comprehensive income/(loss) of $5,804.
17.   SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date of issuance of the unaudited condensed consolidated financial statements. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
18.   UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY
Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) of which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.
Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
18.   UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY
 (Continued)
Investment in subsidiaries, VIE and VIE’s subsidiaries, on the Condensed Balance Sheets, is comprised of the parent company’s net investment in its subsidiaries, VIE and VIE’s subsidiaries under the equity method of accounting.
Unaudited Condensed Balance Sheets
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Cash and cash equivalents	$1,160	$9
Prepaid expenses and other assets	2,460,000	—
Total current assets	2,461,160	9
Long-term investment	460,000	460,000
Investment in subsidiaries, VIE and VIE’s subsidiaries	(10,209,807)	(7,674,944)
TOTAL ASSETS	$(7,288,647)	$(7,214,935)
Amounts due to related parties, current portion	$592,428	$513,438
Accrued liabilities and other current liabilities	—	30,000
Total current liabilities	592,428	543,438
Amounts due to related parties, non-current portion	2,491,782	—
TOTAL LIABILITIES	$3,084,210	$543,438
Ordinary shares*(par value of $0.0001 per share; 500,000,000 shares authorized as of December 31, 2020 and 2021, respectively; 122,463,517 shares issued and outstanding as of December 31, 2020 and 2021, respectively)	$12,246	$12,246
Subscription receivable	(12,246)	(12,246)
Additional paid-in capital	71,974,483	70,183,033
Accumulated deficit	(78,731,698)	(73,972,987)
Accumulated other comprehensive income	(3,615,642)	(3,968,419)
Total shareholders’ deficit	(10,372,857)	(7,758,373)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$(7,288,647)	$(7,214,935)

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this financial statement.

MULTIMETAVERSE INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In U.S. dollars, except the number of shares, or otherwise noted)
18.   UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY
 (Continued)
Unaudited Condensed Statements of Comprehensive Income
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
General and administrative expenses	$(2,301,968)	$(23,398,745)
Interest expenses	(42,047)	—
Loss from operations	(2,344,015)	(23,398,745)
Loss of subsidiaries, VIE and VIE’s subsidiaries	(2,503,348)	(2,934,291)
Income tax expense	—	—
Net loss	$(4,847,363)	$(26,333,036)
Other comprehensive loss:
Foreign currency translation gain/(loss), net of nil income taxes	516,767	(859,347)
Total comprehensive loss	$(4,330,596)	$(27,192,383)
Unaudited Condensed Statements of Cash Flows
	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(67,574)	$—
Net cash used in investing activities	—	—
Net cash provided by financing activities	68,725	—
Net increase in cash and cash equivalents	1,151	—
Cash and cash equivalents, at beginning of period	9	—
Cash and cash equivalents, at end of year	$1,160	$—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
MultiMetaVerse Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of MultiMetaVerse Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum Bernstein & Pinchuk LLP
We have served as the Company’s auditor since 2021
Beijing, China
May 16, 2022

MULTIMETAVERSE INC.
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$374,929	$737,001
Accounts receivable, net	875,141	591,196
Amounts due from related parties	153,736	434,934
Inventories, net	591,087	380,578
Prepaid expenses and other current assets	1,162,344	1,270,221
Total current assets	3,157,237	3,413,930
Property and equipment, net	282,849	57,052
Intangible assets, net	224,108	368,717
Long-term investment	460,000	—
Other non-current assets	49,738	—
Total non-current assets	1,016,695	425,769
TOTAL ASSETS	$4,173,932	$3,839,699
Liabilities
Current liabilities:
Accounts payable	$803,924	$593,353
Amounts due to related parties, current portion	2,580,773	32,044,778
Deferred revenue	59,226	66,138
Accrued liabilities and other current liabilities	1,021,065	527,565
Total current liabilities	4,464,988	33,231,834
Amounts due to related parties, non-current portion	9,731,795	5,094,875
Total non-current liabilities	9,731,795	5,094,875
TOTAL LIABILITIES	14,196,783	38,326,709
Shareholders’ deficit
Ordinary shares* (par value of $0.0001 per share; 500,000,000 shares authorized as of December 31, 2020 and 2021, respectively; 122,463,517 shares issued and outstanding as of December 31, 2020 and 2021, respectively)	12,246	12,246
Subscription receivable	(12,246)	(12,246)
Additional paid-in capital	70,183,033	12,416,919
Accumulated deficit	(73,972,987)	(41,979,475)
Accumulated other comprehensive loss	(3,968,419)	(3,432,163)
MultiMetaVerse Inc. shareholders’ deficit	(7,758,373)	(32,994,719)
Non-controlling interests	(2,264,478)	(1,492,291)
Total shareholders’ deficit	(10,022,851)	(34,487,010)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,173,932	$3,839,699

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this report.

The accompanying notes are an integral part of these consolidated financial statements.

MULTIMETAVERSE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2021	2020
Net revenue
Services	$6,961,024	$10,602,585
Products	3,520,713	1,885,763
Total net revenue	10,481,737	12,488,348
Operating cost and expenses:
Cost of revenue
Services	(4,734,964)	(9,277,106)
Products	(1,662,591)	(735,149)
Total cost of revenue	(6,397,555)	(10,012,255)
Impairment loss	(30,454)	(2,991,196)
Selling expenses	(1,297,599)	(656,763)
General and administrative expenses	(29,955,168)	(2,057,492)
Research and development expenses	(5,705,328)	(2,708,239)
Total operating cost and expenses	(43,386,104)	(18,425,945)
Loss from operations	(32,904,367)	(5,937,597)
Other income/(loss):
Interest income	1,920	4,199
Interest expense	(94,956)	(387,043)
Exchange losses, net	(1,846)	—
Other income and expense, net	308,149	14,597
Total other loss	213,267	(368,247)
Loss before income tax expense	(32,691,100)	(6,305,844)
Income tax expense	—	—
Net loss	$(32,691,100)	$(6,305,844)
Net loss attributable to non-controlling interest	(697,588)	(224,015)
Net loss attributable to MultiMetaVerse Inc.’s shareholders	(31,993,512)	(6,081,829)
Other comprehensive loss
Foreign currency translation loss, net of nil income taxes	(610,855)	(2,103,760)
Total other comprehensive loss	(610,855)	(2,103,760)
Total comprehensive loss	$(33,301,955)	$(8,409,604)
Total comprehensive loss attributable to non-controlling interest	(772,187)	(407,820)
Total comprehensive loss attributable to MultiMetaVerse Inc.’s shareholders	(32,529,768)	(8,001,784)
Loss per ordinary share attributable to MultiMetaVerse Inc. shareholders
Basic and Diluted*	(0.26)	(0.05)
Weighted average number of ordinary shares outstanding
Basic and Diluted*	122,463,517	122,463,517

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this report.

The accompanying notes are an integral part of these consolidated financial statements.

MULTIMETAVERSE INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In U.S. dollars, except for share and per share data, or otherwise noted)
	Ordinary shares*		Subscription receivable	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total MultiMetaVerse Inc. shareholder’s deficit	Non-controlling interests	Total Shareholders’ Deficit
	Share	Amount
Balance as of January 1, 2020	122,463,517	12,246	$(12,246)	$11,907,667	$(35,897,646)	$(1,512,208)	$(25,502,187)	$(1,084,471)	$(26,586,658)
Equity transferred from debt	—	—	—	509,252	—	—	509,252	—	509,252
Net loss	—	—	—	—	(6,081,829)	—	(6,081,829)	(224,015)	(6,305,844)
Foreign currency translation adjustment	—	—	—	—	—	(1,919,955)	(1,919,955)	(183,805)	(2,103,760)
Balance as of December 31, 2020	122,463,517	$12,246	$(12,246)	$12,416,919	$(41,979,475)	$(3,432,163)	$(32,994,719)	$(1,492,291)	$(34,487,010)
Equity transferred from debt	—	—	—	32,102,975	—	—	32,102,975		32,102,975
Net loss	—	—	—	—	(31,993,512)	—	(31,993,512)	(697,588)	(32,691,100)
Share-based compensation	—	—	—	25,663,139	—	—	25,663,139	—	25,663,139
Foreign currency translation adjustment	—	—	—		—	(536,256)	(536,256)	(74,599)	(610,855)
Balance as of December 31, 2021	122,463,517	$12,246	$(12,246)	$70,183,033	$(73,972,987)	$(3,968,419)	$(7,758,373)	$(2,264,478)	$(10,022,851)

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this report.

The accompanying notes are an integral part of these consolidated financial statements.

MULTIMETAVERSE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,691,100)	$(6,305,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	210,236	828,213
Share-based compensation	25,663,139	—
Allowance for doubtful accounts	1,103	—
Impairment of inventory	29,351	26,512
Impairment of intangible assets	—	2,964,684
Changes in operating assets and liabilities
Accounts receivable	(285,048)	(465,868)
Inventories	(239,860)	2,176
Amount due from related parties	78,966	(242,648)
Prepaid expenses and other current assets	107,877	(359,235)
Other non-current assets	(49,738)	—
Accounts payable	210,571	(5,757)
Amount due to related parties	1,087,888	2,499,321
Accrued expenses and other payables	368,884	52,774
Deferred revenue	(6,912)	62,505
Net cash used in operating activities	(5,514,643)	(943,167)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(155,765)	(24,029)
Proceed from disposal of property and equipment	—	97
Purchase of a long-term investment	(460,000)	—
Net cash used in investing activities	(615,765)	(23,932)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings from related parties	6,390,234	1,510,910
Net cash provided by financing activities	6,390,234	1,510,910
Effect of exchange rate changes	(621,898)	41,742
Net increase in cash and cash equivalents	(362,072)	585,553
Cash and cash equivalents, at beginning of year	737,001	151,448
Cash and cash equivalents, at end of year	$374,929	$737,001
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Debt to equity non-cash transaction	32,102,975	509,252
Share-based compensation	25,663,139	—
Non-cash offset transactions	202,232	—
The accompanying notes are an integral part of these consolidated financial statements.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
MultiMetaVerse Inc. (“MMV”, or the “Company”) was incorporated under the laws of the Cayman Islands on March 18, 2021. The Company through its wholly-owned and majority-owned subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, the “Group”) primarily engages in the development and publishing of animation and mobile games, and sale of merchandise in the People’s Republic of China (“PRC” or “China”).
MMV owns 100 percent of the issued share capital of MultiMetaVerse HK Limited (the “HKCo”), which in turn owns all of the equity interests of Shanghai Mi Ting Culture and Creativity Co., Ltd. (the “WFOE”). In May 2021, the WFOE entered into a series of contractual arrangements (“VIE Agreements”) with Shanghai Jupiter Creative Design Co., Ltd. (“Shanghai Jupiter” or “VIE”) and its shareholders, which includes but not limited to the Technical Consultation and Service Agreement (“Service Agreement”). Under the Service Agreement, the WFOE has agreed to provide the following services (“Services”) to Shanghai Jupiter: (1) the provision of technical support and marketing services, including, but not limited to consultancy, animation design and production, and cultural exchange activities; (2) the provision of services related to the transfer, leasing and disposal of equipment or assets; (3) the development, maintenance and updates of computer system, hardware and database; (4) the licensing of software legally owned by Shanghai Mi Ting; and (5) the development of application software and related updates and operational support. Under the Service Agreement, Shanghai Jupiter has agreed to pay fees up to its and its subsidiaries’ after-tax profit to the WFOE as consideration for the Services. The VIE Agreements enable the Company, through the HKCo and WFOE, to receive the benefits of Shanghai Jupiter and its subsidiaries that could be significant to Shanghai Jupiter and its subsidiaries.
As of December 31, 2021, the Company’s major subsidiaries, consolidated VIE and VIE’s subsidiaries are as follows:
Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
Major subsidiaries
MultiMetaVerse HK Ltd (“MMV HK”)	March 18, 2021	100%	Investing holding company
Shanghai Mi Ting Culture and Creativity Co., Ltd. (Wholly Foreign-owned Enterprise “WFOE”)	April 14, 2021	100%	WFOE, a holding company
Beijing Mi Ting Technology Co., Ltd	November 23, 2021	100%	Game development
Shanghai Ling Xu Technology Co., Ltd	April 26, 2021	60%	Game development
VIE and major subsidiaries of VIE
Shanghai Jupiter Creative Design Co., Ltd. (“Shanghai Jupiter” or “VIE”)	February 6, 2015	VIE	Game development and operation, animation design and production, technical service, merchandise sale
Shanghai Cai Huan Network Technology Co., Ltd	May 26, 2016	100%	Merchandise sale
Shanghai Hui Zhi Ren Culture and Creativity Co., Ltd.	June 17, 2019	60%	Creative service, animation and graphic design

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)
Reorganization
The Company undertook a reorganization and became the ultimate holding company of MMV HK, WFOE, and Shanghai Jupiter, which were all controlled by the same shareholders before and after the Reorganization. Effective on May 8, 2021, shareholders of Shanghai Jupiter and WFOE entered into a series of contractual agreements (“VIE Agreements”) with which the Company became the beneficiary owner of VIE and its subsidiaries. Due to the long process of the ODI filling, certain shareholders have not been allotted the MMV’s shares that they are entitled to as of the issuance date of this report, and the reorganization has not been fully completed yet. The VIE Agreements are summarized as below.
The VIE Agreements
The PRC government regulates the telecommunications and internet industry, including Internet Content Provider (“ICP”) services and online games, through strict business licensing requirements and other government regulations. These laws and regulations also restrict foreign ownership in Chinese companies providing Internet or telecommunications value-added services. To comply with Chinese laws and regulations, the Group conducts its regulated activities in PRC through its VIE, Shanghai Jupiter.
WFOE has entered into the following contractual arrangements with Shanghai Jupiter and four of its shareholders, whom together hold 100% equity interest in Shanghai Jupiter, that enable the Group to (i) have power to direct the activities that most significantly affect the performance of Shanghai Jupiter and its subsidiaries, and (ii) receive the benefits of Shanghai Jupiter and its subsidiaries that could be significant to Shanghai Jupiter and its subsidiaries. The Company is fully and exclusively responsible for the management of Shanghai Jupiter and its subsidiaries, absorbs all risk of losses of Shanghai Jupiter and its subsidiaries and has the exclusive right to exercise all voting rights of Shanghai Jupiter’s shareholders. Therefore, the Company, through its wholly owned subsidiaries MMV HK and WFOE, has been determined to be the primary beneficiary of Shanghai Jupiter and its subsidiaries and has consolidated Shanghai Jupiter’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.
Immediately before and after reorganization, the Company together with its wholly owned subsidiary MMV HK and WFOE and its VIE were effectively controlled by the same shareholders; therefore, the reorganization was accounted for as a recapitalization. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company, its subsidiaries, VIE and VIE’s subsidiaries has been accounted for at historical cost as of the beginning of the first period presented in the accompanying financial statements.
Exclusive Call Option Agreement
Pursuant to the Exclusive Call Option Agreement among WFOE, Shanghai Jupiter and its shareholders, the shareholders irrevocably granted WFOE or any third party designated by WFOE an option to purchase all or part of their equity interests in Shanghai Jupiter at any time at a price determined at WFOE’s discretion. According to the Exclusive Call Option Agreement, the purchase price to be paid by the Company to each shareholder of Shanghai Jupiter will be the minimum price permitted by applicable PRC Law at the time when such share transfer occurs. Without WFOE’s prior written consent, the shareholders and Shanghai Jupiter agreed not to, among other things: set encumbrance on, transfer all or part of, or dispose of the equity interests; amend the articles of association of Shanghai Jupiter; change the registered capital of Shanghai Jupiter or holding structure; change Shanghai Jupiter’s business activities; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of Shanghai Jupiter’s assets, business, or revenue; incur,

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)
assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholders and Shanghai Jupiter agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice. This Agreement will continue with full force and effect until the earlier of the date on which WFOE has acquired all the equity interests in Shanghai Jupiter, or this Agreement is terminated by the mutual written consent.
Technical Consultation and Service Agreement
On May 8, 2021, WFOE entered into a Technical Consultation and Service Agreement with Shanghai Jupiter to enable WFOE to engage in the development and operation of the online game in accordance with applicable laws. Under this Agreement, WFOE has agreed to provide the following services (“Services”) to Shanghai Jupiter: (1) the provision of technical support and marketing services, including, but not limited to consultancy, animation design and production, and cultural exchange activities; (2) the provision of services related to the transfer, leasing and disposal of equipment or assets; (3) the development, maintenance and updates of computer system, hardware and database; (4) the licensing of intellectual property legally owned by WFOE; and (5) the development of application software and related updates and operational support. Shanghai Jupiter has agreed to pay fees up to its and its subsidiaries’ after-tax profit to the WFOE as consideration for the Services. The term of the Services provided by WFOE shall be 20 years from the effective date of May 8, 2021, and will be automatically extended after the expiration until when terminated in writing by WFOE.
Proxy Agreement
On May 8, 2021, each shareholder of Shanghai Jupiter, signed Proxy Agreement to irrevocably entrust WFOE or any person(s) designated by WFOE to act as its attorney-in-fact to exercise any and all of its rights as a shareholder of Shanghai Jupiter, including, but not limited to, the right to convene, attend and present the shareholders’ meetings, vote, sign and perform as a shareholder; transfer, pledge or dispose of all the equity interest of Shanghai Jupiter held by the shareholder; collect the dividend, and participate in litigation procedures. This agreement is effective and irrevocable until all of each shareholder’s equity interest in Shanghai Jupiter has been transferred to Shanghai Jupiter or the person(s) designated by WFOE.
Equity Interest Pledge Agreement
Under the Equity Interest Pledge Agreement signed May 8, 2021 by and among WFOE and each shareholder of Shanghai Jupiter, the shareholders of Shanghai Jupiter have agreed to pledge 100% equity interest in Shanghai Jupiter to WFOE to guarantee the performance obligations of Shanghai Jupiter under the Technical Consultation and Service Agreement, and the performance obligations of each shareholder under the Exclusive Call Option Agreement. If Shanghai Jupiter or its shareholders breach their contractual obligations under these agreements, WFOE, as pledgee, will have the right to exercise the Pledge. The shareholders also agreed that, without prior written consent of WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in Shanghai Jupiter has been registered with the relevant office of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law.
Risks in relation to restrictions in provision of online game services to minors in China
The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)
On August 20, 2021, the Standing Committee of the PRC National People’s Congress promulgated Personal Data Protection Law, which requires, among other things, the data operator to obtain the consent of the minor’s parents or other guardians process the personal data of minors under the age of 14 (“-14 minors”). The Personal Data Protection Law became effective on November 1, 2021, which essentially demand the online game service provider, who are mandatory obliged to collect and process users’ identification information, to obtain the consent of -14 minors’ guardians when such -14 minors register for online games. MMV cannot rule out the possibility that certain -14 minors’ guardians would refuse or fail to give such consent under Personal Data Protection Law which would result in adverse effect on MMV user growth.
On August 30, 2021, the National Press and Publication Administration (“NPPA”) released Notice on Further Strict Management and Practically Preventing Minors from Indulging in Online Games (the “Notice”), requiring that, among other things, companies that engage in the online games business may only offer people under the age of 18 access to online games from 8 pm to 9 pm on Fridays, weekends and official holidays, with no access permitted at other times. The Notice became effective on September 1, 2021. The enforcement of the Notice imposes significant restrictions over the provision of online gaming services to minors.
MMV cannot predict the effect of future developments in the PRC legal system, particularly with regard to internet-related industries, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. Such unpredictability towards its contractual, property (including intellectual property) and procedural rights could adversely affect its business and impede its ability to continue its operations.
Risks in relation to the VIE structure
The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:
•
revoking the business licenses and/or operating licenses of the Group;

•
discontinuing or placing restrictions or onerous conditions on the operations;

•
imposing fines, confiscating the income from WFOE or the VIE, or imposing other requirements with which the Group may not be able to comply;

•
requiring the Group to restructure the ownership structure or operations, including terminating the contractual arrangements with the VIE and deregistering the equity pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over the VIE, or imposing restrictions on the Group’s right to collect revenues;

•
imposing additional conditions or requirements with which the Group may not be able to comply;

•
requiring the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets; or

•
restricting or prohibiting the Group’s use of the proceeds of overseas offering to finance the business and operations in China.

The Group’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Group may not be able to consolidate its

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)
VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE. The Group, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries and VIE.
The interests of the shareholders of VIE may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. The Company cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. The Company believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Company with a mechanism to remove the current shareholders of VIE should they act to the detriment of the Company. The Company relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and the shareholders of VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.
As of December 31, 2021 and 2020, there were no pledge or collateralization of the VIE’s assets that can only be used to settle obligations of the VIE, except for registered capital and the PRC statutory reserves. The negative amount of the net assets of the VIE was $9,275,190 and $34,487,010 as of December 31, 2021 and 2020, respectively. The creditors of the VIE’s third party liabilities did not have recourse to the general credit of MMV in normal course of business. MMV has not provided any financial support to VIE for the year ended December 31, 2020 and 2021.
Cash is transferred among MMV, Shanghai Mi Ting Culture and Creative Co., Ltd., or the WFOE, and the VIEs, in the following manners: (i) funds are transferred to the WFOE, from MMV as needed through MultiMetaVerse HK Limited, or the Hong Kong Subsidiary in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by Shanghai Jupiter, to the WFOE, as service fees according to the VIE Agreements; (iii) dividends or other distributions may be paid by the WFOE, to MMV through the Hong Kong Subsidiary; and (iv) the WFOE and Shanghai Jupiter, lend to and borrow from each other from time to time for business operation purpose. As a holding company, MMV may rely on dividends and other distributions on equity paid by its subsidiaries, including WFOE and other subsidiaries based in the PRC for its cash and financing requirements. If WFOE or any other subsidiaries in PRC incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to MMV. Current PRC regulations permit WFOE to pay dividends to MMV through the Hong Kong Subsidiary only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. MMV is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in Hong Kong and mainland China through loans or capital contributions without restrictions on the amount of the funds. Hong Kong Subsidiary is also permitted under the laws of Hong Kong SAR to provide funding to MMV through dividend distributions without restrictions on the amount of the funds. As of the date of issuance of the consolidated financial statements, MMV has not transferred funds to the WFOE. In the future, however, cash proceeds raised from overseas financing activities, including the Business Combination, may be transferred by MMV to the WFOE via capital contribution or shareholder loans. As of the date of issuance of the consolidated financial statements, there have not been any such dividends or other distributions from WFOE to the Hong Kong Subsidiary. In addition, none of MMV’s subsidiaries have ever issued any dividends or distributions to MMV or their respective shareholders outside of China. As of the date of issuance of the consolidated financial statements, Shanghai Jupiter has not remitted any services fees to the WFOE. MMV currently has not maintained any cash

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)
management policies that dictate the purpose, amount and procedure of cash transfers between MMV, the WFOE, the VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations.
Risks in relation to the COVID-19 Pandemic
Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. The Group’s business could be adversely affected by the effects of epidemics. The COVID-19 pandemic has caused, and may continue to cause, the Group and its business partners to implement adjustment of work arrangements enabling employees to work from home and collaborate remotely. The Group has taken measures in accordance with regulatory policies to reduce the negative impact of the COVID-19 pandemic. However, the Group might still be subject to related impact, such as travel restrictions and delay or cancelation in the Group’s events. As a result, the Group’s business, financial condition, and results of operations have been adversely affected. The extent to which the COVID-19 pandemic affects the Group’s operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the coronavirus, such as the availability of effective vaccines or cure, among others.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)
Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE and its VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.
The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group’s ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms.
Going concern
The Group has incurred losses since its inception. As of December 31, 2021, the Group had an accumulated deficit of $73,972,987. In addition, for the year ended December 31, 2021, the Group recorded net cash used in operating activities of $5,514,643 Historically, the Group has relied principally on both operational sources of cash and borrowings from related parties to fund its operations and business development.
As of December 31, 2021, the Group has working capital deficit of $ 1,307,751. Avatar Group Holdings Limited (“Avatar”), the major shareholder, has agreed to provide continuing financial support for at least $2,700,000 to the Group for a period of at least 24 months from the issuance date of the Group’s consolidated financial statements for the year ended 31 December 2021. Furthermore, Shenzhen Gaea Technology Corporation (“Shenzhen Gaea”), a related party service provider to the Group, has agreed not to

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
demand repayment of all the outstanding amount due from the Group till August 2023. Therefore, amount due to Shenzhen Gaea was classified into non-current liabilities. Besides, the Group also obtained loans from Wang Xiaoting and Wang Yanzhi for the year ended December 31, 2021. The maturity date of loans from Wang Xiaoting and Wang Yanzhi is ranging from May 2023 to December 2023. Therefore, the loans are also classified into non-current liabilities.
Management also believes that the Group can adjust the pace of its business expansion and control operating expenses when necessary. Therefore, the Group assesses that current working capital, together with the support from Avatar and letter of not demand repayment from Shenzhen Gaea, will be sufficient to meet its obligations for the next 12 months from the issuance date of this report. These financial statements are prepared on going concern basis.
(b)
Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including estimated average playing period of paying players, allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets, impairment of equity investments, and valuation allowance of deferred tax assets. Actual results could differ from those estimates.
(c)
Fair Value Measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
• Level 1	applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.
• Level 2	applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
• Level 3	applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers,

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.
(d)
Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and the Group’s demand deposit placed with banks, which have original maturities of less than three months and unrestricted as to withdrawal and use. The balance is nil for cash equivalents of the Group as of December 31, 2021 and 2020, respectively.
(e)
Accounts Receivable, net

Accounts receivable are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Group’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Group’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. The Group provided allowances for doubtful accounts of $1,103 and nil for the years ended December 31, 2021 and 2020, respectively.
(f)
Inventories, net

Inventories, primarily consisting of products for the Group’s anime merchandise business, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. Impairment losses of inventory amounted to $29,351 and $26,512 were recorded in the consolidated statements of operations and comprehensive income for the years ended December 31, 2021 and 2020, respectively.
(g)
Software Development Costs

Software development costs include direct costs incurred for internally developed products, as well as payments made to external developers under development agreements. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product requires both technical design documentation and game design documentation, or the completed and tested product design and a working model. For products where proven technology exists, this may occur early in the development cycle. Significant management judgments and estimates are applied in assessing when capitalization commences for software development costs and the evaluation is performed on a product-by-product basis.
Capitalized software development costs are recognized as “Intangible assets — Intellectual property” upon the release of the product. Commencing upon a product’s release, capitalized software development costs are amortized following the accounting policy related to intangible assets, with amortization expenses charged to cost of revenue. The Company evaluates the future recoverability of capitalized software development costs regularly according to its accounting policy for impairment of long-lived assets. In the first half of 2020, a mobile game software externally developed by a related party was proven technologically feasible, and the development cost of $4,345,187 was capitalized as intangible assets. In the fourth quarter of 2020, due to the performance of game product fell below expectation, an impairment loss of $2,964,684 was recorded (please refer to Note 5 for more details).

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Amounts related to software development which are not capitalized are charged immediately to “Research and development expenses”.
(h)
Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:
Category	Estimated useful lives
Office equipment	3 years
Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.
(i)
Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets are amortized using the straight-line approach over the estimated economic useful lives of the assets as follows:
Category	Estimated useful lives
Software	10 years
Intellectual property	3 years
If expectations of the usefulness of the content are revised downward, the unamortized cost is written down to the estimated net realizable value. A write-down from unamortized cost to a lower estimated net realizable value establishes a new cost basis.
(j)
Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may no longer no longer be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows.
(k)
Long-term investment

Long-term investment represents an equity investment in a privately-held company, which primarily focuses on provision of artificial intelligence solution for building virtual worlds. The Company made such investment in July 2021.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
For investments in common stock or in-substance common stock issued by privately-held companies on which the Group does not have significant influence, and investments in privately-held companies’ shares that are not common stocks or in-substance common stocks, as these equity securities do not have readily determinable fair value, the Group measure these equity securities investments at cost, less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer (referred to as the measurement alternative). All gains and losses on these equity securities without readily determinable fair value, realized and unrealized, are recognized in other income /(expense).
Management regularly evaluates the impairment of the investments in privately-held companies without readily determinable fair value at each balance sheet date, or more frequently if events or circumstances indicate that the carrying amount may not be recoverable. For investments without readily determinable fair values, management performs a qualitative assessment of the fair value of the equity interest in comparison to its carrying amount to determine if there is an indication of potential impairment. If such indication exists, management estimates the fair value of the investment, and records an impairment in the consolidated statements of operations and comprehensive income to the extent the carrying amount exceeds the fair value. Significant judgments management applies in the impairment assessment for these equity investments include: (i) the determination as to whether any impairment indicators exist during the year; (ii) the selection of valuation methods; and (iii) the determination of significant assumptions used to value the equity investments, including selection of comparable companies and multiples, timing and probabilities of different scenarios, estimated volatility rate, risk-free rate and discount for lack of marketability.
(l)
Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.
(m) Revenue recognition
The Group adopted ASC Topic 606 (“ASC 606”), Revenue from Contracts with Customers, with effect from January 1, 2018, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. The adoption of this ASC 606 did not have a material impact on the Group’s consolidated financial statements.
Revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by estimates for return allowances and Value Added Tax (“VAT”). The recognition of revenues involves certain management judgments, including estimated lives of virtual items purchased by game players and estimated breakage of game points. The amount and timing of the Group’s revenues could be different if management made different judgments or utilized different estimates.
The Group’s revenues are mainly generated from mobile game services, animation production service, animation products sales and other operation service.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Mobile games services
The Group generates mobile game revenue from its own intellectual property games which are operated under a free-to-play model. Players can download the games free of charge and are charged for the purchase of in-game virtual items via payment channels to gain an enhanced game-playing experience. Depending on how the games are operated, the revenue was derived from self-operated games and jointly-operated games.
For the Company’s net revenue from mobile game services, revenue is recognized over time as services are delivered. Payment for net revenue from services is collected within a short period following transfer of control or commencement of delivery of services, as applicable, which are agreed in the contracts between the Group and the payment channels or distribution platforms. Based on historical experience that payment channels and distribution platforms generally make payments on time, the Group considers collectability of the consideration is probably and accounts for a contract of mobile game services when players make purchases, with additional considerations made for contract liabilities.
Self-operated games
For self-operated games, the Group has the pricing discretion, and is responsible for the launch of games, hosting and maintenance of game servers, selecting the distribution platforms, determination of when and how to operate the in-game promotions, and providing content updates and customer services to game players.
Players make purchases through payment channels and distribution platforms who then remit to the Group the gross proceeds less the commission fees paid to payment channels and distribution platforms.
The Group records revenue from self-operated games on a gross basis as the Group is a principal in the arrangement, commission fees paid to distribution channels and payment channels, and technical and promotional support charges paid to the related party are recorded as “cost of revenue” on the consolidated statements of operations and comprehensive loss. The performance obligation is to provide on-going game services to players who purchased virtual items to gain an enhanced game-playing experience. The in-game virtual items and on-going game services are highly interrelated and therefore deemed as one performance obligation. The Group recognizes revenue over the estimated average playing period of paying players on a game-by-game basis which coincides with the players receiving and consuming the benefits from the virtual items they purchased. The Group considers the average period that players typically play the games and other game player behavior factors, as well as various other factors to arrive at the best estimates for the estimated playing period of the paying players. While the Group believes its estimates to be reasonable based on available game player information, the Group may revise such estimates based on new information indicating a change in the game player behavior patterns and any adjustments are applied prospectively.
Jointly-operated games
For jointly-operated games, the Group provides the distribution platforms (Android-based APP stores or other platforms) with the game content, game updates and version updates, if and when available, and maintenance. The services are highly interdependent and are not distinct, therefore it was deemed as one performance obligation. The games are operated by the distribution platforms who have pricing discretion and are responsible for the sales and marketing of the games and customer service to the players.
The Group receives fees based on a predetermined revenue sharing percentage stated in each contract with the distribution platforms, which is calculated as gross proceeds received by the distribution platforms less channel costs and other costs paid by distribution platforms. Revenue is usually recognized on a monthly basis as the performance obligation is provided over time.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Animation production services
Animation production revenue is primarily generated from contracts with customers for production services related to the development of animated content. The Group provides services under fixed-price contracts under which the Group agrees to perform the specified work for a pre-determined price. The revenue of animation production service is recognized at a point in time when delivering specified animation content to customer.
Sale of merchandise
The Group sells merchandise, which are primarily adapted from popular anime characters of the Group’s anime franchise, both to end customers through online and offline channels, and to distributors. The Group is the principal as it controls the inventory before they are transferred to its customers. The Group has the primary responsibility for fulfilling the contracts, bears the inventory risk, and has sole discretion in establishing the prices. Merchandise revenues from animation products sales are recognized at a point in time when the promised goods are transferred to the customer, which generally occurs upon the receipt of goods by the customer. Revenue is measured at the transaction price which is based on the amount of consideration that the Group expects to receive in exchange for transferring the promised goods to the customer. Payment for sales of merchandise is generally collected before shipment, or within a short period following transfer of control, or a combination of both, which are agreed in the contracts between the Group and customers. Based on historical experience that customers generally make payments on time, the Group considers collectability of the consideration is probably and accounts for a contract of merchandise sale when the control is transferred.
Licensing revenue
The Group enters into contracts to license its intellectual property, which primarily consists of its brands and digital animated contents, in various channels. The licensees pay the Group one-off royalty, or a sales-based or usage-based royalty, or a combination of both, for use of the intellectual property. The Group records sales-based or usage-based royalty at the occurrence of the licensees’ subsequent sale or usage and recognizes licensing revenue over time.
Other services
Other services primarily comprise of technical service including product development and operation and other related value-added business services. The Group generally charges technical fee on a monthly basis. The Group is the primary obligor for the service provided to the customers, as it has the ability to establish the price, and has the primary responsibility for fulfilling the contracts. Revenue is recognized over time based on fees agreed with the customer on a monthly basis.
The following table disaggregates the Group’s revenue by revenue type for the years ended December 31, 2021 and 2020:
	For the Years Ended December 31,
	2021	2020
By revenue type
Revenue from services	$6,961,024	$10,602,585
Revenue from products	3,520,713	1,885,763
Total	$10,481,737	$12,488,348

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The following table disaggregates the Group’s revenue by revenue stream for the years ended December 31, 2021 and 2020:
	For the Years Ended December 31,
	2021	2020
By revenue streams
Mobile games	$2,949,735	$7,775,748
Self-operated games	1,467,605	5,409,601
Jointly-operated games	1,482,130	2,366,147
Sales of merchandise	3,520,713	1,885,763
Animation production services	2,945,662	1,902,592
Other services	608,591	589,793
Licensing revenue	457,036	334,452
Total	$10,481,737	$12,488,348
Contract Balances
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Under Topic 606, the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer is recognized as a contract asset. The Group has no contract assets as of December 31, 2021 and 2020.
The contract liabilities consist of deferred revenue, which relates to unsatisfied performance obligations at the end of each reporting period and consists of cash payment received in advance from game players in mobile games. As of December 31, 2021 and 2020, the Group’s deferred revenue amount to $59,226 and $66,138, respectively.
(n)
Cost of revenue

Cost of revenues mainly consists of internal staff costs and external service fees related to animation production services, cost of inventory, revenue shares and/or operating service fees for the support of mobile game operation by a related party, commission fees paid to payment channels and distribution platforms, amortization of intangible assets, server and bandwidth cost and other operating costs.
The following table disaggregates the Group’s cost of revenue by revenue type for the years ended December 31, 2021 and 2020:
	For the Years Ended December 31,
	2021	2020
By revenue type
Cost of revenue from services	$4,734,964	$9,277,106
Cost of revenue from products	1,662,591	735,149
Total	$6,397,555	$10,012,255

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(o)
Research and development expenses

Research and development costs primarily consist of staff costs and external service fees incurred for the design and production of the Group’s proprietary animation works, and the research and development of the Group’s mobile game software.
For internal use software, the Group expenses all costs incurred for the preliminary project stage and post implementation-operation stage of development, and costs associated with repair or maintenance of the existing platforms. Costs incurred in the application development stage are capitalized and amortized over the estimated useful life. Since the amount of the Group’s research and development expenses qualifying for capitalization has been immaterial, as a result, all development costs incurred for development of internal used software have been expensed as incurred.
For external use software, costs incurred for development of external use software have not been capitalized for the years ended December 31, 2021 and 2020, because the period after the date technical feasibility is reached and the time when the software is marketed is short historically, and the amount of costs qualifying for capitalization has been immaterial.
All other research and development costs are expensed as incurred.
(p)
Share-based compensation

Share based compensation expenses arise from share-based awards, including share-based payments awarded to employees of the Group by a related party or other holder of an economic interest in the Group as compensation for services provided to the Group. The Group accounts for share-based awards granted to employees in accordance with ASC 718 Compensation — Stock Compensation.
For share-based payments awarded to employees of the Group with service conditions, by a related party or other holder of an economic interest in the Group, the related share-based compensation expenses are recognized in the consolidated financial statements based on the grant date fair values of the shares, less consideration to be paid (if any), over the period from the grant date to the date that service conditions are met, or waived.
(q)
Employee benefits

PRC Contribution Plan
Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made.
(r)
Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental expense is recognized from the date of initial possession of the leased property, which includes rent holidays, on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease terms.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(s)
Income taxes

The Group accounts for income taxes under ASC 740. Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($15,502). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2021 and 2020, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.
(t)
Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from sales of products, facilitation services and platform services in the PRC. The Group records revenue net of output VAT. This output VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.
The VAT rate is 13% for taxpayers selling consumer products, For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.
(u)
Foreign currency transactions and translations

The Group’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Group’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.
The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Group’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:
	As of December 31,
	2021	2020
Balance sheet items, except for equity accounts	6.3726	6.5250
	For the Years Ended December 31,
	2021	2020
Items in the statements of income and comprehensive income, and statements of cash flows	6.4508	6.9042
No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.
(v)
Non-controlling interest

For the Group’s majority-owned subsidiaries of VIE, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Group’s consolidated balance sheets.
(w) Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.
(x)
Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(y)
Segment reporting

In accordance with ASC 280-10, Segment Reporting, the Group’s chief operating decision maker (“CODM”), identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. The majority of the Group’s operations and customers are located in the PRC. Consequently, no geographic information is presented.
(z)
Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Group will adopt ASU 2016-02 from January 1, 2022. The Group is in the process of evaluating the effect of the adoption of this ASU.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group will adopt ASU 2016-13 from January 1, 2023. The Group is in the process of evaluating the effect of the adoption of this ASU.
Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
3.   PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepayments and other current assets consist of the following:
	As of December 31,
	2021	2020
Deductible input VAT	$775,111	$800,784
Prepaid expenses	310,273	194,329
Others	76,960	275,108
Prepayments and other current assets	$1,162,344	$1,270,221
4.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consists of the following:
	As of December 31,
	2021	2020
Office equipment	$581,390	$290,618
Less: accumulated depreciation	(298,541)	(233,566)
Property and equipment, net	$282,849	$57,052
Depreciation expense was $58,669 and $29,171 for the years ended December 31, 2021 and 2020, respectively.
5.   INTANGIBLE ASSETS, NET
Intangible assets, net, consists of the following:
	As of December 31,
	2021	2020
Intellectual property	$1,229,192	$1,200,483
Software	21,325	20,827
Gross carrying amount	1,250,517	1,221,310
Less: Accumulated amortization	(1,026,409)	(852,593)
Intangible asset, net	$224,108	$368,717
For the years ended December 31, 2021 and 2020, amortization expense amounted to $151,567 and $799,042, respectively. Future estimated amortization expense of intangible assets is as follows:
2022	$153,427
2023	65,172
2024	2,133
2025	2,133
2026	1,243
Thereafter	—
Total	$224,108

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
5.   INTANGIBLE ASSETS, NET (Continued)
No impairment provision for intangible assets was provided during the year ended December 31, 2021, as no events occur or circumstances exist indicate that the carrying amount of the intangible assets may not be recoverable. For the year ended December 31, 2020, the Group recorded $2,964,684 of impairment loss related to a mobile game software. As the performance of the game product, which was externally developed by a related party, fell below the Group’s expectation in the fourth quarter of 2020, the Group performed impairment test for the capitalized intellectual property value via the income approach, specifically the Discounted Cash Flow (“DCF”) method. The fair value of the intellectual property was less than its carrying amount. The new cost of intellectual property already reflected the impairment adjustment.
6.   ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES
Accrued expenses and other liabilities consist of the following:
	As of December 31,
	2021	2020
Payroll payable	$692,723	$463,154
Payables for property and equipment	142,638	17,601
Other tax payable	67,131	26,477
Others	118,573	20,333
	$1,021,065	$527,565
7.   SHARE-BASED COMPENSATION
In March 2021, the Group and Avatar Group Holdings Limited (“Avatar”), the major shareholder of the Group, entered into share transfer agreement to transfer 31,461,568 ordinary shares, accounting for 22.50% of the Group’s total outstanding shares until the reorganization completes, to Lucky Cookie Holdings Limited (“Lucky Cookie”), controlled by Mr. Xu Yiran, for a consideration of $5,409,194. Under the agreement, Mr. Xu Yiran would complete performance condition as serving as the chairman of the board of directors of the Company for not less than 5 years and securing certain external financing to the Group prior and after planned merger with Model Performance Acquisition Corp. (“MPAC”), with which a merger agreement was entered on August 6, 2021. The share transfer agreement was effective upon the receipt of the consideration on May 28, 2021. Avatar has repurchase right of 50% of the transferred shares with discount price or for free if Mr. Xu Yiran did not complete partial or all of its performance condition. Such repurchase right will be waived upon the completion of the Group’s merger with MPAC. As the repurchased right only subject to 50% of the shares owned by Mr. Xu Yiran, so the other 50% is already benefit to Mr. Xu Yiran without any condition. The transaction should be accounted as share-based payments awarded to employees of the Group by a related party or other holder of an economic interest in the Group as compensation for services provided to the Group.
The share-based compensation expense was determined as the excess part of the fair value of the transferred shares over the cash consideration paid. The Group determines the fair value of the transferred shares based on the fair value of the Group’s equity interest using a valuation technique to estimate what the price of those equity instruments would have been on the measurement date in an arm’s length transaction between knowledgeable, willing parties. The grant date is determined as May 1, 2021 when Mr. Xu Yiran took office as CEO of the Group. The share-based compensation related to the 50% of shares transferred without repurchase right were expensed off as general and administrative expenses as of grant date. The share-based compensation related to the remaining 50% of shares transferred with repurchase right are amortized on a straight-line basis over 5-year period from the grant date to the date that service conditions are met;

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
7.   SHARE-BASED COMPENSATION (Continued)
in case that the service conditions are waived, the unamortized share-based compensation is to be recognized in the consolidated financial statements immediately.
The table below presents a summary of the Group’s share-based compensation expenses for the years ended December 31, 2021 and 2020:
	For the years ended December 31,
	2021	2020
General and administrative expenses	$25,663,139	$—
As of December 31, 2021, total unrecognized compensation expenses were $19,624,756 and expected to be recognized through the remaining period up to the completion of the merger with MPAC, or through the remaining requisite service period if the merger fails to happen.
8.   TAXATION
Cayman Islands
The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.
Hong Kong
According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, form April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations, and will be 16.5% for any assessable profits beyond the first HKD2 million. MMV HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.
PRC
On March 16, 2007, the National People’s Congress of the PRC enacted the Enterprise Income Tax (“EIT”) Law, under which FIEs and domestic companies would be subject to EIT at a uniform rate of 25%. Preferential tax treatments will continue to be granted to FIEs or domestic companies which conduct businesses in certain encouraged sectors and to entities otherwise classified as “Software Enterprises”, “Key Software Enterprises”, “Encouraged Enterprises” and/or “High and New Technology Enterprises” (“HNTEs”). The EIT Law became effective on January 1, 2008.
The aforementioned preferential tax rates are subject to annual review by the relevant tax authorities in China. VIE and certain VIE’s subsidiaries were qualified as HNTEs and enjoyed a preferential income tax rate at 15% for the corresponding years from the year they are qualified, respectively, provided that they continue to qualify as HNTEs during such periods.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
8.   TAXATION (Continued)
The income tax provision consists of the following components:
For the years ended December 31,
	2021	2020
Current income tax expense	—	—
Deferred income tax benefit	—	—
Total income tax expense	$—	$—
A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:
	For the years ended December 31,
	2021	2020
Loss before income tax expense	$32,691,100	$6,305,844
Computed income tax benefit with PRC statutory tax rate	8,172,773	1,576,461
Effect on tax rates in different tax jurisdictions*	(6,493,153)	—
Effect of preferential tax treatments	(368,479)	—
Additional deduction for R&D expenses	812,466	507,795
Tax effect of non-deductible items	(1,035)	(862)
Changes in valuation allowance	(2,122,572)	(2,083,394)
Income tax benefit	$—	$—

*
It is primarily due to the tax effect of the Company as a tax-exempt entity incorporated in the Cayman Islands. The loss in the Cayman Islands was primarily a result of Share-based compensation costs.

As of December 31, 2021 and 2020, the significant components of the deferred tax assets are summarized below:
	As of December 31,
	2021	2020
Deferred tax assets:
Bad debt provision	$35,740	$57,903
Inventory impairment	4,457	—
Impairment loss of intangible assets	481,799	784,243
Net operating loss carried forward	7,739,468	8,094,432
Total deferred tax assets	8,261,464	8,936,578
Valuation allowance	(8,261,464)	(8,936,578)
Deferred tax assets, net of valuation allowance	$—	$—
As of December 31, 2021 and 2020, the Group had net operating loss carryforwards of approximately $42,864,570 and $32,377,726, respectively, which arose from the Group’s subsidiaries, VIE and the VIEs’ subsidiaries established in mainland China and Hong Kong. As of December 31, 2021 and 2020, deferred tax assets from the net operating loss carryforwards amounted to $7,739,468 and $8,094,432, respectively, and the Group has provided a valuation allowance as it has concluded that it is more likely than not that these net operating losses as well as other temporary difference would not be utilized in the future.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
8.   TAXATION (Continued)
As of December 31, 2021 and 2020, the movement of valuation allowance are as follows:
	As of December 31,
	2021	2020
Balance at the beginning of the year	$(8,936,578)	$(6,769,482)
Application of preferential tax rate	2,543,820	—
Additions of valuation allowance	(2,122,572)	(2,083,394)
Net operating loss expiration	426,218	490,538
Foreign currency translation adjustment	(172,352)	(574,240)
Balance at the end of the year	$(8,261,464)	$(8,936,578)
The tax losses of the Group expire over different time intervals depending on local jurisdiction, the loss of MultiMetaVerse HK Ltd $664,841 is indefinite and will not expire.
As of December 31, 2021, certain PRC entities of the Group had net operating tax loss carry forwards as follows:
Loss expiring in 2022	$3,344,565
Loss expiring in 2023	11,229,697
Loss expiring in 2024	10,898,870
Loss expiring in 2025	5,683,819
Loss expiring in 2026	11,042,777
Total	$42,199,728
9.   ORDINARY SHARES
The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of $0.0001 each. On March 18, 2021, the Company issued an aggregate of 50,000,000 ordinary shares at a price of $0.0001 per share, pro-rata to the shareholders of the Company as of such date. On May 20, 2021, the Company issued 72,463,517 ordinary shares at a price of $0.0001 per share. In accordance with SEC SAB Topic 4, the nominal share issuance was accounted for as a stock split and that all share and per share information has been retrospectively restated to reflect such stock split for all periods presented.
10.   SUBSCRIPTION RECEIVABLE
As of December 31, 2021 and 2020, subscription receivable on the consolidated balance sheets represented the unrecovered consideration of the 122,463,517 ordinary shares issued by the Company, which was presented on a retrospective basis before the incorporation of the Company.
11.   RESTRICTED NET ASSETS
A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) VIE, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its VIE and VIE’s subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its VIE and VIE’s subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
11.   RESTRICTED NET ASSETS (Continued)
appropriation to statutory reserves. Paid in capital of the VIE and VIE’s subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.
In accordance with the PRC regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. WFOE is subject to the above mandated restrictions on distributable profits.
Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC consolidated VIE and VIE’s subsidiaries are subject to the above mandated restrictions on distributable profits.
As a result of these PRC laws and regulations, the Group’s VIE and VIE’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2021, no appropriation to the statutory reserve has been made by the Group. As of December 31, 2021, net assets restricted in the aggregate, which are included in the Company’s consolidated net assets were approximately $44,519,894 (December 31, 2020: $12,416,919). The increase in the balance of the restricted net assets during the period ended December 31, 2021 was attributable to the debt to equity transaction occurred in the Group’s VIE that payables mounted to $32,102,975 due from the Group’s VIE to due to Ke Xing Shi Dai (Beijing) Technology Co., Ltd. (“Ke Xing”) was converted to equity on May 8, 2021. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company. Please refer to Note 16 for details.
12.   RELATED PARTY TRANSACTIONS
The following is a list of related parties which the Group has transactions with:
No.	Name of Related Parties	Relationship
1	Qu Xiaodan	A director of the Company
2	Xu Yiran	Chairman, Chief Executive Officer and a significant shareholder of the Company
3	Gao Yang	A director and General Manager of Shanghai Hui Zhi Ren Culture and Creativity Co., Ltd., a subsidiary of VIE
4	Wang Xiaoting	An employee of Beijing Gaea (as defined below)
5	Wang Yanzhi	Beneficial owner of Avatar (as defined below)

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
12.   RELATED PARTY TRANSACTIONS (Continued)
No.	Name of Related Parties	Relationship
6	Avatar Group Holdings Limited (“Avatar”)	Major Shareholder of the Company
7	Horgos Gaea Network Co., Ltd. (“Horgos Gaea”)	An entity controlled by Mr. Wang Yanzhi
8	Ke Xing Shi Dai (Beijing) Technology Co., Ltd. (“Ke Xing”)	An entity controlled by Mr. Wang Yanzhi and a nominal shareholder of VIE
9	Beijing Gaea Interactive Entertainment Co., Ltd. (“Beijing Gaea”)	An entity controlled by Mr. Wang Yanzhi
10	GAEA MOBILE LIMITED	An entity controlled by Mr. Wang Yanzhi
11	Shenzhen Gaea Technology Corporation (“Shenzhen Gaea”)	An entity controlled by Mr. Wang Yanzhi
12	Shanghai Youmier Network Technology Co., Ltd (“Shanghai Youmier”)	An entity controlled by Mr. Wang Yanzhi
13	Shanghai Huijie Culture Communication Co., Ltd (“Shanghai Huijie”)	The non-controlling shareholder (40%) of Shanghai Hui Zhi Ren Cultural Creative Co., Ltd.
Amounts due from related parties
Amounts due from related parties consisted of the following for the periods indicated:
	As of December 31,
	2021	2020
Accounts receivable
Beijing Gaea	$—	$53,640
Shenzhen Gaea	—	143,869
GAEA MOBILE LIMITED	132,288	38,551
Shanghai Huijie	21,448	198,620
Subtotal	$153,736	$434,680
Other receivables
Shanghai Youmier	$—	$254
Total	$153,736	$434,934
Amounts due to related parties
Amount due to related parties consisted of the following for the periods indicated:
	As of December 31,
	2021	2020
Amount due to related parties, current portion
Horgos Gaea(a)	$269,065	$31,640,494
Beijing Gaea(b)	343,756	389,367
Qu Xiaodan	—	14,917
Xu Yiran(a)	790,843	—

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
12.   RELATED PARTY TRANSACTIONS (Continued)
	As of December 31,
	2021	2020
Gao Yang(a)	78,461	—
GAEA MOBILE LIMITED(a)	674,550	—
Avatar Group Holdings Limited(a)	424,098	—
Subtotal	$2,580,773	$32,044,778
Amount due to related parties, non-current portion
Shenzhen Gaea(c)	$5,482,685	$5,094,875
Wang Yanzhi(d)	2,042,501	—
Wang Xiaoting(d)	2,206,609	—
Subtotal	$9,731,795	$5,094,875
Total	$12,312,568	$37,139,653

(a)
The balances as of December 31, 2021 represent the working capital loans from related parties with annualized interest rate ranging from 4.5% to 6.7% and the accrued interest, with exception to certain loans the amount of $78,461, charging no interests due to its short repayment term.

The balance payable to Horgos Gaea as of December 31, 2020 mainly represents: i) the cash consideration of $15,325,670 (RMB100 million) that had not been paid as of December 31, 2020, for an acquisition of a gaming business from Horgos Gaea in December 2018; ii) unpaid software development service fee of $4,597,701; and iii) the principle and interests accrued for short-term borrowings provided by Horgos Gaea with interest rate of 4.35% amounting to $11,717,123 as of December 31, 2020. The significant decrease in the amount due to Horgos Gaea as of December 31, 2021 compared to that of December 31, 2020 was the result of the debt transfer by Horgos Geae to Ke Xing in May 2021. Please refer to Related Party Transactions on F-90.
(b)
The balance as of December 31, 2021 mainly represents the rental fee paid by Beijing Gaea on behalf of the Group.

As of December 31, 2020, MMV had US$53,640 in accounts receivable from Beijing Gaea for merchandise sold to Beijing Gaea in 2019. The balance was settled in June 2021, as MMV transferred the account receivable to Shenzhen Gaea and then offset such balance against its payable to Shenzhen Gaea for the operation and marketing services provided.
(c)
Shenzhen Gaea assisted MMV to conduct an open beta test for one of MMV’s mobile games, and collected proceeds from users and distributors on behalf of MMV. As of December 31, 2020, the accounts receivable due from Shenzhen Gaea to MMV is US$143,869. Shenzhen Gaea settled the balance in June 2021 by offsetting the amount against MMV’s payables to Shenzhen Gaea for the operation and marketing services provided.

The Group has engaged Shenzhen Gaea to support the operation and marketing of one of its mobile games since 2020, and the balances represented the unpaid amounts accrued under such arrangement. In November 2021, Shenzhen Gaea entered into agreement with the Group for not demanding repayment of all of the amount due from the Group till August 2023. Therefore, amount due to Shenzhen Gaea was classified into non-current liabilities.
(d)
The balances payable to Wang Yanzhi and Wang Xiaoting as of December 31, 2021 were principle and interest accrued for long-term loans with interest rate ranging from 4.5% to 4.75% per annum. The loans had maturity date of two years from drawdown and were to be matured ranging from May 2023 to December 2023.

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
12.   RELATED PARTY TRANSACTIONS (Continued)
Related party transactions
	For the years ended December 31,
Nature	2021	2020
Revenue from related parties
Shanghai Huijie(e)	$1,723,973	$1,400,685
GAEA MOBILE LIMITED(f)	126,852	36,433
Subtotal	$1,850,825	$1,437,118
Loans from related party
Horgos Gaea	$257,332	$1,510,910
Wang Xiaoting	2,129,968	—
Wang Yanzhi	2,005,953	—
Xu Yiran	775,098	—
Gao Yang	77,510	—
GAEA MOBILE LIMITED	660,000	—
Avatar Group Holdings Limited	420,000	—
Subtotal	$6,325,861	$1,510,910
Payables, loans and interests from related party converted to equity
Horgos Gaea	$—	$521,422
Ke Xing(g)	32,102,975	—
Interest expenses for loans from related parties
Horgos Gaea	$8,471	$231,916
Wang Xiaoting	49,891	—
Wang Yanzhi	11,788	—
Xu Yiran	6,158	—
GAEA MOBILE LIMITED	14,550	—
Avatar Group Holdings Limited	4,098	—
Subtotal	$94,956	$231,916
Payables due to a related party waived by
Qu Xiaodan	$15,089	—
Software development service provided by
Beijing Gaea(h)	$—	$4,345,187
Technical and promotional support cost with a related party
Shenzhen Gaea(i)	$408,267	$4,815,055
Share-based compensation granted to
Xu Yiran	$25,663,139	$—

(e)
The revenue from Shanghai Huijie was mainly generated from the Group’s animation production services.

(f)
The revenue from GAEA MOBILE LIMITED was mainly the royalty income from GAEA MOBILE LIMITED for publishing one of the Group’s mobile game outside the PRC.

(g)
As of May 8, 2021, the Group entered into a series of debt transfer agreements and investment agreement with Horgos Gaea and Ke Xing, both companies controlled by Mr. Wang Yanzhi, controlling

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
12.   RELATED PARTY TRANSACTIONS (Continued)
shareholder of Shanghai Jupiter and the Group, pursuant to which payables due to Horgos Gaea of US$32,102,975 was transferred to Ke Xing, and then Ke Xing converted the debt to the equity interest in Group’s VIE.
(h)
In 2020, Beijing Gaea provided software development service to the Company. Subsequently, the Group transferred the liabilities to Horgos GAEA through a series of debt transfer agreements.

(i)
Since 2020, Shenzhen Gaea has been providing operational and marketing services to the Group for one of its mobile games. Shenzhen Gaea was entitled to service fees based on the net revenue of the mobile game for the year ended December 31, 2020. In 2021, the Group and Shenzhen Gaea entered into an amendment to reduce the scope of services to be provided by Shenzhen Gaea, and the service fee was agreed at a flat monthly fee.

13.   CONCENTRATION AND RISKS
(a)
Major suppliers

No single supplier represented 10% or more of the Group’s total cost of revenue for the year ended December 31, 2021. The suppliers below (both related party) represented 10% or more of the Group’s cost of sale and impairment loss for the years ended December 31, 2020:
	For the years ended December 31,
	2021	%	2020	%
Supplier A (Cost of sale)	$408,267	6%	$4,815,055	48%
Supplier B (Impairment loss)	$—	—	$2,964,684	99%

(b)
Credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.
One distribution channel had a receivable balance exceeding 10% of the total accounts receivable balance for the year ended December 31, 2021 and 2020, respectively as follows:
	As of December 31,
	2021	2020
Distribution channel A	11%	30%
Allowance for doubtful accounts	Not applicable	Not applicable

(c)
Major customers

The customer below (a related party) contributed over 10% of the Group’s total net revenue for the years ended December 31, 2021 and 2020:
	For the years ended December 31,
	2021	%	2020	%
Customer A	$1,723,973	16%	$1,400,683	11%

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
13.   CONCENTRATION AND RISKS (Continued)
(d)
Online games

The Group derived 22% and 62% of its total net revenues from its one online game named Aotu World for the years ended December 31, 2021 and 2020. Additionally, 28% and 62% of the Group’s total net revenue was generated from mobile games for the years ended December 31, 2021 and 2020, respectively.
(a)
Foreign exchange risk

The Renminbi (“RMB”) is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Groups’ cash and cash equivalents denominated in RMB amounted to $373,768 (RMB 2,381,876) and $737,001 (RMB 4,808,934) as of December 31, 2021 and 2020, respectively.
14.   COMMITMENTS AND CONTINGENCIES
(a)   Lease Commitments
The total future minimum lease payments under the non-cancellable operating lease with respect to the office and the warehouse as of December 31, 2021 are payable as follows:
Lease Commitment
Within 1 year	$1,369,453
1 – 3 years	826,439
Total	$2,195,892
(b)   Capital Commitments
Capital expenditures contracted for at the balance sheet dates but not recognized in the consolidated financial statements are as follows:
Capital Commitment
Investments	$31,384
Total	$31,384
Contingencies
In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31,2021 and through the issuance date of these consolidated financial statements.
15.   SUBSEQUENT EVENTS
The Group has evaluated subsequent events through the date of issuance of the consolidated financial statements.
First Amendment to Merger Agreement
Following the Merger Agreement entered between the Company and Model Performance Acquisition Corp. (“MPAC”) on August 6, 2021, the Company entered into the First Amendment to Merger Agreement

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
15.   SUBSEQUENT EVENTS (Continued)
(the “Amendment”) with MPAC on January 6, 2022. Pursuant to this Amendment, the Company agrees to make to MPAC three tranches of interest-free loans in the aggregate principal amount of $2,750,000 (the “Company Loans”), all of which shall become repayable upon closing of the business combination with MPAC, or if MPAC materially breach the Merger Agreement or the Amendment and such breach has not been cured within 15 days.
The Amendment also included an amended covenant for the Company to procure from additional reputable investors equity financing in the aggregate amount of $10,000,000 to MPAC no later than 15 days prior to the closing of the business combination.
16.
UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) of which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.
Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.
Investment in subsidiaries, VIE and VIE’s subsidiaries, on the Condensed Balance Sheets, is comprised of the Parent Company’s net investment in its subsidiaries, VIE and VIE’s subsidiaries under the equity method of accounting.
Unaudited Condensed Balance Sheets
	As of December 31,
	2021	2020
Cash	$9	$—
Long-term investment	460,000	—
Investment in subsidiaries, VIE and VIE’s subsidiaries	(7,674,944)	(32,994,719)
TOTAL ASSETS	$(7,214,935)	$(32,994,719)
Amounts due to related parties, current portion	513,438	—
Accrued liabilities and other current liabilities	30,000	—
TOTAL LIABILITIES	543,438	—
Shareholders’ deficit
Ordinary shares* (par value of $0.0001 per share; 500,000,000 shares authorized as of December 31, 2020 and 2021, respectively; 122,463,517 shares issued and outstanding as of December 31, 2020 and 2021, respectively)	12,246	12,246

MULTIMETAVERSE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020 and 2021
(In U.S. dollars, except share and per share data)
16.
UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY
 (Continued)

	As of December 31,
	2021	2020
Subscription receivable	(12,246)	(12,246)
Additional paid-in capital	70,183,033	12,416,919
Accumulated other comprehensive income	(3,968,419)	(3,432,163)
Accumulated deficit	(73,972,987)	(41,979,475)
Total shareholders’ deficit	(7,758,373)	(32,994,719)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$(7,214,935)	$(32,994,719)

*
The shares and per share information are presented on a retroactive basis to reflect the in-progress reorganization as of the issuance date of this financial statement.

Unaudited Condensed Statements of Comprehensive Income
	For the years ended December 31,
	2021	2020
General and administrative expenses	$25,736,244	$—
Interest expenses	10,324	—
Loss from operations	25,746,568	—
Loss of subsidiaries, VIE and VIE’s subsidiaries	6,246,944	6,081,829
Income tax expense	—	—
Net loss	$31,993,512	$6,081,829
Other comprehensive loss:
Foreign currency translation loss, net of nil income taxes	536,256	1,919,955
Total comprehensive loss	32,529,768	8,001,784
Unaudited Condensed Statements of Cash Flows
	For the years ended December 31,
	2021	2020
Net cash used in operating activities	$(43,391)	$—
Net cash used in investing activities	(460,000)	—
Net cash provided by financing activities	503,400	—
Net increase in cash and cash equivalents	9	—
Cash and cash equivalents, at beginning of period	—	—
Cash and cash equivalents, at end of year	$9	$—

Annex A
MERGER AGREEMENT
dated
August 6, 2021
by and among
MultiMetaVerse Inc., a Cayman Islands exempted company (the “Company”),
Certain shareholders of the Company (the “Principal Shareholders”),
Model Performance Acquisition Corp., a British Virgin Islands business company (the “Parent”),
Model Performance Mini Corp., a British Virgin Islands business company (the “Purchaser”),
and
Model Performance Mini Sub Corp., a Cayman Islands exempted company (the “Merger Sub”).

MERGER AGREEMENT
This MERGER AGREEMENT (the “Agreement”), dated as of August 6, 2021 (the “Signing Date”), by and among MultiMetaVerse Inc., a Cayman Islands exempted company (the “Company”), the holding companies of certain founders as set forth on Exhibit A (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), Model Performance Acquisition Corp., a British Virgin Islands business company (the “Parent”), Model Performance Mini Corp., a British Virgin Islands business company (“Purchaser”) and Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Parent (the “Merger Sub”).
W I T N E S E T H :
A.   The Company, through its wholly owned and Controlled (as defined below) subsidiaries, is in the business of development and publishing of animations and mobile games (the “Business”);
B.   The Company owns 100 percent of the issued share capital of MultiMetaVerse HK Limited (the “HKCo”), a limited liability company incorporated under the laws of Hong Kong, which in turn owns all of the equity interests of Shanghai Mi Ting Culture and Creativity Co., Ltd. (the “WFOE”), a wholly foreign owned enterprise established under the laws of PRC. The WFOE controls Shanghai Jupiter Creative Design Co Ltd. via the VIE Documents (as defined below);
C.   Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;
D.   Purchaser was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”); and
E.   The parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Islands Companies Act (2021 Revision) (the “Cayman Companies Act”) (the “Acquisition Merger”).
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS
The following terms, as used herein, have the following meanings:
1.1   “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.
1.2   “Additional Agreements” mean the Lock-up Agreements, Registration Rights Agreement, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements.
1.3   “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, each Principal Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.
1.4   “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.
1.5   “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.
1.6   “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York and the People’s Republic of China are authorized to close for business.
1.7   “Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014, as may be amended and supplemented from time to time.
1.8   “Closing Payment Shares” means such number of Purchaser Class A Ordinary Shares equal to $300,000,000, divided by $10.00.
1.9   “Code” means the Internal Revenue Code of 1986, as amended.
1.10   “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.
1.11   “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.
1.12   “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.
1.13   “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.
1.14   “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive

Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.
1.15   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.16   “Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.
1.17   “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.
1.18   “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.
1.19   “IPO” means the initial public offering of Parent pursuant to a prospectus dated April 7, 2021.
1.20   “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.
1.21   “Intellectual Property Right” means all rights of every kind and nature in and to any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, audio-visual works, and any underlying materials thereof (including without limitation any all characters, character names and likenesses, stories, plots, screenplays, teleplays, themes, scenes, photographs and film footage, props, special effects (computer generated or otherwise), film elements, titles, logos, artwork, designs, costumes, costume designs, music, or other material of any kind), copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data, data bases, u.r.l.s., and any other type of intellectual property, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto (including any renewals and extensions thereof), and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign. Without limiting the generality of the foregoing, the Intellectual Property Right shall include, without limitation, all rights of copyright (including all the allied, ancillary, and subsidiary rights), trademark, patent, production, manufacture, recordation, reproduction, transcription, performance, broadcast and exhibition of any art or method now known or hereafter devised.
1.22   “Inventory” is defined in the UCC.
1.23   “Investment Management Trust Agreement” means the investment management trust agreement made as of April 7, 2021 by and between the Parent and the Trustee.

1.24   “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.
1.25   “Leases” means the leases set forth on Schedule 1.25 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.
1.26   “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.
1.27   “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.
1.28   “Lock-up Agreement” means the agreements in the forms attached as Exhibit C or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof entered into by and between the persons listed on Schedule 1.28 and the Purchaser.
1.29   “Match-up Shares Subscription Agreement” means the shares subscription agreement entered between the Company and Avatar Group Holdings Limited, and DA LIN YING FENG Holdings Limited, dated March 18, 2021.
1.30   “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Company and the Business as compared to comparable companies in the same industry.
1.31   “ODI Filings” means the formalities and fillings of overseas direct investment of Chinese enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the development and reform authorities, the competent commercial authorities, and foreign exchange administration authorities and competent banks authorized by such authorities.
1.32   “ODI Shareholders” means Jupiter_Lilith Limited, a BVI business company incorporated in the British Virgin Islands; Shenzhen Huaqi Huirui Investment Management Limited Partnership, a limited partnership established in the People’s Republic of China; and Unique Tang Holding Limited, a BVI business company incorporated in the British Virgin Islands.
1.33   “ODI Shares Subscription Agreement” means the shares subscription agreement entered between the Company and the ODI Shareholders, dated July 15, 2021.

1.34   “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.
1.35   “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.
1.36   “Parent Class A Ordinary Shares” means the class A ordinary shares, no par value, of Parent, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.
1.37   “Parent Class B Ordinary Shares” means the class B ordinary shares, no par value, of Parent, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.
1.38   “Parent Ordinary Shares” means the Parent Class B Ordinary Shares and the Parent Class A Ordinary Shares.
1.39   “Parent Rights” means the issued and outstanding rights of Parent, each such right convertible into one-tenth (1/10) of a Parent Class A Ordinary Share at the closing of a business combination.
1.40   “Parent Securities” means the Parent Ordinary Shares, Parent Rights, Parent Units, and Parent Warrants, collectively.
1.41   “Parent Warrants” means the right to purchase one Parent Class A Ordinary Share at a price of $11.50 per whole share.
1.42   “Parent Unit” means a unit of the Parent comprised of one Parent Class A Ordinary Share, one-half of a Parent Warrant and one Parent Right.
1.43   “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law, and (D) the Liens set forth on Schedule 1.42; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).
1.44   “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
1.45   “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.
1.46   “Purchaser Class A Ordinary Shares” means the class A ordinary shares, no par value, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.
1.47   “Purchaser Class B Ordinary Shares” means the class B ordinary shares, no par value, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.
1.48   “Purchaser Incentive Award” mean the equity incentive award to be approved by the Purchaser upon Closing under which the management of the Company shall be entitled to receive 10% of the then outstanding Purchaser Ordinary Shares (on fully diluted basis) if the average market capitalization of the

Purchaser equals or exceeds $1 billion (or any foreign currency equivalent) in any consecutive twenty trading days on or before the second anniversary of the Closing;
1.49   “Purchaser Ordinary Shares” means the Purchaser Class B Ordinary Shares and the Purchaser Class A Ordinary Shares.
1.50   “Purchaser Rights” means the issued and outstanding rights of Purchaser, each such right convertible into one-tenth (1/10) of a Purchaser Class A Ordinary Share at the closing of a business combination.
1.51   “Purchaser Securities” means the Purchaser Ordinary Shares, Purchaser Rights, Purchaser Units, and Purchaser Warrants, collectively.
1.52   “Purchaser Warrants” means the right to purchase one Purchaser Class A Ordinary Share at a price of $11.50 per whole share.
1.53   “Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Class A Ordinary Share, one-half of a Purchaser Warrant and one Purchaser Right.
1.54   “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.
1.55   “Registration Rights Agreement” means the agreement governing the resale of the Closing Payment Shares, in the form attached hereto as Exhibit G.
1.56   “SAFE” means the State Administration of Foreign Exchange of the PRC.
1.57   “SAFE Rules and Regulations” means, collectively, Circular 37 and any other applicable SAFE rules and regulations, as amended and supplemented from time to time.
1.58   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
1.59   “SEC” means the Securities and Exchange Commission.
1.60   “Securities Act” means the Securities Act of 1933, as amended.
1.61   “Shareholder” means the shareholders of the Company.
1.62   “Sponsor” means First Euro Investments Limited,, a British Virgin Islands business company.
1.63   “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.
1.64   “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.14.
1.65   “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.
1.66   “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.67   “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.
1.68   “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.
1.69   “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.
1.70   “VIE” means Shanghai Jupiter Creative Design Co Ltd.
1.71   “VIE Entities” means the VIE and its subsidiaries and branch companies.
1.72   “$” means U.S. dollars, the legal currency of the United States.
ARTICLE II
REINCORPORATION MERGER
2.1   Reincorporation Merger.   At the Reincorporation Effective Time (as defined in Section 2.2 below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of BVI Business Companies Act, as amended (“BVI Law”), Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company in the Reincorporation Merger under the BVI Law. Purchaser as the surviving company after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation”.
2.2   Reincorporation Effective Time.   The Parent and the Purchaser shall cause the Reincorporation Merger to be consummated by filing the articles of merger (the “Articles of Merger”) and the plan of merger (the “BVI Plan of Merger”) (and other documents required by BVI Law) with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the time of such filings, or such later time, not exceeding 30 days, as specified in the Articles of Merger and the BVI Plan of Merger, being the “Reincorporation Effective Time”).
2.3   Effect of the Reincorporation Merger.   At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the Articles of Merger, the BVI Plan of Merger and the applicable provisions of BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (d) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the Reincorporation Merger.
2.4   Memorandum and Articles of Association.   At the Reincorporation Effective Time, the Amended and Restated Memorandum and Articles of Association of the Parent, as in effect immediately prior to the Reincorporation Effective Time, shall cease and the memorandum and articles of association of Purchaser shall be the memorandum and articles of association of the Reincorporation Surviving Corporation, except that such memorandum and articles shall be amended and restated so that they read in their entirety as set forth in Exhibit C annexed hereto, and as so amended and restated, shall be the memorandum and articles of association of the Reincorporation Surviving Corporation and thereafter amended in accordance with their terms, the Organizational Documents of the Reincorporation Surviving Corporation as provided by Law.

2.5   Directors and Officers of the Reincorporation Surviving Corporation.   Immediately after the Reincorporation Effective Time and prior to the Closing, the officer and the board of directors of the Reincorporation Surviving Corporation shall be constituted by the same persons as the officers and board of directors of the Parent immediately prior to the Reincorporation Effective Time.
2.6   Effect on Issued Securities of Parent.
(a)   Conversion of Parent Ordinary Shares.   At the Reincorporation Effective Time, every issued and outstanding Parent Ordinary Share, shall be converted automatically into one Purchaser Class A Ordinary Share (other than the Parent Excluded Shares and the Parent Dissenting Shares). At the Reincorporation Effective Time, all Parent Ordinary Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Effective Time, as evidenced by the register of members of the Parent (the “Register of Members”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Ordinary Shares immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of applicable Purchaser Class A Ordinary Shares.
(b)   Parent Units.   At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall be separated automatically into its constituent securities, which shall be converted automatically into securities of Purchaser in accordance with Section 2.6(a), (c) or (d), as applicable. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Units immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing Parent Units, such certificate shall be exchanged for certificates representing the applicable number of Purchaser Class A Ordinary Shares and Purchaser Warrants.
(c)   Parent Rights.   At the Reincorporation Effective Time, every issued and outstanding Parent Right shall be converted automatically into one-tenth (1/10) of one Purchaser Class A Ordinary Share, in accordance with the terms thereof. At the Reincorporation Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Rights immediately prior to the Reincorporation Effective Time, as evidenced by the register of rights holders, shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Rights immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Share into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Class A Ordinary Shares.
(d)   Parent Warrants.   At the Reincorporation Effective Time, every issued and outstanding Parent Warrant shall remain outstanding but shall be automatically adjusted to become one Purchaser Warrant, in accordance with the terms thereof. Each Purchaser Warrant will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement (the “Warrant Agreement”), dated as of April 7, 2021, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent. At the Closing, the Purchaser shall enter into an amendment to the Warrant Agreement solely to evidence the succession of the Purchaser to the Parent and the assumption by the Purchaser of the covenants of Parent contained in the Warrant Agreement and the Parent Warrants. Upon surrender of each certificate (if any) previously evidencing Parent Warrants, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Warrants.
(e)   Cancellation of Parent Ordinary Shares Owned by Parent.   At the Reincorporation Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any

Parent Ordinary Shares owned by any Subsidiary of the Parent immediately prior to the Reincorporation Effective Time (collectively, the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.
(f)   Transfers of Ownership.   If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.
(g)   No Liability.   Notwithstanding anything to the contrary in this Section 3.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(h)   Fractional Shares.   No certificates or scrip representing fractional shares of Purchaser Ordinary Share will be issued pursuant to the Reincorporation Merger and each holder of Parent Securities who would otherwise be entitled to a fraction of a share of Purchaser Ordinary Share at any time of Parent Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Purchaser, in lieu of such fractional share, one (1) share of Purchaser Class A Ordinary Share.
2.7   Surrender of Securities.   All securities issued in exchange for Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.
2.8   Lost Stolen or Destroyed Certificates.   In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.
2.9   Section 368 Reorganization.   For U.S. federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1413(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Reincorporation Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a reorganization under Section 368 of the Code.
2.10   Dissenter’s Rights.   No Person who has validly exercised their dissenters’ rights pursuant to Section 179 of the BVI Law (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser in accordance with Section 2.6(a), (c) or (d), as applicable with respect to the shares of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under BVI Law. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of BVI Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Purchaser shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Purchaser relating to any Parent Dissenting Shareholder’s rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under BVI Law. The Purchaser shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
2.11   Taking of Necessary Action; Further Action.   If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
ACQUISITION MERGER
3.1   Acquisition Merger.   Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2), concurrently with the Reincorporation Merger, and in accordance with the applicable provisions of Cayman Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly owned subsidiary of the Purchaser.
3.2   Closing; Effective Time.   Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than fifteen (15) Business Days after the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article X (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at Closing), or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Companies Act) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of Cayman Companies Act. The Acquisition Merger shall become effective at the time when it is registered by the Registrar of Companies (or such later time as specified in the Plan of Merger, being not more than the 90th day after the date of such registration) in accordance with the Cayman Companies Act (the “Effective Time”).
3.3   Board of Directors.   Immediately after the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of seven (7) directors, four (4) of which will be designated by the Company, one (1) of which will be designated by the Sponsor, and two (2) of which will be designated by the Company to serve as independent directors in accordance with Nasdaq requirements and shall be reasonably acceptable to the Sponsor. The Reincorporation Surviving Corporation’s board of directors will comply with the requirements of Nasdaq.
3.4   Effect of the Merger.   At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.
3.5   Memorandum and Articles of Association of the Surviving Corporation.   At the Effective Time, the memorandum and articles of association of the Merger Sub, as in effect immediately prior to the Effective Time, shall cease and the memorandum and articles of the Company shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Surviving Corporation and as provided by Law.
3.6   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
3.7   Section 368 Reorganization.   For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify as a reorganization under Section 368 of the Code.
ARTICLE IV
CONSIDERATION
4.1   Conversion of Capital.
(a)   Conversion of Ordinary Share.   At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Parent, Purchaser, the Merger Sub, the Company or the Shareholders of the Company, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Ordinary Shares (the “Applicable Per Share Merger Consideration”) as specified on Exhibit B hereto. For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Ordinary Shares, except the right to receive the Applicable Per Share Merger Consideration.
(b)   Dissenting Shares.   Each Company Ordinary Share (the “Dissenting Shares”) owned by holders of Company Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to Cayman Companies Act with respect to any Dissenting Shares.

(c)   Share Capital of Merger Sub.   Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the ordinary share of Merger Sub is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).
(d)   Treatment of Certain Company Ordinary Share.   At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Controlled Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.
(e)   No Liability.   Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(f)   Surrender of Certificates.   All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.
(g)   Lost, Stolen or Destroyed Certificates.   In the event any certificates for any Company Ordinary Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.
(h)   Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Purchaser or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
4.2   Payment of Merger Consideration.
(a)   Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall issue to each Shareholder such number of Closing Payment Shares opposite such Shareholder’s name on Exhibit B.
(b)   No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.
(c)   Legend. Each certificate issued pursuant to the Acquisition Merger to any holder of Company Ordinary Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:
THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED,

PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.
4.3   Dissenter’s Rights
(a)   No person who has validly exercised their dissenters’ rights pursuant to Cayman Companies Act shall be entitled to receive the Applicable Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give the Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
(b)   In the event that any written notices of objection to the Acquisition Merger are served by any shareholders of the Company pursuant section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Acquisition Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Requisite Company Vote (as defined below), provided, that prior to serving any such notice, the Company shall consult with the Purchaser with respect to such notice and shall afford the Purchaser a reasonable opportunity to comment thereon.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser Parties (as defined below) simultaneously with the execution of this Agreement, the Company and the Principal Shareholders of the Company, jointly and severally, hereby represent and warrant to the Parent, Purchaser and Merger Sub (collectively, “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this Article V to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of Article V to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. It is being acknowledged that the schedules to this Article V shall be collectively attached hereto as Exhibit E.
5.1   Corporate Existence and Power.   The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.
5.2   Authorization.   The execution, delivery and performance by each Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group, subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company passed by the affirmative vote of holders of Company Ordinary Shares representing at least two-thirds of the votes of the Company Ordinary Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the memorandum and articles of association of the Company and the Cayman Companies Act (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company Group enforceable against such Company Group in accordance with their respective terms to which it is a party.
5.3   Governmental Authorization.   Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as of the date of this Agreement, except for the ODI Filings referred to in Section 8.3.
5.4   Non-Contravention.   None of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.
5.5   Capital Structure.
(a)   Share Capital.   The capital of the Company is $50,000 divided into 500,000,000 shares of a nominal or par value $0.0001 each (the “Company Ordinary Share”) of which 122,463,517 Company Ordinary Shares are issued and outstanding as of the date hereof, and 139,829,193 Company Ordinary Shares will be issued and outstanding immediate prior to the Closing. No Company Ordinary Share is held in its treasury. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Part 1 of Exhibit B, and immediately prior to the Closing, all of the issued and outstanding Company Ordinary Shares will be owned legally and beneficially by the Persons set forth on Part 2 of Exhibit B. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.

(b)   Except as set forth on Schedule 5.5(b), there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company; (c) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Share, including any voting trust, other voting agreement or proxy with respect thereto; or (d) disputes, controversies, demands or claims as to any Company Ordinary Shares.
5.6   Charter Documents.   Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.
5.7   Corporate Records.   All proceedings of the board of directors occurring since December 31, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group since December 31, 2018, have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.
5.8   Assumed Names.   Schedule 5.8 is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since December 31, 2018, none of the Company Group has used any assumed or “doing business as” name other than the names listed on Schedule 5.8 to conduct the Business.
5.9   Subsidiaries.
(a)   Schedule 5.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than the VIE Entities or as set forth in the VIE Contracts (as defined below) or as set forth on Schedule 5.9(a), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)   HKCo is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the WFOE. The WFOE is a party to certain variable interest entity contracts with the VIE, and the registered shareholders of such, which are set forth on Schedule 5.9(b) (the “VIE Contracts”), pursuant to which the economic benefits of the VIE are payable to the WFOE directly or indirectly, and the VIE is contractually Controlled directly or indirectly by the WFOE. Each VIE Contracts is duly executed and effective, in proper legal form under applicable PRC Laws and constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, and is in full force and effect and no party to any VIE Contract is in breach or default in the performance or observance of any of the terms or provisions of such VIE Contract.
(c)   The capital and organizational structure of the WFOE and each VIE Entity (each, a “PRC Subsidiary”) are valid and in full compliance with the applicable PRC Laws, other than as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9(c), the registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. To the knowledge of the Company, there are no disputes, controversies, demands or claims as to equity securities of each PRC Subsidiary. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.
5.10   Consents.   No Contracts binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets are bound, require a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group or its shareholders) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).
5.11   Financial Statements.
(a)   Schedule 5.11 includes the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2020 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, audited in accordance with the requirements of the Public Company Accounting Oversight Board (collectively, the “Financial Statements”).
(b)   The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.
(c)   Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since January 1, 2021, there are no material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.
(d)   The Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.11, the Company does not have any material Indebtedness.
5.12   Books and Records.   All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic.
(a)   The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:
(i)   transactions are executed only in accordance with the respective management’s authorization;
(ii)   all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;
(iii)   access to assets is permitted only in accordance with the respective management’s authorization; and
(iv)   recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.
(b)   All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
5.13   Absence of Certain Changes.   Since January 1, 2021, except as set forth on Schedule 5.13 or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; (c) the Company Group has not taken any action nor has any event occurred which would have violated the covenants of the Company Group set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.
5.14   Properties; Title to the Company Group’s Assets.
(a)   Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meets all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of the Company or its employees.
(b)   The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after January 1, 2021, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.
5.15   Litigation.   Except as set forth on Schedule 5.15, (i) there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, the Company

Group, any of its Key Personnel (as defined below), the Business, or any Company Ordinary Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (ii) there are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement; and (iii) each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.16   Contracts.
(a)   Schedule 5.16(a) lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:
(i)   all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);
(ii)   all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $1,000,000 annually;
(iii)   all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;
(iv)   all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;
(v)   all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $1,000,000;
(vi)   all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;
(vii)   all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;
(viii)   all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;
(ix)   all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;
(x)   all Contracts with or pertaining to the Company Group to which any 10% Shareholder is a party;

(xi)   all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000 per month;
(xii)   all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000;
(xiii)   any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);
(xiv)   any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and
(xv)   any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.
(b)   Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Parent or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.
(c)   Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.
(d)   Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.
(e)   Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each of the transactions between the Company Group and any Shareholder, officer, employee or director of the Company Group or any Affiliate of any such Person (collectively, the “Related Party”) (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and does not impair the interests of the Shareholders, or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such Company Group (if applicable).
5.17   Licenses and Permits.   Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.
5.18   Compliance with Laws.
(a)   Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.18, the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority. Except as set forth on Schedule 5.18, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 5.18. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, all approvals, permits, licenses and registrations required under applicable Laws for the due and proper establishment and operation of each Company Group have been duly obtained from the relevant authorities or completed in accordance with the relevant Laws, and are in full force and effect. The Company Group has all material approvals, permits, licenses and registrations necessary for the conduct of its business as currently conducted and is in compliance thereof in all material respects. In respect of the material approvals, permits, licenses and registrations requisite for the conduct of any part of the business of the Company Group which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant authorities. The Company Group has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite approvals, permits, licenses and registrations granted by the competent authorities. The WFOE has complied in all material respects with all applicable PRC Laws in connection with foreign exchange. Each holder or beneficial owner of an equity security of a Company Group who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. No Company Group has received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations, and each Company Group has obtained all certificates, approvals, permits, licenses, registration receipts and other similar authorizations which are necessary for such Company Group to conduct foreign exchange transactions as now being conducted in compliance with PRC Laws in all material respects.
(b)   In connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance in all material respects with (i) applicable Laws in effect as of the date of this Agreement (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in applicable jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract, codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains reasonable security measures designed to protect all Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets.
5.19   Intellectual Property.
(a)   Schedule 5.19(a) sets forth a true, correct and complete list of all material Intellectual Property Rights owned (or partially owned) by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) exclusive licenses pursuant to which any Person is authorized to use such Intellectual Property Rights.
(b)   The Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing.
(c)   Within the past two (2) years the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.
(d)   To the knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect and does not violate, and will not violate, any applicable laws or regulations.
(e)   To the knowledge of the Company Group, any and all material content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, software, audio-visual works, and any underlying materials thereof, and any other literary and artistic works owned by the Company Group are created, developed and/or produced in accordance with all applicable Laws with respect to the creation, development and/or production of such intellectual properties.
(f)   All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents, trade secrets, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, software, audio-visual works, and any underlying materials thereof, and any other literary and artistic works on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.
(g)   To the knowledge of the Company Group, no current or former employee, agent, consultant or contractor who have contributed to or participated in the creation or development of any material copyrights, patents, trade secrets, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, software, audio-visual works, and any underlying materials thereof, and any other literary and artistic works on behalf of the Company Group or any predecessor in interest thereto either is subject to any arrangement which may cause any rights in or to such intellectual properties to be retained by such current or former employee, agent, consultant or contractor, or to be assigned, transferred, granted or licensed to, or otherwise vested in any other Person.

(h)   None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.
(i)   The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.
5.20   Customers and Suppliers.
(a)   Schedule 5.20(a) sets forth a list of the Company Group’s five (5) largest customers and the five (5) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2020 fiscal year and for the first three (3) months of the Company’s March 31, 2021 fiscal quarter, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.
(b)   Except as set forth on Schedule 5.20(b), to the actual knowledge of the Company Group, no supplier listed on Schedule 5.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.
5.21   Accounts Receivable and Payable; Loans.
(a)   To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.
(b)   To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Schedule 5.21(b), all accounts, receivables or notes are good and collectible in the ordinary course of business.
(c)   The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of January 1, 2021. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.
5.22   Pre-payments.   The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.
5.23   Employees.
(a)   Schedule 5.23(a) sets forth a true, correct and complete list of each those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”), setting forth the name, title for each such person.
(b)   Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the

Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.
(c)   There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.
5.24   Employment Matters.
(a)   Schedule 5.24(a) sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.
(b)   To the knowledge of the Company Group, (i) no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (ii) no Key Personnel, in the ordinary course of his or her duties, has breached in any material aspect any obligation to any person in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such person.
(c)   There is no pending representation question or union organizing activity respecting employees of the Company Group.
5.25   Withholding.   Except as disclosed on Schedule 5.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 5.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
5.26   Real Property.
(a)   The Company Group does not own any Real Property.
(b)   With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the

Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.
5.27   Tax Matters.
(a)   Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 5.27(a), all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) to the knowledge of the Company Group, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Parent pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (xi) except as set forth on Schedule 5.27(xi), no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.
(b)   The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.
5.28   Environmental Laws.
(a)   The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.
(b)   To the knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.
5.29   Finders’ Fees.   With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, the Purchaser or any of their Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.
5.30   Powers of Attorney and Suretyships.   The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.
5.31   Directors and Officers.   Schedule 5.31 sets forth a true, correct and complete list of all directors and officers of the Company.
5.32   Certain Business Practices.   Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.
5.33   Money Laundering Laws.   The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.
5.34   Not an Investment Company.   The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
5.35   Other Information.   No material information provided by the Company Group to the Parent in the virtual data room established by the Company Group to facilitate due diligence in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby, contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES
The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this Article VI to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of Article VI to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. It is being acknowledged that the schedules to this Article VI shall be collectively attached hereto as Exhibit F.
6.1   Corporate Existence and Power.   Parent is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Purchaser is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.
6.2   Corporate Authorization.   The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Shareholder Approval (as defined in Section 10.1(d)) and the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a written special resolution of the sole shareholder of the Merger Sub. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.
6.3   Governmental Authorization.   Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.
6.4   Non-Contravention.   The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.
6.5   Finders’ Fees.   Except for the Deferred Underwriting Amount and as set forth on Schedule 6.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, Purchaser or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.
6.6   Issuance of Shares.   The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser Parties are bound, applicable Law or the Purchaser Parties’ Organizational Documents.
6.7   Capitalization.
(a)   The Parent is authorized to issue a maximum of 111,000,000 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 Parent Class A Ordinary Shares with no par value, (ii) 10,000,000 Parent Class B Ordinary Shares with no par value, and (iii) 1,000,000 preferred shares with no par value, of which 6,100,000 Parent Class A Ordinary Shares and 1,437,500 Parent Class B Ordinary Shares are issued and outstanding as of the date hereof. 3,625,499 Parent Ordinary Shares are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of British Virgin Islands Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(b)   At the date of this Agreement, the Purchaser is authorized to issue a maximum of 111,000,000 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 Purchaser Class A Ordinary Shares with no par value, (ii) 10,000,000 Purchaser Class B Ordinary Shares with no par value, and (iii) 1,000,000 preferred shares with no par value, of which one (1) Purchaser Class A Ordinary Share is issued and outstanding as of the date hereof. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the British Virgin Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(c)   The authorized share capital of Merger Sub is $50,000 divided into 50,000 ordinary shares of par value $1 each (the “Merger Sub Ordinary Shares”) of which one (1) Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
6.8   Information Supplied.   None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC

Documents). No material information provided by any Purchaser Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
6.9   Trust Fund.   As of the date of this Agreement, the Parent has at least $57,500,000 in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase, N.A., maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Purchaser Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Parent and the Trust Agreement. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since April 12, 2021, the Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, the Parent shall have no further obligation under either the Trust Agreement or the Organizational Documents of the Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
6.10   Listing.   As of the date hereof, the Parent Units, Parent Ordinary Shares, Parent Warrants and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “MPACU,” “MPAC,” “MPACW,” and “MPACR.”
6.11   Reporting Company.   The Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act.
6.12   No Market Manipulation.   Neither the Purchaser Parties nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Ordinary Shares to facilitate the sale or resale of the Parent Ordinary Shares or affect the price at which the Parent Ordinary Shares may be issued or resold; provided, however, that this provision shall not prevent the Parent from engaging in investor relations or public relations activities consistent with past practices.
6.13   Board Approval.   Each of the Parent Board (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.
6.14   Parent SEC Documents and Financial Statements.
(a)   Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Parent as of the dates thereof and the results of operations of the Parent for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.
(c)   Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.
6.15   Litigation.   There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.
6.16   Compliance with Laws.   No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has previously received any subpoenas by any Authority.
6.17   Money Laundering Laws.   The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.18   OFAC.   Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.
6.19   Not an Investment Company.   The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
6.20   Tax Matters.
(a)   Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (i) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties or for which a Lien may be imposed upon any of either of the Purchaser Parties’ assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Purchaser Parties, the Purchaser Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser Parties; (vii) to the knowledge of the Purchaser Parties, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Purchaser Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (xi) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that the any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from either of the Purchaser Parties authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xiii) no Purchaser Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the neither Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.
(b)   The unpaid Taxes of the Purchaser Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser Parties in filing its Tax Return.

6.21   Contracts.   Schedule 6.21 lists all material Contracts, oral or written to which any of the Purchaser Parties is a party other than those available in full without redaction on the SEC’s website through EDGAR.
ARTICLE VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING
Each of the Company Group and the Purchaser Parties covenants and agrees that:
7.1   Conduct of the Business.   i) From the date hereof through the Closing Date, each party shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not:
(i)   materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;
(ii)   amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $1,000,000;
(iii)   modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $1,000,000 (individually or in the aggregate);
(iv)   make any capital expenditures in excess of $500,000 (individually or in the aggregate);
(v)   sell, lease, license or otherwise dispose of any of the Company Group’s or the Purchaser Parties’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $500,000;
(vi)   accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;
(vii)   pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);
(viii)   authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the Purchaser Parties;
(ix)   obtain or incur any loan or other Indebtedness in excess of $5,000,000, including drawings under the Company Group’s or the Purchaser Parties’ existing lines of credit;
(x)   suffer or incur any Lien on the Company Group’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;
(xi)   suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $500,000;
(xii)   merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the Reincorporation Merger;
(xiii)   suffer any insurance policy protecting any of the Company Group’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of $500,000 to lapse;

(xiv)   make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;
(xv)   extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;
(xvi)   issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, other than the issuance by the Company of (i) 5,173,680 Company Ordinary Shares to Shenzhen Huaqi Huirui Investment Management Limited Partnership pursuant to the ODI Shares Subscription Agreement; (ii) 2,279,216 Company Ordinary Shares to Jupiter_Lilith Limited pursuant to the ODI Shares Subscription Agreement; (iii) 5,705,031 Company Ordinary Shares to F.L.M Holdings Limited pursuant to the ODI Shares Subscription Agreement; (iv) 3,006,328 Company Ordinary Shares to Avatar Group Holdings limited pursuant to the Match-up Shares Subscription Agreement; (v) 1,201,421 Company Ordinary Shares to DA LIN YING FENG Holdings Limited pursuant to the Match-up Shares Subscription Agreement and the issuance pursuant to the Equity Financing;
(xvii)   make or change any material Tax election or change any annual Tax accounting periods; or
(xviii)   undertake any legally binding obligation to do any of the foregoing.
(b)   From the date hereof through the Closing Date, the Parent and the Purchaser shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties.
(c)   Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the Equity Financing and the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company Group or the Purchaser Parties (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 7.1.
7.2   Access to Information.   From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.
7.3   Notices of Certain Events.   Each party shall promptly notify the other party of:
(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;
(b)   any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;
(c)   any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;
(d)   the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and
(e)   the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.
7.4   SEC Filings.
(a)   The Company Group acknowledges that:
(i)   the Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);
(ii)   the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and (iii)   the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.
(b)   In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.
(c)   Company Group Cooperation.   The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.
7.5   Financial Information.   By no later than August 13, 2021, the Company will deliver to the Purchaser Parties unaudited management accounts of the Company as of and for the six (6) month period ended June 30, 2021, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Interim U.S. GAAP Financial Statements”). The Interim U.S. GAAP Financial Statements shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Interim U.S. GAAP Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC. If reasonably requested by the Purchaser Parties, the Company Group shall use their reasonable best efforts to cause such information reviewed or audited by the Company Group’s auditors.
7.6   Trust Account.   The Company Group acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to shareholders of Parent holding Parent Units or Parent Ordinary Shares who shall have validly redeemed their Parent Units or Parent Ordinary Shares upon acceptance by the Parent of such Parent Units or Parent Ordinary Shares, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust

Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.
7.7   Directors’ and Officers’ Indemnification and Insurance.
(a)   The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Parent shall cause the Organizational Documents of Parent and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 300% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.
(c)   On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.
ARTICLE VIII
COVENANTS OF THE COMPANY GROUP
The Company Group agrees that:
8.1   Reporting and Compliance with Laws.    From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.
8.2   Reasonable Best Efforts to Obtain Consents.   The Company Group shall use its reasonable best efforts to obtain each third party consent as promptly as practicable hereafter.
8.3   ODI Filings.   The Company Group shall use its reasonable best efforts to assist the ODI shareholders to complete the ODI Filings.
8.4   Future Issuance of Company Ordinary Shares.   Promptly after the completion of the ODI Filings, the Company shall issue (i) 5,173,680 Company Ordinary Shares to Shenzhen Huaqi Huirui Investment Management Limited Partnership pursuant to the ODI Shares Subscription Agreement; (ii) 2,279,216 Company Ordinary Shares to Jupiter_Lilith Limited pursuant to the ODI Shares Subscription Agreement; (iii) 5,705,031 Company Ordinary Shares to F.L.M Holdings Limited pursuant to the ODI Shares Subscription Agreement; (iv) 3,006,328 Company Ordinary Shares to Avatar Group Holdings limited pursuant to the Match-up Shares Subscription Agreement; and (v) 1,201,421 Company Ordinary Shares to DA LIN YING FENG Holdings Limited pursuant to the Match-up Shares Subscription Agreement;

8.5   Annual and Interim Financial Statements.   From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each three-month quarterly period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited management accounts of the Company. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.
8.6   Employees of the Company and the Manager.   The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements (the “Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements”).
8.7   Equity Financing.   Prior to or concurrently with the execution of this Agreement, Parent has entered into certain subscription agreement (the “Subscription Agreement”) with certain investor named therein, pursuant to which such investor has committed to provide equity financing to Parent immediately prior to the Closing in the aggregate amount US$10,000,000 (the “Committed PIPE Financing”). As soon as practicable after the signing, but in any event no later than the earlier of (i) 120 days after the date of this Agreement and (ii) 15 days prior to the expected effectiveness date of the Registration Statement, the Company shall procure additional reputable investors to provide equity financing in the aggregate amount of US$10,000,000 to Parent on substantially the same terms and conditions in the Subscription Agreements (the “Additional PIPE Financing”, together with the Committed PIPE Financing, the “Equity Financing”).
ARTICLE IX
COVENANTS OF ALL PARTIES HERETO
The parties hereto covenant and agree that:
9.1   Reasonable Best Efforts; Further Assurances.   Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.
9.2   Tax Matters.
(a)   The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The cost of preparing such Tax Returns shall be borne by the Company Group. The Company Group shall give a copy of each such Tax Return to the Purchaser with reasonable time prior to filing for its review and comment. The Company Group (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company Group to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.
(b)   Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Shareholders’ Representative with reasonable time prior to filing for his review and comment.

(c)   Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company Group.
(d)   Following the Closing, the Purchaser may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing to correct any errors, with the consent of the Company Group, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.
(e)   Purchaser shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.
For avoidance of doubt, the Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Purchaser and any of their Affiliates required to be filed after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Company Group with reasonable time prior to filing for its review and comment.
9.3   Settlement of the Purchaser Parties’ Liabilities.   Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Parent’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.
9.4   Compliance with SPAC Agreements.   The Company Group and Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of April 7, 2021 by and between Parent and the investors named therein.
9.5   Registration Statement.
(a)   As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Class A Ordinary Shares to be issued in the Reincorporation Merger and Acquisition Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their Parent Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters as defined below (“Parent Shares Redemption”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents, BVI Law, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Purchaser Incentive Award by the Purchaser, (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Shareholder Approval

Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that, without the consent of the Company, in no event shall the Parent adjourn the Parent Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Closing Date. In connection with the Registration Statement, Parent and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, British Virgin Islands Law, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.
(b)   Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.
(c)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the British Virgin Islands Law for a date no later than fifteen (15) Business Days following the effectiveness of the Registration Statement.
9.6   Confidentiality.   Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.
ARTICLE X
CONDITIONS TO CLOSING
10.1   Condition to the Obligations of the Parties.   The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:
(a)   No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.
(b)   There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.
(c)   The Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.
(d)   The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.
(e)   The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).
(f)   This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Reincorporation Merger and the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s memorandum and articles of association.
(g)   Immediately after the Closing, the Parent shall have in excess of $5,000,000 in net tangible assets.
10.2   Conditions to Obligations of the Purchaser Parties.   The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:
(a)   The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.
(b)   All of the representations and warranties of the Company Group contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties that speak as of a specific date prior to the

Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.
(c)   There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.
(d)   The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.
(e)   The Purchaser Parties shall have received (i) a copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement and the transactions contemplated hereby, and (vi) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.
(f)   The Purchaser Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.
(g)   The Key Personnel shall have executed the Labor Agreements, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements and the same shall be in full force and effect.
(h)   The Purchaser Parties shall have received Schedules updated (if any) as of the Closing Date.
(i)   The Purchaser Parties shall have received duly executed opinions from the Company’s Cayman Islands counsel and PRC counsel in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.
(j)   The Purchaser Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.
(k)   The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto, other than Parent, Purchaser or the Company, provided that the non-execution of the Lock-up Agreement by Shareholders who are not the Key Personnel nor Controlled by the Key Personnel collectively holding no more than 5% of share capital in the Company (on a fully-diluted basis) immediately prior to the Closing shall not affect the Closing or occurrence of the Closing.
(l)   The ODI Shareholders shall have completed the ODI filings (as evidenced by the receipt of the ODI registration certificates and filing proofs issued by competent authorities).
(m)   The Company shall have issued (i) 5,173,680 Company Ordinary Shares to Shenzhen Huaqi Huirui Investment Management Limited Partnership pursuant to the ODI Shares Subscription Agreement; (ii) 2,279,216 Company Ordinary Shares to Jupiter_Lilith Limited pursuant to the ODI Shares Subscription Agreement; (iii) 5,705,031 Company Ordinary Shares to F.L.M Holdings Limited pursuant to the ODI Shares Subscription Agreement; (iv) 3,006,328 Company Ordinary Shares to Avatar Group Holdings Limited pursuant to the Match-up Shares Subscription Agreement; and (v) 1,201,421 Company Ordinary Shares to DA LIN YING FENG Holdings Limited pursuant to the Match-up Shares Subscription Agreement.
(n)   The Equity Financing, in an aggregate amount no less than $20,000,000, shall have been consummated or consummate substantially concurrently with the Closing.

10.3   Conditions to Obligations of the Company.   The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:
(a)   The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.
(b)   All of the representations and warranties of the Purchaser Parties contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.
(c)   There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, regardless of whether it involved a known risk.
(d)   The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.
(e)   From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.
(f)   The Purchaser Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.
(g)   The Parent Shares Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.
(h)   The directors designated by the Company shall have been appointed to the board of directors of the Parent, effective as of the Closing.
(i)   Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Closing Payment Shares shall have been approved by Nasdaq.
ARTICLE XI
DISPUTE RESOLUTION
11.1   Arbitration.
(a)   The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).
(b)   If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)   The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.
(d)   The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.
(e)   On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).
(f)   The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.
(g)   The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.
(h)   Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.
(i)   The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.
(j)   This arbitration section shall survive the termination of this Agreement.
11.2   Waiver of Jury Trial; Exemplary Damages.
(a)   THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.
(b)   Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.
ARTICLE XII
TERMINATION
12.1   Termination Without Default.
(a)   In the event that the Interim U.S. GAAP Financial Statements have not been delivered by August 13, 2021, the Purchaser Parties shall have the right, at their sole option, to terminate this Agreement without liability to the Company. Such right may be exercised by the Purchaser Parties, as the case may be, with a written notice to the Company at any time after August 13, 2021 and prior to the Closing Date.
(b)   In the event that the Company does not procure reputable investor to provide Additional PIPE Financing in accordance with the terms of Section 8.7, the Purchaser Parties shall have the right, at their sole option, to terminate this Agreement without liability to the Company by delivering a written notice to the Company at any time after 120 days following the date of this Agreement until the earlier of (i) the date that the Additional PIPE Financing is obtained; and (ii) the Closing Date.
(c)   In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2021 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.
12.2   Termination Upon Default.
(a)   The Purchaser Parties may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the Plan of Merger or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach. For avoidance of doubt, the failure to deliver the U.S. GAAP Financial Statements by August 13, 2021 shall constitute a material breach.
(b)   The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company Group may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.
12.3   Survival.   The provisions of Article XI through Article XIII shall survive any termination hereof.
ARTICLE XIII
MISCELLANEOUS
13.1   Notices.   Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
if to the Company (following the Closing), to:
MultiMetaVerse Inc.
Building D3, No. 718, Lingshi Road, Jingan District, Shanghai, PRC
Attn: Yiran Xu
Email: alex.xu@7doc.cn
with a copy to (which shall not constitute notice):
Paul Hastings LLP
43/F, Jing An Kerry Center Tower II 1539 Nanjing West Road
Shanghai 200040, PRC
Attn: Jia Yan
Email: jiayan@paulhastings.com
if to Yanzhi Wang as the Principal Shareholder
Room 1105, Tower B, Wangjing Greenland Center, Beijing, China
Attn: Yanzhi Wang
Email: Yann@gaea.com
if to Yiran Xu as the Principal Shareholder
Building D3, No. 718, Lingshi Road, Jingan District, Shanghai, PRC
Attn: Yiran Xu
Email: alex.xu@7doc.cn
if to any Parent, Purchaser and Merger Sub:
Model Performance Acquisition Corp.
Cheung Kong Center,
58 Floor, Unit 5801
2 Queens Road Central
Central
Hong Kong
Attn: Serena Shie
Email: serena@firsteuro.co
with a copy to (which shall not constitute notice):
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com
13.2   Amendments; No Waivers; Remedies.
(a)   This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company, the Shareholders’ Representative and the Principal Shareholders, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.
(b)   Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.
(c)   Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.
(d)   Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.
13.3   Arm’s Length Bargaining; No Presumption Against Drafter.   This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.
13.4   Publicity.   Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.
13.5   Expenses.   Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein. Notwithstanding the foregoing, any filing fees with respect to any regulatory or governmental filings shall be shared equally by the Company and the Parent.
13.6   No Assignment or Delegation.   No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.
13.7   Governing Law.   This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.
13.8   Counterparts; Facsimile Signatures.   This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
13.9   Entire Agreement.   This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10   Severability.   A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.
13.11   Construction of Certain Terms and References; Captions.   In this Agreement:
(a)   References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.
(b)   The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.
(c)   Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.
(d)   Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.
(e)   If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.
(f)   Captions are not a part of this Agreement, but are included for convenience, only.
(g)   For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.
13.12   Further Assurances.   Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.
13.13   Third Party Beneficiaries.   Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.
13.14   Waiver.   Reference is made to the final IPO prospectus of the Parent, dated April 7, 2021 (the “Prospectus”). The Company Group and the Principal Shareholders have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group and the Principal Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.
[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
Parent:
MODEL PERFORMANCE ACQUISITION CORP.
By:
/s/ Serena Shie

Name:
Serena Shie

Title:
CFO and Director

Purchaser:
MODEL PERFORMANCE MINI CORP.
By:
/s/ Serena Shie

Name:
Serena Shie

Title:
Director

Merger Sub:
MODEL PERFORMANCE MINI SUB CORP.
By:
/s/ Serena Shie

Name:
Serena Shie

Title:
Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
Company:
MULTIMETAVERSE INC.
By:
/s/ Xu Yiran

Name:
Xu Yiran

Title:
Chairman, CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
Principal Shareholders:
/s/ Yanzhi Wang

Yanzhi Wang
/s/ Yiran Xu

Yiran Xu

Exhibit 2.1
FIRST AMENDMENT TO MERGER AGREEMENT
This FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of January 6, 2022, is entered into by and among MultiMetaVerse Inc., a Cayman Islands exempted company (the “Company”), certain shareholders of the Company as set forth on Exhibit A (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), Model Performance Acquisition Corp., a British Virgin Islands business company (the “Parent”), Model Performance Mini Corp., a British Virgin Islands business company (“Purchaser”), Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Parent (the “Merger Sub”) and Avatar Group Holdings Limited, a company incorporated in British Virgin Islands and controlled by certain Principal Shareholder (“Avatar”).
RECITALS
WHEREAS, the Company, the Principal Shareholders, Parent, Purchaser and the Merger Sub entered into that certain Merger Agreement dated as of August 6, 2021 (the “Merger Agreement”); and
WHEREAS, the parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.   Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.
2.   Amendments.
2.1.   Outside Closing Date. Section 12.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“(c)   In the event that the Closing of the transactions contemplated hereunder has not occurred by September 30, 2022 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side except for such liability set forth under Section 9.8(d). Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.”
2.2.   Equity Financing. Section 8.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“Prior to or concurrently with the execution of this Agreement, Parent has entered into certain subscription agreement (the “Subscription Agreement”) with certain investor named therein, pursuant to which such investor has committed to provide equity financing to Parent immediately prior to the Closing in the aggregate amount of US$10,000,000 (the “Committed PIPE Financing”). As soon as practicable after the signing, but in any event no later than 15 days prior to the Closing, the Company shall procure additional reputable investors to provide equity financing in the aggregate amount of US$10,000,000 to Parent on substantially the same terms and conditions in the Subscription Agreement (the “Additional PIPE Financing”, together with the Committed PIPE Financing, the “Equity Financing”).”
2.3.   Covenant of All Parties Hereto. Article IX of the Merger Agreement is hereby amended by insertion new Section 9.7 and Section 9.8 as follows:
“9.7 Company Loans. (a) The Company agrees to make to Parent, and Parent agrees to borrow from the Company, three tranches of loans in such principal amount as set forth in Schedule I

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(collectively, the “Company Loans”). The Company shall, on each applicable disbursement date as set forth in Schedule I, pay such principal amount by wire transfer in immediately available funds to a bank account designated by Parent. Each of the Company Loans shall be non-interest bearing and become repayable upon the Closing, it being understood and agreed that if the Closing does not occur, Parent will not repay such Company Loans; provided, however, that the Company Loans shall become repayable by Parent if Purchaser Parties materially breach the Merger Agreement or this Agreement and such breach has not been cured within fifteen (15) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.
(b)   Parent shall use the proceeds from the Company Loans for working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by Parent and the Company. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Company Loans are intended to, among other things, fund any and all amounts (the “Extension Deposit”) that may be required under Parent’s Organizational Documents and the Investment Management Trust Agreement in order to extend the period of time for Parent to consummate a Business Combination (as such term is defined in Parent’s Organizational Document) for up to two (2) times. Purchaser Parties and the Company shall execute and deliver such documents and take such actions as may be necessary or desirable to effectuate such funding and payment of Extension Deposit, and upon the Sponsor’s request, Parent shall direct the Company to, and the Company shall, transfer and deposit the applicable principal amount of the Company Loans to the Trust Account in name of the Sponsor such that the Extension Deposit is deemed paid and properly deposited.
9.8 Further Extension; No-Deal Payment. (a) The parties hereto acknowledge that, after taking into account applicable extensions under Parent’s Organizational Documents and the Investment Management Trust Agreement, Parent will have up to 18 months from the closing of its IPO to complete the initial Business Combination (such period Parent is subject to, the “Parent’s Duration Period”). Unless otherwise mutually agreed by Parent and the Company, prior to the expiration of the initial 18-month Parent’s Duration Period, Parent shall hold, and the Company Group shall use commercially reasonable efforts to assist and cooperate with Parent in preparing and holding, a Parent’s general meeting called to further extend the Parent’s Duration Period (such period being further extended from the initial 18-month Parent’s Duration Period, the “Further Extension Period”). If such extension of the Parent’s Duration Period is approved by Parent’s shareholders, additional Parent’s general meetings may be held prior to the expiration of applicable Further Extension Period such that the Parent’s Duration Period could be further extended. The Company shall bear and prepay Purchaser Parties and the Sponsor for any and all costs and expenses (including but not limited to the costs derived from an increased redemption amount or additional premium paid or to be paid to the shareholders of Parent) incurred by Purchaser Parties and the Sponsor due to such general meetings and the adoption of Further Extension Periods. In the event of adoption of Further Extension Periods, the Company agrees to make to Parent, and Parent agrees to borrow from the Company, additional loans (the “Additional Loans”) in such amount sufficient for the working capital, payment of professional, administrative and operational fees and expenses during such Further Extension Period, and other purposes as mutually agreed by Parent and the Company. The Additional Loans shall be in an amount no less than the Company Loans on a prorated basis in accordance with the length of the Further Extension Period, and shall have terms and conditions substantially the same with those of the Company Loans, and shall be interest-free and only repayable upon the Closing.
(b)   In the event that the Closing fails to occur within the Parent’s Duration Period (inclusive of applicable Further Extension Period) due to reasons not directly attributable to Purchaser Parties, Avatar shall pay Parent a lump sum payment of US$3,250,000 (the “No-Deal Payment”) on the first Business Day following the occurrence of such event. Without prejudice to the foregoing, if the Closing does not occur on or prior to August 25, 2022, within five (5) Business Days after the Company’s receipt of relevant account details, the Company and Avatar shall (on a joint and several basis) deposit US$2,900,000 of the No-Deal Payment into an escrow account designated by Parent, the amount of which shall be available, and shall be released to Parent, for satisfaction of the obligation of Avatar contained in this Section 9.8(b).
(c)   Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Amendment would be inadequate and, in recognition of this fact, any party

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to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in connection with this Amendment in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
(d)   Notwithstanding anything to the contrary, in the event that this Agreement is terminated by the Company pursuant to Section 12.1(c), the termination will not relieve the Company and Avatar from the obligation under Section 9.8(b) and Section 9.8(b) shall survive such termination.”
2.4.   Third Party Beneficiaries. Section 13.13 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Purchaser Parties (and their respective successors, heirs and representatives) and each of their respective Affiliates are intended third-party beneficiaries of, and may enforce, Section 7.7, and (b) Sponsor is intended third-party beneficiaries of, and may enforce, Section 9.7 and Section 9.8 of this Agreement.”
2.5.   Schedule I. The Schedule I attached hereto shall be included as the Schedule I of the Merger Agreement.
3.   No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
4.   Incorporation by Reference. Each of the provisions under Article XI (Dispute Resolution), Section 13.7 (Governing Law) and Section 13.8 (Counterparts; Facsimile Signatures) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.
5.   Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The parties hereto further agree that each of the parties shall cooperate in good faith in advancing the Business Combination of Parent, including adjusting the businesses and assets to be covered therein.
[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Parent:
MODEL PERFORMANCE ACQUISITION CORP.
By:
/s/ Serena Shie

Name: Serena Shie
Title: CFO and Director
Purchaser:
MODEL PERFORMANCE MINI CORP.
By:
/s/ Serena Shie

Name: Serena Shie
Title: Director
Merger Sub:
MODEL PERFORMANCE MINI SUB CORP.
By:
/s/ Serena Shie

Name: Serena Shie
Title: Director
Signature Page to Amendment to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Company:
MULTIMETAVERSE INC.
By:
/s/ Xu Yiran

Name: Xu Yiran
Title: Chairman, CEO
Signature Page to Amendment to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Principal Shareholders:
/s/ Yanzhi Wang

Yanzhi Wang
/s/ Yiran Xu

Yiran Xu
Avatar:
AVATAR GROUP HOLDINGS LIMITED
By:
/s/ Yanzhi Wang

Name: Yanzhi Wang
Title: Director
Signature Page to Amendment to Merger Agreement

EXHIBIT A
List of Principal Shareholders
Yanzhi Wang
Yiran Xu

SCHEDULE I
Breakdown of the Company Loans
Tranche No.	Principal Amount	Disbursement Date
1	US$850,000	January 10, 2022
2	US$950,000	March 15, 2022
3	US$950,000	June 15, 2022

SECOND AMENDMENT TO MERGER AGREEMENT
This SECOND AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of September 29, 2022, is entered into by and among MultiMetaVerse Inc., a Cayman Islands exempted company (the “Company”), certain shareholders of the Company as set forth on Exhibit A (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), Model Performance Acquisition Corp., a British Virgin Islands business company (the “Parent”), Model Performance Mini Corp., a British Virgin Islands business company (“Purchaser”), Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Parent (the “Merger Sub”) and Avatar Group Holdings Limited, a company incorporated in British Virgin Islands and controlled by certain Principal Shareholder (“Avatar”).
RECITALS
WHEREAS, the Company, the Principal Shareholders, Parent, Purchaser and the Merger Sub entered into that certain Merger Agreement dated as of August 6, 2021 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended by the First Amendment to Merger Agreement (the “First Amendment”) dated as of January 6, 2022 (the Original Agreement as amended by the First Amendment is referred to herein as, the “Merger Agreement”); and
WHEREAS, the Parties hereto wish to make certain other amendments to the Merger Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.   Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement. As used in this Amendment,
“F.L.M Holdings” means F.L.M Holdings Limited; and
“Lucky Cookie” means Lucky Cookie Holdings Limited.
2.   Amendments.
2.1.   Additional Loans. The last two sentences of Section 9.8(a) of the Merger Agreement is hereby deleted in their entireties and replaced with the following:
“In the event of adoption by the Parent of Further Extension Periods up to six months from October 12, 2022 to April 12, 2023, the Company agrees to make to Parent, and Parent agrees to borrow from the Company, two tranches of loans in such principal amount as set forth in Schedule I-A which (x) shall be disbursed by the Company on each applicable disbursement date as set forth in Schedule I-A by wire transfer in immediately available funds to a bank account designated by Parent; and (y) shall be on the same terms as the Company Loans.”
2.2.   Conditions to Obligations of the Purchaser Parties.
2.2.1. Section 10.2 of the Merger Agreement is hereby amended in order to add a new Section 10.2(o), as follows:
“(o)   each of Avatar, Lucky Cookie and F.L.M Holdings (the “Restricted Shareholders”) shall have entered into a share restriction agreement with the Reincorporation Surviving Corporation in the form and substance reasonably satisfactory to the Purchaser Parties (each, a “Share Restriction Agreement”); such agreement shall provide, among other things, that (i) a portion of the Closing Payment Shares to be issued to each Restricted Shareholder on the Closing Date as set opposite to such Restricted Shareholder’s name on Exhibit B under the column, “Restricted Closing Payment Shares” shall be designated as the “Restricted Closing Payment Shares” which shall be non-transferable (subject to customary exceptions) and subject to forfeiture by the Reincorporation Surviving Corporation if the Release Event does not occur within 12 months

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following the Closing, (ii) such Restricted Closing Payment Shares shall vest and become transferable and non-forfeitable upon the successful creation of a new gameplay coupled with a public announcement regarding release of the new gameplay, whether through the introduction of a new mobile game or updates to an existing mobile game to revamp its gameplay and commercial appeal (the “Release Event”), with the determination of whether an event is deemed a Release Event to be determined by a majority vote of the independent directors of the board of the Reincorporation Surviving Corporation in their sole discretion; and (iii) until the vesting of the Restricted Closing Payment Shares, such Restricted Closing Payment Shares shall be held in escrow and administered by the independent directors of the board of directors of the Reincorporation Surviving Corporation or any other Person designated by a majority vote of these independent directors in accordance with the terms and conditions of the Share Restriction Agreement.”
2.3.   Part 2 of Exhibit B of the Merger Agreement. Part 2 of Exhibit B of the Merger Agreement is hereby deleted in its entirety and replaced with the Exhibit B of this Amendment.
2.4.   Outside Closing Date. Section 12.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“In the event that the Closing of the transactions contemplated hereunder has not occurred by February 25, 2023 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side except for such liability set forth under Section 9.8(d). Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.”
3.   No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
4.   Incorporation by Reference. Each of the provisions under Article XI (Dispute Resolution), Section 13.7 (Governing Law) and Section 13.8 (Counterparts; Facsimile Signatures) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.
5.   Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The parties hereto further agree that each of the parties shall cooperate in good faith in advancing the Business Combination of Parent, including adjusting the businesses and assets to be covered therein.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Parent:
MODEL PERFORMANCE ACQUISITION CORP.
By:
/s/ Serena Shie

Name:
Serena Shie

Title:
CFO and Director

Purchaser:
MODEL PERFORMANCE MINI CORP.
By:
/s/ Serena Shie

Name:
Serena Shie

Title:
Director

Merger Sub:
MODEL PERFORMANCE MINI SUB CORP.
By:
/s/ Serena Shie

Name:
Serena Shie

Title:
Director

Signature Page to Amendment to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Company:
MULTIMETAVERSE INC
By:
/s/ Yiran Xu

Name:
Yiran Xu

Title:
CEO and Chairperson

Signature Page to Amendment to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Principal Shareholders:
/s/ Yanzhi Wang

Yanzhi Wang
/s/ Yiran Xu

Yiran Xu
Avatar:
AVATAR GROUP HOLDINGS LIMITED
By:
/s/ Yanzhi Wang

Name:
Yanzhi Wang

Title:
Director

Signature Page to Amendment to Merger Agreement

EXHIBIT A
List of Principal Shareholders
Yanzhi Wang
Yiran Xu

EXHIBIT B
Part 2 — Shareholders of the Company immediately prior to Closing
Name of Shareholder	Number of Company Ordinary Shares	Shares Ownership Percentage	Closing Payment Shares	Restricted Closing Payment Shares
Avatar Group Holdings Limited	72,864,203	52.11%	15,632,831	3,162,072
Lucky Cookie Holdings Limited	29,364,130	21.00%	6,300,000	1,252,374
F.L.M Holdings Limited	9,396,522	6.72%	2,016,000	585,554
Jupiter Lilith Limited	2,279,216	1.63%	489,000	—
Shenzhen Huaqi Huirui Investment Management Limited Partnership	5,173,680	3.70%	1,110,000	—
DA LIN YING FENG Holdings Limited	2,111,421	1.51%	453,000	—
HighTech Signs Holdings Limited	4,657,102	3.33%	999,169	—
Other minority shareholders	13,982,919	10.00%	3,000,000
Total	139,829,193	100.00%	30,000,000	5,000,000

SCHEDULE I-A
Tranche No.	Principal Amount	Disbursement Date
1	US$225,000.00	September 30, 2022
2	US$300,000.00	December 30, 2022

PLAN OF MERGER
THIS PLAN OF MERGER is made on                   between:
(1)
Model Performance Acquisition Corp., a company incorporated in the British Virgin Islands, with company number 2052194, whose registered office is at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Merging Company or the Parent); and

(2)
Model Performance Mini Corp., a company incorporated in the British Virgin Islands, with company number 2069352, whose registered office is at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Surviving Company or the Purchaser).

BACKGROUND
(A)
MultiMetaVerse Inc., certain shareholders of MultiMetaVerse Inc., the Merging Company, the Surviving Company and Model Performance Mini Sub Corp. have entered into a merger agreement dated 6 August 2021, as amended by the first amendment to merger agreement dated as of 6 January 2022 and the second amendment to merger agreement dated 29 September 2022 (together, the Merger Agreement), pursuant to which, among other things, the Merging Company will merge with and into the Surviving Company, with the Surviving Company being the surviving company in accordance with the terms and conditions set forth therein. A copy of the Merger Agreement is attached as Appendix 1 to this Plan of Merger.

(B)
The parties wish to merge in accordance with the Act.

(C)
This Plan of Merger is the plan of merger for the Merger for the purposes of the Act.

(D)
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement.

IT IS AGREED as follows.
1.
In this Plan of Merger:

(a)
Act means the BVI Business Companies Act 2004, as amended;

(b)
Amended and Restated M&A means the amended and restated memorandum and articles of association of the Surviving Company to be adopted in the form attached to this Plan or Merger as Appendix 2;

(c)
Articles of Merger means the articles of merger for the Merger to be prepared and executed by the Merging Company and the Surviving Company, in accordance with the requirements of the Act;

(d)
BVI Registrar means the registrar of corporate affairs of the British Virgin Islands appointed under the Act;

(e)
Effective Time means:

(i)
the time on the date on which the Articles of Merger and the Amended and Restated M&A are registered by the BVI Registrar; or

(ii)
such time on the date subsequent thereto, not exceeding 30 days, which is mutually agreed between the Merging Company and the Surviving Company and specified in the Articles of Merger;

(f)
Merger means the merger between the Merging Company and the Surviving Company pursuant to this Plan of Merger;

(g)
Parent Class A Ordinary Shares means the class A ordinary shares with no par value of the Merging Company;

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(h)
Parent Class B Ordinary Shares means the class B ordinary shares with no par value of the Merging Company;

(i)
Parent Dissenting Shares means the shares of the Merging Company issued and outstanding immediately prior to the Effective Time that are held by any holder who:

(i)
is entitled to dissent to the Merger pursuant to Section 179 of the Act; and

(ii)
properly dissents to the proposed corporate action and makes a proper demand for payment of those Parent Ordinary Shares in accordance with Section 179 of the Act;

(j)
Parent Excluded Shares mean any Parent Ordinary Shares that are owned by the Merging Company as treasury shares or any Parent Ordinary Shares owned by any Subsidiary of the Parent immediately prior to the Effective Time;

(k)
Parent Ordinary Shares means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares;

(l)
Parent Rights means the issued and outstanding rights of the Merging Company;

(m)
Parent Unit means a unit of the Merging Company comprised of one Parent Class A Ordinary Share, one-half of a Parent Warrant and one Parent Right;

(n)
Parent Warrants mean the right to purchase one Parent Class A Ordinary Share at a price of US$11.50 per whole share;

(o)
Purchaser Class A Ordinary Share means the class A ordinary shares of no par value of the Surviving Company;

(p)
definitions in the Act apply in this Plan of Merger unless the context requires otherwise.

2.
The Merging Company and the Surviving Company are the constituent companies.

3.
The Surviving Company is the surviving company.

4.
The Merging Company is authorised to issue a maximum of 111,000,000 shares with no par value divided into 100,000,000 Parent Class A Ordinary Shares, 10,000,000 Parent Class B Ordinary Shares and 1,000,000 preferred shares with no par value.

5.
The Merging Company has 6,100,000 Parent Class A Ordinary Shares and 1,437,500 Parent Class B Ordinary Shares in issue, each of which is entitled to vote on the Merger.

6.
The Surviving Company is authorised to issue a maximum of 111,000,000 shares with no par value divided into 100,000,000 class A ordinary shares, 10,000,000 class B ordinary shares and 1,000,000 preferred shares.

7.
The Surviving Company has one class A ordinary share in issue, which is entitled to vote on the Merger.

8.
The Merger will take place at the Effective Time.

9.
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement. In particular, at the Effective Time, and in accordance with the terms and conditions of the Merger:

(a)
each Parent Ordinary Share issued and outstanding immediately prior to the Effective Time (excluding any Parent Excluded Share or Parent Dissenting Share) shall be automatically converted into one Purchaser Class A Ordinary Share and all Parent Ordinary Shares shall cease to be issued and shall automatically be cancelled and retired and shall cease to exist;

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(b)
each Parent Unit issued and outstanding immediately prior to the Effective Time shall be separated automatically into its constituent securities, which shall be converted automatically into securities of the Surviving Company in accordance with this clause 9 and sections 2.6(a), (c) or (d) of the Merger Agreement and all Parent Units shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist;

(c)
each Parent Right issued and outstanding immediately prior to the Effective Time shall be converted automatically into one-tenth (1/10) of one Purchaser Class A Ordinary Share, in accordance with the terms thereof and all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist;

(d)
each Parent Warrant issued and outstanding immediately prior to the Effective Time shall remain outstanding but shall be automatically adjusted to become one Purchaser Warrant, in accordance with the terms thereof and each Purchaser Warrant will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement dated as of 7 April 2021, by and between the Merging Company and Continental Stock Transfer & Trust Company, as warrant agent;

(e)
each Parent Excluded Share shall be cancelled and extinguished without any conversion thereof or payment therefor;

(f)
each Parent Dissenting Share shall be cancelled and cease to exist in accordance with the procedures set out in section 179 of the Act, and shall represent only the right to receive the applicable payment of their fair value in accordance with section 179 of the Act (unless and until such holder of Parent Dissenting Shares effectively withdraws its demand for, or loses its rights to, dissent from the Merger under the Act);

(g)
the Surviving Company will automatically:

(i)
have vested in it all assets and business and all rights, privileges, immunities, powers, objects and purposes of each constituent company; and

(ii)
be liable for all claims against, debts, liabilities and obligations of, each constituent company; and

(h)
the name of the Surviving Company shall be Model Performance Mini Corp..

10.
The Amended and Restated M&A, as amended and restated in the form attached as Appendix 2 to this Plan of Merger, shall be the memorandum and articles of association of the Surviving Company at the Effective Time.

11.
The directors of the Surviving Company shall be Serena She Wing Shie, Yeong Kang Joseph Patrick Chu, Brian Co Keng, Sze Wai Claudius Tsang and Tian Zhang.

12.
Each party will execute any document of any kind, and do any other act or thing, that is reasonably necessary to give effect to the Merger.

13.
This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

14.
The laws of the British Virgin Islands governs this Plan of Merger and its interpretation.

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Signatures
Merging Company
Signed for and on behalf of
Model Performance Acquisition Corp.
By:

Name
Title:
Surviving Company
Signed for and on behalf of
Model Performance Mini Corp.
By:

Name
Title:

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Appendix 1
Merger Agreement

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Appendix 2
Amended and restated M&A

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Annex B
Territory of the British Virgin Islands
The BVI Business Companies Act, 2004

MEMORANDUM AND ARTICLES OF ASSOCIATION OF Model Performance Mini Corp. Incorporated as a BVI Business Company on 13 July 2021 Amended and Restated on [Date]

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT 2004
MEMORANDUM OF ASSOCIATION
OF
Model Performance Mini Corp.
A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ON [Date]
1
NAME

The name of the Company is Model Performance Mini Corp..
2
STATUS

The Company shall be a company limited by shares.
3
REGISTERED OFFICE AND REGISTERED AGENT

3.1
The first registered office of the Company is at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG 1110, British Virgin Islands, the office of the first registered agent.

3.2
The first registered agent of the Company is Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG 1110, British Virgin Islands.

3.3
The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.

4
CAPACITY AND POWER

4.1
The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

(a)
full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)
for the purposes of paragraph (a), full rights, powers and privileges.

4.2
There are subject to Clause 4.1, no limitations on the business that the Company may carry on.

5
NUMBER AND CLASSES OF SHARES

5.1
The Company is authorised to issue a maximum of 111,000,000 Shares with no par value divided into three classes of shares as follows:

(a)
100,000,000 class A ordinary shares with no par value (Class A Ordinary Shares);

(b)
10,000,000 class B ordinary shares with no par value (Class B Ordinary Shares and together with the Class A Ordinary Shares being referred to as the Ordinary Shares);

(c)
1,000,000 preferred shares with no par value (Preferred Shares).

5.2
The Company may at the discretion of the Board of Directors, but shall not otherwise be obliged to, issue fractional Shares or round up or down fractional holdings of Shares to its nearest whole number and a fractional Share (if authorised by the Board of Directors) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

6
DESIGNATIONS POWERS PREFERENCES OF SHARES

6.1
Save and except for the rights referred to in Regulation 10 and as otherwise set out in these Articles, and subject to Clause 7 and the power of the Directors to issue Preference Shares with such preferred rights as they shall determine pursuant to Regulation 2.2, each Ordinary Share in the Company confers upon the Member (unless waived by such Member):

(a)
Subject to Clause 11, the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;

(b)
the right to an equal share with each other Ordinary Share in any dividend paid by the Company; and

(c)
the right to an equal share with each other Ordinary Share in the distribution of the surplus assets of the Company on its liquidation.

6.2
The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in this Memorandum, which shall be amended accordingly prior to the issue of such Preferred Shares. Such rights, privileges, restrictions and conditions may include:

(a)
the number of shares and series constituting that class and the distinctive designation of that class;

(b)
the dividend rate of the Preferred Shares of that class, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on any other class or classes of Shares;

(c)
whether that class shall have voting rights, and, if so, the terms of such voting rights;

(d)
whether that class shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e)
whether or not the Preferred Shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting such Shares for redemption if less than all Preferred Shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount maybe less than fair value and which may vary under different conditions and at different dates;

(f)
whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Preferred Shares of that class, and, if so, the terms and amounts of such sinking fund;

(g)
the right of the Preferred Shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Preferred Shares (including additional Preferred Shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition or any subsidiary of any outstanding Preferred Shares of the Company;

(h)
the right of the Preferred Shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights be in preference to, or in relation to, the comparable rights or any other class or classes of Shares; and

(i)
any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

6.3
The Directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 7 of the Articles.

6.4
The Directors have the authority and the power by Resolution of Directors:

(a)
to authorise and create additional classes of shares; and

(b)
to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all classes of shares that may be authorised to be issued under this Memorandum.

7
VARIATION OF RIGHTS

7.1
Subject to the limitations set out in Clause 11 in respect of amendments to the Memorandum and Articles, the rights attached to a class of the Ordinary Shares as specified in Clause 6.1 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the total number of Ordinary Shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class.

7.2
The rights attached to any Preferred Shares in issue as specified in Clause 6.2 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the Preferred Shares of the same class present at a duly convened and constituted meeting of the Members of the Company holding Preferred Shares in such class which were present at the meeting and voted unless otherwise provided by the terms of issue of such class.

8
RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.
9
REGISTERED SHARES

9.1
The Company shall issue registered shares only.

9.2
The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

10
TRANSFER OF SHARES

A Share may be transferred in accordance with Regulation 5 of the Articles.
11
AMENDMENT OF MEMORANDUM AND ARTICLES

11.1
The Company may amend its Memorandum or Articles by a Resolution of Members or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)
to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)
to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)
in circumstances where the Memorandum or Articles cannot be amended by the Members; or

(d)
to change Clauses 7 or 8 or this Clause 11.

12
DEFINITIONS AND INTERPRETATION

12.1
In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

(a)
Act means the BVI Business Companies Act, 2004 (as amended) and includes the regulations made under the Act;

(b)
AGM means an annual general meeting of the Members;

(c)
Articles means the attached Articles of Association of the Company;

(d)
Board Observer means a person designated as an observer to the Board of Directors in accordance with the Articles.

(e)
Board of Directors means the board of directors of the Company;

(f)
Business Days means a day other than a Saturday or Sunday or any other day on which commercial banks in New York are required or are authorised to be closed for business;

(g)
Chairman means a person who is appointed as chairman to preside at a meeting of the Company and Chairman of the Board means a person who is appointed as chairman to preside at a meeting of the Board of Directors of the Company, in each case, in accordance with the Articles;

(h)
Designated Stock Exchange means the Over-the-Counter Bulletin Board, the Global Select Market, Global Market or the Capital Market of the NASDAQ Stock Market LLC, the NYSE American or the New York Stock Exchange, as applicable; provided, however, that until the Shares are listed on any such Designated Stock Exchange, the rules of such Designated Stock Exchange shall be inapplicable to the Company and this Memorandum or the Articles;

(i)
Director means any director of the Company, from time to time;

(j)
Distribution in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of a Member in relation to Shares held by a Member, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

(k)
Eligible Person means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

(l)
Enterprise means the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which an Indemnitee is or was serving at the request of the Company as a Director, Officer, trustee, general partner, managing member, fiduciary, employee or agent;

(m)
Exchange Act means the United States Securities Exchange Act of 1934, as amended;

(n)
Expenses shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all legal fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses, in each case reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Company or any third party. Expenses shall also include any or all of the foregoing expenses incurred in connection with all judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred (whether by an Indemnitee, or on his behalf) in connection with such Proceeding or any claim, issue or matter therein, or any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, but shall not include amounts paid in settlement by an Indemnitee or the amount of judgments or fines against an Indemnitee;

(o)
FINRA means the Financial Industry Regulatory Authority of the United States;

(p)
Indemnitee means any person detailed in sub regulations (a) and (b) of Regulation 16;

(q)
Member means an Eligible Person whose name is entered in the share register of the Company as the holder of one or more Shares or fractional Shares;

(r)
Memorandum means this Memorandum of Association of the Company;

(s)
Officer means any officer of the Company, from time to time;

(t)
Ordinary Shares has the meaning ascribed to it in Clause 5.1;

(u)
Preferred Shares has the meaning ascribed to it in Clause 5.1;

(v)
Proceeding means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the name of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature, in which an Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that such Indemnitee is or was a Director or Officer of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a Director, Officer, employee or adviser of the Company, or by reason of the fact that he is or was serving at the request of the Company as a Director, Officer, trustee, general partner, managing member, fiduciary, employee, adviser or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under these Articles;

(w)
relevant system means a relevant system for the holding and transfer of shares in uncertificated form;

(x)
Resolution of Directors means either:

(i)
subject to sub-paragraph (ii) below, a resolution approved at a duly convened and constituted meeting of Directors of the Company or of a committee of Directors of the Company by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(ii)
a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be;

(y)
Resolution of Members means a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted;

(z)
Seal means any seal which has been duly adopted as the common seal of the Company;

(aa)
SEC means the United States Securities and Exchange Commission;

(bb)
Securities means Shares, other securities and debt obligations of every kind of the Company, and including without limitation options, warrants, rights to receive Shares or other securities or debt obligations;

(cc)
Securities Act means the United States Securities Act of 1933, as amended;

(dd)
Share means a share issued or to be issued by the Company and Shares shall be construed accordingly;

(ee)
Treasury Share means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

(ff)
written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

12.2
In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)
a Regulation is a reference to a regulation of the Articles;

(b)
a Clause is a reference to a clause of the Memorandum;

(c)
voting by Member is a reference to the casting of the votes attached to the Shares held by the Member voting;

(d)
the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended; and

(e)
the singular includes the plural and vice versa.

12.3
Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

12.4
Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

We, Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign this Memorandum of Association.
Dated 8th January 2021
Incorporator
Signed for and on behalf of Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands
Signature of authorised signatory
Print name

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT 2004
ARTICLES OF ASSOCIATION
OF
Model Performance Mini Corp.
A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ON [•]
1
REGISTERED SHARES

1.1
Every Member is entitled to a certificate signed by a Director of the Company or under the Seal specifying the number of Shares held by him and the signature of the Director and the Seal may be facsimiles.

1.2
Any Member receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

1.3
If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

1.4
Nothing in these Articles shall require title to any Shares or other Securities to be evidenced by a certificate if the Act and the rules of the Designated Stock Exchange permit otherwise.

1.5
Subject to the Act and the rules of the Designated Stock Exchange, the Board of Directors without further consultation with the holders of any Shares or Securities may resolve that any class or series of Shares or other Securities in issue or to be issued from time to time may be issued, registered or converted to uncertificated form and the practices instituted by the operator of the relevant system. No provision of these Articles will apply to any uncertificated shares or Securities to the extent that they are inconsistent with the holding of such shares or securities in uncertificated form or the transfer of title to any such shares or securities by means of a relevant system.

1.6
Conversion of Shares held in certificated form into Shares held in uncertificated form, and vice versa, may be made in such manner as the Board of Directors, in its absolute discretion, may think fit (subject always to the requirements of the relevant system concerned). The Company or any duly authorised transfer agent shall enter on the register of members how many Shares are held by each member in uncertificated form and certificated form and shall maintain the register of members in each case as is required by the relevant system concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated shares and uncertificated shares or as a result of any provision of these Articles which applies only in respect of certificated shares or uncertificated shares.

1.7
Nothing contained in Regulation 1.5 and 1.6 is meant to prohibit the Shares from being able to trade electronically. For the avoidance of doubt, Shares shall only be traded and transferred electronically upon consummation of the IPO.

2
SHARES

2.1
Subject to the provisions of these Articles and, where applicable, the rules of the Designated Stock Exchange, the unissued Shares of the Company shall be at the disposal of the Directors and Shares and other Securities may be issued and option to acquire Shares or other Securities may be granted at such times, to such Eligible Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.
2.2
Without prejudice to any special rights previously conferred on the holders of any existing Preferred Shares, any Preferred Shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the Directors may from time to time determine.

2.3
Section 46 of the Act does not apply to the Company.

2.4
A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.

2.5
No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)
the amount to be credited for the issue of the Shares; and

(b)
that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6
The Company shall keep a register (the share register) containing:

(a)
the names and addresses of the persons who hold Shares;

(b)
the number of each class and series of Shares held by each Member;

(c)
the date on which the name of each Member was entered in the share register; and

(d)
the date on which any Eligible Person ceased to be a Member.

2.7
The share register may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original share register.

2.8
A Share is deemed to be issued when the name of the Member is entered in the share register.

2.9
Subject to the provisions of the Act, Shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the Directors before or at the time of the issue of such Shares may determine. The Directors may issue options, warrants, rights or convertible securities or securities or a similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or Securities on such terms as the Directors may from time to time determine.

3
[INTENTIONALLY DELETED]

4
FORFEITURE

4.1
Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

4.2
A written notice of call specifying the date for payment to be made shall be served on the Member who defaults in making payment in respect of the Shares.

4.3
The written notice of call referred to in Regulation 4.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

4.4
Where a written notice of call has been issued pursuant to Regulation 4.2 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

4.5
The Company is under no obligation to refund any moneys to the Member whose Shares have been cancelled pursuant to Regulation 4.4 and that Member shall be discharged from any further obligation to the Company.

5
TRANSFER OF SHARES

5.1
Subject to the Memorandum, certificated shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration. A member shall be entitled to transfer uncertificated shares by means of a relevant system and the operator of the relevant system shall act as agent of the Members for the purposes of the transfer of such uncertificated shares.

5.2
The transfer of a Share is effective when the name of the transferee is entered on the share register.

5.3
If the Directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)
to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)
that the transferee’s name should be entered in the share register notwithstanding the absence of the instrument of transfer.

5.4
Subject to the Memorandum, the personal representative of a deceased Member may transfer a Share even though the personal representative is not a Member at the time of the transfer.

6
DISTRIBUTIONS

6.1
The Directors of the Company may, by Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

6.2
Dividends may be paid in money, shares, or other property.

6.3
The Company may, by Resolution of Directors, from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

6.4
Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Regulation 22 and all dividends unclaimed for three years after such notice has been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company.

6.5
No dividend shall bear interest as against the Company.

7
REDEMPTION OF SHARES AND TREASURY SHARES

7.1
The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

7.2
The purchase, redemption or other acquisition by the Company of its own Shares is deemed not to be a distribution where:

(a)
the Company purchases, redeems or otherwise acquires the Shares pursuant to a right of a Member to have his Shares redeemed or to have his shares exchanged for money or other property of the Company, or

(b)
the Company purchases, redeems or otherwise acquires the Shares by virtue of the provisions of section 179 of the Act.

7.3
Sections 60, 61 and 62 of the Act shall not apply to the Company.

7.4
Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

7.5
All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

7.6
Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

7.7
Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of Directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

8
MORTGAGES AND CHARGES OF SHARES

8.1
Unless a Member agrees otherwise, a Member may by an instrument in writing mortgage or charge his Shares.

8.2
There shall be entered in the share register at the written request of the Member:

(a)
a statement that the Shares held by him are mortgaged or charged;

(b)
the name of the mortgagee or chargee; and

(c)
the date on which the particulars specified in subparagraphs (a) and (b) are entered in the share register.

8.3
Where particulars of a mortgage or charge are entered in the share register, such particulars may be cancelled:

(a)
with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)
upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

8.4
Whilst particulars of a mortgage or charge over Shares are entered in the share register pursuant to this Regulation:

(a)
no transfer of any Share the subject of those particulars shall be effected;

(b)
the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)
no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

9
MEETINGS AND CONSENTS OF MEMBERS

9.1
Any Director of the Company may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the Director considers necessary or desirable. The Company may, but shall not (unless required by the Act or the rules of the Designated Stock Exchange) be obliged to hold a general meeting in each calendar year as its AGM at such date and time as may be determined by the Directors and shall specify the meeting as such in the notices calling it.

9.2
Upon the written request of the Members entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Members.

9.3
The Director convening a meeting of Members shall give not less than 10 nor more than 60 days’ written notice of such meeting to:

(a)
those Members whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting; and

(b)
the other Directors.

9.4
The Director convening a meeting of Members shall fix in the notice of the meeting the record date for determining those Members that are entitled to vote at the meeting.

9.5
A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

9.6
The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

9.7
A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

9.8
The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

9.9
The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

Model Performance Mini Corp.
I/We being a Member of the above Company HEREBY APPOINT ……………………………………………………………………………..…… of ……………………………………………….…………..………… or failing him …..………………………………………………….…………………….. of ………………………………………………………..…..…… to be my/our proxy to vote for me/us at the meeting of Members to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.
(Any restrictions on voting to be inserted here.)
Signed this …… day of …………..…………, 20……

……………………………
Member

9.10
The following applies where Shares are jointly owned:

(a)
if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)
if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)
if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of Shares then the vote of the joint owner whose name appears first (or earliest) in the share register in respect of the relevant Shares shall be recorded as the vote attributable to the Shares.

9.11
A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

9.12
A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If the Company has two or more classes of shares, a meeting may be quorate for some purposes and not for others. A quorum may comprise a single Member or proxy and then such person may pass a Resolution of Members and a certificate signed by such person accompanied where such person holds a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Members.

9.13
If within two hours from the time appointed for the meeting of Members, a quorum is not present, the meeting, at the discretion of the Chairman of the Board of Directors shall either be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares entitled to vote or each class or series of Shares entitled to vote, as applicable, on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the Chairman of the Board of Directors.

9.14
At every meeting of Members, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

9.15
The person appointed as chairman of the meeting pursuant to Regulation 9.14 may adjourn any meeting from time to time, and from place to place. For the avoidance of doubt, a meeting can be adjourned for as many times as may be determined to be necessary by the chairman and a meeting may remain open indefinitely for as long a period as may be determined by the chairman.

9.16
Voting at any meeting of the Members is by show of hands unless a poll is demanded by the chairman. On a show of hands every Member who is present in person (or, in the case of a Member being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every Member shall present in person (or, in the case of a Member being a corporation, by its duly authorized representative) or by proxy shall have one vote for each Share which such Member is the holder. Any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

9.17
Subject to the specific provisions contained in this Regulation for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.
9.18
Any Member other than an individual may by resolution of its Directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Members or of any class of Members, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Member which he represents as that Member could exercise if it were an individual.

9.19
The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.

9.20
Directors of the Company may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

9.21
Any action required or permitted to be taken by the Members of the Company must be effected by a meeting of the Company, such meeting to be duly convened and held in accordance with these Articles.

10
DIRECTORS

10.1
[INTENTIONALLY DELETED]

10.2
The Directors shall be elected by Resolution of Members or by Resolution of Directors, and shall be removed by Resolution of Directors with or without cause or removed by the Members only for cause by resolution of Members.

10.3
No person shall be appointed as a Director of the Company unless he has consented in writing to act as a Director.

10.4
The minimum number of Directors shall be one and there shall be no maximum number of Directors.

10.5
Each Director holds office for the term fixed by the Resolution of Members or Resolution of Directors appointing him.

10.6
A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.

10.7
The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

10.8
A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

10.9
The Company shall keep a register of Directors containing:

(a)
the names and addresses of the persons who are Directors of the Company;

(b)
the date on which each person whose name is entered in the register was appointed as a Director of the Company;

(c)
the date on which each person named as a Director ceased to be a Director of the Company; and

(d)
such other information as may be prescribed by the Act.

10.10
The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.
10.11
The Directors, or if the Shares (or depository receipts therefore) are listed or quoted on a Designated Stock Exchange, and if required by the Designated Stock Exchange, any committee thereof, may, by a Resolution of Directors, fix the remuneration of Directors with respect to services to be rendered in any capacity to the Company. The Directors shall also be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company.

10.12
A Director is not required to hold a Share as a qualification to office.

10.13
Prior to the consummation of any transaction with:

(a)
any affiliate of the Company;

(b)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company;

(c)
any Director or executive officer of the Company and any relative of such Director or executive officer; and

(d)
any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Regulations 10.13(b) and (c) or over which such a person is able to exercise significant influence, such transaction must be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, such directors having been provided with access (at the Company’s expense) to the Company’s attorney or independent legal counsel, unless the disinterested directors determine that the terms of such transaction are no less favourable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.
10.14
Board Observers. The designation of a Board Observer shall be at the sole discretion of the Directors. In the exercise of such discretion, the Directors shall have regard to the terms of the any agreements or other contractual arrangements that the Company is a party to from time to time. A Member may, upon the terms and conditions as the Directors may agree with the relevant Member, designate a Board Observer to attend any meetings of the Directors or of any committee of the Directors.

11
POWERS OF DIRECTORS

11.1
The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors of the Company. The Directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.

11.2
If the Company is the wholly owned subsidiary of a holding company, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

11.3
Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

11.4
Any Director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

11.5
The continuing Directors may act notwithstanding any vacancy in their body.

11.6
The Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

11.7
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

11.8
Section 175 of the Act shall not apply to the Company.

12
PROCEEDINGS OF DIRECTORS

12.1
Any one Director of the Company may call a meeting of the Directors by sending a written notice to each other Director.

12.2
The Directors of the Company or any committee thereof may meets at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides.

12.3
A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

12.4
A Director may by a written instrument appoint an alternate who need not be a Director, any such alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director until the appointment lapses or is terminated.

12.5
A Director shall be given not less than three days’ notice of meetings of Directors, but a meeting of Directors held without three days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

12.6
A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of Directors, unless there are only two Directors in which case the quorum is two.

12.7
If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Members. In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

12.8
At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting. If the Directors are unable to choose a chairman for any reason, then the oldest individual Director present (and for this purpose an alternate Director shall be deemed to be the same age as the Director that he represents) shall take the chair. In the case of an equality of votes at a meeting of Directors, the Chairman of the Board shall have a casting vote.

12.9
An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

13
COMMITTEES

13.1
The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

13.2
The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)
to amend the Memorandum or the Articles;

(b)
to designate committees of Directors;

(c)
to delegate powers to a committee of Directors;

(d)
to appoint Directors;

(e)
to appoint an agent;

(f)
to approve a plan of merger, consolidation or arrangement; or

(g)
to make a declaration of solvency or to approve a liquidation plan.

13.3
Regulations 13.2(b) and (c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

13.4
The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

14
OFFICERS AND AGENTS

14.1
The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer (in each case there may be more than one of such officers), one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

14.2
The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board (or Co-Chairman, as the case may be) to preside at meetings of Directors and Members, the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be) to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be) but otherwise to perform such duties as may be delegated to them by the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be), the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

14.3
The emoluments of all officers shall be fixed by Resolution of Directors.

14.4
The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

14.5
The Directors may, by a Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Regulation 13.1. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.
15
CONFLICT OF INTERESTS

15.1
A Director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors of the Company.

15.2
For the purposes of Regulation 15.1, a disclosure to all other Directors to the effect that a Director is a member, Director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

15.3
Provided that the requirements of Regulation 10.13 have first been satisfied, a Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)
vote on a matter relating to the transaction;

(b)
attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)
sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Act and these Articles shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.
16
INDEMNIFICATION

16.1
Subject to the limitations hereinafter provided the Company shall indemnify, hold harmless and exonerate against all direct and indirect costs, fees and Expenses of any type or nature whatsoever, any person who:

(a)
is or was a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was a Director, officer, key employee, adviser of the Company or who at the request of the Company; or

(b)
is or was, at the request of the Company, serving as a Director of, or in any other capacity is or was acting for, another Enterprise.

16.2
The indemnity in Regulation 16.1 only applies if the relevant Indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnitee had no reasonable cause to believe that his conduct was unlawful.

16.3
The decision of the Directors as to whether an Indemnitee acted honestly and in good faith and with a view to the best interests of the Company and as to whether such Indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

16.4
The termination of any Proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant Indemnitee did not act honestly and in good faith and with a view to the best interests of the Company or that such Indemnitee had reasonable cause to believe that his conduct was unlawful.

16.5
The Company may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any Indemnitee or who at the request of the Company is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in these Articles.

17
RECORDS

17.1
The Company shall keep the following documents at the office of its registered agent:

(a)
the Memorandum and the Articles;

(b)
the share register, or a copy of the share register;

(c)
the register of Directors, or a copy of the register of Directors; and

(d)
copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

17.2
If the Company maintains only a copy of the share register or a copy of the register of Directors at the office of its registered agent, it shall:

(a)
within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)
provide the registered agent with a written record of the physical address of the place or places at which the original share register or the original register of Directors is kept.

17.3
The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)
minutes of meetings and Resolutions of Members and classes of Members;

(b)
minutes of meetings and Resolutions of Directors and committees of Directors; and

(c)
an impression of the Seal, if any.

17.4
Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

17.5
The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

18
REGISTERS OF CHARGES

18.1
The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)
the date of creation of the charge;

(b)
a short description of the liability secured by the charge;

(c)
a short description of the property charged;

(d)
the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)
unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)
details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

19
CONTINUATION

The Company may by Resolution of Members or by a Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.
20
SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.
21
ACCOUNTS AND AUDIT

21.1
The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

21.2
The Company may by Resolution of Members call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

21.3
The Company may by Resolution of Members call for the accounts to be examined by auditors.

21.4
If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an audit committee, the Directors shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

21.5
If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and, if required, shall utilise the audit committee for the review and approval of potential conflicts of interest.

21.6
If applicable, and subject to applicable law and the rules of the SEC and the Designated Stock Exchange:

(a)
at the AGM or at a subsequent general meeting in each year, the Members shall appoint an auditor who shall hold office until the Members appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as auditor;

(b)
a person, other than a retiring auditor, shall not be capable of being appointed auditor at an AGM unless notice in writing of an intention to nominate that person to the office of auditor has been given not less than ten days before the AGM and furthermore the Company shall send a copy of such notice to the retiring auditor; and

(c)
the Members may, at any meeting convened and held in accordance with these Articles, by resolution remove the auditor at any time before the expiration of his term of office and shall by resolution at that meeting appoint another auditor in his stead for the remainder of his term.

21.7
The remuneration of the auditors shall be fixed by Resolution of Directors in such manner as the Directors may determine or in a manner required by the rules and regulations of the Designated Stock Exchange and the SEC.

21.8
The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be otherwise given to the Members.

21.9
Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

21.10
The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members at which the Company’s profit and loss account and balance sheet are to be presented.

22
NOTICES

22.1
Any notice, information or written statement to be given by the Company to Members may be given by personal service by mail, facsimile or other similar means of electronic communication, addressed to each Member at the address shown in the share register.

22.2
Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

22.3
Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

23
VOLUNTARY WINDING UP

The Company may by a Resolution of Members or by a Resolution of Directors appoint a voluntary liquidator.
We, Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign these Articles of Association.
Dated 8th January 2021
Incorporator
Signed for and on behalf of Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands
Signature of authorised signatory
Print name

Annex C
VALUATION OF BUSINESS ENTERPRISE
AS AT 30 JUNE 2021
MULTIMETAVERSE INC
FOR THE USE BY
MODEL PERFORMANCE ACQUISITION CORP.
DATE OF REPORT: 5 AUGUST 2021
REF.: J21163/R21163/MPAC
ROYSON VALUATION ADVISORY LIMITED
UNIT 1503, 15/F, THE L. PLAZA
367-375 QUEEN’S ROAD CENTRAL
HONG KONG

Ref.: J21163/R21163/MPAC
5 August 2021
Model Performance Acquisition Corp.
Cheung Kong Center
58th Floor, Unit 5801
2 Queens Road Central
Central
Hong Kong
Dear Sir or Madam,
RE: VALUATION OF BUSINESS ENTERPRISE
We have been instructed by Model Performance Acquisition Corp. (the “Company” or “MPAC”) to perform an appraisal of the fair market value of a 100% equity interest in MultiMetaVerse Inc., (“MMV”) as at 30 June 2021 (the “Appraisal Date”) for transaction purpose and our valuation will be used in connection to a public document of Model Performance Mini Corp. (the “PubCo”).
MMV, through its variable interest entities (“VIE”), is principally engaged in animation production and broadcast, and mobile games development, publication, and operation in the People’s Republic of China (the “PRC”).
MPAC is entering into a merger agreement which provides for a business combination (the “Business Combination”) between MPAC and MMV. Upon completion of the Business Combination, MMV would become a wholly-owned subsidiary of the PubCo.
In this appraisal, fair market value is defined as the price a willing buyer would pay a willing seller in a transaction on the open market.
The fair market value of the equity interest in MMV is principally derived by the application of the discounted cash flow method under income approach. Our opinion of value relies on a going-concern premise. This premise assumes that MMV is an ongoing business enterprise with management operating in a rational way with a goal of maximising shareholder value.
Royson Valuation Advisory Limited
Unit 1503, 15/F, The L. Plaza, 367-375 Queen’s Road Central, Hong Kong
G: +852 3583 1405    E: valuation@roysonva.com

I.
DESCRIPTION OF THE APPRAISAL

MPAC is entering into a merger agreement which provides the Business Combination between MPAC and MMV. The aggregate consideration for the Business Combination is US$300,000,000 which is payable in the form of the newly issued ordinary shares of the PubCo. Upon completion of the Business Combination, MMV would become a wholly-owned subsidiary of the PubCo.
The objective of this valuation is to provide an independent opinion on the fair market value of a 100% equity interest of MMV as at the Appraisal Date for transaction purpose. We understand the valuation will be used in connection with a public document of the PubCo.
The appraisal is conducted in conformity with the generally accepted accounting principles in the United States of America and the International Valuation Standards. These standards contain guideline on the basis and valuation approaches used.
II.
BASIS OF VALUE

The valuation is performed based on fair market value. The Organisation for Economic Co-operation and Development (OECD) defines “fair market value” as the price a willing buyer would pay a willing seller in a transaction on the open market.
III.
PREMISE OF VALUE

Our opinion of value relies on a going-concern premise. This premise assumes that MMV is an ongoing business enterprise with management operating in a rational way with a goal of maximising shareholder value.
IV.
SCOPE OF WORK

This appraisal reflects facts and conditions existing at the Appraisal Date. Subsequent events have not been considered and we are not required to update our report for such events and conditions.
Our appraisal opinion is based on the assumptions stated herein and on information provided by Management of MMV (“Management”). In the course of our valuation, we have conducted the following processes and procedures:
1.
Collected and analysed the relevant historical financial statements and other financial and operational information of MMV from Management;

2.
Conducted interviews with Management in relation to MMV’s history, operations, and prospects of its business;

3.
Researched the general economic outlook and the outlook for the specific industry affecting the business of MMV, its industry and its markets;

4.
Examined the reasonableness of the information as well as other records and documents provided by Management, in light of our research and analysis on the industry and economic data;

5.
Determined the most appropriate valuation method for the valuation;

6.
Identified the comparable companies of MMV;

7.
Developed the appropriate discount rate that reflects the return of entities engaged in a similar line of business and returns from other similar types of projects of MMV;

8.
Reviewed the underlying assumptions of the financial projections of MMV furnished to us by Management (the “Projection”); and

9.
Evaluated the business enterprise value of MMV based on the assumptions and valuation methods stated in the report.

V.
INFORMATION SOURCES

To aid us in our analysis, we have consulted, reviewed and relied on the following key information which is publicly available or provided by Management:
1.
Financial database empowered by Bloomberg;

2.
Relevant industry report and economic data;

3.
Unaudited and/or audited historical financial and operational information of MMV;

4.
The Projection and the underlying assumptions; and

5.
Discussions with Management.

VI.
LIMITING CONDITIONS

This appraisal relies upon the following contingent and limiting conditions:
1.
Public, industry, statistical, and other information furnished by others, upon which all or portions of this analysis is based, is believed to be reliable. However, we make no representation as to the accuracy or completeness of such information and have performed no procedures to corroborate the information.

2.
MMV warranted to us that the information they supplied was complete and accurate to the best of their knowledge and that the financial statement information reflected the results of operations and financial and business condition of MMV in accordance with generally accepted accounting principles, unless otherwise noted. The financial statements and other related information supplied by management was accepted as correct without further verification. We have not audited, reviewed, or compiled the financial information provided to us and, accordingly, we express no audit opinion or any other form of assurance on this information. We also have no reason to believe that any material facts have been withheld from us.

3.
This report is to be used for the specific purposes stated herein and any other use is invalid. No one should rely on our report as a substitute for their own due diligence. No reference to our name or our report, in whole or in part, in any document to be prepared or distributed to third parties may be made without our written consent and approval.

4.
The opinion of value is valid only for the stated purpose as of the valuation date indicated. We take no responsibility for changes in market conditions and assume no obligation to revise our conclusion of value to reflect events or conditions which occur subsequent to the valuation date.

5.
For the prospective financial information approved by management that is used in our engagement, we have not examined or compiled the prospective financial information and therefore, do not express an audit opinion or any other form of assurance on the prospective financial information or the related assumptions. Events and circumstances frequently do not occur as expected and there will usually be differences between prospective financial information and actual results, and those differences may be material.

6.
In arriving at our opinion of value, we relied to a very considerable extent on the above-mentioned information. Any variation to the assumptions in the valuation could seriously affect our opinion of value.

VII.
INFORMATION ABOUT MPAC

MPAC was incorporated as a British Virgin Islands business company in January 2021. It is a blank check company established for the purpose of entering a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities.
VIII.
INFORMATION ABOUT MMV

MMV is a Cayman holding company without any business operations, and conducts all of its operations and generates all of its revenue through its VIEs in the PRC. MMV, via VIEs, is principally engaged in animation production and broadcast, and mobile games development, publication, and operation. MMV commenced animation production in 2015. It first produced the animation series under its Aotu World brand, and added to its portfolio with new brands, stories and characters, such as Neko Album. MMV also expands its content offerings in forms of comic books, collectibles, stationery, consumer products, mobile games and other genres. MMV’s business is primarily comprised of the four pillars: i) creation of proprietary animation; ii) development and operation of games; iii) merchandise sales and licensing; and iv) animation production and other services.
For the year ended 31 December 2020, MMV recorded a revenue and loss before taxation of approximately US$12,488,000 and US$7,134,000, respectively. For the six months ended 30 June 2021, MMV recorded the revenue and loss before taxation of approximately US$4,218,000 and US$26,298,000, respectively. The one-off share-based compensation expenses for the period amounted to approximately US$23,399,000. As at the Appraisal Date, MMV had the net liabilities and the shareholders’ deficit attributable to the owners of MMV of approximately US$6,178,000 and approximately US$4,425,000, respectively.
IX.
VALUATION METHODOLOGY

Selection of Valuation Methods
In this valuation, we have considered the three generally recognised valuation approaches, namely cost approach, income approach, and market approach and. The approach or approaches deemed most relevant will then be selected for use.
Cost Approach
The cost approach provides an indication of value using the economic principle that a buyer will pay no more for an asset than the cost to obtain an asset of equal utility, whether by purchase or by construction, unless undue time, inconvenience, risk or other factors are involved. The approach provides an indication of value by calculating the current replacement or reproduction cost of an asset and making deductions for physical deterioration and all other relevant forms of obsolescence.
Income Approach
The income approach provides an indication of value by converting future cash flow to a single current value. Under the income approach, the value of an asset/the business entity is determined by reference to the value of income, cash flow or cost savings generated by the asset/ the business entity. A fundamental basis for the income approach is that investors expect to receive a return on their investments and that such a return should reflect the perceived level of risk in the investment
Market Approach
The market approach provides an indication of value by comparing the asset with identical or comparable (that is similar) assets for which price information is available. Third-party transactions in the equity of an enterprise generally represent the best estimate of fair value if they are done at arm’s length.
Valuation Method Adopted
The valuation approach is determined based on professional judgment and technical expertise after detailed analysis on facts and circumstances. Key factors we have considered include, among other criteria, business nature and stage of development of the subject entity, the quantity and quality of the information provided, access to available data, supply of relevant market transactions, type and nature of the subject asset, purpose and objective of the valuation.
Under the cost approach, the fair value of equity interest is determined based on the replacement costs or reproduction costs of assets rather than the ability to generate streams of benefits in the future. The value of a service company like MMV is more driven by the future earnings to be generated than the value of its assets. It has developed valuable intellectual properties (“IP”), such as copyrights, domain names and trademarks, and established its own brand, user community, user loyalty and business networks. These are the intangible assets that exist in the business but not capitalised. Thus, the relationship between the fair value and the book costs is weak for MMV. Therefore, the cost approach has been disclaimed.
After the Aotu World brand, MMV is going to launch its another proprietary brand, namely Neko Album. MMV has developed an animation series and a mobile game under this new brand which are to be launched in August 2021. There will be at least one new mobile game under the Aotu World brand launching in 2022 and 2023. Management prepared their projections based on the historical financial and operating data and the latest business plan of MMV and their knowledge and experience. Therefore, MMV’s business enterprise value can be estimated based on forecasts of fundamental conditions in the future rather than current data using the discounted cash flow analysis under the income approach.
Under the market approach, there are two primary methods. The first, often referred to as the Comparable Transactions Method, involves determining valuation multiples from sales of enterprises with similar financial and operating characteristics and applying those multiples to the subject enterprise. The second, often referred to as the Guideline Publicly-traded Comparable Method, involves identifying and selecting publicly-traded enterprises with financial and operating characteristics similar to the enterprise being valued. Once publicly traded enterprises are identified, valuation multiples can be derived, adjusted for comparability, and then applied to the subject enterprise to estimate the value of its equity or enterprise value.
According to our research, there was no publicly available transaction that was comparable in terms of the uniqueness of MMV’s business model, its user base and core assets as well as its stage of development, thus, the Comparable Transactions Method was not selected.
In applying the Guideline Publicly-traded Comparable method, different value measures or market multiples of the comparable companies are calculated and analysed to induce a series of multiples that are considered representative of the industry average. Three commonly used price multiples are (i) Price-to-earnings (“P/E”) ratio; (ii) Price-to-revenue (“P/S”) ratio; and (iii) Price-to-book value (“P/B”) ratio.
The pre-requisite for the P/E ratio is being profit-making. However, MMV’s business is in its investment period with high growth potentials but it is not yet profitable. Moreover, it is a service company and the relationship between its fair value and its book value is weak. Thus, both P/E ratio and P/B ratio were not used in this valuation.
P/S ratio is meaningful only if the nature of revenue, product mix and revenue model are similar and highly comparable. However, revenue and profit margins vary widely along different roles along the value chain in gaming industry, for example from game developer to publisher and from self-owned IP to third-party IP. Market players also integrate either vertically or horizontally. Thus, we consider that no closely comparable publicly traded entity with financial and operating characteristics similar to those of MMV could be identified. Thus, the market approach was also considered to be inappropriate. It was not used as a secondary approach to cross-check the valuation results.
To conclude, we relied primarily on the discounted cash flow analysis under the income approach to value the business value of MMV in this valuation.
Discounted Cash Flow Analysis
A discounted cash flow analysis involves forecasting the appropriate cash flow stream over an appropriate period and then discounting it back to a present value at an appropriate discount rate. This discount rate should consider the time value of money, inflation, and the risk inherent in ownership of the asset or security interest being valued.
Performing a discounted cash flow analysis requires the preparation and analysis of a reliable forecast of the expected future financial performance of the subject entity. Forecasting cash flow to all investors requires the projection of revenues, operating expenses, taxes, working capital requirements, and capital expenditures for a future period.
Projected cash flow to all investors must then be discounted to a present value using a discount rate, which appropriately accounts for the market cost of capital as well as the risk and nature of the subject cash flows. Finally, an assumption must be made regarding the sustainable long-term rate of earnings growth at the end of the projection period, and a terminal or residual value of the remaining cash flows must be estimated and discounted to a present value. The sum of the present values of the projected cash flows and the terminal value equals the value of the enterprise.
Cash Flow Adjustments
Because we attempted to arrive at free cash flow to equity in our valuation model, net income had to be adjusted for certain items in order to estimate the cash return on the assets that generate the forecast revenue. First, noncash items, including depreciation and amortisation expenses, if any, were added back to net income. Second, forecasted capital expenditures, if any, and investment in operating working capital were subtracted. Working capital requirements were forecast across the entire projection period by analysing growth in operating expenses.
Discount Rate Estimation
The discount rate applied to the forecasted cash flows and terminal value must adequately reflect the nature of the subject investment and the risk of the underlying cash flows. For purposes of our analysis, the appropriate discount rate is a cost of equity. The cost of equity is developed through the application of the Capital Asset Pricing Model (“CAPM”) with reference to the required rates of return demanded by investors for similar projects.
Selection of Comparable Companies
A major requirement in generating the cost of equity is to identify companies that are comparable to MMV in terms of business nature and associated risks. In our valuation model, we have based on the following relevant factors to select the comparable companies we think fit for this valuation: (1) products, (2) markets, (3) earnings and growth, (4) capital structure, (5) nature of competition and (6) the characteristics of driving underlying investment risk and expected rate of return.
To conclude, there are ten entities which are listed either in Finland, Japan, South Korea, Sweden and the PRC selected as comparable companies of MMV. A description of the business operation of the comparable companies is summarized below:
Selected Comparable Company	Stock Ticker / Place of Listing	Principal Business
1. Next Games Oy	NXTGMS (Finland)	Next Games Oy develops application software. The company provides social mobile games based on television shows, books, and other entertainment franchises. It serves customers in Finland.
2. CAVE Interactive Co., Ltd.	3760 (Japan)	CAVE Interactive Co., Ltd. is a wireless and mobile information content provider. The company mainly provides entertainment contents such as music and games through mobile and telecommunication service companies. It also develops game software.
3. Alt Plus Inc	101730 (Korea)	Alt Plus Inc. offers mobile social game.
4. Wemade Max Co., Ltd.	101730 (Korea)	Wemade Max Co., Ltd. provides game products for mobile platforms. The company also produces contents for multimedia and game software applications. It provides services in Korea.
5. Action Square Co., Ltd.	205500 (Korea)	Action Square Co., Ltd. develops and sells mobile gaming applications. The company focuses on developing Role Playing Game (RPG) and Action Game genres for mobile phones.

Selected Comparable Company	Stock Ticker / Place of Listing	Principal Business
6. Thumbage Co., Ltd	208640 (Korea)	Thumbage Co., Ltd. develops and supplies mobile and online games such as RPG and Action Game.
7. Qiiwi Games AB	QIIWI (Sweden)	Qiiwi Games AB designs entertainment software. The company develops game application for mobile platforms such as iOS and android. It serves customers worldwide.
8. Flexion Mobile PLC	FLEXM (Sweden)	Flexion Mobile PLC develops gaming software. The company offers a distribution platform for android games. It provides games for mobiles and tablets users. It serves customers worldwide.
9. YOUZU Interactive Co., Ltd.	002174 (PRC)	YOUZU Interactive Co., Ltd. develops and distributes game software products. The company produces web games, mobile games, and other products. It also operates computer system integration, animation designing, and other businesses.
10. Alpha Group	002292 (PRC)	Alpha Group manufactures toys and dolls. The company produces animation toys, electronic game machines, and other products. It also operates cartoon production, game development, and other businesses.
CAPM
The CAPM states that an investor requires excess returns to compensate for any risk that is correlated to the risk in the return from the stock market as a whole but requires no excess return for other risks. Risks that are correlated to the risk in the return from the stock market as a whole are referred to as systematic and measured by a parameter called beta, whereas other risks are referred to as non-systematic.
The cost of equity for MMV is the sum of the risk-free rate return, the equity risk premium required by investors to compensate for the systematic risk assumed with adjustments for increment for risk differentials of versus those of the comparable companies, which include risk adjustments for size and other risk factors in relation to the comparable companies. The formula of CAPM is defined as follows:
Re = Rf + β(Rm) + Rc
where:
Re	= Cost of equity
Rf	= Risk-free rate
β	= Beta
Rm	= Market risk premium
Rc	= Premium for size and other risk factors
A risk-free rate is based upon the yields on long-term government bonds in the PRC as of the Appraisal Date. A market risk premium represents the average total return of common stocks in excess of the income return of long-term securities in the PRC. In order to estimate the appropriate beta for use in our analysis, we have researched companies in a similar business as MMV and selected our list of comparable companies. We have derived the unlevered betas from the equity levered betas of the comparable companies as at the Appraisal Date by adjusting their respective debt-to-equity ratio and their statutory/effective tax rate. We then apply the debt-to-equity ratio of the comparable companies and the statutory tax rate of MMV to develop the re-levered betas of the comparable companies. The average re-levered beta of the comparable companies is adopted as the proxy and then applied to the CAPM formula. A small capitalisation risk premium and a company specific risk premium are then added to the calculation of the cost of equity.
Small capitalisation risk premium is the excess return that an investor would demand in order to compensate for the additional risk over that of the entire stock market when investing in a small capitalization company. This premium reflects the fact that cost of capital increases with decreasing size of a company. A number of studies were conducted in the U.S. which concludes that the risk premium associated with a small company is over and above the amount that would be warranted just as a result of the company’s systematic risk derived from the CAPM.
According to our analysis, the cost of equity of MMV as at the Appraisal Date was 16.0%.
Terminal Value Calculation
The terminal value is based on a terminal value cash flow multiple and such multiple is calculated by subtracting the terminal growth rate from the cost of equity and taking the inverse, which equals the capitalisation rate of MMV. The terminal growth rate is determined based upon the long-term industry growth expectations and the forecasted long-term inflation rates in the PRC. The capitalisation rate is applied to the growth-adjusted terminal year cash flow to determine terminal value.
Discount for Lack of Marketability
The concept of marketability deals with the liquidity of an ownership interest, that is, how quickly and easily it can be converted to cash if the owner chooses to sell. The discount for lack of marketability reflects the fact that there is no ready market for shares in a closely held corporation. Ownership interests in closely held companies are typically not readily marketable compared to similar interests in public companies. Therefore, a share of stock in a privately held company is usually worth less than an otherwise comparable share in a publicly held company.
Based on our qualitative and quantitative analysis, by assuming the shares of MMV’s shares could be traded freely in the capital market in 6 months, a 11.0% discount is suggested for this valuation. The discount is mainly calculated with the Finnerty model, which is one of the common quantitative methods in assessing the discount for lack of marketability for the shares of private entity, like MMV. This conclusion is also concurred with our findings on other relevant research papers (both formal and informal) and valuation journals on valuation premiums and discounts which are publicly available.
X.
VALUATION ASSUMPTIONS

A number of assumptions have to be established in order to sufficiently support our opinion of value. Major assumptions adopted in this appraisal are:
1.
There will be no major changes in the existing political, legal, fiscal and economic conditions in which MMV carries on its business;

2.
There will be no major changes in the current taxation law in the country where MMV operates, that the rates of tax payable will remain unchanged and that all applicable laws and regulations will be complied with;

3.
There will be no material changes in the industry in which MMV involves that would materially affect the revenues, profits, cash flows attributable to MMV;

4.
MMV and/or its partners will obtain the necessary licenses and approvals to provide its service;

5.
Exchange rates and interest rates will not differ materially from those presently prevailing;

6.
The availability of finance will not be a constraint on the forecasted growth of operations of MMV;

7.
MMV will successfully maintain its competitiveness and market share through optimizing the utilization of its resources and expanding its marketing network;

8.
MMV can keep abreast of the latest development of the industry such that its competitiveness and profitability can be sustained;

9.
MMV will utilise and maintain its current operational, administrative and technical facilities to expand and increase its sales;

10.
MMV will be able to secure funds to repay its debts when they fall due;

11.
MMV will retain and have competent management, key personnel, and technical staff to support its ongoing operations;

12.
Industry trends and market conditions for related industries will not deviate materially from economic forecasts;

13.
MMV has no material unrecorded and/or contingent asset/liability as at the Appraisal Date;

14.
The Projection has been prepared on a reasonable basis, reflecting estimates which have been arrived at after due and careful consideration by Management;

15.
The effective tax rate of MMV is 20.00%; and

16.
The perpetual growth rate adopted in the valuation is 3.00%.

XI.
OPINION OF VALUE

Based upon the investigation and analysis outlined above and the appraisal method employed, it is our opinion that the fair market value of the 100% equity interest in MMV as at 30 June 2021 is reasonably stated by the amount of THREE HUNDRED MILLION AND FOUR HUNDRED THOUSAND DOLLARS (USD300,400,000).
This opinion of value is based on generally accepted valuation procedures and practices that rely extensively on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. Any variation to the assumptions and limiting conditions presented in the following report could seriously affect our opinion of value.
Although our valuation is intended to estimate fair value, we assume no responsibility for the inability of a seller or buyer to obtain a sale or purchase contract at that price.
We have no obligation to update this report or our opinion of value for information that comes to our attention after the date of this report.
We hereby confirm that we are independent of and not connected with MPAC, MMV and the PubCo, and have neither present nor prospective interests in them, or the values reported.
Respectfully submitted,
For and on behalf of
Royson Valuation Advisory Limited
Amy W.S. Chan
Director
Ms. Chan is a member of the Hong Kong Institute of Certified Public Accountants. She has been working in the valuation field for more than 11 years and has participated in over 1,000 assignments regarding business valuation, derivatives valuation, intangible assets valuation and purchase price allocation for numerous listed companies and private entities in different industries.
- End of Report -

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. [Our articles of association permit indemnification of officers and directors out of the assets of the company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions if such officers and directors acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the officers and directors had no reasonable cause to believe that his/her conduct was unlawful.
We expect to enter into indemnification agreements with our directors, executive officers and with certain other officers and employees (including officers and employees of its subsidiaries). The indemnification agreements will generally require that we indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s association with us or another entity where he or she acts or acted as a director or officer or in a similar capacity at our request, if the indemnitee acted honestly and in good faith with a view to the best interests of us or other entity, as the case may be and, with respect to a criminal or administrative action or proceeding that is enforced by monetary penalty, if the indemnitee had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defense expenses by us.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules
Exhibit	Description	Incorporated by Reference
		Schedule/Form	File Number	Exhibits	Filing Date
2.1#	Agreement and Plan of Merger, dated as of August 6, 2021, by and among Model Performance Acquisition Corp., Model Performance Mini Corp., Model Performance Merger Sub, Inc. MultiMetaVerse Inc. and certain Principal Shareholders of MultiMetaVerse Inc. (included as Annex A to this proxy statement/prospectus)	Form 8-K	001-40318	2.1	August 9, 2021
2.2	First Amendment to Merger Agreement, dated January 6, 2022, by and among Model Performance Acquisition Corp., Model Performance Mini Corp., Model Performance Merger Sub, Inc. MultiMetaVerse Inc. and certain Principal Shareholders of MultiMetaVerse Inc. (included as Annex A to this proxy statement/prospectus)	Form 8-K	001-40318	2.1	January 6, 2022
2.3	Second Amendment to Merger Agreement, dated September 29, 2022 (included as Annex A to this proxy statement/prospectus)	Form 8-K	001-40318	2.3	September 30, 2022

Exhibit	Description	Incorporated by Reference
		Schedule/Form	File Number	Exhibits	Filing Date
3.1	Memorandum and Articles of Association of MPAC as amended and restated on April 7, 2021	Form 8-K	001-40318	3.1	April 13, 2021
3.1.1	Second Amended and Restated Memorandum and Articles of Association of MPAC as amended and restated on September 28, 2022	Form 8-K	001-40318	3.1	September 30, 2022
3.2	Form of Amended and Restated Memorandum and Articles of Combined Company (included as Annex B to this proxy statement/prospectus)
4.1	Specimen of Class A ordinary share certificate of MPAC	Form S-1/A	333-253877	4.2	March 12, 2021
4.2	Specimen of ordinary share of Combined Company
4.3	Warrant Agreement, dated April 7, 2021 by and between Continental Stock Transfer & Trust Company and MPAC	Form 8-K	001-40318	4.1	April 13, 2021
4.4**	Form of Supplemental to Warrant Agreement
5.1**	Opinion of Ogier LLP regarding the validity of the securities
5.2**	Opinion of Loeb & Loeb LLP
8.1**	Tax opinion of Loeb & Loeb LLP
10.1	Rights Agreement, dated April 7, 2021 by and between Continental Stock Transfer & Trust Company and MPAC	Form 8-K	001-40318	10.1	April 13, 2021
10.2	[Reserved]
10.3	Letter Agreement dated, April 7, 2021 by and between MPAC’s officers, directors, shareholders and First Euro Investments Limited	Form 8-K	001-40318	10.2	April 13, 2021
10.4	Investment Management Trust Agreement, dated April 7, 2021 by and between MPAC and Continental Stock Transfer & Trust Company	Form 8-K	001-40318	10.3	April 13, 2021
10.5	Registration Rights Agreement, dated April 7, 2021, by and between MPAC and Initial Stockholders.	Form 8-K	001-40318	10.4	April 13, 2021
10.6	Subscription Agreement, dated August 6, 2021, by and among Model Performance Acquisition Corp., Model Performance Mini Corp. and certain institutional and accredited investor	Form 8-K	001-40318	10.1	August 9, 2021
10.7	Form of Amended and Restated Registration Rights Agreement	Form 8-K	001-40318	10.2	August 9, 2021
10.8	Form of Stockholder Lock-Up Agreement	Form 8-K	001-40318	10.3	August 9, 2021
10.9	Unit Subscription Agreement, dated April 7, 2021, by and between MPAC and First Euro Investments Limited	Form 8-K	001-40318	10.5	April 13, 2021

Exhibit	Description	Incorporated by Reference
		Schedule/Form	File Number	Exhibits	Filing Date
10.10	Administrative Services Agreement, dated April 7, 2021, by and between MPAC and First Euro Investments Limited	Form 8-K	001-40318	10.6	April 13, 2021
10.11**	Form of Indemnification Agreement.
10.12**	Business Cooperation Agreement, dated August 6, 2021, by and among PubCo, MMV, Shanghai Jupiter, Shanghai Ling Xu Technology Co., Ltd, Mr. Yiran Xu and Mr. Yanzhi Wang and Shanghai Hode Information Technology Co., Ltd.
10.13**	Acting-in-Concert Agreement, dated March 22, 2021, by and among Yiran Xu, Lucky Cookie, Yanzhi Wang, and Avatar
10.14**	Letter of Support, dated May 13, 2022, by and between Avatar and MMV
10.15**	Forbearance Agreement, dated November 26, 2021, by and between Shenzhen Gaea and MMV
10.16**	Technical Consultation and Service Agreement dated May 8, 2021 by and between Shanghai Mi Ting and Shanghai Jupiter
10.17**	Equity Interest Pledge Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Ke Xing.
10.18**	Equity Interest Pledge Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Horgos Gaea
10.19**	Equity Interest Pledge Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Shanghai Zi Tang Culture Communication Limited Partnership
10.20**	Equity Interest Pledge Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Xiaodan Qu
10.21**	Exclusive Call Option Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Ke Xing.
10.22**	Exclusive Call Option Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Horgos Gaea

Exhibit	Description	Incorporated by Reference
		Schedule/Form	File Number	Exhibits	Filing Date
10.23**	Exclusive Call Option Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Shanghai Zi Tang Culture Communication Limited Partnership
10.24**	Exclusive Call Option Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Xiaodan Qu
10.25**	Proxy Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Ke Xing.
10.26**	Proxy Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Horgos Gaea
10.27**	Proxy Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Shanghai Zi Tang Culture Communication Limited Partnership
10.28**	Proxy Agreement dated May 8, 2021 by and among Shanghai Mi Ting, Shanghai Jupiter and Xiaodan Qu
10.29**	Contract on Publicity, Promotion and Operation Services dated January 1, 2020 by and between Shanghai Jupiter and Shenzhen Gaea and Supplemental Agreement dated July 1, 2021
10.30**	Acting-in-Concert Agreement dated March 22, 2021 by and among Yiran Xu, Lucky Cookie, Yanzhi Wang and Avatar
10.31**	3D Animation Works Production Service Framework Agreement by and between Shanghai Huijie Culture Communication Co., Ltd. and Shanghai Hui Zhi Ren Cultural & Creative Co., Ltd., dated August 20, 2021
10.32	Subscription Agreement, dated as of August 6, 2021 by and among Model Performance Acquisition Corp. and certain institutional and accredited investor	Form 8-K	001-40318	10.1	November 3, 2022
21.1**	List of Subsidiaries.
23.1	Consent of Marcum LLP, independent registered public accounting firm of MPAC.
23.2	Consent of Marcum Asia CPAs LLP, independent registered public accounting firm of MultiMetaVerse Inc.

Exhibit	Description	Incorporated by Reference
		Schedule/Form	File Number	Exhibits	Filing Date
23.3**	Consent of Ogier LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1**	Consent of Yiran Xu to be named as a director.
99.2**	Consent of Tao Li to be named as a director.
99.3**	Consent of Xiaodan Qu to be named as a director.
99.4**	Consent of Xing Lyu to be named as a director.
99.5**	Consent of Mo Zhou to be named as a director.
99.6**	Consent of Xin Li to be named as a director.
99.7**	Consent of Scott Hartsman to be named as a director.
99.8**	Preliminary Proxy Card.
107**	Filing Fee Table

*
Indicates management contract or compensatory plan or arrangement.

**
Previously filed.

#
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings
a.
The undersigned hereby undertakes:

i.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (iv) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

v.
That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.
The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of November, 2022.
Model Performance Acquisition Corp.
By:
/s/ Claudius Tsang

Name:
Claudius Tsang

Title:
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Claudius Tsang Claudius Tsang	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	November 15, 2022
* Serena Shie	Chief Financial Officer (Principal financial and accounting officer)	November 15, 2022
* Tian Zhang	Director	November 15, 2022
* Yeong Kang Joseph Patrick Chu	Director	November 15, 2022
* Brian Keng	Director	November 15, 2022

*By:
 /s/ Claudius Tsang

 Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Model Performance Acquisition Corp., has signed this registration statement or amendment thereto in New York, United States on November 15, 2022.
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Sr. Vice President on behalf of Cogency Global Inc.